Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257272

Proxy Statement/ProSpectus

AN AMALGAMATION IS PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Enveric Biosciences, Inc.:

On May 24, 2021, Enveric Biosciences, Inc., a Delaware corporation (“ENVB”), entered into an Amalgamation Agreement (the “Amalgamation Agreement”) with 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of ENVB (“HoldCo”), 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of HoldCo (“Purchaser”), and MagicMed Industries Inc., a corporation existing under the laws of the Province of British Columbia (“MagicMed”), which provides for, among other things, the amalgamation of Purchaser, a wholly-owned subsidiary of ENVB, with MagicMed pursuant to Section 269 of the Business Corporations Act (British Columbia) (the “Amalgamation”), such that, upon completion of the Amalgamation, the amalgamated corporation (“AmalCo”) will be an indirect, wholly-owned subsidiary of ENVB. The boards of directors of each of ENVB and MagicMed have unanimously approved the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement, including the Amalgamation.

If the Amalgamation is completed, at the effective time of the Amalgamation (the “Effective Time”), holders of outstanding common shares of MagicMed (the “MagicMed Shares”) will receive such number of shares of common stock of ENVB (the “ENVB Shares”) representing, together with ENVB Shares issuable upon exercise of the MagicMed Warrants and the MagicMed Converted Options (each as defined below), approximately 36.6% of the issued and outstanding ENVB Shares (on a fully-diluted basis). In connection with the Amalgamation, the MagicMed Shares will initially be converted into AmalCo redeemable preferred shares, which immediately following the Amalgamation will be redeemed for 0.000001 of an ENVB Share. Following such redemption, each shareholder of MagicMed will be entitled to receive additional ENVB Shares equal to the product of 0.2658 (the “Exchange Ratio”) multiplied by the number of MagicMed Shares held by each such shareholder. In addition, following the Effective Time (i) each outstanding MagicMed stock option will be converted into and become an option to purchase (the “MagicMed Converted Options”) the number of ENVB Shares equal to the Exchange Ratio multiplied by the number of MagicMed Shares subject to such MagicMed stock option, and (ii) each holder of an outstanding MagicMed warrant (including Company Broker Warrants (as defined in the Amalgamation Agreement), the “MagicMed Warrants”) will be entitled to receive upon exercise of such MagicMed Warrant that number of ENVB Shares which the holder would have been entitled to receive as a result of the Amalgamation if, immediately prior to the date of the Amalgamation, such holder had been the registered holder of the number of MagicMed Shares to which such holder would have been entitled if such holder had exercised such holder’s MagicMed Warrants immediately prior to the Effective Time.

The aggregate number of ENVB Shares that ENVB intends to issue in connection with the Amalgamation (assuming all of the MagicMed Warrants and MagicMed Converted Options are exercised) will be in excess of 20% of ENVB’s pre-transaction outstanding ENVB Shares. Accordingly, ENVB is seeking stockholder approval of the issuance of ENVB Shares to be issued in connection with the Amalgamation in accordance with NASDAQ Listing Rules.

ENVB common stock is currently listed on The NASDAQ Capital Market under the symbol “ENVB.” On May 21, 2021, the last full trading day before the announcement of the Amalgamation, the last reported sale price of ENVB common stock was $2.72 per share, and, on August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, the last reported sale price of ENVB common stock was $1.91 per share. We urge you to obtain current market quotations for the price of ENVB common stock.

Each of ENVB and MagicMed expect that the Amalgamation will qualify as a “reorganization” within the meeting of Section 368(a) of the Internal Revenue Code of 1986, as amended.

ENVB and MagicMed will each hold a meeting of their respective stockholders. ENVB is soliciting proxies for use at the annual meeting of its stockholders to consider and vote upon a proposal to approve the issuance of shares of ENVB common stock to MagicMed equity holders in the Amalgamation pursuant to the terms and conditions of the Amalgamation Agreement (the “ENVB Share Issuance Proposal”). The ENVB annual meeting will be held virtually on September 14, 2021 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/ENVB2021.

In addition to voting on the ENVB Share Issuance Proposal at the ENVB annual meeting, stockholders will also be asked to consider the following matters:

●	The election of five directors to serve on the board of directors of the Company until the 2022 annual meeting of stockholders or until their successor has been duly elected and qualified;

●	A non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement/prospectus;

●	Ratification of the selection of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

●	The transaction of such other business as may properly come before the ENVB annual meeting or any adjournment thereof.

The MagicMed special meeting is expected to be held on or about September 13, 2021. MagicMed shareholders will be asked to consider and vote upon a resolution to adopt and approve the Amalgamation Agreement and the transactions contemplated thereby, including the Amalgamation (the “MagicMed Amalgamation Proposal”). The MagicMed special meeting is expected to be held prior to the ENVB annual meeting. Neither ENVB nor MagicMed is soliciting proxies for use at the MagicMed special meeting as part of this proxy statement/prospectus.

Completion of the Amalgamation is conditioned upon, among other things (i) the adoption and approval of the MagicMed Amalgamation Proposal by the holders of MagicMed shares and (ii) the approval of the ENVB Share Issuance Proposal by holders of ENVB common stock.

Certain directors and executive officers of MagicMed, collectively representing approximately 30% of the outstanding shares of MagicMed, have entered into voting agreements with ENVB, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption and approval of the MagicMed Amalgamation Proposal.

After careful consideration, the ENVB board of directors has (i) determined that the Amalgamation Agreement and the other transactions contemplated thereby, including the Amalgamation of Purchaser with MagicMed and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, are advisable and in the best interests of ENVB and the ENVB stockholders, (ii) authorized and approved ENVB’s execution, delivery and performance of the Amalgamation Agreement in accordance with its terms and ENVB’s consummation of the transactions contemplated thereby, including the Amalgamation and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, (iii) resolved that the approval of the ENVB Share Issuance Proposal be submitted to a vote at a meeting of the holders of ENVB common stock and (iv) recommended that the holders of ENVB common stock approve the ENVB Share Issuance Proposal. ENVB’s board of directors unanimously recommends that ENVB stockholders vote “FOR” the ENVB Share Issuance Proposal and “FOR” the ENVB Adjournment Proposal.

This proxy statement/prospectus provides you with important information about the ENVB annual meeting, ENVB, MagicMed, the proposed Amalgamation and the documents related to the Amalgamation. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 45.

Your vote is very important. Whether or not you plan to virtually attend the ENVB annual meeting, please take the time to vote by completing and returning the enclosed proxy card to us or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

David Johnson
Chief Executive Officer
Enveric Biosciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Amalgamation described in this proxy/prospectus nor have they approved or disapproved the ENVB common stock to be issued in the Amalgamation, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated August 6, 2021, and is first being mailed or otherwise delivered to the stockholders of ENVB on or about August 6, 2021.

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4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

(239) 302-1707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 14, 2021

To the Stockholders of Enveric Biosciences, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Enveric Biosciences, Inc., a Delaware corporation (“ENVB” or the “Company”), will be held virtually on September 14, 2021 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/ENVB2021, to consider and vote upon the following matters:

(1)	The election of five directors, to serve until the Company’s 2022 annual meeting of stockholders or until their successors are duly elected and qualified (“Election of Directors”);

(2)	A proposal to approve, for purposes of complying with NASDAQ Listing Rule 5635(a), the issuance of shares of ENVB common stock to the equity holders of MagicMed Industries, Inc., a corporation existing under the laws of the Province of British Columbia (“MagicMed”), pursuant to the terms and conditions of the Amalgamation Agreement, dated as of May 24, 2021 (as may be amended from time to time, the “Amalgamation Agreement”), by and among ENVB, 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of ENVB (“HoldCo”), 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of HoldCo (“Purchaser”), and MagicMed (the “ENVB Share Issuance Proposal”);

(3)	A non-binding advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”);

(4)	A proposal to ratify, on an advisory basis, the selection and appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Ratification Proposal”); and

(5)	A proposal to approve any motion to adjourn the ENVB annual meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if a quorum is not present or if there are insufficient votes at the time of the ENVB annual meeting or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to ENVB stockholders (the “ENVB Adjournment Proposal”).

ENVB will only transact business at the annual meeting that is properly brought before the annual meeting or any adjournment or postponement thereof. Please refer to this proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the annual meeting.

The board of directors of ENVB has fixed the close of business on July 30, 2021 as the record date for the ENVB annual meeting for the purpose of determining the holders of shares of ENVB common stock who are entitled to receive notice of, and to vote at, the ENVB annual meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any adjournment or postponement of the ENVB annual meeting. Only holders of record of shares of ENVB common stock at the close of business on such date are entitled to receive notice of, and vote at, the ENVB annual meeting or at any postponement(s) or adjournment(s) of the ENVB annual meeting. A complete list of stockholders entitled to vote at the ENVB annual meeting will be available for a period of at least ten days prior to the ENVB annual meeting. If you would like to inspect the list of ENVB stockholders of record, please call ENVB’s Investor Relations contact at (212) 896-1254 to schedule an appointment or request access. A certified list of eligible ENVB stockholders will be available for inspection during the annual meeting at www.virtualshareholdermeeting.com/ENVB2021 by entering the control number provided on your proxy card, voting instruction form or notice. The presence, either in person or represented by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at the ENVB annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Virtual attendance by stockholders of record at the ENVB annual meeting will constitute the presence in person for the purpose of determining the presence of a quorum for the transaction of business at the ENVB annual meeting.

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Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of favorable votes of the holders of the common stock cast in the Election of Directors at the ENVB annual meeting will be elected directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The approval of the ENVB Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of ENVB’s common stock as of the Record Date present in person or represented by proxy at the ENVB annual meeting. The advisory (non-binding) approval of named executive officer compensation (“Say-on-Pay”) requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon. The ratification of the appointment of our independent auditors requires the affirmative vote of the holders of a majority of the ENVB common stock having voting power present in person or represented by proxy at the ENVB annual meeting and entitled to vote thereon. The approval of the ENVB Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal.

After careful consideration, the board of directors of ENVB unanimously recommend that ENVB stockholders vote “FOR” each of the board of directors’ five nominees that are standing for election to the board of directors (Proposal 1), “FOR” the ENVB Share Issuance Proposal (Proposal 2), “FOR” the Say-on-Pay Proposal (Proposal 3), “FOR” the Auditor Ratification Proposal (Proposal 4), and “FOR” the ENVB Adjournment Proposal (Proposal 5).

Your vote is very important. If your shares are registered in your name as a stockholder of record of ENVB, even if you plan to virtually attend the annual meeting or any postponement or adjournment of the annual meeting, we encourage you to authorize a proxy to vote your shares at the annual meeting by telephone or on the Internet, or, by completing, signing, dating and returning your proxy card as promptly as possible to ensure that your shares will be represented at the annual meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive notice of the annual meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to virtually attend the annual meeting and vote. Failure to do so may result in your shares not being eligible to be voted by proxy at the annual meeting.

You can revoke a proxy at any time prior to its exercise at the ENVB annual meeting by following the instructions in the enclosed proxy statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ENVB ANNUAL MEETING TO BE HELD ON SEPTEMBER 14, 2021: We urge you to read the accompanying proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 45, and its annexes carefully and in their entirety. If you have any questions concerning the Amalgamation, the Amalgamation Agreement, the proposals, the ENVB annual meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of ENVB common stock, please contact Kingsdale Advisors:

Kingsdale Advisors

Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

Stockholders May Call or Email:

North American Toll Free Phone: 1-866-851-2468

or

Email: contactus@kingsdaleadvisors.com

or

Call Collect Outside North America: (416) 867-2272

We do not know of any other matters to be presented at the annual meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors,

/s/ David Johnson
David Johnson
Chairman

Naples, Florida
August 6, 2021

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus includes important business and financial information about ENVB and MagicMed. Additional information about ENVB is available to you without charge upon request. You can obtain copies of this proxy statement/prospectus or any of the documents filed with or furnished to the Securities and Exchange Commission, or SEC, by ENVB at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

Attention: Corporate Secretary

Telephone: (239) 302-1707

To receive timely delivery of the documents in advance of the annual meeting, you should make your request no later than five (5) business days prior to the date of the annual meeting, which will be September 7, 2021.

We are not incorporating the contents of the websites of the SEC, ENVB, MagicMed or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents referred to in this proxy statement/prospectus at these websites only for your convenience.

In addition, if you have questions about the Amalgamation or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Kingsdale Advisors, the proxy solicitor for ENVB, by North American Toll Free Phone: 1-866-851-2468, or Email: contactus@kingsdaleadvisors.com, or call collect Outside North America: (416) 867-2272. You will not be charged for any of these documents that you request.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by ENVB, constitutes a prospectus of ENVB under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock, par value $0.01 per share, of ENVB to be issued to MagicMed equity holders in connection with the amalgamation of Purchaser with MagicMed and pursuant to the terms and conditions of the Amalgamation Agreement and the transactions contemplated thereby. This proxy statement/prospectus also constitutes a proxy statement for ENVB under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and notice of meeting with respect to the annual meeting of ENVB stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

You should rely only on the information contained in, or incorporated by reference into, if any, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus and ENVB does not take any responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated August 6, 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date or that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to ENVB stockholders nor the issuance by ENVB of its common stock in connection with the transactions contemplated by the Amalgamation Agreement will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding ENVB has been provided by ENVB and information contained in this document regarding MagicMed has been provided by MagicMed. See “Where You Can Find More Information” beginning on page 233 for more details.

Unless the context otherwise requires, references in this proxy statement/prospectus to (1) “ENVB” refer to Enveric Biosciences, Inc., a Delaware corporation, and its subsidiaries, (2) “HoldCo” refers to 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of ENVB; (3) “Purchaser” refers to 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of HoldCo and (4) “MagicMed” refers to MagicMed Industries Inc., a corporation existing under the laws of the Province of British Columbia.

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QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND ANNUAL MEETING

The following are brief answers to certain questions that you may have regarding the proposals being considered at the annual meeting of ENVB stockholders and the proposed Amalgamation. ENVB urges you to read carefully this entire proxy statement/prospectus, including its annexes, and the other documents to which this proxy statement/prospectus refers or incorporates by reference, because this section does not provide all the information that might be important to you as a ENVB stockholder. Also see the section entitled “Where You Can Find More Information” beginning on page 233.

Q:	Why am I receiving this proxy statement/prospectus?

A:

This proxy statement/prospectus serves as a proxy statement for the ENVB annual meeting. In addition, you are receiving this proxy statement/prospectus because ENVB and MagicMed have agreed to an all stock amalgamation transaction pursuant to that certain Amalgamation Agreement, dated as of May 24, 2021 (as may be amended from time to time, the “Amalgamation Agreement”), between ENVB, HoldCo, a wholly-owned subsidiary of ENVB, Purchaser, a wholly-owned subsidiary of HoldCo, and MagicMed.

Upon the terms and subject to the conditions set forth in the Amalgamation Agreement, and in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”), at the Effective Time of the Amalgamation, Purchaser, a wholly-owned subsidiary of HoldCo, will be amalgamated with MagicMed. Upon completion of the Amalgamation, the separate corporate existences of Purchaser and MagicMed will cease, and the amalgamated corporation (“AmalCo”) will continue as the surviving corporation and as a wholly-owned subsidiary of HoldCo under the name “Enveric Biosciences Canada Inc.” As referred to in this proxy statement/prospectus, the “Effective Time” means the effective time of the Amalgamation and as set forth in the Amalgamation Agreement. The Amalgamation Agreement governs the terms of the Amalgamation of Purchaser with MagicMed and is attached to this proxy statement/prospectus as Annex A.

The Amalgamation cannot be completed unless, among other things:

●	ENVB stockholders approve the ENVB Share Issuance Proposal (as defined below); and

●	MagicMed shareholders adopt the Amalgamation Agreement and approve the Amalgamation of Purchaser with MagicMed pursuant to Section 269 of the Business Corporations Act (British Columbia) and the transactions contemplated by the Amalgamation Agreement.

ENVB will hold an annual meeting of its stockholders and MagicMed will hold a special meeting of its shareholders to obtain these approvals.

This proxy statement/prospectus serves as both the proxy statement through which ENVB will solicit proxies to obtain the necessary stockholder approval of the ENVB Share Issuance Proposal for the Amalgamation and the prospectus by which ENVB will issue shares of ENVB common stock as consideration in the Amalgamation. This proxy statement/prospectus contains important information about the Amalgamation and the ENVB annual meeting. You should read all the available information carefully and its entirety.

Q:	What are the proposals on which I am being asked to vote?

A:	At the ENVB annual meeting, ENVB stockholders will consider and vote on a proposal to approve the issuance of shares of ENVB common stock to MagicMed equity holders in the Amalgamation pursuant to the terms and conditions of the Amalgamation Agreement (the “ENVB Share Issuance Proposal”).

In addition to voting on the ENVB Share Issuance Proposal at the ENVB annual meeting, you will also be asked to consider the following matters:

●	The election of five directors to serve on the board of directors of the Company until the 2022 annual meeting of stockholders or until their successor has been duly elected and qualified (the “Election of Directors”);

●	A non-binding advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”);

●	Ratification of the selection of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Ratification Proposal”); and

●	A proposal to adjourn the ENVB annual meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes at the time of the ENVB annual meeting or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to ENVB stockholders (the “ENVB Adjournment Proposal”).

The Election of Directors, Say-on-Pay Proposal, and Auditor Ratification Proposal are not conditioned on the vote of the ENVB Share Issuance Proposal.

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The ENVB board of directors recommends that ENVB stockholders vote their shares “FOR” approval of each of Proposals 2, 3, 4 and 5, and “FOR” each of the board of directors’ five nominees that are standing for election to the board of directors under Proposal 1.

Q:	What constitutes a quorum for the ENVB annual meeting and what vote is required to approve each proposal at the ENVB annual meeting?

A:

The presence, either in person or represented by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at the ENVB annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Virtual attendance at the annual meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the ENVB annual meeting.

Abstentions will be counted for purpose of determining that a quorum is present; any broker non-votes (i.e., the failure to instruct your bank or broker how to vote if you hold your shares in “street name”) will be counted for purpose of determining that a quorum is present. If a quorum is not present or represented at the ENVB annual meeting, the chairperson of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting to another date, without notice other than announcement at the meeting.

Election of Directors – Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of favorable votes of the holders of the common stock cast in the Election of Directors at the ENVB annual meeting will be elected directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Failures to vote, broker non-votes and abstentions will have no effect on such proposal.

ENVB Share Issuance Proposal - The approval of the ENVB Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of ENVB’s common stock as of the Record Date. Failures to vote, broker non-votes and abstentions will have no effect on such proposal.

Say-on-Pay Proposal - The approval of the Say-on-Pay Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote on the proposal. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal; however, broker non-votes will have no effect on such proposal.

Auditor Ratification Proposal - The ratification of the appointment of our independent auditors requires the affirmative vote of the holders of a majority of the ENVB common stock having voting power present in person or represented by proxy at the ENVB annual meeting and entitled to vote thereon. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. The approval of the Auditor Ratification Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 4.

ENVB Adjournment Proposal - The approval of the ENVB Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. The approval of the ENVB Adjournment Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 5.

Q.	How can I attend the ENVB Annual Meeting?

A.	ENVB stockholders as of the record date may attend, vote and submit questions virtually at the ENVB annual meeting by logging in at www.virtualshareholdermeeting.com/ENVB2021. To log in, ENVB stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a ENVB stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Q.	Are there any stockholders who have already committed to voting in favor of any of the proposals at the ENVB annual meeting?

A.	Yes. Contemporaneously with the execution of the Amalgamation Agreement, certain directors and officers of ENVB entered into the voting agreements (a copy of which is attached as Annex B-2 to this proxy statement/prospectus) with MagicMed, pursuant to which those directors and officers of ENVB agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of ENVB common stock held by them as of such date in favor of the ENVB Share Issuance Proposal at the ENVB annual meeting. The directors and officers of ENVB who signed the voting agreements beneficially owned less than 1% of the outstanding shares of ENVB common stock as of June 18, 2021. For more information, please see “The Ancillary Agreements—Voting Agreements.”

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Q:	Why are the two companies proposing to amalgamate (or merge)?

A.	ENVB and MagicMed believe that combining the two companies will result in a company with a robust pipeline, strong leadership team and substantial capital resources, positioning it to become a leading company researching, developing and commercializing therapies for cancer support care and CNS conditions. For a more complete description of the reasons for the Amalgamation, please see the section titled “The Amalgamation—Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions” beginning on page 98 of this proxy statement/prospectus.

Q.	What will MagicMed shareholders receive if the Amalgamation is completed?

A.

If the Amalgamation is completed, at the Effective Time, holders of outstanding common shares of MagicMed (the “MagicMed Shares”) will receive such number of shares of common stock of ENVB (the “ENVB Shares”) representing, together with ENVB Shares issuable upon exercise of the MagicMed Warrants and the MagicMed Converted Options (each as defined below), approximately 36.6% of the issued and outstanding ENVB Shares (on a fully-diluted basis).

In connection with the Amalgamation, the MagicMed Shares will initially be converted into AmalCo redeemable preferred shares, which immediately following the Amalgamation will be redeemed for 0.000001 of an ENVB Share. Following such redemption, each shareholder of MagicMed will be entitled to receive additional ENVB Shares equal to the product of 0.2658 (the “Exchange Ratio”) multiplied by the number of MagicMed Shares held by each such shareholder. In addition, following the Effective Time (i) each outstanding MagicMed stock option will be converted into and become an option to purchase (the “MagicMed Converted Options”) the number of ENVB Shares equal to the Exchange Ratio multiplied by the number of MagicMed Shares subject to such MagicMed stock option, and (ii) each holder of an outstanding MagicMed warrant (including Company Broker Warrants (as defined in the Amalgamation Agreement), the “MagicMed Warrants”) will be entitled to receive upon exercise of such MagicMed Warrant that number of ENVB Shares which the holder would have been entitled to receive as a result of the Amalgamation if, immediately prior to the date of the Amalgamation, such holder had been the registered holder of the number of MagicMed Shares to which such holder would have been entitled if such holder had exercised such holder’s MagicMed Warrants immediately prior to the Effective Time. The terms of the options and warrants have not yet been finalized. Once the terms of the options and warrants are finalized, this may or may not impact the classification and accounting for such options and warrants.

See “The Amalgamation Agreement” beginning on page 111. A copy of the Amalgamation Agreement is attached to this proxy statement/prospectus as Annex A.

Q.	Who will own ENVB immediately following the Amalgamation?

A.	ENVB and MagicMed estimate that upon the completion of the Amalgamation, current ENVB stockholders, collectively, will own approximately 63.4% of the outstanding shares of ENVB common stock, and current MagicMed shareholders, collectively, will own approximately 36.6% of the outstanding ENVB common stock (in each case, based on fully diluted shares outstanding of each company).

Q.	What will the composition of the board of directors of ENVB be following completion of the Amalgamation?

A.

Pursuant to the Amalgamation Agreement, immediately after the Effective Time, ENVB’s board of directors will consist of a minimum of seven (7) members, of which two (2) directors will be a designee of MagicMed and the remaining five (5) shall be designated by ENVB.

As of the date of this proxy statement/prospectus, the parties expect that the ENVB board of directors immediately after the Effective Time will be comprised of (i) David Johnson, Sol Myer, George Kegler, Dr. Doug Lind and Dr. Marcus Schabacker and (ii) Dr. Joseph Tucker and Brad Thompson. For additional information regarding the ENVB board of directors following the completion of the Amalgamation, please see “The Amalgamation Agreement—Directors and Executive Officers of ENVB Following the Amalgamation.”

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Q:	Does the ENVB board of directors support the Amalgamation? How does the ENVB board of directors recommend that I vote?

A:

Yes. The ENVB board of directors has determined that the terms of the Amalgamation Agreement and the transactions contemplated by it are advisable and in the best interests of ENVB and its stockholders. The ENVB board of directors recommends that the ENVB stockholders vote:

● “FOR” the ENVB Share Issuance Proposal; and

● “FOR” the ENVB Adjournment Proposal.

For more information on the recommendation of the ENVB board of directors, see the section entitled “The Amalgamation—Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions” beginning on page 98.

Q:	Who is entitled to vote at the ENVB annual meeting?

A:	The record date for the ENVB annual meeting is July 30, 2021 (the “Record Date”). All holders of shares of ENVB common stock who held shares at the close of business on the Record Date are entitled to receive notice of, and to vote at, the ENVB annual meeting. Please see “The ENVB Annual Meeting—Voting at the ENVB Annual Meeting” for instructions on how to vote your shares without attending the ENVB annual meeting.

Q.	How many votes do I have for the ENVB Annual Meeting?

A.	Each ENVB stockholder is entitled to one vote for each share of ENVB common stock held of record as of the close of business on the Record Date for each proposal. As of the close of business on the Record Date, there were 21,432,415 outstanding shares of ENVB common stock.

Q.	What will happen to my shares of ENVB common stock?

A:	Nothing. You will continue to own the same shares of ENVB common stock that you own prior to the Effective Time. As a result of the ENVB Share Issuance Proposal, however, the overall ownership percentage of current ENVB stockholders will be diluted after it acquires MagicMed in connection with the Amalgamation.

Q.	What happens if the Amalgamation is not completed?

A.	If the MagicMed shareholders do not approve the MagicMed Amalgamation Proposal or the ENVB stockholders do not approve the ENVB Share Issuance Proposal, or if the Amalgamation is not completed for any other reason, MagicMed equity holders will not receive any shares of ENVB common stock for their equity in MagicMed pursuant to the Amalgamation Agreement or otherwise. Instead, ENVB and MagicMed will remain separate companies, and ENVB expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended, and traded on The NASDAQ Capital Market. In specified circumstances, either ENVB or MagicMed may be required to pay to the other party a termination fee, as described in “The Amalgamation Agreement — Termination of the Amalgamation Agreement; Termination Fee” beginning on page 125 of this proxy statement/prospectus.

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Q.	How can I vote my shares and participate at the ENVB Annual Meeting?

A.

If you are an ENVB stockholder of record as of the close of business on the Record Date, you may submit your proxy before the ENVB annual meeting in one of the following ways:

●          Telephone—use the toll-free number shown on your proxy card;

●          Internet—visit the website shown on your proxy card to vote via the Internet; or

●          Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are an ENVB stockholder of record, you may also cast your vote virtually at the ENVB annual meeting by following the instructions at www.virtualshareholdermeeting.com/ENVB2021. If you decide to attend the ENVB annual meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

The ENVB annual meeting will begin promptly at 10:00 a.m., Eastern Time, on September 14, 2021. ENVB encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

Even if you plan to attend the ENVB annual meeting virtually, ENVB recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the ENVB annual meeting.

Q.	How can I vote my shares without attending the ENVB Annual Meeting?

A.

Whether you hold your shares directly as a stockholder of record of ENVB or beneficially in “street name,” you may direct your vote by proxy without attending the ENVB annual meeting. You can vote by proxy by mail, over the Internet or by telephone by following the instructions provided on the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trust or other nominee.

Additional information on voting procedures can be found under the section entitled “ENVB Annual Meeting.”

Q.	When and where is the ENVB Annual Meeting? What must I bring to attend the ENVB Annual Meeting?

A.

The ENVB annual meeting will be held virtually at www.virtualshareholdermeeting.com/ENVB2021, on September 14, 2021, at 10:00 a.m., Eastern Time. Online access will begin at approximately 9:45 a.m., Eastern Time, and ENVB encourages stockholders to access the meeting prior to the start time.

ENVB has chosen to hold the ENVB annual meeting solely via the Internet and not in a physical location given the public health impact of COVID-19 and the desire to promote the health and safety of the ENVB stockholders, directors, officers, employees and other constituents.

Even if you plan to attend the ENVB annual meeting virtually, ENVB recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the annual meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your bank, broker, trust or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

Please note that you may not vote shares held in street name by returning a proxy card directly to ENVB or by voting in person at the ENVB annual meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

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Q.	If my shares of ENVB common stock are held in “street name” by my bank, broker, trust or other nominee, will my bank, broker, trust or other nominee automatically vote those shares for me?

A.

Under the rules of NASDAQ and the New York Stock Exchange (NYSE), your bank, broker, trust or other nominee will only be permitted to vote your shares of ENVB common stock with respect to “non-routine” matters if you instruct your bank, broker, trust or other nominee how to vote. All of the proposals scheduled for consideration at the ENVB annual meeting other than Proposal 4 and Proposal 5 are “non-routine” matters. If you provide voting instructions to your broker, bank or other nominee on one or more of the proposals but not on one or more of the other proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker, trust or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker, trust or other nominee regarding the voting of your shares.

Not instructing your bank, broker, trust or other nominee how you wish to vote your shares will not have any effect on the outcome of the Election of Directors, ENVB Share Issuance Proposal, or the ENVB Adjournment Proposal.

Q.	What should I do if I receive more than one set of voting materials for a stockholder meeting?

A.

If you hold shares of ENVB common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of ENVB common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the ENVB annual meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of ENVB common stock are voted.

“Street name” Holders. For shares held in “street name” through a bank, broker, trust or other nominee, you should follow the procedures provided by your bank, broker, trust or other nominee to vote your shares.

Q.	If a stockholder gives a proxy, how are the shares of ENVB common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of ENVB common stock in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of ENVB common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the ENVB annual meeting.

Q.	How will my shares of ENVB common stock be voted if I return a blank proxy?

A:	If you sign, date and return your proxy card and do not indicate how you want your shares of ENVB common stock to be voted, then your shares of ENVB common stock will be voted “FOR” each of the board of directors’ five nominees that are standing for election to the board of directors (Proposal 1), “FOR” the ENVB Share Issuance Proposal (Proposal 2), “FOR” the Say-on-Pay Proposal (Proposal 3), “FOR” the Auditor Ratification Proposal (Proposal 4), and “FOR” the ENVB Adjournment Proposal (Proposal 5).

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Q:	Can I change my vote of shares of ENVB common stock after I have submitted my proxy?

A:

Yes. Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the ENVB annual meeting by:

●      subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy          via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

●      giving written notice of your revocation to ENVB’s Corporate Secretary;

●      voting virtually at the ENVB annual meeting; or

●      revoking your proxy and voting at the ENVB annual meeting.

Your attendance at the ENVB annual meeting will not revoke your proxy unless you give written notice of revocation to ENVB’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the ENVB annual meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the ENVB annual meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

Attention: Corporate Secretary

For more information, please see “ENVB Annual Meeting—Revocation of Proxies.”

Q.	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker, trust or other nominee?

A.	If your shares are held in the name of a bank, broker, trust or other nominee and you previously provided voting instructions to your bank, broker, trust or other nominee, you should follow the instructions provided by your bank, broker, trust or other nominee to revoke or change your voting instructions.

Q:	What are the material U.S. federal income tax consequences of the Amalgamation to U.S. holders of ENVB common stock?

A:	The Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. It is further expected that no gain or loss should be recognized by ENVB or ENVB stockholders for U.S. federal income tax purposes as a result of the Amalgamation. The completion of the Amalgamation is not conditioned upon the receipt of an opinion of counsel to the effect that the Amalgamation qualifies for its intended tax treatment. In addition, neither ENVB nor MagicMed intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Amalgamation. Accordingly, no assurance can be given that the IRS will not challenge the intended tax treatment or that a court would not sustain such a challenge.

Q.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the ENVB annual meeting?

A.	No. ENVB stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed Amalgamation or with respect to any of the matters to be voted on at the ENVB annual meeting.

Q.	As a ENVB stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the ENVB Share Issuance Proposal?

A.	Yes. You should read and carefully consider the risk factors set forth in “Risk Factors,” including the risk factors of ENVB and MagicMed set forth therein.

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Q:	Do any of ENVB’s directors or executive officers have interests in the Amalgamation that may differ from or be in addition to my interests as a ENVB stockholder?

A:	Yes. In considering the recommendation of the ENVB board of directors that ENVB stockholders vote to approve the ENVB Share Issuance Proposal, ENVB stockholders should be aware that ENVB’s directors and executive officers have interests in the Amalgamation that are different from, or in addition to, the interests of ENVB stockholders generally. The ENVB board of directors was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Amalgamation Agreement and the Amalgamation and in unanimously recommending that the ENVB Share Issuance Proposal be approved by ENVB stockholders. See “The Amalgamation—Interests of ENVB’s Directors and Executive Officers in the Amalgamation.”

Q:	What happens if I sell my shares of ENVB common stock before the ENVB annual meeting?

A:	The record date for the ENVB annual meeting is earlier than the date of the ENVB annual meeting and the date that the Amalgamation is expected to be completed. If you transfer your shares of ENVB common stock after the ENVB record date but before the ENVB annual meeting, you will retain your right to vote at the ENVB annual meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The ENVB board of directors is soliciting your proxy for use at the ENVB annual meeting and any adjournment or postponement thereof. ENVB will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/prospectus to the ENVB stockholders. ENVB has Kingsdale Advisors as proxy solicitor to assist with the solicitation of proxies in connection with the ENVB annual meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of ENVB common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of ENVB’s directors, officers and employees, without additional compensation.

Q.	When do you expect to complete the Amalgamation?

A.	ENVB and MagicMed expect to complete the Amalgamation during the fourth quarter of 2021, subject to the receipt of any required approvals and the satisfaction or waiver of the conditions to the Amalgamation contained in the Amalgamation Agreement. However, it is possible that factors outside the control of ENVB and MagicMed could require ENVB and MagicMed to complete the Amalgamation at a later time or not complete it at all. See “The Amalgamation Agreement—Conditions to the Completion of the Amalgamation” on page 114 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Q.	What are the conditions to completion of the Amalgamation?

A.	The Amalgamation is subject to a number of conditions to Closing as specified in the Amalgamation Agreement. These closing conditions include, among others, (i) the approval of the ENVB Share Issuance Proposal by ENVB stockholders at the ENVB annual meeting; (ii) the approval of the MagicMed Amalgamation Proposal by MagicMed shareholders at the MagicMed special meeting; (iii) the ENVB common stock to be issued in connection with the ENVB Share Issuance Proposal has been approved for listing on NASDAQ; (iv) this proxy statement/prospectus is effective under the Securities Act and no stop order suspending the use of this proxy statement/prospectus has been issued by the SEC, and (v) various regulatory matters. More information may be found in “The Amalgamation Agreement—Conditions to the Completion of the Amalgamation.”

Q.	What do I need to do now?

A.	You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q.	Whom do I call if I have questions about the ENVB Annual Meeting or the Amalgamation?

A.

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement/prospectus. We urge you to carefully read this entire proxy statement/prospectus, including the documents referred to herein.

If you have any questions, or need additional material, please feel free to contact Kingsdale Advisors, the proxy solicitor for ENVB, by North American Toll-Free Phone: 1-866-851-2468, or Email: contactus@kingsdaleadvisors.com, or call collect Outside North America: (416) 867-2272. You will not be charged for any of these documents that you request.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the Annexes, and the other documents to which we refer for a more complete understanding of the Amalgamation. In addition, ENVB encourages you to read the information in the section entitled “ENVB’s Business,” which includes important business and financial information about ENVB, and to read the information in the section entitled “MagicMed’s Business,” which includes important business and financial information about MagicMed, beginning on pages 150 and 188, respectively, of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 85 of this document.

The Parties to the Amalgamation (see page 92)

Enveric Biosciences, Inc.

Enveric Biosciences, Inc. is a Delaware corporation with its headquarters in Naples, Florida. ENVB is an early-development-stage biosciences company with an initial focus on developing innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. ENVB seeks to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for people suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. ENVB intends to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways. ENVB is also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications which are currently being researched.

ENVB’s principal executive offices are located at 4851 Tamiami Trail N, Suite 200 in Naples, Florida 34103 and its telephone number is (239) 302-1707. ENVB common stock trades on the NASDAQ Capital Market under the symbol “ENVB.”

HoldCo

1306432 B.C. Ltd. is a wholly-owned subsidiary of ENVB that was incorporated on May 20, 2021 under the BCBCA solely for the purpose of entering into the Amalgamation Agreement and effecting the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. It is not engaged in any business and has no material assets, liabilities or other obligations of any nature other than as set forth in the Amalgamation Agreement.

HoldCo’s principal executive offices are located at 4851 Tamiami Trail N, Suite 200 in Naples, Florida 34103 and its telephone number is (239) 302-1707. HoldCo’s registered office is located at 666 Burrard St., Suite 1700, Vancouver, British Columbia, V6C 2X8.

Purchaser

1306436 B.C. Ltd. is an indirect, wholly-owned subsidiary of ENVB that was incorporated on May 20, 2021 under the BCBCA solely for the purpose of entering into the Amalgamation Agreement and effecting the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. It is not engaged in any business and has no material assets, liabilities or other obligations of any nature other than as set forth in the Amalgamation Agreement.

Purchaser’s principal executive offices are located at 4851 Tamiami Trail N, Suite 200 in Naples, Florida 34103 and its telephone number is (239) 302-1707. Purchaser’s registered office is located at 666 Burrard St., Suite 1700, Vancouver, British Columbia, V6C 2X8.

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MagicMed Industries Inc.

MagicMed is a neuro-pharmaceutical drug discovery and development platform. MagicMed has focused on assembling a portfolio of intellectual property (referred to as the PsybraryTM described further below) relating to the synthesis, production and manufacturing of novel psychedelic molecular compounds and derivatives (“Psychedelic Derivatives”) along with processes relating to their synthesis, production and manufacturing. These Psychedelic Derivatives are intended to be essential building blocks in the development of psychedelic therapies and medicines for diverse psychological and neuropsychiatric indications. MagicMed considers its business and related activities to be typical for a biopharma business focused on preclinical drug discovery and development. MagicMed’s business is centered on the development of the PsybraryTM, a proprietary physical and knowledgebase collection of novel Psychedelic Derivative drug candidates, manufacturing methods, pharmacological data, and patent filings that protect the foregoing. MagicMed has 13 patent applications filed for derivatives of psilocybin and DMT, 2 patent applications filed for derivatives of mescaline and MDMA with further intellectual property protection for mescaline, MDMA, ibogaine and LSD in process.

MagicMed’s principal executive offices are located at 777 Hornby Street, Suite 600, Vancouver, British Columbia, V6Z 1S and its telephone number is (508) 627-0485. MagicMed Shares are not traded on a national securities exchange.

The Amalgamation Agreement (see page 111 and Annex A)

On May 24, 2021, ENVB, HoldCo, Purchaser, and MagicMed entered into an Amalgamation Agreement. The Amalgamation Agreement is a legal document governing the Amalgamation and is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Amalgamation are qualified in their entirety by reference to the full text of the Amalgamation Agreement. Please read the Amalgamation Agreement carefully for a more complete understanding of the Amalgamation.

The Amalgamation (see page 93)

Pursuant to the Amalgamation Agreement, at the effective time of the Amalgamation, Purchaser, a wholly owned subsidiary of HoldCo, will be amalgamated with MagicMed. Upon completion of the Amalgamation, the separate corporate existences of Purchaser and MagicMed will cease, and the surviving corporation (“AmalCo”) will be a wholly owned subsidiary of HoldCo under the name “Enveric Biosciences Canada Inc.”

Consideration to MagicMed Shareholders (see page 93)

At the effective time of the Amalgamation (the “Effective Time”), each outstanding common share of MagicMed (the “MagicMed Shares”) held by MagicMed shareholders will be converted into one fully paid and non-assessable AmalCo redeemable preferred share, which shall immediately following the Amalgamation be redeemed by AmalCo for the AmalCo redemption consideration. Immediately following the redemption of the AmalCo redeemable preferred shares, each holder of MagicMed Shares shall receive from ENVB as additional consideration for the disposition of their MagicMed Shares that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed Shares held by such MagicMed shareholder (collectively, the “Amalgamation Consideration”).

At the Effective Time of the Amalgamation, each outstanding MagicMed option shall be amended such that each holder of MagicMed options shall be entitled to receive, for each option held, that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed Shares subject to such option. Such options (the “Converted Options”) shall have an exercise price per share of ENVB common stock equal to the exercise price per MagicMed Share of such option immediately prior to the effective time divided by the Exchange Ratio, rounded up to the nearest whole cent.

Following the Effective Time of the Amalgamation, each holder of a MagicMed warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s warrants, in lieu of MagicMed Shares to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of ENVB common stock which the holder would have been entitled to receive as a result of the amalgamation if, immediately prior to the effective time of the amalgamation, such holder had been the registered holder of the number of MagicMed Shares to which such holder would have been entitled if such holder had exercised such holder’s warrants immediately prior to the effective time of the amalgamation. The terms of the options and warrants have not yet been finalized. Once the terms of the options and warrants are finalized, this may or may not impact the classification and accounting for such options and warrants.

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ENVB will not issue any fractional shares of ENVB common stock in the Amalgamation. In lieu of such fractional shares, (a) the number of shares of ENVB common stock to be received by a MagicMed shareholder will be rounded up to the nearest whole share of ENVB common stock for MagicMed shareholders entitled to receive a fractional share representing one-half (1/2) or more of a share of ENVB common stock, or (b) the number of shares of ENVB common stock to be received by a MagicMed shareholder will be rounded down to the nearest whole share of ENVB common stock in the event that a MagicMed shareholder is entitled to receive a fractional share representing less than one-half (1/2) of share of ENVB common stock. After the Amalgamation is completed, MagicMed equity holders will have only the right to receive the Amalgamation Consideration and will no longer have any rights as MagicMed stockholders, including voting or other rights.

For a full description of the Amalgamation Consideration, see the sections titled “The Amalgamation Agreement—Effects of Amalgamation; Amalgamation Consideration” on page 111; “—Treatment of MagicMed Shares” on page 112, “—Treatment of MagicMed Stock Options” beginning on page 112, and “—Treatment of MagicMed Warrant” on page 113 of this proxy statement/prospectus.

Comparative Per Share Market Price and Dividend Information (see page 44)

ENVB common stock is listed on The NASDAQ Capital Market under the symbol “ENVB.” Currently there is no established public trading market for MagicMed Shares. The following table sets forth the closing sale prices per share of ENVB common stock on May 21, 2021, the last full trading day immediately preceding the public announcement of the Amalgamation Agreement, and on August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus.

	ENVB Common Stock	MagicMed Common Stock
May 21, 2021	$2.72	N/A
August 2, 2021	$1.91	N/A

Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions (see page 98)

After careful consideration, the ENVB board of directors has (i) determined that the Amalgamation Agreement and the other transactions contemplated thereby, including the Amalgamation of Purchaser with MagicMed and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, are advisable and in the best interests of ENVB and the ENVB stockholders, (ii) authorized and approved ENVB’s execution, delivery and performance of the Amalgamation Agreement in accordance with its terms and ENVB’s consummation of the transactions contemplated thereby, including the Amalgamation and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, (iii) resolved that the approval of the ENVB Share Issuance Proposal be submitted to a vote at a meeting of the holders of ENVB common stock and (iv) recommended that the holders of ENVB common stock approve the ENVB Share Issuance Proposal. ENVB’s board of directors unanimously recommends that ENVB stockholders vote “FOR” the ENVB Share Issuance Proposal and “FOR” the ENVB Adjournment Proposal. For the factors considered by ENVB’s board of directors in reaching its decision to approve the Amalgamation and Amalgamation Agreement, see the section titled “The Amalgamation—Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions” beginning on page 98 of this proxy statement/prospectus.

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The ENVB Annual Meeting (see page 86)

The ENVB annual meeting will be held virtually on September 14, 2021, at 10:00 a.m., Eastern Time. At the annual meeting, ENVB stockholders will be asked to consider and vote upon the following matters:

(1)	the election of five directors, to serve until the Company’s 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)	a proposal to approve the ENVB Share Issuance Proposal;
(3)	a proposal to approve the Say-on-Pay Proposal;
(4)	a proposal to approve the Auditor Ratification Proposal; and
(5)	a proposal to approve the ENVB Adjournment Proposal;

Only the holders of record of shares of ENVB common stock at the close of business on July 30, 2021 (the “Record Date”) will be entitled to vote at the ENVB annual meeting. Each share of ENVB common stock is entitled to one vote on each proposal to be considered at the ENVB annual meeting. As of the Record Date, there were 21,432,415 shares of ENVB common stock outstanding and entitled to vote at the ENVB annual meeting.

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As of the close of business on the Record Date, the directors and executive officers of ENVB and their affiliates were entitled to vote zero (0) shares of ENVB common stock. In accordance with the voting agreements entered into between the directors and executive officers of ENVB and MagicMed, ENVB currently expects that ENVB’s directors and executive officers will vote their shares in favor of the ENVB Share Issuance Proposal and the ENVB Adjournment Proposal.

Provided a quorum is present (except with respect to the ENVB Adjournment Proposal):

Election of Directors – Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of favorable votes of the holders of the common stock cast in the Election of Directors at the ENVB annual meeting will be elected directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Failures to vote, broker non-votes and abstentions will have no effect on such proposal.

ENVB Share Issuance Proposal - The approval of the ENVB Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of ENVB’s common stock as of the Record Date. Failures to vote, broker non-votes and abstentions will have no effect on such proposal.

Say-on-Pay Proposal - The approval of the Say-on-Pay Proposal requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote on the proposal. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal; however, broker non-votes will have no effect on such proposal.

Auditor Ratification Proposal - The ratification of the appointment of our independent auditors requires the affirmative vote of the holders of a majority of the ENVB common stock having voting power present in person or represented by proxy at the ENVB annual meeting and entitled to vote thereon. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. The approval of the Auditor Ratification Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 4.

ENVB Adjournment Proposal - Whether or not a quorum is present, the approval of the ENVB Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. The approval of the ENVB Adjournment Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 5.

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the ENVB annual meeting, your shares will not be voted at the ENVB annual meeting, will not be counted as present in person or by proxy at the ENVB annual meeting and will not be counted as present for purposes of determining whether a quorum exists.

Interests of ENVB’s Directors and Executive Officers in the Amalgamation

Other than with respect to continued service for, employment by and the right to continued indemnification by ENVB, as of the date of this proxy statement/prospectus, ENVB’s directors and executive officers do not have interests in the Amalgamation that are different from, or in addition to, the interests of other ENVB stockholders generally. The ENVB board of directors was aware of and considered these factors, among other matters, in determining that the terms of the Amalgamation Agreement and the Amalgamation are fair to and in the best interests of ENVB and ENVB stockholders, approving and adopting the Amalgamation Agreement and the transactions contemplated thereby, including the Amalgamation and the shares of ENVB common stock to be issued in connection with the ENVB Share Issuance Proposal, and recommending that the ENVB stockholders approve the ENVB Share Issuance Proposal.

For a more complete description of these interests, see “The Amalgamation—Interests of ENVB’s Directors and Executive Officers in the Amalgamation” and “The Amalgamation—Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

Interests of Executive Officers and Directors of MagicMed in the Amalgamation (see page 107)

Certain of MagicMed’s directors and officers have interests in the Amalgamation and have arrangements that are different from, or in addition to, those of MagicMed equity holders generally.

These interests include:

●	the employment agreement with ENVB and related appointment of Dr. Joseph Tucker, the President and Chief Executive Officer of MagicMed; Dr. Peter Facchini, Chief Scientific Officer of MagicMed; and Dr. Jillian Hagel, Chief Technology Officer of MagicMed, to the positions of Chief Executive Officer, Chief Scientific Officer, and Chief Technology Officer of ENVB, respectively, upon the effective time of the Amalgamation;

●	the appointment of Dr. Joseph Tucker and Brad Thompson, directors of MagicMed, to the ENVB board of directors upon the effective time of the Amalgamation;

●	each of Dr. Tucker, Dr. Facchini and Dr. Hagel have agreed to waive their rights to certain payments upon a change of control of MagicMed pursuant to the terms of their respective employment agreement with MagicMed to which they may have been entitled;

●	pursuant to the terms of the Amalgamation Agreement, MagicMed’s current and former directors and officers will be entitled to certain ongoing indemnification and insurance coverage for their prior acts for a period of time after the Effective Time and MagicMed may purchase directors’ and officers’ “run-off” insurance to further supplement any current coverage in connection with the Amalgamation; and

●	certain of MagicMed’s shareholders who have entered into voting agreements with ENVB, pursuant to which, among other things, such shareholders have agreed to vote or to execute and deliver a written consent with respect to all the MagicMed shares owned by them as of the applicable record date in favor of the adoption and approval of the Amalgamation Agreement and Amalgamation, are affiliated with directors of MagicMed.

For a more complete description of these interests, see “The Amalgamation—Interests of MagicMed’s Directors and Executive Officers in the Amalgamation and “The Amalgamation—Governance of ENVB After the Amalgamation” beginning on pages 107 and 108, respectively of this proxy statement/prospectus.

Governance of ENVB After the Amalgamation (see page 108)

The directors and officers of ENVB immediately prior to the effective time of the Amalgamation will continue to be directors and officers of ENVB immediately following the Amalgamation. Pursuant to the terms of the Amalgamation Agreement, ENVB has agreed to appoint Dr. Joseph Tucker and Dr. Brad Thompson, both directors of MagicMed, to the ENVB board of directors upon the effective time of the Amalgamation. In addition, at the effective time of the Amalgamation, Dr. Joseph Tucker, the President and Chief Executive Officer of MagicMed; Dr. Peter Facchini, Chief Scientific Officer of MagicMed; and Dr. Jillian Hagel, Chief Technology Officer of MagicMed, will be appointed to the positions of Chief Executive Officer, Chief Scientific Officer, and Chief Technology Officer of ENVB, respectively.

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Appraisal Rights (see page 110)

ENVB stockholders are not entitled to appraisal or dissenters’ rights in connection with the Amalgamation.

No Solicitation (see page 118)

Each of ENVB and MagicMed agreed that, subject to certain exceptions, during the pre-closing period, ENVB and MagicMed and any of their respective subsidiaries will not, whether directly or indirectly, through their respective officers, directors, employees, representatives or other agents retained by ENVB, MagicMed or their respective subsidiaries, or otherwise, and will not permit any such person to:

●	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of ENVB, MagicMed and their respective subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal;

●	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the parties to the Amalgamation Agreement) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal for MagicMed or ENVB, provided that, for greater certainty, MagicMed and ENVB, as applicable, may advise any Person making an unsolicited acquisition proposal that such acquisition proposal does not constitute a superior proposal when applicable board has so determined;

●	subject to certain exceptions, change the recommendation of the ENVB or MagicMed board of directors with regard the amalgamation;

●	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any acquisition proposal; or

●	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an acquisition proposal.

However, if ENVB or MagicMed receives an acquisition proposal from a third party and the receipt of such acquisition proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced by ENVB, MagicMed or their respective subsidiaries, then ENVB or MagicMed may:

●	contact the person who has made such acquisition proposal in order to clarify the terms of such acquisition proposal so that the applicable board of directors (or any committee thereof) may inform itself about such acquisition proposal;

●	engage in discussions and negotiations with the person making the proposal, its representatives and potential financing sources; and

●	furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement, and negotiate and participate in discussions and negotiations with such person concerning an acquisition proposal if the applicable board of directors determines in good faith that such acquisition proposal constitutes a “superior proposal.”

The receiving party must provide prompt notice to the other party of any acquisition proposal and terms and conditions of the superior proposal, and a list of, and, at the request of the responding party, copies of, the information provided to such person and immediately provided with access to similar information to which such person was provided. The receiving party agrees that it will not accept, approve or enter into any agreement, other than a confidentiality and standstill agreement as contemplated by the Amalgamation Agreement, with any person providing for or to facilitate any acquisition proposal unless:

●	the board of directors of the receiving party determines that the acquisition proposal constitutes a Superior Proposal;

●	in respect of MagicMed, the MagicMed special meeting has not occurred;

●	in respect of ENVB, the ENVB annual meeting has not occurred;

●	the receiving party has provided the responding party with a notice in writing that there is a superior proposal together with all documentation related to and detailing the superior proposal;

●	ten business days shall have elapsed from the date the responding party received the notice and documentation referred to in the Amalgamation Agreement from receiving party and, if the responding party has proposed to amend the terms of the Amalgamation Agreement and the transaction in accordance with the Amalgamation Agreement, the board of directors of the receiving party shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal continues to constitute a superior proposal compared to the proposed amendment to the terms of the Amalgamation Agreement and the transactions contemplated thereby by the responding party; and

●	the receiving party terminates the Amalgamation Agreements by paying the amounts required thereunder pursuant to the terms of the Amalgamation Agreement.

If either ENVB or MagicMed accepts a superior proposal, such party is required to pay $4.5 million pursuant to the termination fee payment terms therein.

Conditions to Completion of the Amalgamation (see page 114)

Each party’s obligation to complete the amalgamation is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the amalgamation, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the affirmative vote of not less than 66 2/3% of the votes cast at the MagicMed special meeting or represented by proxy for the approval of the MagicMed Amalgamation Proposal;

●	the approval by ENVB stockholders of the ENVB Share Issuance Proposal and related amalgamation;

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the amalgamation will be in effect, nor will any legal action or proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the amalgamation, which makes the consummation of the amalgamation illegal;

●	each required regulatory approval has been made, given or obtained and each such regulatory approval is in force and has not been modified. Any waiting period applicable to the consummation of the amalgamation under any regulatory approval will have expired or been terminated;

●	the shares of ENVB common stock issued in connection with the amalgamation shall have been approved for listing on NASDAQ; and

●	a registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of ENVB common stock as amalgamation consideration in the amalgamation, which will include a proxy statement to be sent to the stockholders of ENVB shall have become effective under the Securities Act, and shall not be the subject of any stop order.

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The obligation of ENVB and Purchaser to complete the amalgamation is subject to the satisfaction or waiver of the following additional conditions:

●	the representations and warranties of MagicMed in the Amalgamation Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects as of the date of the Amalgamation Agreement and the closing date as though made on and as of the date of the Amalgamation Agreement and the closing date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date);

●	MagicMed shall have performed or complied with in all material respects with each of the covenants of MagicMed contained in the Amalgamation Agreement to be fulfilled or complied with by it on or prior to the closing of the amalgamation;

●	MagicMed shall have delivered certain certificates and other documents required under the Amalgamation Agreement for the closing of the amalgamation;

●	MagicMed shall have delivered audited financial statements for fiscal year 2020 and year-to-date 2021 in accordance with U.S. GAAP to ENVB as required by SEC rules, as well as any other financial statements as may be required by the rules and regulations of the Securities Act and the Exchange Act;

●	no legal action or proceeding can be pending or threatened (excluding any such action or proceeding initiated by ENVB) to (a) cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any MagicMed Shares, including the right to vote the MagicMed Shares, (b) prohibit, restrict or impose terms or conditions on, the amalgamation, or the ownership or operation by ENVB and the Purchaser of the business or assets of ENVB, HoldCo, the Purchaser, MagicMed or their respective subsidiaries, or compel ENVB or the Purchaser to dispose of or hold separate any of the business or assets of ENVB, HoldCo, the Purchaser, MagicMed or their respective subsidiaries as a result of the amalgamation, or (c) prevent or materially delay the consummation of the amalgamation, or if the amalgamation were to be consummated, have a material adverse effect with respect to MagicMed or its subsidiaries;

●	there shall not have been any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Amalgamation Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of MagicMed and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay MagicMed from consummating the transactions contemplated by the Amalgamation Agreement by December 31, 2021, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in applicable laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which MagicMed operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of the Amalgamation Agreement or the transactions contemplated thereby; (f) any action taken (or omitted to be taken) by MagicMed or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Amalgamation Agreement; (g) any change in the market price or trading volume of any securities of MagicMed (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by MagicMed to ENVB as of the date of the Amalgamation Agreement and ENVB has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on MagicMed and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which MagicMed operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect), and provided further, however, that unless expressly provided in any particular section of the Amalgamation Agreement, references in certain sections of the Amalgamation Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred;

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●	MagicMed shall have unencumbered, unrestricted cash on hand of at least C$4,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the transaction contemplated by the Amalgamation Agreement; and

●	evidence in form and substance reasonably satisfactory to ENVB that (i) MagicMed shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated hereby and (ii) MagicMed shall have obtained all consents, waivers and approvals set forth on Schedule 8.2(l) of the Amalgamation Agreement in a form and substance reasonably satisfactory to ENVB and copies thereof shall have been delivered to ENVB.

The obligation of MagicMed to complete the amalgamation is subject to the satisfaction or waiver of the following additional conditions:

●	the representations and warranties of ENVB and the Purchaser set forth in the Amalgamation Agreement shall be true and correct as of the date of the Amalgamation Agreement and the closing date as though made on and as of the date of the Amalgamation Agreement and the closing date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date);

●	ENVB and Purchaser shall have fulfilled or complied in all material respects with each of the covenants of ENVB and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the closing of the amalgamation;

●	ENVB and Purchaser shall have delivered certain certificates and other documents required under the Amalgamation Agreement for the closing of the amalgamation;

●	evidence in form and substance reasonably satisfactory to MagicMed that (i) ENVB shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated hereby and (ii) ENVB shall have obtained all consents, waivers and approvals set forth on Schedule 8.3(f) of the Amalgamation Agreement in a form and substance reasonably satisfactory to MagicMed and copies thereof shall have been delivered to MagicMed;

●	there shall not have been any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Amalgamation Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of ENVB and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay ENVB from consummating the transactions contemplated by the Amalgamation Agreement by the end date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in applicable laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which ENVB operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of the Amalgamation Agreement or the transactions contemplated thereby; (f) any action taken (or omitted to be taken) by ENVB or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Amalgamation Agreement; (g) any change in the market price or trading volume of any securities of ENVB (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by ENVB to MagicMed as of the date of the Amalgamation Agreement and MagicMed has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on ENVB and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which ENVB operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect), and provided further, however, that unless expressly provided in any particular section of the Amalgamation Agreement, references in certain sections of the Amalgamation Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred;

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●	ENVB shall have unencumbered, unrestricted cash on hand of at least $15.0 million minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the transaction contemplated by the Amalgamation Agreement;

●	ENVB shall have prepared a Form 8-K as required by SEC rules and regulations, in a form and substance reasonably satisfactory to MagicMed; and

●	ENVB shall have provided MagicMed evidence satisfactory to MagicMed, acting reasonably, that the appointments and elections contemplated by the Amalgamation Agreement will become effective as of the closing.

Neither MagicMed nor ENVB can be certain when, or if, the conditions to the amalgamation will be satisfied or waived, or that the amalgamation will be completed. See “The Amalgamation Agreement—Conditions to the Completion of the Amalgamation” on page 114 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing

Regulatory Matters (see page 110)

The completion of the Amalgamation is subject to:

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation will be in effect, nor will any legal action or proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;

●	there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal;

●	each required regulatory approval has been made, given or obtained and each such regulatory approval is in force and has not been modified;

●	any waiting period applicable to the consummation of the Amalgamation under any regulatory approval will have expired or been terminated; and

●	the parties shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated thereby and the parties shall have obtained all consents, waivers and approvals set forth in the schedules to the Amalgamation Agreement.

Both ENVB and MagicMed have agreed to use their commercially reasonable efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory and other governmental approvals or orders required or advisable to complete the transactions contemplated by the Amalgamation Agreement. Although neither ENVB nor MagicMed knows of any reason why these regulatory approvals cannot be obtained, ENVB and MagicMed cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

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Listing of ENVB Common Stock (see page 110)

Pursuant to the terms of the Amalgamation Agreement, application will be made to have the shares of ENVB common stock issued to MagicMed equity holders in the Amalgamation approved for listing on the NASDAQ Capital Market.

Ancillary Agreements (see page 128)

Voting Agreements (see page 128 and Annex B-1 and Annex B-2)

Simultaneously with the execution of the Amalgamation Agreement, holders of approximately 30% of the MagicMed Shares entered into voting agreements with ENVB, and certain directors and executive officers of ENVB entered into voting agreements with MagicMed pursuant to which such individuals have agreed, among other things, to execute and deliver a written consent with respect to their respective voting shares in favor of the approval of the Amalgamation Agreement or, if applicable, vote such shares in favor of the adoption of the Amalgamation Agreement at a meeting of stockholders called for such purpose. The forms of voting agreement are included in this proxy statement/prospectus as Annex B-1 and Annex B-2.

Lock-Up Agreements (see page 128 and Annex C-1 and Annex C-2)

Certain shareholders of MagicMed have also entered into lock-up agreements with ENVB pursuant to which the holders have agreed not to sell shares of ENVB common stock to be received in the Amalgamation in excess of certain limits specified in the lock-up agreements for a period of either five (5) or twenty (20) months after the effective time of the Amalgamation. The lock-up agreements will survive for five months or twenty months, respectively after the effective time of the Amalgamation. The forms of lock-up agreement are included in this proxy statement/prospectus as Annex C-1 and Annex C-2.

Termination of Amalgamation Agreement (see page 125)

The Amalgamation Agreement may be terminated at any time prior to the effective time of the amalgamation, whether before or after the required stockholder approvals to complete the amalgamation and related matters have been obtained, as set forth below:

●	by mutual written consent of ENVB, Purchaser, HoldCo and MagicMed;

●	by either MagicMed or the Purchaser if the ENVB stockholder approval is not obtained at the ENVB annual meeting of the stockholders; provided, however, that neither MagicMed or the Purchaser may terminate the Amalgamation Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Amalgamation Agreement;

●	by either MagicMed or the Purchaser if the MagicMed shareholder approval is not obtained at the MagicMed special meeting; provided, however, that neither MagicMed or the Purchaser may terminate the Amalgamation Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Amalgamation Agreement;

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●	by either MagicMed or the Purchaser if, after the date of the Amalgamation Agreement, any applicable law is enacted, made, enforced or amended that makes the consummation of the amalgamation illegal or otherwise permanently prohibits or enjoins ENVB, MagicMed or the Purchaser from consummating the amalgamation, and such applicable law has, if applicable, become final and non-appealable;

●	by either MagicMed or the Purchaser if the effective time does not occur by December 31, 2021; provided that a party may not terminate if the failure of the effective time to occur is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements; provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to December 31, 2021, then either ENVB or MagicMed shall be entitled to extend the end date for an additional sixty (60) days by providing written notice to the other party;

●	by either MagicMed or the Purchaser if there shall be in effect a final nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Amalgamation Agreement; provided, that the right to terminate shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the Amalgamation Agreement;

●	by MagicMed if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ENVB or the Purchaser under the Amalgamation Agreement occurs that would cause any condition precedent to the closing of the amalgamation not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) MagicMed is not in breach so as to cause any condition to the closing of the amalgamation to not be satisfied;

●	by MagicMed if it wishes to enter into a binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement), in compliance with the Amalgamation Agreement and provided that no termination shall be effective unless and until MagicMed shall have paid to the Purchaser the termination fee required to be paid pursuant to the Amalgamation Agreement;

●	by MagicMed if (a) ENVB’s board or any committee of thereof fails to unanimously recommend or withdraws, amends, modifies or qualifies its approval of the amalgamation, or publicly proposes or states its intention to do so; (b) ENVB’s board or a committee thereof shall have approved or recommended any acquisition proposal or authorized ENVB to enter into binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement); or (c) ENVB breaches the non-solicitation provisions in any material respect, provided, however, no termination shall be effective unless and until MagicMed shall have paid to the Purchaser the termination fee required to be paid pursuant to the Amalgamation Agreement;

●	by MagicMed if there is a material adverse effect with respect to ENVB that has not been disclosed by ENVB prior to the date of the Amalgamation Agreement;

●	by ENVB if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of MagicMed under the Amalgamation Agreement occurs that would cause any condition precedent to the closing of the amalgamation not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) ENVB is not in breach so as to cause any condition to the closing of the amalgamation to not be satisfied;

●	by ENVB if it wishes to enter into a binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement), subject to compliance with the Amalgamation Agreement and provided that no termination shall be effective unless and until ENVB shall have paid to MagicMed the termination fee required to be paid pursuant to the Amalgamation Agreement;

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●	by ENVB if (a) the MagicMed Board or any committee of thereof fails to unanimously recommend or withdraws, amends, modifies or qualifies the its approval of the amalgamation, or publicly proposes or states its intention to do so; (b) the MagicMed board or a committee thereof shall have approved or recommended any acquisition proposal or authorized MagicMed to enter into binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement); or (c) MagicMed breaches the non-solicitation provisions in any material respect; provided, however, no termination pursuant to shall be effective unless and until ENVB shall have paid to MagicMed the termination fee required to be paid pursuant to Amalgamation Agreement; or

●	by ENVB if there is a material adverse effect with respect to MagicMed that has not been disclosed by MagicMed prior to the date of the Amalgamation Agreement.

Termination Fees (see page 127)

A termination fee of $4.5 million is payable by (i) MagicMed, if the Agreement is terminated by (a) ENVB as a result of (1) a change in recommendation by the MagicMed board of directors, (2) an approval or recommendation by the MagicMed board of directors of a different acquisition proposal or authorization by the MagicMed board of directors of a Superior Proposal (as defined in the Amalgamation Agreement), or (3) a breach of the non-solicit covenant by MagicMed, or (b) MagicMed in order to accept a Superior Proposal; or (ii) ENVB, if the Amalgamation Agreement is terminated by (a) MagicMed as a result of (1) a change in recommendation by the ENVB board of directors, (2) an approval or recommendation by the ENVB board of directors of a different acquisition proposal or authorization by the ENVB board of directors of a Superior Proposal or (3) a breach of the non-solicit covenant by ENVB, or (b) ENVB in order to accept a Superior Proposal.

Comparison of the Rights of Holders of ENVB Common Stock and MagicMed Shares (see page 203)

As a result of the completion of the Amalgamation, holders of MagicMed Shares and, upon exercise, in-the-money options and warrants to acquire MagicMed Shares will become holders of ENVB common stock. ENVB is a Delaware corporation governed by the DGCL, while MagicMed is a corporation existing under the laws of the Province of British Columbia, governed by the Business Corporations Act (British Columbia). The rights of ENVB stockholders currently are, and from and after the Amalgamation will be, governed by the ENVB amended and restated certificate of incorporation, as amended, and the ENVB amended and restated bylaws, while the rights of MagicMed shareholders are currently governed by the MagicMed organizational documents. This proxy statement/prospectus includes summaries of the material differences between the rights of ENVB stockholders and MagicMed shareholders arising because of differences between the ENVB organizational documents and the MagicMed organizational documents.

Litigation Relating to the Amalgamation (see page 110)

Stockholder request letters and DGCL Section 220 demand letters, as well as securities class action lawsuits and derivative lawsuits, are often brought against public companies that have entered into amalgamation or merger-related agreements. As of August 3, 2021, ENVB has received two separate request letters from purported stockholders of ENVB. ENVB received a letter dated July 14, 2021 by a purported stockholder of ENVB relating to the Amalgamation (the “July 14 Letter”) noting that the purported stockholder believes the registration statement filed by ENVB with the SEC on June 21, 2021 omits material information with respect to the Amalgamation and requesting that ENVB and the ENVB board of directors provide certain corrective disclosures in an amendment or supplement to the registration statement. In addition, ENVB received a DGCL Section 220 books and records demand letter dated July 22, 2021 (the “July 22 Letter”) by a purported stockholder of ENVB seeking access to certain relevant books and records of ENVB in connection with the process underlying the Amalgamation and ENVB’s engagement of its financial advisors.

ENVB and MagicMed do not believe that these stockholder requests have merit or will result in any material monetary damages payable by either ENVB or MagicMed. There can be no assurance regarding the ultimate outcome of these stockholder requests. For additional information, see the section entitled “The Amalgamation—Litigation Relating to the Amalgamation.”

Accounting Treatment (see page 109)

The Amalgamation will be accounted for using the acquisition method of accounting in accordance with ASC 805 — Business Combinations, which we refer to as “ASC 805.” ENVB’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Amalgamation and concluded, based on a consideration of the pertinent facts and circumstances, that ENVB will be the acquirer for financial accounting purposes. Accordingly, ENVB’s cost to acquire MagicMed has been allocated to MagicMed’s acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change.

U.S. Federal Income Tax Considerations (see page 109)

The Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. It is further expected that no gain or loss should be recognized by ENVB or ENVB stockholders for U.S. federal income tax purposes as a result of the Amalgamation. The completion of the Amalgamation is not conditioned upon the receipt of an opinion of counsel to the effect that the Amalgamation qualifies for its intended tax treatment. In addition, neither ENVB nor MagicMed intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Amalgamation. Accordingly, no assurance can be given that the IRS will not challenge the intended tax treatment or that a court would not sustain such a challenge. For further information, see “The Amalgamation—U.S. Federal Income Tax Consequences of the Amalgamation Generally” on page 109 of this proxy statement/prospectus.

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Opinion of ENVB’s Financial Advisor (see page 102 and Annex D)

Pursuant to an engagement letter, ENVB retained Gemini Valuation Services, LLC (“Gemini”) as its financial advisor in connection with the proposed Amalgamation.

At the meeting of the ENVB board of directors on May 21, 2021, Gemini rendered its oral opinion to the ENVB board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Gemini in preparing the opinion, the consideration for the ENVB stockholders in the Amalgamation was fair, from a financial point of view, to ENVB. Gemini confirmed its May 21, 2021 oral opinion by delivering its written opinion, dated May 21, 2021, to the ENVB board of directors that, as of such date, the consideration for the ENVB stockholders in the Amalgamation was fair, from a financial point of view, to ENVB.

The full text of the written opinion of Gemini, dated May 21, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Gemini in preparing the opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Gemini set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. ENVB stockholders are urged to read the opinion in its entirety. Gemini’s opinion was addressed to the ENVB board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Amalgamation, was directed only to the consideration in the proposed Amalgamation and did not address any other aspect of the proposed Amalgamation. The opinion does not constitute a recommendation to any stockholder of ENVB as to how such stockholder should vote with respect to the ENVB Share Issuance Proposal or any other matter. For a description of the opinion that the ENVB board of directors received from Gemini, see the section entitled “The Amalgamation—Opinion of ENVB’s Financial Advisor.”

Risk Factors (see page 45)

Both ENVB and MagicMed are subject to various risks associated with their businesses and their industries. In addition, the amalgamation, including the possibility that the amalgamation may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Amalgamation

●	There is no assurance when or if the Amalgamation will be completed. Any delay in completing the Amalgamation may substantially reduce the benefits that ENVB expects to obtain from the Amalgamation.
●	ENVB is expected to incur substantial expenses related to the Amalgamation and the integration of MagicMed.
●	The announcement and pendency of the Amalgamation could have an adverse effect on ENVB’s and/or MagicMed’s business, financial condition, results of operations or business prospects.
●	Some ENVB and MagicMed directors and executive officers have interests in the Amalgamation that are different from yours and that may influence them to support or approve the Amalgamation without regard to your interests.
●	Because the Exchange Ratio is fixed and because the market price of ENVB common stock will fluctuate prior to the completion of the Amalgamation, MagicMed shareholders cannot be sure of the market value of ENVB common stock they will receive as Amalgamation consideration relative to the value of the MagicMed shares they will exchange in connection with the Amalgamation.
●	The issuance of ENVB common stock in connection with the Amalgamation could decrease the market price of ENVB common stock.
●	ENVB and MagicMed securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Amalgamation as compared to their current ownership and voting interests in the respective companies.
●	During the pendency of the Amalgamation, ENVB and MagicMed may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Amalgamation Agreement, which could adversely affect their respective business prospects.
●	Certain provisions of the Amalgamation Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Amalgamation Agreement.
●	Failure to complete the Amalgamation could negatively affect the value of ENVB common stock and ENVB’s future business and financial results.
●	There has been no public market for MagicMed common shares and the lack of a public market makes it difficult to determine the fair market value of MagicMed.
●	The Amalgamation may be completed even though material adverse changes may result from the announcement of the Amalgamation, industry-wide changes or other causes.
●	The fairness opinion of ENVB’s financial advisor in connection with the Amalgamation does not reflect changes in circumstances between the date of the signing of the Amalgamation Agreement and the closing of the Amalgamation.
●	Shareholders of the combined company may experience dilution of their ownership interests due to the future issuance of additional shares of stock of the combined company which could have an adverse effect on the price of the combined company’s stock.
●	Potential litigation against ENVB and MagicMed could result in substantial costs and may delay or prevent the Amalgamation from being completed.

These risks and other risks, including risks related to the combined company, risks related to ENVB’s business, risks related to certain regulatory matters, risks related to ENVB’s intellectual property, risks related to the ownership of ENVB common stock, and risks related to MagicMed’s business are discussed in greater detail under the section titled “Risk Factors” beginning on page 45 of this proxy statement/prospectus. ENVB and MagicMed both encourage you to read and consider all of these risks carefully.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ENVB

Set forth below are selected historical consolidated financial data for ENVB. The consolidated financial data as of December 31, 2020 and December 31, 2019, and for the fiscal years ended 2020 and 2019 are derived from ENVB’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. The consolidated financial data as of March 31, 2021, and for the three months ended March 31, 2021, are derived from ENVB’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated balance sheet data as of March 31, 2021 are derived from ENVB’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. ENVB’s management believes that ENVB’s unaudited condensed consolidated financial statements have been prepared on a basis consistent with its audited consolidated financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The consolidated financial statement data provided below is only a summary, and you should read it in conjunction with the historical consolidated financial statements of ENVB and the related notes included elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information.”

Consolidated Balance Sheets

	As of December 31, 2019	As of December 31, 2020	As of March 31, 2021
ASSETS
Cash	$43,714	$1,578,460	$22,657,150
Prepaids and other current assets	65,075	700,710	767,298
Intangible assets, net	—	1,817,721	2,362,177

TOTAL ASSETS	$108,789	$4,096,891	$25,786,625

LIABILITIES
Accounts payable and accrued liabilities	$1,157,645	$681,250	$626,947
Warrant liabilities		—	6,168,000
Advance from related party	22,409	—	—
Notes payable	446,415	—	—
Convertible notes payable	$293,921	—	—

TOTAL LIABILITIES	$1,920,390	$681,250	$6,794,947

SHAREHOLDERS’ EQUITY
Preferred stock	$2,625	$32,754	$—
Common stock	53,114	100,951	194,499
Additional paid-in capital	3,039,163	15,222,770	33,952,988
Accumulated deficit	(4,894,881)	(11,759,557)	(15,010,268)
Accumulated other comprehensive loss	(11,622)	(181,277)	(145,541)
	$(1,811,601)	$3,415,641	$18,991,678

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$108,789	$4,096,891	$25,786,625

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Consolidated Statement of Operations and Comprehensive Loss

	Fiscal Year Ended December 31, 2020	Three Months Ended March 31, 2021 (Unaudited)
Revenue	$—	—

Expenses
General and administrative	5,443,234	6,607,045
Research and development	$174,083	157,952

Total operating expenses	$5,617,317	6,764,997

Other Income (Expense)
Inducement expense	$(802,109)	(298,714)
Change in fair value of warrant liabilities		3,813,000
Interest expense	$(445,250)	—

Total other income (expense)	$(1,247,359)	3,514,286

Net loss before other comprehensive loss	$(6,864,676)	(3,250,711)

Other comprehensive income (loss)
Foreign currency translation	$(169,655)	35,736

Comprehensive loss	$(7,034,331)	(3,214,975)

Net loss per share - basic & diluted	$(1.19)	$(0.20)
Weighted average shares - basic & diluted	5,753,598	16,220,661

Accumulated deficit, beginning of period	$(4,906,503)	(11,940,834)
Net loss and comprehensive loss	$(7,034,331)	(3,214,975)
Accumulated deficit, end of period	$(11,940,834)	(15,155,809)

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selected Historical Financial Information of MagicMed

The following table presents selected historical consolidated financial data for the periods indicated below. MagicMed derived the selected historical statements of loss and comprehensive loss data for the period from May 26, 2020 (incorporation) through June 30, 2020 and the statement of financial position data as of June 30, 2020, from its audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data for the nine months ended March 31, 2021, and as of March 31, 2021, are derived from MagicMed’s unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The following information is only a summary and does not provide all of the information contained in MagicMed’s financial statements.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of MagicMed’s management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

The following information should be read in conjunction with “MagicMed’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MagicMed’s consolidated financial statements, including the related notes, included elsewhere in this proxy statement/prospectus.

(all amounts below are expressed in Canadian dollars)	Nine Months Ended March 31, 2021 (unaudited)	Period May 26, 2020 (incorporation) to June 30, 2020
Selected Statement of Loss and Comprehensive Loss Data:
Expenses	$2,379,369	$42,476
Loss from Operation	$(2,379,369)	$(42,476)
Net Loss	$(2,381,683)	$(42,476)
Net Loss per Common Share:
Basic	$(0.093)	$(0.005)
Fully Diluted	$(0.093)	$(0.005)
Cash Dividend per Common Share	—	—

(all amounts below are expressed in Canadian dollars)	March 31, 2021 (unaudited)	June 30, 2020
Selected Statement of Financial Position Data:
Cash and cash equivalents	$6,953,091	$544,977
Total Assets	$7,383,322	$556,527
Total Liabilities	$380,046	$51,217
Shareholders’ Equity	$7,003,276	$505,310

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HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE INFORMATION

The following table sets forth (i) historical per share information of ENVB for the three months ended March 31, 2021, and the year ended December 31, 2020, (ii) the unaudited pro forma consolidated per share information of ENVB after giving pro forma effect to the Amalgamation, including ENVB’s issuance of 0.265801 of a share of ENVB common stock for each outstanding MagicMed Share not owned by ENVB or its subsidiaries for the three months ended March 31, 2021 and the year ended December 31, 2020 and (iii) the historical per share information of MagicMed for the three months ended March 31, 2021 and the year ended December 31, 2020. The financial information below in the MagicMed and Pro Forma columns gives effect to the conversion of MagicMed’s financial information from Canadian dollars to United States dollars at the exchange rate of 1.00/1.2575 and 1.00/1.2732, based on the daily rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars on March 31, 2021 and December 31, 2020, respectively.

This information should be read in conjunction with (i) the summary consolidated historical financial information included elsewhere in this proxy statement/prospectus, (ii) the consolidated historical financial statements of ENVB and MagicMed and related notes that are included elsewhere in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Information” included in this proxy statement/prospectus.

	Historical MagicMed	Historical ENVB	Pro Forma
Basic net earnings (loss) per share of common stock
Three months ended March 31, 2021	$(0.03)	$(0.20)	$(0.18)
Year ended December 31, 2020	$(0.05)	$(1.19)	$(0.83)
Diluted net earnings (loss) per share of common stock
Three months March 31, 2021	$(0.03)	$(0.20)	$(0.18)
Year ended December 31, 2020	$(0.05)	$(1.19)	$(0.83)
Cash dividends declared per share
Three months ended March 31, 2021	—	—	—
Year ended December 31, 2020	—	—	—
Book value per share
As of March 31, 2021	$0.15	$0.98	$1.36

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On May 24, 2021, ENVB, HoldCo, and Purchaser entered into the Amalgamation Agreement with MagicMed. Upon the terms and subject to the conditions set forth in the Amalgamation Agreement, and in accordance with the BCBCA, at the effective time of the amalgamation, Purchaser, a wholly-owned subsidiary of Holdco, will be amalgamated with MagicMed. Upon completion of the amalgamation, the separate corporate existences of Purchaser and MagicMed will cease, and the amalgamated corporation (“AmalCo”) will continue as the surviving corporation and as a wholly-owned subsidiary of HoldCo under the name “Enveric Biosciences Canada Inc.”

The unaudited pro forma condensed consolidated financial information is presented to illustrate the estimated effects of the Amalgamation and the other transactions contemplated by the Amalgamation Agreement based on the historical financial position and results of operations of ENVB and MagicMed. The unaudited pro forma condensed consolidated financial information is presented as follows:

●	the unaudited pro forma condensed consolidated balance sheet as of March 31, 2021 prepared based on (i) the historical unaudited condensed consolidated balance sheet of ENVB as of March 31, 2021 and (ii) the historical unaudited consolidated balance sheet of MagicMed as of March 31, 2021;

●	the unaudited pro forma condensed consolidated statement of income for the period ended March 31, 2021 prepared based on (i) the historical unaudited condensed consolidated statement of operations and comprehensive loss of ENVB for the period ended March 31, 2021 and (ii) the historical unaudited consolidated statement of operations of MagicMed for the period ended March 31, 2021; and

●	the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2020 prepared based on (i) the historical audited consolidated statement of operations and comprehensive loss of ENVB for the fiscal year ended December 31, 2020 and (ii) the historical unaudited consolidated statement of operations of MagicMed for the period from May 26, 2020 (MagicMed’s date of incorporation) through December 31, 2020. MagicMed’s fiscal year end is June 30, 2020 and such fiscal year-end financial statements have been subject to audit procedures.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. Regulation S-X Article 11 requires that pro forma financial information include the following pro forma adjustments to the historical financial information of the registrant:

●	Transaction Accounting Adjustments – Adjustments that reflect only the application of required accounting to the acquisition, disposition, or other transaction.

●	Autonomous Entity Adjustments – Adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity.

The transaction accounting adjustments are based on available information and assumptions that ENVB’s management believes are reasonable. However, such adjustments are estimates and actual experience may differ from expectations. There are no autonomous entity adjustments included in the unaudited pro forma condensed consolidated financial statements. Additionally, Regulation S-X Article 11 permits registrants to reflect in the notes to the pro forma financial information forward-looking information that depicts the synergies and dis-synergies identified by management in determining to consummate or integrate the transaction for which pro forma effect is being given. Such adjustments have not been reflected in the notes to the unaudited pro forma condensed consolidated financial statements because ENVB’s management does not believe these adjustments would enhance an understanding of the pro forma effects of the transaction.

The Amalgamation will be accounted for using the acquisition method of accounting in accordance ASC 805, “Business Combinations,” (“ASC 805”) with ENVB designated as the accounting acquirer of MagicMed. The unaudited pro forma condensed consolidated financial information set forth below primarily gives effect to the following:

●	the alignment of accounting policies and financial statement classifications of MagicMed to those of ENVB;

●	the application of the acquisition method of accounting in connection with the Amalgamation;

●	each MagicMed common share will be converted into the right to receive 0.265801 shares of ENVB in connection with the Amalgamation;

35

●	the conversion of MagicMed’s financial information from Canadian dollars to United States dollars; and

●	the application of Amalgamation costs in connection with the Amalgamation.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Amalgamation been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X of the Exchange Act, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (U.S. “GAAP”) standards, which are subject to change. ENVB will be deemed the acquirer for accounting purposes and MagicMed will be treated as the acquiree, based on a number of factors considered at the time of preparation of this filing, such as the legal form of the Amalgamation, relative size (assets, revenues, or earnings), terms of the exchange, relative voting rights in the combined company after the business combination, etc. The acquisition accounting is dependent upon certain valuations and other studies. ENVB has developed an initial estimate of value. ENVB will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Closing Date. The assets and liabilities of MagicMed have been measured based on various initial estimates using assumptions that ENVB believes are reasonable, based on information that is currently available. The terms of the options and warrants have not yet been finalized. Once the terms of the options and warrants are finalized, this may or may not impact the classification and accounting for such options and warrants.

Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed consolidated financial information prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting will exist, and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by ENVB in all material aspects. ENVB has performed a high-level review of MagicMed’s accounting policies. Subsequent to the Amalgamation, ENVB may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. Additionally, certain financial information of MagicMed as presented in its historical financial statements has been reclassified to conform to the historical presentation in ENVB’s financial statements for purposes of preparation of the unaudited pro forma condensed consolidated financial information (see Note 5).

The unaudited pro forma condensed consolidated financial information gives effect to the Amalgamation, as if the Amalgamation had been completed on Mach 31, 2021, for balance sheet purposes and December 31, 2020, for statement of income purposes. This unaudited pro forma condensed consolidated financial information was derived from and should be read in conjunction with the separate (i) unaudited financial statements of ENVB as of and for the period ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus, (ii) audited financial statements of ENVB as of and for the fiscal year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus, (iii) unaudited financial statements of MagicMed as of and for the period ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus, and (iv) audited financial statements of MagicMed as of and for the fiscal year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

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Enveric Biosciences, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2021

	Historical ENVB	Historical MagicMed	Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Consolidated

ASSETS
Cash	$22,657,150	$5,529,098			$28,186,248
Receivables	—	72,009			72,009
Prepaid expenses and other current assets	$767,298	$153,715			$921,013
Total Current Assets	$23,424,448	$5,754,822	—		$29,179,270

Equipment	—	$12,990			$12,990
Intangible assets	$2,362,177	—	$15,537,323	1C, 1D	17,919,500
Total Other Assets	$2,362,177	$12,990	$15,537,323		$17,932,490

TOTAL ASSETS	$25,786,625	$5,767,812	$15,537,323		$47,111,760

LIABILITIES
Accounts payable & accrued liabilities	$626,947	$302,213			$929,160
Total Current Liabilities	$626,947	$302,213	$—		$929,160

Warrant liabilities	$6,168,000	$—			$6,168,000

TOTAL LIABILITIES	$6,794,947	$302,213	$—		$7,097,160

Shareholders’ Equity
Common stock	$194,499	$—	$99,446	1A	$293,945
Paid-in capital	33,952,988	7,496,696	15,649,255	1B, 1C	57,098,940
Accumulated deficit	(15,010,268)	(2,029,257)	(193,218)	1C, 1D	(17,232,743)
Accumulated other comprehensive loss	$(145,541)	$(1,840)	$1,840	1C	$(145,541)
TOTAL SHAREHOLDERS’ EQUITY	$18,991,678	$5,465,600	$15,557,323		$40,014,601

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$25,786,625	$5,767,812	$15,557,323		$47,111,760

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Enveric Biosciences, Inc.

Unaudited Pro Forma Consolidated Statement of Income

For the Three Months Ended March 31, 2021

	Historical ENVB	Historical MagicMed	Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Consolidated
Revenue	$—	$—	$—		$—

Expenses
General and administrative	$6,607,045	$870,874	$—		$7,477,919
Research and development	157,952	217,812			375,764
Depreciation expense	—	585	—		585
Amortization	$—	$—	$444,495	3	$444,495

Total operating expenses	$6,764,997	$1,089,271	$444,495		$8,298,763

Other Income (Expense)
Inducement expense	$(298,714)	$—	$—		$(298,714)
Change in fair value of warrant liabilities	3,813,000	—	—		3,813,000
Interest expense	$—	$—	$—		$—

Total other income (expense)	$3,514,286	$—	$—		$3,514,286

Net Loss before other comprehensive loss	$(3,250,711)	$(1,089,271)	$(444,495)		$(4,784,477)

Other comprehensive income (loss)
Foreign currency translation	$35,736	$(1,828)	$—		$33,908

Comprehensive loss	$(3,214,975)	$(1,091,098)	$(444,495)		$(4,750,568)

Net loss per share - basic and diluted	$(0.20)	$(0.03)			$(0.18)
Weighted average shares - basic and diluted	16,220,661	37,403,860		2	26,165,216

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Enveric Biosciences, Inc.

Unaudited Pro Forma Consolidated Statement of Income

For the Year Ended December 31, 2020

	Historical ENVB	Historical Magic Med (Note 4)	Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Consolidated
Revenue	$—	$—	$—		$

Expenses
General and administrative	5,443,234	$741,013	—			6,184,247
Research and development	174,083	147,956	—			322,039
Depreciation expense	—	443	—			443
Amortization	$—	$—	$1,777,980	6		$1,777,980

Total operating expenses	$5,617,317	$889,412	$1,777,980			$8,284,709

Other Income (Expense)
Inducement expense	$(802,109)	$—	$—			$(802,109)
Change in fair value of warrant liabilities	—	—	$—			-
Interest expense	$(445,250)	$—	$—			$(445,250)

Total other income (expense)	$(1,247,359)	$—	$—			$(1,247,359)

Net Loss before other comprehensive loss	$(6,864,676)	$(889,412)	$(1,777,980)			$(9,532,068)

Other comprehensive income (loss)
Foreign currency translation	$(169,655)	$(31,781)	$—			$(201,436)

Comprehensive loss	$(7,034,331)	$(921,194)	$(1,777,980)			$(9,733,504)

Net loss per share – basic and diluted	$(1.19)	$(0.05)				$(0.83)
Weighted average shares - basic and diluted	5,753,598	18,059,954		5		11,720,331

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Note 1.	Balance Sheet Adjustments

A. Par value of Purchase Shares issued
Common shares issued	9,944,555
Par value per share	0.01
Common stock at par value	99,446

B. Additional Paid in Capital
Total purchase consideration	23,245,397
Less: par value of purchase shares	99,446
Additional paid in capital	23,145,952

C. Record excess of consideration over net assets
Total purchase consideration	23,245,397
Less: MM Net Assets
MM Paid in Capital	(7,496,696)
MM Deficit	2,029,257
MM Comprehensive Loss	1,840
(5,465,600)

Net excess of consideration	17,779,798

D Amortization of IP/Technology
12 months ended 12/31/2020	$1,777,980
3 months ended 3/31/2021	$444,495
Total Amortization	2,222,475

Note 2.	Calculation of Weighted Average Shares

	ENVB	MagicMed
Weighting date, From	01/01/21	01/01/21
Weighting date, To	03/31/21	03/31/21
# of Days	89	89

Weighting Factor	100%	100%

ENVB Weighted Avg Shares	16,220,661	100%
Transaction shares issued to MM	9,944,555	100%
Weighted Avg Shares, Consolidated	26,165,216

Note 3.	Amortization of Intellectual Property/Technology

Purchase price allocated to IP	$17,779,798
Estimated useful life (years)	10
Amortization of 3 months ended 13/31/2021	$444,495

Note. 4	Basis of Presentation

Results of operations presented for the period from May 26, 2020 (MagicMed’s date of incorporation) through December 31, 2020.

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Note 5.	Calculation of Weighted Average Shares

	ENVB	MagicMed
Weighting date, From	01/01/20	05/26/20
Weighting date, To	12/31/20	12/31/20
# of Days	365	219

Weighting Factor	100%	60%

ENVB Weighted Avg Shares	5,753,598	100%
Transaction shares issued to MM	9,944,555	60%
Weighted Avg Shares, Consolidated	11,720,331

Note 6.	Amortization of Intellectual Property/Technology

Purchase price allocated to IP	$17,779,798
Estimated useful life (years)	10
Amortization of 12 months ended 12/31/2020	$1,777,980

Note 7.	MagicMed Financial Information Translated From IFRS to U.S. GAAP

MagicMed Industries Inc.

Unaudited Financial Information

For the Three Months Ended March 31, 2021

	IFRS			GAAP	GAAP
	Jan 2021 to Mar 2021 (CAD)	GAAP Adjustments		Jan 2021 to Mar 2021 (CAD)	Jan 2021 to Mar 2021 (USD)
Revenue	-			-	-

Expenses
Salaries & benefits	347,682			347,682	274,637
Professional fees	329,282			329,282	260,103
Marketing fees	272,319			272,319	215,107
Research & development costs	211,975	63,768	Note 1	275,743	217,812
Consulting services	94,194			94,194	74,405
General & administrative	30,248			30,248	23,893
Depreciation	741			741	585
Foreign currency translation loss	5,461			5,461	4,314
Share-based compensation	23,314			23,314	18,416

Total Expenses	1,315,216	63,768		1,378,984	1,089,271

Net Loss before other comprehensive loss	(1,315,216)	(63,768)		(1,378,984)	(1,089,271)

Other Comprehensive Loss
Loss on translation of foreign operations	(2,314)			(2,314)	(1,828)

Net loss and comprehensive loss	(1,317,530)	(63,768)		(1,381,298)	(1,091,098)

Loss per share-basic & diluted	$(0.035)			$(0.037)	$(0.029)
Weighted avg shares outstanding	37,403,860			37,403,860	37,403,860

Notes

1	Capitalized patent costs-Mar 2021	130,037
	Capitalized patent costs-Dec 2020	66,269
	Net activity during 3 mos ended Mar 2021	63,768

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MagicMed Industries Inc.

Unaudited Financial Information
As Of and For The Six Months Ended December 31, 2020

	Audited	Not Audited	GAAP		GAAP		CAD TO USD		GAAP FINANCIALS
	IFRS		Adjustments		Financials		ADJUST		IN USD
Balance Sheet	June 2020 (CAD)	Dec 2020 (CAD)	June 2020 (CAD)	Dec 2020 (CAD)	June 2020 (CAD)	Dec 2020 (CAD)	FOREX Adj June 2020	FOREX Adj Mar 2021	June 2020 (USD)	Dec 2020 (USD)
ASSETS
Cash	544,977	8,247,865			544,977	8,247,865			399,904	6,477,873
Prepaid expenses	4,843	47,105			4,843	47,105			3,554	36,996
Gov’t remittances recoverable	1,422	49,029			1,422	49,029			1,043	38,507
Equipment		11,079			-	11,079			-	8,701
Intangible assets	5,285	66,269	(5,285)	(60,984)	-	-			-	-
						-
TOTAL ASSETS	556,527	8,421,347	(5,285)	(60,984)	551,242	8,355,078	-	-	404,501	6,562,078

LIABILITIES
Accounts payable & accrued liabs	51,217	133,578			51,217	133,578			37,583	104,913

TOTAL LIABILITIES	51,217	133,578	-	-	51,217	133,578	-	-	37,583	104,913

SHAREHOLDERS EQUITY
Share capital	396,590	7,617,873			396,590	7,617,873			291,018	5,983,077
Warrants reserve	151,196	1,738,014			151,196	1,738,014			110,948	1,365,036
Options reserve	-	38,510			-	38,510			-	30,246
Accumulated other comprehensive loss	-	-			-	-			-	-
Deficit	(42,476)	(1,106,629)	(5,285)	(60,984)	(47,761)	(1,172,898)			(35,047)	(921,194)
TOTAL SHAREHOLDERS EQUITY	505,310	8,287,768	(5,285)	(60,984)	500,025	8,221,499	-	-	366,918	6,457,165

TOTAL LIABILITIES & EQUITY	556,527	8,421,346	(5,285)	(60,984)	551,242	8,355,077	-	-	404,501	6,562,078

			GAAP Adjustments		GAAP Financials		CAD TO USD ADJUST
P & L Statement (June 2020 Audited & 6 Months Ended Dec 2020)	May 26 2020 to June 30 2020 (CAD)	Six Months Ended Dec 31 2020 (CAD)	May 26 2020 to June 30 2020 (CAD)	Six Months Ended Dec 31 2020 (CAD)	May 26 2020 to June 30 2020 (CAD)	Six Months Ended Dec 31 2020 (CAD)	FOREX Adj June 2020	FOREX Adj Mar 2021	May 26 2020 to June 30 2020 (USD)	Six Months Ended Dec 31 2020 (USD)	May 26 2020 to Dec 31 2020 (USD)
Revenue	-	-			-	-			-	-	-

Expenses
Salaries & benefits		324,558			-	324,558			-	246,393	246,393
Professional fees	24,190	211,977			24,190	211,977			17,853	160,925	178,778
Marketing fees	15,500	281,407			15,500	281,407			11,439	213,634	225,073
Research & development costs		128,772	5,285	60,984	5,285	189,756			3,900	144,056	147,956
Consulting services		62,398			-	62,398			-	47,370	47,370
General & administrative		15,285			-	15,285			-	11,604	11,604
Depreciation		583			-	583			-	443	443
Foreign currency translation loss		663			-	663			-	503	503
Share-based compensation	2,786	38,510			2,786	38,510			2,056	29,235	31,292

Total Expenses	42,476	1,064,153	5,285	60,984	47,761	1,125,137			35,249	854,164	889,412

Net Loss before other comprehensive loss	(42,476)	(1,064,153)	(5,285)	(60,984)	(47,761)	(1,125,137)			(35,249)	(854,164)	(889,412)

Other Comprehensive Loss
Loss on translation of foreign operations	-	-			-	-	202	(31,983)	202	(31,983)	(31,781)

Net loss and comprehensive loss	(42,476)	(1,064,153)	(5,285)	(60,984)	(47,761)	(1,125,137)			(35,047)	(886,147)	(921,194)

Loss per share-basic & diluted	$(0.005)	$(0.054)			$(0.005)	$(0.057)			Share Weighting Factors		$(0.051)
Weighted avg shares outstanding	8,701,389	19,840,116			8,701,389	19,840,116			15.98%	84.02%	18,059,954

Accumulated deficit, beginning of period	-	(42,476)			-	(47,761)			-	(35,047)
Net Loss & comprehensive loss	(42,476)	(1,064,153)			(47,761)	(1,125,137)			(35,047)	(886,147)
Accumulated deficit, end of period	(42,476)	(1,106,629)			(47,761)	(1,172,898)			(35,047)	(921,194)

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MagicMed Industries Inc.

Unaudited Financial Information

As Of and For The Nine Months Ended March 31, 2021

	Audited	Not Audited	GAAP		GAAP		CAD TO USD		GAAP FINANCIALS
	IFRS		Adjustments		Financials		ADJUST		USD
Balance Sheet	June 2020 (CAD)	Mar 2021 (CAD)	June 2020 (CAD)	Mar 2021 (CAD)	June 2020 (CAD)	Mar 2021 (CAD)	FOREX Adj June 2020	FOREX Adj Mar 2021	June 2020 (USD)	Mar 2021 (USD)
ASSETS
Cash	544,977	6,953,091			544,977	6,953,091			399,904	5,529,098
Prepaid expenses	4,843	193,304			4,843	193,304			3,554	153,715
Gov’t remittances recoverable	1,422	90,554			1,422	90,554			1,043	72,009
Equipment		16,336			-	16,336			-	12,990
Intangible assets	5,285	130,037	(5,285)	(124,752)	-	-			-	-
						-
TOTAL ASSETS	556,527	7,383,322	(5,285)	(124,752)	551,242	7,253,285	-	-	404,501	5,767,812

LIABILITIES
Accounts payable & accrued liabs	51,217	380,046			51,217	380,046			37,583	302,213

TOTAL LIABILITIES	51,217	380,046	-	-	51,217	380,046	-	-	37,583	302,213

SHAREHOLDERS EQUITY
Share capital	396,590	7,630,103			396,590	7,630,103			291,018	6,067,458
Warrants reserve	151,196	1,735,508			151,196	1,735,508			110,948	1,380,076
Options reserve	-	61,824			-	61,824			-	49,162
Accumulated other comprehensive loss	-	(2,314)			-	(2,314)			-	(1,840)
Deficit	(42,476)	(2,421,845)	(5,285)	(124,752)	(47,761)	(2,551,882)			(35,047)	(2,029,257)
TOTAL SHAREHOLDERS EQUITY	505,310	7,003,276	(5,285)	(124,752)	500,025	6,873,239	-	-	366,918	5,465,600

TOTAL LIABILITIES & EQUITY	556,527	7,383,322	(5,285)	(124,752)	551,242	7,253,285	-	-	404,501	5,767,812

			GAAP Adjustments		GAAP Financials		CAD TO USD ADJUST
P & L Statement (June 2020 Audited & 9 Months Ended March 2021)	May 26 2020 to June 30 2020 (CAD)	Nine Months Ended Mar 31 2021 (CAD)	May 26 2020 to June 30 2020 (CAD)	Nine Months Ended Mar 31 2021 (CAD)	May 26 2020 to June 30 2020 (CAD)	Nine Months Ended Mar 31 2021 (CAD)	FOREX Adj June 2020	FOREX Adj Mar 2021	May 26 2020 to June 30 2020 (USD)	Nine Months Ended Mar 31 2021 (USD)
Revenue	-	-			-	-			-	-

Expenses
Salaries & benefits		672,240			-	672,240			-	517,193
Professional fees	24,190	541,258			24,190	541,258			17,853	416,421
Marketing fees	15,500	553,726			15,500	553,726			11,439	426,013
Research & development costs		340,747	5,285	124,752	5,285	465,499			3,900	358,135
Consulting services		156,592			-	156,592			-	120,475
General & administrative		45,194			-	45,194			-	34,770
Depreciation		1,325			-	1,325			-	1,019
Foreign currency translation loss		6,463			-	6,463			-	4,972
Share-based compensation	2,786	61,824			2,786	61,824			2,056	47,565

Total Expenses	42,476	2,379,369	5,285	124,752	47,761	2,504,121			35,249	1,926,564

Net Loss before other comprehensive loss	(42,476)	(2,379,369)	(5,285)	(124,752)	(47,761)	(2,504,121)			(35,249)	(1,926,564)

Other Comprehensive Loss
Loss on translation of foreign operations	-	(2,314)			-	(2,314)	202	(65,865)	202	(67,646)

Net loss and comprehensive loss	(42,476)	(2,381,683)	(5,285)	(124,752)	(47,761)	(2,506,435)			(35,047)	(1,994,209)

Loss per share-basic & diluted	$(0.005)	$(0.093)			$(0.005)	$(0.098)
Weighted avg shares outstanding	8,701,389	25,609,298			8,701,389	25,609,298

Accumulated deficit, beginning of period	-	(42,476)			-	(47,761)			-	(35,047)
Net Loss & comprehensive loss	(42,476)	(2,381,683)			(47,761)	(2,506,435)			(35,047)	(1,994,209)
Accumulated deficit, end of period	(42,476)	(2,424,159)			(47,761)	(2,554,196)			(35,047)	(2,029,256)

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COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

ENVB common stock is listed on The NASDAQ Capital Market under the symbol “ENVB.”

MagicMed is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of ENVB common stock on May 21, 2021, the last full trading day immediately preceding the public announcement of the Amalgamation Agreement, and on August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus:

	ENVB Common Stock	MagicMed Common Stock
May 21, 2021	$2.72	N/A
August 2, 2021	$1.91	N/A

Stockholders of ENVB and MagicMed are urged to obtain current market quotations for ENVB common stock and to review carefully the other information contained in this proxy statement/prospectus or documents filed with the SEC. See “Where You Can Find More Information” beginning on page 233 of this proxy statement/prospectus.

Holders

As of August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, there were 549 holders of record of ENVB common stock.

As of July 30, 2021, the latest practicable date prior to the date of this proxy statement, there were approximately 141 holders of record of MagicMed’s common stock.

Dividends

ENVB has not declared or paid any cash or other dividends to its stockholders and does not plan to declare or pay cash or other dividends in the foreseeable future. ENVB currently intends to retain earnings, if any, for use in the operation and expansion of its business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the ENVB board of directors and will depend on such factors as earnings levels, contractual restrictions, capital requirements, ENVB’s overall financial condition and any other factors deemed relevant by the ENVB board of directors.

MagicMed has never paid any dividends to its stockholders since its inception. While subject to periodic review, the current policy of MagicMed’s board of directors is to retain all earnings, if any, primarily to finance future growth.

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RISK FACTORS

In addition to general investment risks and the other information included in this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 85 of this proxy statement/prospectus, ENVB stockholders should carefully consider the following risk factors before deciding whether to vote for approval of the issuance of ENVB common stock in connection with the Amalgamation and approval of the adoption of the Amalgamation Agreement. ENVB stockholders should also read and consider the risks associated with the business of MagicMed set forth on page 71 herein because these risk factors may affect the operations of the combined company.

Risks Related to the Amalgamation

There is no assurance when or if the Amalgamation will be completed. Any delay in completing the Amalgamation may substantially reduce the benefits that ENVB expects to obtain from the Amalgamation.

Completion of the Amalgamation is subject to the satisfaction or waiver of a number of conditions as set forth in the Amalgamation Agreement. There can be no assurance that ENVB or MagicMed will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Amalgamation, see the section titled “The Amalgamation Agreement—Conditions to the Completion of the Amalgamation” beginning on page 114 of this proxy statement/prospectus. If the Amalgamation and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that ENVB expects to achieve as a result of the Amalgamation and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Amalgamation.

ENVB and MagicMed can agree at any time to terminate the Amalgamation Agreement, even if ENVB and/or MagicMed stockholders have already adopted the Amalgamation Agreement and thereby approved the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. ENVB and MagicMed can also terminate the Amalgamation Agreement under other specified circumstances. See the section titled “The Amalgamation Agreement—Termination of the Amalgamation Agreement” beginning on page 125 of this proxy statement/prospectus.

ENVB is expected to incur substantial expenses related to the Amalgamation and the integration of MagicMed.

ENVB is expected to incur substantial expenses in connection with the Amalgamation and the integration of MagicMed. Specifically, based on estimates as of June 15, 2021, ENVB expects to incur approximately $1.0 million of transaction costs related to the Amalgamation. Additionally, in connection with the plan to integrate the operations of ENVB and MagicMed, ENVB expects to incur various nonrecurring expenses, such as costs associated with legal, regulatory, IP and tax review. ENVB is not able to determine the exact timing, nature and amount of these expenses as of the date of this proxy statement/prospectus. However, these expenses could have an adverse effect on the financial condition or results of operations of ENVB and MagicMed, as well as those of the combined company following the completion of the Amalgamation, during the period in which they are recorded. Although ENVB and MagicMed expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, Amalgamation-related and restructuring costs over time, ENVB and MagicMed cannot give any assurance that this net benefit will be achieved in the near term, or at all.

The announcement and pendency of the Amalgamation could have an adverse effect on ENVB’s and/or MagicMed’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Amalgamation could disrupt ENVB’s and/or MagicMed’s businesses in the following ways, among others:

●	ENVB’s and/or MagicMed’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect ENVB’s and/or MagicMed’s ability to retain, recruit and motivate key personnel;

45

●	the attention of ENVB’s and/or MagicMed’s management may be directed towards the completion of the Amalgamation and other transaction-related considerations and may be diverted from the day-to-day business operations of ENVB and/or MagicMed, as applicable, and matters related to the Amalgamation may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to ENVB and/or MagicMed, as applicable; and

●	customers, suppliers and other third parties with business relationships with ENVB and/or MagicMed may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with ENVB and/or MagicMed as a result of the Amalgamation, whether pursuant to the terms of their existing agreements with ENVB and/or MagicMed or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, ENVB and/or MagicMed.

Some ENVB and MagicMed directors and executive officers have interests in the Amalgamation that are different from yours and that may influence them to support or approve the Amalgamation without regard to your interests.

Directors and executive officers of ENVB and MagicMed may have interests in the Amalgamation that are different from, or in addition to, the interests of other ENVB stockholders generally. These interests with respect to ENVB’s directors and executive officers may include, among others, acceleration of stock option vesting, retention bonus payments, extension of exercisability periods of previously issued stock option grants, severance payments if employment is terminated in a qualifying termination in connection with the Amalgamation and rights to continued indemnification, expense advancement and insurance coverage. All of the current members of the ENVB board of directors will continue as directors of the combined company after the effective time of the Amalgamation, and, following the closing of the Amalgamation, will remain eligible to be compensated as non-employee directors of the combined company pursuant to the ENVB non-employee director compensation policy that is expected to remain in place following the effective time of the Amalgamation. These interests with respect to MagicMed’s directors and executive officers may include, among others, that certain of MagicMed’s directors and executive officers have options, subject to vesting, to purchase shares of MagicMed common stock which, after the effective time of the Amalgamation, will be converted into and become options to purchase shares of the common stock of the combined company; certain of MagicMed’s executive officers are expected to continue as executive officers of the combined company after the effective time of the Amalgamation; and all of MagicMed’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Amalgamation Agreement. Further, two current members of MagicMed’s board of directors will continue as directors of the combined company after the effective time of the Amalgamation, and, following the closing of the Amalgamation, will be eligible to be compensated as non-employee directors of the combined company pursuant to the ENVB non-employee director compensation policy that is expected to remain in place following the effective time of the Amalgamation.

The ENVB board of directors was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the Amalgamation Agreement, approve the Amalgamation, and recommend the approval of the ENVB Share Issuance Proposal to ENVB stockholders. These interests, among other factors, may have influenced the directors and executive officers of ENVB and MagicMed to support or approve the Amalgamation.

For more information regarding the interests of ENVB and MagicMed directors and executive officers in the Amalgamation, please see the sections titled “The Amalgamation—Interests of ENVB’s Directors and Executive Officers in the Amalgamation” beginning on page 108 and “The Amalgamation—Interests of MagicMed’s Directors and Executive Officers in the Amalgamation” beginning on page 107 of this proxy statement/prospectus.

Because the Exchange Ratio is fixed and because the market price of ENVB common stock will fluctuate prior to the completion of the Amalgamation, MagicMed shareholders cannot be sure of the market value of ENVB common stock they will receive as Amalgamation consideration relative to the value of the MagicMed shares they will exchange in connection with the Amalgamation.

The market value of the consideration that MagicMed shareholders will receive in the Amalgamation will depend on the trading price of ENVB common stock at the Closing. The Exchange Ratio that determines the number of shares of ENVB common stock that MagicMed shareholders will receive in the Amalgamation is fixed at 0.2658 shares of ENVB common stock for each MagicMed share they own. This means that there is no mechanism contained in the Amalgamation Agreement that would adjust the number of shares of ENVB common stock that MagicMed shareholders will receive based on any decreases or increases in the trading price of ENVB common stock. Changes in per share price may result from a variety of factors (many of which are beyond ENVB’s and MagicMed’s control), including:

●	changes in ENVB’s or MagicMed’s business, operations and prospects;

●	changes in market assessments of ENVB’s or MagicMed’s business, operations and prospects;

●	changes in market assessments of the likelihood that the Amalgamation will be completed;

●	changes in interest rates, general market, industry and economic conditions and other factors generally affecting the price of ENVB common stock; and

●	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ENVB and MagicMed operate.

If the price of ENVB common stock at the Closing is less than the price of ENVB common stock on the date that the Amalgamation Agreement was signed, then the market value of the Amalgamation consideration will be less than contemplated at the time the Amalgamation Agreement was signed.

46

The issuance of ENVB common stock in connection with the Amalgamation could decrease the market price of ENVB common stock.

In connection with the Amalgamation and as part of the Amalgamation Consideration, ENVB will issue shares of ENVB common stock to MagicMed equity holders. The issuance of ENVB common stock in the Amalgamation may result in fluctuations in the market price of ENVB common stock, including a stock price decrease.

ENVB and MagicMed securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Amalgamation as compared to their current ownership and voting interests in their respective companies.

After completion of the Amalgamation, the current stockholders of ENVB and MagicMed will own a smaller percentage of the combined company than their ownership of their respective companies prior to the Amalgamation. In addition, the consummation of the Amalgamation and the issuance of ENVB common stock as part of the Amalgamation consideration will dilute the ownership position of current ENVB stockholders. Upon completion of the Amalgamation, ENVB stockholders as of immediately prior to the Amalgamation are expected to own approximately 63.4% of the outstanding shares of ENVB and former MagicMed equity holders are expected to own approximately 36.6% of the outstanding shares of ENVB on a fully-diluted basis.

Further, upon the Effective Time of the Amalgamation and pursuant to the Amalgamation Agreement, Dr. Joseph Tucker, the President and Chief Executive Officer of MagicMed; Dr. Peter Facchini, Chief Scientific Officer of MagicMed; and Dr. Jillian Hagel, Chief Technology Officer of MagicMed, will be appointed to the positions of Chief Executive Officer, Chief Scientific Officer, and Chief Technology Officer of ENVB, respectively, and Dr. Tucker and Brad Thompson, directors of MagicMed, will be appointed to the ENVB board of directors. Consequently, ENVB stockholders, as a general matter, will have less influence over the management and policies of ENVB after the effective time of the Amalgamation than they currently exercise now over the management and policies of ENVB.

47

During the pendency of the Amalgamation, ENVB and MagicMed may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Amalgamation Agreement, which could adversely affect their respective business prospects.

Covenants in the Amalgamation Agreement impede the ability of ENVB and MagicMed to make acquisitions during the pendency of the Amalgamation, subject to specified exceptions. As a result, if the Amalgamation is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Amalgamation Agreement is in effect, each party is generally prohibited from soliciting, proposing, seeking or knowingly encouraging, facilitating or supporting any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to certain transactions involving a third party, including an amalgamation, merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them. For more information, see the section titled “The Amalgamation Agreement—No Solicitation.”

Certain provisions of the Amalgamation Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Amalgamation Agreement.

The terms of the Amalgamation Agreement prohibit each of ENVB and MagicMed from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances as described in further detail in the section titled “The Amalgamation Agreement—No Solicitation.” In addition, if the Amalgamation Agreement is terminated under specified circumstances, ENVB would be required to pay MagicMed a termination fee of $4.5 million. This termination fee may discourage third parties from submitting competing proposals to ENVB or its stockholders and may cause the ENVB board of directors to be less inclined to recommend a competing proposal.

Failure to complete the Amalgamation could negatively affect the value of ENVB common stock and ENVB’s future business and financial results.

If the Amalgamation is not completed, the ongoing business of ENVB could be adversely affected and ENVB will be subject to a variety of risks associated with the failure to complete the Amalgamation, including without limitation the following:

●	ENVB being required, under certain circumstances, to pay to MagicMed a reverse termination fee equal to $4.5 million;

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Amalgamation;

●	reputational harm due to the adverse perception of any failure to successfully complete the Amalgamation; and

●	having to pay certain costs relating to the Amalgamation, such as legal, accounting, financial advisory, filing and printing fees.

If the Amalgamation is not completed, these risks could materially affect the market price of ENVB common stock and the business and financial results of ENVB.

There has been no public market for MagicMed common shares and the lack of a public market makes it difficult to determine the fair market value of MagicMed.

The outstanding capital stock of MagicMed is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of MagicMed than if MagicMed common stock were traded publicly. The value ascribed to MagicMed’s securities in other contexts may not be indicative of the price at which MagicMed common shares may have traded if it were traded on a public market. The Amalgamation consideration to be paid to MagicMed shareholders was determined based on negotiations between the parties and likewise may not be indicative of the price at which MagicMed common shares may have traded if it were traded on a public market.

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The Amalgamation may be completed even though material adverse changes may result from the announcement of the Amalgamation, industry-wide changes or other causes.

In general, ENVB may refuse to complete the Amalgamation if there is a material adverse effect (as defined in the Amalgamation Agreement) affecting MagicMed prior to the closing of the Amalgamation. However, some types of changes do not permit either party to refuse to complete the Amalgamation, even if such changes would have a material adverse effect on ENVB or MagicMed. If adverse changes occur but ENVB and MagicMed must still complete the Amalgamation, the market price of ENVB common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on ENVB or MagicMed under the Amalgamation Agreement, see the section titled “The Amalgamation Agreement—Representations and Warranties” beginning on page 117 of this proxy statement/prospectus.

The fairness opinion of ENVB’s financial advisor in connection with the Amalgamation does not reflect changes in circumstances between the date of the signing of the Amalgamation Agreement and the closing of the Amalgamation.

The ENVB board of directors received an opinion from Gemini Valuation Services, LLC, that as of the date of the opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration for the ENVB stockholders in the Amalgamation was fair, from a financial point of view, to ENVB. Subsequent changes in the operation and prospects of ENVB or MagicMed, general market and economic conditions and other factors may significantly alter the value of ENVB or MagicMed or the price of the shares of ENVB common stock by the time the Amalgamation is to be completed. The opinion does not address the fairness, from a financial point of view, of the consideration to be paid by ENVB at the time the Amalgamation is to be completed, or as of any other date other than the date of such opinion. Gemini Valuation Services, LLC’s opinion is attached as Annex D to this proxy statement/prospectus. For a description of the opinion, see “The Amalgamation—Opinion of ENVB’s Financial Advisor” beginning on page 102.

Shareholders of the combined company may experience dilution of their ownership interests due to the future issuance of additional shares of stock of the combined company which could have an adverse effect on the price of the combined company’s stock.

ENVB may in the future issue additional shares of its stock which could result in the dilution of the ownership interests of its shareholders. Upon consummation of the Amalgamation, ENVB will be authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. Upon consummation of the Amalgamation, based on currently available information (including the number of ENVB shares of common stock and shares of MagicMed common shares outstanding as of June 15, 2021), ENVB is expected to have outstanding approximately 40.4 million shares of common stock and no shares of preferred stock. The potential issuance of additional shares of stock may create downward pressure on the trading price of ENVB’s stock. ENVB may also issue additional shares of its stock in connection with the hiring or compensation of personnel or directors, future acquisitions, future issuance of its securities for capital raising purposes or for other business purposes.

Potential litigation against ENVB and MagicMed could result in substantial costs and may delay or prevent the Amalgamation from being completed.

Stockholder request letters and DGCL Section 220 demand letters, as well as securities class action lawsuits and derivative lawsuits, are often brought against public companies that have entered into amalgamation or merger-related agreements. As of August 3, 2021, ENVB has received two separate request letters from purported stockholders of ENVB. ENVB received a letter dated July 14, 2021 by a purported stockholder of ENVB relating to the Amalgamation (the “July 14 Letter”) noting that the purported stockholder believes the registration statement filed by ENVB with the SEC on June 21, 2021 omits material information with respect to the Amalgamation and requesting that ENVB and the ENVB board of directors provide certain corrective disclosures in an amendment or supplement to the registration statement. In addition, ENVB received a DGCL Section 220 books and records demand letter dated July 22, 2021 (the “July 22 Letter”) by a purported stockholder of ENVB seeking access to certain relevant books and records of ENVB in connection with the process underlying the Amalgamation and ENVB’s engagement of its financial advisors.

ENVB and MagicMed do not believe that these stockholder requests have merit or will result in any material monetary damages payable by either ENVB or MagicMed. However, even if stockholder requests or potential lawsuits are without merit, responding to or defending against any legal claims can result in substantial costs and divert management time and resources. Any monetary settlement or adverse judgment alleging significant monetary loss by the stockholders could result in monetary damages for ENVB and MagicMed, which could have a negative impact on ENVB’s and MagicMed’s respective liquidity and financial condition. Additionally, if a stockholder is successful in obtaining an injunction prohibiting completion of the Amalgamation, then that injunction may delay or prevent the Amalgamation from being completed, or from being completed within the expected timeframe, which may adversely affect ENVB’s and MagicMed’s respective business, financial position and results of operation. There can be no assurance regarding the ultimate outcome of these stockholder requests. See “—Background of the Amalgamation” beginning on page 93 of this proxy statement/prospectus.

Risks Related to the Combined Company

Successful integration of MagicMed with ENVB and successful operation of the combined company are not assured. Also, integrating ENVB’s business with that of MagicMed may divert the attention of management away from operations.

If the Amalgamation is completed, AmalCo will possess all of the business and assets of MagicMed and will continue operating as a wholly owned indirect subsidiary of ENVB. There can be no assurance that, after the Amalgamation, AmalCo will be able to maintain and grow the acquired business and operations of MagicMed. In addition, the market segments in which MagicMed operates may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations, portfolio of products and personnel of MagicMed with ENVB will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by ENVB, including cost synergies expected to arise from supply chain efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

●	managing a larger combined company;

●	consolidating corporate and administrative infrastructures;

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●	issues in integrating research and development and sales forces;

●	difficulties attracting and retaining key personnel;

●	loss of customers and suppliers and inability to attract new customers and suppliers;

●	unanticipated issues in integrating information technology, communications and other systems;

●	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

●	unforeseen and unexpected liabilities related to the Amalgamation or MagicMed’s business.

Additionally, the integration of ENVB’s and MagicMed’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements, know-how of the scientific team, and other methods], to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of ENVB’s or MagicMed’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. ENVB and MagicMed may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Amalgamation.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Amalgamation for several reasons. The pro forma financial statements have been derived from the historical financial statements of ENVB and MagicMed and adjustments and assumptions have been made regarding the combined company after giving effect to the Amalgamation. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Amalgamation. For example, the impact of any incremental costs incurred in integrating ENVB and MagicMed are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the Amalgamation may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Amalgamation. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of ENVB common stock.

The market price of ENVB common stock after the Amalgamation may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of ENVB common stock.

Upon completion of the Amalgamation, MagicMed equity holders who receive shares of ENVB common stock will become ENVB stockholders. While ENVB common stock has an observable trading history, ENVB common stock on a post-Amalgamation basis may trade differently than its pre-Amalgamation trading history, and the market price of ENVB common stock could be subject to significant fluctuations following the Amalgamation.

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In addition, the businesses of ENVB differ from those of MagicMed in important respects and, accordingly, the results of operations of the combined company and the market price of ENVB common stock following the Amalgamation may be affected by factors different from those currently affecting the independent results of operations of ENVB and MagicMed. For a discussion of the business of ENVB and of certain factors to consider in connection with ENVB’s business, see the section titled “ENVB’s Business” beginning on page 150 of this proxy statement/prospectus. For a discussion of the business of MagicMed and of certain factors to consider in connection with MagicMed’s business, see the section titled “MagicMed’s Business” beginning on page 188 of this proxy statement/prospectus.

The Amalgamation may cause dilution to ENVB’s earnings per share, which may negatively affect the market price of ENVB common stock.

Although ENVB anticipates that the Amalgamation will have an immediate accretive impact on the adjusted earnings per share of ENVB common stock, ENVB’s current expectation is based on preliminary estimates as of the date of the public announcement of the Amalgamation, which may materially change. ENVB could also encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated to result from the Amalgamation. In addition, ENVB expects that MagicMed equity holders immediately prior to the Amalgamation will own, in the aggregate, approximately 36.6% of the outstanding shares of ENVB common stock upon completion of the Amalgamation (on a fully diluted basis). Once its shares are issued in the Amalgamation, ENVB’s earnings per share may be lower than it would have been in the absence of the Amalgamation. All of these factors could cause dilution to ENVB’s earnings per share or decrease or delay the expected accretive effect of the Amalgamation and cause a decrease in the market price of ENVB common stock. There can be no assurance that any increase in ENVB’s earnings per share will occur, even over the long term. Any increase in ENVB’s earnings per share as a result of the Amalgamation is likely to require, among other things, ENVB to successfully manage the operations of MagicMed and increase the consolidated earnings of ENVB after the Amalgamation.

Once ENVB is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, ENVB will be subject to additional laws and regulations affecting public companies that will increase ENVB’s costs and the demands on management and could harm ENVB’s operating results.

ENVB is subject to the reporting requirements of the Exchange Act, which requires, among other things, that ENVB file with the SEC, annual, quarterly and current reports with respect to ENVB’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company” ENVB may take advantage of certain exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in ENVB’s periodic reports and proxy statements. Once ENVB is no longer a smaller reporting company or otherwise qualifies for these exemptions, ENVB will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If ENVB is not able to comply with the requirements in a timely manner or at all, ENVB’s financial condition or the market price of ENVB’s common stock may be harmed. For example, if ENVB or its independent auditor identifies deficiencies in the ENVB’s, including the combined company, internal control over financial reporting that are deemed to be material weaknesses ENVB could face additional costs to remedy those deficiencies, the market price of ENVB’s stock could decline or ENVB could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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Risks Related to ENVB’s Business

We are dependent on the success of our prospective product candidates, which are in early stages of development, and there can be no assurances that any such prospects will reach a particular stage in development, receive regulatory approval or be successfully commercialized.

Our success will depend on our ability to successfully develop and commercialize our prospective product candidates through our development programs. We intend to develop at least three product candidates by undergoing the long, costly clinical-trial process for each candidate under an Investigational New Drug Application (“IND”) and, eventually, obtaining FDA approval under a New Drug Application (“NDA”) before proceeding to market. In order to proceed with development of our pharmaceutical product candidates under the NDA pathway, we must obtain the FDA’s approval of our IND application and conduct preclinical and clinical trials in compliance with the applicable IND regulations, clinical-study protocols, and other applicable regulations and related requirements. We may never be able to develop products which are commercially viable or receive regulatory approval in the U.S. or elsewhere. There can be no assurance that the FDA or any other regulatory authority will approve of our current or future product candidates.

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or “FDCA,” and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a new drug or biological product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies, and formulation studies according to Good Laboratory Practices and other applicable regulations;
●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin in the United States;
●	Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices, or GCPs, which sufficiently demonstrate the safety and efficacy of the proposed drug or biologic for its intended uses;
●	Submission to the FDA of a New Drug Application, or an NDA, for a new drug product;
●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;
●	Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA or biologics license application; and
●	FDA review and, potentially, approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted.

We may encounter difficulties that may delay, suspend or scale back our efforts to advance additional early research programs through preclinical development and IND application filings and into clinical development.

We intend to advance early research programs through preclinical development and to file an IND application for human clinical trials evaluating the prospective product candidates in our pipeline. The preparation and submission of IND applications requires rigorous and time-consuming preclinical testing, the results of which must be sufficiently documented to establish, among other things, the toxicity, safety, manufacturing, chemistry and clinical protocol of the product candidates. We may experience unforeseen difficulties that could delay or otherwise prevent us from successfully executing our current development strategy. In addition, our ability to complete and file certain IND applications may depend on the support of our partners and the timely performance of their obligations under relevant collaboration agreements. If our relevant partners are not able to perform such obligations, or if they otherwise delay the progress, we may not be able to prepare and file the intended IND applications on a timely basis or at all. Any delay, suspension or reduction of our efforts to pursue our preclinical and IND strategy could have a material adverse effect on our business and cause our share price to decline.

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The novel coronavirus could adversely impact our business, including our current plans for product development, as well as any currently ongoing preclinical studies and clinical trials and any future studies or other development or commercialization activities.

Since COVID-19 was initially reported to have surfaced in Wuhan, China in December 2019, it has spread globally, including countries in which we are currently, or plans to, conduct preclinical or clinical studies or other development activities. There is significant uncertainty as to the likely effects of this pandemic. As the ongoing COVID-19 pandemic continues, we will likely experience disruptions that could severely impact our business, including, but not limited to, our current or future preclinical studies, clinical trials, regulatory progress, or any other development or commercialization activities, including (among others):

●	delays or difficulties in enrolling patients in clinical trials;
●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;
●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;
●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;
●	limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;
●	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;
●	delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials;
●	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product used in our clinical trials;
●	changes in local regulations as part of a response to the COVID-19 outbreak which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;
●	delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;
●	delay in the timing of interactions with the FDA due to absenteeism by federal employees or by the diversion of their efforts and attention to approval of other therapeutics or other activities related to COVID-19; and
●	refusal of the FDA to accept data from clinical trials in affected geographies outside the United States.

In addition, the COVID-19 pandemic could disrupt our operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in our office or laboratory facilities, or due to quarantines. COVID-19 could also impact members of our board of directors, resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full board of directors or our committees needed to conduct meetings for the management of our affairs.

The global COVID-19 pandemic continues to rapidly evolve. The extent to which COVID-19 may impact our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

We have significant and increasing liquidity needs and may require additional funding.

Research and development, management and administrative expenses and cash used for operations will continue to be significant and may increase substantially in the future in connection with new and continued research and development initiatives and our pursuit of IND authorization(s) for some or all of our product candidates, as is required to initiate clinical trials in human subjects in the United States. We will need to raise additional capital to fund our operations, continue to conduct clinical trials to support potential regulatory approval of marketing applications, and to fund commercialization of our current and future product candidates.

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The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

●	the scope, number, initiation, progress, timing, costs, design, duration, delays (if any), and results of preclinical and clinical studies for our current or future product candidates;

●	the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA, and comparable foreign regulatory authorities;

●	the timing and amount of revenue generated or received, including any revenue from grants or other sources;

●	the rate of progress and cost of our clinical trials and other product development programs;

●	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with our current and future product candidates;

●	the effect of competing technological and market developments;

●	personnel, facilities and equipment requirements; and

●	the terms and timing of any additional collaborative, licensing, co-promotion or other arrangements that we may establish.

While we expect to fund our future capital requirements from financing arrangements, we cannot assure you that any such financing arrangements will be available to it on favorable terms, or at all. Further, even if we can raise funds from financing arrangements, the amounts raised may not be sufficient to meet our future capital requirements.

We depend on our current key personnel and our ability to attract and retain employees.

Our future growth and success depends on our ability to recruit, retain, manage and motivate our employees. We are highly dependent on our current management and scientific personnel, including David Johnson, Avani Kanubaddi, and Dr. Robert Wilkins. The inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results. Due to the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

There has been limited study on the effects of medical cannabinoids, and future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing, and social acceptance of cannabinoids.

Research relating to the medical benefits, viability, safety, efficacy, and dosing of cannabinoids remains in relatively early stages. There have been few clinical trials on the benefits of cannabinoids conducted by us or by others. Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies We have relied on, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to cannabinoids, which could adversely affect social acceptance of cannabinoids and the demand for our product candidates.

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Political, economic, and military instability in Israel may impede our development programs, which could have a material adverse effect on our business.

We plan to conduct a clinical cancer study consisting of a Phase 1/2 study in Israel of oral synthetic CBD extract, given alone or in combination with clomiphene concurrently with dose-dense temolozomide chemotherapy for patients with recurrent or progressive GBM, designed as an open label, two-arm, randomized prospective study. We are currently waiting on primary approval from the Israeli Ministry of Health, Center for Cannabis (Yakar) to proceed with such study. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In May 2021, hostilities between Israel and Hamas escalated and there has been cross-border attacks in Israel and Gaza, including rocket attacks targeting Tel Aviv, where some of our key partners for the planned GBM study are located. The ongoing conflict and any hostilities involving Israel or political, economic, and military conditions in Israel and the surrounding region may directly affect our ability to obtain approvals needed for our GBM study and cause interruptions or delays in conducting such study or future studies we may conduct in Israel for an indeterminate time. Any armed conflicts, terrorist activities, or political instability in the region could impeded our development programs, which could have a material adverse effect on our business.

We expect to face intense competition, often from companies with greater resources and experience than us.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than us. Some of these competitors and potential competitors have more experience than us in the development of pharmaceutical products, including validation procedures and regulatory matters. In addition, our future product candidates, if successfully developed, will compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than us or our collaboration partners have. Other companies with greater resources than we may announce similar plans in the future. In addition, there are other non-FDA approved CBD preparations being made available from other companies, which might attempt to compete with our future product candidates. If we are unable to compete successfully, our commercial opportunities will be reduced and our business, results of operations and financial conditions may be materially harmed.

Our current and future preclinical and clinical studies may be conducted outside the United States, and the FDA may not accept data from such studies to support any NDAs we may submit after completing the applicable developmental and regulatory prerequisites.

We are conducting, or may conduct, preclinical and/or clinical studies outside the United States. For example, we have conducted preclinical studies in Israel, and plan to conduct clinical studies for one or more product candidates in Israel or other non-U.S. countries. To the extent we do not conduct these clinical trials under an IND, the FDA may not accept data from such trials. Although the FDA may accept data from clinical trials conducted outside the United States that are not conducted under an IND, the FDA’s acceptance of these data is subject to certain conditions. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and all applicable FDA regulations. The trial population must also adequately represent the intended U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In general, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom we intend to market the product candidate in the United States, if approved. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon our ability to verify the data and our determination that the trials also complied with all applicable U.S. laws and regulations. We cannot guarantee that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from such clinical trials, we would likely result in the need for additional trials and the completion of additional regulatory steps, which would be costly and time-consuming and could delay or permanently halt our development of our product candidates.

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Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, we may not have favorable results in our planned and future clinical trials.

Successful development of therapeutic products is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons including:

●	preclinical study results that may show the product to be less effective than desired (e.g., the study failed to meet our primary objectives) or to have harmful or problematic side effects;

●	failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or an IND and later NDA, preparation, discussions with the FDA, an FDA request for additional preclinical or clinical data or unexpected safety or manufacturing issues;

●	manufacturing costs, pricing, or reimbursement issues or other factors that make the product not economical; and

●	the proprietary rights of others and their competing products and technologies that may prevent the product from being commercialized.

Any positive results from our preclinical testing of our prospective product candidates may not necessarily be predictive of the results from planned or future clinical trials for such product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical and early clinical development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings while clinical trials were underway or safety or efficacy observations in clinical trials, including adverse events. Moreover, our interpretation of clinical data or our conclusions based on the preclinical in vitro and in vivo models may prove inaccurate, as preclinical and clinical data can be susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or other regulatory approvals. If we fail to produce positive results in our planned clinical trial for our product candidates for the treatment of GBM, or our future clinical trials, the development timeline and regulatory approval and commercialization prospects for such product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Business interruptions could delay us in the process of developing our product candidates.

Loss of our stored materials or facilities through fire, theft, or other causes could have an adverse effect on our ability to continue product development activities and to conduct our business. Even if we obtain insurance coverage to compensate us for such business interruptions, such coverage may prove insufficient to fully compensate us for the damage to our business resulting from any significant property or casualty loss.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and legal requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA, SEC or Office of Inspector General regulations, or regulations of any other applicable regulatory authority, failure to provide accurate information to the FDA or the SEC, comply with applicable manufacturing standards, other federal, state or foreign laws and regulations, report information or data accurately or disclose unauthorized activities. Employee misconduct could also involve the improper use of confidential or protected information, including information obtained in the course of clinical trials, or illegal pre-approval promotion of drug candidates, which could result in government investigations, enforcement actions and serious harm to our reputation. We have adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy, but employee misconduct is not always possible to identify and deter. The precautions we take to detect and prevent these prohibited activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending our Company or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

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Our proprietary information, or that of our customers, suppliers and business partners, may be lost or we may suffer security breaches.

In the ordinary course of our business, we expect to collect and store sensitive data, including valuable and commercially sensitive intellectual property, clinical trial data, our proprietary business information and that of our future customers, suppliers and business partners, and personally identifiable information of our customers, clinical trial subjects and employees, patients, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, damage our reputation, and cause a loss of confidence in our products and our ability to conduct clinical trials, which could adversely affect our business and reputation and lead to delays in gaining regulatory approvals for our future product candidates. Although we may obtain business interruption insurance coverage in the future, our insurance might not cover all losses from any future breaches of our systems.

Failure of our information technology systems, including cybersecurity attacks or other data security incidents, could significantly disrupt the operation of our business.

Our business depends on the use of information technologies. Our ability to execute our business plan and to comply with regulators’ requirements with respect to data control and data integrity, depends, in part, on the uninterrupted performance of our information technology systems, or IT systems and the IT systems supplied by third-party service providers. Our IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts, natural disasters and more sophisticated and targeted cyber-related attacks that pose a risk to the security of our information systems and networks and the confidentiality, availability and integrity of data and information. A successful cybersecurity attack or other data security incident could result in the misappropriation and/or loss of confidential or personal information, create system interruptions, or deploy malicious software that attacks our systems. It is also possible that a cybersecurity attack might not be noticed for some period of time. In addition, sustained or repeated system failures or problems arising during the upgrade of any of our IT systems that interrupt our ability to generate and maintain data could adversely affect our ability to operate our business. The occurrence of a cybersecurity attack or incident could result in business interruptions from the disruption of our IT systems, or negative publicity resulting in reputational damage with our shareholders and other stakeholders and/or increased costs to prevent, respond to or mitigate cybersecurity events. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose us or other third-parties to regulatory fines or penalties, litigation and potential liability, or otherwise harm our business.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent it from accessing critical information or expose it to liability, which could adversely affect our business and its reputation.

In the ordinary course of our business, we expect to collect and store sensitive data, including legally protected patient health information, credit card information, personally identifiable information about our employees, intellectual property, and proprietary business information. We expect to manage and maintain its applications and data utilizing on-site systems. These applications and data encompass a wide variety of business-critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers, or viruses, breaches or interruptions due to employee error, malfeasance or other disruptions, or lapses in compliance with privacy and security mandates. Any such virus, breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. In the future, any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act and European Union General Data Protection Regulation, government enforcement actions and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to process samples, provide test results, share and monitor safety data, bill payors or patients, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of our business and may damage our reputation, any of which could adversely affect our business, financial condition and results of operations.

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Our operating results may vary significantly in future periods.

We are in the early stages of product development and expects to focus substantial efforts for, at least, the next several years on preclinical and clinical trials and other research and development activities. We have not obtained regulatory approval for any product candidates. Our revenues, expenses and operating results are likely to fluctuate significantly in the future. We expect to incur substantial additional operating expenses over the next several years as our research, development, and preclinical and clinical study activities increase. Our financial results are unpredictable and may fluctuate, for among other reasons, due to:

●	the scope, number, progress, duration, endpoints, cost, results, and timing of our preclinical testing and clinical studies of current or potential future product candidates

●	our ability to obtain additional funding to develop product candidates; and

●	delays in the commencement, enrollment and timing of clinical studies.

A high portion of our costs are predetermined on an annual basis, due in part to our significant research and development costs. Thus, small declines in revenue could disproportionately affect financial results in a quarter.

Risks Related to Regulatory Matters

Our prospective products will be subject to the various federal and state laws and regulations relating to health and safety.

We are in the process of developing investigational new drugs for which we intend to pursue FDA approval via the New Drug Application (“NDA”) process. In these product candidates, cannabinoid(s) will be the active pharmaceutical ingredient.

In connection with our development and future commercialization (if applicable) of the above-described prospective products, we and each contemplated product candidate are subject to the Federal Food Drug and Cosmetic Act (FDCA). The FDCA is intended to assure the consumer, in part, that drugs and devices are safe and effective for their intended uses and that all labeling and packaging is truthful, informative, and not deceptive. The FDCA and FDA regulations define the term “drug,” in part, by reference to its intended use, as “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease” and “articles (other than food) intended to affect the structure or any function of the body of man or other animals.” Therefore, almost any ingested or topical or injectable product that, through its label or labeling (including internet websites, promotional pamphlets, and other marketing material), that is claimed to be beneficial for such uses will be regulated by FDA as a drug. The definition also includes components of drugs, such as active pharmaceutical ingredients. Drugs must generally either receive premarket approval by FDA through the NDA process or conform to a “monograph” for a particular drug category, as established by FDA’s Over-the-Counter (OTC) Drug Review. If the FDA does not award premarket approval for our product candidates through the NDA process, this could have a material adverse effect on our business, financial condition and results of operations.

Clinical trials are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations.

We currently have two potential product candidates that are in preclinical development as an investigational combination therapy for GBM and other forms of cancer and intends to pursue preclinical and clinical development for other prospective candidates as well, including, but not limited to, a candidate targeting radiodermatitis. After completing the requisite preclinical testing, IND submission, internal review board (“IRB”) review, and any other applicable early-development obligations, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive, time consuming, and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, or at all. Failures in connection with one or more clinical trials can occur at any stage of testing.

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Regulatory agencies may analyze or interpret the results of clinical trials differently than us. Even if the results of our clinical trials are favorable, the clinical trials for a number of our product candidates are expected to continue for several years and may take significantly longer to complete. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory authorities on trial design;

●	delays in reaching agreement on acceptable terms with prospective contract research organization (“CRO”) and clinical trial sites;

●	delays in opening clinical trial sites or obtaining required IRB or independent ethics committee approval at each clinical trial site;

●	actual or perceived lack of effectiveness of any product candidate during clinical trials;

●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues, such as drug interactions, including those which cause confounding changes to the levels of other concomitant medications;

●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

●	difficulty in retaining subjects for the entire duration of applicable clinical studies (as study subjects may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;

●	inadequacy of or changes in our manufacturing process or product candidate formulation;

●	delays in obtaining regulatory authorization s, such as INDs and any others that must be obtained, maintained, and/or satisfied to commence a clinical trial, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

●	changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

●	delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;

●	uncertainty regarding proper dosing;

●	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

●	unfavorable results from ongoing pre-clinical studies and clinical trials;

●	failure of our CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

●	failure by us, our employees, our CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials;

●	scheduling conflicts with participating clinicians and clinical institutions;

●	failure to design appropriate clinical trial protocols;

●	regulatory concerns with cannabinoid products, generally, and the potential for abuse;

●	insufficient data to support regulatory approval;

●	inability or unwillingness of medical investigators to follow our clinical protocols; or

●	difficulty in maintaining contact with patients during or after treatment, which may result in incomplete data.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

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Any failure by us to comply with existing regulations could harm our reputation and operating results.

We are subject to extensive regulation by U.S. federal and state and foreign governments in each of the U.S., European and Canadian markets, in which we plan to sell our product candidates. We must adhere to all regulatory requirements, including FDA’s Good Laboratory Practice (“GLP”), GCP, and GMP requirements, pharmacovigilance requirements, advertising and promotion restrictions, reporting and recordkeeping requirements, and their European equivalents. If we or our suppliers fail to comply with applicable regulations, including FDA pre-or post-approval requirements, then the FDA or other foreign regulatory authorities could sanction our Company. Even if a drug is approved by the FDA or other competent authorities, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing trials. Any of our product candidates which may be approved in the U.S. will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, import, export, advertising, promotion, sampling, recordkeeping and submission of safety and other post-market information, including both federal and state requirements. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to GMP. As such, we and our contract manufacturers (in the event contract manufacturers are appointed in the future) are subject to continual review and periodic inspections to assess compliance with GMP. Accordingly, we and others with whom we work will have to spend time, money and effort in all areas of regulatory compliance, including manufacturing, production, quality control and quality assurance. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Similar restrictions and requirements exist in the European Union and other markets where we operate.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, it may impose restrictions on that product or on us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any of our ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications submitted by us;

●	impose restrictions on our operations, including by requiring us to enter in to a Corporate Integrity Agreement or closing our contract manufacturers’ facilities, if any; or

●	seize or detain products or require a product recall.

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We may be subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect our business and results of operations.

If we successfully complete the requisite preclinical and clinical testing, make the required regulatory submissions and obtain any corresponding authorizations or licenses (as applicable), fulfill all other applicable development-related regulatory obligations, and, eventually, obtain FDA approval to market one or more of our current or future product candidates in the United States, we may be subject to certain healthcare laws and regulations. In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our future product candidates. If we are found to be in violation of any of these laws or any other federal, state or foreign regulations, we may be subject to administrative, civil and/or criminal penalties, damages, fines, individual imprisonment, exclusion from federal health care programs and the restructuring of our operations. Any of these could have a material adverse effect on our business and financial results. Since many of these laws have not been fully interpreted by the courts, there is an increased risk that we may be found in violation of one or more of their provisions. Any action against us for violation of these laws, even if we are ultimately successful in our defense, will cause us to incur significant legal expenses and divert our management’s attention away from the operation of our business. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control.

In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, some European Union jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. Such differences in national pricing regimes may create price differentials between European Union member states. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the U.S. In the European Union, the downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, barriers to entry of new products are becoming increasingly high and patients are unlikely to use a drug product that is not reimbursed by their government.

We may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, the importation of foreign products may compete with any future product that we may market, which could negatively impact our profitability.

Specifically in the U.S., we expect that the 2010 Affordable Care Act (“ACA”), as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we may receive for any approved product. There have been judicial challenges to certain aspects of the ACA and numerous legislative attempts to repeal and/or replace the ACA in whole or in part, and we expect there will be additional challenges and amendments to the ACA in the future. At this time, the full effect that the ACA will have on our business in the future remains unclear. An expansion in the government’s role in the U.S. healthcare industry may cause general downward pressure on the prices of prescription drug products, lower reimbursements or any other product for which we obtain regulatory approval, reduce product utilization and adversely affect our business and results of operations. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize any of our future product candidates for which we may receive regulatory approval.

There is a high rate of failure for drug candidates proceeding through clinical trials.

We have no products on the market, and our new potential cannabinoid-based drug product candidates are currently either in preclinical development or the research and discovery phase. Accordingly, none of our prospective products or investigational candidates have ever been tested in a human subject. Our ability to achieve and sustain profitability with respect to our product candidates in which cannabinoids are featured as the active pharmaceutical ingredient depends on obtaining regulatory approvals for and, if approved, successfully commercializing our product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of our product candidates, we or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety, purity and potency of our product candidates.

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Generally, there is a high rate of failure for drug candidates proceeding through clinical trials. We may suffer significant setbacks in our clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if we view the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with our interpretation of the data. In the event that we obtain negative results from clinical trials for product candidates or other problems related to potential chemistry, manufacturing and control issues or other hurdles occur and our future product candidates are not approved, we may not be able to generate sufficient revenue or obtain financing to continue our operations, our ability to execute on our current business plan may be materially impaired, and our reputation in the industry and in the investment community might be significantly damaged. In addition, our inability to properly design, commence and complete clinical trials may negatively impact the timing and results of our clinical trials and ability to seek approvals for our drug candidates.

The testing, marketing and manufacturing of any new drug product for use in the United States will require approval from the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed drug and failure to receive such approvals would have an adverse effect on the drug’s potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such proposed drug from the market. To the extent that our success will depend on any regulatory approvals from government authorities outside of the United States that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our prospective products or current or future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

If any of our prospective products or current or future product candidates, prior to or after any approval for commercial sale, cause serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may interrupt, delay or halt clinical trials;

●	regulatory authorities may deny regulatory approval of our future product candidates;

●	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) in connection with approval or post-approval;

●	regulatory authorities may withdraw their approval, require more onerous labeling statements, impose a more restrictive REMS, or require it to recall any product that is approved;

●	we may be required to change the way the product is administered or conduct additional clinical trials;

●	our relationships with our collaboration partners may suffer;

●	we could be sued and held liable for harm caused to patients; or

●	our reputation may suffer. The reputational risk is heightened with respect to those of our future product candidates that are being developed for pediatric indications.

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We may voluntarily suspend or terminate our clinical trials if at any time we believe that the product candidates present an unacceptable risk to participants, or if preliminary data demonstrates that our future product candidates are unlikely to receive regulatory approval or unlikely to be successfully commercialized.

After completing preclinical testing and obtaining the requisite regulatory authorizations, as applicable, we may voluntarily suspend or terminate our clinical trials for any number of reasons, including if we believe that a product’s use, or a person’s exposure to it, may cause adverse health consequences or death. In addition, regulatory agencies, IRBs or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Although we have never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if we elect or are forced to suspend or terminate a clinical trial of any of our future product candidates, the commercial prospects for that product will be harmed and our ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. In addition, such events or labeling could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future product candidates and impair our ability to generate revenue from the commercialization of these products either by us or by our collaboration partners.

The success of our prospective product candidates and future approved products, if any, especially those containing hemp-derived CBD, is subject to a number of constantly-evolving state and federal laws, regulations, and enforcement policies pertaining to hemp-derived CBD and/or cannabis more generally.

The Agriculture Improvement Act of 2018, or the “2018 Farm Bill,” was signed into law on December 20, 2018. This 2018 Farm Bill expressly excluded “hemp” from the federal Controlled Substances Act of 1970 and the Controlled Substances Import and Export Act’s, as amended (the “CSA”)’s definition of marijuana and, accordingly, declassified substances derived from or containing any part(s) of the cannabis plant containing not more than 0.3% THC on a dry-weight basis from Schedule I. In effect, the 2018 Farm Bill legalized the cultivation and commercial sale of hemp in the United States, subject to applicable state laws and regulations and applicable FDCA provisions, including any implementing regulations, as interpreted and enforced by the FDA.

Local, state, federal, and international hemp and CBD laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business regarding cannabinoid production. It is also possible that the federal government will begin strictly enforcing existing laws, which may limit the legal uses of the hemp plant and its derivatives and extracts, such as cannabinoids. we cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our activities in the cannabis industry.

In addition, the 2018 Farm Bill did not alter the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds, including cannabinoids, under the FDCA. Hemp products, including cannabinoids, that qualify as drugs, food, dietary supplements, veterinary products, and cosmetics, for example, are subject to regulation by the FDA. Following passage of the 2018 Farm Bill, the FDA reaffirmed its enforcement authority and reiterated the requirement that a product containing CBD or other cannabinoid(s) (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit implicitly or explicitly attributed to, or based on, the presence of the cannabinoid as an ingredient, or any other health/medical claim, must be approved by the FDA for its intended use(s) before it may be introduced into interstate commerce. Our prospective product candidates are currently intended for development under an IND and, eventually, approval under an NDA, which will mean that, if approved, we can market such products with claims about their proven medical benefits for the applicable indications for use to the extent consistent with the product’s NDA.

While we believe that the 2018 Farm Bill and analogous state legislation has reduced the amount of DEA oversight of hemp-derived cannabinoids, this is a rapidly evolving area of U.S. law and substantial uncertainty remains as to the future of federal and state regulation of cannabinoid products. In addition, the FDA has approved only one natural cannabis-based drug product, which contains only hemp-derived CBD. There can be no assurance that our product candidates containing cannabinoids (as the active drug ingredient(s)) will be similarly approved for commercialization in the United States at any time in the near or distant future. Any regulations the FDA issues relating to the sale, marketing, and/or other activities involving cannabinoid or certain cannabinoid-containing products could have a material adverse effect on our business, financial condition and results of operations.

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Given the uncertainty surrounding future state regulations and the continuing barriers that still exist for cannabinoids in certain product categories due to FDA regulation, it is unknown what impact the removal of hemp from the CSA, and any resulting commercialization of hemp products, may have on our business.

Costs associated with compliance with numerous laws and regulations could impact our financial results. In addition, we could become subject to increased enforcement and/or litigation risks associated with the CBD industry.

The manufacture, labeling and distribution of products containing CBD or other cannabinoids is governed by various federal, state and local agencies. To the extent we are able to successfully commercialize any of our currently contemplated product candidates via the FDA’s NDA approval pathway, the presence of cannabinoids as active or inactive ingredients, as applicable, may give rise to heightened regulatory scrutiny and greater risk of consumer litigation, either of which could further restrict the permissible scope of our marketing claims about such products or our ability to sell them in the United States at all. The shifting compliance environment and the need to build and maintain robust systems to comply with different hemp or CBD-related regulations in jurisdictions may increase costs and/or the risk that we may violate one or more applicable regulatory requirements. If our operations, or any of our activities or prospective products, are found to be in violation of any such laws or any other governmental regulations that apply to the manufacture, distribution, or sale of prescription drug products, generally, and to products containing hemp or CBD, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business or our financial results.

Failure to comply with any applicable FDA requirements, relating to CBD or otherwise, may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is also subject to regulation by the FTC under the Federal Trade Commission Act. Additionally, analogous state advertising and labeling laws are often enforced by state attorneys general, and any state or federal enforcement action based on potentially misleading or deceptive advertising is often followed by costly class-action complaints under state consumer-protection laws.

The FDA, on its own and in collaboration with the FTC, has issued numerous warning letters to companies offering for sale of topical, oral, and other types of products containing CBD, which were not approved under the FDA’s NDA process, in response to their making unsubstantiated claims on product webpages, online stores, and social media websites about the products’ purported therapeutic or other drug-like benefits in connection with CBD or other cannabinoids. The FDA deemed that companies “used these online platforms to make unfounded, egregious claims about their products’ ability to limit, treat or cure cancer, neurodegenerative conditions, autoimmune diseases, opioid use disorder, and other serious diseases, without sufficient evidence and the legally required FDA approval.”

The agency has continuously demonstrated its commitment to taking action against companies making medical claims about products containing CBD (as the active ingredient), as selling unapproved products with unsubstantiated therapeutic claims can put patients and consumers at risk. The FDA does not believe CBD has been shown to be safe and effective for any therapeutic use, except as used in Epidiolex, the only new drug containing CBD that has been approved by FDA under the NDA process, which was approved for the treatment of seizures associated with Lennox-Gastaut syndrome or Dravet syndrome in patients 2 years of age and older. The agency’s principal concern with CBD products on the market that are unlawfully claiming to treat serious medical conditions is that deceptive marketing of unproven treatments may keep some patients from accessing appropriate, recognized therapies to treat serious and even fatal diseases. Additionally, because they are not evaluated by the FDA, there may be other ingredients that are not disclosed, which may be harmful.

The FDA has pledged to continue to monitor the marketplace and take enforcement action as-needed to protect the public against companies illegally selling products containing CBD as the active ingredient, claiming to prevent, diagnose, treat, or cure serious diseases, such as cancer, Alzheimer’s disease, psychiatric disorders and diabetes; illegally selling cannabis and cannabis-derived products that can put consumers at risk; and marketing and distributing such products in violation of the FDA’s authorities.

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Negative public perception of hemp and cannabinoid-related businesses, misconceptions about the nature of our business and regulatory uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

We believe the cannabinoid industry is highly dependent upon consumer perception regarding the safety, efficacy, quality, and legality of cannabinoid, whether derived from hemp or marijuana. Consumer perception of cannabinoid products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity regarding the consumption of cannabinoid products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabinoid market or any particular product, or consistent with earlier publicity. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention, or other publicity relating to cannabinoid products, generally or any particular cannabinoid products or derivatives, in particular, regardless of merit or accuracy, could have a material adverse effect on our business, the demand for our product candidates or any products for which we obtain regulatory approval in the future. Such adverse publicity or other negative media attention could arise even if the adverse effects reportedly associated with such products resulted from consumers’ failure to consume such products appropriately or as directed. Any adverse publicity or other similar occurrences affecting consumer perception may have a material adverse impact on our reputation, perception of our product candidates, our ability to obtain the necessary regulatory approvals for our product candidates, and the commercial viability of the products for which regulatory approval is obtained in the future, if any.

Our management will be required to devote a substantial time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as rules implemented by the SEC and NASDAQ, impose various requirements on public companies, including those related to corporate governance practices. Our management and other personnel must devote a substantial amount of time to these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with these requirements will require that we incur substantial accounting and related expenses and expend significant management efforts. We will likely need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404 of the Sarbanes-Oxley Act. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to us. Moreover, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if we identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate the material weakness, or if we experience additional material weaknesses in the future, our business may be harmed.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on the effectiveness of our system of internal control. Internal control over financial reporting is a process used to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles in the United States. As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act, which requires us to furnish annually a report by management on the effectiveness of our internal control over financial reporting.

Our management performed an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2020 and concluded our internal control over financial reporting was not effective as of December 31, 2020 due to the material weakness related to segregation of duties. Specifically, due to the small size of our Company, we do not maintain sufficient segregation of duties to ensure the processing, review and authorization of all transactions including non-routine transactions. We are in the process of remediating our material weaknesses and designing an effective internal control environment.

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Remediation efforts place a significant burden on management and add increased pressure to our financial resources and processes. If we are unable to successfully remediate our existing material weakness or any additional material weaknesses in our internal control over financial reporting that may be identified in the future in a timely manner, the accuracy and timing of our financial reporting may be adversely affected; our liquidity, our access to capital markets, the perceptions of our creditworthiness may be adversely affected; we may be unable to maintain or regain compliance with applicable securities laws, the listing requirements of the NASDAQ Stock Market; we may be subject to regulatory investigations and penalties; investors may lose confidence in our financial reporting; our reputation may be harmed; and our stock price may decline.

Risks Related to ENVB’s Intellectual Property

We may not be able to adequately protect or enforce our intellectual property rights, which could harm our competitive position.

We currently hold full or limited rights to several patents as an in-licensee covering the use of CBD including with current cancer treatments, both broadly, as well as for specific cancer types. Our success will depend, in part, on our ability to obtain additional patents, protect our trade secrets and operate without infringing on the proprietary rights of others. We rely upon a combination of patents, trade secret protection (i.e., know-how), and confidentiality agreements to protect the intellectual property of our future product candidates. The strengths of patents in the pharmaceutical field involve complex legal and scientific questions and can be uncertain. Where appropriate, we seek patent protection for certain aspects of our products and technology. Filing, prosecuting and defending patents globally can be prohibitively expensive.

Our policy is to look to patent technologies with commercial potential in jurisdictions with significant commercial opportunities. However, patent protection may not be available for some of the products or technology we are developing. If we must spend significant time and money protecting, defending or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business, results of operations and financial condition may be harmed. We may not develop additional proprietary products that are patentable.

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for our future product candidates are particularly uncertain. Our future product candidates will be based on medicinal chemistry instead of cannabis plants. While we have sought patent protection, where appropriate, directed to, among other things, composition-of-matter for our specific formulations, their methods of use, and methods of manufacture, we do not have and will not be able to obtain composition of matter protection on these previously known CBD derivatives per se. Although we have sought, and will continue to seek, patent protection in the U.S., Europe and other countries for our proprietary technologies, future product candidates, their methods of use, and methods of manufacture, any or all of them may not be subject to effective patent protection. If any of our products is approved and marketed for an indication for which we do not have an issued patent, our ability to use our patents to prevent a competitor from commercializing a non-branded version of our commercial products for that non-patented indication could be significantly impaired or even eliminated.

Publication of information related to our future product candidates by us or others may prevent us from obtaining or enforcing patents relating to these products and product candidates. Furthermore, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, any of our issued patents may be opposed and/or declared invalid or unenforceable. If we fail to adequately protect our intellectual property, we may face competition from companies who attempt to create a generic product to compete with our future product candidates. We may also face competition from companies who develop a substantially similar product to our future product candidates that is not covered by any of our patents.

Many companies have encountered significant problems in protecting, defending and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

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Our success depends on our ability to obtain additional intellectual property and operate without infringing the proprietary rights of others. Infringement claims by third parties may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our success and ability to compete depend in part on our ability to obtain additional patents, protect our trade secrets, and operate without infringing on the proprietary rights of others. If we fail to adequately protect our intellectual property, we may face competition from companies who develop a substantially similar product to our future product candidates that is not covered by any of our intellectual property. Many companies have encountered significant problems in protecting, defending, and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our intellectual property and other proprietary rights. There is also a substantial amount of litigation, both within and outside the U.S., involving patient and other intellectual property rights in the pharmaceutical industry. We may, from time to time, be notified of claims that we are infringing upon the proprietary rights of third parties, and we cannot provide assurances that other companies will not, in the future, pursue such infringement claims against it, our commercial partners, or any third-party proprietary technologies we have licensed.

We may be unsuccessful in licensing additional intellectual property to develop new product candidates.

We may in the future seek to in-license additional intellectual property that we believe could complement or expand our product candidates or otherwise offer growth opportunities. The pursuit of such licenses may cause us to incur various expenses in identifying, investigating and pursuing suitable intellectual property. If we acquire additional intellectual property to develop new therapeutic product candidates, we may not be able to realize anticipated cost savings or synergies.

If third parties claim that intellectual property used by us infringes upon their intellectual property, our operating profits could be adversely affected.

There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the pharmaceutical industry. We may, from time to time, be notified of claims that we are infringing upon patents, trademarks, copyrights or other intellectual property rights owned by third parties, and we cannot provide assurances that other companies will not, in the future, pursue such infringement claims against us, our commercial partners or any third-party proprietary technologies we have licensed. If we were found to infringe upon a patent or other intellectual property right, or if we failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that we were licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, we may be required to pay damages, including damages of up to three times the damages found or assessed, if the infringement is found to be willful, suspend the manufacture of certain products or reengineer or rebrand our products, if feasible, or we may be unable to enter certain new product markets. Any such claims could also be expensive and time-consuming to defend and divert management’s attention and resources. Our competitive position could suffer as a result. In addition, if we have declined or failed to enter into a valid non-disclosure or assignment agreement for any reason, we may not own the invention or our intellectual property, and our products may not be adequately protected. Thus, we cannot guarantee that any of our future product candidates, or our commercialization thereof, does not and will not infringe any third party’s intellectual property.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets. Any party with whom we or they have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

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Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

Risks Related to the Ownership of ENVB Common Stock

The market price of our common stock may be subject to significant fluctuations and volatility, and our stockholders may be unable to resell their shares at a profit and incur losses.

The market price our common stock could be subject to significant fluctuation. Market prices for securities of life sciences and biopharma companies in particular have historically been particularly volatile and have shown extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	investors react negatively to the effect on our business and prospects;

●	the announcement of new products, new developments, services or technological innovations by us or our competitors;

●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in our business, operations or prospects;

●	announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by us or our competitors;

●	conditions or trends in the life sciences and biopharma industries;

●	changes in the economic performance or market valuations of other life sciences and biopharma companies;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to our performance or financial condition;

●	sale of our common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of our common stock;

●	volatility in the market prices and trading volumes of companies in the life sciences and biopharma industries;

●	our ability to finance our business;

●	ability to secure resources and the necessary personnel to pursue our plans;

●	failures to meet external expectations or management guidance;

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●	changes in our capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;

●	investigations by regulators into our operations or those of our competitors;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Moreover, the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common stock.

We may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner we determine. If we sell additional equity securities, existing stockholders may be materially diluted. New investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under our equity compensation plans may be increased in the future. Also, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to our stockholders upon any such exercise or conversion.

Certain stockholders could attempt to influence changes within our Company which could adversely affect our operations, financial condition and the value of our common stock.

Our stockholders may from time to time seek to acquire a controlling stake in our Company, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming and could disrupt our operations and divert the attention of our board of directors and senior management from the operation of our business. These actions could adversely affect our operations, financial condition and the value of our common stock.

If securities analysts do not publish research or reports about our business, or if they publish negative evaluations, the price of our common stock could decline.

The trading market for our common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about our Company. There are many large, publicly traded companies active in the life sciences and biopharma industries, which may mean it will be less likely that we receive widespread analyst coverage. Furthermore, if one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market, which in turn could cause our stock price to decline.

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We may be required to take write-downs or write-offs, restructuring and impairment or other charges in connection with the Offer that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Ameri and Jay Pharma conducted due diligence on each other prior to the completion of the Offer, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of our control will not later arise. As a result, we may be forced to write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about our securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

Anti-takeover provisions under Delaware corporate law may make it difficult for our stockholders to replace or remove our board of directors and could deter or delay third parties from acquiring our Company, which may be beneficial to our stockholders.

Under our Amended and Restated Certificate of Incorporation, we are subject to the anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), including Section 203 of the DGCL. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three (3) years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning fifteen percent (15%) or more of our outstanding voting stock or an affiliate of ours that owned fifteen percent (15%) or more of our outstanding voting stock during the past three (3) years, subject to certain exceptions as described in Section 203 of the DGCL.

We do not anticipate paying any cash dividends in the foreseeable future.

The current expectation is that we will retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain, if any, for the foreseeable future.

In the event that we fail to satisfy any of the listing requirements of NASDAQ, our common stock may be delisted, which could affect our market price and liquidity.

Our common stock is listed on NASDAQ. For continued listing on NASDAQ, we will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that we fail to satisfy any of the listing requirements of NASDAQ, our common stock may be delisted. If we are unable to list on NASDAQ, we would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. If our common stock is delisted from trading on NASDAQ, and we are not able to list our common stock on another exchange or to have it quoted on NASDAQ, our securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, we could face significant adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or obtain additional financing in the future).

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An active trading market for our common stock may not develop.

The listing of our common stock on NASDAQ does not assure that a meaningful, consistent and liquid trading market exists. If an active market for our common stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

We may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. There is no assurance that, following any such acquisition, we will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on our business and prospects.

Risks Related to MagicMed’s Business

Risks Relating to the MagicMed Shares

Additional funding and possibility of dilution

The operation of MagicMed’s business may require substantial additional capital. When such additional capital is required, MagicMed will need to pursue various financing transactions or arrangements, including debt financing, equity financing or other means. Additional financing may not be available when needed or, if available, the terms of such financing might not be favourable to MagicMed and might involve substantial dilution to existing MagicMed shareholders As discussed in further detail below under the heading “Risks Related to the Business – MagicMed may require substantial additional funding, which may not be available to it on acceptable terms, or at all, and, if not so available, may require MagicMed to delay, limit, reduce or cease its operations.” MagicMed may not be successful in locating suitable financing transactions in the time period required or at all. A failure to raise capital when needed would have a material adverse effect on MagicMed’s business, financial condition and results of operations. Any future issuance of securities to raise required capital will likely be dilutive to existing MagicMed shareholders. In addition, debt and other debt financing may involve a pledge of assets and may be senior to interests of equity holders. MagicMed may incur substantial costs in pursuing future capital requirements, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. The ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the biotechnology and drug research and development industries in particular), MagicMed’s status as a new enterprise with a limited history and/or the loss of key management personnel.

Risks Relating to the Business

MagicMed’s limited operating history

The business of MagicMed began in May 2020, and as such MagicMed has a limited operating history and has yet to generate any revenue. Therefore, MagicMed will be subject to all of the business risks and uncertainties associated with any new business enterprise, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. Should the Amalgamation not be completed, MagicMed’s business will likely require additional expenditures before cash flow will be generated. Although MagicMed possesses an experienced management team, there is no assurance that MagicMed will be successful in achieving a return on MagicMed shareholders’ investment and the likelihood of success of MagicMed must be considered in light of MagicMed’s early stage operations and the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any business. There is no assurance that MagicMed can generate revenues, operate profitably, or provide a return on investment, or that it will successfully implement its plans.

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Significant ongoing costs and obligations

As a neuro-pharmaceutical drug discovery and development platform company, MagicMed expects to spend substantial funds on the research, development and testing of psychedelic molecular derivatives. In addition, MagicMed expects to incur significant ongoing costs and obligations related to its investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on MagicMed’s results of operations, financial condition and cash flows. In the event that the Amalgamation is not completed, MagicMed will have to fund all of its operations and development expenditures from cash on hand, equity financings, through collaborations with other biotechnology or pharmaceutical companies or through financings from other sources. MagicMed will also require significant additional funds if it expands the scope of current plans for research and development or if it were to acquire any other assets and advance their development. It is possible that future financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the achievement of MagicMed’s corporate goals, the results of scientific and clinical research, the need and ability to obtain regulatory approvals and the state of the capital markets generally. If adequate funding is not available, MagicMed may be required to delay, reduce or eliminate one or more of its research and development programs, or obtain funds through corporate partners or others who may require MagicMed to relinquish significant rights to its Psychedelic Derivatives or compounds or obtain funds on less favourable terms than MagicMed would otherwise accept. To the extent that external sources of capital become limited or unavailable or available on onerous terms, MagicMed’s intangible assets and its ability to continue its business plans may become impaired, and MagicMed’s assets, liabilities, business, financial condition and results of operations may be materially or adversely affected.

In addition, future changes in regulations, changes in legal status of psychedelic products, more vigorous enforcement thereof or other unanticipated events could require extensive changes to MagicMed’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of MagicMed. MagicMed’s efforts to grow its business may be costlier than expected. MagicMed may incur significant losses in the future for a number of reasons, including risks associated with the Amalgamation, as disclosed under “Risks Related to the Amalgamation,” “Risks Related to ENVB” and unforeseen expenses, difficulties, complications and delays, and other unknown events.

MagicMed may rely on third parties to plan and conduct preclinical and clinical trials

MagicMed may rely on third parties to conduct preclinical development activities and intends to partner with third parties who may conduct clinical development activities with MagicMed’s Psychedelic Derivatives. Preclinical activities include “in vivo” studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. If there is any dispute or disruption in its relationship with third parties, or if such third parties are unable to provide quality services in a timely manner and at a feasible cost, or if such third parties fail to meet certain development milestones, MagicMed’s active development programs may face delays.

Further, if any of these third parties fails to perform as MagicMed expects or if their work fails to meet regulatory requirements, the testing and eventual development of viable Psychedelic Derivative drug candidates could be delayed, cancelled or rendered ineffective.

Reliance on third party contract manufacturers

Upon MagicMed’s completion of the “in vitro” portion of the preclinical testing it intends to conduct, when only lab-grade and lab-scale psychedelic molecules are required, MagicMed intends to manufacture the required psychedelic molecules at the University of Calgary pursuant to certain agreements with the University of Calgary and under the authority of Dr. Facchini’s drug license (the “Facchini Drug License”). However, when larger quantities and higher quality psychedelic molecules are required (e.g., for animal model testing), MagicMed intends to contract with appropriate third party CMOs to, among other things, supply the active pharmaceutical ingredients (“API”) used in its Psychedelic Derivatives over which it may have limited control. MagicMed intends to rely on CMOs to supply APIs in compliance with local GMP regulations applicable to its Psychedelic Derivatives.

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All applicable jurisdictions, including Health Canada, and the FDA, ensure the quality of drug products by carefully monitoring drug manufacturers’ compliance with GMP regulations. The GMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product. There can be no assurances that CMOs will be able to meet MagicMed’s timetable and requirements or carry out their contractual obligations in accordance with the applicable regulations. In addition, the API they supply to MagicMed may not meet its specifications and quality policies and procedures or they may not be able to supply the API in commercial quantities. If MagicMed is unable to arrange for alternative third-party supply sources on commercially reasonable terms or in a timely manner, it may delay the development of its Psychedelic Derivatives and could have a material adverse effect on MagicMed’s business operations and financial condition.

Further, the failure of CMOs to operate in compliance with GMP regulations could result in, among other things, certain product liability claims in the event such failure to comply results in defective products (containing MagicMed’s Psychedelic Derivatives) that caused injury or harm. In general, MagicMed’s dependence upon third parties for the supply of MagicMed’s APIs may adversely affect profit margins and MagicMed’s ability to develop and deliver viable Psychedelic Derivatives on a timely and competitive basis.

Termination or non-renewal of key licenses and agreements

MagicMed’s business is highly dependent on a number of key licenses and agreements which expire in a short time period. Specifically, in conducting research and preclinical studies in compliance with current legislation, MagicMed substantially relies on: (i) the Facchini Drug License which expires on December 31, 2021; and (ii) the two material contracts with the Governors of the University of Calgary, which expire on August 17, 2022 and October 31, 2021 (the “Calgary Agreements”). Health Canada renews drug licenses annually and Dr. Facchini has held the Facchini Drug License since October 5, 1995 and it has been renewed each year without issue. Until MagicMed obtains its own Dealer’s License or Section 56 Exemption necessary for its business, the termination, non-renewal or hinderance of use, as applicable of the Facchini Drug License or the Calgary Agreements would have a material adverse effect on MagicMed’s ability to develop Psychedelic Derivatives, conduct research or operate its business as it currently does. This could have a material adverse impact on MagicMed’s financial condition.

Negative results from clinical trials or studies of others and adverse safety events involving MagicMed’s Psychedelic Derivatives

From time to time, studies or clinical trials on various aspects of biopharmaceutical or natural health products (“NHPs”) are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical or NHP that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to the psychedelic compounds used by MagicMed in the development of its Psychedelic Derivatives, or the therapeutic areas in which MagicMed’s Psychedelic Derivatives compete, could adversely affect its share price and MagicMed’s ability to finance future development of its Psychedelic Derivatives, and its business and financial results could be materially and adversely affected.

Clinical trials of MagicMed’s Psychedelic Derivatives may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or not otherwise produce positive results

Before third parties are able to obtain marketing approval from regulatory authorities for the sale of products containing MagicMed’s Psychedelic Derivatives, the completion of preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the Psychedelic Derivatives will be required. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical, NHP and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. MagicMed does not know whether the clinical trials that third parties may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any products containing its Psychedelic Derivatives in any jurisdiction. A product/compound candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk MagicMed faces is the possibility that none of the products containing its Psychedelic Derivatives will successfully gain market approval from Health Canada, the FDA or other regulatory authorities, resulting in MagicMed being unable to derive any royalty-based revenue from them.

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Raw materials

Some raw materials used by MagicMed will require regulatory approval by Health Canada because the plant or fungi may contain a controlled substance. While MagicMed believes that it can acquire, or indirectly make use of, the requisite licenses to conduct its intended research and development activities, there is a risk that Health Canada can either reject or require further action to approve the requisite licenses which would cause delays or result in losses for MagicMed and could result in the abandonment of a specific research programs. Raw materials and supplies are generally available in quantities to meet the needs of MagicMed’s business. An inability to obtain raw materials or product supply could have a material adverse impact on MagicMed’s business, financial condition, and results of operations.

MagicMed will require substantial additional funding, which may not be available to it on acceptable terms, or at all, and, if not so available, may require MagicMed to delay, limit, reduce or cease its operations

MagicMed has used the proceeds from its previous equity offerings, and should the Amalgamation not be completed, MagicMed intends to use the proceeds from any possible future offerings, to, among other uses, continue to develop novel Psychedelic Derivatives for its PsybraryTM, file patent applications to protect these Psychedelic Derivatives and advance its existing Psychedelic Derivative portfolio through preclinical studies (including in vitro and in vivo testing) and into IND’s or their equivalent, all of which will require substantial additional capital. Because of the uncertainty surrounding the successful development of viable Psychedelic Derivatives, MagicMed is unable to estimate the actual amount of funding it will require to complete such activities.

The amount and timing of MagicMed’s future funding requirements will depend on many factors, including but not limited to:

●	whether its plan for preclinical studies will be completed on a timely basis and, if completed, whether MagicMed will be able to publicly announce results from these preclinical studies in accordance with its announced milestones;

●	whether MagicMed, or its third party partners as applicable, are successful in obtaining the benefits of Health Canada’s expedited development and review programs related to its Psychedelic Derivatives;

●	whether MagicMed is successful in obtaining interest for possible co-development and licensing out partners;

●	the progress, costs, results of and timing of its preclinical studies;

●	the outcome, costs and timing of seeking and obtaining Health Canada and any other regulatory approvals that may be required;

●	whether MagicMed’s Psychedelic Derivatives are scheduled as controlled substances under the CDSA;

●	the costs associated with securing and establishing commercialization and manufacturing capabilities;

●	market acceptance of its Psychedelic Derivatives;

●	the costs of acquiring, licensing or investing in businesses, products, psychedelic therapies and technologies;

●	its ability to maintain, expand and enforce the scope of its intellectual property portfolio, including the amount and timing of any payments MagicMed may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

●	its need and ability to hire additional management and scientific and medical personnel;

●	the effect of competing Psychedelic Derivatives;

●	its need to implement additional internal systems and infrastructure, including financial and reporting systems;

●	as may be applicable, research grant terms that change over time or whose terms MagicMed is unable to meet;

●	its ability to attract and retain competent staff;

●	changes in the political and economic environment in the jurisdictions in which MagicMed operates, including adverse economic circumstances beyond COVID-19;

●	the duration and effects of COVID-19 on MagicMed’s personnel, business, operations and financial condition;

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●	the duration and effects of COVID-19 on the personnel, business, operations and financial condition of MagicMed’s research partners and suppliers;

●	unforeseen safety hazards associated with the Psychedelic Derivatives MagicMed develops; and

●	the economic and other terms, timing of and success of any collaboration, licensing or other transactions into which MagicMed may enter in the future.

Some of these factors are outside of MagicMed’s control. Without entering into successful partnerships with third-party product development companies that provide MagicMed with substantial financial resources, MagicMed does not believe that its existing capital resources are sufficient to enable MagicMed to complete the development and commercialization of its PsybraryTM and the Psychedelic Derivatives contained therein. Accordingly, MagicMed expects that it will need to raise additional funds in the future.

MagicMed may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution transactions and other collaborations, strategic alliances and licensing transactions. Additional funding may not be available to MagicMed on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of MagicMed securityholders and the issuance of additional MagicMed Shares, or the possibility of such issuance, may cause the market price of the MagicMed Shares to decline. Any additional equity financing may be dilutive to investors and debt financing, if available, may involve restrictions on financing and operating activities. If MagicMed is unable to obtain funding on a timely basis, it may be required to significantly curtail one or more of its research or development programs and/or incur financial penalties. MagicMed also could be required to seek funds through transactions with collaborative partners or otherwise that may require MagicMed to relinquish rights to some of its intellectual property or preclinical assets or otherwise agree to terms unfavourable to MagicMed.

Possible increase in costs beyond what is currently expected as a result of regulatory review

Health Canada has not yet determined whether MagicMed’s Psychedelic Derivatives will be scheduled as controlled substances. In the event Health Canada determines that these products are controlled substances and therefore, require regulatory approval, (a) MagicMed’s licensees will be required to obtain such approval; and (b) to the extent that MagicMed produces Psychedelic Derivatives, it will require similar regulatory approval. Such additional regulatory requirements may increase MagicMed’s costs and cause a delay in MagicMed’s operations. Further, if Health Canada requires that MagicMed perform additional preclinical studies, or if MagicMed determines that additional preclinical studies are required for its Psychedelic Derivatives, its expenses would further increase beyond what is currently expected and the anticipated timing of any potential approval of its Psychedelic Derivatives or licensing out agreement would likely be delayed.

MagicMed has a limited operating history and expects a number of factors to cause its operating results to fluctuate on an annual basis, which may make it difficult to predict the future performance of MagicMed

MagicMed is a neuro-pharmaceutical drug discovery and development platform company with a limited operating history. MagicMed’s operations to date have been focused on conducting in-house research, preparing proprietary forms of psychedelic compounds and molecules into Health Canada approved models for inclusion in MagicMed’s PsybraryTM and eventual use in clinical trials, and establishing key relationships. At this stage, MagicMed does not have any partnership agreements in place and no third party has agreed to complete clinical trials of the Psychedelic Derivatives contained in MagicMed’s PsybraryTM.

Consequently, any predictions made about MagicMed’s future success or viability may not be as accurate as they could be if MagicMed had a longer operating history or had definitive partnership agreements in place. MagicMed’s operating results are expected to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond its control. Factors relating to MagicMed’s business that may contribute to these fluctuations include:

●	any delays or issues in finding, and establishing successful business arrangements with, pharmaceutical and product development partners to assist in moving its Psychedelic Derivatives through the development and commercialization processes;

●	delays in the commencement, enrolment and timing of preclinical studies;

●	the success of its preclinical studies;

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●	potential side effects of its Psychedelic Derivatives that could delay or prevent approval or license-out agreements or cause an approved drug candidate to be eliminated;

●	its ability to obtain additional funding to develop its Psychedelic Derivatives;

●	its ability to attract and retain talented and experienced people;

●	competition from existing Psychedelic Derivatives or new Psychedelic Derivatives that continue to emerge;

●	assuming market authorization has been obtained for a product containing MagicMed’s Psychedelic Derivatives, the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for its Psychedelic Derivatives;

●	its ability to adhere to preclinical study requirements directly or with third parties such as CROs;

●	its dependency on third-party manufacturers to manufacture products and key ingredients;

●	its ability to establish or maintain collaborations, licensing or other transactions;

●	its ability to defend against any challenges to its intellectual property including, claims of patent infringement;

●	its ability to enforce its intellectual property rights against potential competitors;

●	its ability to secure additional intellectual property protection for its Psychedelic Derivatives and associated manufacturing methods currently under development;

●	its ability to attract and retain key personnel to manage its business effectively;

●	a biological or chemical effect that MagicMed does not predict;

●	adverse economic circumstances;

●	potential liability claims; and

●	the duration and effects of COVID-19 on MagicMed’s personnel, business, operations and financial condition.

Accordingly, the results of any historical financial periods should not be relied upon as indications of future operating performance.

MagicMed has never been profitable, it has no products approved for commercial sale, and to date it has not generated any revenue

MagicMed has never been profitable and should the Amalgamation not be completed, MagicMed does not expect to be profitable in the foreseeable future. Neither MagicMed, nor any third-party partner, have submitted any products containing MagicMed’s Psychedelic Derivatives for approval by regulatory authorities in Canada, the United States or elsewhere. For the period from incorporation on May 26, 2020 to June 30, 2020 MagicMed incurred a net and comprehensive loss of $42,476. For the period from July 1, 2020 to March 31, 2021, MagicMed incurred a net loss of $2,379,369 and comprehensive loss of $2,381,683. To date, MagicMed has devoted most of its financial resources to research and development, including drug discovery research, preclinical development activities, patent application filing and media relation efforts, as well as corporate overhead.

MagicMed has not generated any revenues from licensing its agreements or product sales. MagicMed expects to continue to incur losses for the foreseeable future, and expects these losses to increase as MagicMed continues its development of its Psychedelic Derivatives. If MagicMed’s Psychedelic Derivatives do not achieve market acceptance, MagicMed may never become profitable. As a result of the foregoing, MagicMed expects to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on MagicMed’s stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with psychedelic drug development, MagicMed is unable to accurately predict the timing or amount of increased expenses or when, or if, MagicMed will be able to achieve profitability. In addition, MagicMed’s expenses could increase if it is required by Health Canada to perform preclinical studies or trials in addition to those currently expected, or if there are any delays in completing its preclinical studies or the development of any of its Psychedelic Derivatives. The amount of future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenues.

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If MagicMed (or a third party conducting clinical trials) has difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled

In the future, as MagicMed’s Psychedelic Derivatives advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, third party companies conducting the clinical trials will need to enroll an increasing number of patients that meet its eligibility criteria. There is significant competition for recruiting patients in clinical trials, and third-party companies conducting the clinical trials may be unable to enroll the patients it needs to complete clinical trials on a timely basis or at all. The factors that affect the ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

●	size and nature of the patient population;

●	eligibility and exclusion criteria for the trial;

●	design of the study protocol;

●	competition with other companies for clinical sites or patients;

●	the perceived risks and benefits of the product/compound candidate under study;

●	the patient referral practices of physicians; and

●	the number, availability, location and accessibility of clinical trial sites.

The failure of third-party companies to conduct clinical trials of MagicMed’s Psychedelic Derivatives would adversely affect MagicMed’s ability to earn royalty-based revenue from the eventual commercialization of psychedelic therapies that are comprised of, among other ingredients, MagicMed’s Psychedelic Derivatives.

MagicMed has no licensing, marketing or distribution experience and it will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing transactions

MagicMed has no licensing, marketing or distribution experience. To develop licensing, distribution and marketing capabilities, MagicMed will have to invest significant amounts of financial and management resources, some of which will need to be committed prior to any confirmation that its Psychedelic Derivatives will be approved by Health Canada for Psychedelic Derivatives where MagicMed decides to perform licensing, marketing and distribution functions itself or through third parties, it could face a number of additional risks, including that MagicMed or its third-party collaborators may not be able to build and maintain an effective marketing or sales force. If MagicMed uses third parties to market and license its Psychedelic Derivatives, it may have limited or no control over their licensing, marketing and distribution activities on which its future revenues may depend.

MagicMed may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights

MagicMed may from time to time seek to enforce its intellectual property rights against infringers when it determines that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If MagicMed chooses to enforce its patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of its patents and the patents it has licensed may be challenged if a petition for post grant proceedings such as inter-partes review and post grant review is filed within the statutorily applicable time with the Canadian Intellectual Property Office or the United States Patent and Trademark Office. These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if MagicMed were successful in stopping the infringement of such patents.

In addition, there is a risk that the court will decide that such patents are not valid and that MagicMed does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe its intellectual property rights.

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If MagicMed is unable to adequately protect and enforce its intellectual property, MagicMed’s competitors may take advantage of its development efforts and compromise its prospects of marketing and licensing its Psychedelic Derivatives

MagicMed’s success will depend in part upon its ability to protect its intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection MagicMed receives. The ability to compete effectively and to achieve partnerships will depend on its ability to develop and maintain proprietary aspects of MagicMed’s Psychedelic Derivatives and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit its ability to develop and commercialize its Psychedelic Derivatives, to conduct its existing research and could require financial resources to defend litigation, which may be in excess of MagicMed’s ability to raise such funds. There is no assurance that MagicMed will be able to obtain patent protection of its intangible preclinical assets, including its Psychedelic Derivatives, related manufacturing methods, pharmacological data and trade secrets in a form that will be sufficient to protect the contents of its PsybraryTM and gain or keep any competitive advantage that MagicMed may have.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to MagicMed may be challenged, invalidated or circumvented. To the extent MagicMed’s intellectual property offers inadequate protection, or is found to be invalid or unenforceable, MagicMed is exposed to a greater risk of direct competition. If its intellectual property does not provide adequate protection against MagicMed’s competitors’ products, its competitive position could be adversely affected, as could MagicMed’s business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time consuming and expensive, and the laws of some foreign countries may not protect MagicMed’s intellectual property rights to the same extent as do the laws of Canada and the United States.

MagicMed will be able to protect its intellectual property from unauthorized use by third parties only to the extent that the contents of its PsybraryTM are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets, and provided MagicMed has the funds to enforce its rights, if necessary.

Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing MagicMed’s ability to protect its Psychedelic Derivatives

As is the case with other NHP, biotechnology and pharmaceutical companies, MagicMed’s success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. The Supreme Court of Canada and the U.S. Supreme Court have ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to MagicMed’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the Canadian House of Representative, the Federal Court of Canada, the Canadian Intellectual Property Office, U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office and international treaties entered into by these nations, the laws and regulations governing patents could change in unpredictable ways that would weaken MagicMed’s ability to obtain patents or to enforce patents MagicMed may obtain in the future.

If MagicMed is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its Psychedelic Derivatives could be significantly diminished

In some cases MagicMed relies on trade secrets to protect its proprietary information, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. MagicMed relies in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect its trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover its trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position.

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Failure to manage growth

As MagicMed advances its Psychedelic Derivatives through preclinical studies and seeks business arrangements and partnerships with third parties to advance its Psychedelic Derivatives through clinical development, MagicMed will need to increase its preclinical development, scientific, management and administrative headcount to manage these programs and negotiate these arrangements. In addition, to meet obligations as a public company, MagicMed may need to increase its general and administrative capabilities and improve its operational and financial controls and reporting procedures. MagicMed’s management, personnel and systems currently in place may not be adequate to support this future growth. In managing its growing operations, MagicMed is also subject to the risks of over-hiring and/or overcompensating its employees and over-expanding its operating infrastructure. As a result, MagicMed may be unable to manage its expenses effectively in the future, which may negatively impact its gross profit or operating expenses.

Dependence on management and key personnel

The success of MagicMed is currently largely dependent on the performance of its directors, officers and scientific advisors. The loss of the services of any of these persons could have a materially adverse effect on MagicMed’s business and prospects. There is no assurance MagicMed can maintain the services of its directors, officers, scientific advisors, or other qualified personnel required to operate its business. As MagicMed’s business activity grows, MagicMed will require additional key financial, administrative, scientific, and clinical personnel as well as additional operations staff. There can be no assurance that any recruitment efforts will be successful in attracting, training and retaining qualified personnel as competition for persons with these skill sets increase. If MagicMed is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations could be impaired, which could have an adverse impact on MagicMed’s operations and financial condition. In addition, the COVID-19 pandemic may cause MagicMed to have inadequate access to available skilled workforce and qualified personnel, which could have an adverse impact on MagicMed’s financial performance and financial condition.

Insurance and uninsured risks

MagicMed’s business is subject to a number of risks and hazards generally, including adverse preclinical trial results, accidents, labour disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

MagicMed’s insurance will not cover all the potential risks associated with its operations. MagicMed may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of MagicMed is not generally available on acceptable terms. MagicMed might also become subject to liability for pollution or other hazards which may not be insured against or which MagicMed may elect not to insure against because of premium costs or other reasons. Losses from these events or any significant uninsured liability may require MagicMed to pay substantial amounts, which would adversely affect its financial position and results of operations.

MagicMed may be materially adversely affected in the event of cyber-based attacks, network security breaches, service interruptions, or data corruption

MagicMed relies on information technology to process and transmit sensitive electronic information and to manage or support a variety of business processes and activities. MagicMed uses technology systems to record, process, and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal, and tax requirements. MagicMed’s information technology systems, some of which are managed by third-parties, may be susceptible to damage, disruptions or shutdowns due to computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Although MagicMed has developed systems and processes that are designed to protect proprietary or confidential information and prevent data loss and other security breaches, such measures cannot provide absolute security. If its systems are breached or suffer severe damage, disruption or shutdown and MagicMed is unable to effectively resolve the issues in a timely manner, its business and operating results may significantly suffer and it may be subject to litigation, government enforcement actions or potential liability. Security breaches could also cause MagicMed to incur significant remediation costs, result in product development delays, disrupt key business operations, including development of its Psychedelic Derivatives, and divert attention of management and key information technology resources.

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Internal controls

Effective internal controls are necessary for MagicMed to provide reliable financial reports and to help prevent fraud. Although MagicMed will undertake a number of procedures and will implement a number of safeguards, in each case, in order to help ensure the reliability of its financial reports, including those imposed on MagicMed under Canadian securities law, MagicMed cannot be certain that such measures will ensure that MagicMed will maintain adequate control over financial processes and reporting. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm MagicMed’s results of operations or cause it to fail to meet its reporting obligations. If MagicMed or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in MagicMed’s consolidated financial statements and materially adversely affect the value of the MagicMed shares.

Management of MagicMed will ensure the accounting cycle, payroll administration, operational activities, and financial reporting controls to assess internal control risks and to ensure proper internal control are in place. One of the deficiencies in internal control is the lack of segregation of accounting duties due to the limited size of MagicMed. However, the threat of this deficiency is considered immaterial as management has taken effective measures to mitigate this weakness.

The potential risk that flows from the identified deficiencies and weaknesses is the risk of potential fraud. However, the risk of fraud is considered low as management anticipates taking a number of measures as stated above to mitigate the potential risk of fraud, including without limitation: (i) all purchase and payment, including payroll, must be authorized by management; (ii) all capital expenditures must be preapproved by the MagicMed Board; (iii) all source documents in any other language other than English must be translated and scanned for accounting entries and recordkeeping purposes; (iv) and almost all of MagicMed’s cash will be deposited with a Canadian bank in Calgary Canada.

The MagicMed Board will continue to monitor the operations of MagicMed, evaluate the internal controls, and develop measures in the future to mitigate any potential risks and weaknesses.

Litigation

MagicMed may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which MagicMed becomes involved be determined against MagicMed such a decision could adversely affect MagicMed’s ability to continue operating and the market price for the MagicMed shares and could use significant resources. Even if MagicMed is involved in litigation and wins, litigation can redirect significant company resources.

Conflicts of interest

Certain of MagicMed’s directors and officers do not devote their full time to the affairs of MagicMed and certain of MagicMed’s directors and officers are also directors, officers and shareholders of other biotechnology and research and development companies or other public companies in general, and as a result they may find themselves in a position where their duty to another company conflicts with their duty to MagicMed. Although MagicMed has policies which address such potential conflicts and the BCBCA has provisions governing directors in the event of such a conflict, none of MagicMed’s constating documents or any of its other agreements contain any provisions mandating a procedure for addressing such conflicts of interest. There is no assurance that any such conflicts will be resolved in favour of MagicMed. If any such conflicts are not resolved in favour of MagicMed, MagicMed may be adversely affected.

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Impact of COVID-19

MagicMed’s business, operations and financial condition could be materially and adversely affected by the outbreak of epidemics or pandemics or other health crises, including the recent outbreak of COVID-19. On January 30, 2020, the World Health Organization declared the outbreak of a global health emergency and on March 13, 2020 the U.S. declared that the COVID-19 outbreak in the United States constitutes a national emergency. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in Canada, the United States, Europe and China.

The outbreak has caused companies and various international jurisdictions to impose travel, gathering and other public health restrictions. While these effects are expected to be temporary, the duration of the various disruptions to businesses locally and internationally and the related financial impact cannot be reasonably estimated at this time. Similarly, MagicMed cannot estimate whether or to what extent this outbreak and the potential financial impact may extend to countries outside of those currently impacted. MagicMed is actively assessing and responding where possible to the potential impact of the COVID-19 pandemic. MagicMed may face disruption to restrictions on operations, delays and uncertainties to planned preclinical studies, travel restrictions, impact on personnel and the impact on the economic activity in affected countries or regions can be expected and can be difficult to quantify. Such pandemics or diseases represent a serious threat to maintaining a skilled workforce industry and could be a major health care challenge for MagicMed. There can be no assurance that MagicMed’s personnel will not be impacted by this pandemic and ultimately that MagicMed would see its workforce productivity reduced or incur increased medical costs/insurance premiums as a result of these health risks.

In addition, the COVID-19 pandemic has created a dramatic slowdown in the global economy. Depending on the length and severity of the pandemic, COVID-19 could impact MagicMed’s operations, could cause delays relating to preclinical studies and as applicable receipt of approval from Health Canada, could postpone research activities, and could impair MagicMed’s ability to raise funds depending on COVID-19’s effect on capital markets. The duration of the COVID-19 pandemic outbreak and the resultant travel restrictions, social distancing, government response actions, business closures and business disruptions, can all have an impact on MagicMed’s operations and access to capital. There can be no assurance that MagicMed will not be impacted by adverse consequences that may be brought about by the COVID-19 pandemic on global financial markets, share prices and financial liquidity and thereby that may severely limit the financing capital available. Finally, the duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of MagicMed in future periods.

Financial and Accounting Risks

Liquidity and future financing risk

MagicMed will likely operate at a loss until its business becomes established and it may require additional financing in order to fund future operations and expansion plans. MagicMed’s ability to secure any required financing to sustain operations and expansion plans will depend in part upon prevailing capital market conditions and business success. There can be no assurance that MagicMed will be successful in its efforts to secure any additional financing or additional financing on terms satisfactory to management. Moreover, future activities may require MagicMed to alter its capitalization significantly and, if additional financing is raised by issuance of additional MagicMed Shares from treasury, control may change and MagicMed Shareholders may suffer dilution. The inability of MagicMed to access sufficient capital for its operations could have a material adverse effect on MagicMed’s financial condition and results of operations.

MagicMed’s financial condition would be adversely impacted if its intangible assets become impaired

Intangibles are evaluated quarterly and are tested for impairment at least annually or when events or changes in circumstances indicate the carrying value of each segment, and collectively MagicMed taken as a whole, might exceed its fair value. If MagicMed determines that the value of its intangible assets is less than the amounts reflected on its balance sheet, it will be required to reflect an impairment of its intangible assets in the period in which such determination is made. An impairment of its intangible assets would result in it recognizing an expense in the amount of the impairment in the relevant period, which would also result in the reduction of its intangible assets and a corresponding reduction in its stockholders’ equity in the relevant period.

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Tax risk

MagicMed is subject to various taxes including, but not limited to the following: Canadian income tax, goods and services tax, sales tax, land transfer tax, payroll tax; and, as applicable, equivalent taxes imposed by the taxing authorities in the United States in respect of the US Sub and any United States resident employees of MagicMed. MagicMed’s tax filings will be subject to audit by various taxation authorities. While MagicMed intends to base its tax filings and compliance on the advice of its tax advisors, there can be no assurance that its tax filing positions will never be challenged by a relevant taxation authority resulting in a greater than anticipated tax liability.

Risks Relating to the Psychedelic Therapy Market and Biotechnology Industry

The psychedelic therapy industry and market are relatively new and this industry and market may not continue to exist or grow as anticipated

MagicMed operates its business in a relatively new industry and market. In addition to being subject to general business risks, MagicMed must continue to build brand awareness in this industry and market through significant investments in its strategy, its operational capacity, quality assurance and compliance with regulations. In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the psychedelic therapy industry and market could have a material adverse effect on MagicMed’s business, financial conditions and results of operations.

The psychedelic medicine market will face specific marketing challenges given the products’ status as a controlled substance which resulted in past and current public perception that the products have negative health and lifestyle effects and have the potential to cause physical and social harm due to psychoactive and potentially addictive effects. Any marketing efforts by MagicMed would need to overcome this perception to build consumer confidence, brand recognition and goodwill.

Unfavourable publicity or consumer perception

MagicMed believes the psychedelic medicine industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the psychedelic formulations developed. Consumer perception of MagicMed’s Psychedelic Derivatives can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of psychedelic-derived products in general. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the psychedelic drug market or any particular solution, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for MagicMed’s Psychedelic Derivatives and the business, results of operations, financial condition and cash flows of MagicMed. MagicMed’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on MagicMed, the demand for Psychedelic Derivatives, and the business, results of operations, financial condition and cash flows of MagicMed.

Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of psychedelic drugs in general, animal trials being conducted, or MagicMed’s Psychedelic Derivatives specifically, or associating the consumption of psychedelic drugs with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products legally, appropriately or as directed.

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The expansion of the use of psychedelics in the medical industry may require new clinical research into effective medical therapies

Research in Canada and internationally regarding the medical benefits, viability, safety, efficacy, addictiveness, dosing and social acceptance of psychedelic and psychoactive products remains in early stages. There have been relatively few clinical trials on the benefits of such products. Although MagicMed believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of psychedelic and psychoactive products, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, psychedelic and psychoactive products. Given these risks, uncertainties and assumptions, readers should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this proxy statement/prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to psychedelic and psychoactive products, which could have a material adverse effect on the demand for MagicMed’s Psychedelic Derivatives with the potential to lead to a material adverse effect on MagicMed’s business, financial condition and results of operations.

The psychedelic therapy industry is difficult to quantify and investors will be reliant on their own estimates of the accuracy of market data

Because the psychedelic therapy industry is in a nascent stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in MagicMed and, few, if any, established companies whose business model MagicMed can follow or upon whose success MagicMed can build. Accordingly, investors will have to rely on their own estimates in deciding about whether to invest in MagicMed. There can be no assurance that MagicMed’s estimates are accurate or that the market size is sufficiently large for its business to grow as projected, which may negatively impact its financial results.

The psychedelic therapy and biotechnology industries are experiencing rapid growth and increased competition

The psychedelic therapy and biotechnology industries are undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions could harm MagicMed in a number of ways, including by losing strategic partners if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing MagicMed to expend greater resources to meet new or additional competitive threats, all of which could harm MagicMed’s operating results.

Additionally, the biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. MagicMed has competitors in Canada, the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of its competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than it does. Large pharmaceutical companies, in particular, have extensive experience in, and substantial capital resources for, conducting research, molecular derivative development, obtaining regulatory approvals, obtaining intellectual property protection and establishing key relationships. These companies also have significantly greater sales and marketing capabilities and experience in completing collaborative transactions in MagicMed’s target markets with leading companies and research institutions.

MagicMed’s competitors may introduce new Psychedelic Derivatives or develop technological advances that compete with MagicMed. MagicMed cannot predict the timing or impact of competitors introducing new Psychedelic Derivatives or technological advances. Such competing Psychedelic Derivatives may be safer, more effective, more effectively marketed, licensed or sold or have lower prices or superior performance features than MagicMed’s Psychedelic Derivatives, and this could negatively impact MagicMed’s business and results of operations. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the Psychedelic Derivatives that MagicMed develops obsolete. As a result of all of these factors, its competitors may succeed in obtaining patent protection and/or Health Canada or discovering, developing and commercializing Psychedelic Derivatives before it does or may develop Psychedelic Derivatives that are deemed to be more effective or gain greater market acceptance than those of MagicMed.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative transactions with large, established companies. In addition, many universities and private and public research institutes may become active in the development of novel compounds. MagicMed’s competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and Psychedelic Derivatives that are more effective or less costly than any of the Psychedelic Derivatives that MagicMed is currently developing or that it may develop, which could render its Psychedelic Derivatives obsolete or non-competitive. If MagicMed’s competitors market Psychedelic Derivatives that are more effective, safer or less expensive or that reach the market sooner than its Psychedelic Derivatives, if any, it may not achieve commercial success. In addition, because of its limited resources, it may be difficult for MagicMed to stay abreast of the rapid changes in each technology. If MagicMed fails to stay at the forefront of technological change, it may be unable to compete effectively. Technological advances or products developed by its competitors may render its technologies or Psychedelic Derivatives obsolete, less competitive or not economical.

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Changes in legislation, regulations and guidelines

MagicMed’s operations are subject to various laws, regulations and guidelines relating to, among other things, drug research, development, marketing practices, health and safety, the conduct of operations and preclinical trials. In addition to Health Canada restrictions on the marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical and medical industries in recent years, as well as consulting or other service agreements with physicians or other potential referral sources. While to the knowledge of management, MagicMed is currently in compliance with all such laws, changes to applicable laws, regulations and guidelines may cause adverse effects to its operations. The risks to the business of MagicMed represented by this or similar risks are that they could significantly reduce the addressable market for MagicMed’s Psychedelic Derivatives and could materially and adversely affect the business, financial condition and results of its operations.

Regulatory risks related to Psychedelic Derivatives

Successful execution of MagicMed’s strategy is contingent, in part, upon compliance with regulatory requirements from time to time enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the development and license of its Psychedelic Derivatives. Health Canada has not yet determined whether MagicMed’s Psychedelic Derivatives will be scheduled as controlled substances. The psychedelic therapy industry is a new and emerging industry with ambiguous existing regulations and uncertainty as to future regulations; MagicMed cannot predict the impact of the ever-evolving compliance regime in respect of this industry. In the event Health Canada determines that MagicMed’s Psychedelic Derivatives are controlled substances and therefore, require regulatory approval, to the extent that MagicMed produces Psychedelic Derivatives, it will be required to obtain such regulatory approval.

Further, MagicMed may not be able to predict the time required to secure all appropriate regulatory approvals for its Psychedelic Derivatives, or the extent of testing and documentation that may, from time to time, be required by governmental authorities. The impact of compliance regimes, any delays in obtaining, or failure to obtain regulatory approvals may significantly delay or impact the development of markets, its business and Psychedelic Derivatives, and licensing initiatives and could have a material adverse effect on the business, financial condition and operating results of MagicMed.

MagicMed will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may result in additional costs for corrective measures, penalties or result in restrictions on MagicMed’s operations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to MagicMed’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, financial condition and operating results of MagicMed.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this proxy statement/prospectus and the documents included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature and convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on ENVB’s and MagicMed’s respective current expectations and beliefs concerning future developments and their potential effect on their respective businesses.

The forward-looking statements contained in this document speak only as of the date of this proxy statement/prospectus and are largely based on ENVB’s and MagicMed’s respective expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect ENVB’s and MagicMed’s best judgment based on currently known market conditions, operating trends and other factors. Although ENVB and MagicMed believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond ENVB’s and MagicMed’s control. As such, managements’ assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” beginning on page 45.

These cautionary statements qualify all forward-looking statements attributable to ENVB or MagicMed, or persons acting on either’s behalf. ENVB management and MagicMed management caution you that the forward-looking statements contained in this proxy statement/prospectus are not guarantees of future performance, and neither ENVB nor MagicMed can assure you that such statements will be realized or that the events and circumstances they describe will occur. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 45. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

●	the risk that ENVB or MagicMed may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the Amalgamation or cause the parties to abandon the Amalgamation;

●	the risk that a condition to Closing may not be satisfied;

●	the length of time necessary to consummate the Amalgamation, which may be longer than anticipated for various reasons;

●	the risk that the businesses will not be integrated successfully;

●	the risk that the cost savings, synergies and growth from the Amalgamation may not be fully realized or may take longer to realize than expected;

●	the diversion of management time on transaction-related issues;

●	the effect of future regulatory or legislative actions on the companies or the industries in which they operate;

●	the potential impact of the announcement or consummation of the Amalgamation on relationships with customers, providers, vendors, competitors, management and other employees;

●	ENVB’s dependence on the success of its prospective product candidates, which are in early stages of development and may not reach a particular stage in development, receive regulatory approval or be successfully commercialized;

●	potential difficulties that may delay, suspend, or scale back ENVB’s efforts to advance additional early research programs through preclinical development and IND application filings and into clinical development;

●	the impact of the novel coronavirus (COVID-19) on ENVB’s business, including current plans for product development, as well as any currently ongoing preclinical studies and clinical trials and any future studies or other development or commercialization activities;

●	the limited study on the effects of medical cannabinoids, and the chance that future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing, and social acceptance of cannabinoids;

●	the expensive, time-consuming, and uncertain nature of clinical trials, which are susceptible to change, delays, termination, and differing interpretations;

●	the ability to establish that potential products are efficacious or safe in preclinical or clinical trials;

●	the fact that current and future preclinical and clinical studies may be conducted outside the United States, and the United States Food and Drug Administration may not accept data from such studies to support any new drug applications ENVB may submit after completing the applicable developmental and regulatory prerequisites;

●	the ability to establish or maintain collaborations on the development of therapeutic candidates;

●	the ability to obtain appropriate or necessary governmental approvals to market potential products;

●	ENVB’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties;

●	ENVB’s significant and increasing liquidity needs and potential requirements for additional funding;

●	ENVB’s ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms;

●	the intense competition ENVB faces, often from companies with greater resources and experience than ENVB;

●	ENVB’s ability to retain key executives and scientists;

●	the ability to secure and enforce legal rights related to ENVB and MagicMed’s products, including intellectual property rights and patent protection; and

●	political, economic, and military instability in Israel which may impede ENVB’s development programs.

All subsequent written and oral forward-looking statements concerning ENVB, MagicMed, the Amalgamation, the combined company or other matters and attributable to ENVB or MagicMed or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. ENVB and MagicMed assume no duty to update or revise their respective forward-looking statements based on new information, future events changes in circumstances or otherwise, except as required by law.

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THE ENVB ANNUAL MEETING

General

This proxy statement/prospectus is being provided to ENVB stockholders as part of a solicitation of proxies by the ENVB board of directors for use at the ENVB annual meeting and at any adjournment or postponement of the ENVB annual meeting. ENVB stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement.

This proxy statement/prospectus is first being mailed on or about August 6, 2021 and constitutes notice of the ENVB annual meeting in conformity with the requirements of the DGCL and the ENVB amended and restated bylaws.

Date, Time and Place

The ENVB annual meeting will be held virtually at www.virtualshareholdermeeting.com/ENVB2021, on September 14, 2021, at 10:00 a.m., Eastern Time. The ENVB annual meeting can be accessed by visiting www.virtualshareholdermeeting.com/ENVB2021, where ENVB stockholders will be able to participate and vote online.

Purpose of the ENVB Annual Meeting

At the ENVB annual meeting, ENVB stockholders will be asked to consider and vote upon the following matters:

(1)	The Election of Directors – the election of five directors, to serve until the Company’s 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	The ENVB Share Issuance Proposal – a proposal to approve the issuance of shares of ENVB common stock to MagicMed equity holders in connection with the Amalgamation on the terms and conditions of the Amalgamation Agreement;

(3)	The Say-on-Pay Proposal – a non-binding advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement/prospectus;

(4)	The Auditor Ratification Proposal – a proposal to ratify the selection of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(5)	The ENVB Adjournment Proposal – a proposal to approve one or more adjournments of the ENVB annual meeting, if necessary, to solicit additional proxies in favor of the ENVB Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to ENVB stockholders.

ENVB will transact no other business at the ENVB annual meeting or any adjournment or postponement thereof, except such business as may properly be brought before the ENVB annual meeting by or at the direction of the ENVB board of directors in accordance with the ENVB amended and restated bylaws. This proxy statement/prospectus, including the Amalgamation Agreement attached hereto as Annex A, contains further information with respect to these matters.

Recommendation of the ENVB Board of Directors

After careful consideration, the ENVB board of directors has (i) determined that the Amalgamation Agreement and the other transactions contemplated thereby, including the Amalgamation of Purchaser with MagicMed and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, are advisable and in the best interests of ENVB and the ENVB stockholders, (ii) authorized and approved ENVB’s execution, delivery and performance of the Amalgamation Agreement in accordance with its terms and ENVB’s consummation of the transactions contemplated thereby, including the Amalgamation and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, (iii) resolved that the approval of the ENVB Share Issuance Proposal be submitted to a vote at a meeting of the holders of ENVB common stock and (iv) recommended that the holders of ENVB common stock approve the ENVB Share Issuance Proposal. Certain factors considered by the ENVB board of directors in reaching its decision to approve and adopt the Amalgamation Agreement and the Amalgamation can be found in the section of this proxy statement/prospectus entitled “The Amalgamation — Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions” beginning on page 98.

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After careful consideration, the board of directors of ENVB unanimously recommend that ENVB stockholders vote “FOR” each of the board of directors’ five nominees that are standing for election to the board of directors (Proposal 1), “FOR” the ENVB Share Issuance Proposal (Proposal 2), “FOR” the Say-on-Pay Proposal (Proposal 3), “FOR” the Auditor Ratification Proposal (Proposal 4), and “FOR” the ENVB Adjournment Proposal (Proposal 5).

ENVB stockholders’ approval of the ENVB Share Issuance Proposal is a condition for the Amalgamation to occur. If ENVB stockholders fail to approve the ENVB Share Issuance Proposal by the requisite vote, the Amalgamation will not occur.

Record Date; Stockholders Entitled to Vote

The ENVB board of directors has fixed the close of business on July 30, 2021 as the record date for the ENVB annual meeting (the “Record Date”). Only holders of record of shares of ENVB common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the ENVB annual meeting or at any postponement(s) or adjournment(s) of the ENVB annual meeting. As of the Record Date, there were 21,432,415 shares of ENVB common stock outstanding and entitled to vote at the ENVB annual meeting held by approximately 549 holders of record.

Each share of ENVB common stock entitles the holder to one vote at the ENVB annual meeting on each proposal to be considered at the ENVB annual meeting.

A complete list of stockholders entitled to vote at the ENVB annual meeting will be available for examination during normal business hours by any ENVB stockholder in the Corporate Secretary’s Office at Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, Naples, Florida 34103 for a period of at least ten days prior to the ENVB annual meeting. If you would like to inspect the list of ENVB stockholders of record, please call ENVB’s Investor Relations contact at (212) 896-1254 to schedule an appointment or request access. A certified list of eligible ENVB stockholders will be available for inspection during the annual meeting at www.virtualshareholdermeeting.com/ENVB2021 by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum; Adjournment

The ENVB amended and restated bylaws provide that the presence, in person or by proxy, of the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote at the ENVB annual meeting is necessary to constitute a quorum to transact business. Based on the number of shares of ENVB common stock issued and outstanding as of the Record Date, 10,716,208 shares of ENVB common stock must be present in person or represented by proxy at the ENVB annual meeting to constitute a quorum. Virtual attendance at the annual meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the ENVB annual meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the ENVB annual meeting. Broker non-votes, if any, will be counted for the purpose of determining the presence of a quorum for the transaction of business at the ENVB annual meeting.

If a quorum is not present or represented at the ENVB annual meeting, the chairperson of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting to another date, without notice other than announcement at the meeting.

Failure of a quorum to be represented at the ENVB annual meeting will result in an adjournment of the ENVB annual meeting and may subject ENVB to additional expense. Even if a quorum is present, the ENVB annual meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the ENVB Share Issuance Proposal if sufficient votes are cast in favor of the ENVB Adjournment Proposal or the chairman of the meeting so moves.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the ENVB board of directors must fix a record date for the adjourned meeting in accordance with the DGCL and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the ENVB annual meeting could be postponed before it commences.

If the ENVB annual meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the ENVB annual meeting.

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Vote Required for Approval

The approval of the ENVB Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of ENVB’s common stock as of the Record Date present in person or represented by proxy at the ENVB annual meeting. Directors are elected by a plurality of the votes cast, and the five nominees who receive the greatest number of favorable votes of the holders of the common stock cast in the Election of Directors at the ENVB annual meeting will be elected directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The approval of the Say-on-Pay Proposal requires the affirmative vote of a majority of the voting power of the shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal. The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority of the ENVB common stock having voting power present in person or represented by proxy at the ENVB annual meeting and entitled to vote thereon. The approval of the ENVB Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal.

Abstentions

For purposes of the ENVB annual meeting, an abstention occurs when a ENVB stockholder attends the ENVB annual meeting, either in person (via the annual meeting website) or by proxy, but abstains from voting. In the Election of Directors, abstentions, if any, will be disregarded and have no effect on the outcome of the vote. For the ENVB Share Issuance Proposal, if a ENVB stockholder present in person (via the virtual meeting website) at the ENVB annual meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the outcome such proposal. For each of the Say-on-Pay Proposal, the Auditor Ratification Proposal, and the ENVB Adjournment Proposal, if an ENVB stockholder present in person (via the virtual meeting website) at the ENVB annual meeting abstains from voting, or responds by proxy with an “Abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposals.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the ENVB annual meeting, your shares will not be voted at the ENVB annual meeting, will not be counted as present in person or by proxy at the ENVB annual meeting and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Election of Directors and the ENVB Share Issuance Proposal, provided a quorum is present, a failure to vote will have no effect on the outcome. For purposes of the Say-on-Pay Proposal, the Auditor Ratification Proposal, and the ENVB Adjournment Proposal, provided a quorum is present, a failure to vote will have the effect of a vote “AGAINST” such proposals.

Shares Held in Street Name; Broker Non-Votes

If your shares of ENVB common stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”) and you wish to vote your shares, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a ENVB proxy card directly to ENVB or by voting in person at the ENVB annual meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of ENVB common stock on behalf of their customers may not give a proxy to ENVB to vote those shares with respect to the Election of Directors, the ENVB Share Issuance Proposal and the Say-on-Pay Proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these “non-routine” matters. Under the current rules of the NYSE, each of the proposals (other than Proposal 4 and Proposal 5) to be considered at the ENVB annual meeting as described in this proxy statement/prospectus is considered non-routine. Banks, brokers and other nominee holders of record do not have discretionary authority to vote on any of the non-routine proposals to be considered at the ENVB annual meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Therefore, if you are an ENVB stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares in the Election of Directors, on the ENVB Share Issuance Proposal or the Say-On-Pay Proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal. The approval of the Auditor Ratification Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 4. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal.] The approval of the ENVB Adjournment Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 5. Failures to vote and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal.

Voting by ENVB’s Directors and Executive Officers

At the close of business on the Record Date, directors and executive officers of ENVB and their affiliates were entitled to vote zero (0) shares of ENVB common stock. The number and percentage of shares of ENVB common stock owned by directors and executive officers of ENVB and their affiliates as of the Record Date are not expected to be meaningfully different from the number and percentage as of September 14, 2021. In accordance with the voting agreements entered into between the directors and executive officers of ENVB and MagicMed, ENVB currently expects that the ENVB directors and executive officers will vote their shares of ENVB common stock in favor of the ENVB Share Issuance Proposal and the ENVB Adjournment Proposal. For information with respect to the voting agreements between the directors and executive officers of ENVB and MagicMed and the ENVB common stock owned by directors and executive officers of ENVB, please see the sections entitled “Ancillary Agreements” and “Principal Stockholders of ENVB.”

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Voting at the ENVB Annual Meeting

The ENVB annual meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual ENVB annual meeting will be held on September 14, 2021 at 10:00 a.m., Eastern Time. To participate in the ENVB annual meeting and submit questions during the annual meeting, visit www.virtualshareholdermeeting.com/ENVB2021 and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at approximately 9:45 a.m., Eastern Time. Please allow time for online check-in procedures.

The ENVB board of directors has appointed David I. Johnson, Chief Executive Officer of ENVB, and Carter J. Ward, Chief Financial Officer of ENVB, to serve as the proxies for the ENVB annual meeting.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save ENVB and ENVB stockholders time and money, and provide ENVB stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, ENVB provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Although ENVB offers four different voting methods, ENVB encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the ENVB annual meeting.

●	To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.virtualshareholdermeeting.com/ENVB2021 and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on September 13, 2021.

●	To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free 1-800-690-6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on September 13, 2021.

●	To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of ENVB common stock to be voted with regard to a particular proposal, your shares of ENVB common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the ENVB annual meeting and cannot be voted.

●	Voting Virtually at the ENVB Annual Meeting: Voting virtually at the ENVB annual meeting.

If your shares are held by your bank, broker, trust or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker, trust or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” each of the board of directors’ five nominees that are standing for election to the board of directors, “FOR” the ENVB Share Issuance Proposal, “FOR” the Say-on-Pay Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the ENVB Adjournment Proposal.

As of the date of this proxy statement/prospectus, ENVB has no knowledge of any business that will be presented for consideration at the ENVB annual meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Annual Meeting of Stockholders of ENVB. In accordance with ENVB’s amended and restated bylaws and Delaware law, business transacted at the ENVB annual meeting will be limited to those matters set forth in such notice and any other proper business brought in accordance with the amended and restated bylaws and Delaware law.

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Your vote as an ENVB stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to virtually attend the ENVB annual meeting.

Revocation of Proxies and Voting Instructions

You can change or revoke your proxy at any time before the final vote at the ENVB annual meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

●	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on September 13, 2021;

●	timely delivering a written notice that you are revoking your proxy to ENVB’s Corporate Secretary;

●	timely delivering a valid, later-dated proxy; or

●	attending the ENVB annual meeting and voting. Your attendance at the ENVB annual meeting will not revoke your proxy unless you give written notice of revocation to ENVB’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the ENVB annual meeting.

If your shares of ENVB common stock are held in street name, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

The Carideo Group has been appointed to serve as the inspector of election for the ENVB annual meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The ENVB board of directors is soliciting your proxy in connection with the ENVB annual meeting, and ENVB will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/prospectus. ENVB has retained Kingsdale Advisors as proxy solicitor to assist with the solicitation of proxies in connection with the ENVB annual meeting. ENVB estimates it will pay Kingsdale Advisors a fee of approximately $12,000, in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of ENVB common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of ENVB’s directors, officers and employees, without additional compensation.

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Appraisal Rights

ENVB stockholders are not entitled to appraisal or dissenters’ rights in connection with the Amalgamation. For additional information, please see “The Amalgamation—No Appraisal Rights.”

Householding of ENVB Annual Meeting Materials

Each registered ENVB stockholder will receive one copy of this proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Materials.”

Questions and Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the ENVB annual meeting, please contact Kingsdale Advisors:

Kingsdale Advisors
Strategic Shareholder Advisor and Proxy Solicitation Agent
745 Fifth Avenue, 5th Floor, New York, NY 10151
Stockholders May Call or Email:
North American Toll Free Phone: 1-866-851-2468
or
Email: contactus@kingsdaleadvisors.com
or
Call Collect Outside North America: (416) 867-2272

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THE PARTIES TO THE AMALGAMATION

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

(239) 302-1707

ENVB is an early-development-stage biosciences company with an initial focus on developing innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. ENVB seeks to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for people suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. ENVB intends to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways. ENVB is also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications which are currently being researched. ENVB is incorporated in Delaware with its principal executive offices located at 4851 Tamiami Trail N, Suite 200 in Naples, Florida 34103 and its telephone number is (239) 302-1707. ENVB common stock trades on the NASDAQ Capital Market under the symbol “ENVB.”

For more information about ENVB, please visit ENVB’s website at www.enveric.com. The information contained on ENVB’s website or accessible through it does not constitute a part of this proxy statement/prospectus.

1306432 B.C. Ltd.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

(239) 302-1707

HoldCo is a wholly-owned subsidiary of ENVB that was incorporated on May 20, 2021 under the BCBCA solely for the purpose of entering into the Amalgamation Agreement and effecting the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. It is not engaged in any business and has no material assets, liabilities or other obligations of any nature other than as set forth in the Amalgamation Agreement.

1306436 B.C. Ltd.

4851 Tamiami Trail N, Suite 200

Naples, Florida 34103

(239) 302-1707

Purchaser is an indirect wholly-owned subsidiary of ENVB that was incorporated on May 20, 2021 under the BCBCA solely for the purpose of entering into the Amalgamation Agreement and effecting the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. It is not engaged in any business and has no material assets, liabilities or other obligations of any nature other than as set forth in the Amalgamation Agreement.

MagicMed Industries Inc.

777 Hornby Street, Suite 600,

Vancouver, British Columbia,

V6Z 1S4

(508) 627-0485

MagicMed was incorporated under the BCBCA on May 26, 2020. MagicMed is a neuro-pharmaceutical drug discovery and development platform. MagicMed has focused on assembling a portfolio of intellectual property (referred to as the PsybraryTM described further below) relating to the synthesis, production and manufacturing of novel psychedelic molecular compounds and derivatives (“Psychedelic Derivatives”) along with processes relating to their synthesis, production and manufacturing. These Psychedelic Derivatives are intended to be essential building blocks in the development of psychedelic therapies and medicines for diverse psychological and neuropsychiatric indications. MagicMed considers its business and related activities to be typical for a biopharma business focused on preclinical drug discovery and development. MagicMed’s business is centered on the development of the PsybraryTM, a proprietary physical and knowledgebase collection of novel Psychedelic Derivative drug candidates, manufacturing methods, pharmacological data, and patent filings that protect the foregoing. MagicMed has 13 patent applications filed for derivatives of psilocybin and DMT, 2 patent applications filed for derivatives of mescaline and MDMA with further intellectual property protection for mescaline, MDMA, ibogaine and LSD in process.

MagicMed’s principal executive offices are located at 777 Hornby Street, Suite 600, Vancouver, British Columbia, V6Z 1S4. MagicMed shares are not traded on a national securities exchange.

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THE AMALGAMATION

The following discussion contains certain information about the Amalgamation between ENVB and MagicMed. The discussion is subject, and qualified in its entirety by reference, to the Amalgamation Agreement attached as Annex A to this proxy statement/prospectus, and incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Amalgamation that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the Amalgamation Agreement attached as Annex A, for a more complete understanding of the Amalgamation.

Transaction Structure

Upon the terms and subject to the conditions set forth in the Amalgamation Agreement, and in accordance with the BCBCA, at the effective time of the amalgamation, Purchaser, a wholly-owned subsidiary of HoldCo, will be amalgamated with MagicMed. Upon completion of the amalgamation, the separate corporate existences of Purchaser and MagicMed will cease, and the amalgamated corporation (“AmalCo”) will continue as the surviving corporation and as a wholly-owned subsidiary of HoldCo under the name “Enveric Biosciences Canada Inc.”

Consideration to MagicMed Shareholders

At the effective time of the Amalgamation, holders of outstanding common shares of MagicMed (the “MagicMed Shares”) will receive such number of shares of ENVB common stock representing, together with the shares of ENVB common stock issuable upon exercise of the MagicMed Warrants and the MagicMed Converted Options (as defined below), approximately 36.6% of the issued and outstanding shares of ENVB common stock (on a fully-diluted basis).

The MagicMed Shares will initially be converted into AmalCo Redeemable Preferred Shares (as defined in the Amalgamation Agreement), which immediately following the Amalgamation will be redeemed for 0.000001 of a share of ENVB common stock. Following the redemption, the shareholders of MagicMed will be entitled to receive additional shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed Shares held by each such shareholder. In addition, following the effective time: (i) each outstanding MagicMed stock option will be converted into and become an option to purchase (the “MagicMed Converted Options”) the number of shares of ENVB common stock equal to the Exchange Ratio multiplied by the number of MagicMed Shares subject to such MagicMed stock option, and (ii) each holder of an outstanding MagicMed warrant (including Company Broker Warrants (as defined in the Amalgamation Agreement), the “MagicMed Warrants”) will be entitled to receive upon exercise of such MagicMed Warrant that number of shares of ENVB common stock which the holder would have been entitled to receive as a result of the Amalgamation if, immediately prior to the date of the Amalgamation, such holder had been the registered holder of the number of MagicMed Shares to which such holder would have been entitled if such holder had exercised such holder’s MagicMed Warrants immediately prior to the effective time of the Amalgamation. The terms of the options and warrants have not yet been finalized. Once the terms of the options and warrants are finalized, this may or may not impact the classification and accounting for such options and warrants.

Background of the Amalgamation

As part of ENVB’s ongoing strategic planning process, members of the ENVB board of directors and members of ENVB senior management periodically review and assess ENVB’s operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In addition, members of ENVB senior management meet with members of the ENVB board of directors in the ordinary course of business to discuss strategic alternatives in order to enhance shareholder value, including, among other things, business combinations, acquisitions, divestitures and share repurchases. In connection with these reviews and assessments, from time to time, the ENVB board of directors and members of ENVB senior management enlist the assistance of financial advisors and outside legal advisors. In furtherance of its strategy, over the past several years, ENVB has from time-to-time considered potential strategic transaction partners. In particular, at various times between 2019 and 2020, ENVB conducted periodic assessments of a potential strategic transaction with companies with products and services substantially similar to MagicMed.

On January 26 and 27, 2021, Mr. Avani Kanubaddi, Chief Operating Officer of ENVB, attended the inaugural virtual Psychedelics Investor Conference hosted by KCSA Strategic Communications (the “KCSA Conference”). During the course of the two-day KCSA Conference, Mr. Kanubaddi heard virtual presentations from approximately twelve companies, including a virtual presentation by Mr. Joseph Tucker, President and Chief Executive Officer of MagicMed.

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Over the course of the next several months, Mr. David Johnson, Chief Executive Officer of ENVB, and Mr. Kanubaddi discussed from time to time the merits of a potential acquisition of MagicMed by ENVB. During this same period, Mr. Johnson discussed from to time the merits of a potential acquisition of MagicMed with various members of the ENVB board of directors.

On March 23, 2021, the ENVB board of directors held a virtual regular meeting at which representatives of ENVB’s senior management team were present. Among other things, the ENVB board of directors discussed the merits of a potential business development transaction with a number of companies, including MagicMed. At the conclusion of the meeting, the ENVB board of directors authorized Mr. Johnson to initiate a preliminary discussion regarding the potential merits of a business combination or partnership between ENVB and a number of companies including MagicMed.

On April 5, 2021, Mr. Johnson sent an email to Mr. Tucker at MagicMed to introduce himself, learn more about MagicMed’s business, and discuss potential opportunities for ENVB and MagicMed to partner together.

On April 8, 2021, Mr. Johnson, Mr. Kanubaddi, Mr. Tucker and Mr. Richard Sherwin, a consultant with API Consulting Limited engaged by MagicMed, attended a video conference to discuss the culture and strategic direction of each company, as well as potential opportunities for MagicMed to provide research and development services to ENVB regarding various products and therapies under development at ENVB.

On April 14, 2021, Messrs. Johnson and Kanubaddi contacted Messrs. Tucker and Sherwin by telephone to discuss their views on a potential business combination between ENVB and MagicMed. Mr. Johnson suggested that there was strategic rationale for a business combination between the companies and indicated his belief that a business combination could enhance value for both companies’ stockholders and offered potential synergies. No proposal was made by Mr. Johnson during this conversation.

On April 14, 2021, Mr. Tucker sent Mr. Johnson a mutual non-disclosure agreement. The parties exchanged comments to the non-disclosure agreement over the next five days.

On April 19, 2021, the parties signed the mutual non-disclosure agreement, after which the parties began to conduct mutual due diligence.

On April 23, 2021, Mr. Tucker contacted Mr. Johnson by telephone to schedule a call over the next few days to discuss the merits of a potential business combination. In addition, Mr. Tucker advised Mr. Johnson that MagicMed was also considering a direct listing on the Canadian Securities Exchange.

On April 25, 2021, Mr. Tucker contacted Mr. Johnson by telephone to discuss the merits of a potential business combination, including the business plan and strategy of the combined company, the potential management team of the combined company, and potential capitalization of the combined company. Mr. Tucker also informed Mr. Johnson that a leading Canadian psychedelic medicine biotech company had its subordinate voting shares approved for listing on The NASDAQ Capital Market (“NASDAQ”).

On April 27, 2021, certain members of the management team of ENVB held a virtual meeting at which a representative of Haynes and Boone LLP, outside legal counsel to ENVB (“HaynesBoone”), and a representative of Palladium Capital Group, LLC (“Palladium”), were present to discuss a potential acquisition of MagicMed, potential transaction terms, potential value creation for each party’s shareholders and various financial metrics. As disclosed elsewhere in this proxy statement/prospectus, Palladium has previously served as ENVB’s financial advisor or placement agent in several prior transactions and in connection with those prior transactions received shares of ENVB common stock, warrants to purchase shares of ENVB common stock and advisory fees. While Palladium provided input to ENVB regarding a potential acquisition of MagicMed, Palladium did not receive any compensation for the input it provided and was not engaged to act as a financial advisor in connection with the Amalgamation. We have been advised by MagicMed and Palladium that Palladium has not provided any advisory, financial or consulting services to MagicMed.

Mr. Johnson subsequently spoke to each of the members of the ENVB board of directors about the strategic merits of acquiring MagicMed along with details regarding his recent communications with Mr. Tucker and the terms of a potential proposal to be formally submitted to MagicMed.

On April 28, 2021, Mr. Johnson provided a non-binding term sheet to Mr. Tucker for an all-stock transaction that valued MagicMed common shares at C$0.75 per share (with an approximate exchange ratio of 0.2284 shares of ENVB common stock for each MagicMed common share). Following submission of this proposal, Mr. Johnson called Mr. Tucker to discuss the proposal. During this conversation, Mr. Johnson expressed his views as to the strategic rationale for the proposed business combination and indicated that a combined company could achieve significant synergies and create significant value for each company’s stockholders.

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Over the next three days, Messrs. Johnson and Kanubaddi and representatives of Palladium held several telephone calls with representatives of MagicMed to discuss ENVB’s proposal. During this same period, representatives of MagicMed proposed certain changes to the exchange ratio methodology, the lock-ups of certain key persons of MagicMed and an increase to the threshold for breach of the no-shop provision.

On April 30, 2021, the ENVB board of directors held a virtual meeting at which representatives of ENVB’s senior management team, Palladium and HaynesBoone were present to provide a detailed summary to the ENVB board of directors of the non-binding term sheet presented to MagicMed, as well as an outline of ENVB’s plan for performing diligence on MagicMed and structuring an acquisition. After further discussion, the ENVB board of directors unanimously approved and ratified resolutions authorizing the terms and provisions of the non-binding term sheet.

Mr. Johnson and HaynesBoone subsequently discussed the merits of ENVB’s board of directors engaging a financial advisory firm to help it analyze the fairness of the proposed transaction. The ENVB board of directors also considered the fact that although Palladium had served as a financial advisor to Jay Pharma, Inc. and ENVB’s predecessor registrant, Ameri Holdings, Inc., none of the ENVB management team or members of the ENVB board of directors had any pre-existing relationship with Ameri Holdings, Inc. prior to ENVB becoming the successor registrant and ENVB is in an entirely different industry from Ameri Holdings, Inc. Mr. Johnson subsequently discussed obtaining a fairness opinion with Palladium. However, because Palladium does not provide valuation services, Palladium advised ENVB that Gemini Valuation Services, LLC (“Gemini”), which had provided Ameri Holdings, Inc. with a fairness opinion as part of Ameri Holdings, Inc.’s offer to purchase all of the issued and outstanding shares of Jay Pharma, Inc. on December 30, 2020, might be able to provide a fairness opinion for the planned acquisition and offered to facilitate an introduction.

On May 2, 2021, ENVB and MagicMed signed a non-binding term sheet for an all-stock transaction that valued MagicMed common shares at $0.75 per share (with an approximate exchange ratio of 0.2284 shares of ENVB common stock for each share of MagicMed common share).

On May 3, 2021, ENVB, MagicMed and their respective financial and legal advisors commenced several discussions and exchanged information as part of the reciprocal due diligence process in order to further refine each party’s view of potential synergies and better understand the other’s businesses. Over the next several days, each of ENVB’s and MagicMed’s senior management teams and representatives of HaynesBoone, Stikeman Elliott LLP (“Stikeman”), outside Canadian counsel to ENVB, and MagicMed’s outside Canadian counsel, Greenfields Law (“Greenfields”) and Burnet, Duckworth & Palmer, LLP (“Burnet”), engaged in several discussions regarding the key terms to be included in the definitive transaction agreement. Also on May 3, 2021, ENVB engaged Torys LLP, outside legal counsel, to conduct a review of certain due diligence matters in connection with a potential acquisition of MagicMed

On May 4, 2021, MagicMed opened a virtual data room and invited ENVB and its advisors to review due diligence materials. On May 5, 2021, ENVB opened a virtual data room and invited MagicMed and its advisors to review certain due diligence materials relating to ENVB. Thereafter, the parties and their advisors continued to conduct financial, accounting, tax, operational and legal due diligence through mid-May 2021.

On May 7, 2021, ENVB delivered an initial draft of the Amalgamation Agreement to Mr. Tucker. The draft Amalgamation Agreement contemplated, among other things, (i) a transaction in which a wholly-owned subsidiary of ENVB would be amalgamated with MagicMed, with the amalgamated company surviving the Amalgamation; (ii) a regulatory framework in line with the terms previously discussed by the parties; (iii) largely reciprocal non-solicitation provisions applicable to ENVB and MagicMed that would allow each of the MagicMed board of directors and the ENVB board of directors, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event; and (iv) a so-called “force the vote” provision requiring each of ENVB and MagicMed to submit the approval and adoption of the Amalgamation Agreement and the issuance of ENVB common stock, respectively, to its stockholders notwithstanding any change in recommendation by the MagicMed board of directors and the ENVB board of directors, respectively.

From early May through May 24, 2021, ENVB and MagicMed and their respective legal counsel exchanged multiple drafts of the Amalgamation Agreement and other ancillary documents, as applicable, and held multiple conference calls to discuss due diligence, the transaction agreements and various issues. The discussions and negotiations included numerous telephone conversations between the parties’ management teams, representatives and advisors.

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On May 11, 2021, ENVB’s board of directors held a meeting via video conference at which representatives of ENVB’s senior management team were present. At the prior invitation of ENVB’s board of directors, Dr. Tucker joined the virtual meeting to provide a presentation to ENVB’s board of directors about MagicMed’s business and responded to various questions from ENVB’s board of directors. Also on May 11, 2021, HaynesBoone, Greenfields and Burnet had a conference call to discuss certain issues related to the Amalgamation Agreement, including the proposed timing for closing the amalgamation, timing of the required shareholder meetings of ENVB and MagicMed, the required governmental and third-party filings for closing, and any additional steps needed to sign and close the transaction.

In mid-May, ENVB’s nominating and corporate governance committee held interviews with certain directors on the MagicMed board of directors for purposes of selecting the two MagicMed representatives that would serve on ENVB’s board of directors after the closing of the proposed transaction.

On May 14, 2021, ENVB engaged Gemini Valuation Services, LLC (“Gemini”) to issue a fairness opinion in connection with the proposed transaction with MagicMed.

On May 15, 2021, Greenfields circulated a revised draft of the Amalgamation Agreement to HaynesBoone that included certain meaningful changes, including the addition of a fiduciary out provision based upon receipt of a superior proposal and provisions covering a termination fee if a party terminated the Amalgamation Agreement for certain reasons.

On May 17, 2021, HaynesBoone updated ENVB’s senior management on the status of negotiations of the Amalgamation Agreement, including with respect to superior proposals, covenants, termination rights and fees and related considerations regarding closing certainty, as well as a potential timeline for the completion of due diligence and summarized key due diligence findings.

On May 17, 2021 and May 19, 2021, ENVB and HaynesBoone attended conference calls with MagicMed and Greenfields and Burnet to discuss the documents needed for signing and the status of each of them.

On May 19, 2021 MagicMed and ENVB attended a conference call to discuss the status of various open issues in the Amalgamation Agreement. Also on May 19, 2021, HaynesBoone and Greensfields attended a conference call to discuss certain issues in the Amalgamation Agreement, including the superior proposal provisions, proposed changes to the shareholder meeting requirements and the definition of material adverse effect, as well as proposed changes to the termination fee provisions.

On May 20, 2021, ENVB’s board of directors had a telephonic meeting at which representatives of ENVB’s senior management team, Palladium, and HaynesBoone were present to discuss the strategic rationale of the proposed business combination, the framework of the amalgamation and the potential benefits of the business combination to ENVB. In addition, HaynesBoone provided ENVB’s board of directors with a detailed summary of the latest draft of the Amalgamation Agreement. During the May 20, 2021 meeting, Gemini advised the ENVB board of directors that it was prepared to render an opinion to the ENVB board of directors to the effect that, subject to the factors and assumptions described by Gemini, the consideration for the shareholders of ENVB in the Amalgamation is fair from a financial point of view to ENVB.

On May 20, 2021, ENVB’s senior management team and HaynesBoone and MagicMed’s senior management team and Dorsey & Whitney LLP, outside U.S. counsel to MagicMed (“Dorsey”), attended a conference call to discuss the status of the transaction and related documents needed for signing. Later that evening, Dorsey circulated a draft of the MagicMed disclosure statement to HaynesBoone.

On May 21, 2021, ENVB’s board of directors held a virtual meeting at which representatives of ENVB’s senior management team, Gemini, and HaynesBoone were present to discuss the status of the negotiations with MagicMed. During this board meeting, Gemini provided a presentation to ENVB’s board of directors about MagicMed’s business and responded to various questions from ENVB’s board of directors.

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On the afternoon of May 21, 2021, the ENVB board of directors held a virtual meeting at which representatives of ENVB’s senior management team, Gemini, and HaynesBoone were present to review the changes to the Amalgamation Agreement that had been made since the ENVB board of director’s last meeting and potential revisions under discussion, including regarding the tax-effect of certain procedural steps of the Amalgamation on MagicMed’s shareholders. Representatives of HaynesBoone summarized the directors’ fiduciary duties and reviewed the material terms of the final draft of the Amalgamation Agreement, including (i) the non-solicitation obligations of each party, (ii) the ability of each party to terminate the Amalgamation Agreement in certain circumstances and to receive expense reimbursement and certain termination fees, (iii) provisions affecting certainty of the closing, and (iv) conduct of each of ENVB’s and MagicMed’s respective businesses during the period of time between signing and closing. Representatives of Gemini then rendered Gemini’s oral opinion, subsequently confirmed by the delivery of a written opinion dated May 21, 2021, to the effect that, as of May 21, 2021 and based upon and subject to the limitations, assumptions and qualifications described by Gemini, the consideration for the shareholders of ENVB in the Amalgamation is fair from a financial point of view to ENVB. Please see the section of this proxy statement/prospectus entitled “—Opinion of ENVB’s Financial Advisor” beginning on page 102 for further description of Gemini’s opinion and analysis. Thereafter, the ENVB board of directors unanimously (i) determined that the Amalgamation Agreement and the transactions contemplated thereby, including the Amalgamation and the issuance of shares of ENVB common stock contemplated by the ENVB Share Issuance Proposal, were advisable and in the best interests of ENVB and ENVB’s stockholders, (ii) authorized and approved ENVB’s execution, delivery and performance of the Amalgamation Agreement in accordance with its terms and ENVB’s consummation of the transactions contemplated thereby, including the Amalgamation and the issuance of shares of ENVB common stock contemplated by the ENVB Share Issuance Proposal, (iii) resolved that the approval of the ENVB Share Issuance Proposal be submitted to a vote at a meeting of the holders of ENVB common stock and (iv) recommended that the holders of ENVB common stock approve the ENVB Share Issuance Proposal. For a description of the various factors considered by the ENVB board of directors, see the section entitled “The Amalgamation—Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions.”

Later that same day, ENVB’s senior management and HaynesBoone attended a conference call with MagicMed’s senior management and Dorsey to discuss the documents that needed to be finalized for signing the Amalgamation Agreement. Shortly following the conference call, HaynesBoone sent Dorsey a revised draft of the Amalgamation Agreement to clarify the transaction structure and forms of consideration agreed to by the parties, as well as an initial draft of the ENVB disclosure statement.

On May 21, 2021, Mr. Johnson notified Mr. Tucker that Mr. Tucker and Mr. Brad Thompson each had been unanimously selected by the ENVB board’s nominating and corporate governance committee to serve on the ENVB board of directors upon the closing, which was subsequently disclosed to the MagicMed board of directors.

On May 22, 2021, HaynesBoone, Greenfields, Burnet, Stikeman and Dorsey attended a conference call to further clarify certain procedural items and the transactions structure.

On May 23, 2021, ENVB’s senior management and HaynesBoone held several discussions to finalize the open points in the various documents, including the various parties that needed to enter into support agreements, the termination rights included in the support agreements entered into with certain MagicMed shareholders, and disclosures in the MagicMed disclosure statement. Later that afternoon, Dorsey sent HaynesBoone a revised draft of the Amalgamation Agreement to reflect certain changes to the tax structure in the Amalgamation Agreement that addressed certain adverse tax effects of the Amalgamation on MagicMed’s shareholders. In particular, the procedural steps of the Amalgamation were revised to provide a more beneficial tax treatment to MagicMed’s shareholders in connection with the Amalgamation. These changes did not impact ENVB or its stockholders. HaynesBoone then had a conference call with ENVB’s senior management to discuss the proposed changes to the Amalgamation Agreement. Later that evening, HaynesBoone sent a proposed final draft of the MagicMed disclosure statement and the Amalgamation Agreement to Dorsey. ENVB’s senior management and HaynesBoone and MagicMed’s senior management and Dorsey attended a conference call to confirm the Amalgamation Agreement, ENVB disclosure statement, MagicMed disclosure statement and related documents were in agreed form.

Prior to the open of trading on NASDAQ on the morning of May 24, 2021, ENVB and MagicMed executed and delivered the Amalgamation Agreement and related agreements and issued a joint press release announcing the transactions contemplated by the Amalgamation Agreement.

For a discussion of the Amalgamation Agreement and related documents, see section titled “The Amalgamation Agreement” beginning on page 111 and “ Ancillary Agreements” beginning on page 128 of this proxy statement/prospectus.

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Recommendation of the ENVB Board of Directors; ENVB’s Reasons for the Transactions

At a meeting held on May 21, 2021, the ENVB board of directors (i) determined that the Amalgamation Agreement and the transactions contemplated thereby, including the amalgamation of Purchaser with MagicMed and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, are advisable and in the best interests of ENVB and the ENVB stockholders, (ii) authorized and approved ENVB’s execution, delivery and performance of the Amalgamation Agreement in accordance with its terms and ENVB’s consummation of the transactions contemplated thereby, including the Amalgamation and the issuance of ENVB common stock contemplated by the ENVB Share Issuance Proposal, (iii) resolved that the approval of the ENVB Share Issuance Proposal be submitted to a vote at a meeting of the holders of ENVB common stock and (iv) recommended that the holders of ENVB common stock approve the ENVB Share Issuance Proposal. Accordingly, the ENVB board of directors unanimously recommends that the stockholders of ENVB vote “FOR” the ENVB Share Issuance Proposal and “FOR” the ENVB Adjournment Proposal, if necessary or appropriate to reach a quorum or solicit additional proxies.

In reaching its determinations and recommendations, the ENVB board of directors, as described above in the section entitled “—Background of the Amalgamation” of this proxy statement/prospectus, held a number of meetings, consulted with ENVB’s management and its legal and financial advisors at HaynesBoone and Gemini, reviewed a significant amount of information, and considered a number of factors. While MagicMed did provide ENVB with certain financial projections, neither ENVB nor Gemini relied upon these projections in evaluating the proposed amalgamation with MagicMed. Specifically, projections provided by early stage biotechnology companies like MagicMed are inherently uncertain given the risks related to the development of pharmaceutical candidates such as those described in greater detail in the section entitled “Risk Factors” of this proxy statement/prospectus. After such discussions and deliberations, the ENVB board of directors determined that the amalgamation agreement, the voting agreement and the transactions contemplated thereby, including the amalgamation, are fair to, and in the best interests of ENVB and its stockholders.

The ENVB board’s decision to approve the amalgamation agreement, the voting agreement and the other transactions contemplated by the amalgamation agreement and to recommend to ENVB’s stockholders that they vote to adopt the amalgamation agreement was based on a number of factors that weighed positively in favor of the amalgamation and the transactions contemplated by the amalgamation agreement, including the following (which are not necessarily presented in order of relative importance):

●	The current and prospective competitive climate for ENVB’s novel prescription therapeutic drugs, the impact of the Psybrary, psychedelic medicines, synthetic chemistry of cannabinoids, the demand for therapies that impact the body and the mind, as well as the financial condition of the U.S. and global economy in general and the impact that such trends have had on ENVB’s results and operations.

●	The overall cost structure of operating ENVB’s business, including the costs associated with administrative and support functions, as a standalone company.

●	The ENVB board’s knowledge of, and discussions with ENVB management regarding, ENVB’s business, operations, financial condition, earnings and prospects and its knowledge of MagicMed’s business, operations, financial condition, earnings and prospects, the result of ENVB’s due diligence review of MagicMed conducted during the course of discussions and the synergies assessment conducted.

●	The creation of a strong supportive care focused biotechnology organization with an expanded and diversified portfolio consisting of MagicMed’s novel derivative psychedelic molecules and ENVB’s pipeline of clinical trial-ready palliative and supportive care products for people suffering from certain side effects of cancer, cancer treatment and CNS conditions.

●	Access to MagicMed’s novel derivative psychedelic molecules, synthetic chemistry expertise, and scientific expertise in psychedelics and cannabinoids product development and commercialization infrastructure to provide ENVB with the potential to most effectively maximize the value of ENVB’s current and future pipeline of clinical trial-ready palliative and supportive care products program for oncology support care and CNS conditions.

●	The fact that, since the amalgamation consideration will consist entirely of ENVB’s common stock, ENVB stockholders will still own approximately 63.4% of ENVB upon completion of the Amalgamation (on a fully-diluted basis), allowing current ENVB stockholders to participate in the future earnings and expected growth of the combined company and enjoy the benefits of the amalgamation through realization of synergies, as well as the risks and uncertainties associated with the realization of a combined business strategy and synergies.

●	That the exchange ratio represents a fixed number of shares of MagicMed’s common stock, which affords ENVB stockholders the benefit of any increase in the fair market value of MagicMed’s common stock between the announcement and consummation of the amalgamation.

●	ENVB’s management’s expectation, based on assessments conducted by both ENVB and MagicMed and the demonstrated ability of both companies to achieve the projected synergies in previous transactions, that the combined company is expected to realize approximately $1.54 million in net synergies within the first 24 months after the consummation of the amalgamation.

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●	ENVB stockholders are expected to benefit from the synergies and growth from the transaction, considering factors including MagicMed’s business, assets, financial condition, results of operations, business plan and prospects, the size and scale of the combined company and the expected pro forma effect of the amalgamation on the combined company.

●	The expectation that, following the amalgamation, the combined company would have a strong and healthy balance sheet that will provide continued financial flexibility to strategically deploy capital between investing back into the business and making strategic acquisitions.

●	The fact that, following the consummation of the amalgamation, two members of the MagicMed board of directors will be added to the ENVB board and the MagicMed chief executive officer will become the chief executive officer of ENVB, continuing to provide knowledge and insight regarding MagicMed’s legacy business, leadership, and to be integrally involved in the strategy of the combined company.

●	The fact that the current directors of ENVB will initially continue to be members of the ENVB board of directors following closing of the amalgamation.

●	The opinion of Gemini Valuation Services, LLC, dated May 21, 2021, to the ENVB board of directors as to the fairness from a financial point of view to the holders of ENVB common stock of the consideration provided for in the Amalgamation. See section entitled “The Amalgamation—Opinion of ENVB’s Financial Advisor” beginning on page 102. The full text of the written opinion of Gemini Valuation Services, LLC is attached as Annex D to this proxy statement/prospectus.

●	That holders of approximately 30% of the issued and outstanding shares of MagicMed common shares have entered into voting agreements with ENVB pursuant to which, among other things, they will vote all of the MagicMed common shares they hold, directly or indirectly, or have the right to vote or direct the voting of, in favor of the approval of the amalgamation agreement and against any alternative acquisition involving MagicMed.

●	The fact that closing of the amalgamation is subject to obtaining the approval of the ENVB stockholders of the issuance of the securities of ENVB necessary to effect the transactions contemplated by the amalgamation agreement, and that the directors and officers of ENVB have entered into agreements to vote their shares in favor of the resolutions approving such matters;

●	The review by the ENVB board of directors with its legal and financial advisors of the structure of the proposed amalgamation and the terms of the amalgamation agreement, including MagicMed’s representations, warranties and covenants, the conditions to its obligations and the termination provisions and related termination fees, as well as the likelihood of consummation of the proposed amalgamation and the ENVB board’s evaluation of the likely time period necessary to close the amalgamation.

●	The amalgamation agreement was negotiated on an arm’s-length basis and executed following a strategic process starting in early 2020, during which the ENVB board of directors considered, with the assistance of ENVB senior management and advisors, potential strategic alternatives and business combinations.

●	That ENVB expects that, for U.S. federal income tax purposes, the amalgamation will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

●	The impact of the amalgamation on all stakeholders in ENVB, including holders of ENVB common stock.

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The ENVB board of directors also considered the following specific aspects of the amalgamation agreement (which are not necessarily presented in order of relative importance):

●	The ENVB board of directors’ belief that the terms of the amalgamation agreement, including ENVB’s representations, warranties and covenants and the conditions to each party’s obligations, are reasonable and consistent with applicable market practice.

●	The fact that the amalgamation agreement contains customary exclusions from the definition of “material adverse effect,” making it unlikely that MagicMed could assert the existence of a material adverse effect giving them a right not to consummate the amalgamation.

●	The fixed exchange ratio will not adjust to compensate for changes in the fair market value of MagicMed common shares or ENVB common stock prior to the effective time of the amalgamation.

●	The fact that the amalgamation agreement provides that, under certain circumstances, and subject to certain conditions, ENVB is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited acquisition proposal for an acquisition of ENVB that constitutes or would reasonably be expected to result in a superior proposal.

●	The fact that the ENVB board, subject to certain conditions, has the right to make a company adverse change recommendation in connection with a superior proposal or terminate the amalgamation agreement to enter into a definitive agreement with respect to a superior proposal, subject to giving MagicMed notice and an opportunity to propose changes to the amalgamation agreement, and the payment of a termination fee of $4.5 million in the event of actual termination.

●	The fact that the ENVB board of directors believed that the termination fee of $4.5 million payable under certain circumstances is reasonable and customary in size in transactions similar to the amalgamation.

●	The fact that there are limited circumstances in which the MagicMed board may terminate the amalgamation agreement.

●	The fact that the amalgamation agreement is not subject to any financing condition.

In consideration of its deliberations, the ENVB board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

●	The risks and costs to ENVB if the amalgamation is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on ENVB’s business and relations with its customers, suppliers, vendors, employees and independent contractors and the potential impact on its stock price and that, while the transactions are expected to be consummated, there is no assurance that all conditions to the parties’ obligations to consummate the transactions will be satisfied or waived, and, as a result, it is possible that the transactions might not be consummated even if approved by ENVB stockholders.

●	The possibility that governmental bodies may not approve the amalgamation, that such approval could be conditioned upon the taking of certain actions such as divestitures that MagicMed is not obligated to take under the amalgamation agreement or that such approval could take an extended period of time to obtain.

●	The transaction costs to be incurred in connection with the amalgamation.

●

The fact that ENVB stockholders could be adversely affected by a decrease in the fair market value of MagicMed’s common shares relative to the price of ENVB’s common stock during the pendency of the amalgamation and the fact that the amalgamation agreement does not provide ENVB with a price-based termination right, a pricing collar or cap, or other similar protection because MagicMed’s shares are not traded publicly.

●	The possibility that the combined company will not realize any or all of the anticipated strategic and other benefits of the amalgamation, including as a result of the challenges of combining the businesses, operations and workforces of ENVB and MagicMed, and the risk that expected operating efficiencies and cost savings synergies may not be realized or will take longer to realize than expected.

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●	The dilution to ENVB stockholders resulting from the amalgamation.

●	The fact that MagicMed may become subject to other potential future liabilities related to past activities that are not covered by the indemnification provisions in the amalgamation agreement or adjustment to the exchange ratio.

●	The risk that changes in law or regulation could adversely impact the expected benefits of the amalgamation to ENVB and its stockholders.

●	The fact that the amalgamation agreement contains restrictions on the conduct of ENVB’s business prior to the consummation of the amalgamation, including the requirement that ENVB conduct its business only in the ordinary course, subject to specific exceptions, which could delay or prevent ENVB from undertaking business opportunities that may arise pending the consummation of the amalgamation.

●	The fact that the amalgamation agreement imposes limitations on ENVB’s ability to solicit alternative acquisitions prior to closing and its ability to terminate the amalgamation agreement, including a requirement that ENVB pay a $4.5 million termination fee in certain circumstances in the event of termination.

●	The possibility that the termination fee of $4.5 million to be paid to MagicMed if the amalgamation agreement is terminated under certain circumstances specified in the amalgamation agreement may potentially deter a potential acquirer from proposing an alternative acquisition that would provide value to ENVB stockholders superior to that of the proposed amalgamation.

●	The fact that ENVB’s directors and executive officers may have interests in the amalgamation that are different from, or in addition to, those of ENVB’s stockholders generally, including certain interests arising from the employment and compensation arrangements of ENVB’s executive officers, and the manner in which they would be affected by the amalgamation as detailed in the section “The Amalgamation—Interests of ENVB’s Directors and Executive Officers in the Amalgamation” beginning on page 108.

●	The risk that ENVB’s stockholders may vote against adoption of the amalgamation agreement.

●	Various other risks described in the section entitled “Risk Factors” beginning on page 45.

The ENVB board of directors considered all of these factors as a whole and concluded that the potentially negative factors associated with the amalgamation agreement and the other ENVB transaction agreements and the other transactions contemplated by the amalgamation agreement and the other ENVB transaction agreements, were outweighed by the potential benefits that it expected the ENVB stockholders would achieve as a result of entering into the amalgamation agreement and the other ENVB transaction agreements, and consummating the transactions contemplated thereby. Accordingly, the ENVB board of directors determined that the amalgamation agreement, the other ENVB transaction agreements, and the other transactions contemplated by the amalgamation agreement and the other ENVB transaction agreements were advisable and in the best interest of ENVB and the stockholders of ENVB.

The foregoing discussion of the information and factors considered by the ENVB board of directors is not exhaustive. In view of the wide variety of factors considered by the ENVB board of directors in connection with its evaluation of the amalgamation and complexity of these matters, the ENVB board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the ENVB board of directors may have viewed factors differently or given different weight or merit to different factors. The ENVB board of directors considered all these factors as a whole, including discussions with, and questioning of, ENVB’s management and ENVB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The ENVB board of directors also relied on the experience of Gemini, its financial advisor, for its opinion that, as of the date of the amalgamation agreement, and based on and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations described in the opinion, the consideration for the shareholders of ENVB in the Amalgamation is fair from a financial point of view to ENVB.

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In considering the recommendation of the ENVB board of directors that the ENVB stockholders vote to adopt the amalgamation agreement, the ENVB board of directors was aware that the directors and executive officers of ENVB may have certain interests in the amalgamation that may be different from, or in addition to, the interests of ENVB stockholders generally. The ENVB board of directors was aware of these interests and considered them when approving the amalgamation agreement and recommending that ENVB stockholders vote to adopt the amalgamation agreement. See the section entitled “The Amalgamation—Interests of ENVB’s Directors and Executive Officers in the Amalgamation” beginning on page 108.

The foregoing discussion of the information and factors considered by the ENVB board of directors is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 85.

Opinion of ENVB’s Financial Advisor

On May 21, 2021, Gemini rendered its oral opinion to the ENVB board of directors (which was confirmed in writing by delivery of Gemini’s written opinion dated the same date), as to, as of May 21, 2021, the fairness, from a financial point of view, of the contribution made and consideration received by the holders of ENVB common stock pursuant to the draft Amalgamation Agreement dated May 21, 2021.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion.

The opinion was addressed to the ENVB board of directors for the use and benefit of the members of the ENVB board (in their capacities as such) in connection with the ENVB board of directors’ evaluation of the Amalgamation Agreement. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of ENVB or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. Gemini’s opinion should not be construed as creating any fiduciary duty on Gemini’s part to ENVB, any other party to the Amalgamation Agreement, any security holder of ENVB or such other party, any creditor of ENVB or such other party, or any other person. Gemini’s opinion was just one of the several factors the ENVB board of directors took into account in making its determination to approve the Amalgamation Agreement.

Gemini’s opinion only addressed whether, as of the date of the opinion, the consideration received by the stockholders of ENVB as part of the Amalgamation Agreement, pursuant to the Amalgamation Agreement was fair, from a financial point of view, to ENVB stockholders. It did not address any other terms, aspects, or implications of the transaction or the Amalgamation Agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, (ii) fairness to any security holders of ENVB, MagicMed or any other person or any creditors or other constituencies of ENVB, MagicMed or any other person, nor (iii) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the consideration received by ENVB stockholders pursuant to the Amalgamation Agreement, or otherwise. Gemini expressed no opinion as to (i) what the value of shares of ENVB common stock actually would be when issued to the MagicMed shareholders pursuant to the Amalgamation Agreement, (ii) the price at which MagicMed shares or any other security of MagicMed may be issued or sold in a private placement, the price at which shares of ENVB common stock or any other security of ENVB may be issued or sold in a private placement, or (iii) the prices at which MagicMed shares or ENVB common stock may trade, be purchased or sold at any time.

Gemini’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for ENVB, or the merits of the underlying decision by the ENVB board of directors or ENVB to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the Amalgamation Agreement and were not determined by or pursuant to any recommendation from Gemini.

Gemini’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Gemini did not assume any obligation to update, review, or reaffirm its opinion to the ENVB board of directors or any other person or otherwise to comment on or consider events occurring or coming to Gemini’s attention after the date of its opinion.

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In arriving at its opinion, Gemini made such reviews, analyses, and inquiries as Gemini deemed necessary and appropriate under the circumstances. Among other things, Gemini:

●	Reviewed a draft copy, received by Gemini on May 19, 2021, of the Amalgamation Agreement;

●	Reviewed certain publicly available financial information and other data with respect to MagicMed that Gemini deemed relevant;

●	Reviewed certain other information and data with respect to MagicMed made available to Gemini by ENVB, including historical financial statements for FY2019 and FY2020, and other internal financial information furnished to Gemini by or on behalf of MagicMed;

●	Considered and compared the financial and operating performance of MagicMed with that of companies with publicly traded equity securities that Gemini deemed relevant;

●	Considered the publicly available financial terms of certain transactions that Gemini deemed relevant;

●	Discussed the business, operations, and prospects of MagicMed, and the proposed transaction with ENVB’s management and certain of ENVB’s representatives; and

●	Conducted such other analyses and inquiries, and considered such other information and factors, as Gemini deemed appropriate.

In arriving at its opinion, Gemini, with the ENVB board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Gemini or available from public sources, and Gemini further relied upon the assurances of ENVB’s and MagicMed’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Gemini also relied upon, without independent verification, the assessments of the management of ENVB as to MagicMed’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Gemini assumed, at the ENVB board’s direction, that there would be no developments with respect to any such matters that would adversely affect Gemini’s analyses or opinion. Gemini is not legal, tax, accounting, environmental or regulatory advisors, and Gemini did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to ENVB, MagicMed, the transaction or otherwise. Gemini understood and assumed that ENVB obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

Gemini did not evaluate the solvency or creditworthiness of ENVB, MagicMed or any other party to the transaction, or whether ENVB, MagicMed or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Gemini evaluate, in any way, the ability of ENVB, MagicMed or any other party to the transaction to pay its obligations when they come due. Gemini did not physically inspect ENVB’s or MagicMed’s properties or facilities and did not make or obtain any evaluations or appraisals of ENVB’s or MagicMed’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Gemini did not attempt to confirm whether ENVB or MagicMed had good title to their respective assets. Gemini’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the ENVB board, ENVB, or any other party.

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Gemini assumed, with the ENVB board’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on ENVB, MagicMed or the transaction. Gemini also assumed, with the ENVB board’s consent, that the final executed form of the Amalgamation Agreement would not differ in any material respect from the copy of such agreement that Gemini reviewed and that the transaction would be consummated on the terms set forth in the Amalgamation Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Gemini’s analyses or opinion. Gemini also assumed that the representations and warranties of the parties to the Amalgamation Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Amalgamation Agreement. Gemini offered no opinion as to the contractual terms of the Amalgamation Agreement or the likelihood that the conditions to the consummation of Amalgamation Agreement, set forth in the Amalgamation Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. Gemini further assumed that for U.S. federal tax income purposes, the Amalgamation Agreement would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Gemini performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Gemini’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Gemini assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Gemini did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Gemini believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Gemini in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Gemini’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Gemini’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Gemini performed.

For purposes of its analyses, Gemini reviewed a number of financial metrics, including the following:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of May 18, 2021, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

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Selected Companies Analysis

Gemini considered certain financial data for selected companies with publicly traded equity securities Gemini deemed relevant with regards to MagicMed. The financial data reviewed included equity and enterprise value of these companies. The selected companies with publicly traded equity securities from the cannabis industry were:

●	Entheon Biomedical Corp.
●	HAVN Life Sciences Inc.
●	Tryp Therapeutics Inc.
●	BetterLife Pharma Inc.
●	Core One Labs Inc.
●	Revive Therapeutics Ltd.
●	Pharmadrug Inc.
●	NervGen Pharma Corp.

Gemini looked at the above psychedelic/mental health focused biotech companies that are publicly listed and are deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Gemini believes that the groups of companies listed above have business models similar to those of MagicMed but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as MagicMed.

Ticker	Company Name	Share Price	Market Cap	Enterprise Value	Revenue (LTM)	EBITDA (LTM)
CNSX:ENBI	Entheon Biomedical Corp.	$0.29	$15.8	$11.7	-	-$	3.6
CNSX:HAVN	HAVN Life Sciences Inc.	$0.64	$62.5	$51.5	-		-
CNSX:TRYP	Tryp Therapeutics Inc.	$0.55	$36.2	$30.6	-		-
OTCPK:BETR.F	BetterLife Pharma Inc.	$0.43	$25.7	$28.4	-	-$	5.3
CNSX:COOL	Core One Labs Inc.	$0.54	$61.4	$61.4	$2.4	-$	8.4
CNSX:RVV	Revive Therapeutics Ltd.	$0.36	$115.3	$112.1	-	-$	8.5
CNSX:BUZZ	Pharmadrug Inc.	$0.07	$23.9	$22.2	$0.6	-$	2.1
TSXV:NGEN	NervGen Pharma Corp.	$1.15	$41.2	$36.5	-	-$	9.2

*Source: Capital IQ.

Based on the management discussion and internal analysis of various factors including intellectual property, product lifecycle stage, historical and current evidences with regards to product development, licenses and partnerships and current business plan, MagicMed’s enterprise value is estimated between the median to average enterprise values from the set of comparable companies. Based on this, the enterprise value for MagicMed is estimated between $38.7 million and $47.8 million.

Selected Transactions Analysis

Gemini considered certain financial data and the financial terms of the following business transactions Gemini deemed relevant for MagicMed. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Date	Target	Buyer / Investor	Trans. Value
14-Dec-20	Adelia Therapeutics	Cybin Inc.	$15.8
4-Feb-21	GHP Noetic Science-Psychedelic Pharma	Diamond Therapeutics	$39.4
25-May-20	Altum Pharmaceuticals	BetterLife Pharma Inc	$36.5

 Gemini looked at the above transactions in the psychedelic/mental health industry that are deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Gemini believes that the groups of companies listed above have business models similar to those of MagicMed but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as MagicMed.

Based on the management discussion and internal analysis of various factors including intellectual property, product lifecycle stage, historical and current evidences with regards to product development, licenses and partnerships and current business plan, MagicMed’s enterprise value is estimated between the average to high enterprise values from the set of comparable transactions. Based on this, the enterprise value for MagicMed is estimated between $36.5 million and $39.4 million.

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Gemini also reviewed some of the recent reverse mergers/IPO listings in the psychedelic market for early stage and small cap companies to understand the value assigned to the enterprise in an exit/going public event. This approach analyzes the accretive value assigned to the invested capital of the business that reflects the progress made on the business plan. Gemini analyzed the recent four small cap transactions (listed below) in the industry and assigned a lower and median multiple to arrive at the enterprise value for MagicMed based on the invested capital of the business.

Date	Company Name	Valuation	Invested Capital	MVIP Multiple
5-Nov-20	Entheon Biomedical Corp	$17.35	$2.86	6.1x
8-Sep-20	HAVN Life Sciences Inc.	$10.87	$3.53	3.1x
12-Nov-20	Tryp Therapeutics Inc.	$7.86	$1.58	5.0x
2-Feb-21	Wesana Health Holdings Inc.	$16.15	$4.00	4.0x

Based on this, the enterprise value for MagicMed is estimated between $26.6 million and $38.9 million.

Concluded Equity Value

Based on the above determined equity value ranges for MagicMed and averaging the low and high ranges under each valuation method, the equity value for MagicMed is estimated to range between $37.9 million and $46.0 million.

Relative Valuation Analysis

Gemini compared the above calculated equity value of MegicMed against the value of contribution by ENVB’s stockholders to the Amalgamation Agreement below.

As part of the Amalgamation Agreement, ENVB is offering 9.7 million shares of ENVB common stock to the MagicMed shareholders and also exchanging 7.0 million of ENVB warrants with the MagicMed warrant holders with a total aggregate cash exercise price of approximately $10 million. Based on the above and 20-day VWAP as of May 19, 2021 of $2.35, ENVB’s contribution to the Amalgamation Agreement was (after adjusting for the aggregate cash exercise price of approximately $10 million) calculated at $29.3 million.

Based on the above analyses, Gemini noted that the implied contribution made by the holders of ENVB common stock is lower than the consideration received by the holders of ENVB common stock pursuant to the Amalgamation Agreement.

Other Matters Relating to GVS’s Opinion

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Gemini did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Gemini made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The Gemini opinion was one of the many factors taken into consideration by ENVB’s board of directors in making its determination to approve the Amalgamation Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of ENVB’s board of directors with respect to the contribution made/consideration received for the shares of ENVB common stock in Amalgamation Agreement or of whether ENVB’s board of directors would have been willing to agree to different exchange ratio. The contribution made/consideration received for the shares of ENVB common stock in the Amalgamation Agreement was determined through arm’s- length negotiations between ENVB and MagicMed and was approved by ENVB’s board of directors. Neither Gemini nor any of its affiliates recommended any specific exchange ratio to ENVB or ENVB’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for Amalgamation Agreement.

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As part of its financial advisory business, Gemini regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Gemini is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

Gemini has consented to the use of its opinion in this registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Gemini has not assumed any responsibility for the form or content of this registration statement on Form S-4 of which this proxy statement/prospectus forms a part, other than the Gemini opinion itself.

During the two years preceding the date of the Gemini opinion, neither Gemini nor its affiliates was engaged by, performed services for, or received any compensation from, ENVB (other than the engagements and any amounts that were paid under the engagement letter described in this registration statement on Form S-4 of which this proxy statement/prospectus forms a part) or MagicMed. Gemini received a fee of $100,000 for rendering its opinion, no portion of which was contingent upon any conclusion reached in Gemini’s opinion or the completion of the Amalgamation. In addition, ENVB agreed to reimburse Gemini for certain expenses incurred by it in connection with its engagement and to indemnify Gemini and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Gemini’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Interests of MagicMed’s Directors and Executive Officers in the Amalgamation

Except as disclosed below, MagicMed is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director, executive officer or nominee for election as a director or anyone who has held office as such since the beginning of MagicMed’s last financial year or of any associate or affiliate of any of the foregoing to be acted on, other than elections to office.

Certain of MagicMed’s directors and officers have interests in the Amalgamation and have arrangements that are different from, or in addition to, those of MagicMed equity holders generally.

These interests include:

●	the employment agreement with ENVB and related appointment of Dr. Joseph Tucker, the President and Chief Executive Officer of MagicMed; Dr. Peter Facchini, Chief Scientific Officer of MagicMed; and Dr. Jillian Hagel, Chief Technology Officer of MagicMed, to the positions of Chief Executive Officer, Chief Scientific Officer, and Chief Technology Officer of ENVB, respectively, upon the effective time of the Amalgamation;

●	the appointment of Dr. Joseph Tucker and Brad Thompson, directors of MagicMed, to the ENVB board of directors upon the effective time of the Amalgamation;

●	each of Dr. Tucker, Dr. Facchini and Dr. Hagel have agreed to waive their rights to certain payments upon a change of control of MagicMed pursuant to the terms of their respective employment agreement with MagicMed to which they may have been entitled;

●	pursuant to the terms of the Amalgamation Agreement, MagicMed’s current and former directors and officers will be entitled to certain ongoing indemnification and insurance coverage for their prior acts for a period of time after the Effective Time and MagicMed may purchase directors’ and officers’ “run-off” insurance to further supplement any current coverage in connection with the Amalgamation; and

●	certain of MagicMed’s shareholders who have entered into voting agreements with ENVB, pursuant to which, among other things, such shareholders have agreed to vote or to execute and deliver a written consent with respect to all the MagicMed shares owned by them as of the applicable record date in favor of the adoption and approval of the Amalgamation Agreement and Amalgamation, are affiliated with directors of MagicMed.

For more information about each of the employment agreements between ENVB and Dr. Tucker, Dr. Hagel, and Dr. Facchini, please see the section titled “The Amalgamation—Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

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Interests of ENVB’s Directors and Executive Officers in the Amalgamation

Other than with respect to continued service for, employment by and the right to continued indemnification by ENVB, as of the date of this proxy statement/prospectus, ENVB’s directors and executive officers do not have interests in the Amalgamation that are different from, or in addition to, the interests of other ENVB stockholders generally. The ENVB board of directors was aware of and considered these factors, among other matters, in determining that the terms of the Amalgamation Agreement and the Amalgamation are fair to and in the best interests of ENVB and ENVB stockholders, approving and adopting the Amalgamation Agreement and the transactions contemplated thereby, including the Amalgamation and the shares of ENVB common stock to be issued in connection with the ENVB Share Issuance Proposal, and recommending that the ENVB stockholders approve the ENVB Share Issuance Proposal. See “—Background of the Amalgamation” and “—Recommendation of the ENVB Board of Directors and its Reasons for the Merger.”

Ownership of ENVB after the Amalgamation

Based on the number of shares of ENVB common stock and MagicMed common shares outstanding on August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the Amalgamation, former MagicMed shareholders are expected to own approximately 36.6% of the outstanding shares of ENVB common stock (on a fully-diluted basis) and ENVB stockholders immediately prior to the Amalgamation are expected to own approximately 63.4% of the outstanding shares of ENVB common stock (on a fully-diluted basis). The relative ownership interests of ENVB stockholders and former MagicMed shareholders in ENVB immediately following the Amalgamation will depend on the number of shares of ENVB common stock and MagicMed common shares issued and outstanding immediately prior to the Amalgamation.

Governance of ENVB After the Amalgamation

ENVB Charter and Bylaws

At the effective time of the Amalgamation, the ENVB amended and restated certificate of incorporation, as in effect immediately prior to the effective time of the Amalgamation, will be the charter of ENVB until thereafter amended in accordance with applicable law.

At the effective time of the Amalgamation, the ENVB amended and restated bylaws, as in effect immediately prior to the effective time of the Amalgamation, will be the bylaws of ENVB until thereafter amended in accordance with applicable law.

Board of Directors After the Amalgamation

Pursuant to the Amalgamation Agreement, immediately after the effective time of the Amalgamation, ENVB’s board of directors will consist a minimum of seven (7) members, of which two (2) directors will be a designee of MagicMed and the remaining five (5) shall be designated by ENVB, and to be appointed as of the date of closing. Designees to the board of directors are expected to satisfy the requisite independence requirements for ENVB board of directors, as well as the sophistication and independence requirements for committee members pursuant to NASDAQ listing requirements.

The MagicMed designees will be Dr. Joseph Tucker and Brad Thompson, and the ENVB designees will be David Johnson, Sol Myer, George Kegler, Dr. Doug Lind and Dr. Marcus Schabacker.

Executive Officers After the Amalgamation

Following the closing of the Amalgamation, the following appointments will become effective:

●	Dr. Joseph Tucker will be appointed as Chief Executive Officer of ENVB;
●	Dr. Jillian Hagel will be appointed as Chief Technical Officer of ENVB;
●	Dr. Peter Facchini will be appointed as Chief Scientific Officer of ENVB.

All other executive officers of ENVB will remain in their respective positions.

Each of Dr. Tucker, Dr. Hagel and Dr. Facchini have entered into an employment agreement with ENVB in connection with the execution of the Amalgamation Agreement, which will become effective as of the closing date of the Amalgamation.

Dr. Joseph Tucker

On May 24, 2021, Dr. Joseph Tucker entered into an employment agreement (the “Tucker Employment Agreement”) with ENVB pursuant to which he will become ENVB’s Chief Executive Officer, effective as of the closing date of the Amalgamation (the “Tucker Effective Date”).

Dr. Tucker has served as chief executive officer and president of MagicMed since May 2020. From 2019 until 2020, Dr. Tucker acted as the Executive Chairman and Chief Operating Officer of Willow Biosciences Inc. (TSX:WLLW) until leaving to join MagicMed in May 2020. From 2015 to 2019, his principal employment was acting as CEO, President, Director and Founder of Epimeron Inc., which merged with BioCan Technologies Inc. in 2018 and then listed by reverse-takeover with Makena Resources Inc. in 2019 as Willow Biosciences Inc. Dr. Tucker earned a Ph.D. in Biochemistry and Molecular Biology from the University of Calgary.

Pursuant to the Tucker Employment Agreement, effective as of the Tucker Effective Date Dr. Tucker will receive a base salary of $350,000 annually (“Tucker Base Salary”). Dr. Tucker will also receive a one-time signing bonus of $100,000, as well as up to 175,000 restricted stock units (“RSUs”), depending on the price of ENVB shares at the Tucker Effective Date. Half of any such RSUs shall be subject to time-based vesting, and the remaining half of any such RSUs shall be subject to performance-based vesting. Beginning in calendar year 2022, Dr. Tucker is eligible to receive annual performance bonuses of up to 75% of the Tucker Base Salary, as determined from time to time by ENVB’s board of directors. Additionally, Dr. Tucker will receive 750,000 RSUs as equity compensation. 375,500 of such RSUs shall be subject to time-based vesting (the “Tucker Time Based RSUs”), and the remaining 375,500 of such RSUs shall be subject to performance-based vesting (the “Tucker Performance RSUs”). The RSUs shall be subject to the terms and conditions of ENVB’s 2020 Long-Term Incentive Plan (the “LTIP”). The Tucker Time Based RSUs shall vest in quarters on each of the first four anniversaries of the Tucker Effective Date, and the Tucker Performance RSUs shall vest based on the achievement of performance milestones established by ENVB.

The Tucker Employment Agreement will remain in effect until terminated by either party, unless ENVB or Dr. Tucker delivers advance written notice of termination to the other party at least 30 days prior. In addition, the Tucker Employment Agreement is subject to early termination by him or ENVB in accordance with the terms of the Tucker Employment Agreement.

Pursuant to the Tucker Employment Agreement, if Dr. Tucker’s employment is terminated by ENVB without cause or by Dr. Tucker for good reason, then ENVB must pay Dr. Tucker, in addition to any then-accrued and unpaid obligations owed to him, 12 months of the then-current Tucker Base Salary.

The Tucker Employment Agreement also contains covenants restricting Dr. Tucker from soliciting ENVB’s employees or customers for a period of 12 months after the termination of Dr. Tucker’s employment with ENVB and prohibiting him from disclosure of confidential information regarding ENVB at any time.

Dr. Jillian Hagel

On May 24, 2021, Dr. Jillian Hagel entered into an employment agreement (the “Hagel Employment Agreement”) with ENVB pursuant to which she will become ENVB’s Chief Technology Officer, effective as of the closing date of the Amalgamation (the “Hagel Effective Date”).

Dr. Hagel has served as chief technology officer of MagicMed since April 2020. From 2019 until 2020, she acted as Vice President of Applied Sciences for Willow Biosciences Inc. until leaving in April 2020 to co-found MagicMed. From 2013 until 2019, Dr. Hagel’s primary employment was acting as Chief Operating Officer of Epimeron Inc. Dr. Hagel received her PhD in plant biochemistry from the University of Calgary.

Pursuant to the Hagel Employment Agreement, effective as of the Hagel Effective Date Dr. Hagel will receive a base salary of C$295,000 annually (“Hagel Base Salary”). Dr. Hagel will also receive a one-time signing bonus of C$50,000 as well as up to 130,000 RSUs, depending on the price of ENVB Shares at the Hagel Effective Date. Half of any such RSUs shall be subject to time-based vesting, and the remaining half of any such RSUs shall be subject to performance-based vesting. Beginning in calendar year 2022, Dr. Hagel is eligible to receive annual performance bonuses of up to 50% of the Hagel Base Salary, as determined from time-to-time by ENVB’s board of directors. Additionally, Dr. Hagel will receive 525,000 RSUs as equity compensation. 262,500 of such RSUs shall be subject to time-based vesting (the “Hagel Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Hagel Performance RSUs”). The RSUs shall be subject to the terms and conditions of the LTIP. The Hagel Time Based RSUs shall vest in quarters on each of the first four anniversaries of the Hagel Effective Date, and the Hagel Performance RSUs shall vest based on the achievement of performance milestones established by ENVB.

The Hagel Employment Agreement will remain in effect until terminated by either party, unless ENVB delivers advance written notice of termination to Dr. Hagel or Dr. Hagel delivers advance written notice of termination to ENVB at least 30 days prior. In addition, the Hagel Employment Agreement is subject to early termination by her or ENVB in accordance with the terms of the Hagel Employment Agreement.

Pursuant to the Hagel Employment Agreement, if Dr. Hagel’s employment is terminated by ENVB without cause or by Dr. Hagel for good reason, then ENVB must pay Dr. Hagel, in addition to any then-accrued and unpaid obligations owed to her, 12 months of the then-current Hagel Base Salary.

The Hagel Employment Agreement also contains covenants restricting Dr. Hagel from soliciting ENVB’s employees or customers for a period of 12 months after the termination of Dr. Hagel’s employment with ENVB and prohibiting her from disclosure of confidential information regarding ENVB at any time.

Dr. Peter Facchini

On May 24, 2021, Dr. Peter Facchini entered into an employment agreement (the “Facchini Employment Agreement”) with ENVB pursuant to which he will become ENVB’s Chief Scientific Officer, effective as of the closing date of the Amalgamation (the “Facchini Effective Date”).

Dr. Facchini has served as chief scientific officer of MagicMed since April 2020. From 2019 until 2020, he held the role of Chief Scientific Officer at Willow Biosciences Inc. until leaving to co-found MagicMed. From 2013 until 2019, Dr. Facchini held the role of Chief Scientific Officer, Director and Founder of Epimeron Inc. Dr. Facchini has also been a Professor of Plant Biochemistry in the Department of Biological Sciences at the University of Calgary for 25 years.

Pursuant to the Facchini Employment Agreement, effective as of the Facchini Effective Date, Dr. Facchini will receive a base salary of C$295,000 annually (“Facchini Base Salary”). Dr. Facchini will also receive a one-time signing bonus of C$50,000 as well as up to 130,000 RSUs, depending on the price of ENVB shares at the Facchini Effective Date. Half of any such RSUs shall be subject to time-based vesting, and the remaining half of any such RSUs shall be subject to performance-based vesting. Beginning in calendar year 2022, Dr. Facchini is eligible to receive annual performance bonuses of up to 50% of the Facchini Base Salary, as determined from time to time by ENVB’s board of directors. Additionally, Dr. Facchini will receive 525,000 RSUs as equity compensation. 262,500 of such RSUs shall be subject to time-based vesting (the “Facchini Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Facchini Performance RSUs”). The RSUs shall be subject to the terms and conditions of the LTIP. The Facchini Time Based RSUs shall vest in quarters on each of the first four anniversaries of the Facchini Effective Date, and the Facchini Performance RSUs shall vest based on the achievement of performance milestones established by ENVB.

The Facchini Employment Agreement will remain in effect until terminated by either party, unless ENVB delivers advance written notice of termination to Dr. Facchini or Dr. Facchini delivers advance written notice of termination to ENVB at least 30 days prior. In addition, the Facchini Employment Agreement is subject to early termination by him or ENVB in accordance with the terms of the Facchini Employment Agreement.

Pursuant to the Facchini Employment Agreement, if Dr. Facchini’s employment is terminated by ENVB without cause or by Dr. Facchini for good reason, then ENVB must pay Dr. Facchini, in addition to any then-accrued and unpaid obligations owed to him, 12 months of the then-current Facchini Base Salary.

The Facchini Employment Agreement also contains covenants restricting Dr. Facchini from soliciting ENVB’s employees or customers for a period of 12 months after the termination of Dr. Facchini’s employment with ENVB and prohibiting him from disclosure of confidential information regarding ENVB at any time.

Each of the foregoing summaries of the Tucker Employment Agreement, Hagel Employment Agreement, and the Facchini Employment Agreement is qualified in its entirety by reference to the full text of each of the respective employment agreements, a copy of which has been incorporated by reference as Exhibits 10.5, 10.6, and 10.7, respectively, to this registration statement. Additional information about ENVB and each of the employment agreements may be found elsewhere in this registration statement and ENVB’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 233.

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Directors’ and Officers’ Indemnification Insurance

Without limiting any additional rights that any director or officer may have under any agreement, from the Effective Time, ENVB and its successor will not take any action to terminate or materially adversely affect any indemnities of, and will indemnify and hold harmless, each present (as of the Effective Time) and former director and officer of MagicMed and its subsidiaries (the “D&O Indemnified Parties”) to the fullest extent permitted under the provisions of the articles, by-laws or other constituent documents of MagicMed, applicable corporate legislation and any indemnity agreements, which have been entered into between MagicMed and its past or current officers or directors effective as of the date of the Amalgamation Agreement.

Prior to the Effective Time, MagicMed will purchase a customary “tail” policy of directors’ and officers’ liability insurance, with protections that are no less favorable in the aggregate than the coverage provided under MagicMed’s policies of directors’ and officers’ liability insurance and fiduciary liability insurance existing as of the Effective Time, with respect to matters arising on or before the Effective Time (including in connection with the Amalgamation Agreement and the transactions or actions contemplated by the Amalgamation Agreement), and ENVB will not take any action following the Effective Time to terminate or adversely affect such policy.

Dividend Policy

ENVB does not currently pay cash dividends on the ENVB common stock. Any future payment of cash dividends on the ENVB common stock will be at the discretion of the ENVB board of directors and will depend upon ENVB’s results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the ENVB board of directors. The ENVB board of directors currently intends to retain any future earnings to support its operations and to finance the growth and development of ENVB’s business and does not intend to declare or pay cash dividends on ENVB common stock for the foreseeable future.

Accounting Treatment of the Amalgamation

The Amalgamation will be accounted for using the acquisition method of accounting in accordance with ASC 805 — Business Combinations, which we refer to as “ASC 805.” ENVB’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Amalgamation and concluded, based on a consideration of the pertinent facts and circumstances, that ENVB will be the acquirer for financial accounting purposes. Accordingly, ENVB’s cost to acquire MagicMed has been allocated to MagicMed’s acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change.

All unaudited pro forma combined financial information contained in this proxy statement/prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the Amalgamation is completed and after completion of an analysis to determine the estimated net fair value of MagicMed’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of MagicMed as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the Amalgamation.

U.S. Federal Income Tax Consequences of the Amalgamation Generally

The Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. It is further expected that no gain or loss should be recognized by ENVB or ENVB stockholders for U.S. federal income tax purposes as a result of the Amalgamation. The completion of the Amalgamation is not conditioned upon the receipt of an opinion of counsel to the effect that the Amalgamation qualifies for its intended tax treatment. In addition, neither ENVB nor MagicMed intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Amalgamation. Accordingly, no assurance can be given that the IRS will not challenge the intended tax treatment or that a court would not sustain such a challenge.

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Listing of ENVB Common Stock

Prior to the completion of the Amalgamation, ENVB has agreed to take all actions necessary to cause the shares of ENVB common stock to be issued in connection with the Amalgamation to be approved for listing on the NASDAQ. The listing of the shares of ENVB common stock on the NASDAQ, subject to official notice of issuance, is also a condition to completion of the Amalgamation.

Restrictions on Sales of Shares of ENVB Common Stock Received in the Amalgamation

All shares of ENVB common stock received by MagicMed shareholders in the Amalgamation will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of ENVB common stock received by any MagicMed shareholder who becomes an “affiliate” of ENVB after completion of the Amalgamation. This proxy statement/prospectus does not cover resales of shares of ENVB common stock received by any person upon completion of the Amalgamation, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Matters

The completion of the Amalgamation is subject to:

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation will be in effect, nor will any legal action or proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;

●	there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal;

●	each required regulatory approval has been made, given or obtained and each such regulatory approval is in force and has not been modified;

●	any waiting period applicable to the consummation of the Amalgamation under any regulatory approval will have expired or been terminated; and

●	the parties shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated thereby and the parties shall have obtained all consents, waivers and approvals set forth in the schedules to the Amalgamation Agreement.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. In addition, stockholders of the constituent corporation surviving the merger are not entitled to appraisal rights if the merger did not require the vote of the stockholders of the surviving corporation pursuant to Section 251(f) of the DGCL. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Amalgamation Agreement to accept for their shares anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

No dissenters’ or appraisal rights will be available to stockholders of ENVB with respect to the Amalgamation, the ENVB Share Issuance Proposal or any of the other transactions contemplated by the Amalgamation Agreement.

Litigation Relating to the Amalgamation

Stockholder request letters and DGCL Section 220 demand letters, as well as securities class action lawsuits and derivative lawsuits, are often brought against public companies that have entered into amalgamation or merger-related agreements. As of August 3, 2021, ENVB has received two separate request letters from purported stockholders of ENVB. ENVB received a letter dated July 14, 2021 by a purported stockholder of ENVB relating to the Amalgamation (the “July 14 Letter”) noting that the purported stockholder believes the registration statement filed by ENVB with the SEC on June 21, 2021 omits material information with respect to the Amalgamation and requesting that ENVB and the ENVB board of directors provide certain corrective disclosures in an amendment or supplement to the registration statement. In addition, ENVB received a DGCL Section 220 books and records demand letter dated July 22, 2021 (the “July 22 Letter”) by a purported stockholder of ENVB seeking access to certain relevant books and records of ENVB in connection with the process underlying the Amalgamation and ENVB’s engagement of its financial advisors.

ENVB and MagicMed do not believe that these stockholder requests have merit or will result in any material monetary damages payable by either ENVB or MagicMed. There can be no assurance regarding the ultimate outcome of these stockholder requests.

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THE AMALGAMATION AGREEMENT

The following describes certain aspects of the Amalgamation, including certain material provisions of the Amalgamation Agreement. The following description of the Amalgamation Agreement is subject to, and qualified in its entirety by reference to, the full text of the Amalgamation Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Amalgamation Agreement carefully in its entirety, as it is the legal document governing the Amalgamation and the other transactions contemplated thereby.

The Amalgamation Agreement has been included to provide you with information regarding its terms and the transactions described in this proxy statement/prospectus. Neither ENVB nor MagicMed intends that the Amalgamation Agreement will be a source of business or operational information about ENVB or MagicMed. The Amalgamation Agreement contains representations and warranties made by and to ENVB, MagicMed, HoldCo and Purchaser as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Amalgamation Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Amalgamation Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Amalgamation Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of ENVB, MagicMed, HoldCo, Purchaser or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.

Form, Effective Time and Closing of Amalgamation

The Amalgamation Agreement provides that, at the effective time of the Amalgamation, Purchaser, a wholly owned subsidiary of HoldCo, will be amalgamated with MagicMed. Upon completion of the Amalgamation, the separate corporate existences of Purchaser and MagicMed will cease, and AmalCo will continue as the surviving corporation and as a wholly owned subsidiary of HoldCo under the name “Enveric Biosciences Canada Inc.”

The closing of the Amalgamation will occur on the date the articles of amalgamation are filed in accordance with the BCBCA, which will be such date as is mutually agreed on by ENVB and MagicMed following the satisfaction or waiver of all of the conditions to completion of the amalgamation (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to the Completion of the Amalgamation” beginning on page 114. At the closing of the amalgamation, ENVB and MagicMed will cause the articles of amalgamation to be filed with the with the appropriate authority in Canada as prescribed in the BCBCA. The amalgamation will become effective upon the filing of such articles.

Effects of Amalgamation; Amalgamation Consideration

At the effective time of the amalgamation, each outstanding common share of MagicMed held by MagicMed shareholders will be converted into one fully paid and non-assessable AmalCo redeemable preferred share, which shall immediately following the amalgamation be redeemed by AmalCo for the AmalCo redemption consideration. Immediately following the redemption of the AmalCo redeemable preferred shares, each holder of MagicMed common shares shall each receive from ENVB as additional consideration for the disposition of their MagicMed common shares that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed common shares held by such MagicMed shareholder, which such transactions are described below under “— Treatment of MagicMed Shares” beginning on page 112.

At the effective time of the amalgamation, each outstanding MagicMed option shall be amended such that each holder of MagicMed options shall be entitled to receive, for each option held, that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed common shares subject to such option. Such options shall have an exercise price per share of ENVB common stock equal to the exercise price per MagicMed common share of such option immediately prior to the effective time divided by the Exchange Ratio, rounded up to the nearest whole cent.

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Following the effective time of the amalgamation, each holder of a MagicMed warrants shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s warrants, in lieu of MagicMed common shares to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of ENVB common stock which the holder would have been entitled to receive as a result of the amalgamation if, immediately prior to the effective time of the amalgamation, such holder had been the registered holder of the number of MagicMed common shares to which such holder would have been entitled if such holder had exercised such holder’s warrants immediately prior to the effective time of the amalgamation.

The stated capital of the AmalCo redeemable preferred shares shall be equal to the value of the aggregate AmalCo redemption consideration. The stated capital of the AmalCo common shares shall be equal to the aggregate paid up capital for purposes of the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder (the “Tax Act”), of the Purchaser common shares and the MagicMed common shares immediately prior to the amalgamation, less the amount of the stated capital added to the AmalCo redeemable preferred shares. The stated capital accounts shall be adjusted to recognize payments that may be made to dissenting MagicMed shareholders.

Each Purchaser common share issued and outstanding immediately prior to the Effective Time shall be converted into one (1) AmalCo common share. As consideration for ENVB issuing the shares of common stock and the AmalCo redemption consideration to the MagicMed shareholders pursuant to the Amalgamation Agreement, HoldCo shall issue to ENVB one common share of HoldCo for each such share issued by ENVB, and HoldCo shall add to its stated capital an amount equal to the aggregate fair market value of all such shares issued by ENVB.

Treatment of MagicMed Shares

Each outstanding common share of MagicMed will be converted into one (1) fully paid and non-assessable AmalCo redeemable preferred share, which AmalCo redeemable preferred share shall, immediately following the amalgamation, be redeemed by AmalCo for the AmalCo redemption consideration (consisting of 0.000001 of an ENVB share of common stock) in accordance with the terms of the AmalCo redeemable preferred shares. Immediately following the redemption of the AmalCo redeemable preferred shares, the MagicMed shareholders (other than dissenting shareholders) shall each receive from ENVB, as additional consideration for the disposition of their MagicMed common shares, that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed shares held by such MagicMed shareholder, and all MagicMed shares shall be cancelled. The effects of the amalgamation on shareholders of MagicMed are described above at “— Effects of Amalgamation; Amalgamation Consideration.”

Treatment of MagicMed Stock Options

At the effective time of the Amalgamation, MagicMed shall amend the terms of the MagicMed stock options in accordance with MagicMed’s stock option plan such that the holders of MagicMed stock options shall be entitled to receive, for each stock option held, that number of shares of ENVB common stock equal to the product of the Exchange Ratio multiplied by the number of MagicMed common shares subject to such MagicMed stock option, provided that the aggregate number of shares of ENVB common stock issuable to a holder of MagicMed stock options shall be rounded down to the nearest whole number of shares of ENVB common stock. The MagicMed stock options shall have an exercise price per share of ENVB common stock equal to the exercise price per MagicMed common share of such MagicMed stock option (for any stock options with an exercise price set in Canadian dollars, as converted to United States dollars based on the exchange rate quoted by the Bank of Canada on the effective date of the Amalgamation) immediately prior to the effective time of the Amalgamation divided by the Exchange Ratio, rounded up to the nearest whole cent, provided that the exercise price of such stock option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the in-the-money stock options do not exceed the in-the-money MagicMed stock options before the amendment. All other terms and conditions of the MagicMed stock options will be the same prior to such amendment, and any document or agreement previously evidencing such MagicMed stock option shall thereafter evidence and be deemed to evidence such MagicMed stock option as amended. As of the date of this proxy statement/prospectus, up to 979,269 shares of ENVB common stock in aggregate may be subject to such MagicMed stock options.

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Upon the request of a holder of MagicMed stock option, MagicMed and ENVB shall enter into an agreement with the applicable holder of a MagicMed stock option (in form and substance satisfactory to MagicMed and ENVB, each acting reasonably) whereby such holder of a MagicMed stock option would agree to the exchange of all of their MagicMed stock options immediately following the effective time of the Amalgamation for ENVB stock options to purchase the same number of shares of ENVB common stock subject to such MagicMed stock option.

ENVB and the Purchaser agreed that any MagicMed stock option that may expire in accordance with the terms of (a) the MagicMed stock option plan or (b) the ENVB stock incentive plan, as applicable, as a result of the holder thereof ceasing to be a service provider to MagicMed or ENVB (or any affiliate thereof) after the closing of the amalgamation shall be confirmed to expire on their normal expiry date (and ENVB and the Purchaser shall not revoke, and will cause AmalCo not to revoke, any authority or approval taken by MagicMed prior to the closing of the amalgamation in this regard).

Treatment of MagicMed Warrants

Following the effective time of the amalgamation, each holder of a MagicMed warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s warrants, in lieu of MagicMed common shares to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of ENVB common stock which the holder would have been entitled to receive as a result of the amalgamation if, immediately prior to the effective time of the amalgamation, such holder had been the registered holder of the number of MagicMed common shares to which such holder would have been entitled if such holder had exercised such holder’s warrants immediately prior to the effective time of the amalgamation. Each MagicMed warrant shall continue to be governed by and be subject to the terms of the applicable warrant following the effective time of the amalgamation. The terms of the options and warrants have not yet been finalized. Once the terms of the options and warrants are finalized, this may or may not impact the classification and accounting for such options and warrants.

Exchange Ratio

The Exchange Ratio is equal to 0.2658. No fractional shares of ENVB common stock will be issued to MagicMed shareholders. In lieu of such fractional shares, (a) the number of ENVB shares to be received by a MagicMed shareholder will be rounded up to the nearest whole ENVB share in the event that a MagicMed shareholder is entitled to receive a fractional share representing one-half (1/2) or more of an ENVB share, or (b) the number of ENVB shares to be received by a MagicMed shareholder will be rounded down to the nearest whole ENVB share in the event that a MagicMed shareholder is entitled to receive a fractional share representing less than one-half (1/2) of an ENVB share.

Exchange Procedures

At the effective time of the amalgamation, (a) the original share certificate of Purchaser registered in the name of HoldCo will be cancelled and HoldCo will be issued a share certificate for one AmalCo common share and (b) certificates or other evidence representing the MagicMed common shares will be cancelled and such holders thereof will only reflect the right of the holder to receive shares of ENVB common stock.

Upon the delivery and surrender by the holder of certificates representing, or evidence of ownership on MagicMed’s share or securities register of, MagicMed common shares to HoldCo and ENVB, which are to be exchanged for ENVB shares, ENVB shall, as soon as practicable following the date of receipt by ENVB of the certificates or other evidence, deliver to each such holder certificates or other evidence representing the number of ENVB shares to which such holder is entitled.

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Directors and Executive Officers of ENVB Following the Amalgamation

Board of Directors

Pursuant to the Amalgamation Agreement, immediately after the effective time of the amalgamation, ENVB’s board of directors will consist a minimum of seven (7) members, of which two (2) directors will be a designee of MagicMed and the remaining five (5) shall be designated by ENVB, and to be appointed as of the date of closing.

Designees to the board of directors are expected to satisfy the requisite independence requirements for ENVB board of directors, as well as the sophistication and independence requirements for committee members pursuant to NASDAQ listing requirements. The MagicMed designees will be Dr. Joseph Tucker and Brad Thompson, and the ENVB designees will be David Johnson, Sol Myer, George Kegler, Dr. Doug Lind and Dr. Marcus Schabacker.

For information about the directors expected to serve on the board of directors of ENVB, see section titled “Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

Executive Officers

Following the closing, Dr. Joseph Tucker shall be appointed as Chief Executive Officer of ENVB; Dr. Jillian Hagel shall be appointed as Chief Technical Officer of ENVB; Dr. Peter Facchini shall be appointed as Chief Scientific Officer of ENVB; and all other executive officers of ENVB shall remain in their respective positions.

For information about the executive officers expected to serve as the executive officers of ENVB, see section titled “Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

Dissenting Shares

MagicMed shareholders entitled to vote at the MagicMed special meeting may exercise dissent rights with respect to their MagicMed common shares in connection with the Amalgamation and in accordance with, and subject to the terms and conditions of the BCBCA. MagicMed will provide ENVB notice of any written notice of dissent, withdrawal of such notice, and any other instruments served pursuant to such dissent rights and received by MagicMed and will provide ENVB with copies of such notices and written objections. If a dissenting shareholder is ultimately entitled to be paid fair value for his, her or its MagicMed common shares, such shares shall be deemed to have been surrendered to MagicMed for cancellation immediately prior to the effective time of the Amalgamation. If a dissenting shareholder is ultimately determined not to be entitled, for any reason, to be paid fair value for his, her or its MagicMed common shares, such dissenting shareholder shall be deemed to have participated in the amalgamation, as of the effective time, on the same basis as a holder of MagicMed common shares who did not exercise dissent rights in respect of the Amalgamation.

Conditions to the Completion of the Amalgamation

Each party’s obligation to complete the amalgamation is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the amalgamation, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the affirmative vote of not less than 66 2/3% of the votes cast at the MagicMed special meeting or represented by proxy for the approval of the MagicMed Amalgamation Proposal;

●	the approval by ENVB stockholders of the ENVB Share Issuance Proposal and related amalgamation;

●	no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the amalgamation will be in effect, nor will any legal action or proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the amalgamation, which makes the consummation of the amalgamation illegal;

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●	each required regulatory approval has been made, given or obtained and each such regulatory approval is in force and has not been modified. Any waiting period applicable to the consummation of the amalgamation under any regulatory approval will have expired or been terminated;

●	the shares of ENVB common stock issued in connection with the amalgamation shall have been approved for listing on NASDAQ; and

●	a registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of ENVB common stock as amalgamation consideration in the amalgamation, which will include a proxy statement to be sent to the stockholders of ENVB shall have become effective under the Securities Act, and shall not be the subject of any stop order.

The obligation of ENVB and Purchaser to complete the amalgamation is subject to the satisfaction or waiver of the following additional conditions:

●	the representations and warranties of MagicMed in the Amalgamation Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects as of the date of the Amalgamation Agreement and the closing date as though made on and as of the date of the Amalgamation Agreement and the closing date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date);

●	MagicMed shall have performed or complied with in all material respects with each of the covenants of MagicMed contained in the Amalgamation Agreement to be fulfilled or complied with by it on or prior to the closing of the amalgamation;

●	MagicMed shall have delivered certain certificates and other documents required under the Amalgamation Agreement for the closing of the amalgamation;

●	MagicMed shall have delivered audited financial statements for fiscal year 2020 and year-to-date 2021 in accordance with U.S. GAAP to ENVB as required by SEC rules, as well as any other financial statements as may be required by the rules and regulations of the Securities Act and the Exchange Act;

●	no legal action or proceeding can be pending or threatened (excluding any such action or proceeding initiated by ENVB) to (a) cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any MagicMed common shares, including the right to vote the MagicMed common shares, (b) prohibit, restrict or impose terms or conditions on, the amalgamation, or the ownership or operation by ENVB and the Purchaser of the business or assets of ENVB, HoldCo, the Purchaser, MagicMed or their respective subsidiaries, or compel ENVB or the Purchaser to dispose of or hold separate any of the business or assets of ENVB, HoldCo, the Purchaser, MagicMed or their respective subsidiaries as a result of the amalgamation, or (c) prevent or materially delay the consummation of the amalgamation, or if the amalgamation were to be consummated, have a material adverse effect with respect to MagicMed or its subsidiaries;

●	there shall not have been any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Amalgamation Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of MagicMed and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay MagicMed from consummating the transactions contemplated by the Amalgamation Agreement by December 31, 2021, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in applicable laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which MagicMed operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of the Amalgamation Agreement or the transactions contemplated thereby; (f) any action taken (or omitted to be taken) by MagicMed or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Amalgamation Agreement; (g) any change in the market price or trading volume of any securities of MagicMed (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by MagicMed to ENVB as of the date of the Amalgamation Agreement and ENVB has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on MagicMed and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which MagicMed operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect), and provided further, however, that unless expressly provided in any particular section of the Amalgamation Agreement, references in certain sections of the Amalgamation Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred;

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●	MagicMed shall have unencumbered, unrestricted cash on hand of at least C$4,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the transaction contemplated by the Amalgamation Agreement; and

●	evidence in form and substance reasonably satisfactory to ENVB that (i) MagicMed shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated hereby and (ii) MagicMed shall have obtained all consents, waivers and approvals set forth on Schedule 8.2(l) of the Amalgamation Agreement in a form and substance reasonably satisfactory to ENVB and copies thereof shall have been delivered to ENVB.

The obligation of MagicMed to complete the amalgamation is subject to the satisfaction or waiver of the following additional conditions:

●	the representations and warranties of ENVB and the Purchaser set forth in the Amalgamation Agreement shall be true and correct as of the date of the Amalgamation Agreement and the closing date as though made on and as of the date of the Amalgamation Agreement and the closing date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date);

●	ENVB and Purchaser shall have fulfilled or complied in all material respects with each of the covenants of ENVB and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the closing of the amalgamation;

●	ENVB and Purchaser shall have delivered certain certificates and other documents required under the Amalgamation Agreement for the closing of the amalgamation;

●	evidence in form and substance reasonably satisfactory to MagicMed that (i) ENVB shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority required to be obtained or made in connection with the execution and delivery of the Amalgamation Agreement or the consummation of the transactions contemplated hereby and (ii) ENVB shall have obtained all consents, waivers and approvals set forth on Schedule 8.3(f) of the Amalgamation Agreement in a form and substance reasonably satisfactory to MagicMed and copies thereof shall have been delivered to MagicMed;

●	there shall not have been any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Amalgamation Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of ENVB and its subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay ENVB from consummating the transactions contemplated by the Amalgamation Agreement by the end date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in applicable laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which ENVB operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of the Amalgamation Agreement or the transactions contemplated thereby; (f) any action taken (or omitted to be taken) by ENVB or its subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Amalgamation Agreement; (g) any change in the market price or trading volume of any securities of ENVB (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a material adverse effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by ENVB to MagicMed as of the date of the Amalgamation Agreement and MagicMed has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on ENVB and its subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which ENVB operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect), and provided further, however, that unless expressly provided in any particular section of the Amalgamation Agreement, references in certain sections of the Amalgamation Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred;

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●	ENVB shall have unencumbered, unrestricted cash on hand of at least $15.0 million minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the transaction contemplated by the Amalgamation Agreement;

●	ENVB shall have prepared a Form 8-K as required by SEC rules and regulations, in a form and substance reasonably satisfactory to MagicMed; and

●	ENVB shall have provided MagicMed evidence satisfactory to MagicMed, acting reasonably, that the appointments and elections contemplated by the Amalgamation Agreement will become effective as of the closing.

Representations and Warranties

The Amalgamation Agreement contains customary representations and warranties of ENVB, MagicMed, Purchaser, and HoldCo for a transaction of this type relating to, among other things:

●	corporate organization, authority and power, and similar corporate and shareholder matters;

●	subsidiaries;

●	capitalization;

●	financial statements and with respect to ENVB, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2021;

●	internal accounting controls and audit matters;

●	absence of certain changes or events, including, with respect to ENVB and MagicMed since December 31, 2020;

●	operation of the business in the ordinary course;

●	restrictions on the operation of the business;

●	title to assets;

●	real property and leaseholds;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;

●	non-contravention and required consents;

●	absence of undisclosed liabilities;

●	regulatory and legal compliance, permits and restrictions;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

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●	insurance;

●	board approval;

●	legal proceedings and orders;

●	authority to enter into the Amalgamation Agreement and the related agreements;

●	governmental authorization;

●	transactions with affiliates and interested party transactions;

●	corrupt practices legislation;

●	accounts and notes receivable and payable;

●	any brokerage or finder’s fee or other fee or commission in connection with the amalgamation;

●	with respect to Merger Sub and HoldCo, that such entities were incorporated solely to effect the amalgamation and have not carried on any business;

●	with respect to ENVB, the sufficiency of the authorized and unissued in the amalgamation for the consummation of the amalgamation; and

●	accuracy of the information supplied by ENVB, MagicMed, Purchaser and HoldCo for inclusion in this proxy statement/prospectus.

The representations and warranties are, in many respects, qualified by materiality and knowledge and their accuracy forms the basis of some of the conditions to the obligations of ENVB and MagicMed to complete the amalgamation. Additionally, the representations and warranties of ENVB, Purchaser, MagicMed and HoldCo do not survive the closing and are not subject to indemnification.

No Solicitation

Each of ENVB and MagicMed agreed that, subject to certain exceptions, during the pre-closing period, ENVB and MagicMed and any of their respective subsidiaries will not, whether directly or indirectly, through their respective officers, directors, employees, representatives or other agents retained by ENVB, MagicMed or their respective subsidiaries, or otherwise, and will not permit any such person to:

●	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of ENVB, MagicMed and their respective subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal;

●	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the parties to the Amalgamation Agreement) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal for MagicMed or ENVB, provided that, for greater certainty, MagicMed and ENVB, as applicable, may advise any Person making an unsolicited acquisition proposal that such acquisition proposal does not constitute a superior proposal when applicable board has so determined;

●	subject to certain exceptions, change the recommendation of the ENVB or MagicMed board of directors with regard the amalgamation;

●	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any acquisition proposal; or

●	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an acquisition proposal.

An “acquisition proposal” means any offer, proposal or inquiry (written or oral) from any person or group of persons other than the parties after the date of the Amalgamation Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the revenue of (as applicable) ENVB, MagicMed or their respective subsidiaries (in each case, on a consolidated basis) or of 20% or more of the voting, equity or other securities of (as applicable) the ENVB or MagicMed (or rights or interests therein or thereto); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance (excluding treasury issuances resulting from the exercise or conversion of currently outstanding securities) or other transaction that, if consummated, would result in a person or group of persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of (as applicable) ENVB or MagicMed; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving ENVB, MagicMed or their respective subsidiaries; (d) any other similar transaction or series of transactions involving ENVB, MagicMed or their respective subsidiaries; or (e) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by the Amalgamation Agreement, including the amalgamation.

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However, if ENVB or MagicMed receives an acquisition proposal from a third party and the receipt of such acquisition proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced by ENVB, MagicMed or their respective subsidiaries, then ENVB or MagicMed may:

●	contact the person who has made such acquisition proposal in order to clarify the terms of such acquisition proposal so that the applicable board of directors (or any committee thereof) may inform itself about such acquisition proposal;

●	engage in discussions and negotiations with the person making the proposal, its representatives and potential financing sources; and

●	furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement, and negotiate and participate in discussions and negotiations with such person concerning an acquisition proposal if the applicable board of directors determines in good faith that such acquisition proposal constitutes a “superior proposal” as defined below.

A “superior proposal” means an unsolicited bona fide written acquisition proposal made after the Execution Date by a third party to (as applicable): (a) MagicMed or its shareholders, to acquire all of the issued and outstanding MagicMed common shares (other than the shares owned by the person making the Superior Proposal, if any); (b) ENVB or its shareholders, to acquire all of the ENVB common stock (other than stock owned by the person making the Superior Proposal, if any); (c) MagicMed, to acquire all or substantially all of the consolidated assets of MagicMed and its subsidiaries taken as a whole; or (d) ENVB, to acquire all or substantially all of the consolidated assets of ENVB and its subsidiaries taken as a whole; provided, however, in the case of the immediately preceding clauses (a) through (d), (i) such acquisition proposal is reasonably likely to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal; (ii) any required financing to complete such acquisition proposal is available to the satisfaction of the applicable board, acting reasonably; (iii) such acquisition proposal did not result from a breach of the Amalgamation Agreement by (as applicable) MagicMed, ENVB or their applicable representatives; (iv) the proceeds of such acquisition proposal are made available to all applicable shareholders, on the same terms and conditions; and (v) the applicable board determines in good faith (after receipt of advice from its financial advisors) that such acquisition proposal would, taking into account all of the terms and conditions of such acquisition proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favorable to the applicable shareholders from a financial point of view than the amalgamation.

The receiving party must provide prompt notice to the other party of any acquisition proposal and terms and conditions of the superior proposal, and a list of, and, at the request of the responding party, copies of, the information provided to such person and immediately provided with access to similar information to which such person was provided. The receiving party agrees that it will not accept, approve or enter into any agreement, other than a confidentiality and standstill agreement as contemplated by the Amalgamation Agreement, with any person providing for or to facilitate any acquisition proposal unless:

●	the board of directors of the receiving party determines that the acquisition proposal constitutes a Superior Proposal;

●	in respect of MagicMed, the MagicMed special meeting has not occurred;

●	in respect of the ENVB, the ENVB annual meeting has not occurred;

●	the receiving party has provided the responding party with a notice in writing that there is a superior proposal together with all documentation related to and detailing the superior proposal;

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●	ten business days shall have elapsed from the date the responding party received the notice and documentation referred to in the Amalgamation Agreement from receiving party and, if the responding party has proposed to amend the terms of the Amalgamation Agreement and the transaction in accordance with the Amalgamation Agreement, the board of directors of the receiving party shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal continues to constitute a superior proposal compared to the proposed amendment to the terms of the Amalgamation Agreement and the transactions contemplated thereby by the responding party; and

●	the receiving party terminates the Amalgamation Agreements pays the amounts required thereunder pursuant to the terms of the Amalgamation Agreement.

If either ENVB or MagicMed accepts a superior proposal, such party is required to pay $4.5 million pursuant to the termination fee payment terms therein.

Meetings of Stockholders

MagicMed is obligated to convene and conduct a special meeting on or before the date of the ENVB annual meeting, or such later date as may be mutually agreed to by ENVB and MagicMed, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the special meeting without the prior written consent of ENVB, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the ENVB annual meeting or if reasonably required to solicit proxies in support of the MagicMed Amalgamation Resolution.

ENVB will convene and conduct a annual meeting on or before sixty-five (65) days after the SEC has declared the registration statement on Form S-4 effective, or such later date as may be mutually agreed to by ENVB and MagicMed, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the annual meeting without the prior written consent of MagicMed, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the MagicMed special meeting or if reasonably required to solicit proxies in support of the ENVB Share Issuance Proposal.

Conduct of Business Pending the Amalgamation

MagicMed has agreed that, except as permitted by the Amalgamation Agreement, as required by law, or unless ENVB shall have provided written consent, during the period commencing on the date of the Amalgamation Agreement and continuing until the earlier to occur of the closing of the amalgamation and the termination of the Amalgamation Agreement, MagicMed will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws and regulations. MagicMed has also agreed that, subject to certain limited exceptions, without the consent of ENVB, it will not, during the period commencing on the date of the Amalgamation Agreement and continuing until the earlier to occur of the closing of the amalgamation and the termination of the Amalgamation Agreement:

●	make any change in its certificate of incorporation, by-laws or other organizational documents;

●	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

●	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the MagicMed common shares or any other shares of MagicMed or its subsidiaries;

●	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of MagicMed and its subsidiaries, except for the issuance of MagicMed common shares (A) issuable upon the exercise of the currently outstanding MagicMed options or (B) pursuant to outstanding MagicMed warrants;

●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other person (other than pursuant to the transactions contemplated by the Amalgamation Agreement);

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●	reorganize, amalgamate, combine or merge MagicMed or its subsidiaries with any other person (other than pursuant to the transactions contemplated by the Amalgamation Agreement);

●	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of MagicMed or its subsidiaries;

●	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than permitted liens) or otherwise dispose of or transfer any assets of MagicMed or its subsidiaries or any interest in any assets of MagicMed or its subsidiaries, other than the sale of inventory in the ordinary course;

●	make any capital expenditure or similar commitments, other than in the ordinary course in accordance with the 2021 fiscal year budget made available to ENVB;

●	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;

●	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course; provided that any indebtedness created, incurred, refinanced, assumed or for which MagicMed or its subsidiaries becomes liable in accordance with the any of the foregoing shall be prepayable at the effective time of the amalgamation without premium, penalty or other incremental costs (including breakage costs);

●	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

●	make any bonus or profit sharing distribution or similar payment of any kind;

●	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any MagicMed employees;

●	make any change in MagicMed’s or its subsidiaries’ methods of accounting (except as required by IFRS);

●	make any tax election, information schedule, return or designation, except as required by applicable law and in a manner consistent with past practice, settle or compromise any material tax claim, assessment, reassessment or liability, file any amended tax return, enter into any material agreement with a governmental authority with respect to taxes, surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income tax purposes except as may be required by applicable law;

●	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any MagicMed employees, director or executive officer of MagicMed or its subsidiaries or change the benefits payable under any existing severance or termination pay policies with any MagicMed employee, director or executive officer of MagicMed or its subsidiaries;

●	except as required by applicable law: (A) adopt, enter into or amend any employee plan (other than entering into an employment agreement in the ordinary course with a new MagicMed employee who was not employed by MagicMed or its subsidiaries on the date of this Agreement); (B) pay any benefit to any director or officer of MagicMed or its subsidiaries or to any MagicMed employee that is not required under the terms of any employee plan in effect on the date of the Amalgamation Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of MagicMed or its subsidiaries or to any MagicMed employee; (D) make any material determination under any Employee Plan; or (E) take or propose any action to effect any of the foregoing;

●	cancel, waive, release, assign, settle or compromise any material claims or rights;

●	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

●	amend, modify, terminate or waive any right under any material contract or enter into any contract or agreement that would be a material contract if in effect on the date of the Amalgamation Agreement;

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●	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the MagicMed or its subsidiaries in effect on the date of the Amalgamation Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

●	in respect of any assets of MagicMed or its subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) government authorization or (ii) right to use, lease, contract, production sharing agreement, intellectual property, or other material document;

●	abandon or fail to diligently pursue any application for any material government authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material government authorizations, licenses, leases or registrations;

●	enter into or amend any contract with any broker, finder or investment banker (excluding for greater certainty such agreement noted in Section 4.1(q) of the MagicMed Disclosure Statement); or

●	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

ENVB, Purchaser and HoldCo have agreed that, except as permitted by the Amalgamation Agreement, as required by law, or unless MagicMed shall have provided written consent, during the period commencing on the date of the Amalgamation Agreement and continuing until the earlier to occur of the closing of the amalgamation and the termination of the Amalgamation Agreement, ENVB, Purchaser and HoldCo will conduct their respective businesses and operations in the ordinary course consistent with past practices and in compliance with all applicable laws and regulations. ENVB, Purchaser and HoldCo have also agreed that, subject to certain limited exceptions, without the consent of MagicMed, neither ENVB, Purchaser nor HoldCo will, during the period commencing on the date of the Amalgamation Agreement and continuing until the earlier to occur of the closing of the amalgamation and the termination of the Amalgamation Agreement:

●	make any change in its certificate of incorporation, by-laws or other organizational documents;

●	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

●	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of ENVB common stock or any other shares of ENVB, HoldCo, the Purchaser and their respective subsidiaries;

●	except in connection with an equity or convertible or exchangeable security financing, issue, grant, deliver, sell, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of ENVB, HoldCo, the Purchaser or their respective subsidiaries, except for the issuance of ENVB capital stock (A) issuable upon the exercise of the currently outstanding ENVB options, or (B) pursuant to outstanding ENVB warrants;

●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other person (other than pursuant to the transactions contemplated by the Amalgamation Agreement);

●	reorganize, amalgamate, combine or merge ENVB, HoldCo, the Purchaser or their respective subsidiaries with any other person (other than pursuant to the transactions contemplated by the Amalgamation Agreement);

●	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of ENVB, HoldCo, the Purchaser or their respective subsidiaries;

●	sell, lease, dispose of, surrender, lose the right to use, license or otherwise dispose of or transfer any assets of ENVB, HoldCo, the Purchaser or their respective subsidiaries or any interest in any assets of ENVB, HoldCo, the Purchaser or their respective subsidiaries, other than in the ordinary course;

●	make any capital expenditure or similar commitments, other than in the ordinary course;

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●	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;

●	prepay any long-term indebtedness before its scheduled maturity;

●	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

●	make any change in the ENVB’s or its subsidiaries’ methods of accounting (except as required by U.S. GAAP);

●	make any material tax election, information schedule, return or designation, except as required by applicable law and in a manner consistent with past practice, settle or compromise any material tax claim, assessment, reassessment or liability, file any amended tax return, enter into any material agreement with a governmental authority with respect to taxes, surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income tax purposes except as may be required by applicable law;

●	cancel, waive, release, assign, settle or compromise any material claims or rights;

●	amend or modify or terminate or waive any right under any material contract or enter into any contract or agreement that would be a material contract if in effect on the date of the Amalgamation Agreement;

●	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of ENVB, HoldCo, the Purchaser or their respective subsidiaries in effect on the date of the Amalgamation Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

●	in respect of any assets of ENVB, HoldCo, the Purchaser or their respective subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) government authorization or (ii) right to use, lease, contract, production sharing agreement, intellectual property, or other material document;

●	abandon or fail to diligently pursue any application for any material government authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material government authorizations, licenses, leases or registrations; or

●	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Covenants and Other Agreements

Each of ENVB and MagicMed has agreed to, among other things:

●	carry out the Amalgamation Agreement in accordance with and subject to the terms of the Amalgamation Agreement, and comply promptly with all requirements imposed by applicable law on it with respect to the Amalgamation Agreement or the amalgamation;

●	use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the material contracts in connection with the amalgamation or (ii) required in order to maintain the material contracts in full force and effect following completion of the amalgamation, in each case, on terms that are reasonably satisfactory to ENVB and the Purchaser, and without paying, and without committing itself or ENVB or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of ENVB and the Purchaser;

●	use reasonable best efforts (or with respect to ENVB, commercially reasonable efforts) to effect all necessary registrations, filings and submissions of information required by governmental authorities;

●	use reasonable best efforts, on prior written approval of ENVB and the Purchaser, (or with respect to ENVB, commercially reasonable efforts) to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the amalgamation and defend, or cause to be defended, any legal proceedings or actions to which it is a party or brought against it or its directors or officers challenging the amalgamation or the Amalgamation Agreement;

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●	not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which is inconsistent with the Amalgamation Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the amalgamation or the transactions contemplated by the Amalgamation Agreement;

●	use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any regulatory approvals and use its reasonable best efforts to obtain and maintain all regulatory approvals (provided that, notwithstanding anything to the contrary set forth in the Amalgamation Agreement, each of ENVB and the Purchaser are under no obligation to take any steps or actions that would, in their sole discretion, affect ENVB or the Purchaser’s right to own, use or exploit its business, operations or assets or those of MagicMed);

●	with respect to MagicMed, use all commercially reasonable efforts to cooperate with ENVB and the Purchaser in connection with obtaining any regulatory approvals including providing ENVB and the Purchaser with copies of all notices and information or other correspondence supplied to, filed with or received from any governmental authority;

●	with respect to MagicMed, concurrently with the closing of the amalgamation, use its reasonable best efforts to cause each of shareholders set forth on Schedule 7.3(h) to the Amalgamation Agreement to execute a lock-up agreement substantially in the form attached as Schedule “D” to the Amalgamation Agreement;

●	solicit proxies to be voted at each applicable meeting in favor of the matters to be considered at such meeting, including approval of the amalgamation and against any resolution submitted by any person that is inconsistent with such resolution and the completion of the Transaction;

●	promptly notify the other party in writing of:

○	any material adverse effect;

○	any notice or other communication from any person alleging that a consent or authorization is or may be required in connection with the Amalgamation Agreement or the amalgamation;

○	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship as a result of the Amalgamation Agreement or the amalgamation;

○	any notice or other communication from any governmental authority in connection with the Amalgamation Agreement; or

○	any filing, actions, suits, claims, investigations or legal proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting a party to the Amalgamation Agreement;

●	conduct itself, in all material respects, subject to applicable law, so as to keep the other party fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of the applicable business; and

●	with respect to ENVB, prepare and submit the NASDAQ listing application and use commercially reasonably efforts to cause such NASDAQ listing application to be conditionally approved prior to the Effective Time.

ENVB and MagicMed agreed that at or prior to the closing, among other things:

●	MagicMed will cause certain specified shareholders to execute a lock-up agreement;

●	ENVB will prepare and submit the NASDAQ listing application and use commercially reasonable efforts to cause such NASDAQ listing application to be conditionally approved prior to the effective time;

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●	ENVB will obtain the approvals required under its organizational documents to approve the issuance of ENVB common stock in connection with the amalgamation;

●	ENVB shall prepare and file with the SEC a proxy statement to be sent to the stockholders of ENVB relating to the meeting of stockholders, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of ENVB common stock in the amalgamation, of which such proxy statement will form a part, and MagicMed shall cooperate in the preparation of such documents;

●	MagicMed shall prepare and file with applicable securities regulators the MagicMed circular to be sent to the shareholders of MagicMed relating to the meeting of shareholders, and ENVB shall cooperate in the preparation of the circular;

●	ENVB, MagicMed, HoldCo and Purchaser shall use commercially reasonable efforts to cause this proxy statement and Form S-4 to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff;

●	prior to the closing, ENVB shall cause HoldCo to become an unlimited liability company pursuant to, and in accordance with, the provisions of the BCBCA;

●	ENVB will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the effective date; and

●	MagicMed will maintain directors’ and officers’ liability insurance policies from and after the effective time and will also purchase a “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of MagicMed’s existing directors’ and officers’ insurance policies.

Termination of the Amalgamation Agreement

Notice and Cure of Breach

Pursuant to the Amalgamation Agreement, each of ENVB and MagicMed has an obligation to notify the other of any event, occurrence, or state of facts that would cause, or would reasonably be likely to result in, (a) a representation or warranty of ENVB or MagicMed to be untrue or inaccurate in any material respect at any time between the signing of the Amalgamation Agreement and the closing of the amalgamation, or (b) a failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by ENVB or MagicMed.

A party seeking to terminate the Amalgamation Agreement must provide a written notice to the other parties specifying in reasonable detail all of the breaches of covenants, representations and warranties or other matters which the party seeking to terminate asserts as its basis for termination. After delivering a termination notice, providing such party that received the notice is diligently proceeding to cure such matter and such matter is capable of being cured prior to December 31, 2021, the terminating party may not exercise its right of termination until the earlier of (a) December 31, 2021 and (b) the date that is 20 business days following receipt of such termination notice by the party in receipt of such notice, if such matter has not been cured by such date. If a termination notice is provided before the ENVB annual meeting or the MagicMed special meeting, such meetings must be postponed or adjourned to the earlier of (a) five Business Days prior to December 31, 2021 and (b) the date that is 20 business days following the receipt of the termination notice by the breaching party.

Termination

The Amalgamation Agreement may be terminated at any time prior to the effective time of the amalgamation, whether before or after the required stockholder approvals to complete the amalgamation and related matters have been obtained, as set forth below:

●	by mutual written consent of ENVB, Purchaser, HoldCo and MagicMed;

●	by either MagicMed or the Purchaser if the ENVB stockholder approval is not obtained at the ENVB annual meeting of the stockholders; provided, however, that neither MagicMed or the Purchaser may terminate the Amalgamation Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Amalgamation Agreement;

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●	by either MagicMed or the Purchaser if the MagicMed shareholder approval is not obtained at the MagicMed special meeting; provided, however, that neither MagicMed or the Purchaser may terminate the Amalgamation Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Amalgamation Agreement;

●	by either MagicMed or the Purchaser if, after the date of the Amalgamation Agreement, any applicable law is enacted, made, enforced or amended that makes the consummation of the amalgamation illegal or otherwise permanently prohibits or enjoins ENVB, MagicMed or the Purchaser from consummating the amalgamation, and such applicable law has, if applicable, become final and non-appealable;

●	by either MagicMed or the Purchaser if the effective time does not occur by December 31, 2021; provided that a party may not terminate if the failure of the effective time to occur is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements; provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to December 31, 2021, then either ENVB or MagicMed shall be entitled to extend the end date for an additional sixty (60) days by providing written notice to the other party;

●	by either MagicMed or the Purchaser if there shall be in effect a final nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Amalgamation Agreement; provided, that the right to terminate shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the Amalgamation Agreement;

●	by MagicMed if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ENVB or the Purchaser under the Amalgamation Agreement occurs that would cause any condition precedent to the closing of the amalgamation not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) MagicMed is not in breach so as to cause any condition to the closing of the amalgamation to not be satisfied;

●	by MagicMed if it wishes to enter into a binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement), in compliance with the Amalgamation Agreement and provided that no termination shall be effective unless and until MagicMed shall have paid to the Purchaser the termination fee required to be paid pursuant to the Amalgamation Agreement;

●	by MagicMed if (a) ENVB’s board or any committee of thereof fails to unanimously recommend or withdraws, amends, modifies or qualifies its approval of the amalgamation, or publicly proposes or states its intention to do so; (b) ENVB’s board or a committee thereof shall have approved or recommended any acquisition proposal or authorized ENVB to enter into binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement); or (c) ENVB breaches the non-solicitation provisions in any material respect, provided, however, no termination shall be effective unless and until MagicMed shall have paid to the Purchaser the termination fee required to be paid pursuant to the Amalgamation Agreement;

●	by MagicMed if there is a material adverse effect with respect to ENVB that has not been disclosed by ENVB prior to the date of the Amalgamation Agreement;

●	by ENVB if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of MagicMed under the Amalgamation Agreement occurs that would cause any condition precedent to the closing of the amalgamation not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2021 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) ENVB is not in breach so as to cause any condition to the closing of the amalgamation to not be satisfied;

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●	by ENVB if it wishes to enter into a binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement), subject to compliance with the Amalgamation Agreement and provided that no termination shall be effective unless and until ENVB shall have paid to MagicMed the termination fee required to be paid pursuant to the Amalgamation Agreement;

●	by ENVB if (a) the MagicMed Board or any committee of thereof fails to unanimously recommend or withdraws, amends, modifies or qualifies the its approval of the amalgamation, or publicly proposes or states its intention to do so; (b) the MagicMed board or a committee thereof shall have approved or recommended any acquisition proposal or authorized MagicMed to enter into binding written agreement with respect to a superior proposal (other than a confidentiality and standstill agreement permitted by the Amalgamation Agreement); or (c) MagicMed breaches the non-solicitation provisions in any material respect; provided, however, no termination pursuant to shall be effective unless and until ENVB shall have paid to MagicMed the termination fee required to be paid pursuant to Amalgamation Agreement; or

●	by ENVB if there is a material adverse effect with respect to MagicMed that has not been disclosed by MagicMed prior to the date of the Amalgamation Agreement.

Termination Fee

MagicMed shall pay to ENVB and ENVB shall be entitled to the termination fee (on its own behalf and on behalf of the Purchaser) upon the occurrence of any of the following events:

●	the MagicMed board has a change in recommendation, MagicMed has an agreement with respect to an acquisition proposal or MagicMed breaches the non-solicit provisions of the Amalgamation Agreement; or

●	MagicMed enters into a Superior Proposal;

●	provided that the termination fee shall not be payable if ENVB or Purchaser are then in breach of any of their respective representations and warranties or any of their covenants or agreements under the Amalgamation Agreement.

ENVB shall pay to MagicMed and MagicMed shall be entitled to the termination upon the occurrence of any of the following events:

●	the ENVB board has a change in recommendation, ENVB has an agreement with respect to an acquisition proposal or ENVB breaches the non-solicit provisions of the Amalgamation Agreement; or

●	ENVB enters into a Superior Proposal;

provided that the termination fee shall not be payable if MagicMed is then in breach of any of its representations and warranties or any of their covenants or agreements under the Amalgamation Agreement.

If a termination fee is due with respect to a change in recommendation, an agreement with respect to an acquisition proposal or breaches the non-solicit provisions of the Amalgamation Agreement, the termination fee shall be payable within three (3) business days following such termination. If a termination fee is due with respect to a superior proposal, the termination fee shall be payable concurrently with the execution of the definitive agreement with respect to the Superior Proposal.

Amendment

The Amalgamation Agreement may be amended by the parties at any time prior to the effective time without further notice or authorization by the MagicMed securityholders.

Third Party Beneficiaries

The rights and benefits under the Amalgamation Agreement are not for the benefit of any person that is not a party to the Amalgamation Agreement.

Governing Law; Jurisdiction

The Amalgamation Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party submitted to the exclusive jurisdiction of the Province of British Columbia for any legal proceedings under the Amalgamation Agreement

Injunctive Relief

The parties to the Amalgamation Agreement have agreed that if any of the provisions of the Amalgamation Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable harm would occur for which money damages would not be adequate, and that the parties shall be entitled to injunctive or other equitable relief to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement, without the requirement of posting bond or other security (any requirements therefor being expressly waived).

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ANCILLARY AGREEMENTS

The following summary describes the material provisions of certain ancillary agreements entered into by ENVB and certain beneficial owners of MagicMed common shares, by MagicMed and certain beneficial owners of ENVB shares, and by ENVB and cetrain officers of MagicMed. This summary does not purport to be complete and is qualified in its entirety by reference to the form of voting agreement and lock-up agreement attached to this proxy statement/prospectus as Annex B-1 and Annex B-2 and Annex C-1 and Annex C-2, respectively. We urge you to read carefully the entire form of voting agreement and lock-up agreement.

Voting Agreements

Simultaneously with the execution of the Amalgamation Agreement, certain stockholders of MagicMed, collectively representing approximately 30% of the outstanding MagicMed common shares, entered into voting agreements with ENVB (the “ENVB Voting Agreements”). Pursuant to the terms and conditions of the ENVB Voting Agreements, each holder agreed to vote all shares of MagicMed common shares owned by them as of the applicable record date in favor of the approval of the Amalgamation, any other transactions contemplated in the Amalgamation Agreement and any other matter necessary for the consummation of the Amalgamation at a meeting of MagicMed shareholders called for such purpose, each granting a proxy and power of attorney that will be coupled with an interest and will be irrevocable prior to the termination of the voting agreements in accordance with their terms. The holders also agreed to vote against any competing action, proposal, transaction or agreement that (i) would result in a breach of any obligation of MagicMed under the Amalgamation Agreement or the holder under the voting agreement and (ii) would delay, prevent, impede or frustrate the successful completion of the Amalgamation or any of the transactions contemplated by the Amalgamation Agreement.

The ENVB Voting Agreements contain certain other covenants, including, among other things, the waiver of appraisal or dissenters’ rights with respect to the Amalgamation. The ENVB Voting Agreements will terminate on the earliest to occur of the effective time of the Amalgamation and the termination of the Amalgamation Agreement in accordance with its terms.

In addition, simultaneously with the execution of the Amalgamation Agreement, certain directors and officers of ENVB, collectively representing less than 1% of the outstanding ENVB common shares, entered into voting agreements with MagicMed (the “MagicMed Voting Agreements”). Pursuant to the terms and conditions of the MagicMed Voting Agreements, those directors and officers agreed to vote all ENVB common shares owned by them as of the applicable record date in favor of the approval of the Amalgamation, any other transactions contemplated in the Amalgamation Agreement and any other matter necessary for the consummation of the Amalgamation at a meeting of ENVB shareholders called for such purpose.

The MagicMed Voting Agreements will terminate on the earliest to occur of the effective time of the Amalgamation and the termination of the Amalgamation Agreement in accordance with its terms.

Lock-Up Agreement

Certain stockholders of MagicMed have also entered into lock-up agreements with ENVB (the “Insider Lock-Up Agreements”) pursuant to which the holders have agreed not to sell shares of ENVB common stock to be received in the Amalgamation in excess of certain limits specified in the lock-up agreements for a period of five (5) months after the effective time of the Amalgamation. The Insider Lock-Up Agreements will survive for five months after the effective time of the Amalgamation.

In addition, certain directors and officers of MagicMed have entered into lock-up agreements with ENVB (the “Founder Lock-Up Agreements”) pursuant to which the holders have agreed not to sell shares of ENVB common stock to be received in the Amalgamation in excess of certain limits specified in the lock-up agreements for a period of twenty (20) months after the effective time of the Amalgamation. The Founder Lock-Up Agreements will survive for five months after the effective time of the Amalgamation.

For information about each of the employment agreements between ENVB and Dr. Tucker, Dr. Hagel, and Dr. Facchini, please see the section titled “The Amalgamation—Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

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ENVB PROPOSAL 1– ELECTION OF DIRECTORS

ENVB’s board of directors currently consists of five members. Each nominated director elected at the ENVB annual meeting will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Upon the recommendation of the Nominating and Corporate Governance Committee, ENVB’s board of directors has nominated each of the following five persons to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees (i) currently serves on ENVB’s board of directors, (ii) has consented to being named in this proxy statement/prospectus and (iii) has agreed to serve as a director if elected. As of the date of this proxy statement/prospectus, ENVB’s board of directors is not aware of any nominee who is unable or will decline to serve as a director.

The Board of Directors recommends using the enclosed proxy card to vote for the five nominees listed below.

Nominees for Election to the Board of Directors

Name	Position
David I. Johnson	Chairman of the Board, Chief Executive Officer and Director
George Kegler	Director
Sol Mayer	Director
Marcus Schabacker	Director
Douglas Lind	Director

The five nominees standing for election who receive the greatest number of votes cast at the ENVB annual meeting will be elected as directors.

Information about the Company’s Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the Record Date. There are no family relationships among ENVB’s directors and executive officers. All ages are as of August 2, 2021.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led ENVB’s board of directors to the conclusion that he should serve as a director, we also believe that all of ENVB’s director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ENVB and ENVB’s board of directors.

David I. Johnson	Age 63	Director since December 31, 2020
Chairman of the Board, Chief Executive Officer and Director

Mr. Johnson’s biographical information is provided above under the heading “Corporate Governance and Ethics—Executive Officers.”

George Kegler	Age 64	Director since December 31, 2020
Director and Chair of the Audit Committee

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George Kegler has served as a non-employee director of the Company since December 30, 2020. Mr. Kegler was employed by Mallinckrodt Pharmaceuticals from January 2013 to June 2019, serving as the Executive Vice President and Chief Financial Officer, Interim from December 2018 to May 2019, where he had responsibility for the global finance function and was a member of the executive committee, Vice President Finance from November 2016 to November 2018, President Specialty Generics (Interim) and Vice President Finance from July 2016 to October 2016, and Vice President, Finance from January 2013 to June 2016. He has served in various consulting roles since June 2019, which ended in March 2020. Mr. Kegler has 40 years of experience in financial planning and analysis, corporate finance, controllership and business development. Previously Mr. Kegler served as the vice president of commercial finance for various businesses within Mallinckrodt and was also interim president of the company’s specialty generics business. Prior to joining Mallinckrodt, he was the chief financial officer for Convatec a private equity-owned company that was purchased from Bristol-Myers Squibb. He worked in various finance roles within Bristol-Myers Squibb including commercial, International, technical operations, research & development as well as the assistant controller of internal controls. Mr. Kegler holds a bachelor’s degree in accounting from the University of Missouri, an MBA from Saint Louis University and completed the Certified Public Accountant exam in Missouri. Mr. Kegler’s experience as an officer at several companies and extensive knowledge of corporate finance qualify him to be a director of the Company.

Sol Mayer	Age 57	Director Since December 31, 2020
Director and Chair of the Nominating and Corporate Governance Committee

Sol Mayer has served as a non-employee director of the Company since December 30, 2020. Mr. Mayer has served as a member of the board of directors of DropCar, Inc (NASDAQ: DCAR) from 2018 through May of 2020. He has served as President and Chief Executive Officer of Mooney Aviation Company, a private company that manufactures four-place, single-engine and piston-powered aircraft, since 1999. He was a member of the board of directors of Microbot Medical, Inc (NASDAQ: MBOT) from 2014-2017. Prior to that time, he held the position of Chief Executive Officer of, Overseas Trading, a department store wholesaler. Mr. Mayer currently serves as a director of Laniado Hospital, a voluntary, not-for-profit hospital in Netanya, Israel, as well as a director of several private companies. He previously served as a consultant to and director of each of Innovative Food Holdings, a provider of sourcing, preparation and delivery of specialty/fresh food for both professional chefs and consumers, and BlastGard International Inc., which manufactures and markets proprietary blast mitigation materials, in each case, from 2002 until 2016. Mr. Mayer’s experience as an officer and/or director of other public companies qualifies him to be a director of the Company.

Dr. Marcus Schabacker	Age 57	Director Since December 31, 2020
Director and Chair of the Compensation Committee

Dr. Marcus Schabacker has served as a non-employee director of the Company since December 30, 2020. Since January 2018, Dr. Schabacker has served as president and chief executive officer of the ECRI Institute, a nonprofit organization with 500 employees and an operating budget of $70 million focusing on advancing evidenced-based, effective healthcare globally. Prior to joining ECRI, Dr. Schabacker worked at Baxter Healthcare Corporation, serving as corporate vice president and chief scientific officer from July 2015 to May 2017, chairman of the executive quality council from March 2014 to May 2017, Chief Scientific Officer, Medical Products from July 2014 to July 2015, and Vice President, R&D, Medical Products from March 2011 to July 2014. During his clinical years, and his time as an industry thought leader, Dr. Schabacker was focused on patient safety and enhancing patient care. For over a decade Dr. Schabacker has served on numerous boards of small and midsize companies and organizations, providing management with guidance and expertise to strategically accelerate growth and to build successful and sustainable high performing management teams.

Dr. Schabacker is a board-certified anesthesiologist and intensive care specialist with more than 35 years of healthcare experience in complex global environments, and more than 20 years of senior leadership responsibilities serving the medical device and pharmaceutical industries across the healthcare value chain.

After his medical and academic training at the Medical University of Lubeck, Germany, Dr. Schabacker served as senior medical officer and head of the intensive care and anesthesia department at the Mafikeng General Hospital, North-West Province, South Africa. His work there was part of a humanitarian aid program to support the African National Congress government under Nelson Mandela in the restructuring and buildup of a rural healthcare system in post-apartheid South Africa. Upon his return from Africa, Dr. Schabacker joined the medical device industry and held roles of increasing responsibility in medical affairs, preclinical and clinical development, regulatory affairs, quality, research and development, and patient safety. His experience includes designing, transforming, and leading organizations of up to 4,000 employees across five continents to provide safe and effective products to patients and healthcare providers worldwide.

Dr. Schabacker achieved his board certification in anesthesia and intensive care, as well as a doctorate in medicine, from the Medical University, Lubeck, Germany. He also received certifications in emergency medicine and disaster medicine. He is an affiliate assistant professor at The Stritch School of Medicine at Loyola University Chicago. Dr. Schabacker’s medical background and relevant research and development experience qualify him to be a director of the Company.

Dr. Douglas Lind	Age 61	Director Since March 17, 2021
Director

Dr. Douglas Lind has served as a non-employee director of the Company since March 17, 2021. Dr. Lind is a co-founder and Managing Partner at Biomark Capital, a Greenwich, CT-based healthcare venture firm. There, his investment focus has included cellular therapy, medical imaging, peripheral vascular disease, and oncology. Dr. Lind has more than 30 years of experience in a variety of life science related professions, ranging from former practicing physician to senior Wall Street equity research analyst at Morgan Stanley. Dr. Lind is a graduate of the University of Iowa College of Medicine. He was a practicing physician in Brookline, Massachusetts. He served as an attending physician at St. Elizabeth’s Hospital in Boston, a major teaching affiliate of Tufts University School of Medicine, where he completed his residency training in Internal Medicine. Dr. Lind’s medical background and relevant industry experience qualify him to be a director of the Company.

ENVB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ON THE PROXY CARD.

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ENVB PROPOSAL 2 – APPROVAL OF THE ENVB SHARE ISSUANCE PROPOSAL

As discussed in this proxy statement/prospectus, ENVB is asking its stockholders to approve the ENVB Share Issuance Proposal. For a summary of and detailed information regarding this proposal, see the information about the Amalgamation Agreement and the issuance of shares of ENVB common stock in the Amalgamation throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Amalgamation” beginning on page 93 and “The Amalgamation Agreement” beginning on page 111. A copy of the Amalgamation Agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read carefully this proxy statement/prospectus and the Amalgamation Agreement attached hereto in their entirety before voting on this proposal.

The Amalgamation Agreement provides that as part of the Amalgamation Consideration, ENVB will issue shares of ENVB common stock to the MagicMed equity holders in connection with the Amalgamation. The total number of shares of common stock that ENVB will be required to issue pursuant to the Amalgamation Agreement will be in excess of 20% of ENVB’s pre-Amalgamation outstanding shares of common stock. Accordingly, ENVB is asking its stockholders to approve the ENVB Share Issuance Proposal in accordance with NASDAQ listing rules.

Pursuant to the Amalgamation Agreement, approval of the ENVB Share Issuance Proposal is a condition to the closing of the Amalgamation. If this proposal is not approved, the Amalgamation will not be completed.

Required Vote

Assuming a quorum is present, the approval of the ENVB Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of ENVB’s common stock as of the Record Date present in person or represented by proxy at the ENVB annual meeting.

The vote on the ENVB Share Issuance Proposal is a vote separate and apart from the vote to approve the ENVB Adjournment Proposal. Accordingly, an ENVB stockholder may vote to approve the ENVB Share Issuance Proposal and vote not to approve the ENVB Adjournment Proposal, and vice versa.

Recommendation of the ENVB Board of Directors

The ENVB board of directors unanimously recommends that ENVB stockholders vote “FOR” the ENVB Share Issuance Proposal.

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EXECUTIVE COMPENSATION

Role and Authority of Compensation Committee

As of August 2, 2021, the members of our Compensation Committee were Dr. Marcus Schabacker (chairman), Sol Mayer and George Kegler. ENVB’s board of directors has determined that Dr. Schabacker, Mr. Mayer and Mr. Kegler are independent in accordance with NASDAQ Rules. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee.

The Compensation Committee is responsible for discharging the responsibilities of ENVB’s board of directors with respect to the compensation of our executive officers. The Compensation Committee recommends overall compensation of our executive officers to the board of directors. The board of directors approves all compensation of our executive officers. The Compensation Committee also periodically reviews director compensation.

The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company.

The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee.

Elements of Executive Compensation

Our executive compensation consists of the following elements:

●	Base Salary

●	Annual Bonus

●	Long-Term Incentives; and

●	Retirement benefits under 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace.

Annual Bonus. Annual bonus payments under our executive employment agreements are based on the discretion of ENVB’s board of directors. We believe that such bonuses provide our executives with an incentive to achieve goals that are aligned with our stockholders’ interests, with the achievement of such goals being measurable in terms of revenue and income or other financial objectives. An executive officer’s failure to achieve measurable performance goals can affect his or her bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

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Long-Term Incentives. The Compensation Committee has the ability to grant equity instruments to our executives under our 2020 Long-Term Incentive Plan (the “2020 Plan”). The 2020 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards which may be granted singly, in combination or in tandem, and which may be paid in shares of ENVB common stock. We believe that our executive compensation program must include long-term incentives such as stock options and restricted stock units if we wish to hire and retain high-level executive talent. We also believe that stock options and restricted stock units help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options and restricted stock units encourages executive retention and the preservation of stockholder value. Finally, we believe that aligning at least a portion of restricted stock units vesting provisions to financial performance measures further aligns executive compensation to stockholder value; if performance targets are not achieved, then the awards do not vest. We base the number of equity units granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders.

401(k) and Other Benefits. During 2020, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2020, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2020, under the 401(k) Plan, at the Company’s discretion, all employees were eligible to receive matching contributions from the Company of (i) 100% of their first 3% of employee contributions and (ii) 50% of the next 2% of employee contributions up to an aggregate maximum of $10,600 per employee, per year, subject to vesting provisions.

Compensation Risk Assessment. In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate our executives or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in the long-term best interests of the Company and are not reasonably likely to have a material adverse effect on our business.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting compensation in excess of $1.0 million for certain employees. To date, we have not exceeded the $1.0 million limit for those employees, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Appointment of Chief Financial Officer

On April 9, 2021, John M. Van Buiten resigned from his position as the Company’s chief financial officer, effective May 15, 2021. Mr. Van Buiten’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On April 9, 2021, Carter J. Ward, 56, was appointed as the Company’s chief financial officer, effective May 15, 2021. In connection with Mr. Ward’s appointment as chief financial officer, Mr. Ward entered into an employment agreement with the Company on April 9, 2021, effective as of May 15, 2021. A description of the employment agreement with Mr. Ward is provided below under the subheading “—Employment Agreements; Potential Payments Upon Termination or Change of Control Under Employment Agreements.”

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2020 and December 31, 2019 by our Chief Executive Officer and our two other most highly compensated executive officers (our “Named Executive Officers”) who were employed by us during such years.

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Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
David Johnson(1)	2020	—	100,000	—	100,000
Chairman and Chief Executive Officer	2019	—	—	—	—

John Van Buiten(2)	2020	—	—	—	—
Chief Financial Officer	2019	—	—	102,000	102,000

Avani Kanubaddi(3)	2020	—	60,000	—	60,000
Chief Operating Officer	2019	—	—	—	—

Brent Kelton(4)	2020	250,000	—	—	250,000
Former Chief Executive Officer	2019	250,000	—	—	250,000

Barry Kostiner(5)	2020	200,000	—	—	200,000
Former Chief Financial Officer	2019	200,000	—	—	200,000

Srinidhi (Dev) Devanur	2020	250,000	—	—	250,000
Former Executive Chairman	2019	250,000	—	—	250,000

(1)	Mr. Johnson was appointed as Chairman and Chief Executive Officer on December 30, 2020.
(2)	Mr. Van Buiten was appointed Chief Financial Officer of Jay Pharma on December 17, 2018 and resigned on January 8, 2020. Mr. Van Buiten was appointed Chief Financial Officer of the Company on December 30, 2020 and resigned on April 9, 2021. Mr. Van Buiten’s compensation was earned through his employment at Financial Consulting Strategies LLC.
(3)	Mr. Kanubaddi was appointed as Chief Operating Officer on December 30, 2020.
(4)	Resigned from such position on December 30, 2020.
(5)	Resigned from such position and began to serve as a consultant on December 30, 2020.

Narrative Disclosures to the Summary Compensation Table

Prior to the completion of the Offer, and in connection with the execution of that certain Amalgamation Agreement, dated January 10, 2020, by and among the Company (f/k/a Ameri), Jay Pharma, Jay Pharma Merger Sub, Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative, which predates the Tender Agreement, Jay Pharma entered into an employment agreement with Mr. Johnson, whereby Mr. Johnson would serve as the Chief Executive Officer and Chairman of the Company upon the completion of the Offer (the “Johnson Employment Agreement”). In addition, prior to the completion of the Offer, and to be contingent and effective upon the completion of the Offer, the Company entered into executive employment agreements with Mr. Kanubaddi (the “Kanubaddi Employment Agreement”, and together with the Johnson Employment Agreement and the Ward Employment Agreement (as defined herein), the “Executive Employment Agreements”). In addition, pursuant to the Tender Agreement, on December 29, 2020, the Company entered into a consulting agreement with Barry Kostiner (the “Kostiner Consulting Agreement”), to be effective upon the completion of the Offer. More information about the Kostiner Consulting Agreement is provided below under the heading “Related Person Transactions and Section 16(a) Beneficial Ownership Reporting Compliance.”

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Employment Agreements; Potential Payments Upon Termination or Change of Control Under Employment Agreements

Johnson Employment Agreement

Pursuant to the Johnson Employment Agreement, dated January 10, 2020, Mr. Johnson serves in the position of Chief Executive Officer and Chairman of the Company following the completion of the Offer. Mr. Johnson is entitled to a base salary of $250,000 and an annual bonus in the amount of $100,000 (provided, however, that if Mr. Johnson’s position is changed such that he no longer serves as Chief Executive Officer and only serves as Chairman of the Company, he will only be entitled to a base salary of $100,000 beginning with the first day of the month following such change). Mr. Johnson is also eligible to receive annual performance bonuses based on satisfaction of performance criteria/financial results, as determined by the board of directors of the Company in its sole discretion. Mr. Johnson is also eligible to receive additional equity awards, as determined by the Company in its sole discretion.

Under the terms of the Johnson Employment Agreement, Mr. Johnson’s employment may be terminated by either the Company or Mr. Johnson at any time and for any reason with 30 days’ advance written notice. Upon termination of Mr. Johnson’s employment, Mr. Johnson will receive (i) his fully earned but unpaid base salary through the date of termination, (ii) any accrued and unpaid time off or similar pay to which Mr. Johnson is entitled as a matter of law or Company policy, (iii) any amounts due to Mr. Johnson under the terms of the benefit plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Johnson Accrued Obligations”).

If the Company terminates Mr. Johnson’s employment for cause (as defined below) or Mr. Johnson resigns without good reason (as defined below), the Company, at its sole discretion, may shorten the notice period and determine the date of termination without any obligation to pay any additional compensation other than the Johnson Accrued Obligations and without triggering a termination of Mr. Johnson’s employment without cause. If the Company terminates Mr. Johnson’s employment without cause or Mr. Johnson resigns for good reason at any time, Mr. Johnson is entitled to the following severance payments and benefits: (i) his full annual base salary less applicable deductions and withholdings; plus (ii) any earned but unpaid annual bonus and performance bonus, if any, for the year of the termination.

Kanubaddi Employment Agreement

Pursuant to the Kanubaddi Employment Agreement, dated December 2, 2020, Mr. Kanubaddi serves in the position of Chief Operating Officer of the Company. Mr. Kanubaddi is entitled to a base salary of $295,000. Mr. Kanubaddi is also eligible to receive annual performance bonuses of up to 50% of his base salary based on satisfaction of performance criteria/financial results, as determined by the board of directors of the Company in its sole discretion. Mr. Kanubaddi is also be eligible to receive additional equity awards, as determined by the Company in its sole discretion.

Under the terms of the Kanubaddi Employment Agreement, Mr. Kanubaddi’s employment may be terminated by either the Company or Mr. Kanubaddi at any time and for any reason with 30 days’ advance written notice. Upon termination of Mr. Kanubaddi’s employment, Mr. Kanubaddi will receive (i) his fully earned but unpaid base salary through the date of termination, (ii) any accrued and unpaid time off or similar pay to which Mr. Kanubaddi is entitled as a matter of law or Company policy, (iii) any amounts due to Mr. Kanubaddi under the terms of the benefit plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Kanubaddi Accrued Obligations”).

If the Company terminates Mr. Kanubaddi’s employment for cause (as defined below) or Mr. Kanubaddi resigns without good reason (as defined below), the Company, at its sole discretion, may shorten the notice period and determine the date of termination without any obligation to pay any additional compensation other than the Kanubaddi Accrued Obligations and without triggering a termination of Mr. Kanubaddi’s employment without cause. If the Company terminates Mr. Kanubaddi’s employment without cause or Mr. Kanubaddi resigns for good reason at any time, Mr. Kanubaddi is entitled to the following severance payments and benefits: (i) his full annual base salary less applicable deductions and withholdings; plus (ii) any earned but unpaid performance bonus, if any, for the year of the termination

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Ward Employment Agreement

Pursuant to an employment agreement with the Company (the “Ward Employment Agreement”), effective May 15, 2021 (the “Ward Effective Date”), Mr. Ward serves in the position of Chief Financial Officer of the Company. Mr. Ward is entitled to a base salary of $295,000. Mr. Ward is also eligible to receive annual performance bonuses of up to 50% of his base salary based on satisfaction of performance criteria/financial results, as determined by the board of directors of the Company in its sole discretion. Additionally, Mr. Ward will receive 525,000 restricted stock units (“RSUs”), 262,500 of such RSUs shall be subject to time-based vesting (the “Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Performance RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan. The Time Based RSUs shall vest in quarters on each anniversary of the Ward Effective Date, and the Performance RSUs shall vest based on the achievement of performance milestones established by the Company.

Pursuant to the Ward Employment Agreement, if Mr. Ward’s employment is terminated by the Company without cause or by Mr. Ward for good reason, then the Company must pay Mr. Ward, in addition to any then-accrued and unpaid obligations owed to him, 12 months of his then-current base salary.

Terms of John Van Buiten’s Employment.

Pursuant to the Consulting and Advisory Agreement, dated as of December 19, 2018, as amended by and between Enveric and Financial Consulting Strategies LLC (“FCS”), Mr. Van Buiten served as Chief Financial Officer of Jay Pharma Inc. Pursuant to the consulting agreement, FCS provided certain financial services for a fee of $8,500 per month for each month Mr. Van Buiten served as Chief Financial Officer. As such, Mr. Van Buiten’s compensation was earned through his employment at FCS. Mr. Buiten resigned as Chief Financial Officer on January 8, 2020 and was re-appointed on December 30, 2020. He served as Chief Financial of the Company until his resignation, effective as of May 15, 2021.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2020, there were no outstanding equity awards that have been previously awarded to each of our named executive officers and which remained outstanding.

2019 and 2020 Bonus Grants

Information about 2019 and 2020 bonus grants is provided below under the heading “Related Person Transactions and Section 16(a) Beneficial Ownership Reporting Compliance.”

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has adopted the Enveric Biosciences, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”). The 2020 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards which may be granted singly, in combination or in tandem, and which may be paid in shares of ENVB common stock.

The foregoing description of the 2020 Plan does not purport to be complete and is qualified entirely by reference to the full text of the 2020 Plan, which is attached to our annual report on Form 10-K as Exhibit 10.21 and is incorporated by reference herein.

In connection with the 2020 Plan, the ENVB board of directors adopted a form of Restricted Stock Unit Award Agreement, which is attached hereto as Exhibit 10.22 and is incorporated by reference herein. Restricted stock units granted to participants pursuant to the Restricted Stock Unit Award Agreement may be converted into the number of shares of ENVB common stock equal to the number of restricted stock units, with each restricted stock unit to represent a notional share of ENVB common stock, with a value equal to the fair market value of a share of common stock at any time.

The following table sets forth information regarding our equity compensation plans as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	929,765	$1.53	—
Total	929,765	$1.53	—

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Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on.

The following table presents the total compensation for each person who served as a member of our board of directors during the fiscal year ended December 31, 2020. Other than set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our board of directors in 2020:

Name	Fees earned or paid in cash ($)	Equity awards ($)	Total ($)
Srinidhi “Dev” Devanur*	—	—	—
Dimitrios J. Angelis*	120,000	—	120,000
Carmo Martella*	120,000	—	120,000
Thoranath Sukumaran *	120,000	—	120,000
George Kegler	—	—	—
Sol Mayer	—	—	—
Marcus Schabacker	—	—	—
Douglas Lind	—	—	—

*Resigned from the board of directors effective December 29, 2020.

Special Committee Compensation

On August 12, 2020, we, Jay Pharma Inc. (“Jay Pharma”) and certain other signatories thereto entered into a tender agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Ameri will make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under the Tender Agreement, the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminates and replaces in its entirety the Amalgamation Agreement, dated as of January 10, 2020, previously entered into by and among the parties thereto (the “Original Amalgamation Agreement”). In connection with the Offer, Ameri formed a special committee of three directors (Thoranath Sukumaran, Carmo Martella and Dimitrios Angelis). The special committee members are entitled to compensation of $8,000 per month, which as of October 30, 2020 has aggregated to payments of $136,000 to each member, including $72,000 in payments made to each member in 2020.

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ENVB PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote, commonly referred to as a “say-on-pay” resolution, to approve the compensation of our named executive officers, as disclosed in this proxy statement/prospectus. Accordingly, you are being asked to vote on the following resolution at the ENVB annual meeting:

“RESOLVED, that the compensation paid to named executive officers of Enveric Biosciences, Inc., as disclosed in the proxy statement/prospectus pursuant to the SEC’s compensation disclosure rules, including the compensation tables and narrative discussion, is hereby APPROVED.”

As described more fully in the Executive Compensation section of this proxy statement/prospectus, our named executive officers are compensated in a manner consistent with our pay-for-performance philosophy and corporate governance best practices. Our executive compensation programs for fiscal year 2021 reflect these significant changes to our management team and to our business while promoting our pay-for-performance philosophy and corporate governance best practices.

We believe that our compensation program balances the interests of all of our constituencies — our stockholders, our executive officers, the remainder of our employee base, our business partners and our community — by, among other things, focusing on achievement of corporate objectives, attracting and retaining highly-qualified executive management and maximizing long-term stockholder value. We encourage you to read the compensation tables and narrative discussion related to executive compensation in this proxy statement/prospectus.

The vote to approve the compensation of our named executive officers is advisory and, therefore, not binding. Although the vote is non-binding, the Compensation Committee and the ENVB board of directors value your opinion and will consider the outcome of the vote in establishing its compensation philosophy and making future compensation decisions. Our current policy is to hold such an advisory vote each year, and we expect to hold another advisory vote with respect to approve to executive compensation at the 2022 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

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RELATED PERSON TRANSACTIONS AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Jay Pharma Related Party Transactions

Described below are transactions occurring since January 1, 2020 and any currently proposed transactions to which Jay Pharma was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000, or (ii) 1% of the average of Jay Pharma’s total assets at December 31, 2019 and December 30, 2020; and
●	a director, executive officer, holder of more than 5% of Jay Pharma’s outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, excluding compensation arrangements described above.

Employment and Consulting Agreements

Independent Contractor Agreement with Barry Kostiner

Jay Pharma and Barry Kostiner entered into an independent contractor agreement on January 10, 2020 (the “January Agreement”). Pursuant to the January Agreement, Mr. Kostiner agreed to provide consulting services to Jay Pharma effective December 1, 2019. The January Agreement was terminated effective April 30, 2020. Mr. Kostiner earned $10,000 per month over the term of the January Agreement.

Agreements with Tikkun

Assignment and Assumption Agreements

On January 10, 2020, Jay Pharma entered into two assignment and assumption agreements, pursuant to which, upon the satisfaction of all closing conditions to the Offer, affiliates of Tikkun would assign to Jay Pharma all of such affiliates’ in-licensed and developed rights based on certain Amended and Restated Sublicense Agreements, effective January 12, 2018, pursuant to which Jay Pharma entered into two in-licensing U.S. and rest of world rights to the limited pharmaceutical business (including cancer) from TOP and TOCI, respectively, each as amended by a First Amendment entered January 10, 2020, with:

(i) TOP and Tikkun regarding all of Tikkun’s (i) in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant Sublicense in the U.S. and (ii) certain skincare business and all of Tikkun’s rights related thereto as of the January 10, 2020 effective date. Jay Pharma agreed to issue 8,288,006 common shares of Jay Pharma to Tikkun in exchange for these rights; and

(ii) TOCI and Tikkun regarding all of Tikkun’s in-licensed rights and obligations to commercialize pharmaceutical products related to GVHD under the relevant sublicense anywhere in the world outside the U.S. Jay Pharma agreed to issue 2,072,001 common shares of Jay Pharma to Tikkun in exchange for these rights.

On August 12, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the First Amendment to the Tikkun Agreements, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

On October 2, 2020, Jay Pharma and the applicable Tikkun affiliates entered into the Second Amendment to the Tikkun Agreements, pursuant to which the effective date of the transactions was revised to occur as of October 2, 2020.

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License Agreement

Jay Pharma, TO LLC and TOH entered into a license agreement dated on January 10, 2020, pursuant to which Jay Pharma would acquire certain in-licensed and owned intellectual property rights related to the cannabis products in the United States (presently excluding the state of New York) from TO LLC and TOH, each of which is an affiliate of TO Holdings, in exchange for royalty payments of (i) four percent (4.0%) of net sales of OTC cancer products made via consumer channels; (ii) five percent (5.0%) of net sales of beauty products made via consumer channels; and (iii) three percent (3.0%) of net sales of OTC cancer products made via professional channels, along with a minimum net royalty payment starting in January 1, 2022 and progressively increasing up to a cap of $400,000 maximum each year for the first 10 years, then $600,000 maximum each year for the next 5 years, and an annual maximum cap of $750,000 each year thereafter during the term of the agreement. The licensed intellectual property rights relate to beauty products and OTC cancer products, and branding rights related thereto. The beauty products include any topical or transdermal cannabis-containing or cannabis-derived (including hemp-based) skin care or body care beauty products, and the OTC cancer products means any cancer-related products, in each case excluding those regulated as a drug, medicine, or controlled substance by the FDA or any other relevant governmental authority, such as the USDA.

On August 12, 2020, Jay Pharma, TO LLC and TOH entered into the First Amendment to the License Agreement, pursuant to which all references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer, as applicable.

On October 2, 2020, Jay Pharma, TO LLC and TOH entered into the Second Amendment to the License Agreement, pursuant to which the effective date of the transactions was revised to occur as of October 2, 2020.

Agreements with Alpha

Alpha Bridge Loan

At the signing of the Original Amalgamation Agreement, Jay Pharma issued the Original Note to Alpha, dated as of January 10, 2020, pursuant to which Alpha loaned $1,500,000 to Jay Pharma in connection with, and as a condition to, the Original Amalgamation Agreement. The Original Note was amended on June 23, 2020 (as discussed further below) to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000 (the “Second Note Amendment”). The Original Note was further amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Note Amendment”). The terms described in the following paragraphs reflect the terms of the Original Note as amended by the Second Note Amendment and the Third Note Amendment. The Note was secured, pursuant to the Security Agreement, by all of the assets of Jay Pharma. The Note carried an annual interest rate of 7%, calculated daily.

Upon the closing of the Offer, the Note was converted into the right to receive 2,473,848 common shares of Jay Pharma and warrants to purchase 2,333,970 common shares of Jay Pharma at an exercise price of $1.03 per share immediately prior to the Offer. In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha upon conversion of the Note were converted into the right to receive (i) 547,278 shares of Series B Preferred Stock that are convertible into up to 547,278 shares of Common Stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 516,333 shares of Common Stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split,

Jay Pharma was obligated by certain covenants set forth in the Note, including, but not limited to, the obligation (i) to provide certain financial information, (ii) to use the proceeds in a specifically agreed to manner, (iii) to not incur any new indebtedness other than as allowed under the terms of the Note, (iv) to not enter into any business, except those in which Jay Pharma is already engaged or that are reasonably related thereto, (v) to not make any distributions to its shareholders or creditors, (vi) to not make any changes to its capital structure, authorize or issue any equity interest of Jay Pharma, and (vii) to not take or suffer any act not permitted under the Tender Agreement.

Events of default under the Note included, but were not limited to, (i) breaches of representations and warranties made by Jay Pharma, in the Note or the Security Agreement, (ii) breaches of covenants made by Jay Pharma, (iii) bankruptcy and insolvency of Jay Pharma, and (iv) the failure to consummate the Offer by a certain date.

The Note and the Security Agreement also provided certain customary representations and warranties of Jay Pharma. If the Tender Agreement had been terminated without Alpha’s prior written consent and without meeting certain other conditions in the Tender Agreement, Jay Pharma would have been required to repay the entire outstanding principal balance of the Note plus all accrued and unpaid interest thereon and any other sums payable to Alpha directly in connection with the Note.

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First Note Amendment

On May 6, 2020, Jay Pharma and Alpha entered into the First Note Amendment. The First Note Amendment revised the maturity date of the Note. Prior to the First Note Amendment, the maturity date of the Note was the earlier of (i) July 6, 2020 and (ii) an event of default that accelerates the maturity of the Note. Following the First Note Amendment, the maturity date of the Note was revised to be the earlier of (i) September 30, 2020 and (ii) an event of default that accelerates the maturity of the Note. The First Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to extend such date to September 30, 2020.

Second Note Amendment

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment revised the principal amount of the Note from $1,500,000 to $2,000,000, which was deemed advanced as the of date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

Third Note Amendment

On August 12, 2020, Jay Pharma and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Original Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummation by March 31, 2020 to be an event of default if the Offer was not completed by January 1, 2021.

Series B Warrants

Upon the completion of the Offer, the Company provided Alpha with the Series B Warrants to purchase the number of pre-reverse stock split shares of common stock of the Company equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio of 0.8849 at an exercise price of $0.01 to Alpha, as set forth in, and pursuant to the terms of, the Series B Common Stock Purchase Warrant. The Series B Warrants had a five-year term beginning on the 90th day after the later of the last day of the lock-up/leak-out period. If Alpha chooses to exercise the Series B Warrants, Alpha may elect, at its own option, to exercise the Series B Warrants on a cashless basis. Alpha may not exercise the Series B Warrants to the extent such exercise would result in Alpha and its affiliates owning more than 9.99% of the Company. The number of shares issuable under the terms of the Series B Common Stock Purchase Warrant are adjustable for stock dividends and splits. Additionally, Alpha shall have the right to participate in subsequent rights offerings or pro rata distributions with respect to the equity of the Company or any fundamental transaction involving the Company as more fully described in the Series B Common Stock Purchase Warrant.

Alpha Investment

At the signing of the Original Amalgamation Agreement, Alpha entered into the Original Alpha Securities Purchase Agreement, pursuant to which Alpha agreed, subject to the terms and conditions thereof, to purchase common shares of Jay Pharma and Jay Pharma Series A Warrants to purchase Jay Pharma’s common shares for an aggregate total purchase price of $3,500,000. The Alpha Securities Purchase Agreement was amended on August 12, 2020 (as discussed further below), to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (the “Third Alpha SPA Amendment”). The terms described in the following paragraphs reflect the terms of the Alpha Securities Purchase Agreement as amended by the Third Alpha SPA Amendment.

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The closing of the Alpha Investment is conditioned upon the satisfaction or waiver of the conditions set forth in the Tender Agreement. The obligations of Alpha under the Alpha Securities Purchase Agreement in connection with the closing of the Alpha Investment are also subject to the condition that, from the date of the Alpha Securities Purchase Agreement to the date of closing of the Alpha Investment, trading in Ameri’s common stock shall not have been suspended by the SEC or NASDAQ, and, at any time prior to the closing date of the Alpha Investment, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any trading market, nor shall a banking moratorium have been declared either by the U.S. or New York State authorities.

The Alpha Securities Purchase Agreement provides certain customary covenants, conditions, representations and warranties, and other agreements by and between Jay Pharma and Alpha. In addition, Jay Pharma has agreed to use commercially reasonable efforts to complete the Offer, and as a condition to closing of the Offer, to cause Ameri to assume all of Jay Pharma’s obligations under the warrants and the Securities Purchase Agreement.

Pursuant to the terms of the Alpha Securities Purchase Agreement, from the closing date of the Offer until 120 days thereafter, Jay Pharma agreed to not permit or allow Ameri or any of its subsidiaries to issue, enter into agreement to issue, or announce the issuance or proposed issuance of any shares of Ameri common stock. Additionally, for a period of 18 months following the closing date of the Offer, Ameri is prohibited from effecting or entering into an agreement to effect any issuance by Ameri or any of its subsidiaries of their respective common stock or common stock equivalent involving a variable rate transaction. A “variable rate transaction” means a transaction in which Ameri (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Ameri or the market for the common stock, or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby Ameri may issue securities at a future determined price. Additionally, from the closing date of the Offer until such time as Alpha holds less than one-fifth of the shares issued in connection with the Alpha Investment, Alpha will hold certain anti-dilution rights outlined in the Alpha Securities Purchase Agreement.

Upon the closing of the Alpha Investment under the Alpha Securities Purchase Agreement immediately prior to the Offer, Alpha received approximately 3,500,954 common shares of Jay Pharma and Jay Pharma Series A Warrants to purchase 3,500,954 common shares of Jay Pharma at an exercise price of $1.03 per common share (the “Alpha Investment Securities”). In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment were converted into, as applicable, the right to receive (i) 774,499 shares of Series B Preferred Stock that are convertible into up to 774,499 shares of Common Stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 774,499 shares of Common Stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split. The Company warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Company common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company common stock and the exercise price. The Series B Preferred Stock of the Company and the warrants to purchase Company common stock to be issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

First Amendment to Alpha Securities Purchase Agreement

On June 23, 2020, Jay Pharma and Alpha entered into the Second Note Amendment. The Second Note Amendment also amended the Alpha Securities Purchase Agreement to reduce the amount of the investment in Jay Pharma’s common shares and Jay Pharma Series A Warrants from $3,500,000 to $3,000,000.

Second Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a second amendment to the Alpha Securities Purchase Agreement (the “Second Alpha SPA Amendment”). The Second Alpha SPA Amendment revised the formula regarding the securities to be issued to Alpha in connection with the closing of the amalgamation to match the formula set forth in the Original Amalgamation Agreement. Additionally, the Second Alpha SPA amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from July 7, 2020 to September 30, 2020.

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Third Amendment to Alpha Securities Purchase Agreement

On August 12, 2020, Jay Pharma and Alpha entered into a third amendment to the Alpha Securities Purchase Agreement (the “Third Alpha SPA Amendment”). The Third Alpha SPA Amendment revised the references to the Original Amalgamation Agreement and amalgamation to be references to the Tender Agreement and the Offer, as applicable, in order to account for the change in transaction structure from an amalgamation to a stock-for-stock exchange offer. Additionally, the Third Alpha SPA Amendment amended the termination rights under the Alpha Securities Purchase Agreement to extend the termination date from September 30, 2020 to January 1, 2021.

Company Warrants

As noted above, in connection with conversion of the Note and the closing of the Alpha Investment, which occurred immediately prior to the closing of the Offer, Alpha received warrants to purchase common shares of Jay Pharma. Further, as noted above, in connection with the Offer and pursuant to the terms of the Tender Agreement and the Alpha Exchange Agreement, these warrants were exchanged for Company warrants to purchase pre-reverse stock split shares of Company common stock equal to the number of common shares of Jay Pharma underlying such outstanding Jay Pharma warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrants determined by dividing the exercise price of the Jay Pharma warrant by the Exchange Ratio. The Company warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Company common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Jay Pharma common stock and the exercise price.

If, at the time Alpha exercises its Company common stock warrants, a registration statement registering the issuance of the shares of Company common stock underlying the Company common stock warrants under the Securities Act is not then available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, Alpha may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Company common stock determined according to a formula set forth in the Company common stock warrants.

Alpha (together with its affiliates) may not exercise any portion of the Company common stock warrant to the extent that Alpha would own more than 9.99% of the outstanding Company common stock immediately after exercise; provided, however, that upon notice to the Company, Alpha may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from Alpha to the Company.

If the Company, at any time while the Company common stock warrant is outstanding, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Company common stock (or common stock equivalents), at an effective price per share less than the exercise price then in effect, then simultaneously with the consummation (or, if earlier, the announcement) of each such dilutive issuance, the exercise price will be reduced to equal the exercise price then in effect, subject to certain exceptions, which includes issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company and not for the primary purpose of raising capital.

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of the Company’s common stock, the sale, transfer or other disposition of all or substantially all of Company’s properties or assets, the Company’s consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding common stock, Alpha will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that Alpha would have received had they exercised the Company’s common stock warrants immediately prior to such fundamental transaction.

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Nominal Share Purchase Agreement

In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which Tikkun assigned to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma, which were issued in October 2020.

Because Alpha required additional shares of the Company, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, but prior to the Offer, Tikkun sold 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares were converted into the right to receive 571,987 shares shares of common stock of the Company, after giving effect to the Reverse Stock Split, and the Alpha Nominal Shares were converted into the right to receive 1,719,906 shares of Series B Preferred Stock of the Company that are convertible into up to 1,719,906 shares of common stock of the Company, after giving effect to the Reverse Stock Split.

Alpha December Investment

On December 4, 2020, Jay Pharma and Alpha executed a securities purchase agreement whereby Alpha purchased an additional 1,000,000 common shares of Jay Pharma and warrants to purchase 500,000 common shares of Jay Pharma at an exercise price of $0.30 per share for an aggregate purchase price of $300,000 (the “Alpha December Investment”). In connection with the Offer, such shares were exchanged for 221,225 shares of Common Stock, and such warrants were exchanged for warrants to purchase 110,613 shares of common stock of the Company at $1.36 per share.

Securities Exchange Agreements

Option Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, the Company entered into exchange agreements with each of the holders of Jay Pharma options (the “Option Exchange Agreements”). Pursuant to the terms of the Option Exchange Agreements, each outstanding Jay Pharma option was exchanged for Company options to purchase a number of shares of Company common stock equal to the Exchange Ratio on substantially the same terms as those contained in the stock option plan of the Company, and each such Jay Pharma option was cancelled. The exercise price for each share of Company common stock underlying a Company option was equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma option in effect immediately prior to the completion of the Offer, as adjusted to reflect the reverse stock split and Exchange Ratio and applicable currency exchange ratio. Jay Pharma and Ameri intended that the exchange of all Jay Pharma options for Resulting Issuer options would occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act and that any relevant adjustments to the exercise price of the Company options would be made to reflect this intention, and that the foregoing treatment of Jay Pharma options was fair and reasonable in light of the circumstances of the transaction.

Warrant Exchange Agreements

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, the Company entered into exchange agreements with the holders of Jay Pharma warrants (the “Warrant Exchange Agreements”). Pursuant to the terms of the Warrant Exchange Agreements, each outstanding Jay Pharma warrant was exchanged for Company warrants to purchase the number of shares of Company common stock equal to the Exchange Ratio on substantially economically equivalent terms and each such Jay Pharma warrant shall be cancelled. The exercise price for each share of Company common stock underlying a Company warrant will be equal to the exercise price per share of Jay Pharma common stock under the Jay Pharma warrant in effect immediately prior to the completion of the Offer, as adjusted to reflect the proposed reverse stock split and Exchange Ratio and the applicable currency exchange ratio.

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Alpha Exchange Agreement

Pursuant to the terms of the Tender Agreement, prior to the closing of the Offer, the Company entered into an exchange agreement with Alpha (the “Alpha Exchange Agreement” and, together with the Option Exchange Agreements and Warrant Exchange Agreements, the “Securities Exchange Agreements”). Pursuant to the terms of the Alpha Exchange Agreement, the Jay Note Securities and the Alpha Investment Securities were exchanged for (i) the number of shares of Series B Preferred Stock convertible into 3,262,907 shares of Company common stock, (ii) warrants to purchase 1,290,831 shares of common stock of the Company at $4.64 per share, and (iii) warrants to purchase up to 110,613 shares of common stock of the Company at an exercise price of $1.36 per share, in each case, after giving effect to the reverse stock split. The Series B Preferred Stock of the Company and the warrants to purchase Company common stock issued to Alpha are convertible or exercisable, as applicable, subject to a 9.99% beneficial ownership blocker.

Relationships with Tikkun and Jay Pharma

Solomon Eisenberg

Solomon Eisenberg was both a board member and shareholder of Tikkun and a board member of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

Barry Farkas

Barry Farkas was both a board member and shareholder of Tikkun and a board member of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

Lorne Gertner

Lorne Gertner was both a board member of Tikkun and a board member of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun.

David Stefansky

David Stefansky was both a board member of Tikkun and a board member and an executive officer of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun. On May 6, 2020, Mr. Stefansky resigned as an executive officer and director of Jay Pharma.

John Van Buiten

John Van Buiten was both an executive officer of Tikkun and an executive officer of Jay Pharma. His role with both companies might have created a conflict of interest in connection with Jay Pharma’s strategic relationship with Tikkun. On January 8, 2020, John Van Buiten resigned from his role as an executive officer of Jay Pharma, but he continues to serve as a consultant for Jay Pharma and after the closing of the Offer served as an executive officer of Enveric until his resignation, effective May 15, 2021.

Abstention

In order to avoid any potential conflicts of interest amongst the Jay Pharma board of directors in light of the transactions described above, on January 7, 2020, each of Solomon Eisenberg and Barry Farkas, both of whom were board members and shareholders of Tikkun, resigned from the Jay Pharma board. In addition, Lorne Gertner, who also served on the board of both Jay Pharma and Tikkun, agreed to abstain from any votes regarding the Original Amalgamation Agreement, the Side Transactions and all matters related to such transactions.

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Yaron Conforti Letter Agreement

On January 6, 2020, Yaron Conforti and Jay Pharma entered into a letter agreement pursuant to which Jay Pharma agreed to pay Yaron Conforti a sum of $83,409, which constituted amounts owed to Yaron Conforti by Jay Pharma, with such sum to be paid in the following manner: (a) $10,000 paid in cash upon execution of the Original Amalgamation Agreement with Ameri, (b) $5,000 to be paid in cash upon the closing the transactions contemplated by the Original Amalgamation Agreement, and (c) the remaining $68,409 paid through the issuance of 118,117 shares of common stock of Jay Pharma. In exchange for the payment structured as described above, Yaron Conforti released Jay Pharma from any claims or obligations related to the $83,409 sum. In July 2020, Jay Pharma agreed to adjust the the per share price of $0.8849, of the Jay Pharma common shares issued under the previous letter to $0.22. Accordingly, Mr. Conforti was awarded 193,169 additional Jay Pharma common shares pursuant to a letter agreement.

Related Party Transactions

At December 31, 2020, there were no transactions or series of similar transactions, since January 1, 2020 to which ENVB has been a participant in which the amount involved exceeded or will exceed the lesser of (a) $120,000, or (b) 1% of its average total assets at year-end for the last two completed fiscal years, and in which any of ENVB’s director, executive officer, holder of more than 5% of our capital stock, promotor or certain control person or any member of their immediate family had or will have a direct or indirect material interest, except as follows.

Share Purchase Agreement

On January 10, 2020, Ameri entered into the Share Purchase Agreement, upon which Ameri agreed to consummate the Spin-Off, wherein all of the issued and outstanding shares of Series A preferred stock of Ameri was redeemed for an equal number of shares of Private Ameri Preferred Stock. Ameri contributed, transferred and conveyed to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries. Srinidhi “Dev” Devanur, Ameri’s executive Chairman, was the owner of all the current issued and outstanding capital stock of Private Ameri.

2019 and 2020 Bonus Grants

On January 9, 2020, in reliance on applicable exemption from the securities laws registration requirements, and subject to the Ameri’s stockholders’ approval for purposes of compliance with the NASDAQ Rule 5635(c), Ameri’s board of directors awarded an aggregate of 270,541 restricted shares of Ameri common stock as compensation in lieu of cash performance bonuses. On October 19, 2020, in reliance on applicable exemption from the securities laws registration requirements, and subject to the Ameri’s stockholders’ approval for purposes of compliance with the NASDAQ Rule 5635(c) and continued service through the end of the 2020 fiscal year, Ameri’s board of directors awarded an aggregate of up to 354,730 restricted shares of Ameri common stock as compensation in lieu of cash performance bonuses.

The restricted shares approved by Ameri’s board of directors in January 2020 represent aggregate bonus payments of $675,000 divided by a price of $2.495, which is the closing price on the day immediately preceding board approval. The restricted shares approved by Ameri’s board of directors in October 2020 represent aggregate bonus payments of $525,000 divided by a price of $1.48, which is the closing price on the day immediately preceding board approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, each of our directors, officers and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2020.

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REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2020.

The purpose of the Audit Committee is to assist ENVB’s board of directors in its general oversight of ENVB’s financial reporting, internal controls and audit functions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee and is available on ENVB’s website at www.enveric.com. The Audit Committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.

As of August 2, 2021, the members of our Audit Committee were George Kegler (chairman), Dr. Douglas Lind, and Dr. Marcus Schabacker. ENVB’s board of directors has determined that Mr. Kegler, Dr. Lind and Dr. Schabacker are independent in accordance with NASDAQ Rules and Rule 10A-3 under the Exchange Act.

The Audit Committee’s policy is to pre-approve all audit and non-audit related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated the pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre–approval and the fees for the services performed to date.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with the Company’s management and Marcum LLP, the Company’s independent registered public accounting firm for 2020. The Audit Committee has also discussed with Marcum LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Marcum LLP required by applicable requirements of the PCAOB regarding Marcum LLP’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to ENVB’s board of directors that the financial statements referred to above be included in the Company’s annual report on Form 10-K.

AUDIT COMMITTEE

/s/ George Kegler
/s/ Douglas Lind
/s/ Marcus Schabacker

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ENVB PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee (as defined herein) is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. On June 23, 2021, the Audit Committee approved the engagement of Friedman LLP as the Company’s independent registered public accounting firm. While it is not required to do so, the Audit Committee is submitting to stockholders for ratification the selection of Friedman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Notwithstanding ratification of the selection of Friedman LLP to serve as the Company’s independent registered public accounting firm, the Audit Committee will be under no obligation to select Friedman LLP as the Company’s independent registered public accounting firm.

We expect that representatives of Friedman LLP will be present or available via telephone at the ENVB annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees

In June 2021, ENVB’s board of directors selected Friedman LLP as its independent accountant to audit the registrant’s financial statements. Since they were retained, there have been (1) no disagreements between us and Friedman LLP on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedures and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. Friedman LLP has not issued any reports on our financial statements during the previous two fiscal years that contained any adverse opinion or a disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audit of the 2021 financial statements, we entered into an engagement agreement with Friedman LLP which sets forth the terms by which Friedman LLP will performed audit and related professional services for us.

The following table sets forth the aggregate accounting fees paid by us for the year ended December 31, 2020 and the year ended December 31, 2019. The below fees were paid to the firm Marcum LLP, our previous independent accountant (see “—Changes in the Company’s Certifying Accountant”). All non-audit related services in the table were pre-approved and/or ratified by the Audit Committee.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Type of Fees
Audit Fees	$15,000	$85,000
Audit Related Fees	-	—
Tax Fees	$16,000	11,500
All Other Fees	-
Total	$31,000	$96,500

Types of Fees Explanation

Audit Fees consist of fees billed for services rendered for the audit of our financial statements and review of our financial statements.

Tax Fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice.

Audit-Related Fees consists of fees reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees.”

All Other Fees consist of fees for other miscellaneous items.

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Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by our principal accountants be approved in advance by the Audit Committee. Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided that the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

The audit committee has considered the services provided by Friedman LLP as disclosed above in the captions “audit fees” and “all other fees” and has concluded that such services are compatible with the independence of Friedman LLP as our principal accountant.

ENVB’s board of directors has considered the nature and amount of fees billed by our independent auditors and believes that the provision of services for activities unrelated to the audit is compatible with maintaining our independent auditors’ independence.

Changes in the Company’s Certifying Accountant

On June 23, 2021, the Audit Committee approved the dismissal of Marcum LLP, effective as of June 23, 2021, and the engagement of Friedman LLP, effective immediately, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The reports of Marcum LLP on the Company’s consolidated financial statements for the two most recent fiscal years, ended December 31, 2019 and December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years, ended December 31, 2019 and December 31, 2020, and through June 23, 2021, there were no disagreements, as defined in Item 304 of Regulation S-K, with Marcum LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum LLP, would have caused Marcum LLP to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such period, and there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, except that Marcum LLP concurred with the Company’s assessment of material weaknesses related to the Company’s internal controls over financial reporting.

In its Management’s Report on Internal Control Over Financial Reporting, as set forth in Item 4 “Controls and Procedures” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and Item 9A “Controls and Procedures” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company reported material weaknesses in its internal controls over financial reporting, which constitute reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). The material weakness was due to the small size of the Company, and the fact the Company does not maintain sufficient segregation of duties to ensure the processing, review and authorization of all transactions including non-routine transactions. The Audit Committee discussed the subject matter of the reportable events with Marcum LLP and notwithstanding these material weaknesses in internal control over financial reporting, the Company has concluded that, based on its knowledge, the consolidated financial statements, and other financial information included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2020 and 2019 present fairly, in all material respects the Company’s financial condition, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States.

At the time of its dismissal, we provided Marcum, LLP with a copy of the above disclosure and requested that Marcum, LLP furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made by the Company above. A copy of Marcum, LLP’s letter dated June 25, 2021, is attached as Exhibit 16.1 to our Current Report on Form 8-K, as amended, filed with the SEC on June 28, 2021.

During the fiscal years ended December 31, 2019 and December 31, 2020, and through June 23, 2021, neither the Company nor anyone acting on its behalf has consulted with Friedman LLP regarding (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Friedman LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

ENVB’S board of directors unanimously recommends a vote “for” the ratification of the appointment of Friedman LLP as our independent auditors for the fiscal year ending December 31, 2021, on the proxy card.

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ENVB’S BUSINESS

Unless the context indicates otherwise, references in this section to the “Company,” “Enveric,” “we,” “us,” “our” and similar terms refer to Enveric Biosciences, Inc. and its subsidiaries. ENVB was formerly known as AMERI Holdings, Inc. (“Ameri”). Following the completion of our offer to purchase all of the issued and outstanding shares of Jay Pharma, Inc. on December 30, 2020, we changed the name of our company from AMERI Holdings, Inc. to Enveric Biosciences, Inc. For more detail on the transaction with Jay Pharma, Inc. and related transactions, see the section entitled “Corporate Developments” below.

Company Information

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to the completion of a “reverse merger” transaction on May 26, 2015, whereby Ameri100 Acquisition, Inc., a Delaware corporation and newly created, wholly owned subsidiary, was merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “2015 Merger”). As a result of the 2015 Merger, Ameri and Partners became Ameri’s wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of Ameri common stock. The 2015 Merger was consummated under Delaware law pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “2015 Merger Agreement”), and in connection with the 2015 Merger, Ameri changed its name to AMERI Holdings, Inc. Ameri did business under the brand name “Ameri100.” Ameri, along with its eleven operating subsidiaries, provided SAP cloud, digital and enterprise services to clients worldwide.

The Ameri business ceased to be part of the Company on December 30, 2020, pursuant to the Spin-Off. On December 30, 2020, we completed the Offer and changed our name to “Enveric Biosciences, Inc.” Our principal corporate office is located at Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, telephone (239) 302-1707. Our internet address is https://www.enveric.com/, and the information included in, or linked to our website is not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

Recent Developments

January 2021 Offering

On January 14, 2021, we closed a registered direct offering of 1,610,679 shares of common stock and pre-funded warrants to purchase 610,679 shares of common stock, pursuant to a Securities Purchase Agreement (the “January 2021 Purchase Agreement”) with certain institutional investors at an offering price of $4.5018 per share and $4.4918 per pre-funded warrant (the “Pre-funded Warrant”), for gross proceeds of approximately $10.0 million before the deduction of fees and offering expenses.

The Pre-funded Warrants have an exercise price of $0.01 per share. The Pre-funded Warrants are immediately exercisable and may be exercised at any time after their original issuance until such Pre-funded Warrants are exercised in full. A holder of a Pre-funded Warrant may not exercise any portion of such holder’s Pre-funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the Beneficial Ownership Limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

Pursuant to the January 2021 Purchase Agreement, in a concurrent private placement (the “January 2021 Private Placement”) that also closed on January 14, 2021, the Company issued to the investors unregistered warrants to purchase up to 1,666,018 shares of common stock (the “January 2021 Warrants”). The January 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.9519 per share, subject to adjustment as set forth therein. A holder of January 2021 Warrants does not have the right to exercise any portion of its January 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

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February 2021 Offering

On February 11, 2021, we closed a registered direct offering of 3,007,026 shares of common stock, pursuant to a Securities Purchase Agreement (the “February 2021 Purchase Agreement”) with certain institutional investors at an offering price of $4.27 per share, for gross proceeds of approximately $12.8 million before the deduction of fees and offering expenses. The shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-233260), previously filed with the SEC on August 14, 2019, and declared effective by the SEC on November 19, 2019.

Pursuant to the February 2021 Purchase Agreement, in a concurrent private placement (the “February 2021 Private Placement”) that also closed on February 11, 2021, the Company issued to the investors unregistered warrants to purchase up to 1,503,513 shares of common stock (the “February 2021 Warrants”). The February 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.90 per share, subject to adjustment as set forth therein. A holder of February 2021 Warrants does not have the right to exercise any portion of its February 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Palladium Warrants

In connection with its role as financial advisor to the Company in the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering, and the February 2021 Private Placement, the Company issued Palladium 155,493 warrants with an exercise price of $4.9519 and 210,492 warrants with an exercise price of $4.90 (the “Palladium Warrants”) on February 11, 2021.

Development and Clinical Supply Agreement

On February 22, 2021, the Company entered into a Development and Clinical Supply Agreement (the “Agreement”) with PureForm Global, Inc. (“PureForm”), pursuant to which PureForm will be the exclusive provider of synthetic cannabidiol (“API”) for the Company’s development plans for cancer treatment and supportive care. Under the terms of the Agreement, PureForm has granted the Company the exclusive right to purchase API and related product for cancer treatment and supportive care during the term of the Agreement (contingent upon an initial minimum order volume during the first thirty (30) days from the effective date) and has agreed to manufacture, package and test the API and related product in accordance with specifications established by the parties. All inventions that are developed jointly by the parties in the course of performing activities under the Agreement will be owned jointly by the parties in accordance with applicable law; however, if the Company funds additional research and development efforts by PureForm, the parties may enter into a further agreement whereby PureForm would assign any resulting inventions or technical information to the Company.

The initial term of the Agreement is three (3) years commencing on the effective date of the Agreement, subject to extension by mutual agreement of the parties. The Agreement may be terminated by either party upon thirty (30) days written notice of an uncured material breach or immediately in the event of bankruptcy or insolvency. The Agreement contains, among other provisions, representation and warranties, indemnification obligations and confidentiality provisions in favor of each party that are customary for an agreement of this nature.

Diverse Biotech License Agreement

On March 5, 2021, the Company entered into an Exclusive License Agreement (the “DB Agreement”) with Diverse Biotech, Inc. (“Diverse”), pursuant to which the Company acquired an exclusive, perpetual license to develop five therapeutic candidates (collectively, the “Agents”) with the goal of alleviating the side effects that cancer patients experience. Under the terms of the DB Agreement, Diverse granted the Company an exclusive license to its intellectual property rights covering the Agents and its products. In exchange, the Company has granted Diverse the right to information relating to the Agents developed for the express purpose of using such information to obtain patent rights, which right terminates upon the issuance or denial of the patent rights.

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Under the DB Agreement, the Company will maintain sole responsibility and ownership of the development and commercialization of the Agents and its products. Diverse has agreed not to develop or commercialize any agent or product that would compete with the Agents, or its products containing the Agents, at any time during or after the term of the DB Agreement. If Diverse intends to license, sell, or transfer any other molecules linked with cannabinoids not granted to the Company under the terms of the DB Agreement, the Company will have the first right, but not the obligation, to negotiate an agreement with Diverse for such cannabinoids. The Company has also agreed to pay Diverse an up-front investment payment in the amount of $675,000, as well as a running royalty starting with the first commercial sale by the Company to a third party in an arms’-length transaction.

The term of the DB Agreement shall continue for as long as the Company intends to develop or commercialize the new drugs, unless earlier terminated by either Party. The DB Agreement may be terminated by either party upon ninety (90) days written notice of an uncured material breach or in the event of bankruptcy or insolvency. In addition, the Company has the right to terminate the DB Agreement at any time upon sixty (60) days’ prior written notice to Diverse.

Appointment of Chief Financial Officer

On April 9, 2021, John M. Van Buiten resigned from his position as the Company’s chief financial officer, effective May 15, 2021. Mr. Van Buiten’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On April 9, 2021, Carter J. Ward, 56, was appointed as the Company’s chief financial officer, effective May 15, 2021 (the “Effective Date”). In connection with Mr. Ward’s appointment as chief financial officer, Mr. Ward entered into an employment agreement with the Company on April 9, 2021, effective as of May 15, 2021, pursuant to which Mr. Ward will receive a base salary of $295,000 (“Base Salary”) and is eligible to receive annual performance bonuses of up to 50% of his Base Salary, as determined from time-to-time by the Company’s board of directors. Additionally, Mr. Ward will receive 525,000 restricted stock units (“RSUs”), 262,500 of such RSUs shall be subject to time-based vesting (the “Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Performance RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan. The Time Based RSUs shall vest in quarters on each anniversary of the Effective Date, and the Performance RSUs shall vest based on the achievement of performance milestones established by the Company.

Change in the Company’s Certifying Accountant

On January 5, 2021, the Audit Committee of the ENVB board of directors approved the dismissal of Ram Associates, CPA as our independent registered public accounting firm, effective December 31, 2020, and engaged Marcum LLP (“Marcum”) as our independent registered public accounting firm for the year ending December 31, 2020.

On June 23, 2021, the Audit Committee approved the dismissal of Marcum as our independent registered public accounting firm, effective June 23, 2021, and engaged Friedman LLP (“Friedman”) as our independent registered public accounting firm for the year ending December 31, 2021.

Business Overview

We are an early-development-stage biosciences company with an initial focus on developing innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. We seek to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for people suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. We currently intend to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways.

We are also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications which are currently being researched.

We intend to bring together leading oncology clinicians, researchers, academic and industry partners so as to develop both external proprietary products and a robust internal pipeline of product candidates aimed at improving quality of life and outcomes for cancer patients. We intend to evaluate options to out-license its proprietary technology as it moves along the regulatory pathway and evaluates the building of a small, targeted selling organization and will potentially utilize a hybrid approach based on the product indication and the market opportunity.

In developing our product candidates, we intend to focus on cannabinoids derived from hemp, other botanical sources, and synthetic materials containing no tetrahydrocannabinol (THC) in order to comply with U.S. federal regulations. Of the potential cannabinoids to be used in therapeutic formulations, THC, which is responsible for the psychoactive properties of marijuana, can result in undesirable mood effects. Cannabidiol (CBD) and cannabigerol (CBG), on the other hand, are not psychotropic and are therefore more attractive candidates for translation into therapeutic practice. In the future, we may utilize cannabinoids that are derived from cannabis plants, which may contain THC; however, we only intend to do so in jurisdictions where THC is legal. These product candidates will then be studied through a typical Food and Drug Administration (“FDA”) drug approval process.

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Strengths

We believe that we offer the following key distinguishing characteristics:

●	Unique Dedication to Prescription Cancer Supportive Care. We believe that we are one of the only companies currently developing evidence-based prescription-only therapies containing cannabinoids that are exclusively focused on the unique unmet needs of cancer patients. We intend to develop such therapies by conforming its product candidates to GMP and obtaining FDA approval for such product candidates.

●	Patient-Centric Product Development. We are focusing on a patient-centric approach to our product development that will uniquely position us to meet the needs of oncology patients.

●	First Mover Advantage. We believe we are among the first companies working towards creating a leading brand utilizing cannabinoids in oncology supportive care. We seek to build upon our first mover advantage and expertise in cannabinoid research to accelerate the discovery, development, and commercialization of therapies for persons affected by cancer that are safe, effective, and trusted by patients and physicians globally.

●	Collaboration with Global Research Partner. We enjoy an exclusive license with our global cannabinoid research partner, Tikun Olam. We hold exclusive global rights to Tikun Olam’s proprietary treatment database and cannabinoid derivatives for the development of oncology-focused pharmaceutical products. We intend to leverage Tikun Olam’s large-scale human datasets and expand upon Tikun Olam’s existing research by conducting new studies.

●	Sophisticated Leadership Team and Scientific Advisors. We have a world-class leadership team with extensive regulated pharmaceutical industry backgrounds and deep expertise in oncology, skin and wound care, and clinical research. In addition, we closely collaborate with a broad network of leading physicians and scientists at major institutions.

●	Always Seeking Growth and Enhancement Opportunities. We have identified a pathway to business growth and shareholder value creation based on our planned development programs and eventually plan to leverage the credibility of that expertise into broader offerings. We will continue to expand our opportunities to add assets that are complementary or accretive to our plans to serve patients through acquisition and in-licensing.

Go-to Market Strategy and Business Approach

We have a two-step go-to-market strategy:

●	Skincare Product Candidates: Develop product candidates that target skincare-related ailments common among cancer patients, such as radiodermatitis, chemotherapy-induced neuropathy, pruritus, rashes, and dry skin.

●	Combination Therapy: Advance novel cannabinoid combination therapies for persons with cancer, starting with programs in glioblastoma multiforme (GBM).

We believe that our existing approach to development, and a future ongoing emphasis on data collection, will differentiate us from our peers and improve the quality of care we are able to provide.

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Product Candidates

Our pipeline of product candidates and key ongoing development programs are shown in the tables below:

Product Candidate	Targeted Indications	Partner(s)	Status	Expected Next Steps
Cannabinoid-Infused Topical Product	Oncology- related skincare conditions (e.g., radiodermatitis)	U.S.-Based Center of Excellence	Research & Development / Discovery	IND submission; Exploratory Phase 1/2 trial

Cannabinoid + Chemotherapy Combination Therapy Oral synthetic CBD extract given alone or in combination with clomiphene, concurrently with dose-dense Temolozomide chemotherapy	Glioblastoma Multiforme Recurrent or progressive	Dr. Tali Siegal, Rabin Medical Center, Davidoff Institute of Oncology	Research & Development / Discovery	Exploratory Phase 1/2 trial

Additional Potential Development Programs	Potential Target Indications

Cannabinoid + Chemotherapy Combination Therapy

Clomiphene in combination with CBD in patients with selected locally advanced or metastatic breast cancer treated with standard adjuvant chemotherapy regimens

Breast Cancer

Market Opportunity

Prevalence

According to the U.S. Department of Health and Human Services, based on 2013-2015 data, approximately 38% of men and women will be diagnosed with cancer at some point during their lifetime. In 2015, there were an estimated 15,112,098 people living with cancer in the U.S. The number of new cases of cancer was 439 per 100,000 men and women per year.

Despite widespread demand, the pharmaceutical market lacks products that address the unique supportive care needs of cancer patients. However, we believe that research suggests that cannabis, as a palliative treatment for cancer patients, appears to be a well-tolerated option to help patients cope with malignancy-related symptoms. For example, researchers from the Soroka Medical Center in Beersheba, Israel analyzed data gathered at Tikun Olam’s central clinic from cancer patients to whom medical cannabis was given for palliative-care purposes between March 2015 and February 2017 (Schleiderab, European Journal of Internal Medicine, 2018). The primary symptoms prior to treatment reported among the patients to whom medical cannabis was given during the relevant timeframe were sleep problems (78.4%), pain (77.7%), weakness (72.7%), nausea (64.6%), and lack of appetite (48.9%). Approximately 51% of the applicable patients reported an 8 out of 10 on the pain scale. Of the relevant patient population, 17% were given Tikun Olam’s cannabidiol-dominant strain “Avidekel,” and after six months, 95.9% of patients reported improvement in their condition. Note, however, that these are anecdotal reports, which may or may not be indicative of the results that we may see from clinical studies conducted pursuant to an IND.

According to a separate survey of 237 oncologists, 80% of these oncologists discussed medical cannabinoids with patients where nearly half recommended them clinically (Braun IM, J Clin Oncol, 2018). The same survey found that 67% of the oncologists viewed cannabinoids as a helpful adjunct to standard pain management strategies, and 65% viewed cannabinoids as equally or more effective than standard treatments for anorexia and cachexia.

Patient Interest

Research also shows that most cancer patients have a strong interest in learning about cannabinoids during treatment. According to the Washington State Survey of Cancer Patients, 74% of surveyed patients wanted information from cancer care providers (Pergam SA, Cancer, 2017). The same survey found that 66% of patients had used cannabis in the past, 24% used in the last year, and 21% used in the last month.

Moreover, cancer patients tend to be heavy cannabis users. A survey of active cannabis users who have cancer (Pergam SA, Cancer, 2017) found that 74% used cannabis at least once a week, 56% used cannabis at least daily, and 31% used cannabis multiple times a day. Active users consumed cannabis primarily for physical symptoms such as pain and nausea or for psychological reasons such as coping with stress, depression, and sleep difficulty.

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Lack of Research

In a 2017 report, the National Academy of Sciences noted that, although cannabis has both therapeutic value and public health risks, there is a systemic lack of research aimed at properly evaluating cannabis-based therapies. The National Academy of Sciences offered recommendations that included developing standards and benchmarks to guide cannabis research, addressing research gaps to evaluate the short- and long-term health effects of cannabis use, improving surveillance capacity to ensure that sufficient data is available, and addressing regulatory barriers to cannabis research and proposing strategies for supporting a comprehensive cannabis research agenda.

Critically, only 30% of oncologists felt sufficiently informed to make recommendations regarding medical cannabis, suggesting a large unmet opportunity to educate oncologists and provide research that supports the safety and efficacy of Enveric product candidates. Among the oncologists who discussed medical cannabis with patients, 78% said that patients were the ones to express interest on most occasions.

Potential for Premium Pricing

We plan to conduct extensive clinical research in an effort to establish the safety of its prospective product candidates in cancer patients, and, eventually, help to identify and/or develop cannabinoid medicines intended to reduce various unwanted side effects that commonly affect cancer patients, target specific patient sequelae (e.g., cancer pain, anxiety, or nausea), and target specific side effects to the skin as a result of radiation and chemotherapy treatments.

We believe that prescription only medicines containing cannabinoids (including product with hemp-based ingredients) will carry a price premium. Upon obtaining FDA approval for our product candidates, we are striving to distinguish ourselves from a rising tide of cannabis industry participants by:

●	Creating product candidates specific to the side effects of cancer and cancer treatment, with a novel focus on skincare.

●	Employing evidence-based best practices specific to cancer patients.

●	Generating clinical research to support the safety and effectiveness of its product candidates in cancer patients.

●	Leveraging FDA approval, as most over-the-counter (“OTC”) products sold are not FDA approved.

We believe these will be an important differentiator for people with cancer and oncologists who are faced with high patient demand and in still relatively novel, unproven field of medical cannabis. Accordingly, we anticipate eventually being able to charge a premium for those of our prospective product candidates that are successfully commercialized. Further, more than one-third of cancer patients who used medical cannabis were new users (K. Martell, Curr Oncol, 2018), suggesting the potential to establish strong brand loyalty from cancer patients and oncologists.

Conditions Currently Targeted by Enveric

Radiodermatitis and Other Skin Conditions

Radiation therapy is considered an essential component of cancer treatment, with nearly 50% of cancer patients undergoing radiation therapy at some point during the course of their treatments. Radiodermatitis, or radiation-induced skin injury, is one of the most common adverse effects of radiation therapy. Of those receiving radiation therapy, approximately 90% experience some form of radiodermatitis.

Dry skin is another common adverse side effect of certain cancer therapies. For example, a recent study of patients being treated with chemotherapy for breast cancer found that 57.9% of the patients reported dry skin. Rashes are the most common side effect from targeted cancer therapies with some treatments. The incidence of rash varies based on the type of cancer and drug used. For instance, skin rash occurs in up to 90% of patients treated with Erbitux, while other drugs may only affect half of patients. Pruritus (itchy skin) is a common adverse side effect of cancer therapies; a recent survey of 379 cancer survivors reported that 36% experienced pruritus during treatment.

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To address the unique skincare needs of persons with cancer, we are seeking to formulate a cannabinoid-based ointment or other topical drug product for skincare conditions, such as radiodermatitis (among other conditions, as applicable).

Current Standard of Care

The current standard of care for radiodermatitis consists of a combination of preventative routines and symptomatic management based on dermatitis grade. Preventative skin care routines generally involve keeping the area clean and dry while avoiding skin irritants and unnecessary friction or skin stress (Salvo, Curr Onvol, 2010; Wong, Supp Care Canc, 2013). Applying lanolin-free moisturizer 2-3 times a day throughout the duration of treatment is also recommended, with some evidence suggesting that topical corticosteroids used after radiotherapy sessions may provide some benefit as well (Salvo, Curr Onvol, 2010; Wong, Supp Care Canc, 2013).

Despite the use of these interventions, up to 85% of individuals will experience a moderate to severe skin reaction during their disease course (Salvo, Curr Oncol, 2010). This highlights the need for better preventative strategies to reduce the incidence and severity of skin toxicity. The incomplete success of therapies to date likely relates to the multiple toxic mechanisms of radiation, including direct DNA toxicity, oxidative stress, and both acute and chronic inflammatory reactions. Therapies that can address multiple aspects of radiation toxicity on the cellular level are likely to have the most success as prophylaxis and treatment for these patients.

Our Current Development Plans

We intend to develop products that address unmet medical needs in palliative and supportive care for cancer patients. The first product will address radiodermatitis and will enter into clinical trials after an IND submission has been filed. We then intend to seek FDA approval via the new-drug-application (NDA 505(b)(1)) pathway.

Glioblastoma Multiforme (GBM)

Glioblastoma multiforme (GBM) is a highly aggressive and almost universally fatal disease. Even with the most extensive surgical resections and the most aggressive radiation and chemotherapy regimens, median overall survival is as low as 15- to 19-months (Stupp, NEJM, 2005). This is likely due, in part, to an intrinsic propensity for treatment resistance and, as a result, the essentially unavoidable event of tumor recurrence. The current prognosis for most patients necessitates significant advances in the standard of care to improve both overall survival and patient quality of life.

We believe that CBD has the potential to influence many of the key pathways involved in GBM pathogenesis, from tumor stemness and proliferation to angiogenesis and local invasion. GBM tumors express CB2 receptors, through which CBD and other cannabinoids are thought to exert their anti-cancer efforts (Ellert-Miklaszewska, Adv Exp Med Biol, 2013). The prospect of CBD used in combination with other pharmacologic interventions holds promise for the treatment of GBM. The development of clinical trials to evaluate the efficacy of CBD combination therapies may represent an important step towards improving the clinical outcomes in a population of patients with few other effective therapeutic options.

According to a study by Kenyon in 2018, seven out of seven patients with GBM experienced a positive clinical response, although four ultimately succumbed to the disease. CBD was hypothesized to be able to reduce the growth and survival of GBM cell lines by disrupting the normal function of the cell, or cell cycle arrest, and the induction of programmed cell death, or apoptosis (Marcu, Mol Cancer Ther, 2010). Cannabinoids have been shown to promote cancer cell death through the overproduction of a lipid subset, called ceramides, as accumulation of ceramides in GBM cells may prevent the cell from functioning normally. Additionally, the generation of unstable oxygen molecules, or reactive oxygen species, can damage nearby molecules and trigger cell death (Dumitru, Front Mol Neurosci, 2018).

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Enveric’s Prospective Product Candidates

We plan to evaluate a novel combination of CBD and an existing chemotherapeutic agent for treating GBM. We intend to use, as part of the study, a patent pending formulation developed by a partnership of three Israeli universities led by the Weizmann Institute, and now owned by Enveric.

Our proposed clinical cancer study plan consists of a Phase 1/2 study in Israel of oral synthetic CBD extract, given alone or in combination with clomiphene concurrently with dose-dense temolozomide chemotherapy for patients with recurrent or progressive GBM, designed as an open label, two-arm, randomized prospective study. An initial dose limiting toxicity (DLT) cohort will be investigated in a phase 1 study in order to rule out any toxicity related to the combination. If successful, recruitment would continue, and then 40 patients would be randomized into two arms, with 20 patients in each arm: (i) synthetic CBD extract plus clomiphene and temolozomide, and (ii) synthetic CBD extract plus temolozomide. The primary endpoints would be progression free survival. The progression of the disease would be determined from a Response Assessment in Neuro-Oncology (RANO) and a tumor assessment based on MRI scans. Safety parameters would include serious adverse events and other adverse events as reported by the patients and caregivers.

As of April 1, 2021, all pre-clinical studies, and the draft clinical study protocol related to our clinical cancer program, have been completed. Dr. Tali Siegal has been selected as the primary investigator, and the protocol is currently under review by the hospital’s internal review board (IRB). Enveric is currently awaiting approval from the Israeli Ministry of Health, Center for Cannabis (Yakar).

Neuropathy

We intend to conduct a clinical study to validate the efficacy of topical cream or oral medication infused with high-potency CBD and/or CBG to help prevent and treat the painful discomfort of chemotherapy-induced neuropathy.

Additional Potential Development Projects

Supportive Care Product Candidates

In the future, we may also develop additional prescription medicines that are derived from natural sources that are targeted to major cancer treatment side effects, including other skin conditions, cancer-related distress, chemotherapy-induced nausea and vomiting (CINV), lack of appetite, pain, and insomnia.

For many patients, the concept of palliative care often carries a negative connotation, conjuring ideas and fears of the end of life. However, the purpose of palliative care is to improve the patient experience and reduce suffering in all areas of life, including physical, emotional, psychological, and spiritual well-being. In fact, incorporating palliative care into cancer management has the potential to not only improve quality of life, but may also prolong survival (Temei, NEJM, 2010; Ferrell, J Clin Oncol, 2017). We avoid the negative connotations of palliative care by using the term “supportive care.”

The physical ailments experienced by cancer patients vary widely based on the individual, the type and stage of cancer, and the choice of therapy. Three of the most common and perhaps most debilitating complaints addressed by palliative care are chronic pain, chemotherapy-induced nausea and vomiting, and severe body wasting (Reeve, JNCI, 2014). Although efforts have been made to ameliorate these symptoms, many patients do not achieve adequate relief. The need for new therapeutics to improve these debilitating symptoms has gained increasing attention in recent years.

Combination Therapies

We seek to advance novel treatment for cancer based on a combination of cannabidiol (CBD) and chemotherapeutic agents, including clomiphene, an anti-estrogen binding site (AEBS) inhibitor, which can regulate cell growth, with a potential for activity in multiple cancer cell lines, including breast cancer, pancreatic cancer, and acute myeloid leukemia.

Preclinical data suggests that combination therapies may improve the activity of certain chemotherapies or dendritic cell-based cancer immunotherapies, potentially enabling more potent or longer-lasting therapeutic effects. In multiple in vitro and in vivo models of solid tumors and blood cancers, CBD has been shown to reduce tumor size, potential for invasion and metastasis, and development of new tumor-associated blood vessels. In combination with CBD, clomiphene has been shown to reduce cell viability and increase rates of programmed cell death in certain cancer cell lines, while also inhibiting tumor growth in vivo.

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Because cancer cells contain largely the same proteins and other targets as the healthy cells in the body, there are few cancer-specific druggable targets; chemotherapies often simply target all rapidly proliferating cells in the body. While chemotherapy can be successful in suppressing tumors, there are many side effects associated with use; side effects may increase with higher doses. The ability to provide the same or greater therapeutic effect with a smaller overall dose of the chemotherapeutic agent may minimize the risk and severity of side effects in subjects and allow for the treatment of certain patients with weakened immune systems.

Cannabinoid Combination with AEBS Inhibitors

The use of cannabis in cancer management has traditionally been relegated to symptomatic management, including as an analgesic, anti-emetic, and appetite stimulant. However, more recently, mounting evidence has suggested a therapeutic, anti-tumor effect of certain naturally occurring cannabinoids. Specifically, CBD has been shown to reduce tumor size, the potential for invasion and metastasis, and development of new tumor-associated blood vessels in multiple in vitro and in vivo models of solid tumors and blood cancers (Ladin, Front Pharmacol, 2016; Massi, Br J Pharmacol, 2013).

There is also evidence to suggest that CBD used in combination with traditional chemotherapies and a certain class of compounds, the cholesterol epoxide hydrolase (ChEH) / antiestrogen binding site (AEBS) inhibitors, may be more efficacious than CBD alone (Scott, Int J Oncol, 2017). AEBS regulates cholesterol metabolism and, consequently, cell growth (Payre, Mol Cancer Ther, 2008).

Two AEBS inhibitors that we believe may be especially promising are clomiphene citrate and DPPE. Clomiphene is an estrogen modulator typically used to treat infertility. However, in combination with CBD, clomiphene was recently shown to synergistically reduce cell viability and increase rates of programmed cell death in certain cancer cell lines, while also inhibiting tumor growth in vivo (WO2017072773A1). DPPE, on the other hand, is a tamoxifen derivative that is thought to sensitize cancer cells to the activities of chemotherapies. As a tumor grows and mutates, cancer cells can become resistant to therapies in several ways – tumors can overexpress efflux pumps that remove certain agents from the cell or can upregulate enzymes that metabolize and inactivate chemotherapies. DPPE was shown to potentiate the toxicity of multiple chemotherapeutic drugs by both mechanisms (Georges, Biochemical Pharm, 2014; Brandes, Cancer Chemother Pharmacol, 2000).

Cannabinoid Combination with Immunotherapies

Dendritic cells (DCs) process antigen material and present it on the cell surface to the T-cells of the immune system. A range of cancer immunotherapies involving DCs have been used to generate tumor-specific immune responses that have had variable success in clinical trials.

CBD may cause DCs to increase their production of IL-12 p70, an interleukin-12 (IL-12) family cytokine that may heighten the immune system’s response against certain cancers. IL-12 is closely linked to the activity of the immune system and is produced by DCs. IL-12 can bring T-cells and natural killer cells out of dormancy so that a heightened immune response against tumors is possible. By aiding in the generation of CD4+ (T helper cells), IL-12 also can also elicit a longer lasting and amplified anti-tumor response.

Injected IL-12 has presented challenges in terms of its toxicity and dosage control and there is a need for generating heightened levels of IL-12, particularly in immunocompromised patients. Preclinical research suggests that CBD may induce DCs to increase their production of IL-12 p70.

Intellectual Property

We are a party to certain license agreements as described below, and going forward it intends to both develop intellectual property and license intellectual property from pharmaceutical and biotechnology companies and research institutions which would cover research stage and clinical stage assets to build a pipeline of product candidates.

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Tikun Olam In-License

We hold limited rights to several plant patent applications as an in-licensee of Tikun Olam.

Tikun Olam employs evidence-based medicine and other best practices, and its products have been studied in numerous medical trials. Tikun Olam’s patient databases include 12,000+ persons treated across a variety of conditions, with a primary focus on cancer care.

We hold limited rights to use the data included in the Tikun Olam patient database.

Diverse Biotech, Inc. In-License

We hold limited rights to patent applications owned by Diverse Biotech, Inc. for the use of cannabinoids with five existing, standard-of-care drugs via Diverse Biotech’s patent pending conjugate drug delivery platform. Our rights extend to all fields of use. We plan to engage in targeted research and development to apply such conjugates to alleviate the side effects that cancer patients experience, with the goal of achieving novel therapeutic outcomes for patients.

The Diverse Biotech, Inc. patent application portfolio includes two patent applications licensed to us. Those two patent applications disclose conjugate chemistry that combines cannabinoids with existing drugs in conjugate form that we believe will provide differentiation in use and efficacy from combination therapy of drugs and cannabinoids.

Our Patents and Patent Applications

We own full rights to several families of patent applications covering the use of CBD in combination with current cancer treatments, both broadly, as well as for specific cancer types, including the following:

●	Combination Therapy (WO2017072773 and national phase filings in the U.S. and other countries/regions): Combinations of compositions comprising CBD and a therapeutic pharmaceutical cancer agents (ChEH/AEBS inhibitors, naphthoquinone or derivatives) for the treatment of cancer.

●	Combination Therapy (EP 18165731.3 and WO2019/193112 and national patent filings in the U.S. and other countries/regions): Relates to regimes of drug administration and drug combinations that include a cannabinoid for use in the treatment of breast cancer, including triple-negative breast cancer.

●	Cannabinoids in Combination with Chemotherapy (WO2021/028646): Relates to regimes of drug administration and cannabinoid administration for treatment of bladder, brain and spinal cord, colorectal, head and neck, lung, lymphoma, neuroendocrine, oesophageal, ovarian, pancreatic and prostate cancer.

Exclusive Supply Agreement

On February 22, 2021, we entered into an exclusive supply agreement (the “Development and Clinical Supply Agreement”) with PureForm Global, Inc. (“PureForm”), a biotechnology company focused on the research, development and commercialization of synthesized CBD and other cannabinoids not derived from hemp or cannabis, for use in development and commercialization of products for cancer supportive/palliative care associated with radiodermatitis, chemotherapy induced peripheral neuropathy, and glioblastoma. Pursuant to the Development and Clinical Supply Agreement, PureForm will be the exclusive provider of synthetic cannabidiol (“API”) for Enveric’s development plans for cancer treatment and supportive care. Under the terms of the Development and Clinical Supply Agreement, PureForm has granted Enveric the exclusive right to purchase API and related products for cancer treatment and supporting care.

Research & Development

In view of the urgent need for new and more effective oncology drugs, we intend to combine innovative science and accelerated clinical development to create and develop novel therapies using cannabinoid-based medications and similar compounds. Our past research and development efforts were limited to investigative work surrounding cannabinoids, including creating and developing novel formulations, and evaluating potential opportunities to license technologies from pharmaceutical companies and leading research institutions. Our principal research efforts to date have been with Soroka Medical Center, MSKCC, Tikun Olam and St. George’s University of London.

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Clinical Studies

We are currently assembling a team of principal investigators with of clinical experience across multiple cancer types to be responsible for the management, monitoring, and integrity of the clinical research. The following studies are being evaluated for potential advancement:

●	Radiodermatitis: A Phase 1/2 evaluating a CBD-infused formulation for skin.

●	Recurrent or Progressive Glioblastoma Multiforme: A Phase 1/2 study of oral CBD extract in combination with Clomiphene or oral CBD extract alone given concurrently with dose-dense Temolozomide to patients with recurrent or progressive glioblastoma.

We plan to submit INDs and, eventually, NDAs to seek FDA approval in connection with the Radiodermatitis and Recurrent or Progressive Glioblastoma Multiforme product candidates. The selection, timing, duration, and design of any prospective studies are subject to approval and finalization.

Scientific Advisory Board

We have established a scientific advisory board and regularly seeks advice and input from these experienced clinical leaders on matters related to its research and development programs. The members of our scientific advisory board consist of experts across a range of key disciplines relevant to its programs. We intend to continue to leverage the broad expertise of its advisors by seeking their counsel on important topics relating to its product development and clinical development programs.

Our scientific advisors are not our employees and have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, its scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with us. All of our scientific advisors are affiliated with other entities and devote a limited portion of their time to us.

Enveric’s current scientific advisors are set forth in the table below:

Name	Title	Specialization
Michael J. Zelefsky, M.D. (Chair)	Vice Chair, Department of Radiation Oncology, Chief, Brachytherapy Service, Memorial Sloan Kettering Cancer Center	Clinical Research

Arash Asher, M.D.	Director, Cancer Rehabilitation and Survivorship, Cedars- Sinai Cancer Center	Cancer Rehabilitation and Survivorship

Angus Dagleish, M.D.	Professor, St. George’s University of London	Oncology Research

James Perry, M.D.	Neuro-Oncologist, Sunnybrook Research Institute; Professor, University of Toronto	Clinical Research

Zvi Vogel, Ph.D.	Professor, Neurobiology, Weizmann Institute	Oncology Research, Patent Contributor

Michael J. Zelefsky, M.D. has served as a Scientific Advisor of Enveric since April 2019. Dr. Zelefsky, is a board-certified radiation oncologist and co-leader of Memorial Sloan Kettering’s Genitourinary Disease Management Team, a multidisciplinary group of physicians who work together to treat patients with urologic malignancies. Dr. Zelefsky is Chief of Memorial Sloan Kettering’s Brachytherapy Service. The prostate brachytherapy program at Memorial Sloan Kettering, which Dr. Zelefsky helped develop and enhance since joining the staff in 1990, is known for its depth of experience and cutting-edge approach in treating men with prostate cancer. Dr. Zelefsky was instrumental in pioneering the use of IMRT (intensity-modulated radiation therapy, which is computer-guided delivery of high doses of radiation directly to the tumor) and IGRT (image-guided radiotherapy, radiation beams targeted precisely to the tumor) for treating men with prostate cancer. Dr. Zelefsky is Editor-in-Chief of Brachytherapy, a medical journal that addresses all aspects of this sub-specialty, and Chairman of the National Patterns of Care Study for Genitourinary Cancers. He is also a past president of the American Brachytherapy Society. For his work in this field, Dr. Zelefsky has been honored to receive several awards including the Boyer Award for Excellence in Clinical research, the Outstanding Teaching Award in the Department of Radiation Oncology at Memorial Sloan Kettering, the 2009 Henschke Medal (the highest award of the American Brachytherapy Society for achievements in Brachytherapy), and the 2009 Emanuel Van Descheuren Award for Excellence in Translational Research.

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Angus Dalgleish, M.D. has served as a Scientific Advisor of Enveric since January 2019. Dr. Dalgleish, is an oncologist practicing in the United Kingdom at St. George’s University of London. Dr. Dalgleish divides his time between clinical practice and research, and also serves as an advisor to several biopharmaceutical companies. Dr. Dalgleish has been a Professor of Medical Oncology at St. George’s University of London and Consultant Physician at St. George’s Hospital since 1991. He has served as the President of the Clinical Immunology and Allergy Section of the Royal Society of Medicine and is a Fellow of The Royal College of Physicians. Dr. Dalgleish studied Medicine at University College London, where he obtained an MBBS and a BSc in Anatomy.

James Perry, M.D. has served as a Scientific Advisor of Enveric since April 2019. Dr. James Perry is a neuro-oncologist at Sunnybrook’s Odette Cancer Centre and Hurvitz Brain Sciences Program. Dr. Perry is also a Professor of medicine at the University of Toronto and the central nervous system cancers lead at Cancer Care Ontario. Dr. Perry is a clinician-investigator interested in the design, conduct and analysis of clinical trials testing innovative therapies for primary brain tumors. His research unit is focused on outcomes research. He is the chair of the Canadian Brain Tumour Consortium (CBTC), a national not-for-profit investigator network.

Zvi Vogel, Ph.D. has served as a Scientific Advisor of Enveric since February 2018. Professor Vogel is currently a Professor Emeritus at the Weizmann Institute of science serving as the Head of the Adelson Center for the Biology of Addictive Diseases at Tel-Aviv University. Professor Vogel previously served as the Chairman of the Department of Neurobiology at the Weizmann Institute. He has published more than 170 scientific manuscripts. Professor Vogel earned a M.Sc in Biochemistry and a Ph.D. from the Weizmann Institute of Science. He performed his post-doctorate studies at the National Institutes of Health (Bethesda, MD) in the Laboratory of Marshall Nirenberg, a Nobel Prize winner.

Academic and Industry Partners

We have also established relationships with certain academic and industry partners, whom we believe have the potential to accelerate product development, market entry, data collection, analysis and advancement of clinical trials.

Our current academic and industry partners are set forth in the table below:

Name	Description
Tikun Olam Ltd.	Tikun Olam Ltd. brings proprietary products and data, clinical research experience, and access to resources in Israel.

St. George’s University of London	St. George’s University of London brings research capabilities and relevant domain expertise in cancer and cannabinoids.

The Soroka Medical Cancer Center	The Soroka Medical Cancer Center brings clinical research capabilities and extensive patient access.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. While we believe that our scientific knowledge and technology and development experience provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

In GBM, we believe that only one drug product (Epidiolex, developed by GW Pharmaceuticals) is a potential late-stage competitor. Other than Epidiolex, we are aware of exploratory research into the effects of cannabinoid drug formulations. We are also aware of discovery research within the pharmaceutical industry into synthetic agonists and antagonists of CB1 and CB2 receptors, as well as companies that supply synthetic cannabinoids and cannabis extracts to researchers for pre-clinical and clinical investigation, and various companies that cultivate cannabis plants with a view to supplying herbal cannabis or nonpharmaceutical cannabis-based formulations to patients. These therapies have not been approved by the FDA. In addition, Lutris Pharma has a topical B-Raf Inhibitor in Phase ½ studies that is intended to treat radiation dermatitis, which is also a potential competitor.

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Patients suffering from GBM in the U.S. are treated with a variety of FDA-approved products, including, but not limited to, Bevacizumab, Carmustine Implant, Lomustine, and Temozolomide. Our potential competitors regarding the GBM product candidate include pharmaceutical and biopharmaceutical companies such as Pfizer, Genentech, Arbor Pharmaceuticals, Next Source Pharmaceuticals, and Merck, among others, depending on when the candidate is approved for commercialization, if ever (and what, if any, new therapies are approved in the interim). Such competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved medicines than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

With respect to CBD, a number of nonapproved and non-standardized CBD preparations derived from crude herbal cannabis have been made available in limited quantities by producers of “medical marijuana” in the U.S. We do not believe prescription cannabinoids are the same as distributing or legalizing crude herbal cannabis, or preparations derived from crude herbal cannabis, and therefore we do not believe they are competitive with, crude herbal cannabis. We believe that only a cannabinoid medication, one that is standardized in composition, formulation and dose, administered by means of an appropriate delivery system, and tested in properly controlled pre-clinical and clinical studies, can meet the standards of regulatory authorities around the world, including those of the FDA. We also believe that these regulatory processes provide important protections for patients, and that any cannabinoid medication must be subjected to, and satisfy, such rigorous scrutiny.

Our commercial opportunities could be reduced or eliminated if its competitors develop and commercialize medicines that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that we may develop. Our competitors also may obtain approval from the FDA or other regulatory agencies for their medicines more rapidly than us, which could result in our competitors establishing a strong market position before we are able to enter the market.

Government Regulation and Product Approvals

Pharmaceutical companies are subject to extensive regulation by the federal government, principally by the FDA under the Federal Food, Drug and Cosmetic Act, or the FDCA, and, to a lesser extent, by state and local governments. Before our prescription products may be marketed in the U.S., they must be approved by the FDA for commercial distribution. Certain OTC products must comply with applicable FDA regulations, known as OTC Monographs, in order to be marketed, but do not have the benefit of FDA review and approval before marketing. We are also subject to regulation under federal, state and local laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, state, federal and foreign regulations. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products and the healthcare industry in general.

The FDCA and other federal and state statutes and regulations govern the testing, manufacture, quality control, export and import, labeling, storage, record keeping, approval, pricing, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements both before and after approval, can subject us, our third party manufacturers and other collaborative partners to administrative and judicial sanctions, such as, among other things, warning letters, fines and other monetary payments, recall or seizure of products, criminal proceedings, suspension or withdrawal of regulatory approvals, interruption or cessation of clinical trials, total or partial suspension of production or distribution, injunctions, limitations on or the limitation of claims we can make for our products, and refusal of the government to enter into supply contracts for distribution directly by governmental agencies, or delay in approving or refusal to approve new drug applications. The FDA also has the authority to revoke or withhold approvals of new drug applications.

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FDA approval is required before any “new drug,” can be marketed. Our products are new drugs and require prior FDA approval. Such approval must be based on extensive information and data submitted in a NDA, including, but not limited to, adequate and well controlled laboratory and clinical investigations to demonstrate the safety and effectiveness of the drug product for its intended use(s) as well as the manufacturing suitability of the product. In addition to providing required safety and effectiveness data for FDA approval, a drug manufacturer’s practices and procedures must comply with current Good Manufacturing Practices (“cGMPs”), which apply to manufacturing, receiving, holding and shipping, and include, among other things, demonstration of product purity, consistent manufacturing and quality and at least six months of data supporting product expiration dating based on clinical registration batches. Accordingly, manufacturers must continue to expend time, money and effort in all applicable areas relating to quality assurance and regulatory compliance, including production and quality control to comply with cGMPs. Failure to so comply risks delays in approval of drug products and possible FDA enforcement actions, such as an injunction against shipment of products, the seizure of non-complying products, criminal prosecution and/or any of the other possible consequences described above. We are subject to periodic inspection by the FDA and the Drug Enforcement Administration (“DEA”), which inspections may or may not be announced in advance.

FDA New Drug Approval Process

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, FDA refusal to approve pending new drug applications (“NDA”), warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, civil penalties and criminal prosecution.

Pharmaceutical product development in the U.S. typically involves pre-clinical laboratory and animal tests and the submission to the FDA of an Investigational New Drug applications (“IND”), which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. In certain cases, the FDA may determine that a drug is effective based on one clinical study plus confirmatory evidence. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including the FDA’s good laboratory practices regulations and the U.S. Department of Agriculture’s (USDA’s) regulations implementing the Animal Welfare Act. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

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Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In general, in Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. The FDA may, however, determine that a drug is effective based on one clinical study plus confirmatory evidence. Only a small percentage of investigational drugs complete all three phases and obtain marketing approval. In some cases, the FDA may require post-market studies, known as Phase 4 studies, to be conducted as a condition of approval in order to gather additional information on the drug’s effect in various populations and any side effects associated with long-term use. Depending on the risks posed by the drugs, other post-market requirements may be imposed.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. The FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. Under the statute and implementing regulations, the FDA has 180 days (the initial review cycle) from the date of filing to issue either an approval letter or a complete response letter, unless the review period is adjusted by mutual agreement between the FDA and the applicant or as a result of the applicant submitting a major amendment. In practice, the performance goals established pursuant to the Prescription Drug User Fee Act have effectively extended the initial review cycle beyond 180 days. The FDA’s current performance goals call for the FDA to complete review of 90 percent of standard (non-priority) NDAs within 10 months of receipt and within six months for priority NDAs, but two additional months are added to standard and priority NDAs for a new molecular entity (NME).

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current GMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing 90 percent of resubmissions within two to six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

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Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information on a public website maintained by the U.S. National Institutes of Health. Information related to the product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed for up to two years if the sponsor certifies that it is seeking approval of an unapproved product or that it will file an application for approval of a new indication for an approved product within one year. Competitors may use this publicly available information to gain knowledge regarding the design and progress of our development programs.

Special Protocol Assessment

A company may reach an agreement with the FDA under the Special Protocol Assessment, or “SPA,” process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the FDCA and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and the FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Advertising and Promotion

Pre-approval promotion of investigational drug candidates is prohibited by the FDA. Therefore, sponsors must ensure that any pre-approval communications disseminated about its drug candidates do not state or imply that such candidates have been proven safe or effective for the applicable use(s) or that they have been approved for commercialization in the United States. Further, once an NDA for a given candidate is approved, if ever, the product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, may require under a REMS special communication regarding the safety of the drug or heightened surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to GMP, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

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Pediatric Exclusivity and Pediatric Use

The Best Pharmaceuticals for Children Act, or “BPCA,” provides NDA holders a six-month period of exclusivity attached to any other exclusivity listed with the FDA — patent or non-patent — for a drug, if certain conditions are met. Conditions for pediatric exclusivity include a determination by the FDA that information relating to the use of a new drug in the pediatric population may produce health benefits in that population; a written request by the FDA for pediatric studies; and agreement by the applicant to perform the requested studies and the submission to the FDA, completion of the studies in accordance with the written request, and the acceptance by the FDA, of the reports of the requested studies within the statutory time frame. Applications under the BPCA are treated as priority applications.

In addition, under the Pediatric Research Equity Act, or “PREA,” NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective, unless the sponsor has received a deferral or waiver from the FDA. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted. The sponsor or the FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data need to be collected before the pediatric studies begin. Under PREA, the FDA must send a noncompliance letter requesting a response within 45 days to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Controlled Substances

The federal Controlled Substances Act of 1970, or “CSA,” and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the U.S., and lack accepted safety for use under medical supervision. Marijuana is currently a Schedule I controlled substance, which means that no preclinical or clinical studies of product candidates containing marijuana may be conducted in the United States without the required DEA registration(s) and related approvals, as applicable. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence.

Facilities that manufacture, distribute, import, or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s). For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincidental activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.

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The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting, and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedules I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. An application for a manufacturing registration as a bulk manufacturer (not a dosage form manufacturer or a repacker/relabeler) for a Schedule I or II substance must be published in the Federal Register, and is open for 60 days to permit interested persons to submit comments, objections or requests for a hearing. A copy of the notice of the Federal Register publication is simultaneously forwarded by DEA to all those registered, or applicants for registration, as bulk manufacturers of that substance. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedules I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. As with applications for registration as a bulk manufacturer, an application for an importer registration for a Schedule I or II substance must also be published in the Federal Register, which remains open for 30 days for comments. Imports of Schedules I and II controlled substances for commercial purposes are generally restricted to substances not already available from a domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedules I and II substance or Schedules III, IV and V narcotic, and submit import or export declarations for Schedules III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import/export permit requirement, if necessary to ensure that the U.S. complies with its obligations under international drug control treaties.

For drugs manufactured in the U.S., the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the U.S. based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. This limited aggregate amount of cannabis that the DEA allows to be produced in the U.S. each year is allocated among individual companies, which, in turn, must annually apply to the DEA for individual manufacturing and procurement quotas. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State Authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Europe/Rest of World Government Regulation

In addition to regulations in the U.S., we are and will be subject, either directly or through our distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales (including pricing and reimbursement) and distribution of our product candidates, if approved.

Whether or not we obtain FDA approval for a product, it must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product in those countries.

In the European Union, medicinal products are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the European Union and national levels. Additional rules also apply at the national level to the manufacture, import, export, storage, distribution and sale of controlled substances. In many European Union member states the regulatory authority responsible for medicinal products is also responsible for controlled substances. Responsibility is, however, split in some member states, such as the U.K. Generally, any company manufacturing or distributing a medicinal product containing a controlled substance in the European Union will need to hold a controlled substances license from the competent national authority and will be subject to specific record-keeping and security obligations. Separate import or export certificates are required for each shipment into or out of the member state.

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Clinical Trials and Marketing Approval

Certain countries outside of the U.S. have a process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials. In Europe, for example, a clinical trial application, or “CTA,” must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements and a company has received favorable ethics committee approval, clinical trial development may proceed in that country.

The requirements and process governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying European Union legislation. In all cases, the clinical trials must be conducted in accordance with the International Conference on Harmonization, or “ICH,” guidelines on GCP and other applicable regulatory requirements.

To obtain regulatory approval to place a drug on the market in European Union countries, Enveric must submit a marketing authorization application. This application is similar to the NDA in the U.S., with the exception of, among other things, country-specific document requirements. All application procedures require an application in the common technical document, or CTD, format, which includes the submission of detailed information about the manufacturing and quality of the product, and nonclinical and clinical trial information. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, (iii) the decentralized procedure, or (iv) national authorization procedures.

The European Commission created the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Union and, by extension (after national implementing decisions) in Iceland, Liechtenstein and Norway, which, together with the European Union. member states, comprise the European Economic Area, or “EEA.” Applicants file marketing authorization applications with the EMA, where they are reviewed by a relevant scientific committee, in most cases the Committee for Medicinal Products for Human Use (the “CHMP”). The EMA forwards CHMP opinions to the European Commission, which uses them as the basis for deciding whether to grant a marketing authorization. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases), and (iv) advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the voluntary request of the applicant also be used for human drugs that do not fall within the above-mentioned categories if the CHMP agrees that the human drug (a) contains a new active substance not yet approved on November 20, 2005; (b) constitutes a significant therapeutic, scientific or technical innovation, or (c) authorization under the centralized procedure is in the interests of patients at the European Union level.

Under the centralized procedure in the European Union, the maximum time frame for the evaluation of a marketing authorization application by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP), with adoption of the actual marketing authorization by the European Commission thereafter.

Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: the seriousness of the disease to be treated; the absence of an appropriate alternative therapeutic approach, and anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

For those medicinal products for which the centralized procedure is not available, the applicant must submit marketing authorization applications to the national medicines regulators through one of three procedures: (i) the mutual recognition procedure (which must be used if the product has already been authorized in at least one other European Union member state, and in which the European Union member states are required to grant an authorization recognizing the existing authorization in the other European Union member state, unless they identify a serious risk to public health), (ii) the decentralized procedure (in which applications are submitted simultaneously in two or more European Union member states), or (iii) national authorization procedures (which results in a marketing authorization in a single European Union member state).

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Mutual Recognition Procedure

The mutual recognition procedure, or “MRP,” for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the European Union. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal products, and must be used if the product has already been authorized in one or more member states.

The characteristic of the MRP is that the procedure builds on an already-existing marketing authorization in a member state of the European Union that is used as a reference in order to obtain marketing authorizations in other European Union member states. In the MRP, a marketing authorization for a drug already exists in one or more member states of the European Union and subsequently marketing authorization applications are made in other European Union member states by referring to the initial marketing authorization. The member state in which the marketing authorization was first granted will then act as the reference member state. The member states where the marketing authorization is subsequently applied for act as concerned member states. The concerned member states are required to grant an authorization recognizing the existing authorization in the reference member state, unless they identify a serious risk to public health.

The MRP is based on the principle of the mutual recognition by European Union member states of their respective national marketing authorizations. Based on a marketing authorization in the reference member state, the applicant may apply for marketing authorizations in other member states. In such case, the reference member state shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all member states, together with the approved summary of product characteristics, labeling and package leaflet. The concerned member states then have 90 days to recognize the decision of the reference member state and the summary of product characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

Should any Member State refuse to recognize the marketing authorization by the reference member state, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a time frame of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the European Commission, for the start of the decision-making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Products.

Data Exclusivity

In the European Union, marketing authorization applications for generic medicinal products do not need to include the results of pre-clinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved.

Orphan Medicinal Products

The EMA’s Committee for Orphan Medicinal Products (“COMP”) may recommend orphan medicinal product designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in developing the medicinal product. The COMP may only recommend orphan medicinal product designation when the product in question offers a significant clinical benefit over existing approved products for the relevant indication. Following a positive opinion by the COMP, the European Commission adopts a decision granting orphan status. The COMP will reassess orphan status in parallel with EMA review of a marketing authorization application and orphan status may be withdrawn at that stage if it no longer fulfills the orphan criteria (for instance because in the meantime a new product was approved for the indication and no convincing data are available to demonstrate a significant benefit over that product). Orphan medicinal product designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following marketing authorization. During this period, the competent authorities may not accept or approve any similar medicinal product, unless it offers a significant clinical benefit. This period may be reduced to six years if the orphan medicinal product designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

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Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Pediatric Investigation Plan, or “PIP,” with the EMA and must conduct pediatric clinical trials in accordance with that PIP unless a waiver applies, for example, because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if the product covered by it qualifies for one at the time of approval). This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

If we fail to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

In addition, most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to us obtaining marketing approval for our product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our product candidates to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, we would be unable to market our product candidates in those countries in the near future or perhaps at all.

Employees

We continue to build on our leadership expertise. We employ two full-time and one part-time employee. We also work with scientific advisors, consultants and service providers, mainly through academic institutions and contract research organizations.

We have never had a work stoppage and none of its employees are covered by collective bargaining agreements or represented by a labor union. We believe that we have good relationships with our employees.

Legal Proceedings

From time to time, we may be a party to litigation that arises in the ordinary course of its business. Other than as described below, we do not have any pending litigation that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on its results of operations, financial condition or cash flows.

On January 21, 2021, we received a stockholder litigation demand letter from the law firm of Purcell Julie & Lefkowitz LLP, on behalf of James Self, a purported stockholder of our Company. The letter demands that we (i) deem ineffective the December 30, 2020 amendment to its Amended and Restated Certificate of Incorporation in which we effected a reverse stock split due to the manner in which non-votes by brokers were tabulated, (ii) seek appropriate relief for damages allegedly suffered by the company and its stockholders or seek a valid stockholder approval of the amendment and reverse stock split, and (iii) adopt adequate internal controls to prevent a recurrence of the alleged misconduct. The Company disputed that the amendment was ineffective or that there were any inadequate internal controls related to the same. However, to eliminate any questions about the amendment, the Company ratified the amendment at a special stockholders’ meeting pursuant to Section 204 of the Delaware General Corporation Law. This special stockholders’ meeting occurred on May 14, 2021. On May 14, 2021, the Company filed a Certificate of Validation with the State of Delaware to ratify the reverse stock split on December 30, 2020.

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Corporate Developments

Tender Offer

On December 30, 2020, pursuant to the Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated August 12, 2020, as amended by that certain Amendment No. 1 to the Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated December 18, 2020 (as amended, the “Tender Agreement”), by and among us, Jay Pharma Inc., a Canada corporation and a wholly owned subsidiary of the Company (“Jay Pharma”), and certain other signatories thereto, we completed a tender offer (the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Company common stock or Series B Preferred Stock, as applicable, equal to the exchange ratio of 0.8849 (the “Exchange Ratio”), and Jay Pharma became a wholly-owned subsidiary of the Company, on the terms and conditions set forth in the Tender Agreement. Following the effective time of the Offer, we changed the name of our company from AMERI Holdings, Inc. to Enveric Biosciences, Inc. and effected a 1-for-4 reverse stock split of our issued and outstanding common stock. Immediately following completion of the Offer and the transactions contemplated in the Tender Agreement, but without giving effect to the issuance of the Series B Warrants (as defined below), (i) the former Jay Pharma equity holders (including certain investors in private placements that closed prior to the completion of the Offer) owned approximately 82.3% of the Company; (ii) former Ameri equity holders owned approximately 14.5% of the Company; and (iii) a financial advisor to Jay Pharma and Ameri owned approximately 3.2% of the Company. The Offer has been accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with Jay Pharma treated as the accounting acquirer of Ameri. As such, the historical financial statements of Jay Pharma have become the historical financial statements of Ameri, or the combined company, and are included herein labeled “Enveric Biosciences, Inc.” As a result of the Offer, historical common stock, stock options and additional paid-in capital, including share and per share amounts, have been retroactively adjusted to reflect the equity structure of the combined company, including the effect of the Exchange Ratio and the Common Stock.

The common stock on The NASDAQ Capital Market, previously trading through the close of business on December 30, 2020 under the ticker symbol “AMRH,” commenced trading on The NASDAQ Capital Market, on a post-reverse stock split adjusted basis, under the ticker symbol “ENVB” on December 31, 2020.

Closing of Spin-Off

On January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Ameri Share Purchase Agreement”) pursuant to which Ameri agreed to contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri agreed to assume the liabilities of such subsidiaries (the “Spin-Off”).

On December 30, 2020, pursuant to the Ameri Share Purchase Agreement, Ameri consummated the Spin-Off and all of the issued and outstanding shares of Series A preferred stock of Ameri (the “Series A Preferred Stock”) were redeemed for an equal number of shares of Series A preferred stock of Private Ameri (“Private Ameri Preferred Stock”). Ameri contributed, transferred and conveyed to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and Private Ameri assumed the liabilities of such subsidiaries.

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Reverse Stock Split

Effective as of 4:02 pm Eastern Time on December 30, 2020, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of one share for four shares. The net result of the reverse stock split was a 1-for-4 reverse stock split. We made proportionate adjustments to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options, restricted stock units (if any) and warrants outstanding as of the effective times of the reverse stock split in accordance with the terms of each security based on the split ratio. Also, we reduced the number of shares reserved for issuance under our equity compensation plans proportionately based on the split ratios. Except for adjustments that resulted from the rounding up of fractional shares to the next whole share, the reverse stock split affected all stockholders uniformly and did not change any stockholder’s percentage ownership interest in our Company. As a result of the reverse stock split, the per share exercise price of, and the number of shares of Company common stock underlying, our stock options and warrants outstanding immediately prior to the reverse stock split were automatically proportionally adjusted based on the 1-for-4 split ratio in accordance with the terms of such options and warrants, as the case may be. Share and per-share amounts of common stock, options and warrants included herein have been adjusted to give effect to the reverse stock split. The reverse stock split did not alter the par value of the common stock or modify any voting rights or other terms of the common stock. Unless otherwise noted, the accompanying financial statements and notes thereto, including the Exchange Ratio applied to historical Jay Pharma common stock and stock options, give retroactive effect to the reverse stock split for all periods presented.

Amended and Restated Certificate of Incorporation and Bylaws

In connection with the Tender Agreement, we filed an Amended and Restated Certificate of Incorporation and adopted amended and restated bylaws on December 30, 2020. For additional information regarding our organizational documents, please see our Current Report on Form 8-K filed with the SEC on January 6, 2021.

Delisting of Ameri Warrants

On December 30, 2020, we received a written notice (the “Notice”) from Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that our listed warrants (the “AMRHW Warrants”) would be suspended from listing on the NASDAQ Capital Market. A Form 25-NSE was filed with the SEC on December 30, 2020, which removed the AMRHW Warrants from listing and registration on the NASDAQ Capital Market. The terms of the AMRHW Warrants are not affected by the delisting, and the AMRHW Warrants may still be exercised in accordance with their terms to purchase common stock of the Company. The listing of the common stock, which is traded on the NASDAQ Capital Market under the symbol ENVB, was not affected by the delisting of the AMRHW Warrants.

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ENVB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion of ENVB’s financial condition and results of operations in conjunction with the sections entitled “Selected Historical Financial Information of ENVB,” “Risks Related to ENVB’s Business,” “Risks Related to Regulatory Matters,” “Risks Related to ENVB’s Intellectual Property,” and “Risks Related to the Ownership of ENVB Common Stock” and ENVB’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The financial information presented for the years ended December 31, 2020 and December 31, 2019 is based on ENVB’s audited financial statements and related notes. This discussion and analysis contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks, uncertainties and assumptions. ENVB’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

As used in this section, the terms “we,” “our,” “us” and “the Company” refer collectively to ENVB.

Business Overview

We are an early-development-stage biosciences company that is developing innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. We seek to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for people suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. We currently intend to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways.

We are also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications, which are currently being researched.

We intend to bring together leading oncology clinicians and researchers, academic and industry partners so as to develop both external proprietary products and a robust internal pipeline of product candidates aimed at improving quality of life and outcomes for cancer patients. We intend to evaluate options to out-license its proprietary technology as it moves along the regulatory pathway as well as evaluating building a small, targeted selling organization and will potentially utilize a hybrid approach based on the product indication and the market opportunity.

In developing its product candidates, we intend to focus on cannabinoids derived from hemp, other botanical sources, and synthetic materials containing no tetrahydrocannabinol (THC) in order to comply with U.S. federal regulations. Of the potential cannabinoids to be used in therapeutic formulations, THC, which is responsible for the psychoactive properties of marijuana, can result in undesirable mood effects. Cannabidiol (CBD) and cannabigerol (CBG), on the other hand, are not psychotropic and are therefore more attractive candidates for translation into therapeutic practice. In the future, we may utilize cannabinoids that are derived from cannabis plants, which may contain THC; however, we only intend to do so in jurisdictions where THC is legal. These product candidates will then be studied through a typical FDA drug approval process.

Corporate Developments

Tender Agreement, Reverse Stock Split and Related Transactions

On December 30, 2020, pursuant to the Tender Offer Support Agreement and Termination of Amalgamation Agreement dated August 12, 2020 (“Original Amalgamation Agreement”), as amended by that certain Amendment No. 1 to the Tender Offer Support Agreement and Termination of Amalgamation Agreement dated December 18, 2020 (as amended the “Tender Agreement”), the Company completed a tender offer (“Offer”) to purchase all of the outstanding common shares of Jay Pharma, Inc., a Canadian corporation and a wholly-owned subsidiary of the Company (“Jay Pharma”), for the number of shares of Company common stock, par value $0.01 per share (“Common Stock”) or Series B Preferred Stock, as applicable, equal to the exchange ratio of 0.8849 (the “Exchange Ratio”), and Jay Pharma became a wholly-owned subsidiary of the Company, on the terms and conditions set forth in the Tender Agreement. In connection with the Offer, the Company changed its name from AMERI Holdings, Inc. to Enveric Biosciences, Inc. The Offer was accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with Jay Pharma treated as the accounting acquirer of Ameri. As such, the historical financial statements of Jay Pharma have become the historical financial statements of Ameri, or the combined company, and are included in this filing labeled “Enveric Biosciences, Inc.” As a result of the Offer, historical common stock, stock options and additional paid-in capital, including share and per share amounts, have been retroactively adjusted to reflect the equity structure of the combined company, including the effect of the Exchange Ratio and the Common Stock.

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Immediately following the completion of the Offer, on December 30, 2020, the Company effected a 1-for-4 reverse stock split of the issued and outstanding Common Stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, the per share exercise price of, and the number of shares of Company common stock underlying, Company stock options and warrants outstanding immediately prior to the Reverse Stock Split were automatically proportionally adjusted based on the 1-for-4 split ratio in accordance with the terms of such options and warrants, as the case may be. Share and per-share amounts of common stock, options and warrants included herein have been adjusted to give effect to the Reverse Stock Split. The Reverse Stock Split did not alter the par value of the common stock, $0.01 per share, or modify any voting rights or other terms of the common stock. Unless otherwise noted, the accompanying financial statements and notes thereto, including the Exchange Ratio applied to historical Jay Pharma common stock and stock options, give retroactive effect to the Reverse Stock Split for all periods presented.

Upon completion of the Offer, (i) holders of outstanding common shares of Jay Pharma (referred to herein as the Jay Pharma equity holders) other than Alpha Capital Anstalt (“Alpha”) and Bezalel Partners, LLC (“Bezalel”) received the number of shares of common stock in accordance with the Exchange Ratio of 0.8849, as calculated in accordance with the Tender Agreement, (ii) each of Alpha and Bezalel, as an investor who would have beneficially owned more than 10.0% of the Company if it received common stock, received shares of Series B Preferred Stock, which were convertible into shares of common stock subject to a 9.99% beneficial ownership blocker, pursuant to the terms of the respective exchange agreement entered into by and between Ameri and such stockholder. Each outstanding Jay Pharma option, whether vested or unvested, and warrant that had not previously been exercised was exchanged for Company stock options and Company warrants, in each case convertible into the number of shares of common stock equal to the Exchange Ratio.

Each share of Series B Preferred Stock was non-voting and was convertible into one share of Company common stock (subject to adjustment) at any time at the option of the holder, provided that each holder would be prohibited from converting Series B Preferred Stock into shares of common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Company. Shares of Series B Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors. However, holders of Series B Preferred Stock were entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by the Company’s board of directors. The Company had no right to require a holder to surrender its Series B Preferred Stock for redemption. Shares of Series B Preferred Stock were not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, but without giving effect to the issuance of the Series B Warrants to purchase 1,791,923 shares of common stock at an exercise price of $0.01 per share to Alpha following the completion of the Offer, (i) Jay Pharma equity holders, including those who received Series B Preferred Stock in the Offer, own approximately 82.3% of the outstanding equity of the Company, assuming conversion of the Series B Preferred Stock, (ii) the Ameri equity holders at the time of the completion of the Offer own approximately 14.5% of the outstanding equity of the Company, and (iii) the financial advisor to Jay Pharma and Ameri owns approximately 3.2% of the outstanding equity of the Company.

As a significant investor in Jay Pharma, Alpha received Series B Preferred Stock in the Offer instead of common stock, as well as Series B Warrants with a nominal exercise price, which were issued to Alpha following the completion of the Offer to account for an adjustment in pricing of the transactions in light of global economic conditions. Because the Series B Preferred Stock were convertible into common stock at any time for no consideration, such shares have been included in basic earnings per share. The Series B Warrants are accounted for as a cost of equity as part of the capital issuance. The estimated fair value implied for shares of the Company based on the series of transactions with Alpha is $1.62 per share, which is equal to the $5,300,000 investment made by Alpha divided by 3,262,907, or the number of post-Reverse Stock Split shares of Series B Preferred Stock (convertible into common stock) that Alpha received in the Offer.

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Simultaneously with the execution of the Original Amalgamation Agreement, Jay Pharma issued a Secured Promissory Note, dated January 10, 2020 (the “Original Note”), to Alpha, pursuant to which, on January 10, 2020, Jay Pharma received a $1,500,000 loan from Alpha. The Original Note was amended to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000. The Original Note was further amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer (as amended, the “Note”). Upon the closing of the Offer, the Note was converted into the right to receive 2,473,848 common shares of Jay Pharma and warrants to purchase 2,333,970 common shares of Jay Pharma at an exercise price of $1.03 per share immediately prior to the Offer. In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha upon conversion of the Note were converted into the right to receive (i) 547,278 shares of Series B Preferred Stock that are convertible into up to 547,278 shares of common stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 516,333 shares of common stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split.

Alpha also acquired 3,500,954 common shares of Jay Pharma and warrants to purchase 3,500,954 common shares of Jay Pharma at an exercise price of $1.03 per share, immediately prior to the Offer, in connection with the $3 million private placement completed prior to the completion of the Offer (the “Alpha Investment”). In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment were converted into, as applicable, the right to receive (i) 774,499 shares of Series B Preferred Stock that were convertible into up to 774,499 shares of common stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 774,499 shares of common stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split.

On December 4, 2020, Jay Pharma and Alpha executed a securities purchase agreement whereby Alpha purchased an additional 1,000,000 common shares of Jay Pharma and warrants to purchase 500,000 common shares of Jay Pharma at an exercise price of $0.30 per share for an aggregate purchase price of $300,000 (the “Alpha December Investment”). In connection with the Offer, such shares were exchanged for 221,225 shares of common stock, and such warrants were exchanged for warrants to purchase 110,613 shares of common stock at $1.36 per share.

In addition, at the effective time of the Offer, the Company issued five-year warrants (the “Series B Warrants”) to purchase 1,791,923 shares of common stock at an exercise price of $0.01 to Alpha, after giving effect to the Reverse Stock Split. The number of shares of common stock issuable upon the exercise of the Series B Warrants is equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio of 0.8849, post-Reverse Stock Split.

After giving effect to the conversion of its Series B Preferred Stock, the warrants issued to Alpha in connection with the Alpha Investment and the Alpha Bridge Loan and the Series B Warrants, Alpha’s total ownership interest in the Company was 5,008,078 common shares, or 33.9%, without giving effect to the beneficial ownership limitations in its Series B Preferred Stock. However, under the terms of each of such securities, Alpha may not convert such security to the extent such conversion would cause Alpha, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of the common stock then issued and outstanding following such exercise.

Intellectual Property Acquisition

In connection with the Offer, Jay Pharma entered into a series of assignment and assumption agreements with affiliates of a third party, Tikkun Pharma, Inc. (“Tikkun”), pursuant to which, on October 2, 2020, Tikkun assigned to Jay Pharma all of Tikkun’s (i) rights to certain skin care treatment assets and (ii) intellectual property rights to certain formulations for the development of therapeutic candidates for the prevention, management and treatment of graft versus host disease (GVHD) in exchange for an aggregate of 10,360,007 common shares of Jay Pharma.

Because Alpha required additional shares of the Company, at no or a nominal cost, for Alpha to consummate the Alpha Bridge Loan and the Alpha Investment at the planned valuation, Alpha entered into an agreement with Tikkun pursuant to which, immediately following such assignment, Tikkun sold 7,774,463 of these common shares of Jay Pharma to Alpha for the nominal aggregate purchase price of $10.00 (the “Alpha Nominal Shares”), leaving Tikkun with 2,585,544 common shares of Jay Pharma (the “Tikkun Shares”). In connection with the Offer, the Tikkun Shares were exchanged for 571,987 shares of common stock, after giving effect to the Reverse Stock Split, and the Alpha Nominal Shares were exchanged for 1,719,906 shares of Series B Preferred Stock that are convertible into up to 1,719,906 shares of common stock, after giving effect to the Reverse Stock Split.

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Spin-Off

Prior to the completion of the Offer, on December 30, 2020, pursuant to the Ameri Share Purchase Agreement, Ameri and Private Ameri completed the Spin-Off, pursuant to which Ameri contributed, transferred and conveyed to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and Private Ameri assumed the liabilities of such subsidiaries, and all of the issued and outstanding shares of Series A preferred stock of Ameri were redeemed for an equal number of shares of Series A preferred stock of Private Ameri.

Series B Warrants

Pursuant to the Tender Agreement, on December 31, 2020, we issued Series B Warrants (the “Series B Warrants”) to purchase 1,791,923 shares of common stock at an exercise price of $0.01 to Alpha Capital Anstalt (“Alpha”). We were obligated, among other things, to file a registration statement with SEC for purposes of registering the resale of the shares of common stock issuable upon exercise of the Series B Warrants by the investors. The issuance of the Series B Warrants was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering. As described below under “Letter Agreement with Alpha,” on January 12, 2021, we waived the lock-up restrictions on Alpha with respect to dispositions of the shares of common stock issuable upon exercise of the Series B Warrants (the “Series B Warrant Shares”), and Alpha agreed to limit its sales of shares of our common stock on each trading day to no more than 10% of the daily reported trading volume of common stock on the NASDAQ Stock Market for such trading day, provided, such limitation shall terminate if the closing price of our shares of common stock on the NASDAQ Stock Market exceeds $5.29 per share for five consecutive trading days.

Director and Officer Resignations and Appointments

Effective upon completion of the Offer, Srinidhi “Dev” Devanur, our former Executive Chairman and a former director of the board of directors, Brent Kelton, our former Chief Executive Officer, Barry Kostiner, our former Chief Financial Officer, Carmo Martella, a former director of the board of directors, Thoranath Sukumaran, a former director of the board of directors and Dimitrios Angelis, a former director of the board of directors, all tendered their resignations from their respective positions as officers and directors of the Company.

Pursuant to the terms of the Tender Agreement, the board of directors appointed David Johnson, George Kegler, Sol Mayer and Marcus Schabacker to the board of directors at the effective time of the Offer.

Effective upon the completion of the Offer, the board of directors appointed David Johnson as our Chief Executive Officer and Chairman, Avani Kanubaddi as our Chief Operating Officer, John Van Buiten as our Chief Financial Officer, and Robert Wilkins as our Chief Medical Officer. On April 9, 2021, John M. Van Buiten resigned from his position as the Company’s chief financial officer, effective May 15, 2021. Mr. Van Buiten’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On April 9, 2021, Carter J. Ward, 56, was appointed as the Company’s chief financial officer, effective May 15, 2021 (the “Effective Date”). In connection with Mr. Ward’s appointment as chief financial officer, Mr. Ward entered into an employment agreement with the Company on April 9, 2021, effective as of May 15, 2021, pursuant to which Mr. Ward will receive a base salary of $295,000 (“Base Salary”) and is eligible to receive annual performance bonuses of up to 50% of his Base Salary, as determined from time-to-time by the Company’s board of directors. Additionally, Mr. Ward will receive 525,000 restricted stock units (“RSUs”), 262,500 of such RSUs shall be subject to time-based vesting (the “Time Based RSUs”), and the remaining 262,500 of such RSUs shall be subject to performance-based vesting (the “Performance RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan. The Time Based RSUs shall vest in quarters on each anniversary of the Effective Date, and the Performance RSUs shall vest based on the achievement of performance milestones established by the Company.

On December 29, 2020 at the special meeting of Ameri stockholders held to approve the Tender Agreement, the shareholders ratified the bonus shares proposal resulting in the issuance of shares previously awarded by Ameri’s board of directors to Mr. Devanur, Mr. Kelton, Mr. Kostiner and Brandon Gordon, our Executive Vice President, Business Development in lieu of cash bonuses, with a total of 156,318 post-split shares being awarded on December 30, 2020.

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Of these shares, 67,635 had originally been awarded, subject to Ameri’s shareholders’ approval, on January 9, 2020, representing aggregate bonus payments of $675,000 divided by a price of $9.98, the closing price on the day immediately preceding board approval. A further 88,683 shares had been awarded, subject to Ameri’s shareholders’ approval, and subject to continued service through the end of 2020, on October 19, 2020, represent aggregate bonus payments of $525,000 divided by a price of $5.92, the closing price on the day immediately preceding board approval, resulting in a total of 156,318 shares granted to officers and directors. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

Recent Developments

January 2021 Registered Direct Offering

On January 12, 2021, we entered into a Securities Purchase Agreement (the “January 2021 Purchase Agreement”) with Alpha, The Hewlett Fund LP, Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”), Iroquois Master Fund Ltd., Iroquois Capital Investment Group LLC and Hudson Bay Master Fund Ltd (collectively, the “Subsequent Investors”), pursuant to which the Company issued and sold in a registered direct offering (the “January 2021 Direct Offering”) an aggregate of 2,221,334 shares of Company common stock at an offering price of $4.5018 per share, for gross proceeds of approximately $10,000,000 before the deduction of fees and offering expenses. Under the January 2021 Purchase Agreement, the Subsequent Investors could choose to purchase pre-funded warrants (the “Pre-funded Warrants”) in lieu of shares of common stock. The offering closed on January 14, 2021.

The Pre-funded Warrants have an exercise price of $0.01 per share. The Pre-funded Warrants are immediately exercisable and may be exercised at any time after their original issuance until such Pre-funded Warrants are exercised in full. A holder of a Pre-funded Warrant may not exercise any portion of such holder’s Pre-funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the Beneficial Ownership Limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

The shares, the Pre-funded Warrants, and the shares of Company common stock issuable upon the exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”) were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-233260), previously filed with the SEC on August 14, 2019, and declared effective by the SEC on November 19, 2019.

Pursuant to the January 2021 Purchase Agreement, in a concurrent private placement (the “January 2021 Private Placement”) that also closed on January 14, 2021, the Company issued to the Subsequent Investors, unregistered warrants to purchase up to 1,666,018 shares of common stock (the “January 2021 Warrants”). The January 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.9519 per share, subject to adjustment as set forth therein. A holder of January 2021 Warrants will not have the right to exercise any portion of its January 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

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The January 2021 Warrants and the shares of Company common stock issuable upon the exercise of the January 2021 Warrants (the “January 2021 Warrant Shares”) were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

To induce the Subsequent Investors into the January 2021 Purchase Agreement, the Company also entered into a registration rights agreement, dated January 12, 2021 (the “January Registration Rights Agreement”), with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the SEC a registration statement to register for resale of all of the January 2021 Warrant Shares.

Letter Agreement with Alpha

On January 12, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Alpha. Under the Letter Agreement, (i) we agreed to register 1,791,923 of the Series B Warrant Shares issuable upon the exercise of Series B Warrants, (ii) the Series B Warrant Shares will not be subject to an existing lock-up agreement between us and Alpha, and Alpha will no longer be subject to any limitations on its ability to dispose of the Series B Warrant Shares that are imposed by us to the extent permitted by applicable rules and regulations, (iii) Alpha agreed to limit its sales of Company common stock on each trading day to no more than 10% of the daily reported trading volume of Company common stock on the NASDAQ Stock Market for such trading day, provided, such limitation shall terminate if the closing price of our shares of common stock on the NASDAQ Stock Market exceeds $5.29 per share for five consecutive trading days and (iv) we will be free to waive the terms and conditions of any lock-up agreement between us and any of the former shareholders of Jay Pharma Inc. without the consent of, or notice to, Alpha once this registration statement registering the Series B Warrant Shares is declared effective by the SEC.

Stockholder Demand Letter

On January 21, 2021, we received a stockholder litigation demand letter from the law firm of Purcell Julie & Lefkowitz LLP, on behalf of James Self, a purported stockholder of our Company. The letter demands that we (i) deem ineffective the December 30, 2020 amendment to our Amended and Restated Certificate of Incorporation in which we effected a one-for-four reverse stock split of our common stock due to the manner in which non-votes by brokers were tabulated, (ii) seek appropriate relief for damages allegedly suffered by the company and its stockholders or seek a valid stockholder approval of the amendment and reverse stock split, and (iii) adopt adequate internal controls to prevent a recurrence of the alleged misconduct. We dispute that the amendment was ineffective or that there were any inadequate internal controls related to the same. However, to eliminate any questions about the amendment, the Company ratified the amendment at a special stockholders’ meeting pursuant to Section 204 of the Delaware General Corporation Law. This special stockholders’ meeting occurred on May 14, 2021. On May 14, 2021, the Company filed a Certificate of Validation with the State of Delaware to ratify the reverse stock split on December 30, 2020.

February 2021 Registered Direct Offering

On February 8, 2021, we entered into a Securities Purchase Agreement (the “February 2021 Purchase Agreement”) with the Subsequent Investors, pursuant to which the Company issued and sold in a registered direct offering (the “February 2021 Direct Offering”) an aggregate of 3,007,026 shares of our common stock at an offering price of $4.27 per share, for gross proceeds of approximately $12,800,000 before the deduction of fees and offering expenses. The offering closed on February 11, 2021. The shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-233260), previously filed with the SEC on August 14, 2019, and declared effective by the SEC on November 19, 2019.

Pursuant to the February 2021 Purchase Agreement, in a concurrent private placement (the “February 2021 Private Placement”) that also closed on February 11, 2021, the Company issued to the Subsequent Investors, unregistered warrants to purchase up to 1,503,513 shares of Company common stock (the “February 2021 Warrants”). The February 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.90 per share, subject to adjustment as set forth therein. A holder of February 2021 Warrants will not have the right to exercise any portion of its February 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

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The February 2021 Warrants and the shares of our common stock issuable upon the exercise of the February 2021 Warrants (the “February 2021 Warrant Shares”) were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

To induce the Subsequent Investors into the February 2021 Purchase Agreement, the Company also entered into a registration rights agreement, dated February 8, 2021 (the “February Registration Rights Agreement”), with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the SEC a registration statement to register for resale of all of the February 2021 Warrant Shares.

Palladium Warrants

In connection with its role as financial advisor to the Company in the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement, the Company issued Palladium 155,493 warrants with an exercise price of $4.9519 and 210,492 warrants with an exercise price of $4.90 (the “Palladium Warrants”) on February 11, 2021. The Palladium Warrants and the shares of our common stock issuable upon the exercise of the Palladium Warrants (the “Palladium Warrant Shares”) were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

Resale Registration Statement

On February 16, 2021, we filed a resale registration statement on Form S-3 (File No. 333-253196) (the “Resale Registration Statement”) registering 5,497,878 shares of our common stock, consisting of the Series B Warrant Shares, the January 2021 Warrant Shares, the February 2021 Warrant Shares, the Palladium Warrant Shares, 156,318 shares issued to former directors and officers of Ameri and 14,121 shares issued to a former consultant of the Company. The Resale Registration Statement was declared effective by the SEC on April 7, 2021.

Development and Clinical Supply Agreement

On February 22, 2021, the Company entered into a Development and Clinical Supply Agreement (the “Agreement”) with PureForm Global, Inc. (“PureForm”), pursuant to which PureForm will be the exclusive provider of synthetic cannabidiol (“API”) for the Company’s development plans for cancer treatment and supportive care. Under the terms of the Agreement, PureForm has granted the Company the exclusive right to purchase API and related product for cancer treatment and supportive care during the term of the Agreement (contingent upon an initial minimum order volume during the first thirty (30) days from the effective date) and has agreed to manufacture, package and test the API and related product in accordance with specifications established by the parties. All inventions that are developed jointly by the parties in the course of performing activities under the Agreement will be owned jointly by the parties in accordance with applicable law; however, if the Company funds additional research and development efforts by PureForm, the parties may enter into a further agreement whereby PureForm would assign any resulting inventions or technical information to the Company.

The initial term of the Agreement is three (3) years commencing on the effective date of the Agreement, subject to extension by mutual agreement of the parties. The Agreement may be terminated by either party upon thirty (30) days written notice of an uncured material breach or immediately in the event of bankruptcy or insolvency. The Agreement contains, among other provisions, representation and warranties, indemnification obligations and confidentiality provisions in favor of each party that are customary for an agreement of this nature.

Diverse Biotech License Agreement

On March 5, 2021, the Company entered into an Exclusive License Agreement (the “DB Agreement”) with Diverse Biotech, Inc. (“Diverse”), pursuant to which the Company acquired an exclusive, perpetual license to develop five therapeutic candidates (collectively, the “Agents”) with the goal of alleviating the side effects that cancer patients experience. Under the terms of the DB Agreement, Diverse granted the Company an exclusive license to its intellectual property rights covering the Agents and its products. In exchange, the Company has granted Diverse the right to information relating to the Agents developed for the express purpose of using such information to obtain patent rights, which right terminates upon the issuance or denial of the patent rights.

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Under the DB Agreement, the Company will maintain sole responsibility and ownership of the development and commercialization of the Agents and its products. Diverse has agreed not to develop or commercialize any agent or product that would compete with the Agents, or its products containing the Agents, at any time during or after the term of the DB Agreement. If Diverse intends to license, sell, or transfer any other molecules linked with cannabinoids not granted to the Company under the terms of the DB Agreement, the Company will have the first right, but not the obligation, to negotiate an agreement with Diverse for such cannabinoids. The Company has also agreed to pay Diverse an up-front investment payment in the amount of $675,000, as well as a running royalty starting with the first commercial sale by the Company to a third party in an arms’-length transaction.

The term of the DB Agreement shall continue for as long as the Company intends to develop or commercialize the new drugs, unless earlier terminated by either Party. The DB Agreement may be terminated by either party upon ninety (90) days written notice of an uncured material breach or in the event of bankruptcy or insolvency. In addition, the Company has the right to terminate the DB Agreement at any time upon sixty (60) days’ prior written notice to Diverse.

Change in Certifying Accountant

On January 5, 2021, the Audit Committee approved the dismissal of Ram Associates, CPA as ENVB’s independent registered public accounting firm, effective December 31, 2020, and engaged Marcum as its independent registered public accounting firm for the year ending December 31, 2020. Prior to the completion of the Offer, Marcum served as the independent registered public accounting firm of Jay Pharma.

On June 23, 2021, the Audit Committee approved the dismissal of Marcum as ENVB’s independent registered public accounting firm, effective June 23, 2021, and engaged Friedman as its independent registered public accounting firm for the year ending December 31, 2021.

Key Components of Our Results of Operations

Operating Expenses

Our operating expenses include financial statement preparation services, tax compliance, various consulting and director fees, legal services, auditing fees, and stock-based compensation. These expenses have increased in connection with the Company’s product development and the Company’s management expects these expenses to continue to increase as the Company continues to develop its potential product candidates.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020

Operating Expenses
General and administrative	5,443,234	2,296,534	6,607,045	836,702
Research and development	174,083	—	157,952	—
Operating expenses	$5,617,317	$2,296,534	$6,764,997	$836,702

Loss from operations	(5,617,317)	(2,296,534)	(6,764,997)	(836,702)

Other income (expense)
Extinguishment of note payable	—	32,316	—	—
Inducement expense	802,109	—	(298,714)	—
Change in fair value of warrants	—	$—	3,813,000	—
Interest expense	442,250	81,823	—	261,759
Total other income (expense)	1,247,359	114,139	3,514,286	261,759

Net Loss	$(6,864,676)	$(2,410,673)	$(3,250,711)	$(1,098,461)

Other comprehensive loss
Foreign currency translation	(169,655)	(6,667)	35,736	(12,698)

Comprehensive loss	$(7,034,331)	$(2,417,340)	$(3,214,975)	$(1,111,159)

Net loss per share - basic and diluted	$(1.19)	$(0.46)	$(0.20)	$(0.04)

Weighted average shares outstanding, basic and diluted	5,753,598	5,287,145	16,220,661	25,607,042

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Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

General and Administrative Expenses

Our general and administrative expenses increased to $6,607,045, for the three months ended March 31, 2021 from $836,702 for the three months ended March 31, 2020, with an increase of $5,770,343, or 690%. This change was primarily driven by stock-based compensation of $3,591,565, stock option modification expense of $298,714, and an increase in public company costs of $582,667.

Research and Development Expense

Our research and development expense for the three months ended March 31, 2021 was $157,952 compared to $0 for the three months ended March 31, 2020. This increase was primarily driven by the preparations ongoing for our glioblastoma study and the formulation costs for our radio-dermatitis study.

Change in Fair Value of Warrant Liability

The Company’s change in fair value warrant liability was a gain of $3,813,000 for the three months ended March 31, 2021 due primarily to a decrease in the Company’s stock price.

Interest Expense

Our interest expense for the three months ended March 31, 2021 was $0 compared to $261,759 for the three months ended March 31, 2020. This decrease was primarily driven by promissory notes that were entered into by the Company during 2020, which no longer remained outstanding in 2021.

Foreign Currency Translation

Our foreign currency translation gain (loss) was $35,736 for the three months ended March 31, 2021 as compared to $(12,698) for the three months ended March 31, 2020, for an increase in $48,434. The increase in foreign exchange gain is primarily due to the U.S. Dollar weakening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Fiscal Year 2020 Compared to Fiscal Year 2019

Operating Expenses

Our operating expenses increased to $5,617,317, for the year ended December 31, 2020 from $2,296,534 for the year ended December 31, 2019, with an increase of $3,320,783, or 145%. This change was primarily driven by an increase in stock-based compensation of $1,440,583, an increase in legal and professional fees of $1,147,381, and an increase in research and development costs of $174,083.

Interest Expense

Our interest expense for the year ended December 31, 2020 was $445,250 compared to $81,823 for the year ended December 31, 2019. This increase was primarily driven by promissory notes that were entered into by the Company during 2020, with an aggregate principal amount of $2,143,925, which it did not have during 2019.

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Inducement Expense

Our inducement expense was $802,109 for the year December 31, 2020 as compared to $0 for the year ended December 31, 2019. The expense is related to inducement incurred related to the conversion of warrants, resulting in a charge of $802,109.

Foreign Exchange

Our foreign exchange loss was $169,655 for the year December 31, 2020 as compared to $6,667 for the year ended December 31, 2019, for an increase in $162,988. The increase in foreign exchange loss is primarily due to the U.S. Dollar weakening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Liquidity and Capital Resources

The Company has incurred continuing losses from its operations. As of March 31, 2021, the Company has had an accumulated deficit of $15,010,268 and working capital of $16,629,501. As of December 31, 2020, the Company has had an accumulated deficit of $11,759,557 and working capital of $1,597,920. Since inception, the Company’s operations have been funded principally through the issuance of debt and equity.

February 2019 Note

On February 7, 2019, Jay Pharma received $60,000 in exchange for a promissory note to David Stefansky with an aggregate face value of $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The February 2019 Note bore no stated interest rate. On July 21, 2020, Jay Pharma converted the February 2019 Note into shares of ENVB common stock.

March 2019 Note

On February 1, 2019, Jay Pharma entered into a consulting agreement with David Stefansky. In connection with the consulting agreement, on March 5, 2019, Jay Pharma issued a note payable to its executive director for $150,000 (the “March 2019 Note”). The note bore no interest. On July 21, 2020, Jay Pharma converted the March 2019 Note into shares of ENVB common stock.

April 2019 Note

During April 2019, Jay Pharma received $300,000 in exchange for convertible notes in an aggregate principal amount of $300,000 (the “April 2019 Convertible Notes”) and warrants to purchase 250,000 common shares of Jay Pharma. The April 2019 Convertible Notes bore interest at a rate of 6% per annum. On December 30, 2020, the April 2019 Notes were converted into shares of ENVB common stock.

July 2019 Note

On July 8, 2019, Jay Pharma entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). The Note’s face value was $157,714 and the original issue discount was $19,714 for total gross proceeds of $138,000, implying an interest rate of 12.5% per annum. Jay Pharma could, without premium or penalty, at any time and from time to time, prepay all or any portion of the Note. The maturity date of the Note was September 8, 2019. On September 20, 2019, Jay Pharma entered into an amendment to the July 2019 Note (the “Amendment”). The Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. On November 21, 2019, Jay Pharma entered into an amendment for the July 2019 Note that extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for this amendment, Jay Pharma agreed to pay an aggregate extension fee of $33,926, which was added to the principal balance of the note. On December 9, 2019, Jay Pharma entered into an additional amendment for the July 2019 Note that extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. Jay Pharma also agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

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On January 8, 2020, Jay Pharma entered into an amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extended the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, Jay Pharma granted 55,000 shares of the Company’s common stock to the Lender. On May 6, 2020, Jay Pharma entered into an amendment (the “May 2020 Amendment”) whereby both parties agreed to extend the maturity date of the July 2019 Note to September 30, 2020. On January 12, 2020, Jay Pharma repaid $157,714 of the July 2019 Note. On December 31, 2020 the Company paid the remaining unpaid balance of the July 2019 Note.

December 2019 Note

On December 12, 2019, Jay Pharma received $40,000 in exchange for a promissory note with a lender, including an original issue discount of $4,000 (the “December 2019 Note”). The December 2019 Note bore interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate would increase to 24% per year. The December 2019 Note matured on January 31, 2020. The promissory note with the lender and Jay Pharma was converted into 170,333 shares of ENVB common stock on December 30, 2020.

February 2020 Note

On February 24, 2020, Jay Pharma received $50,000 in exchange for a promissory note with a lender (the “February 2020 Note”). The February 2020 Note bore interest at a rate of 10% on its face value per annum. In the case of an event of default, the interest rate would increase to 24% per year. The note matured on July 31, 2020. The February 2020 Note was convertible into common shares of Jay Pharma at any time at a conversion price of $0.38 per share. On December 30, 2020, the February 2020 Note was converted into 190,004 shares of the Company’s common stock.

Alpha Note

Simultaneously with the execution of the Original Amalgamation Agreement, Jay Pharma issued the Original Note, dated January 10, 2020, to Alpha, pursuant to which, on January 10, 2020, Jay Pharma received a $1,500,000 loan from Alpha. The Original Note was amended to reflect an additional investment of $500,000, resulting in a total principal amount of $2,000,000. The Original Note was further amended on August 12, 2020, to account for the termination of the Original Amalgamation Agreement and the change in the structure of the transaction from an amalgamation to a stock-for-stock exchange offer. Upon the closing of the Offer, the Note was converted into the right to receive 2,473,848 common shares of Jay Pharma and warrants to purchase 2,333,970 common shares of Jay Pharma at an exercise price of $1.03 per share immediately prior to the Offer. In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha upon conversion of the Note were converted into the right to receive (i) 547,278 shares of Series B Preferred Stock that are convertible into up to 547,278 shares of Common Stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 516,333 shares of Common Stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split.

Alpha Investment

Alpha also acquired 3,500,954 common shares of Jay Pharma and warrants to purchase 3,500,954 common shares of Jay Pharma at an exercise price of $1.03 per share, immediately prior to the Offer, in connection with the $3 million private placement completed prior to the completion of the Offer. In connection with the Offer, such common shares and warrants of Jay Pharma acquired by Alpha in the Alpha Investment were converted into, as applicable, the right to receive (i) 774,499 shares of Series B Preferred Stock that are convertible into up to 774,499 shares of Common Stock, after giving effect to the Reverse Stock Split, and (ii) warrants to purchase up to 774,499 shares of Common Stock at an exercise price of $4.64 per share, after giving effect to the Reverse Stock Split.

Alpha December Investment

On December 4, 2020, Jay Pharma and Alpha executed a securities purchase agreement whereby Alpha purchased an additional 1,000,000 common shares of Jay Pharma and warrants to purchase 500,000 common shares of Jay Pharma at an exercise price of $0.30 per share for an aggregate purchase price of $300,000 (the “Alpha December Investment”). In connection with the Offer, such shares were exchanged for 221,225 shares of Common Stock, and such warrants were exchanged for warrants to purchase 110,613 shares of Common Stock at $1.36 per share.

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Series B Warrants

Additionally, at the effective time of the Offer, the Company issued five-year warrants (the “Series B Warrants”) to purchase 1,791,923 shares of Common Stock at an exercise price of $0.01 to Alpha, after giving effect to the Reverse Stock Split. The number of shares of Common Stock issuable upon the exercise of the Series B Warrants is equal to the product of (i) 8,100,000 and (ii) the Exchange Ratio of 0.8849, post-Reverse Stock Split.

Registered Direct Offerings

On January 14, 2021, the Company completed a registered direct offering of 2,221,458 shares of Common Stock at approximately $4.50 per share for gross proceeds of approximately $10,000,000. The net proceeds to the Company after deducting financial advisory fees and other costs and expenses were approximately $8,806,087. On February 11, 2021, the Company completed a registered direct offering of 3,007,026 shares of Common Stock for gross proceeds of approximately $12.8 million. The net proceeds to the Company after deducting financial advisory fees and other costs and expenses were approximately $11,624,401. As of March 30, 2021, the Company had cash on hand of approximately $22.9 million. As of May 14, 2021, the Company had cash on hand of approximately $22.0 million.

We believe that, as a result of recent transactions involving the issuance of debt and equity, we currently have sufficient cash and financing commitments to meet our funding requirements over the next year. Notwithstanding, we expects that we will need to raise additional financing to accomplish our development plan over the next several years. We may seek to obtain additional funding through debt or equity financing in the future. There are no assurances that we will be able to raise capital on terms acceptable to us or at all, or that cash flows generated from our operations will be sufficient to meet our current operating costs. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. The COVID-19 pandemic has caused an unstable economic environment globally. Disruptions in the global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Current economic conditions have been and continue to be volatile. Continued instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our financial condition and operating results.

Cash Flows

Since inception, we have primarily used our available cash to fund our product development expenditures. The following table sets forth a summary of cash flows for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
Net cash used in operating activities	$(3,888,785)	$(647,860)	$(3,162,278)	$(893,922)
Net cash used in investing activities	(44,143)	-	(675,000)	-
Net cash provided by financing activities	5,531,270	560,000	24,881,733	1,212,196
Effect of foreign exchange rate on cash	(63,596)	17,903	34,235	(86,667)
Net increase (decrease) in cash	$1,534,746	$(69,957)	$21,078,690	$231,597

Operating Activities

Net cash used in operating activities was $3,162,278 during the three months ended March 31, 2021, which consisted primarily of a net loss of $3,250,711, offset by amortization of intangibles of $136,640, change in fair value of warrant liability of $3,813,000, stock-based compensation of $3,591,565, induced conversion of warrants of $298,714, and increases in prepaid expenses and other current assets for $66,208, offset by increases in accounts payable and accrued liabilities of $59,278.

Net cash used in operating activities was $893,922 during the three months ended March 31, 2020, which consisted primarily of a net loss of $1,098,461, offset by amortization of note discount of $233,240 and accrued interest of $28,519, increases in prepaid expenses and other current assets of $49,588, and decreases in accounts payable and accrued liabilities of $7,632.

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Net cash used in operating activities was $3,888,785 during the year ended December 31, 2020, which consisted primarily of a net loss of $6,864,676, offset by amortization of note discount of $288,631, stock-based compensation of $1,977,155, induced conversion of warrants of $802,109, amortization of intangible assets of $120,872, increases in prepaid expenses and other current assets for $636,497, and increases in accounts payable and accrued liabilities of $267,002.

Net cash used in operating activities was $647,860 during the year ended December 31, 2019, which consisted primarily of a net loss of $2,410,673, offset by amortization of note discount of $68,453, increases in stock-based compensation of $624,052, increases in prepaid expenses and other current assets of $104,340, and increases in accounts payable and accrued liabilities of $919,968.

Investing Activities

Net cash used in investing activities was $675,000 during the three months ended March 31, 2021, which consisted of the acquisition of intellectual property from Diverse Bio.

The Company did not have any investing activities during the three months ended March 31, 2020.

Net cash used in investing activities was $44,143 during the year ended December 31, 2020, which consisted of the acquisition of intellectual property from Tikkun Pharma.

The Company did not have any investing activities during the year ended December 31, 2019.

Financing Activities

Net cash provided by financing activities was $24,881,733 during the three months ended March 31, 2021, which consisted primarily of $9,463,087 in net proceeds from the January registered direct offering, $12,151,401 in net proceeds from February registered direct offering, and proceeds from the exercise of warrants of $3,267,245.

Net cash provided by financing activities was $1,212,196 during the three months ended March 31, 2020, which consisted of $50,000 in proceeds from convertible notes payable, and $1,319,910 in proceeds from notes payable, offset by $157,714 in repayment of notes payable.

Net cash provided by financing activities was $5,531,270 during the year ended December 31, 2020, which consisted primarily of $50,000 in proceeds from convertible notes payable, $1,812,410 in proceeds from note payable, proceeds from the offering and reverse merger of $3,372,500, September 2020 private placement of $227,500, December 2020 private placement of $260,500 and a decrease of $191,640 in repayment of note payable.

Net cash provided by financing activities was $560,000 during the year ended December 31, 2019, which consisted of $300,000 in proceeds from convertible notes payable, $238,000 in proceeds from notes payable and $22,000 in advances from a related party.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. The Company does not have any subsidiaries to include or otherwise consolidate into the financial statements. Additionally, the Company does not have interests in, nor relationships with, any special purpose entities.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. Such warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other expense on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of such common stock warrants. At that time, the portion of the warrant liability related to such common stock warrants will be reclassified to additional paid-in capital.

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Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards, when adopted, will have a material effect on the accompanying financial statements, other than those disclosed below.

On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2019. On January 1, 2020, the Company adopted this ASU, which will did not have a material impact on the Company’s financial position and results of operations.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic, 842, Leases,” which clarifies how to apply certain aspects of the new leases standard, ASC 842. The amendments address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other things.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements,” which provides entities with relief from the costs of implementing certain aspects of the new leasing standard, ASC 842. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740. ASU 2019-12 is effective for the fiscal years beginning after December 15, 2020, with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The new accounting rules were effective for the Company in the first quarter of 2021. The adoption of the new accounting rules did not have a material impact on the Company’s financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments in ASU No. 2021-04 provides guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this ASU No. 2021-04 are effective for all entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, including interim periods within those fiscal years. As a result, the Company will not be required to adopt ASU 2021-04 until October 1, 2022. The Company is currently evaluating the impact of the adoption of this principle on the Company’s condensed consolidated financial statements.

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Critical Accounting Policies and Significant Judgments and Estimates

The Company’s accounting policies are fundamental to understanding its management’s discussion and analysis. The Company’s significant accounting policies are presented in Note 3 to its financial statements for the year ended December 31, 2020, which are included in this proxy statement/prospectus. The Company’s financial statements have been prepared in accordance and in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the SEC regarding consolidated financial information. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the report amount of assets and liabilities at the date of the financial statements and expenses during the periods reported. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving common stock and the valuation of stock-based compensation. Actual results could differ from estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. As of December 31, 2020, the Company did not have greater than $250,000 at any US or Canadian financial institutions.

Foreign Currency Risk

From inception through March 31, 2021, the reporting currency of the Company is the United States dollar while the functional currency of the Company is the Canadian dollar. As a result, the Company is subject to exposure from changes in the exchange rates of the Canadian dollar and the U.S. dollar.

The Company has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. The Company may, however, hedge such exposure to foreign currency fluctuations in the future.

Quantitative and Qualitative Disclosures About Market Risk

From inception through March 31, 2021, the reporting currency of the Company is the United States dollar while the functional currency of the Company is the Canadian dollar. As a result, the Company is subject to exposure from changes in the exchange rates of the Canadian dollar and the U.S. dollar.

The Company has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. The Company may, however, hedge such exposure to foreign currency exchange fluctuations in the future.

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MAGICMED’S BUSINESS

General

MagicMed is a neuro-pharmaceutical drug discovery and development platform. MagicMed has focused on assembling a portfolio of intellectual property (referred to as the PsybraryTM described further below) relating to the synthesis, production and manufacturing of novel psychedelic molecular compounds and derivatives (“Psychedelic Derivatives”) along with processes relating to their synthesis, production and manufacturing. These Psychedelic Derivatives are intended to be essential building blocks in the development of psychedelic therapies and medicines for diverse psychological and neuropsychiatric indications. MagicMed considers its business and related activities to be typical for a biopharma business focused on preclinical drug discovery and development. The goal of preclinical drug discovery and development is to identify, screen and select new Psychedelic Derivatives that have efficacy characteristics and a safety profile that would make them promising and acceptable candidates to bring to the clinical (i.e., human) trials that are required before any new medicine is accepted by health regulators. Given the expense and time required to bring a drug to market through clinical trials, qualified new molecular compounds and derivatives with promising efficacy and safety data developed through sophisticated preclinical development practices can have significant value.

The PsybraryTM

MagicMed’s business is centered on the development of the PsybraryTM, a proprietary physical and knowledgebase collection of novel Psychedelic Derivative drug candidates, manufacturing methods, pharmacological data, and patent filings that protect the foregoing. Further, MagicMed has been seeking to employ a diversified partnership model; while MagicMed intends to focus on the development of novel and viable Psychedelic Derivatives, it does not itself intend to conduct any clinical trials or develop consumer ready psychedelic medicines. Instead, MagicMed intends to partner with pharmaceutical and other drug development and biotechnology companies in developing and commercializing psychedelic-derived drugs for diverse psychological and neuropsychiatric indications, of which will be fundamentally composed of the Psychedelic Derivatives contained in the PsybraryTM. Pursuant to these partnerships:

●	MagicMed will offer its drug developing partners access to the PsybraryTM whereby they will be able to search, select, test and license out the Psychedelic Derivatives of their choice based on the indication that they are targeting (i.e., anxiety, depression, addiction, PTSD and etc.) and use them as building blocks to accelerate and enhance the development of new psychedelic-derived drugs; and

●	in consideration for access to the PsybraryTM and the license of MagicMed’s Psychedelic Derivatives, MagicMed’s drug developing partners will pay the research, clinical testing and market authorization costs and provide MagicMed with future milestone payments as they advance MagicMed’s Psychedelic Derivatives through clinical trials and market authorization processes. Thereafter, if a psychedelic-derived drug reaches commercialization, MagicMed would receive royalty payments at a rate that will be negotiated between MagicMed and its partners.

This business model is expected to allow MagicMed to generate revenue at an earlier stage and forego the costs and risk associated with moving a drug candidate through the clinical testing and market authorization processes itself. MagicMed has initiated conversations with several biotechnology research and development companies, however at this stage MagicMed does not have any partnerships in place and has not entered into any definitive agreements to initiate the same.

To date, MagicMed has focused on and has completed the development of a portfolio of psilocybin-based Psychedelic Derivatives for its PsybraryTM and eventually intends to broaden the composition of the PsybraryTM with Psychedelic Derivatives based on other psychedelic molecules such as MDMA, LSD, ibogaine, mescaline, and DMT. The novel Psychedelic Derivatives contained within the PsybraryTM are patentable, as are MagicMed’s proprietary methods of manufacturing such Psychedelic Derivatives.

The PsyAITM

In connection with the Collaboration (defined and discussed further under the heading “MagicMed’s Business – Description of the Business – History,”) on March 3, 2021, MagicMed engaged April19 to, among other things, assist in the development of PsyAITM, an artificial intelligence tool intended to provide comprehensive, pharmaceutical design, manufacturing, pharmacology predictive and validating methodologies in an effort to modernize psychedelic medicine.

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MagicMed has assembled a team of highly specialized scientists with substantial experience in new drug development. The team has considerable expertise in preclinical drug development including ideation, native biochemical pathway elucidation, creation of new biosynthetic and semi-synthetic manufacturing methods, creation of new molecules and derivatives and completion of IND enabling studies. Additionally, MagicMed’s science team includes scientist managers who have overseen new drug development from preclinical phases through to phase II human clinical trials. MagicMed’s in-house expertise combined with an approach that uses large pharmaceutical companies and drug developers to provide the necessary infrastructure and scalable personnel makes MagicMed ideally suited to develop novel intellectual property and to evaluate and develop that intellectual property in the preclinical setting. MagicMed intends to both outsource certain of its preclinical analysis activities and add additional internal preclinical specialists to its team to further strengthen MagicMed’s capabilities.

Based on the breakthrough potential of psychedelic-derived drugs, MagicMed anticipates there will be demand from larger psychedelic drug companies as well as traditional pharmaceutical businesses to access optimized, patentable next generation Psychedelic Derivatives and as discussed above MagicMed intends to enter into partnerships and licensing agreements with these types of companies to commercialize its related preclinical assets. To this end, MagicMed has had preliminary conversations with psychedelic-based companies currently in clinical development who have validated the need and expressed a very strong interest for novel efficacious and safer next-generation psychedelic medicines that are patent protected.

Research and Development

Preclinical Drug Discovery and Development

Preclinical drug discovery and development typically encompass a range of activities starting with (i) new molecule ideation and design, (ii) synthesis of compounds, (iii) testing of the synthesized compounds through “in vitro” screening in order to assess preliminary efficacy (i.e. testing that takes place in controlled artificial environments with selected chemical or biological agents), (iv) testing of a subset of the synthesized compounds through “in vivo” testing (i.e., testing in live animals using established models correlating the effect of a type of drug on animals to desired outcomes in humans), and (v) preparation of an IND summarizing safety and efficacy findings, which is required in order to seek permission from regulators to proceed to clinical trials. Rational drug design is now a common method used by the pharmaceutical industry to identify potential compounds to take forward for further development. Generally, the rational development of a new drug follows a three-step process. Initially, a target, such as a receptor or enzyme, has to be identified relating to a particular disease state. This target then has to be fully characterized and, finally, a molecule must be designed that binds to it. With respect to psychedelics, it is generally agreed upon that the biological target is the 5-HT2A receptor. This is a subtype of the 5-HT2 receptor that belongs to the serotonin receptor family. It is a well understood scientific concept, which substantially de-risks the drug development process for MagicMed compared to traditional drug discovery processes. MagicMed is applying these typical drug preclinical development steps to “classic” psychedelic drugs (described further below) in order to develop new Psychedelic Derivatives for complex physiological and neuropsychiatric indications that have high prevalence rates and unmet treatment needs.

Since July 9, 2020, MagicMed has filed 13 provisional patent applications with the United States Patent and Trademark Office relating to the composition of matter, drug formulation and process of preparation claims for novel psilocybin and DMT Psychedelic Derivatives. For more information on the patent applications filed to date, see information under the heading “Intangible Properties” below. Additionally, as of the date hereof, MagicMed has established a portfolio of psilocybin-based Psychedelic Derivatives included in the PsybraryTM. This portfolio, which also captures DMT-based Psychedelic Derivatives, now includes the 13 filed patent applications directed to nine different chemical compound categories covering over 125 million individual molecules. Further, MagicMed has launched its candidate selection program which is a program that allows MagicMed to narrow down the best drug candidates out of its portfolio of newly developed Psychedelic Derivatives based on the characteristics of the molecules through both “in vitro” screening (i.e. testing that takes place in controlled artificial environments with selected chemical or biological agents) and “in vivo” testing (i.e. testing in live animals using established models correlating the effect of a type of drug on animals to desired outcomes in humans), in each case to assess preliminary efficacy (the “Candidate Selection Program”). The determination of which Psychedelic Derivatives are the best drug candidates is also anticipated to depend on the targeted indication. Certain molecules that are effective for one indication may not necessarily be so for a different indication. As MagicMed intends to work with several different types of drug developing companies, targeting different indications, it intends to provide a broad selection of viable Psychedelic Derivatives from which these companies can chose from. Lastly, as of the date hereof, MagicMed has synthesized approximately 200 distinct psilocybin-based Psychedelic Derivatives in its research and development facilities.

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Contracts

Set forth below is a summary of the two arms-length material contracts that MagicMed has entered into as of the date hereof.

On August 24, 2020, MagicMed entered into a research contract, as amended on January 7, 2021 (the “Calgary Research Contract”) with the Governors of the University of Calgary (“UofC”). On November 1, 2020 MagicMed entered into a facilities use agreement (the “Calgary Facilities Use Agreement”) with, among others, UofC. On August 1, 2021, MagicMed entered into a lease agreement (the “Lease Agreement” and collectively with the Calgary Facilities Use Agreement, and the Calgary Research Contract, the “Calgary Agreements”). As described further below, pursuant to the Calgary Agreements, UofC has agreed to provide MagicMed with office, scientific and laboratory support to accelerate development of the PsybraryTM.

As described further below, pursuant to the Calgary Agreements, UofC has agreed to provide MagicMed with scientific and laboratory support to accelerate development of the PsybraryTM.

Pursuant to the Calgary Facilities Use Agreement, UofC has granted MagicMed permission to use UofC’s lab for the purpose of developing biosynthetic methods for novel, patentable drugs of the tryptamine, phenethylamine, psychedelic, hallucinogenic and dissociative anesthetic classes (the “Project”). The Calgary Facilities Use Agreement expires on October 31, 2021 unless otherwise extended or terminated earlier.

Pursuant to the Calgary Research Contract, UofC has agreed to perform the Project in accordance with a workplan and Budget, as set out therein. The Calgary Research Contract expires on August 17, 2022, unless otherwise amended or terminated earlier. In consideration for undertaking and completing the Project, MagicMed agreed to pay the UofC the sum of $467,312 (the “Budget”) in accordance with the payment schedule set out in the Calgary Research Contract. Two payments of $33,938.00, one payment of $33,937.00, one payment of $40,031.25 and one payment of $73,968.27 have been paid under the Calgary Research Contract, with $251,499,48 due within the next 12 months. All research results flowing from the Project are owned by MagicMed.

Pursuant to the Lease Agreement, MagicMed has leased certain office and laboratory space from the UofC, commencing August 1, 2021 and ending July 31, 2023, for monthly rent of $12,846.61 (inclusive of operating costs, and property tax but exclusive of taxes). MagicMed has leased such premises for the purposes of research and development on novel drug candidates, and more particularly, the chemical synthesis and analysis, and biological in vitro testing of small molecules in a novel neurological drug candidate discovery context.

Classic Psychedelic Drugs

Psychedelic drugs are psychoactive drugs which can cause in their users altered states of consciousness, along with auditory and visual hallucinations. Classic psychedelic drugs include LSD, “magic mushrooms” or their active constituents such as psilocybin and psilocin, DMT, and MDMA, among others.

Classic psychedelics have been well described in literature of the past several decades and as a result, obtaining intellectual property rights over the classic psychedelics is challenging. It is not possible to receive a “composition of matter” patent, which would protect any use of the molecules. While it is possible to patent specific formulations of these drugs, the relative protection provided by this strategy is far less meaningful than a composition of matter patent. MagicMed believes that this presents a significant opportunity to create novel and viable Psychedelic Derivatives, which are patentable, as are MagicMed’s proprietary methods of manufacturing such Psychedelic Derivatives. While there may be a modest role for classic psychedelics in the treatment of psychological indications, and a commensurate modest ability to attract the type of investment required to complete the clinical development process, MagicMed believes that there is a greater treatment potential and patient applicability with derivatives that have been improved for safety and efficacy. MagicMed believes that this potential of larger and more effective market penetration will provide a greater economic incentive for pharmaceutical companies to provide the required investment to complete the clinical development process. MagicMed believes that designing Psychedelic Derivatives, which improve upon the pharmacological and therapeutic efficacy of the classic psychedelics described herein presents a significant potential market opportunity given the following factors:

●	the substantial number of patients suffering from psychiatric and neurological conditions that are not well-treated by or are refractory to currently approved pharmaceuticals;

●	the growing evidence and research in support of the therapeutic benefit of psychedelics and the increased willingness of regulators to consider psychedelic drugs as a valid treatment option for neuropsychiatric disorders;

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●	the under-explored potential to optimize “classic” psychedelic drugs by creating more stable and predictable pharmaceutical drugs;

●	the potential value in creating new psychedelic molecular derivatives that will enjoy patent protection; and

●	the ongoing clinical evidence currently establishing the utility and clinical processes for psychedelic- assisted therapies reduces the risk associated with the drug development pathway being undertaken by MagicMed.

Production

MagicMed does not currently market or distribute any products and will formulate product information and distribution plans as and when MagicMed is at the stage of commercializing the contents of the PsybraryTM. Nonetheless, MagicMed’s Chief Scientific Officer, Dr. Peter Facchini, has been issued a license by Health Canada, pursuant to the provisions of the CDSA, which authorizes the possession and production of certain controlled substances, including psilocybin, psilocin and DMT, and which expires on December 31, 2021 (the “Facchini Drug License”). As discussed under the heading “Description of the Business – Business of MagicMed – Research and Development,” MagicMed intends to complete a number of preclinical studies involving the use of different psychedelic molecules; during the completion of the “in vitro” portion of these preclinical studies when only lab-grade and lab-scale psychedelic molecules are required, MagicMed intends to manufacture the required psychedelic molecules at UofC pursuant to the Calgary Agreements and under the authority of the Facchini Drug License. For more information on the Calgary Agreements, see “Description of the Business – Business of MagicMed – Contracts.” However, when larger quantities and higher quality psychedelic molecules are required (i.e., for animal model testing and etc.), MagicMed intends to contract with appropriate third party CMOs service providers as required.

Derivatives of certain psychedelic compounds like psilocin, psilocybin and DMT are not currently scheduled under the CDSA and are not captured by the Facchini Drug License. As such, MagicMed intends to work with the Canadian Office of Controlled Substances to determined how to address regulatory considerations for these derivatives for which there are currently no regulatory provisions. Additionally, MagicMed has made Health Canada aware of its plans to develop derivatives of these and other psychedelic compounds and of its intention to work with the Canadian Office of Controlled Substances to determined how to address regulatory considerations. In the event Health Canada determines that MagicMed’s Psychedelic Derivatives are controlled substances and therefore, require regulatory approval, (a) MagicMed’s licensees will be required to obtain such approval; and (b) to the extent that MagicMed produces Psychedelic Derivatives, it will require similar regulatory approval. Such additional regulatory requirements may increase MagicMed’s costs and cause a delay in MagicMed’s operations.

Specialized Skills and Knowledge

Various aspects of MagicMed’s business require specialized skills and knowledge. Such skills and knowledge include, but are not limited to, expertise related to the discovery and development of patentable drug candidates, discovery and deployment into manufacturing systems of genetic elements that confer beneficial activities (such as catalytic enzymes, transporter, sequestration activities) to biosynthetic or semi-synthetic processes, quality assurance, laboratory synthesis and preclinical testing. MagicMed expects to rely upon various legal and financial advisors, scientific and clinical consultants and others in the operation and management of its business. See “Risk Factors – Risks Related to the Business – Dependence on Management and Key Personnel.”

Competitive Conditions

There are several other companies pursuing the research and development of psychedelic-derived drugs for the purposes of treating physiological and neuropsychiatric indications. Some notable entities in the psychedelic-drug and biotechnology market include: (i) Mindset Pharma Inc., a neuro-pharmaceutical drug discovery and development platform MagicMed; (ii) Mind Medicine Inc., a public MagicMed exploring the use of Ibogaine and microdoses of LSD in the treatment of substance use and psychological disorders; (iii) Compass Pathways Limited, a public mental health care MagicMed pursuing the development of a psilocybin-based drug via the clinical trial pathway. MagicMed received “Breakthrough Therapy” designation from the FDA in 2018 and is presently conducting randomized controlled phase 2 studies of psilocybin therapy, testing safety and efficacy of psilocybin in participants with treatment resistant depression; (iv) Field Trip Health Inc., a MagicMed focused on offering technology-enabled ketamine enhanced psychotherapy, psychedelic enhanced psychotherapy and psychedelic-integration psychotherapy in clinical settings; (v) Eleusis Ltd., a private clinical stage life science MagicMed that is dedicated to unlocking the therapeutic potential of serotonin 2A receptor agonists through the mitigation and management of psychoactivity; and (vi) Gilgamesh Pharmaceuticals Inc., a mental health science preclinical biotechnology MagicMed focused on developing ketamine-based new chemical entities.

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Distinct from MagicMed, to MagicMed’s knowledge, these entities are either focused on: (i) the clinical trial pathway and/or providing fully developed psychedelic-derived end products to consumers; (ii) directing their attention on other psychedelic molecules that MagicMed is not focused on; and/or (iii) developing psychedelic-derived solutions for specific psychological indications. As discussed under the heading “Description of the Business” contrastingly, MagicMed seeks to provide a portfolio of Psychedelic Derivatives from which companies like those described above can chose from in developing their psychedelic-derived consumer products. Additionally, MagicMed does not intend to conduct any clinical trials itself, but rather, MagicMed intends to: (i) partner with other drug development companies to carry the costs and risks associated with clinical trials; and (ii) set up milestone based revenue arrangements such that it starts earning revenue prior to a fully developed product being ready for sale to consumers.

Components

MagicMed makes its novel Psychedelic Derivatives in the lab at a small scale, the ingredients of which are sourced from scientific research ingredient suppliers such as Toronto Research Chemicals Inc. and MilliporeSigma. Occasionally when certain plants and other more complex materials are required to isolate novel molecular sequences, MagicMed intends to grow them at UofC pursuant to the Calgary Agreements and under the Facchini Drug License. For more information on the Calgary Agreements, see “Description of the Business – Business of MagicMed – Contracts.” For more information on the Facchini Drug License see “Description of the Business – Business of MagicMed – Production.” When MagicMed moves to larger scale production, MagicMed intends to rely on CMOs who similarly source their raw materials from scientific ingredient supply houses.

Intangible Properties

Since July 9, 2020, MagicMed has filed 13 provisional patent applications with the United States Patent and Trademark Office relating to the composition of matter, drug formulation and process of preparation claims for novel psilocybin and DMT derivatives. These patent filings are anticipated to be the first in a series of applications that together will protect MagicMed’s broad portfolio of novel psilocybin, DMT, MDMA, mescaline and LSD Psychedelic Derivatives in the PsybraryTM.

Additionally, on January 18, 2021 and January 19, 2021, MagicMed filed applications for registered trademark protection in Canada and the United States, respectively, for MagicMed’s logo and for the following words: (i) MagicMed; (ii) MagicMed Industries; (iii) PSYBRARY; and (iv) MAGIC MOMENTS. Further MagicMed has purchased the domain name “ThePsybrary.com.” On February 3, 2021 and February 4, 2021, MagicMed filed applications for registered trademark protection in Canada and the United States, respectively, for the word mark “PsyAI.”

Cycles

Although MagicMed does not believe that its business is cyclical or seasonal in nature, it expects to experience some variation in operating results from quarter to quarter. MagicMed believes that the factors which influence this variability of quarterly results include general economic, political and industry conditions that affect current news on psychedelic-based medicinal therapies, the timing of MagicMed’s introduction of new patents, the level of acceptance of psychedelic-based therapies by medical professionals, the seasonality of the markets in which MagicMed participates and the actions of competitors.

Economic Dependence

MagicMed’s business is substantially dependent on the Calgary Agreements as these agreements enable MagicMed to develop Psychedelic Derivatives in compliance with current legislation. The loss of both of the Calgary Agreements (i.e., not just one or the other) could substantially hinder MagicMed’s ability to develop Psychedelic Derivatives until MagicMed obtains the requisite Dealer’s License or Section 56 Exemption on its own. MagicMed has not yet applied for its own Dealer’s License or Section 56 Exemption, as it has not yet invested in building its own substantial lab facility sufficient to meet the requirements for licensure or to obtain the Section 56 Exemption. See “Description of the Business – Business of MagicMed – Regulatory Environment” for more information on the Dealer’s License and Section 56 Exemption required to undertake preclinical studies. For more information on the Calgary Agreements, see “Description of the Business – Business of MagicMed – Contracts.”

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Changes to Contracts

MagicMed may increase the scope of the Calgary Agreements to allow MagicMed greater capabilities to synthesize Psychedelic Derivatives.

Personnel

As of the date hereof, MagicMed has 14 employees and 4 consultants.

Foreign Operations

MagicMed is not dependent upon foreign operations.

Regulatory Environment

Set forth below is a discussion of the current legal framework and applicable legislation relating to psychedelic drugs and MagicMed’s operations in Canada.

Drug Scheduling Regulations

●	Certain psychoactive compounds, such as psilocybin, LSD (lysergic acid diethylamide), DMT (N,N–Dimethyltryptamine) and mescaline, are considered controlled substances under the CDSA (Canada Controlled Drugs and Substances Act). Specifically, psilocybin, LSD, mescaline and DMT any salts thereof, are listed under Schedule III of the CDSA and MDMA and ketamine are Schedule I controlled substance. The possession, sale or distribution of controlled substances is prohibited unless specifically permitted by the Government of Canada. Penalties for contravention of the CDSA related to Schedule I substances are the most punitive, with Schedule II being less punitive than Schedule I, Schedule III being less punitive than Schedule I and II and so forth. A party may seek government approval for a Section 56 Exemption to allow for the possession, transport or production of a controlled substance for medical or scientific purposes, as discussed in further detail below under the heading “Regulatory Approvals Required for Studies – Canada.” Health Canada regulates all health products in Canada, and a health product may only be sold in Canada with the permission of Health Canada. During its evaluation of the safety, efficacy and quality of each health product, Health Canada determines whether a drug should be a controlled substance, a prescription drug or a non-prescription drug. A substance may be deemed a controlled substance but also a prescription drug. As discussed above, scheduling the substance in the CDSA means that there are criminal consequences to possessing the drug unlawfully. If Health Canada determines that a drug requires a prescription, it is placed on the Health Canada Prescription Drug List (“PDL”). Neither psilocybin, mescaline, LSD nor DMT are currently on the PDL. After Health Canada determines if a drug may be sold in Canada and if it requires a prescription, the individual provinces, territories and the National Association of Pharmaceutical Regulatory Authorities (“NAPRA”) decide where it may be sold, under advisement from the National Drug Scheduling Advisory Committee (“NDSAC”). NAPRA maintains a harmonized list referred to as the National Drug Schedules. NAPRA may decide to be more restrictive in scheduling drugs, but never less restrictive than has already been determined at the federal level.

Regulatory Approvals Required for Studies

Regulatory approvals are required for clinical (human) studies for all investigational products in all member countries of the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, which includes Canada.

●	CDSA – In order to conduct any scientific research, including preclinical (animal) and clinical (human) trials using a controlled substance (such as psilocybin, LSD, mescaline, or DMT) in Canada, a Section 56 Exemption under the CDSA is required. This exemption allows the holder to possess and use the controlled substance without being subject to the restrictions set out in the CDSA, subject to obtaining any additional approvals such as ethics and clinical trial approvals. Specifically, the final approved clinical study protocol and a Health Canada issued No Objection Letter are required to obtain an exemption under subsection 56(1) of the CDSA to conduct clinical investigations with psilocybin, LSD, mescaline, and DMT in Canada.

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●	Canada FDR – Products that contain a controlled substance such as psilocybin, LSD, mescaline and DMT cannot be made, transported or sold without proper authorization from the government. A party can apply for a Dealer’s License under Part J of the Canada Food and Drug Regulations (“Canada FDR”), which allows the party to produce, assemble, sell, provide, transport, send, deliver, import or export a restricted drug (as listed in Part J in the Canada FDR– which includes psilocybin, LSD, mescaline and DMT), assuming compliance with all relevant laws (the CDSA and Canada) and subject to any restrictions placed on the license by Health Canada. In order to qualify as a licensed dealer, a party must meet all regulatory requirements mandated by the regulations including having compliant facilities, compliant materials and staff that meet the qualifications under the regulations of a senior person in charge and a qualified person in charge.

Derivatives of certain psychedelic compounds like psilocin, psilocybin and DMT are not currently scheduled under the CDSA. Nonetheless, as discussed under the heading “Description of the Business – Business of MagicMed – Production,” Health Canada is aware of MagicMed’s plans to: (i) develop derivatives of these and other psychedelic compounds; and (ii) work with the Canadian Office of Controlled Substances to determined how to address regulatory considerations for these derivatives for which there are currently no regulatory provisions. In the event Health Canada determines that MagicMed’s Psychedelic Derivatives are controlled substances and therefore, require regulatory approval, (a) MagicMed’s licensees will be required to obtain such approval; and (b) to the extent that MagicMed produces Psychedelic Derivatives, it will require similar regulatory approval. Such additional regulatory requirements may increase MagicMed’s costs and cause a delay in MagicMed’s operations. Subject to the foregoing, MagicMed currently relies on the Facchini Drug License and the Dealer’s License held by UofC to conduct the research work related to its Psychedelic Derivatives.

Clinical Studies and Market Authorization Regulations

MagicMed aims to partner with pharmaceutical and drug development companies in the development and commercialization of psychedelic drugs for several psychological and neuropsychiatric indications. MagicMed does not intend to complete any clinical testing itself, but rather provide the Psychedelic Derivatives and other assistance to its drug developing partners who will move viable drug candidates (made from MagicMed’s Psychedelic Derivatives) through the clinical testing and market authorization processes. As a result, MagicMed does not expect it will need to obtain the requisite licenses and approvals or incur the costs associated of clinical testing and market authorization. Nonetheless set forth below is a description of the regulatory regimes in Canada that MagicMed’s drug developing partners will be subject to as they move through both: (i) the clinical study regulatory processes; and the (ii) market authorization regulatory process, in each case in respect of the development of psychedelic therapies and medicines.

Health Canada Clinical Study Regulatory Process

In Canada, a Clinical Trial Application (“CTA”) is composed of three modules:

●	Module 1 contains administrative and clinical information about the proposed trial, and includes an investigator’s brochure, which details all safety, preclinical and clinical data for the drug under study. Other components of Module 1 are the clinical study synopsis and full protocol, informed consent documents, clinical trial site information, and letters of access;

●	Module 2 contains common technical document summaries, including Chemistry, Manufacturing and Control (“CMC”) information about the drug product(s) to be used in the proposed trial; and

●	Module 3 contains additional supporting quality information including literature references.

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The modules are organized and numbered consistently in an internationally adopted format, the Common Technical Document (“CTD”). Adhering to the CTD format facilitates evaluation by Health Canada and ensures consistency of documents in subsequent stages of the drug authorization process. Additional documents including a Clinical Trial Site Initiation Form, Qualified Investigator Undertaking and a Research Ethics MagicMed Board Attestation must be completed for each clinical trial site. Once prepared, the CTA is sent to the Therapeutic Products Directorate at the Health Product and Food Branch (“HPFB”) of Health Canada for review. The review process is 30 days, although during the current COVID-19 pandemic environment, Health Canada is able to extend review timelines for non COVID-19 related studies to 45 days. Health Canada invites sponsors to request a pre-CTA consultation meeting. Such consultations may be particularly useful for new active substances or applications that will include complex issues that may be new to Health Canada.

Market Authorization Regulatory Process

The HPFB is the national authority that regulates, evaluates and monitors the safety, efficacy, and quality of therapeutic and diagnostic products available to Canadians. When a manufacturer decides that it would like to market a drug in Canada, MagicMed must first file a “New Drug Submission” (“NDS”) with one of the Directorates (e.g. Therapeutic Products Directorate) within the HPFB. The NDS contains information and data about the drug’s safety, effectiveness and quality. It includes the results of the preclinical and clinical studies, whether done in Canada or elsewhere, details regarding the production of the drug, packaging and labeling details, and information regarding therapeutic claims and side effects. The HPFB performs a thorough review of the submitted information, sometimes using external consultants and advisory committees. HPFB evaluates the safety, efficacy and quality data to assess the potential benefits and risks of the drug. HPFB reviews the labeling information that the sponsor proposes to provide to health care practitioners and consumers about the drug (e.g. the drug label, product monograph, patient brochure). If, at the completion of the review, the conclusion is that the benefits outweigh the risks and that the risks can be mitigated, the drug is issued a Notice of Compliance, as well as a Drug Identification Number which permits the sponsor to market the drug in Canada and indicates the drug’s official approval in Canada. In addition, Health Canada laboratories may test certain biological products before and after authorization to sell in Canada has been issued. This is done through its Lot Release Process, in order to monitor safety, efficacy and quality. This process is predominantly utilized for biologic products seeking a marketing license. Once a drug is on the market, regulatory controls continue. The manufacturer (license holder) and distributors of the drug must report any new information received concerning serious side effects including failure of the drug to produce the desired effect. The manufacturer (license holder) must also notify HPFB about any studies that have provided new safety information and request approval for any major changes to the manufacturing processes, dose regime or recommended uses for the drug. HPFB conducts market surveillance, monitors adverse reaction reports, investigates complaints and problem reports, and manages recalls, should the necessity arise. In addition, HPFB licenses most drug production sites and conducts regular inspections as a condition for licensing.

Restructuring Transactions

Neither MagicMed nor any of its Subsidiaries has completed any material restructuring transaction since its incorporation nor are any such transactions proposed for the current financial year.

Bankruptcy and Similar Procedures

MagicMed does not and has not had any bankruptcy (whether voluntary or otherwise), receivership or other similar proceedings instituted by it or against it since its incorporation nor are any such proceedings being contemplated or threatened in the foreseeable future.

History

MagicMed was incorporated under the BCBCA on May 26, 2020. MagicMed has not generated any revenue since incorporation.

On May 26, 2020, MagicMed completed a private placement offering pursuant to which it sold 8,000,000 units of MagicMed (the “Primary Founder Units”) at a price of $0.005 per Primary Founder Unit for gross proceeds of $40,000. Each Primary Founder Unit is comprised of one MagicMed Share and one MagicMed Warrant with each MagicMed Warrant being exercisable at a price of $0.25 until May 26, 2025.

On June 26, 2020 MagicMed completed a private placement offering pursuant to which MagicMed sold 5,690,000 units of MagicMed (the “Secondary Founder Units”) at a price of $0.10 per Secondary Founder Unit for gross proceeds of $569,000. Each Secondary Founder Unit is comprised of one MagicMed Share and one MagicMed Warrant with each MagicMed Warrant being exercisable at a price of $0.25 until May 26, 2025. 640,000 of the Secondary Founder Units for total gross proceeds of $64,000 under this offering were received in July 2020 and were thus, not reflected in the audited financials of MagicMed from the period from incorporation on May 26, 2020 to June 30, 2020.

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Since July 9, 2020, MagicMed has filed 13 provisional patent applications with the United States Patent and Trademark Office relating to the composition of matter, drug formulation and process of preparation claims for novel psilocybin and DMT Psychedelic Derivatives. These patent filings are the first in a series of applications that together will protect MagicMed’s broad portfolio of novel Psychedelic Derivatives contained in the PsybraryTM.

On August 14, 2020, August 31, 2020 and September 3, 2020, MagicMed completed three tranches of a brokered private placement (the “August Offering”) for gross proceeds of $1,652,880. Pursuant to the August Offering, MagicMed issued 6,611,520 MagicMed Shares at a price of $0.25 per MagicMed Share. Mackie Research Capital Corporation (“Mackie”) acted as agent in connection with the August Offering and was paid a cash commission equal to 8.0% of the aggregate gross proceeds of the August Offering raised from eligible purchasers in addition to a work fee and cash for certain expenses incurred by Mackie.

On August 24, 2020, MagicMed entered into the Calgary Research Contract with UofC in connection with the Project (developing biosynthetic methods for novel, patentable drugs of the tryptamine, phenethylamine, psychedelic, hallucinogenic and dissociative anesthetic classes, all of which will be incorporated in the PsybraryTM). On January 7, 2021, the Calgary Research Contract was amended to provide for additional financial support from MagicMed to UofC for the purposes of hiring additional personnel and covering the cost of additional supplies in connection with the Project. See “Description of the Business – Business of MagicMed – Contracts” for further details.

On October 5, 2020, MagicMed entered into a financial services advisory agreement (the “Financial Advisory Agreement”). MagicMed pays a monthly fee of $15,000 for a strategic advisor to assist MagicMed in assessing future business opportunities and developing a capital markets strategy. There were also 679,830 stock MagicMed Options granted pursuant to the Financial Advisory Agreement exercisable at $0.25 per option. Such MagicMed Options carry an escrow release of 10% upon signing of the Financial Advisory Agreement and 15% every six months over the 36-month term of the Financial Advisory Agreement.

On November 1, 2020 MagicMed entered into the Calgary Facilities Use Agreement with UofC. Pursuant to the Calgary Facilities Use Agreement (and the Calgary Research Contract), UofC has agreed to provide MagicMed with scientific and laboratory support to accelerate the development of the PsybraryTM. See “Description of the Business – Business of MagicMed – Contracts” for further details.

On December 17, 2020 and December 23, 2020, MagicMed completed two tranches of a brokered and non-brokered private placement offering (the “December Offering”) of units of MagicMed (the “Units”) for aggregate gross proceeds of $8,141,883, pursuant to which MagicMed issued an aggregate of 16,283,766 Units at a price of $0.50 per Unit. Each Unit is comprised of one MagicMed Share and one-half of one MagicMed Warrant. Each MagicMed Warrant entitles the holder thereof to purchase one additional MagicMed Share, at an exercise price of $0.75 for a period of two (2) years from the date of a Liquidity Event. Gravitas acted as lead agent and sole bookrunner in respect of the brokered December Offering and financial advisor in respect of the non-brokered December Offering. Gravitas received a cash commission equal to 8.0% of the gross proceeds from the sale of Units pursuant to the December Offering. In addition to the commission, MagicMed issued to Gravitas: (i) MagicMed Broker Warrants equal to 8.0% of the aggregate number of Units sold under the December Offering, with each MagicMed Broker Warrant exercisable at $0.50 for a period of two years from the date of a Liquidity Event to acquire one Unit; and (ii) a corporate finance fee paid in 814,187 Units, being equal to 5% of the aggregate number of Units sold under the December Offering.

On December 22, 2020, MagicMed established the portfolio of psilocybin-based Psychedelic Derivatives included in the PsybraryTM and launched the Candidate Selection Program. For more information on the Candidate Selection Program, see “Description of the Business – Research and Development – Preclinical Drug Discovery and Development.” Additionally, as of December 22, 2020, MagicMed has synthesized more than 200 distinct psilocybin-based Psychedelic Derivatives in its research and development facilities.

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On March 3, 2021, MagicMed entered into the April19 Services Agreement and the Cognistic Services Agreement, each as defined below, for the purposes of developing PsyAITM, an artificial intelligence tool intended to provide comprehensive, pharmaceutical design, manufacturing, pharmacology predictive and validating methodologies in an effort to modernize psychedelic medicine (the “Collaboration”). In connection with the Collaboration, on March 3, 2021 MagicMed entered into:

●	a services agreement with April19 (the “April19 Services Agreement”), pursuant to which MagicMed has engaged April19 to, among other things: (i) support and assist MagicMed in the recruitment and hiring of two or more personnel with experience in the development of machine learning algorithms; and (ii) train such personnel using April19’s experience and knowledge to deliver a work program related to the development of the PsyAITM. In consideration for the services provided by April19, MagicMed has agreed to pay a fee of USD$50,000 per calendar month; additionally, MagicMed is subject to a 36-month non-solicitation restriction pursuant to which MagicMed may not directly or indirectly, solicit or attempt to solicit any of April19’s employees or consultants. Dr. Suran Goonatilake, Visiting Professor of UCL Centre for Artificial Intelligence, is a co-founder of April19 and will be primarily responsible for performing the services under the April19 Services Agreement; and

●	a services agreement with Cognisitic (the “Cognistic Services Agreement” and together with the April19 Services Agreement, the “PsyAITM Services Agreements”), pursuant to which MagicMed has engaged Cognisitic to perform certain services relating to the development of the PsyAITM. In consideration for the services provided by Cognistic, MagicMed has agreed to pay a fee of USD$50,000 per calendar month. Dr. Eric Nyberg, Chief Data Scientist of Cognisitic and Professor at Carnegie Mellon University will be primarily responsible for performing the services under the Cognistic Services Agreement; Dr. Eric Nyberg was a member of the original IBM Watson development team and also developed scalable architecture for multi-strategy question-answering systems.

All intellectual property developed under the PsyAITM Services Agreements will be owned exclusively by MagicMed. The initial term of each of the PsyAITM Services Agreements is one year, after which MagicMed may extend the term, subject to a renegotiation by the parties of a revised scope of services and rates for such additional term. Additionally, MagicMed may terminate the PsyAITM Services Agreements at any time by providing 90 days’ prior written notice. The PsyAITM Services Agreements contain standard confidentiality provisions.

On May 24, 2021, MagicMed entered into the Amalgamation Agreement, providing for the Amalgamation as further described in this proxy statement/prospectus.

Expected Changes

MagicMed’s strategies and business objectives may be impacted by changes in the global economy, changes in legislation, changes in the psychedelic therapeutic industry, unanticipated costs and adverse novel discoveries regarding the psychedelic compounds/molecules that MagicMed intends to use in its operations.

Management also is keeping apprised of the latest developments and is currently in the process of evaluating the ongoing impact of COVID-19 on its business, including, but not limited to, the impact on MagicMed’s operations, personnel and financial condition, the impact on the operations, personnel and financial condition of the research partners and suppliers of MagicMed, and MagicMed’s eligibility to receive benefits made available through announced government relief programs. In addition, due to the potential impact of COVID-19 on the overall economic environment, there is a risk that MagicMed may require further financial support to fund its operations in the future should COVID-19 impact its profitability and/or cash flows. At this time, management is unable to quantify the potential financial impact associated with this event. See “Available Funds – Impact of COVID-19” and “Risk Factors – Impact of COVID-19.”

Additionally, Health Canada has not yet determined whether MagicMed’s Psychedelic Derivatives will be scheduled as controlled substances. In the event Health Canada determines that these products are controlled substances and therefore, require regulatory approval, (a) MagicMed’s licensees will be required to obtain such approval; and (b) to the extent that MagicMed produces Psychedelic Derivatives, it will require similar regulatory approval. Such additional regulatory requirements may increase MagicMed’s costs and cause a delay in MagicMed’s operations.

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MagicMed’S Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of MagicMed’s financial condition and results of operations (“MD&A”) for the period from May 26, 2020 (date of incorporation) to March 31, 2021. This MD&A should be read in conjunction with MagicMed’s audited financial statements as at and for the period from May 26, 2020 (date of incorporation) to June 30, 2020, and MagicMed’s unaudited financial statements for the period from July 1, 2020 to March 31, 2021, in each case including the notes thereto, all of which have been prepared in accordance with IFRS and are included elsewhere in this proxy statement/prospectus. All amounts are expressed in Canadian dollars, unless otherwise identified. This MD&A is presented as of the date of this proxy statement/prospectus and is current to that date unless otherwise stated.

This MD&A contains forward-looking information. Forward-looking information is necessarily based on a number of opinions, estimates and assumptions that MagicMed considered appropriate and reasonable as of the date such statements are made, and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the risk factors described under “Risk Factors.” There can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, prospective investors should not place undue reliance on forward-looking information, which speaks only as of the date made. See “Cautionary Statement Regarding Forward-Looking Statements” on page 85 of this document.

Overview of MagicMed

The Company is a neuro-pharmaceutical drug discovery and development platform company focused on assembling a portfolio of intellectual property referred to as the PsybraryTM relating to the synthesis, production and manufacturing of Psychedelic Derivatives along with processes relating to their synthesis, production and manufacturing. These Psychedelic Derivatives are intended to be essential building blocks in the development of psychedelic therapies and medicines for diverse psychological and neuropsychiatric indications. MagicMed considers its business and related activities to be typical for a biopharma business focused on preclinical drug discovery and development. The goal of preclinical drug discovery and development is to identify, screen and select new molecular compounds and derivatives that have efficacy characteristics and a safety profile that would make them promising and acceptable candidates to bring to the clinical (i.e. human) trials that are required before any new medicine is accepted by health regulators. Given the expense and time required to bring a drug to market through clinical trials, qualified new molecular compounds and derivatives with promising efficacy and safety data developed through sophisticated preclinical development practices can have significant value.

Overall Performance

Since incorporation in 2020, MagicMed has been focused on establishing its research capabilities, laying the foundation for its intellectual property patent applications and developing its PsybraryTM. MagicMed had a net and comprehensive loss of $42,476 for the period from incorporation on May 26, 2020 to June 30, 2020 and a net loss of $2,379,369 and comprehensive loss of $2,381,683 for the period from July 1, 2020 to March 31, 2021. MagicMed has, since incorporation, accumulated a deficit to March 31, 2021 of $2,421,845, an accumulated other comprehensive loss of $2,314, and expects to incur further losses in the development of its business.

MagicMed has not yet generated any revenue and has funded its operations from capital raises. MagicMed will continue to rely on third party financing until it generates sufficient revenue from operating activities. Although, to date, MagicMed has been successful in raising third party financing, there is no assurance that it will continue to be. See “Risk Factors.”

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Selected Financial Information

The following table sets out selected financial information for MagicMed as at and for the period from May 26, 2020 (date of incorporation) to June 30, 2020 (audited) and the period from July 1, 2020 to March 31, 2021 (unaudited):

	For the period from incorporation on May 26, 2020 to June 30, 2020 (audited) ($)	For the period from July 1, 2020 to March 31, 2021 (unaudited) ($)
Total revenues	Nil	Nil
Expenses	42,476	$2,379,369
Net loss for the period Comprehensive loss for the period	42,476 42,476	2,379,369 2,381,683
Basic loss per share	0.005	0.093
Current assets	551,242	7,236,949
Total assets	556,527	7,383,322
Current liabilities	51,217	380,046
Total liabilities	51,217	380,046
Total shareholders’ equity	505,310	7,003,276

Results of Operations

The period from incorporation on May 26, 2020 to December 31, 2020

The total loss and comprehensive loss for the period from incorporation on May 26, 2020 to June 30, 2020, was $42,476 ($0.005 per share) and from July 1, 2020 to March 31, 2021 was $2,379,369 and $2,381,683 respectively ($0.093 per share).

Cash flows from (used) in operating activities for the period from incorporation on May 26, 2020 to June 30, 2020 was $5,262 and from July 1, 2020 to March 31, 2021 was $(2,264,985).

Cash flows from (used) in investing activities for the period from incorporation on May 26, 2020 to June 30, 2020 was $(5,285) and from July 1, 2020 to March 31, 2020 was $(142,412). The cash outflows during the period from incorporation on May 26, 2020 to June 30, 2020 were comprised of investments in acquisition of patents $5,285. The cash outflows during the period from July 1, 2020 to March 31, 2021 were comprised of investments in acquisition of patents and other intangibles $124,752 and acquisition of equipment $17,660.

Cash flows provided from financing activities for the period from incorporation on May 26, 2020 to June 30, 2020 were $545,000 representing proceeds from non-brokered private placement completed on May 26, 2020 and June 26, 2020 raising gross proceeds of $545,000. Cash flows provided from the period July 1, 2020 to March 31, 2021 were $8,817,825, net of share issuance costs of $1,050,538, representing proceeds from brokered and non-brokered private placements completed on July 7, 2020, August 14, 2020, August 31, 2020, September 3, 2020, December 17, 2020December 23, 2020 and February 15, 2021 raising gross proceeds of $9,868,363.

Summary of Quarterly Results

MagicMed had a loss and comprehensive loss of $42,476 for the period from incorporation on May 26, 2020 to June 30, 2020 (audited) and for the period from July 1, 2020 to March 31, 2021 (unaudited) $2,379,369 and $2,381,683 respectively. MagicMed has accumulated a deficit to March 31, 2021, of $2,421,845 and accumulated other comprehensive loss of $2,314 (unaudited).

As at March 31, 2021, MagicMed had $6,953,091 in cash and cash equivalents and working capital of $6,856,903.

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As at March 31, 2021, MagicMed has the following contractual obligations:

Contractual Obligations	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Debt(1)	$380,046	$380,046	Nil	Nil	Nil
Finance Lease Obligations	Nil	Nil	Nil	Nil	Nil
Operating Leases	Nil	Nil	Nil	Nil	Nil
Purchase Obligations(2)	$2,328,062	$1,995,187	$332,875	Nil	Nil
Other Obligations	Nil	Nil	Nil	Nil	Nil
Total Contractual Obligations	$2,708,108	$2,375,233	$332,875	Nil	Nil

(1)	The $380,046 debt shown is the accounts payable balance as at March 31, 2021 from the Interim Financial Statements.

(2)	Amounts due are amounts under contracts for services. Included in this figure is: (i) an aggregate sum of $450,000 payable at $15,000 per month ($270,000 is due beyond 1 year) under the Financial Advisory Agreement with a 36-month term and a 30-day termination clause; and (ii) $399,436 payable under the Calgary Research Contract (two payments of $33,938 and one payment of $33,937 having already been made under the Calgary Research Contract as of the date hereof) with one payment of $33,937, one payment remaining of $40,031 (due on April 30, 2021), one payment remaining of $73,968 (due no earlier than June 1, 2021) and four payments remaining of $62,875 (due no earlier than September 1, 2021, December 1, 2021, March 1, 2022, and June 1, 2022), with a 60 day termination clause; (iii) USD$1,100,000 (approximately CDN$1,383,250 based on the Bank of Canada exchange rate on March 31, 2021 of 1.2575) due on the PsyAITM Services Agreements ($50,000 USD monthly for 11 months remaining on the one year terms, however both agreements have a 90 day termination clause so if both terminated the maximum obligation is $300,000 USD in total); and (iv) there are other purchase obligations due within one year for marketing services totaling $95,375 for marketing services due within 1 year.

MagicMed believes it has sufficient cash and cash equivalents to maintain corporate capacity, meet its current financial obligations and execute planned activities in the development of its business over the ensuing 12 months.

MagicMed’s approach to managing liquidity is to ensure, to the extent possible, that it always has sufficient liquidity to meet its liabilities as they become due. MagicMed does so by monitoring cash flow and performing budget-to-actual analysis on a regular basis.

MagicMed does not currently have revenue-generating activities and its financial success is dependent on management’s ability to execute MagicMed’s business plan, which may take longer than anticipated and cost more than expected. To date MagicMed has relied on equity financings to fund its development activities and its corporate and overhead expenses. Many factors influence MagicMed’s ability to raise funds, including the health of the capital markets, MagicMed’s track record, and the experience and caliber of its Board and management. There is no guarantee that MagicMed will be able to secure additional financings in the future at terms that are favorable, or at all.

MagicMed’s capability to continue as a going concern is dependent upon its ability to generate revenue by entering into partnership agreements with drug development companies to commercialize the contents of the PsybraryTM or obtain additional equity financing to meet its obligations as they come due. If MagicMed was to become unable to continue as a going concern, then significant adjustments would be required to the carrying value of assets and liabilities, and to the balance sheet classifications currently used.

There are no capital expenditure commitments at March 31, 2021 other than for general and administrative costs, marketing and research and development activities. These commitments will be funded primarily through working capital.

The financial information above does not include any additional adjustments to the recoverability and classification of certain recorded asset amounts, classification of certain liabilities and changes to the statement of loss and comprehensive loss that might be necessary if MagicMed was unable to continue as a going concern.

Changes to Accounting Policies Including Initial Adoption

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRS Interpretations Committee that are mandatory for fiscal periods beginning on or after January 1, 2021. The standards impacted that may be applicable to MagicMed are as follows:

●	Effective date of IAS 1 amendments on classification – On 23 January 2020, the IASB issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments were originally effective for annual reporting periods beginning on or after 1 January 2022, however, their effective date has been delayed to 1 January 2023.

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●	Effective date of 2018-2020 annual improvements cycle – On 14 May 2020, the IASB issued ‘Annual Improvements to IFRS Standards 2018–2020’. The pronouncement contains amendments to four IFRSs as result of the IASB’s annual improvements project. The amendments are effective for annual reporting periods beginning on or after 1 January 2022.

●	Effective date of IAS 37 amendments regarding onerous contracts – On 14 May 2020, the IASB issued ‘Onerous Contracts — Cost of Fulfilling a Contract (Amendments to IAS 37)’ amending the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous. The amendments are effective for annual reporting periods beginning on or after 1 January 2022.

●	Effective date of IFRS 3 amendments updating a reference to the Conceptual Framework – On 14 May 2020, the IASB issued ‘Reference to the Conceptual Framework (Amendments to IFRS 3)’ with amendments to IFRS 3 ‘Business Combinations’ that update an outdated reference in IFRS 3 without significantly changing its requirements. The amendments are effective for annual reporting periods beginning on or after 1 January 2022.

●	Effective date of IBOR reform Phase 2 amendments – On 27 August 2020, the IASB issued ‘Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)’ with amendments that address issues that might affect financial reporting after the reform of an interest rate benchmark, including its replacement with alternative benchmark rates. The amendments are effective for annual periods beginning on or after 1 January 2021.

Other accounting standards or amendments to existing accounting standards that have been issued, but have future effective dates, are either not applicable or are not expected to have a significant impact on MagicMed’s annual financial statements.

Critical accounting estimates and judgements

The preparation of MagicMed’s financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year. Actual outcomes could differ from these estimates. These financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the year in which the estimate is revised and future years if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant judgements, estimates and assumptions that have the most significant effect on the amounts recognized in the financial statements include the fair value of financial instruments, warrants and fair value of share-based payments, and intangible assets.

Share based payments

The fair value of share-based compensation expenses are estimated using the Black-Scholes option pricing model and rely on a number of estimates, such as the expected life of the option, the volatility of the underlying share price, the risk free rate of return, and the estimated rate of forfeiture of options or warrants granted.

Intangible assets valuation

MagicMed’s intangible assets valuation requires management to use judgment in estimating the fair value of its patents. The fair value of patents are estimated on the basis of costs incurred.

Estimated useful lives, impairment considerations and amortization of intangible assets

Amortization of property, plant and equipment, and intangible assets is dependent upon estimates of useful lives based on management’s judgment. Impairment of definite long-lived assets is influenced by judgment in defining a CGU and determining the indicators of impairment, and estimates used to measure impairment losses.

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DESCRIPTION OF ENVB CAPITAL STOCK

As a result of the completion of the Amalgamation, MagicMed equity holders who receive shares of ENVB common stock in the Amalgamation will become stockholders of ENVB. Rights of holders of ENVB common stock will be governed by the DGCL and the ENVB amended and restated certificate of incorporation, as amended, and the ENVB amended and restated bylaws. The following description briefly summarizes the material terms of ENVB common stock. For more complete terms, please refer to the applicable provisions of the DGCL and the full text of ENVB’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws. See the section titled “Comparison of Rights of Holders of ENVB Capital Stock and MagicMed Capital Stock” beginning on page 203 of this proxy statement/prospectus.

Authorized Capital Stock

ENVB has authorized 120,000,000 shares of capital stock, par value $0.01 per share, of which 100,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock. As of the record date for the ENVB annual meeting, there were 21,432,415 shares of ENVB common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of ENVB common stock are entitled to one vote for each share held on all matters submitted to a vote of ENVB’s stockholders and have no cumulative voting rights. Holders of ENVB common stock are entitled to receive any dividends as may be declared by the ENVB board of directors, subject to any preferential dividend or other rights of any then outstanding preferred stock.

Holders of ENVB common stock do not have preemptive or conversion rights or other subscription rights. Upon liquidation, dissolution or winding-up, holders of ENVB common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of ENVB’s outstanding shares of preferred stock. The rights, preferences and privileges of holders of ENVB common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of ENVB preferred stock that ENVB may designate and issue in the future.

Unless otherwise provided by law, ENVB’s charter, or ENVB’s amended and restated bylaws, at each meeting of stockholders the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Unless otherwise provided by law, ENVB’s charter, or ENVB’s amended and restated bylaws, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Preferred Stock

Under the terms of ENVB’s amended and restated certificate of incorporation, as amended, ENVB’s board of directors have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. ENVB’s board of directors, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. In addition, the issuance of preferred stock may have the effect of decreasing the market price of the ENVB’s common stock, and may adversely affect the voting and other rights of the holders of common stock.

Anti-Takeover Effects of Certain Provisions of ENVB’s Certificate of Incorporation, Bylaws and the DGCL

Pursuant to the terms of ENVB’s amended and restated certificate of incorporation, as amended, ENVB is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers through a “business combination” with a stockholder who owns 15% or more of ENVB’s outstanding voting stock (otherwise known as an “interested stockholder”).

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COMPARISON OF RIGHTS OF

HOLDERS OF ENVB CAPITAL STOCK AND MAGICMED CAPITAL STOCK

If the transactions contemplated by the Amalgamation Agreement are completed, MagicMed stockholders will receive shares of ENVB common stock and become stockholders of ENVB as a result of an amalgamation under the Business Corporations Act (British Columbia) (the “BCBCA”) and pursuant to the terms of the Amalgamation Agreement. ENVB is incorporated under the laws of the State of Delaware. MagicMed is a corporation existing under the laws of the Province of British Columbia in Canada. The rights of ENVB stockholders are generally governed by the Delaware General Corporation Law of the State of Delaware (the “DGCL”). The rights of MagicMed shareholders are generally governed by the BCBCA. Upon completion of the Amalgamation, MagicMed shareholders will become stockholders of ENVB, and their rights will be governed by the DGCL, the Amended and Restated Bylaws of ENVB and the Amended and Restated Certificate of Incorporation of ENVB, as amended.

The following is a summary of certain differences between (i) the current rights of ENVB stockholders under Delaware law, the ENVB amended and restated certificate of incorporation, as amended (referred to in this section as the “ENVB charter”) and the ENVB amended and restated bylaws and (ii) the current rights of MagicMed shareholders under the BCBCA and the articles of incorporation of MagicMed (referred to in this section as the “MagicMed articles”). MagicMed does not have bylaws.

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of ENVB or MagicMed before the Amalgamation and being a stockholder of ENVB following the completion of the Amalgamation. For more information on how to obtain these documents, please see the section titled “Where You Can Find More Information” beginning on page 233 of this proxy statement/prospectus.

ENVB	MagicMed
Authorized Capital Stock; Outstanding Capital Stock

ENVB is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that ENVB is authorized to issue is 120,000,000, of which 100,000,000 shares are common stock, par value $0.01 per share, and 20,000,000 shares are preferred stock, par value $0.01 per share.

The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders representing a majority of the votes represented by all outstanding shares of common stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The number of authorized shares of ENVB preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of ENVB entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

As of the close of business on August 2, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, ENVB had 21,432,415 shares of ENVB common stock and no shares of preferred stock issued and outstanding.

MagicMed’s authorized share capital consists of an unlimited number of common shares without par value and with special rights and restrictions attached.

As of the close of business on July 30, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, MagicMed had 37,418,673 MagicMed shares issued and outstanding.

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Common Stock

Except as otherwise provided in the ENVB charter, each holder of a share of ENVB common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the ENVB charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

Except as otherwise provided by law, the ENVB charter, the ENVB amended and restated bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Except as otherwise provided by law, the ENVB charter, the ENVB amended and restated bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the ENVB charter, the ENVB amended and restated bylaws.

The holders of the ENVB common stock do not have cumulative voting rights for the election of directors or for any other purpose.

ENVB common stock is listed on The NASDAQ Capital Market.

Unless a poll is directed by the chair of a meeting of the shareholders or demanded by a shareholder with the right to vote, motions are voted on by a show of hands with each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote (or such other number as may be provided in the articles) for each share such person is entitled to vote. However, if one or more shareholders votes at a meeting by telephone or other communications medium, motions will be voted on by poll or another method that adequately discloses the intentions of the shareholders.

The holders of MagicMed shares do not have cumulative voting rights for the election of directors or for any other purpose.

Except as otherwise provided by law, the ENVB charter, the ENVB amended and restated bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

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Preferred Stock

ENVB is authorized to issue up to 20,000,000 shares of preferred stock in one or more classes or series. The ENVB charter authorizes the ENVB board, without any further stockholder action or approval, to issue from time to time one or more series of preferred stock, and to determine and fix the powers, rights, privileges, preferences and priorities, of each series of ENVB preferred stock, including without limitation authority to fix the number of shares to constitute any such series and the designation thereof, voting rights and terms thereof, the dividend rate, dividend rights, the rights and terms of redemption, liquidation preferences, retirement and sinking fund provisions, and conversion rights of any such series.

No shares of ENVB preferred stock are currently outstanding.

Not applicable.
Number and Qualification of Directors

The ENVB board of directors consists of one or more members, and the number of directors is fixed from time to time by resolution of the ENVB board of directors. The ENVB board of directors currently consists of five members. No decrease in the authorized number of directors constituting the ENVB board of directors will shorten the term of any incumbent director. Directors of ENVB need not be stockholders of ENVB.

MagicMed’s articles provide that it will have a board of directors consisting the number of directors set by ordinary resolution of the shareholders from time to time. Directors are generally elected by shareholders by ordinary resolutions; however, MagicMed’s articles also provide that the directors may appoint one or more directors to hold office until the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

The BCBCA does not place any residency restrictions on the boards of director.

Structure of Board of Directors; Term of Directors; Election of Directors

Except as provided in the ENVB amended and restated bylaws, each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders. Each director shall hold office until the expiration of the term for which elected or appointed and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

The directors are not divided into classes of directors with terms of office that are greater than one year and which terms of office expire at different times.

MagicMed’s articles do not specify a term for which directors shall hold office. However, according to MagicMed’s articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment

Removal of Directors

Subject to the special rights of the holders of one or more series of ENVB preferred stock to elect directors, or except as otherwise provided by the DGCL, a director may be removed from office by ENVB stockholders with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.	MagicMed’s articles allow for the removal of a director by special resolution of the shareholders.

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Vacancies on the Board of Directors

Any director may resign at any time upon notice in writing or electronic transmission to ENVB. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

Unless otherwise provided in the ENVB charter or the ENVB bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective and each director so chosen will hold office for the unexpired portion of the term of the director whose place will be vacated and until his successor is duly elected and qualified.

Unless otherwise provided in the ENVB charter or the ENVB bylaws or if authorized by resolution of the board of directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the capital stock of ENVB at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

Under the BCBCA, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy under the BCBCA, the remaining directors may fill the vacancy. Under the BCBCA, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

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Stockholder Action by Written Consent

Unless otherwise provided in the ENVB charter, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of record on the record date of outstanding shares of ENVB having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in the company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Quorum

Unless otherwise provided by law, ENVB’s charter, or ENVB’s amended and restated bylaws, at each meeting of stockholders the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Unless otherwise provided by law, ENVB’s charter, or ENVB’s amended and restated bylaws, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum fails to attend any meeting, the chairperson of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented.

At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

The quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, two or more shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present: (a) in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and (b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

If, at the meeting to which the meeting referred to above was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, two or more shareholders entitled to attend and vote at the meeting shall be deemed to constitute a quorum.

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Record Date

In order that ENVB may determine the ENVB stockholders entitled to notice of any meeting of ENVB stockholders or any adjournment thereof, the ENVB board may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted by the ENVB board, and which record date may not be more than 60 nor less than 10 days before the date of such meeting.

If the ENVB board so fixes a date, such date will also be the record date for determining the ENVB stockholders entitled to vote at such meeting unless the ENVB board determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination.

If no record date is fixed by the ENVB board, the record date for determining ENVB stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of ENVB stockholders will not apply to any adjournment of the meeting; provided, however, that ENVB may fix a new record date for determination of ENVB stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for ENVB stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of ENVB stockholders entitled to vote in accordance with the foregoing provisions.

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than four months. The record date must not precede the date on which the meeting is held by fewer than: (a) if the company is a public company, 21 days; (b) otherwise, 10 days.

If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Stockholder Inspection Rights; Stockholder Lists

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during the usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

Pursuant to the DGCL and ENVB’s amended and restated bylaws, ENVB must, at least 10 days in advance of any ENVB stockholder meeting, make a complete list of the ENVB stockholders entitled to vote thereat; if the record date is less than 10 days before the meeting, the list must reflect the ENVB stockholders entitled to vote as of the tenth day before the meeting date. ENVB stockholders will appear in alphabetical order with their address and the number of shares registered in their name; email or other electronic contact information is not required. Such list will be open to the examination of any ENVB stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting:

● on a reasonably accessible electronic network; provided that the access information is provided with the notice of the meeting, or

● during ordinary business hours, at ENVB’s principal place of business.

The list will also be available to any ENVB stockholder during the entire meeting at the place of such meeting or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network (access information will be provided with the notice of the meeting).

If ENVB makes the list available on an electronic network, it may take reasonable steps to ensure that such information is available only to the ENVB stockholders.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Under the BCBCA, a person may apply to a company, or to the person who has custody or control of its central securities register, for a list setting out the following: (a) the names and last known addresses of the shareholders; (b) the number of shares of each class or series of shares held by each of those shareholders.

An application in connection with the above must be in writing and must include (a) an affidavit of the person seeking the list (i)stating the name and mailing address of the applicant or, if the applicant is a corporation, its name and the mailing address, and, if different, the delivery address, of its registered office or equivalent, and (ii) stating that the list will not be used except as permitted under subsection (3), and (b) payment of the fee.

A person must not use a list obtained under this section except in connection with an effort to (a) influence the voting of shareholders of the company at any meeting of shareholders, (b)acquire or sell securities of the company,(c) effect an amalgamation or a similar process involving the company or a reorganization of the company, (d) call a meeting under certain circumstances, or (e) identify the shareholders of an unlimited liability company.

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Special Meetings of Stockholders

Special meetings of stockholders for any purpose or purposes may be called at any time by the board of directors, the Chairperson of the ENVB board of directors, the chief executive officer of ENVB or the president of ENVB.

The ENVB board of directors will determine the time and place, if any, of such special meeting. The board of directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Special meetings may not be called by any other person or persons.

The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer, or the president.

If a meeting of shareholders is to consider special business (within the meaning of the MagicMed articles), the notice of meeting must: (a) state the general nature of the special business; and (b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders: (i) at MagicMed’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and (ii) during statutory business hours on any one or more specified days before the day set for the holding of the meeting.
Notice of Stockholder Meetings

Notice of all meetings of stockholders is to be given in writing or by electronic transmission in the manner provided by law and ENVB’s amended and restated bylaws, stating the place, if any, date and hour, of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting, and the record date for determining the stockholders entitled to vote at the meeting. Unless otherwise required by applicable law, ENVB charter or the ENVB amended and restated bylaws, such notice is to be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the ENVB charter or the ENVB bylaws, any notice to stockholders given by ENVB under any provision of the DGCL, the ENVB charter or the ENVB bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to ENVB.

MagicMed must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in the MagicMed articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless the MagicMed articles otherwise provides, at least the following number of days before the meeting: (a) if the company is a public company, 21 days; (b) otherwise, 10 days.

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Advance Notice Requirements for Stockholder Proposals

A stockholder may properly bring business before an annual meeting if it is brought: (A) pursuant to ENVB’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of who is a stockholder of record at the time of the giving of the notice required and on the record date for the determination of stockholders entitled to vote at the annual meeting and has timely complied in proper written form with the notice procedures set forth in the ENVB amended and restated bylaws.

For business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, and the rules and regulations thereunder, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

A stockholder’s notice must set forth all information required by the ENVB amended and restated bylaws and must be timely received by the secretary of ENVB. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which ENVB first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting, subject to certain exceptions.

To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on ENVB’s books, of the stockholder proposing such business and any stockholder associated person, (3) the class and number of shares of ENVB that are held of record or are beneficially owned by the stockholder or any stockholder associated person and any derivative positions held or beneficially held by the stockholder or any stockholder associated person as of the date of delivery of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any stockholder associated person with respect to any securities of ENVB, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any stockholder associated person with respect to any securities of ENVB, (5) any material interest of the stockholder or a stockholder associated person in such business, and (6) a statement whether either such stockholder or any stockholder associated person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of ENVB’s voting shares required under applicable law to carry the proposal.

Under the BCBCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit such a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the company; or (ii) voting shares whose fair market value is at least $2,000. Such registered or beneficial holder(s) must have held such shares for an uninterrupted period of at least two years immediately prior to the date of the signing of the proposal and such shareholder shall not have, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at an annual general meeting, an earlier proposal submitted by such shareholder in response to which the company complied with its obligations under the BCBCA. A proposal under the BCBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters and the number of shares of the company, carrying the right to vote at annual general meetings that are owned by such person(s).

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

If the submitter is a qualified shareholder at the time of the annual general meeting to which its proposal relates, the company must allow the submitter to present the proposal, in person or by proxy, at such meeting. If two or more proposals received by the company in relation to the same annual general meeting are substantially the same, the company only needs to comply with such requirements in relation to the first proposal received and not any others.

The company may also refuse to process a proposal in certain other circumstances including when the directors have called an annual general meeting to be held after the date the proposal is received and have sent a notice of that meeting, when substantially the same proposal was submitted to shareholders in a notice of meeting or an information circular relating to an annual general meeting of shareholders held within five years preceding the receipt of the request and the proposal did not obtain the prescribed level of support or a proposal that deals with matters beyond the company’s power to implement.

If a company refuses to process a proposal, the company shall notify the person making such proposal in writing within 21 days after its receipt of the proposal of its decision in relation to the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court for a review of the company’s decision and a court may restrain the holding of the annual general meeting and make any further order it considers appropriate. In addition, a company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting or requiring the company to refrain from processing the proposal and the court may make such order as it considers appropriate.

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Advance Notice of Director Nominations at Annual Meetings

Nominations of persons for election or re-election to the ENVB board of directors must be made at an annual meeting of stockholders only (A) by the board of directors or (B) by an ENVB stockholder who is a stockholder of record at the time of the giving of the notice required by the ENVB amended and restated bylaws on the record date and has complied with the notice procedures set forth in the ENVB amended and restated bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of ENVB.

In the event the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board made by ENVB at least ten (10) days before the last day a stockholder may deliver notice of nomination, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase.

The stockholder’s notice to the secretary must set forth specific information about the nominee, their stock ownership of ENVB, and any arrangements or understandings between the stockholder and the nominee, each as outlined in the ENVB amended and restated bylaws.

Without exception, no person shall be eligible for election or re-election as a director of ENVB at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in the ENVB amended and restated bylaws.

MagicMed has noted adopted “advance notice provisions” for nomination of directors in the MagicMed articles.

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Advance Notice of Director Nominations for Special Meetings

If the board of directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the board of directors at the special meeting shall be made only (1) by the board of directors or (2) by any stockholder of ENVB who (A) is a stockholder of record at the time of the giving of the notice on the record date and (B) delivers a timely written notice of the nomination to the secretary of ENVB.

To be timely, such notice must be received by the secretary of ENVB not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or appointed at such meeting.

A person shall not be eligible for election or appointment as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in ENVB amended and restated bylaws.

MagicMed has noted adopted “advance notice provisions” for nomination of directors in the MagicMed articles.

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Amendment of Certificate of Incorporation

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

● the holders of a majority of the outstanding shares entitled to vote; and

● a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely; provided that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

MagicMed’s articles provide that certain changes to the MagicMed’s share structure and any creation or alteration of special rights and restrictions to a series or class of shares be done by way of ordinary resolution, provided that, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

MagicMed’s articles also provide that, the shareholders may from time to time, by ordinary resolution, make any alteration to MagicMed’s notice of articles and articles as permitted by the BCBCA.

Amendment of Bylaws

The ENVB amended and restated bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of capital stock of ENVB entitled to vote thereon, voting together as a single class, shall be required for the stockholders of ENVB to alter, amend or repeal, or adopt any bylaw inconsistent with certain provisions in the ENVB amended and restated bylaws as noted therein

The board of directors, acting by the affirmative vote of at least a majority of the board of directors, shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

MagicMed does not have by-laws. See “Amendment of Certificate of Incorporation” above.

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Limitation on Director Liability

The liability of the ENVB directors for monetary damages for a breach of fiduciary duty is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to ENVB will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interest of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

Under the BCBCA, the directors of a company who vote for or consent to a resolution that authorizes the company to (i) carry on any business or exercise any power that it is restricted by its articles from carrying on or exercising or exercise any of its powers in a manner inconsistent with such restrictions as a result of such act or exercise the company has paid compensation to any person; (ii) to pay a commission or allow as discount in violation of the BCBCA to in connection with the sale of share of the company; (iii) to pay a dividend, purchase, redeem or otherwise acquire shares in circumstances where the company is insolvent, or the payment of the dividend would render the company insolvent; or (iv) to make a payment or give an indemnity to an indemnifiable person in violation of the BCBCA, are, in each case, jointly and severally liable to restore to the company any amount paid or distributed as a result and not otherwise recovered by the company. In addition, the directors of a company who vote for or consent to a resolution that authorizes the issue of a share that is not fully paid are jointly and severally liable to compensate the company or any shareholder for any losses, damages and costs sustained as a result.

Indemnification

To the fullest extent permitted by applicable law, ENVB is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of ENVB (and any other persons to which applicable law permits ENVB to provide indemnification) through provisions of ENVB’s amended and restated bylaws and agreements with such agents or other persons. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to ENVB will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, if: (i) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (ii) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its memorandum or articles, even if it had agreed to do so by an indemnification agreement (provided that the memorandum or articles prohibited indemnification when the indemnification agreement was made). A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, MagicMed’s articles require MagicMed to indemnify directors or officers of MagicMed, former directors or officers of MagicMed or other individuals who, at MagicMed’s request, act or acted as directors or officers or in a similar capacity of another entity (and such individual’s respective heirs and personal representatives) to the extent permitted by the BCBCA.

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Certain Business Combinations

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

ENVB has not opted out of Section 203 of the DGCL.

Under the BCBCA and MagicMed’s articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by shareholders by a special resolution (on which holders of shares not normally entitled to vote are entitled to a vote). The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Conversion Rights

ENVB does not have any outstanding shares of preferred stock.	MagicMed does not have any outstanding preferred shares.

Right of First Refusal
ENVB does not have a right of first refusal in place.	MagicMed does not have a right of first refusal in place.

Right of Co-Sale
ENVB does not have a right of co-sale in place.	MagicMed does not have a right of co-sale in place.

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Preemptive Rights

ENVB stockholders do not have preemptive rights. As a result, if additional shares of ENVB common stock are issued, the current holders of ENVB common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	MagicMed shareholders do not have preemptive rights. As a result, if additional shares of MagicMed Shares are issued, the current holders of MagicMed Shares will own a proportionately smaller interest in a larger number of outstanding shares to the extent that they do not participate in the additional issuance.

Appraisal Rights

The stockholders of ENVB have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Under Section 262 of the DGCL, ENVB stockholders are not entitled to appraisal or dissenters’ rights in connection with the amalgamation. Please see “The Amalgamation—No Appraisal Rights.”

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

A court may also make an order permitting a shareholder to dissent in certain circumstances.

Distributions to Stockholders

Dividends upon ENVB capital stock, subject to the provisions of ENVB’s charter and applicable law, if any, may be declared by the ENVB board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of ENVB’s charter and applicable law.

Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

A company may also pay a dividend by issuing shares or warrants.

The BCBCA provides that no special rights or restrictions attached to a series of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above. MagicMed is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it. The MagicMed Shares are not subject to a right of redemption.

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Exclusive Forum

Except for an action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, such Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ENVB, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of ENVB to ENVB or ENVB’s stockholders, (iii) any action asserting a claim against ENVB arising pursuant to any provision of the DGCL or ENVB’s charter or the ENVB amended and restated bylaws, or (iv) any action asserting a claim against ENVB based on a violation of Delaware decisional law relating to the internal affairs of the Corporation.

ENVB may consent to an alternative forum for any such proceeding upon the approval of the ENVB board of directors.

The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or the Securities Exchange Act of 1934.

MagicMed has not adopted an “exclusive forum” or similar provision in the MagicMed articles.

Business Opportunities

The ENVB charter and the ENVB amended and restated bylaws are silent on business opportunities.	The MagicMed articles are silent on business opportunities.

Registration Rights

ENVB does not have registration rights in place.	MagicMed does not have registration rights in place.

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information about the MAGICMED directorS AND CERTAIN OFFICERS

The following table sets forth the name of each director and executive officer of MagicMed as of the date of this proxy statement/prospectus, their province or state and country of residence, their position(s) and office(s) held with MagicMed, their principal occupation(s) during the preceding five years, and the date they became a director of MagicMed, if applicable.

For information about each of the employment agreements between ENVB and Dr. Tucker, Dr. Hagel, and Dr. Facchini, please see the section titled “The Amalgamation—Governance of ENVB After the Amalgamation” beginning on page 108 of this proxy statement/prospectus.

Name, Province and Country of Residence	Current Position	Director and/or Officer Since	Principal Occupation During Past Five Years
Joseph Tucker Norwell, Massachusetts, U.S.A	Chief Executive Officer, President, Secretary and Director	May 26, 2020	March 2014 – April 2019, Chief Executive Officer, President, director and founder of Epimeron Inc., (acquired by Makena Resources Inc. in 2019); April 2019 – March 2020, Executive Chairman and Chief Operating Officer of Willow Biosciences Inc.; May 2020 – present, Chief Executive Officer and President of MagicMed. June 2016 – present, Chief Executive Officer and President of VirTech Bio, Inc., a biotechnology company; September 2008 –present, Adjunct Assistant Professor at the University of Calgary.

Peter Facchini Alberta, Canada	Chief Scientific Officer	May 26, 2020	July 1995 – present, Professor at UofC; March 2014 – April 2019, Chief Scientific Officer, director and founder of Epimeron Inc. (acquired by Makena Resources Inc. in 2019); April 2019 – April 2020, Chief Scientific Officer of Willow Biosciences Inc.; May 2020 – present, Chief Scientific Officer of MagicMed.

Jillian Hagel Alberta, Canada	Chief Technology Officer and Director	May 26, 2020	March 2014 – April 2019, Chief Operating Officer of Epimeron Inc. (acquired by Makena Resources Inc. in 2019); April 2019 – April 2020, Vice President of Applied Sciences of Willow Biosciences Inc.; Jan 2015 – April 2020, Research Associate at University of Calgary; May 2020 – present General Associate & Contractor at University of Calgary; May 2020 – present, Chief Technology Officer of MagicMed.

Terry Zimaro Alberta, Canada	Chief Financial Officer	May 26, 2020	Since October 2014, Co-founder and Accountant of Weller & Zimaro Chartered Professional Accountants; May 2020 – present, Chief Financial Officer of MagicMed.

Michael Flach, Alberta, Canada	Director(1)(2)(3)	January 22, 2021	March 2014 – April 2019, Corporate Secretary of Epimeron Inc. (acquired by Makena Resources Inc. in 2019); July 2014 – present, principal at Greenfields Law; December 2017 – present, Vice President, Legal and General Counsel of PTW Energy Services Ltd., a company that provides construction, fabrication and maintenance services

Henri Sant-Cassia Wardija, Malta	Director(1)(2)(3)	January 22, 2021	March 2016 – November 2018, Chief Executive Officer of CBD Virtue Ltd.; January 2019 – present, Partner at The Conscious Fund.

Brad Thompson Alberta, Canada	Director(1)(2)(3)	January 22, 2021	April 1999 – November 2016, Chief Executive Officer and a director of Oncolytics Biotech Inc.; November 2016 – present, Chief Executive Officer of Kickshaw Ventures Ltd., a biotechnology company; November 2017 – present, Chief Executive Officer and Chief Science Officer of Wyvern Pharmaceuticals Inc., a biopharmaceutical company

(1)	Audit Committee member.
(2)	Compensation Committee member.
(3)	Corporate Governance Committee member.

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Term of Office of Directors

The term of office of the directors expires annually at the time of MagicMed’s annual general meeting. The term of office of the executive officers expires at the discretion of the MagicMed Board.

Aggregate Ownership of Securities

To MagicMed’s knowledge as at the date of this proxy statement/prospectus, its directors and executive officers as a group will beneficially own, or control or direct, directly or indirectly, 7,500,000 MagicMed Shares, representing approximately 20.04% of the outstanding MagicMed Shares on a non-diluted basis.

MagicMed Option Plan

On January 22, 2021, the MagicMed Board approved the MagicMed Option Plan. As of the date of this proxy statement/prospectus, there were 3,683,830 MagicMed options outstanding under the MagicMed Option Plan, 679,830 of which are exercisable at a price of $0.25 per MagicMed share until October 5, 2030 and 3,004,000 of which are exercisable at a price of $0.50 per MagicMed share until April 5, 2026.

The purpose of the MagicMed Option Plan is to provide MagicMed with a share-related mechanism to attract, retain and motivate qualified directors, officers, employees and consultants, to reward those individuals from time to time for their contributions toward the long terms goals of MagicMed and to enable and encourage those individuals to acquire MagicMed Shares as long-term investments. The general terms and conditions of the MagicMed Option Plan are reflected in the disclosure below. Any capitalized terms used below, but not otherwise defined, shall have the meanings ascribed thereto in the MagicMed Option Plan.

Key Terms	Summary
Administration	The MagicMed Option Plan will be administered by the MagicMed Board, or such director or other senior officer of MagicMed as may be designated as administrator by the MagicMed Board. The MagicMed Board or such committee may make, amend and repeal at any time, and from time to time, such regulations not inconsistent with the MagicMed Option Plan.

Number of MagicMed Shares	The aggregate number of MagicMed Shares that may be reserved for issuance pursuant to MagicMed Options shall not exceed 10% of the outstanding MagicMed Shares at the time of the granting of an Option, less the aggregate number of MagicMed Shares then reserved for issuance pursuant to any Other Share Compensation Arrangement. If an Option is exercised, surrendered, terminated or expires without being exercised, the MagicMed Shares reserved for issuance pursuant to such Option shall be available for new MagicMed Options granted under the MagicMed Option Plan.

Securities	Each Option entitles the Participant to purchase one MagicMed Share at an exercise price determined by the MagicMed Board.

Participation	MagicMed Options shall only be granted to Eligible Persons.

Option Agreement	Every Option shall be evidenced by an Option Agreement executed by MagicMed and the Participant, which shall, if the Participant is an Employee, Consultant or Management MagicMed Employee, contain a representation and MagicMed Warranty by MagicMed and such Participant that such Participant is a bona fide Employee, Consultant or Management MagicMed Employee, as the case may be, of MagicMed or an affiliate.

Exercise Price	MagicMed must not grant MagicMed Options with an exercise price lower than the greater of: (i) the closing market prices of the underlying securities on: (a) the trading day prior to the date of grant of the MagicMed Options; and (b) the date of grant of the MagicMed Options; or (ii) in the event that the MagicMed Shares are not listed on any stock exchange, the Fair Market Value of the MagicMed Shares on the business day immediately prior to the date of the grant of the MagicMed Options.

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Exercise Period	The exercise period of an Option will be the period from and including the award date through to and including the expiry date that will be determined by the MagicMed Board at the time of grant (the “Expiry Date”), provided that every Option shall have a term not exceeding, and shall therefore expire no later than, 10 years after the date of grant, subject to extension where the Expiry Date falls within a blackout period as detailed in Section 5.2(b) of the MagicMed Option Plan.

Vesting	The MagicMed Board shall determine the manner in which an Option shall vest and become exercisable. MagicMed Options granted to Eligible Persons performing Investor Relations Activities shall vest over a minimum of 12 months with no more than 1/4 of such MagicMed Options vesting in any three month period.

Cessation of being an Eligible Person	Subject to certain limitations, in the event that an Participant ceases to be an Officer, or Consultant of MagicMed or ceases to be employed by MagicMed, other than by reason of death, each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is 30 days after such event, provided that the MagicMed Board may, in its discretion, extend the date of such termination and the resulting period in which such Option remains exercisable to a date not exceeding the earlier of the Expiry Date and the date which is twelve months after such event, and further provided that the MagicMed Board may, in its discretion, on a case-by-case basis and only with the approval of the CSE, further extend the date of such termination and the resulting period in which such Option remains exercisable to a date exceeding the date which is after twelve months of such event. If a Participant dies prior to otherwise ceasing to be an Eligible Person, each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is six months after the date of the Participant’s death, provided that the MagicMed Board may extend the exercise period to the earlier of the Expiry Date and the date which is twelve months after the date of the Participant’s death.

Limitations

To any one person. The number of MagicMed Shares reserved for issuance to any one person in any 12 month period under the MagicMed Option Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding MagicMed Shares at the time of the grant, unless MagicMed has obtained Disinterested Shareholder Approval to exceed such limit.

To Consultants. The number of MagicMed Shares reserved for issuance to any one Consultant in any 12 month period under the MagicMed Option Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding MagicMed Shares (on a non-diluted basis) at the time of the grant, except in the case where and for so long as MagicMed has not been listed on any stock exchange, shall not exceed 2% of the outstanding MagicMed Shares (on a fully diluted basis) at the time of the grant.

To persons conducting Investor Relations Activities. The aggregate number of MagicMed Shares reserved for issuance to all Eligible Persons conducting Investor Relations Activities in any 12 month period under the MagicMed Option Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding MagicMed Shares at the time of the grant.

To Insiders. Unless MagicMed has received Disinterested Shareholder Approval to do so, the aggregate number of MagicMed Shares reserved for issuance to Insiders under the MagicMed Option Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding MagicMed Shares at the time of the grant; the aggregate number of MagicMed Shares reserved for issuance to Insiders in any 12 month period under the MagicMed Option Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding MagicMed Shares at the time of the grant.

Amendments, Suspension and Termination	The MagicMed Board may amend, subject to the approval of any regulatory authority whose approval is required, suspend or terminate the MagicMed Option Plan or any portion thereof. No such amendment, suspension or termination shall alter or impair any outstanding unexercised MagicMed Options or any rights without the consent of such Participant. If the MagicMed Option Plan is suspended or terminated, the provisions of the MagicMed Option Plan and any administrative guidelines, rules and regulations relating to the MagicMed Option Plan shall continue in effect for the duration of such time as any Option remains outstanding.

MagicMed Warrants

As of the date of this proxy statement/prospectus there were 22,248,577 issued and outstanding MagicMed warrants each exercisable into one MagicMed share. 13,690,000 of the MagicMed Warrants are exercisable at a price of $0.25 until May 26, 2025. 8,558,577 of the MagicMed Warrants are exercisable at a price of $0.75 until two years from the date of a liquidity event (as defined in the warrant agreement).

MagicMed Broker Warrants

As of the date of this proxy statement/prospectus there were 1,283,501 issued and outstanding “MagicMed Broker Warrants.” The MagicMed Broker Warrants are each exercisable into one unit of MagicMed (an “Advisor Unit”) at a price of $0.50 per Advisor Unit until the date that is two years from the date of a Liquidity Event. Each Advisor Unit is comprised of one MagicMed Share and one-half of one MagicMed Share purchase warrant of MagicMed (each whole MagicMed Warrant an “Underlying Broker Warrant”). Each Underlying Broker Warrant is exercisable into one MagicMed Share at an exercise price of $0.75 per share for a period of two years from the date of a Liquidity Event.

Stock Appreciation Rights Plan

MagicMed has adopted a stock appreciation rights plan effective as of January 22, 2021 (the “SARs Plan”) which provides that the MagicMed Board may from time to time, in its discretion, grant to employees, officers, directors, consultants or other service providers of MagicMed or any of its affiliates (as defined in the SARs Plan)(collectively “Service Providers”) non-transferable unit appreciation rights (“SARs”). Each SAR grants a Service Provider (the “Grantee”) the right to receive, from MagicMed, a cash payment in an amount determined by multiplying: (i) the amount that the Fair Market Value (as defined in the SARs Plan) of one MagicMed Share on the date of exercise of such SAR exceeds the relevant Base Price (as defined below); by (ii) the number of MagicMed Shares in respect of which such SARs are so exercised, multiplied by the Adjustment Ratio (as defined in the SARs Plan) applicable in respect of such SARs. Unless otherwise provided in the grant agreement or in the Grantee’s employment or similar written agreement, SARs will either: (i) immediately vest; or (ii) vest as to one-third of the number of SARs granted on the first anniversary of the date of grant and as to one-third of the number of SARs granted on the anniversary of the date of grant on each of the next two succeeding anniversaries; provided, however that in the event of a Change of Control (as defined in the SARs Plan) all SARs that have not yet been exercised as of such time shall become exercisable on the date which is immediately prior to the date upon which a Change of Control (as defined in the SARs Plan) is completed. The Amalgamation will trigger the Change of Control provisions in the SARs Plan.

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In accordance with the SARs Plan, the aggregate number of MagicMed Shares in respect of which SARs have been granted and not yet exercised shall not at any time exceed 5% of the aggregate number of MagicMed Shares that are then issued and outstanding.

No SARs are outstanding as at the date hereof.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	n/a	n/a	n/a
Equity compensation plans not approved by security holders	● 3,683,380 Options ● 22,248,577 warrants ● 1,283,501 Broker Warrants (as defined below) ● 641,750.5 Underlying Broker Warrants (as defined below)	$0.45 per Option $0.44 per warrant $0.50 per Broker Warrant $0.75 per Underlying Broker Warrant	58,487.3 Options
Total	27,857,208.5	$0.45 per security	58,487.3

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CORPORATE GOVERNANCE AND ETHICS

Composition of the Board of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the ENVB board of directors will consist of such number of directors as determined from time to time by resolution adopted by the board of directors. The size of the ENVB board of directors is currently fixed at five (5) directors. Subject to any rights applicable to any then-outstanding shares of preferred stock, any vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office. Stockholders vote to elect directors with a term then expiring each year at our annual meeting.

We have no formal policy regarding board diversity. The ENVB board of directors believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, our results of operations and financial condition and relative standing in relation to our competitors. We take into consideration the overall composition and diversity of the board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a board that brings to us a variety of perspectives and skills derived from business and professional experience as we may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nominating and Corporate Governance Committee of the ENVB board of directors considers the appropriate size of the board of directors, as well as the qualities and skills of individual candidates. Factors considering include the following:

●	A history illustrating personal and professional integrity and ethics;

●	Independence;

●	Successful business management experience;

●	Public company experience, as officer or board member;

●	Relevant professional experience;

●	Diversity;

●	Educational background.

The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The Nominating and Corporate Governance Committee also considers candidates with relevant non-business experience and training.

The ENVB board of directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the board of directors and searches for candidates that fill any current or anticipated future gap. The ENVB board of directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominating and Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the ENVB board of directors and the Nominating and Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for the ENVB board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board of directors are also considered.

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Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the Nominating and Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of ENVB and our stockholders. The Nominating and Corporate Governance Committee does believe it appropriate for at least one, and preferably several, members of the ENVB board of directors to meet the criteria for an “Audit Committee financial expert” as defined by the rules of the SEC, and that a majority of the members of the ENVB board of directors meet the definition of an “independent director” under the listing standards of the NASDAQ Stock Market.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the ENVB board of directors willing to continue their service on the ENVB board of directors. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for service on the ENVB board of directors and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the ENVB board of directors with that of obtaining new perspectives. If any member of the ENVB board of directors does not wish to continue his or her service or if the ENVB board of directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee generally polls the ENVB board of directors and members of management for their recommendations regarding potential new nominees. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from our stockholders, industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by some or all of our independent directors and our Chief Executive Officer. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the ENVB board of directors as a whole, with the objective of assembling a group that can best attain success for ENVB and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the ENVB board of directors. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify board candidates. The Nominating and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidate recommendations from our stockholders. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of the ENVB board of directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and contact information; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the Nominating and Corporate Governance Committee of the ENVB board of directors; (iv) the name, age, business address and residence address of the candidate and confirmation that the candidate is willing to be considered and serve as a director of the Company if elected; (v) a description of all arrangements and understandings and the relationship between the stockholder making the recommendation and the candidate being recommended and between the candidate and any customer, supplier, or competitor of the Company; (vi) the principal occupation and educational background of the candidate; (vii) a statement of the value that the candidate would add to the ENVB board of directors, including addressing the factors that the ENVB board of directors normally considers in assessing board candidates as stated above; and (viii) at least three character references with complete contact information. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, any such recommendation should be received by our Corporate Secretary at our corporate headquarters not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Johnson. The ENVB board of directors does not have a policy as to whether the roles of Chairman of the Board and CEO should be separate or combined; however, the independent directors may appoint an independent director to serve in a lead capacity in specific circumstances. The lead independent director would then coordinate the activities of the other non-management directors and perform such other duties and responsibilities as the ENVB board of directors may determine. The ENVB board of directors believes that a single leader serving as Chairman and Chief Executive Officer is the most appropriate leadership structure for the ENVB board of directors at this time. The ENVB board of directors believes that this approach is best because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy as approved by the ENVB board of directors and directing the work of other executive officers. This structure results in a single leader being directly accountable to the ENVB board of directors and, through the ENVB board of directors , to stockholders, and enables the Chief Executive Officer to act as the key link between the ENVB board of directors and other members of management. This approach is subject to the evolving needs of the Company, as the goal of the ENVB board of directors is to ensure the best possible management structure for the Company at any given time.

Board Meeting Attendance

We expect our directors to attend board meetings, meetings of any committees and subcommittees on which they serve and each annual meeting of stockholders.

Director Independence

We are currently listed on the NASDAQ Stock Market and therefore rely on the definition of independence set forth in the NASDAQ Listing Rules (“NASDAQ Rules”). Under the NASDAQ Rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, the ENVB board of directors has determined that Mr. Kegler, Mr. Mayer, Dr. Schabacker and Dr. Lind have no material relationships with us that would interfere with the exercise of independent judgment and are “independent directors” as that term is as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules. In determining the independence of our directors, the ENVB board of directors considered all transactions in which the Company and any director had any interest. The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.

Director Attendance at the Annual Meeting

Although we do not have a formal policy regarding attendance by members of the ENVB board of directors at the Annual Meeting, we encourage all of our directors to attend.

Committees of the Board of Directors

The board of directors delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. Currently, the board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee assignments are re-evaluated annually. Each of these standing committees operates under a charter that has been approved by the ENVB board of directors. The current charter of each of these committees is available on our website at www.enveric.com in the “Corporate Governance” section under “Investors.”

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The following table sets forth the membership of each of the board committees listed above.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Johnson
George Kegler	Chairman	X	X
Sol Mayer		X	Chairman
Dr. Marcus Schabacker	X	Chairman	X
Dr. Douglas Lind	X

Audit Committee

As of August 2, 2021, the members of our Audit Committee were George Kegler (chairman), Dr. Douglas Lind, and Dr. Marcus Schabacker. All members of the Audit Committee (i) are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Kegler qualifies as an “Audit Committee financial expert” as defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by the ENVB board of directors. The functions of the Audit Committee include, among other things:

●	Approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	Reviewing the proposed scope and results of the audit;

●	Reviewing and pre-approving audit and non-audit fees and services;

●	Reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	Reviewing and approving transactions between us and our directors, officers and affiliates;

●	Recognizing and preventing prohibited non-audit services;

●	Establishing procedures for complaints received by us regarding accounting matters;

●	Overseeing internal audit functions, if any; and

●	Preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee

As of August 2, 2021, the members of our Compensation Committee were Dr. Marcus Schabacker (chairman), Sol Mayer and George Kegler. The ENVB board of directors has determined that Dr. Schabacker, Mr. Mayer and Mr. Kegler are independent in accordance with NASDAQ Rules. The Compensation Committee is governed by a written charter approved by the ENVB board of directors. The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company. The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee. The functions of the Compensation Committee include, among other things:

●	Reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

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●	Establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	Administering our stock incentive plans; and

●	Preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Nominating and Corporate Governance Committee

As of August 2, 2021, the members of our Nominating and Corporate Governance Committee were Sol Mayer (chairman), Dr. Marcus Schabacker and George Kegler. The ENVB board of directors has determined that Mr. Mayer, Dr. Schabacker and Mr. Kegler are independent in accordance with NASDAQ Rules. The Nominating and Corporate Governance Committee is governed by a written charter approved by the ENVB board of directors. The functions of the Nominating and Corporate Governance Committee include, among other things:

●	Evaluating the current composition, organization and governance of the board and its committees, and making recommendations for changes thereto;

●	Reviewing each director and nominee annually;

●	Determining desired board member skills and attributes and conducting searches for prospective members accordingly;

●	Evaluating nominees, and making recommendations to the Board concerning the appointment of directors to board committees, the selection of board committee chairs, proposal of the slate of directors for election to the board, and the termination of membership of individual directors in accordance with the board’s governance principles;

●	Overseeing the process of succession planning for the chief executive officer and, as warranted, other senior officers of the Company;

●	Developing, adopting and overseeing the implementation of a code of business conduct and ethics; and

●	Administering the annual board performance evaluation process.

The Board of Directors’ Role in Risk Oversight

The ENVB board of directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of the ENVB board of directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company compliance officer appointed by the ENVB board of directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee manages risks associated with the independence of the ENVB board of directors and potential conflicts of interest. Members of the management team report directly to the ENVB board of directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to the full ENVB board of directors at the next meeting of the ENVB board of directors, or sooner if deemed necessary. This enables the ENVB board of directors and its committees to effectively carry out its risk oversight role.

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Communications with the ENVB Board of Directors

Any stockholder may send correspondence to the ENVB Board of Directors, c/o Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, Naples, FL 34103. Our Corporate Secretary will review all correspondence addressed to the ENVB board of directors, or any individual director, and forward all such communications to the ENVB board of directors or the appropriate director prior to the next regularly scheduled meeting of the ENVB board of directors following the receipt of the communication, unless the Corporate Secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to the ENVB board of directors that is not forwarded to the ENVB board of directors and will make such correspondence available to the ENVB board of directors for its review at the request of any member of the ENVB board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Corporate Conduct and Ethics and Whistleblower Policy that applies to our directors, officers, employees and certain persons performing services for us. The Code of Corporate Conduct and Ethics and Whistleblower Policy addresses, among other things, competition and fair dealing, conflicts of interest, protection and proper use of Company assets, government relations, compliance with laws, rules and regulations and the process for reporting violations of the Code of Corporate Conduct and Ethics and Whistleblower Policy, employee misconduct, improper conflicts of interest or other violations. Our Code of Corporate Conduct and Ethics and Whistleblower Policy is available on our website at www.enveric.com in the “Corporate Governance” section found under the “Investors” tab. We intend to disclose any amendments to, or waivers from, our Code of Corporate Conduct and Ethics and Whistleblower Policy at the same website address provided above.

Corporate Governance Documents Available Online

Our corporate governance documents, including the Audit Committee charter, Compensation Committee charter, Nominating and Corporate Governance Committee charter and Ethics Codes, are available free of charge on the “Investors” section of our website (www.enveric.com) under the tab “Corporate Governance”. Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to the Corporate Secretary at Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, Naples, FL 34103.

Director Term Limits

The ENVB board of directors does not currently have a term limit policy limiting the number of years a director may serve on the Board of Directors.

Executive Officers

The names of our executive officers, their ages, their positions with the Company, and other biographical information as of August 2, 2021, are set forth below. There are no family relationships among our directors and executive officers.

Name	Age	Position(s)

David Johnson	63	Chairman, Chief Executive Officer and Director
Carter Ward	57	Chief Financial Officer
Avani Kanubaddi	49	Chief Operations Officer
Robert Wilkins	67	Chief Medical Officer

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David Johnson has served as Chairman and Chief Executive Officer of the Company since December 30, 2020. Mr. Johnson also has served on the board of directors and as the Chief Executive Officer of Aquamed Technologies, Inc. since April 2019. Mr. Johnson formerly served on the board of directors and as the President and Chief Executive Officer of Alliqua BioMedical, Inc. from November 2012 until April 2019. Mr. Johnson was formerly President of the ConvaTec Division of Bristol-Myers Squibb, Inc. until 2008 when he orchestrated a sale of the division from its pharmaceutical parent to Avista Capital Partners and Nordic Capital in a deal valued at $4.1 billion. Concurrently, he acquired and integrated the assets of Copenhagen-based Unomedical to expand ConvaTec Inc.’s manufacturing and infrastructure into Europe. From 2008 through 2012, Mr. Johnson served as the Chief Executive Officer of ConvaTec Inc. Prior to his tenure with ConvaTec Inc., Mr. Johnson held several senior positions in the U.S., Europe and Canada with Zimmer Inc., Fisher Scientific, and Baxter Corporation. He served as a member of ConvaTec Inc.’s board of directors and the board of the Advanced Medical Technology Association (AdvaMed), where he chaired the Global Wound Sector Team for four years. Mr. Johnson received an Undergraduate Business Degree in Marketing from the Northern Alberta Institute of Technology in Edmonton, Alberta, Canada, completed the INSEAD Advanced Management Program in Fontainbleau, France, and is a fellow from the Wharton School of the University of Pennsylvania. Mr. Johnson’s extensive experience in the pharmaceutical and biotechnology fields, as well as his executive leadership experience, make him an asset that will serve as a bridge between the board of directors and our executive officers

Carter Ward has served as our Chief Financial Officer since May 15, 2021. From July 1, 2009 until April 2021, Mr. Ward served as chief financial officer, secretary, and treasurer of Elite Pharmaceuticals, Inc. Prior to joining Elite Pharmaceuticals, Inc., from July 2005 to April 2009, Mr. Ward filled multiple finance and supply chain leadership roles with the Actavis Group and its U.S. subsidiary, Amide Pharmaceutical, Inc. From September 2004 to June 2005, Mr. Ward was a consultant, mainly engaged in improving internal controls and supporting Sarbanes-Oxley compliance of Centennial Communications Corp., a NASDAQ-listed wireless communications provider. From 1999 to September 2004, Mr. Ward was the chief financial officer for Positive Healthcare/Ceejay Healthcare, a U.S.-Indian joint venture engaged in the manufacture and distribution of generic pharmaceuticals and nutraceuticals in India. Mr. Ward began his career as a certified public accountant in the audit department of KPMG and is a Certified Supply Chain Professional. Mr. Ward holds a B.S. in Accounting from Long Island University, Brooklyn, NY, from where he graduated summa cum laude.

Avani Kanubaddi has served as our Chief Operating Officer since December 30, 2020. Mr. Kanubaddi is an entrepreneur and business leader who has a passion for health and healing. From September 2019 through December 2020, Mr. Kanubaddi was the President & Chief Operating Officer of NEXGEL, Inc. (“NEXGEL”), an FDA registered, ISO certified advanced hydrogel manufacturer serving the OTC, cosmetic and medical device markets around the world. At NEXGEL, Mr. Kanubaddi led the rebranding, repositioning and overall strategy for the company to accelerate growth and drive innovation. This included rebranding the company as NEXGEL, branding the company’s unique hydrogels, developing a robust white label catalog, architecting an innovation engine to fill the pipeline with new concepts and guiding the company’s first-ever branded product launches. In addition to NEXGEL, since August 2018, Mr. Kanubaddi has also served as the Senior Partner at IQ/EQ Brand Strategy, where he assists companies in developing “go to market” strategies, branding and naming exercises and new product innovation for consumer, medical device and prescription companies. Prior to his consulting career, from February 2007 to September 2019, Mr. Kanubaddi was the Founder and Chief Executive Officer of Welmedix Healthcare, where he developed innovative skin and wound care solutions to improve health and healing with an eye towards whole person wellness. During his tenure, he led the company to develop three unique brands with patented solutions, gaining distribution in over 20,000 retail outlets, including Walmart, Walgreens, CVS and others. After building some of the fastest growing brands in their respective categories, Welmedix sold its leading brands to a private-equity backed healthcare company. Before his entrepreneurial venture, Mr. Kanubaddi began his 25+ year career in the healthcare industry at two leading companies – Wyeth (now Pfizer) and Bristol Myers Squibb’s ConvaTec Division. While working with market leading brands like Centrum, Advil and Chapstick; medical devices and hospital businesses including Aloe Vesta, DuoDerm and Sur-Fit Natura, Mr. Kanubaddi held positions of increasing responsibility across the functional areas of brand management, sales, new product development and new ventures.

Mr. Kanubaddi holds an MBA from Columbia Business School and BS in Marketing from Miami University. Mr. Kanubaddi also served on the Board of Directors for the Consumer Healthcare Products Association (CHPA), the leading industry trade group for consumer healthcare in the United States.

Dr. Robert Wilkins has served as our Chief Medical Officer since December 30, 2020. Since November 2017, Dr. Wilkins has provided consulting services in areas such as market assessment, business plan development and implementation and clinical and regulatory planning and support to healthcare and life sciences companies ranging from start-ups to Fortune 500 companies through QPS Consulting, LLC, which he founded in November 2017. Dr. Wilkins formerly served as Vice President of Strategy at Battelle Memorial Institute from February 2012 to November 2017, in which capacity he was responsible for management of subsidiaries, spin-outs and venture-class investments. As Vice President of Strategy, Dr. Wilkins oversaw the sale of Bluefin Robotics to General Dynamics and managed the divestiture of several other Battelle Ventures portfolio companies. During his time at Battelle, Dr. Wilkins also served as a member of Battelle’s Growth Council, the Battelle Ventures Advisory Board, the Board of Directors of Hepregen Corporation and the Board of Managers of Armada Power LLC, and he was responsible for creating and leading Battelle’s Corporate Strategy team. From May 2006 until its merger with MID Inc. in May 2011, Dr. Wilkins served as President and Chief Executive Officer of Endovalve Inc., where he managed the product development process and significantly expanded the company’s intellectual property portfolio. Prior to his tenure with Endovalve Inc., Dr. Wilkins served in senior positions with GlucoLight Corporation, Datascope Corp., Physiometrix Inc., Baxter Healthcare, Abbott Laboratories, Vifor Pharma and TIL Medical Ltd. Dr. Wilkins received an MBChB from the University of Manchester and received an FRCA in Anesthesiology from the Royal College of Anaesthetists. Dr. Wilkins’ extensive experience in both product development and business strategy in the pharmaceutical and biotechnology fields will be invaluable to the Company’s development.

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principal stockholders of envb

The following table sets forth information with respect to the beneficial ownership of ENVB common stock as of August 2, 2021, by:

●	each person known by ENVB to be the beneficial owner of more than five percent of the outstanding shares of ENVB common stock;

●	each director;

●	each of the named executive officers identified in the “Summary Compensation Table” under Executive Compensation in this proxy statement/prospectus as well as the executive officers of the Company as of August 2, 2021; and

●	all directors and executive officers of the Company as a group.

The percentages of ENVB common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Enveric Biosciences, Inc. 4851 Tamiami Trail N., Suite 200, Naples, FL 34103. As of August 2, 2021, ENVB had 21,432,415 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Owners:
Alpha Capital Anstalt(1)	2,141,098	9.99%
David Stefansky(2)	1,288,816	6.01%
TO Pharmaceuticals(3)	2,299,001	10.73%

Officers and Directors:
David Johnson	—	—
Carter Ward	—	—
Avani Kanubaddi	—	—
John Van Buiten(4)	—	—
Robert G. Wilkins	—	—
George Kegler	—	—
Sol Mayer	—	—
Marcus Schabacker	—	—
Douglas Lind	—	—
Brent Kelton(5)	44,486	*
Barry Kostiner(6)	28,486	*
Srinidhi (Dev) Devanur(7)	130,044	*
All current directors and executive officers as a group (8 persons))	—	—

* Represents less than 1%

(1)	The address of Alpha Capital Anstalt is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Alpha Capital Anstalt is the beneficial owner of 2,141,098 shares of ENVB common stock including (i) 513 shares of common stock and (ii) 2,140,585 shares of common stock underlying warrants that are currently exercisable. Alpha Capital Anstalt has sole voting power and sole dispositive power over such shares of ENVB common stock. As of August 2, 2021, Alpha Capital Anstalt owns additional warrants that would be exercisable up to 1,518,562 additional shares of ENVB common stock, except for a limitation set forth in the warrant agreements that restricts Alpha Capital Anstalt’s ability to exercise the warrants if such exercise would result in Alpha Capital Anstalt (including its affiliates) owning more than 9.99% of ENVB’s currently outstanding number of shares of common stock. Thus, the number of shares of ENVB’s common stock beneficially owned by Alpha Capital Anstalt as of August 2, 2021 was 2,141,098, which represents 9.99% beneficial ownership of the 21,432,415 shares of ENVB common stock that were outstanding as of August 2, 2021.

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(2)	The address of David Stefansky and Bezalel Partners, LLC is 265 E. 66th St., Apt. 6C, New York, NY 10065. Includes (i) 931,855 shares of ENVB common stock held through Bezalel Partners, LLC (“Bezalel”), (ii) 150,836 shares of common stock held by Mr. Stefansky, and (iii) options held by Mr. Stefansky to purchase up to 206,125 shares of ENVB common stock that are currently exercisable. Mr. Stefansky is the natural person with voting and dispositive power over shares of Bezalel and is deemed to have beneficial ownership of the shares held by Bezalel.

(3)	Based on a Schedule 13G filed February 10, 2021 by TO Pharmaceuticals LLC and TOP Invest LLC. The address of TO Pharmaceuticals and TOP Invest LLC is TO Pharmaceuticals, 77 Water St., 8th Floor, New York, New York 10005. According to the Schedule 13G, TO Pharmaceuticals LLC and TOP Invest LLC each have sole voting power and sole dispositive power with respect to 2,299,001 shares of common stock.

(4)	Former Chief Financial Officer resigned effective May 15, 2021.

(5)	Former Chief Executive Officer resigned December 30, 2020.

(6)	Former Chief Financial Officer resigned December 30, 2020.

(7)	Former Executive Chairman resigned December 30, 2020.

229

Principal Stockholders of MAGICMED

The following table sets forth, as of July 30, 2021, certain information with respect to the beneficial ownership of MagicMed common shares by (i) each shareholder known by MagicMed to be the beneficial owner of more than 5% of MagicMed’s common shares; (ii) each director of MagicMed; (iii) the executive officers of MagicMed; and (iv) all current directors and executive officers of MagicMed as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. MagicMed common shares that may be acquired by an individual or group within 60 days of July 30, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

MagicMed is authorized to issue an unlimited number of MagicMed common shares. As of July 30, 2021, there were 37,418,673 MagicMed common shares issued and outstanding. Each holder of MagicMed common shares is entitled to one vote per MagicMed common share.

The address of the directors and executive officers listed below is c/o MagicMed Industries Inc., 777 Hornby Street, Suite 600, Vancouver, British Columbia, V6Z 1S4.

Security Ownership of Certain Beneficial Owners

The following table provides certain information with respect to any person who is known to MagicMed to be the beneficial owner of more than 5% of MagicMed Shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class
Common shares	Shpirtrat Trust	2,002,000	(1)	5.34%

(1)	Does not include 1,600,000 MagicMed Warrants held by the Shpirtrat Trust.

Security Ownership of Management/Directors of MagicMed

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner(1)(2)		Percent of Class
Common shares	Joseph Tucker	2,600,000	(3)	6.95%
Common shares	Peter Facchini	2,320,000	(4)	6.20%
Common shares	Jillian Hagel	2,310,000	(5)	6.17%
Common shares	Terry Zimaro	20,000		0.05%
Common shares	Michael Flach	250,000	(6)	0.67%
Common shares	Henri Sant Cassia	Nil		N/A
Common shares	Brad Thompson	Nil		N/A

(1)	Does note include 750,000 MagicMed stock options held by Dr. Tucker, 375,000 MagicMed stock options held by Dr. Facchini, 375,000 MagicMed stockoptions held by Dr. Hagel, 375,000 MagicMed stock options held by Terry Zimaro, 350,000 MagicMed stock options held by Michael Flach, 200,000 MagicMed stock options held by Henri Sant Cassia and 200,000 MagicMed stock options held by Brad Thompson.

230

(2)	Does note include 2,550,000 MagicMed Warrants held by Dr. Tucker, 2,310,000, MagicMed Warrants held by Dr. Facchini, 2,305,000 MagicMed Warrants held by Dr. Hagel and 250,000 MagicMed Warrants held by Adorn Inc., a corporation owned and controlled by Mr. Flach’s wife, Larissa Flach.

(3)	2,600,000 of these common shares are held indirectly through the Tucker 2020 Family Trust, a trust controlled by Dr. Tucker.

(4)	2,000,000 of these common shares are held indirectly through the Facchini 2020 Family Trust, a trust controlled by Dr. Facchini.

(5)	2,000,000 of these common shares are held indirectly through the Hagel 2020 Family Trust, a trust controlled by Dr. Hagel.

(6)	These MagicMed shares are owned by Adorn Inc., a corporation owned and controlled by Mr. Flach’s wife, Larissa Flach.

231

ENVB PROPOSAL 5 – APPROVAL OF THE ENVB ADJOURNMENT PROPOSAL

If there are insufficient votes at the time of the ENVB annual meeting to approve the ENVB Share Issuance Proposal, or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to ENVB stockholders, the ENVB annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit the solicitation of additional proxies; provided, that the annual meeting may not be adjourned, without further notice, to a date that is more than 30 days after the date for which the annual meeting was originally noticed or if a new record date is fixed for the adjourned meeting. ENVB does not intend to propose adjournment at the ENVB annual meeting if there are sufficient votes to approve the ENVB Share Issuance Proposal.

If, at the ENVB annual meeting, the number of shares of ENVB common stock present or represented by proxy and voting in favor of the ENVB Share Issuance Proposal is insufficient to approve the ENVB Share Issuance Proposal, ENVB may move to adjourn the ENVB annual meeting in order to enable the ENVB board of directors to solicit additional proxies for approval of the ENVB Share Issuance Proposal. In that event, ENVB’s stockholders will be asked to vote upon the ENVB Adjournment Proposal.

In the ENVB Adjournment Proposal, ENVB is asking its stockholders to authorize the holder of any proxy solicited by the ENVB board of directors to vote in favor of granting discretionary authority to the ENVB board of directors to adjourn the ENVB annual meeting to another time and place for the purpose of soliciting additional proxies. If ENVB’s stockholders approve the ENVB Adjournment Proposal, ENVB could adjourn the ENVB annual meeting and any adjourned session of the ENVB annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from ENVB stockholders who have previously voted.

Required Vote

Whether or not a quorum is present, the approval of the ENVB Adjournment Proposal requires the affirmative vote of a majority of the voting power of shares of ENVB common stock present in person or represented by proxy at the ENVB annual meeting and entitled to vote on the proposal.

The vote on the ENVB Adjournment Proposal is a vote separate and apart from the vote to approve the ENVB Share Issuance Proposal. Accordingly, an ENVB stockholder may vote to approve the ENVB Adjournment Proposal and vote not to approve the ENVB Share Issuance Proposal, and vice versa.

Recommendation of the ENVB Board of Directors

The ENVB board of directors unanimously recommends that ENVB stockholders vote “FOR” the ENVB Adjournment Proposal.

232

LEGAL MATTERS

The validity of the shares of ENVB common stock offered hereby in connection with the Amalgamation will be passed upon for ENVB by Haynes and Boone, LLP.

EXPERTS

ENVB

The consolidated financial statements of Enveric Biosciences, Inc. as of and for the years ended December 31, 2020 and 2019, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included in this registration statement in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

MagicMed

The consolidated financial statements for MagicMed Industries Inc. as of and for the period from May 26, 2020 (inception) through June 30, 2020 have been included herein and in this registration statement in reliance upon the report of Zeifmans LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ENVB is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

ENVB makes available free of charge on or through its website at www.enveric.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after ENVB electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and ENVB are inactive textual references and information on those websites is not part of this proxy statement/prospectus.

ENVB has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of ENVB common stock to be issued to MagicMed shareholders in connection with the Amalgamation. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about ENVB and ENVB common stock. However, this proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. ENVB and MagicMed encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

ENVB has supplied all the information contained in this proxy statement/prospectus relating to ENVB, and MagicMed has supplied all the information contained in this proxy statement/prospectus relating to MagicMed. Each of ENVB and MagicMed is relying on the correctness of the information supplied by the other party.

You should rely only on the information contained in this proxy statement/prospectus. Neither ENVB nor MagicMed has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date.

233

OTHER MATTERS

Future Stockholder Proposals

If you want ENVB to consider including a proposal in its proxy statement for its next Annual Meeting of Stockholders, you must deliver a copy of your proposal to ENVB’s Secretary at our corporate office at 4851 Tamiami Trail N, Suite 200, Naples, Florida 34103 no later than April 7, 2022, or, if the date of our 2021 Annual Meeting of Stockholders is more than 30 days from the anniversary date of the 2021 Annual Meeting of Stockholders, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2022 Annual Meeting of Stockholders.

If you intend to present a proposal at our 2022 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2022 Proxy Statement, you must deliver a copy of your proposal to ENVB’s Secretary at our corporate office listed above no earlier than May 23, 2022 and no later than the close of business on June 22, 2022. The proposal must contain certain information specified in our Bylaws; provided, however, that in the event that the date of our 2022 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2021 Annual Meeting of Stockholders, your notice will be timely if we receive it no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the earlier of the date on which a public announcement setting forth the date of such meeting is first made.

Householding of Proxy Statement/Prospectus

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for the ENV annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of ENVB annual meeting materials addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for annual meeting materials, stockholders who share the same address will receive only one copy of the ENVB annual meeting materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the ENVB annual meeting materials at the same address you share with other stockholders, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies at the same address you share with other stockholders by contacting Broadridge Financial Solutions, Inc., either by calling (866) 540-7095, or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Eligible stockholders of record receiving multiple copies of the ENVB annual meeting materials can request householding by contacting Broadridge Financial Solutions, Inc. in the same manner. If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the ENVB annual meeting materials at the same address you share with other stockholders or you can request householding by notifying your broker, bank or other nominee.

234

F-1

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Enveric Biosciences, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enveric Biosciences, Inc. and Subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Fair Value of Common Stock Used in the Purchase of Intangible Assets

As discussed in Note 5 to the financial statements, on October 2, 2020, the Company purchased skincare assets for an aggregate purchase price of $1,944,689, which included cash consideration of $44,413 and the issuance of common stock, which was valued at $1,900,546. At the time of the transaction, the Company was a private company.

The valuation of private company common stock requires significant judgment in weighting the various indicators of fair value. The principals and considerations to be applied include:

●	Indicators of value are those comparable transactions between informed, willing, buyers and sellers;
●	Comparable transaction must be orderly and not in a distressed situation;
●	Maximize the weight of observable inputs, where possible;
●	Securities issued as the indicator of value must be similar or identical to the securities being valued;
●	Timing of comparable transactions must be close to the valuation date
●	Consideration as to whether the valuation of the technology is more indicative of the fair value of the assets acquired in comparison to the consideration paid.

Due to the significance of the intangible assets to the Company’s financial statements and the inherent judgment necessary to estimate the valuation of the common stock, we determined that the fair value of common stock used in the purchase of intangible assets was a critical audit matter, which required significant auditor judgment and specialized skill and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, but were not limited to, the following:

●	We evaluated management’s process for the selection of the valuation methodology and the methods and significant assumptions used by management;

●	With the assistance of our valuation specialists, we evaluated the reasonableness of the valuation methodology used;

●	We evaluated the reasonableness of the inputs subject to assumptions and verified the accuracy and completeness of those inputs to the underlying transaction data utilized in the valuation of the common stock and verified; and

●	We performed sensitivity analyses of the significant assumptions used in the valuation model to evaluate the change in fair value resulting from changes in the significant assumptions.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

April 1, 2021

F-3

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$1,578,460	$43,714
Prepaid expenses and other current assets	700,710	65,075
Total current assets	2,279,170	108,789

Intangible assets	1,817,721	-
Total assets	$4,096,891	$108,789

Liabilities and Shareholders’ Equity (Deficit)

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$681,250	$1,157,645
Advance from related party	-	22,409
Notes payable	-	446,415
Convertible notes payable	-	293,921
Total liabilities	681,250	1,920,390

Commitments and Contingencies (Note 6)

Shareholders’ Equity (Deficit)
Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 3,275,407 and 262,500 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	32,754	2,625
Common stock, $0.01 par value, 100,000,000 shares authorized, 10,095,109 and 5,311,414 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	100,951	53,114
Additional paid-in capital	15,222,770	3,039,163
Accumulated deficit	(11,759,557)	(4,894,881)
Accumulated other comprehensive loss	(181,277)	(11,622)
Total shareholders’ equity (deficit)	3,415,641	(1,811,601)
Total liabilities and shareholders’ equity (deficit)	$4,096,891	$108,789

The accompanying notes are in integral part of these consolidated financial statements

F-4

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019

General and administrative expenses	$5,443,234	$2,296,534
Research and development	174,083	-
Loss from operations	(5,617,317)	(2,296,534)

Other expense
Extinguishment of note payable	-	32,316
Interest expense	445,250	81,823
Inducement expense	802,109	-
Total other expense	1,247,359	114,139

Net loss	(6,864,676)	(2,410,673)

Other comprehensive loss
Foreign exchange loss	(169,655)	(6,667)

Comprehensive loss	$(7,034,331)	$(2,417,340)

Net loss per share - basic and diluted	$(1.19)	$(0.46)

Weighted average shares outstanding, basic and diluted	5,753,598	5,287,145

The accompanying notes are in integral part of these consolidated financial statements

F-5

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECMEBER 31, 2020 AND 2019

							Accumulated
	Series B Preferred Stock		Common Stock		Additional	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	capital	Deficit	Loss	Total
Balance as of January 1, 2019	262,500	$2,625	5,262,042	$52,620	$2,368,464	$(2,484,208)	$(4,955)	$(65,454)

Common stock issued for services	-	-	38,116	381	88,084	-	-	88,465
Warrants issued in conjunction with notes payable	-	-	-	-	24,875	-	-	24,875
Shares issued in connection with note extension	-	-	11,256	113	22,153	-	-	22,266
Stock based compensation - stock options	-	-	-	-	535,587	-	-	535,587
Foreign exchange loss	-	-	-	-	-	-	(6,667)	(6,667)
Net loss	-	-	-	-	-	(2,410,673)	-	(2,410,673)

Balance as of December 31, 2019	262,500	$2,625	5,311,414	$53,114	$3,039,163	$(4,894,881)	$(11,622)	$(1,811,601)

Balance as of January 1, 2020	262,500	$2,625	5,311,414	$53,114	$3,039,163	$(4,894,881)	$(11,622)	$(1,811,601)

September 2020 private placement	-	-	36,871	369	227,131	-	-	227,500
December 2020 private placement	221,225	2,212	-	-	258,288	-	-	260,500
Acquisition of Tikkun Pharma IP	-	-	571,987	5,720	1,894,826	-	-	1,900,546
Alpha financing and conversion of Alpha Note, including Palladium shares	3,041,682	30,417	402,988	4,030	4,781,742	-	-	4,816,189
Exchange of warrants for common shares	-	-	330,122	3,301	838,577	-	-	841,878
Conversion of related party advance and notes payable	-	-	512,978	5,130	674,439	-	-	679,569
Common stock issued for accounts payable	-	-	433,047	4,330	752,193	-	-	756,523
Warrants issued in conjunction with notes payable	-	-	-	-	32,149	-	-	32,149
Beneficial conversion feature issued with note payable	-	-	-	-	17,851	-	-	17,851
Common stock issued in conjunction with note payable modification	-	-	21,625	216	101,497	-	-	101,713
Stock option expense	-	-	-	-	1,977,155	-	-	1,977,155
Conversion of Series B preferred stock to common stock	(250,000)	(2,500)	250,000	2,500	-	-	-	-
Merger with Ameri Holdings, Inc.		-	2,224,077	22,241	627,759	-	-	650,000
Foreign exchange loss	-	-	-	-	-	-	(169,655)	(169,655)
Net loss	-	-	-	-	-	(6,864,676)		(6,864,676)

Balance as of December 31, 2020	3,275,407	$32,754	10,095,109	$100,951	$15,222,770	$(11,759,557)	$(181,277)	$3,415,641

The accompanying notes are in integral part of these consolidated financial statements

F-6

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(6,864,676)	$(2,410,673)
Adjustments to reconcile net loss to cash used in operating activities:
Extinguishment of note payable	-	32,316
Accrued interest	156,619	13,684
Amortization of debt discount	288,631	68,453
Stock-based compensation	1,977,155	624,052
Inducement expense	802,109	-
Amortization of intangible assets	120,872	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(636,497)	104,340
Accounts payable and accrued liabilities	267,002	919,968
Net cash used in operating activities	(3,888,785)	(647,860)

Cash Flows From Investing Activities:
Purchase of Tikkun Pharma license agreement	(44,143)	-
Net cash used in investing activities	(44,143)	-

Cash Flows From Financing Activities:
Proceeds from convertible notes payable	50,000	300,000
Proceeds from note payable, net of offering costs	1,812,410	238,000
Advances from related party	-	22,000
Offering and Reverse Merger proceeds	3,372,500	-
September 2020 private placement	227,500	-
December 2020 private placement	260,500	-
Repayment of note payable	(191,640)	-
Net cash provided by financing activities	5,531,270	560,000

Effect of foreign exchange rate on cash	(63,596)	17,903

Net increase (decrease) in cash	1,534,746	(69,957)
Cash - beginning of period	43,714	113,671
Cash - end of period	$1,578,460	$43,714

Supplemental non-cash financing activities:

Beneficial conversion feature issued with note payable	$17,851	$-
Warrants issued in conjunction with notes payable	$32,149	$24,875
Common stock issued for accounts payable	$756,523	$-
Common stock issued in conjunction with note payable modification	$101,713	$22,266
Notes payable issued to consultant for prepaid services	$-	$150,000
Conversion of related party advances and notes payable into common stock	$679,569	$-
Common stock issued for skincare license	$1,900,546	$-

The accompanying notes are in integral part of these consolidated financial statements

F-7

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Business

Nature of operations

Enveric Biosciences, Inc. (“Enveric Biosciences, Inc.,” “Enveric” or the “Company”) (formerly known as Ameri Holdings, Inc.) (“Ameri”) is a pharmaceutical company developing innovative, evidence-based cannabinoid medicines. The head office of the Company is located in Naples, Florida.

On January 10, 2020, the Company entered into an Amalgamation Agreement (as amended on May 6, 2020), (the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc., a company organized under the laws of Canada and a wholly owned subsidiary of the Company (“Merger Sub”), Jay Pharma Inc., a company organized under the laws of Canada (“Jay Pharma”), Jay Pharma ExchangeCo., Inc. a company organized under the laws of British Columbia and a wholly owned subsidiary of the Company (“ExchangeCo”), and Barry Kostiner, as the Company Representative, which provided that, among other things, Merger Sub and Jay Pharma would be amalgamated and would continue as one corporation (“Amalco”), with Amalco continuing as a direct wholly owned subsidiary of ExchangeCo and an indirect wholly owned subsidiary of Ameri, on the terms and conditions set forth in the Amalgamation Agreement. On August 12, 2020, the Company, Jay Pharma and certain other signatories thereto entered into a tender agreement (the “Tender Agreement”), which provided that, among other things, Ameri would make a tender offer (the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Enveric common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma would become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminated and replaced in its entirety the Amalgamation Agreement. On December 30, 2020, the Company, Jay Pharma, Merger Sub, and ExchangeCo consummated the Tender Agreement and Jay Pharma became a wholly owned subsidiary of the Company. The transaction was treated as a reverse acquisition and recapitalization and accordingly, the historical financial statements prior to the date of the Business Combination in these consolidated financial statements are those of Jay Pharma. The transaction is further described in Note 7.

COVID-19

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the United States. As the COVID-19 continues to spread in the United States, the Company may experience disruptions that could severely impact the Company. The global outbreak of COVID-19 continues to rapidly evolve. The extent to which COVID-19 may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States to contain and treat the disease. The Company is in process of monitoring COVID-19’s potential impact on the Company’s operations.

Note 2 – Liquidity

The Company has incurred continuing losses from its operations and as of December 31, 2020, had an accumulated deficit of $11,759,557 and working capital of $1,597,920. Since inception, the Company’s operations have been funded principally through the issuance of debt and equity.

On January 14, 2021, the Company completed a registered direct offering of 2,221,458 shares of common stock at approximately $4.50 per share for gross proceeds of approximately $10,000,000. On February 11, 2021, the Company completed a registered direct offering of 3,007,026 shares of common stock for gross proceeds of approximately $12.8 million. As of March 30, 2021, the Company had cash on hand of approximately $22.9 million.

The Company believes that, as a result of these transactions, it currently has sufficient cash and financing commitments to meet its funding requirements. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through one year from the issuance of these financial statements and therefore substantial doubt has been alleviated. Notwithstanding, the Company expects that it will need to raise additional financing to accomplish its development plan over the next several years. The Company will require additional funding through debt or equity financing in the future. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could impact its financial condition and operating results.

F-8

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – SUMMARY OF Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance and in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding consolidated financial information.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and expenses during the periods reported. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving common stock and the valuation of stock-based compensation. Actual results could differ from those estimates.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. The financial statements of companies located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated using public exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Shareholders’ equity accounts and non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the accompanying balance sheets.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and December 31, 2019.

Intangibles

The Company has finite-lived intangible assets. Finite-lived intangible assets are amortized over their estimated useful lives. Research and development costs are expensed as incurred. Following initial recognition of the finite-lived intangible asset, the asset is carried at cost less any accumulated amortization. Amortization of the asset begins when the asset is available for use. Amortization is recorded in general and administrative expenses on the Company’s consolidated statement of operations. The Company periodically reviews its owned intangible assets for recoverability.

Impairment of Long Term Assets

The Company evaluates the carrying value of long-lived assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value.

Leases

On February 25, 2016, FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. On January 1, 2020, the Company adopted this ASU, which did not have a material impact on the Company’s financial position and results of operations.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2020 and December 31, 2019, no liability for unrecognized tax benefits was required to be recorded.

F-9

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Income Taxes, continued

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of operating expenses. There were no amounts accrued for penalties and interest for the years ended December 31, 2020 and 2019. The Company does not expect its uncertain tax positions to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its United States and Canadian federal tax return, its state and provincial tax returns in Florida and Ontario, CA as its “major” tax jurisdictions. The Company is in the process of filing its corporate tax returns for the years ended December 31, 2020 and December 31, 2019. Net operating losses for these periods will not be available to reduce future taxable income until the returns are filed.

Stock-Based Compensation

The Company follows Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation, which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the estimated fair value of the stock award and the estimated fair value of the service. The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock-based awards under ASC 718. The estimated fair value is amortized as a charged to earnings on a straight-line basis depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and consultants, this is typically considered to be the vesting period of the award. The Company estimates the expected forfeitures and updates the valuation accordingly.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and convertible notes. The computation of basic net loss per share for the years ended December 31, 2020 and 2019 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the year ended December 31, 2020	For the year ended December 31, 2019
Warrants to purchase shares of common stock	3,251,406	303,891
Convertible notes	-	55,306
Series B Preferred Stock	3,275,407	262,500
Options to purchase shares of common stock	929,765	797,373
Total potentially dilutive securities	7,456,578	1,419,070

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value

The carrying value of the Company’s financial instruments, including cash and accounts payable, notes payable and convertible notes payable, approximate fair value because of the short-term nature of such financial instruments.

F-10

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – SUMMARY OF Significant Accounting Policies, continued

Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements.

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

As of December 31, 2020 the Company had no notes payable or convertible notes payable.

As of December 31, 2019, the Company’s notes payable and convertible notes payable consisted of the following:

	Gross	Discount	Net
February 2019 Note	$66,000	$-	$66,000
March 2019 Note	150,000	-	150,000
April 2019 Convertible Notes	300,000	(6,079)	293,921
July 2019 Note	191,640	(2,700)	188,940
December 2019 Note	44,000	(2,525)	41,475
Total	$751,640	(11,304)	$740,336

Notes payable	$451,640	$(5,225)	$446,415

Convertible notes payable	$300,000	$(6,079)	$293,921

For the years ended December 31, 2020 and 2019, interest expense and amortization of debt discount consisted of the following:

	For the Year Ended December 31,
	2020			2019
	Interest Expense	Amortization of Debt Discount	Total	Interest Expense	Amortization of Debt Discount	Total
February 2019 Note	$-	$3,840	$3,840	$-	$6,000	$6,000
April 2019 Convertible Notes	13,970	5,842	19,812	13,370	17,142	30,512
July 2019 Note	53,342	44,704	98,046	-	43,836	43,836
December 2019 Note	-	1,427	1,427	-	1,475	1,475
February 2020 Note	2,545	50,912	53,457	-	-	-
Alpha Note	86,762	181,906	268,668	-	-	-
Total	$156,619	$288,631	$445,250	$13,370	$68,453	$81,823

Notes Payable

On February 7, 2019, the Company received $60,000 in exchange for a promissory note with a director for $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The note had no stated interest rate and was due on May 8, 2019. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019. On July 21, 2020, the Company converted the February 2019 Note into common stock, as further described in Note 6.

F-11

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE, CONTINUED

Notes Payable, continued

On February 1, 2019, the Company entered into a consulting agreement with its former executive director. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its former executive director for $150,000 (the “March 2019 Note”). The note had no interest and was due and payable on March 4, 2020. The consulting agreement expired on February 1, 2020. On July 21, 2020, the Company converted the March 2019 Note into common stock, as further described in Note 6.

On July 8, 2019, the Company entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). One of the principals of the Lender is the brother of a former member of the Company’s Board of Directors. The Note’s face value was $157,714 and the original issue discount was $19,714 for total gross proceeds of $138,000, implying an interest rate of 12.5% per annum. The Company could, without premium or penalty, at any time and from time to time, prepay all or any portion of the Note. The maturity date of the Note was September 8, 2019. On September 20, 2019, the Company entered into an amendment to the July 2019 Note (the “Amendment”). The Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. On November 21, 2019, the Company entered into an amendment for the July 2019 Note that extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for this amendment, the Company agreed to pay an aggregate extension fee of $33,926, which was added to the principal balance of the note. On December 9, 2019, the Company entered into an additional amendment for the July 2019 Note that extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. The Company also agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

On January 8, 2020 the Company entered into an amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extended the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, the Company granted 55,000 shares of the Company’s common stock to the Lender. The Company accounted for this amendment as a modification, where the shares paid as a fee were valued at $45,725 and recorded as a discount against the note payable and amortization over the term. On May 6, 2020, the Company entered into an amendment (the “May 2020 Amendment”) whereby both parties agreed to extend the maturity date of the July 2019 Note to September 30, 2020. The Company accounted for this amendment as a modification, as the present value of the future cash flows pre-modification and post-modification were not greater than or equal to 10%. On January 12, 2020, the Company repaid $157,714 of the July 2019 Note. On December 31, 2020 the Company paid the remaining unpaid balance.

On December 12, 2019, the Company received $40,000 in exchange for a promissory note with a lender, including an original issue discount of $4,000 (the “December 2019 Note”). The December 2019 Note bore interest at a rate of ten percent (10%) on its face value per annum. In the case of an event of default, the interest rate would increase to 24% per year. The December 2019 Note matured on January 31, 2020. The promissory note with the lender and the Company was converted into 170,333 shares of common stock on December 30, 2020.

On February 24, 2020, the Company received $50,000 in exchange for a promissory note with a lender (the “February 2020 Note”). The February 2020 Note bore interest at a rate of 10% on its face value per annum. In the case of an event of default, the interest rate would increase to 24% per year. The note matured on July 31, 2020. The February 2020 Note was convertible into the Company’s common stock at any time at a conversion price of $0.38 per share. The Company recorded a beneficial conversion feature of $17,851 and valued the warrants issued (using relative fair value) at $32,149. The Company recorded the total value as a note discount and is amortizing the discount over the term of the February 2020 Note using the effective interest method. The Company valued the beneficial conversion feature and warrants using the following assumptions:

	Beneficial Conversion Feature	Warrants
Stock Price	CAD $ 1.10	CAD $ 1.10
Exercise Price	CAD $ 0.51	CAD $ 0.51
Dividend Yield	N/A	0.00%
Expected Volatility	N/A	96.0%
Weighted Average Risk-Free Interest Rate	N/A	2.31
Number of Shares	N/A	130,920
Value (USD)	$17,851	$32,149
Term (in years)	N/A	5.0

F-12

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE, CONTINUED

Notes Payable, continued

On December 30, 2020, the February 2020 Note was converted into 190,004 shares of common stock.

The Company entered into a Secured Promissory Note, dated January 10, 2020 (the “Note”), by and among Enveric Biosciences, Inc. and Alpha Capital Anstalt (“Alpha”), pursuant to which, on January 10, 2020, Enveric Biosciences, Inc. received aggregate gross proceeds of $1,500,000. Pursuant to the Note, the aggregate obligations of Enveric Biosciences, Inc. under the Note were automatically, immediately prior to the consummation of the amalgamation, converted into shares of Enveric Biosciences, Inc. common stock, subject to the terms and provisions of the Note. Pursuant to the Note, upon conversion of the term loans made by the lenders subject to the terms of the Note, Enveric Biosciences, Inc. was required to cause Ameri to issue each lender warrants to purchase Ameri Common Stock. Upon consummation of the amalgamation, Enveric Biosciences, Inc. agreed to cause Ameri to register the resale of the warrant shares. The Note bears interest at 7% per annum and was due on March 31, 2020.

On May 6, 2020, the Company entered into an amendment to the Note (the “First Note Amendment”). Pursuant to the First Note Amendment, Alpha waived previous defaults on the Note, and extended the maturity date of the Note to June 30, 2020. In exchange for the First Note Amendment, the Company and Alpha agreed that (i) at the Effective Time, Ameri would issue to the holder of a certain note issued by Enveric Biosciences, Inc., series B warrants (the “Series B Warrants”) to acquire 8,100,000 shares of common stock of the Company resulting from the amalgamation, and (ii) providing for certain registration rights, pursuant to a registration rights agreement, of the Series B Warrants and the shares issuable upon exercise of the Series B Warrants. The Series B Warrants shall be exercisable for a period of five years commencing on the ninetieth (90th) day after the later of the last day of the Lock-up Period and leak-out Period (accelerated or otherwise) set forth in the Lock-up agreement to be executed by the holders of Enveric Biosciences, Inc. securities in connection with the Amalgamation, at a price of $0.01 per share, and shall also be exercisable on a cashless basis.

On June 23, 2020, the Company and Alpha entered into a second amendment to the Note (the “Second Note Amendment”). The Second Note Amendment revised the principal amount of the Note from $1,500,000 to $2,000,000, which was advanced as of the date of the Second Note Amendment. The rights and securities granted to Alpha under the terms of the Note were extended to the additional $500,000 advance contemplated by the Second Note Amendment pursuant to the terms of the Second Note Amendment.

On August 12, 2020, the Company and Alpha entered into the Third Note Amendment. The Third Note Amendment extended the maturity date to be the earlier of (a) January 1, 2021 and (b) an event of default that accelerates the maturity of the Note. The Third Note Amendment also revised the Note to account for the change in structure from an amalgamation to a stock-for-stock exchange offer. As a result, references to the Amalgamation Agreement and the amalgamation were revised to be references to the Tender Agreement and the Offer. The Third Note Amendment also revised the event of default regarding a failure of the amalgamation to be consummated by March 31, 2020 to be an event of default if the Offer was not consummated by January 1, 2021.

On December 30, 2020, the Note in the amount of $2,000,000 was converted into 2,473,848 shares of common stock.

NOTE 5 – INTANGIBLE ASSETS

On October 2, 2020, the Company purchased skincare assets for an aggregate of $1,944,689 in stock and cash, as follows:

Cash	$44,143
Common stock	1,900,546
Total	$1,944,689

The Company recorded the skincare assets as a definite lived intangible asset with a four year useful life.

As of December 31, 2020, the Company’s intangible assets consisted of:

	Gross Carrying Amount	Accumulated Amortization	Net

Skincare Assets and License Agreements	$1,944,689	$(126,968)	$1,817,721

F-13

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENGIES

On January 5, 2019, the Company entered into a business advisor services agreement. Pursuant to the terms of the agreement, the consultant provided business advisory, marketing, and investor relations services in exchange for $15,000 per month, of which $7,500 was payable in cash and $7,500 was payable in the Company’s common shares. On January 6, 2020, the Company terminated its business advisory services agreement and agreed to settle the amounts due under the agreement by (a) paying $12,500 in cash upon the completion of a bridge financing; and (b) issuing 127,856 shares of the Company’s common stock, as described in Note 6.

On January 1, 2020, the Company entered into an agreement with Mr. David Stefansky to serve as President and Secretary of the Company to serve until the closing Amalgamation Agreement. The Company agreed to pay Mr. Stefansky $15,000 per month and future issuance of options to purchase 650,000 shares of common stock subject to the approval of the Board of Directors. On May 1, 2020, this agreement was terminated (see Note 8). On May 1, 2020, the Company and Mr. David Stefansky terminated Mr. Stefansky’s agreement to serve as President and Secretary of the Company.

On May 1, 2020, the Company entered into an agreement with Mr. Henoch Cohn to serve as the Company’s President and Secretary until the consummation of the Amalgamation Agreement. The Company paid Mr. Cohn $10,000 per month. On December 30, 2020 the agreement between the Company and Mr. Henoch Cohn was terminated.

The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows. On January 21, 2012, the Company received a demand letter from an individual purporting to be a stockholder. See Note 10 for more information.

NOTE 7 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share rateably in all assets of the Company that are legally available for distribution. As of December 31, 2020, 100,000,000 shares of common stock were authorized under the Company’s articles of incorporation.

On December 30, 2020, the Company amended its articles of incorporation to designate and authorize 20,000,000 shares of Series B preferred stock. The Company’s Series B preferred stock is convertible by the holder at any time into common stock at a rate of one to one.

Conversion of Series B Preferred Stock

On December 30, 2020, a holder of the Company’s Series B Preferred Stock converted 250,000 shares of Series B Preferred Stock into 250,000 shares of common stock.

Issuance of Common Stock for Accounts Payable

During the year ended December 31, 2020, the Company issued 433,047 shares of common stock to various vendors in connection with the payment of accounts payable of $756,523. The shares were valued at the book value of the accounts payable, as that value was more readily determinable.

Shares Issued in Exchange for Services

During the year ended December 31, 2019, the Company issued 38,116 shares to consultants in exchange for services. The Company valued these shares at $88,465.

September Private Placement

On September 25, 2020, the Company issued 36,871 shares of its common stock for gross proceeds of $250,000 and net proceeds of $227,500.

December Private Placement

On December 8, 2020, the Company issued 221,225 shares of its Series B preferred stock for gross proceeds of $300,000 and net proceeds of $260,500.

F-14

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Conversion of Related Party Advance

On July 21, 2020, the Company issued 239,326 shares of common stock in exchange for the February 2019 Note (face value of $66,000), the March 2019 Note (face value of $150,000) and related party advances in the amount of $22,000. Given that the holder of these notes and advances is a related party, this was treated as a capital transaction and no gain or loss was recognized.

Stock Options

	Number of Shares	Weighted Average Exercise Price (USD)	Weighted Average Grant Date Fair Value (USD)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (USD)

Outstanding – January 1, 2019	689,832	$1.94	$1.94
Granted	448,713	$1.99	$1.49
Expired, forfeited, or cancelled	(341,172)	$1.99	$0.36
Outstanding – December 31, 2019	797,373	$1.99	$0.72
Granted	378,800	$0.94	$5.22
Expired forfeited, or cancelled	(246,408)	$1.94	$0.88
Outstanding – December 31, 2020	929,765	$1.53	$2.50	6.1	$2,537,245

Exercisable at December 31, 2020	929,765	$1.53	$2.50	6.1	$2,537,245

The Company’s stock based compensation expense related to stock options for the years ended December 31, 2020 and 2019 was $1,977,155 and $535,587, respectively. As of December 31, 2020, the Company had $0 in unamortized stock option expense.

The Company utilized the Black-Scholes option-pricing model to determine the fair value of these stock options, using the assumptions as outlined below.

Stock Price	$5.92
Dividend Yield	0%
Expected Volatility	84.7%
Weighted Average Risk-Free Interest Rate	0.37%
Expected life (in years)	1.5 – 4.2

Stock price – Based on closing price of the Company’s common stock on the date of grant.

Weighted average risk-free interest rate —Based on the daily yield curve rates for U.S. Treasury obligations with maturities, which correspond to the expected term of the Company’s stock options.

Dividend yield —The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Expected volatility —Based on the historical volatility of comparable companies in a similar industry.

Expected term —The Company has had no stock options exercised since inception. The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, which averages an award’s weighted-average vesting period and expected term for “plain vanilla” share options.

Warrants

On February 24, 2020, the Company issued warrants to purchase 130,920 shares of common stock to the lender of the February 2020 Note. The warrants are exercisable at $0.38 USD ($0.50 CAD) per share, are fully vested at the date of issuance, and expire on February 24, 2025. The warrants were accounted for as a component of equity, as the instrument contains no features which would preclude such classification. As discussed in Note 4, the warrants were recorded as a discount in the amount of $50,000 on the note payable and amortized over the term of the note.

The following table summarizes information about shares issuable under warrants outstanding at December 31, 2020:

	Warrant shares outstanding	Weighted average exercise price (USD)	Weighted average remaining life	Intrinsic value
Outstanding at January 1, 2019	219,510	$2.95	0.08
Issued	84,381	$3.21
Outstanding at December 31, 2019	303,891	$3.02	1.06	$-
Issued	3,222,331	$1.96
Forfeited	(274,816)	$(3.00)
Outstanding at December 31, 2020	3,251,406	$1.95	4.97	$-

Exercisable at December 31, 2020	3,251,406	$1.95	4.97	$8,040,545

F-15

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – TENDER AGREEMENT

On January 10, 2020, the Company entered into an amalgamation agreement (the “Amalgamation Agreement”) with Enveric Biosciences, Inc. Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Ameri, and Enveric Biosciences, Inc. Exchange Co, Inc. (“ExchangeCo”), a wholly owned subsidiary of Ameri. The Amalgamation Agreement provided that the Company would merge into Merger Sub and be amalgamated and operate as one company.

Prior to the execution and delivery of the Amalgamation Agreement, Alpha entered into agreements with Enveric Biosciences, Inc. pursuant to which Alpha agreed, subject to the terms and conditions of such agreements, to purchase, immediately prior to the consummation of the Amalgamation, shares of Enveric Biosciences, Inc.’s common stock (or common stock equivalents) and warrants to purchase Enveric Biosciences, Inc.’s common stock for an aggregate purchase price of $3.5 million. The consummation of the transactions contemplated by such agreements was conditioned upon the satisfaction or waiver of the conditions set forth in the Amalgamation Agreement. After consummation of the Amalgamation, Enveric Biosciences, Inc. agreed to cause Ameri to register the resale of the Ameri Common Stock issued and issuable pursuant to the warrants issued to the investors in the Jay Pharma Pre-Closing Financing.

Contemporaneously with the Amalgamation Agreement, the Company entered into sublicense agreements with Tikkun Pharma, Inc. (“Tikkun Pharma”). The sublicense agreements with Tikkun Pharma allows the Company to utilize (a) Tikkun Pharma’s sublicense with a third party for certain autoimmune applications, and (b) acquire and use Tikkun Pharma’s internally developing intellectual property, branding, and formulations in regards to skincare.

On April 20, 2020, the Company received a notice from the lenders of the Note, stating that the Company was in default for not closing the amalgamation with Ameri by March 31, 2020, and that the entire Note was due in full. On May 6 and May 26, 2020, the Company and Alpha amended the Note and the Amalgamation Agreement, as described in below.

On May 6, 2020, the Company entered into an Amalgamation Amendment Agreement (the “Amendment”) to amend the Amalgamation Agreement described in Note 7. Pursuant to the Amendment, the parties agreed that (i) at the Effective Time, Ameri Holdings, Inc. shall issue to the holder of a certain note issued by Enveric Biosciences, Inc., series B warrants (the “Series B Warrants”) to acquire 8,100,000 shares of common stock of the company resulting from the amalgamation, and (ii) providing for certain registration rights, pursuant to a Registration Statement on Form S-4, of the Series B Warrants and the shares issuable upon exercise of the Series B Warrants. The Series B Warrants shall be exercisable for a period of five years commencing on the ninetieth (90th) day after the later of the last day of the Lock-up Period and leak-out Period (accelerated or otherwise) set forth in the Lock-up agreement to be executed by the holders of Enveric Biosciences, Inc. securities in connection with the Amalgamation, at a price of $0.01 per share, and shall also be exercisable on a cashless basis.

On May 26, 2020, the Company entered into the second amendment to the Amalgamation Agreement (the “Second Amendment”) to amend the Amalgamation Agreement described in Note 7. The purpose of this amendment was to clarify that the Series B Warrants were to acquire 8,100,000 shares of common stock Enveric Biosciences, Inc. (to be approximately 3,675,035 shares of common stock of the company resulting from the Amalgamation), as well as to clarify the exchange ratio already agreed upon.

F-16

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – TENDER AGREEMENT, CONTINUED

On August 12, 2020, Ameri, Enveric Biosciences, Inc., and certain other signatories thereto entered into a tender agreement (the “Tender Agreement”), which provided that, among other things, Enveric Biosciences, Inc. would become a wholly owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminated and replaced in its entirety the Amalgamation Agreement. Upon completion of the Tender Agreement on December 30, 2020, (i) holders of outstanding common shares of Enveric Biosciences, Inc. other than Alpha will be entitled to receive the number of shares of Resulting Issuer common stock issuable in accordance with the Exchange Ratio, and (ii) Alpha will be entitled to receive shares of Series B Preferred Stock, which are convertible into shares of Resulting Issuer common stock subject to a 9.99% beneficial ownership blocker, pursuant to the Alpha Exchange Agreement. Each outstanding Enveric Biosciences, Inc. option, whether vested or unvested, and warrant that has not previously been exercised will exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio. Each outstanding Enveric Biosciences, Inc. option, whether vested or unvested, and warrant that has not previously been exercised will be exchanged for Resulting Issuer stock options and Resulting Issuer warrants, in each case, convertible into the number of shares of Resulting Issuer common stock equal to the Exchange Ratio.

NOTE 9 – INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryovers	$1,340,152	$1,004,029
Deferred tax assets, gross	1,340,152	1,004,029

Less: valuation allowance	(1,340,152)	(1,004,029)
Deferred tax assets, net	-	-

Deferred tax assets (liabilities), net	$-	$-

The change in the Company’s valuation allowance is as follows:

	For the year ended December 31, 2020	For the year ended December 31, 2019
Beginning of year	$1,004,029	$505,871
Increase in valuation allowance	1,340,152	498,158
End of year	$2,344,180	$1,004,029

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory federal income tax rate to loss from operations before the provision for income taxes is as follows:

	For the year ended December 31, 2020	For the year ended December 31, 2019
Canada federal statutory rate	(15.0)%	(15.0)%
Provincial taxes	(11.5)%	(11.5)%
Permanent differences
Non-deductible expenses	7.5%	5.9%
Valuation allowance	19.1%	20.6%
Effective income tax rate	0.0%	0.0%

F-17

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES, CONTINUED

As of December 31, 2020 and 2019, the Company had net operating loss carryovers of $5,057,176 and $3,788,788, respectively, for Canadian federal income tax purposes, which begin to expire in 2029. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company. Based on losses from inception, the Company determined that as of December 31, 2020 and 2019 it is more likely than not that the Company will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a valuation allowance against the deferred tax assets was required of $1,340,152 and $1,004,029 as of December 31, 2020 and 2019, respectively.

NOTE 10 - SUBSEQUENT EVENTS

Registered Direct Offerings

On January 14, 2021, the Company completed a registered direct offering of 2,221,458 shares of common stock at approximately $4.50 per share for gross proceeds of approximately $10,000,000.

On February 11, 2021, the Company completed a registered direct offering of 3,007,026 shares of common stock for gross proceeds of approximately $12.8 million.

Stockholder Demand Letter

On January 21, 2021, the Company received a stockholder litigation demand letter from the law firm of Purcell Julie & Lefkowitz LLP, on behalf of James Self, a purported stockholder of our Company. The letter demands that the Company (i) deem ineffective the December 30, 2020 amendment to our Amended and Restated Certificate of Incorporation in which the Company effected a one-for-four reverse stock split of its common stock due to the manner in which non-votes by brokers were tabulated, (ii) seek appropriate relief for damages allegedly suffered by the company and its stockholders or seek a valid stockholder approval of the amendment and reverse stock split, and (iii) adopt adequate internal controls to prevent a recurrence of the alleged misconduct. The Company disputes that the amendment was ineffective or that there were any inadequate internal controls related to the same. However, to eliminate any questions about the amendment, the Company intends to seek to ratify the amendment at a special stockholders’ meeting pursuant to Section 204 of the Delaware General Corporation Law. This special stockholders’ meeting is scheduled to occur on May 14, 2021.

Development and Clinical Supply Agreement

On February 22, 2021, the Company entered into a Development and Clinical Supply Agreement (the “Agreement”) with PureForm Global, Inc. (“PureForm”), pursuant to which PureForm will be the exclusive provider of synthetic cannabidiol (“API”) for the Company’s development plans for cancer treatment and supportive care. Under the terms of the Agreement, PureForm has granted the Company the exclusive right to purchase API and related product for cancer treatment and supportive care during the term of the Agreement (contingent upon an initial minimum order volume during the first thirty (30) days from the effective date) and has agreed to manufacture, package and test the API and related product in accordance with specifications established by the parties. All inventions that are developed jointly by the parties in the course of performing activities under the Agreement will be owned jointly by the parties in accordance with applicable law; however, if the Company funds additional research and development efforts by PureForm, the parties may enter into a further agreement whereby PureForm would assign any resulting inventions or technical information to the Company.

The initial term of the Agreement is three (3) years commencing on the effective date of the Agreement, subject to extension by mutual agreement of the parties. The Agreement may be terminated by either party upon thirty (30) days written notice of an uncured material breach or immediately in the event of bankruptcy or insolvency. The Agreement contains, among other provisions, representation and warranties, indemnification obligations and confidentiality provisions in favor of each party that are customary for an agreement of this nature.

License Agreement

On March 5, 2021, the Company entered into an Exclusive License Agreement (the “Agreement”) with Diverse Biotech, Inc. (“Diverse”), pursuant to which the Company has acquired an exclusive, perpetual license to develop five therapeutic candidates (collectively, the “Agents”) with the goal of alleviating the side effects that cancer patients experience. Under the terms of the Agreement, Diverse has granted the Company an exclusive license to its intellectual property rights covering the Agents and its products. In exchange, the Company has granted Diverse the right to information relating to the Agents developed for the express purpose of using such information to obtain patent rights, which right terminates upon the issuance or denial of the patent rights.

Under the Agreement, the Company will maintain sole responsibility and ownership of the development and commercialization of the Agents and its products. Diverse has agreed not to develop or commercialize any agent or product that would compete with the Agents, or its products containing the Agents, at any time during or after the term of the Agreement. If Diverse intends to license, sell, or transfer any other molecules linked with cannabinoids not granted to the Company under the terms of this Agreement, the Company will have the first right, but not the obligation, to negotiate an agreement with Diverse for such cannabinoids. The Company has also agreed to pay Diverse an up-front investment payment of $675,000, as well as a running royalty starting with the first commercial sale by the Company to a third party in an arms’-length transaction. The term of the Agreement shall continue for as long as the Company intends to develop or commercialize the new drugs, unless earlier terminated by either Party.

Exercise of Warrants

On March 10, 2021, the Company received $3,267,245 from the exercise of warrants to purchase 851,099 shares of common stock.

F-18

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash	$22,657,150	$1,578,460
Prepaid expenses and other current assets	767,298	700,710
Total current assets	23,424,448	2,279,170

Intangible assets, net	2,362,177	1,817,721
Total assets	$25,786,625	$4,096,891

Liabilities and Shareholders’ Equity (Deficit)

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$626,947	$681,250
Total liabilities	626,947	681,250

Warrant liabilities	6,168,000	-
Total liabilities	6,794,947	681,250

Commitments and contingencies (Note 6)

Shareholders’ Equity
Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 0 and 3,275,407 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	-	32,754
Common stock, $0.01 par value, 100,000,000 shares authorized, 19,449,975 and 10,095,109 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	194,499	100,951
Additional paid-in capital	33,952,988	15,222,770
Accumulated deficit	(15,010,268)	(11,759,557)
Accumulated other comprehensive loss	(145,541)	(181,277)
Total shareholders’ equity	18,991,678	3,415,641
Total liabilities and shareholders’ equity	$25,786,625	$4,096,891

The accompanying notes are in integral part of these unaudited condensed consolidated financial statements.

F-19

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended March 31,
	2021	2020

Operating expenses
General and administrative expenses	$6,607,045	$836,702
Research and development	157,952	-
Total operating expenses	6,764,997	836,702

Loss from operations	(6,764,997)	(836,702)

Other income (expense)
Inducement expense	(298,714)	-
Change in fair value of warrant liabilities	3,813,000	-
Interest expense	-	(261,759)
Total other income (expense)	3,514,286	(261,759)

Net loss	(3,250,711)	(1,098,461)

Other comprehensive loss
Foreign currency translation	35,736	(12,698)

Comprehensive loss	$(3,214,975)	$(1,111,159)

Net loss per share - basic and diluted	$(0.20)	$(0.19)

Weighted average shares outstanding, basic and diluted	16,220,661	5,653,820

The accompanying notes are in integral part of these unaudited condensed consolidated financial statements.

F-20

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

	Series B Preferred Stock		Common Stock		Additional paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	capital	Deficit	Loss	Total

Balance as of January 1, 2020	-	-	5,573,915	$55,739	$3,039,163	$(4,894,881)	$(11,622)	$(1,811,601)

Common stock issued for accounts payable	-	-	85,942	859	172,623	-	-	173,482
Warrants issued in conjunction with notes payable	-	-	-	-	32,149	-	-	32,149
Beneficial conversion feature issued with note payable	-	-	-	-	17,851	-	-	17,851
Foreign exchange loss	-	-	-	-	-	-	(12,698)	(12,698)
Net loss	-	-	-	-	-	(1,098,461)	-	(1,098,461)

Balance as of March 31, 2020	-	$-	5,659,857	$56,598	$3,261,786	$(5,993,342)	$(24,320)	$(2,699,278)

Balance as of January 1, 2021	3,275,407	$32,754	10,095,109	$100,951	$15,222,770	$(11,759,557)	$(181,277)	$3,415,641

January 2021 registered direct offering	-	-	2,221,334	22,213	4,594,874	-	-	4,617,087
February 2021 registered direct offering	-	-	3,007,026	30,070	6,986,331	-	-	7,016,401
Stock based compensation	-	-	-	-	3,591,565	-	-	3,591,565
Induced conversion of stock options into restricted stock awards	-	-	-	-	298,714	-	-	298,714
Conversion of Series B Preferred Stock	(3,275,407)	(32,754)	3,275,407	32,754	-	-	-	-
Exercise of warrants	-	-	851,099	8,511	3,258,734	-	-	3,267,245
Foreign exchange gain	-	-	-	-	-	-	35,736	35,736
Net loss	-	-	-	-	-	(3,250,711)	-	(3,250,711)

Balance as of March 31, 2021	-	$-	19,449,975	$194,499	$33,952,988	$(15,010,268)	$(145,541)	$18,991,678

The accompanying notes are in integral part of these unaudited condensed consolidated financial statements.

F-21

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(3,250,711)	$(1,098,461)
Adjustments to reconcile net loss to cash used in operating activities:
Extinguishment of note payable	-	233,240
Accrued interest	-	28,519
Change in fair value of warrant liability	(3,813,000)	-
Stock-based compensation	3,591,565	-
Inducement expense	298,714	-
Amortization of intangible assets	136,640	-
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(66,208)	(49,588)
Accounts payable and accrued liabilities	(59,278)	(7,632)
Net cash used in operating activities	(3,162,278)	(893,922)

Cash Flows From Investing Activities:
Purchase of license agreement	(675,000)	-
Net cash used in investing activities	(675,000)	-

Cash Flows From Financing Activities:
Proceeds from sale of common stock, net of offering costs	21,614,488	-
Proceeds from convertible notes payable	-	50,000
Proceeds from note payable	-	1,319,910
Repayment of note payable	-	(157,714)
Proceeds from warrant exercises	3,267,245	-
Net cash provided by financing activities	24,881,733	1,212,196

Effect of foreign exchange rate on cash	34,235	(86,677)

Net increase in cash	21,078,690	231,597
Cash - beginning of period	1,578,460	43,714
Cash - end of period	$22,657,150	$275,311

Supplemental non-cash financing activities:

Warrants issued in conjunction with notes payable issuances	$-	$17,851
Shares of common stock issued for note payable extensions	$-	$32,149
Shares of common stock issued for accounts payable	$-	$173,482

The accompanying notes are in integral part of these unaudited condensed consolidated financial statements.

F-22

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Business

Nature of operations

Enveric Biosciences, Inc. (“Enveric Biosciences, Inc.” “Enveric” or the “Company”) (formerly known as Ameri Holdings, Inc.) (“Ameri”) is a pharmaceutical company developing innovative, evidence-based cannabinoid medicines. The head office of the Company is located in Naples, Florida.

On January 10, 2020, the Company entered into an Amalgamation Agreement (as amended on May 6, 2020), (the “Amalgamation Agreement”) with Jay Pharma Merger Sub, Inc., a company organized under the laws of Canada and a wholly owned subsidiary of the Company (“Merger Sub”), Jay Pharma Inc., a company organized under the laws of Canada (“Jay Pharma”), Jay Pharma ExchangeCo., Inc. a company organized under the laws of British Columbia and a wholly owned subsidiary of the Company (“ExchangeCo”), and Barry Kostiner, as the Company Representative, which provided that, among other things, Merger Sub and Jay Pharma would be amalgamated and would continue as one corporation (“Amalco”), with Amalco continuing as a direct wholly owned subsidiary of ExchangeCo and an indirect wholly owned subsidiary of Ameri, on the terms and conditions set forth in the Amalgamation Agreement. On August 12, 2020, the Company, Jay Pharma and certain other signatories thereto entered into a tender agreement (the “Tender Agreement”), which provided that, among other things, Ameri would make a tender offer (the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Enveric common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma would become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement. The Tender Agreement terminated and replaced in its entirety the Amalgamation Agreement. On December 30, 2020, the Company, Jay Pharma, Merger Sub, and ExchangeCo completed the Offer and Jay Pharma became a wholly owned subsidiary of the Company. The transaction was treated as a reverse acquisition and recapitalization and accordingly, the historical financial statements prior to the date of the Business Combination in these unaudited condensed consolidated financial statements are those of Jay Pharma.

COVID-19

During 2020 and continuing into 2021, the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) pandemic. COVID-19 and measures to prevent its spread impacted our business in a number of ways. The impact of these disruptions and the extent of their adverse impact on our financial and operating results will be dictated by the length of time that such disruptions continue, which will, in turn, depend on the currently unknowable duration and severity of the impacts of COVID-19, and among other things, the impact of governmental actions imposed in response to COVID-19 and individuals’ and companies’ risk tolerance regarding health matters going forward and developing strain mutations.

F-23

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Management’s opinion is that all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020 and related notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2021.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and expenses during the periods reported. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving common stock and the valuation of stock-based compensation. Actual results could differ from those estimates.

Foreign Currency Translation

The reporting currency of the Company is the United States Dollar. The financial statements of companies located outside of the U.S. are measured in their functional currency, which is the local currency. The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated using public exchange rates at the balance sheet date. Income and expense items are translated using average monthly exchange rates. Shareholders’ equity accounts and non-monetary assets are translated at their historical exchange rates. Translation adjustments are included in accumulated other comprehensive loss in the accompanying balance sheets.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. Such warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other expense on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of such common stock warrants. At that time, the portion of the warrant liability related to such common stock warrants will be reclassified to additional paid-in capital.

Offering Costs

The Company allocates offering costs to the different components of the capital raise on a pro rata basis. Any offering costs allocated to common stock are charged directly to additional paid-in capital. Any offering costs allocated to warrant liabilities are charged to general and administrative expenses on the Company’s statement of operations.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and convertible notes. The computation of basic net loss per share for the three months ended March 31, 2021 and 2020 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Warrants to purchase shares of common stock	5,979,611	1,504,593
Convertible notes	-	380,920
Restricted stock units	3,279,284	-
Restricted stock awards	70,986	-
Options to purchase shares of common stock	369,361	3,604,348
Total potentially dilutive securities	9,699,242	5,489,861

F-24

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF Significant Accounting Policies, continued

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

The Company follows Accounting Standards Codification (“ASC”) 820–10 “Fair Value Measurement” of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification to measure the fair value of its financial instruments and disclosures about fair value of its financial instruments. ASC 820–10 establishes a framework for measuring fair value and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820–10 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.

The three (3) levels of fair value hierarchy defined by ASC 820–10 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets or liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

The Company uses Level 3 of the fair value hierarchy to measure the fair value of its warrant liabilities. The Company revalues such liabilities at every reporting period and recognizes gains or losses as change in fair value of warrant liabilities in the condensed consolidated statements of operations that are attributable to the change in the fair value of the warrant liabilities.

The following table provides the financial liabilities measured on a recurring basis and reported at fair value on the balance sheet as of March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	March 31, 2021
Warrant liabilities – January Warrants	3	$3,164,000
Warrant liabilities – February Warrants	3	3,004,000
Fair value as of March 31, 2021		$6,168,000

The Company had no assets or liabilities measured at fair value at December 31, 2020.

Both the January and February Warrants are classified as Level 3, for which there is no current market for these securities such as the determination of fair value requires significant judgment or estimation. Changes in fair value measurement categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

F-25

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF Significant Accounting Policies, continued

Fair Value Measurement, continued

Initial Measurement

The Company established the initial fair value of its warrant liabilities at the respective dates of issuance. The Company used a Black Scholes valuation model in order to determine their value. The key inputs into the Black Scholes valuation model for the initial valuations are below:

	January Warrants	February Warrants
	January 13, 2021	February 12, 2021
Term (years)	5.0	5.0
Stock price	$4.21	$4.62
Exercise price	$4.95	$4.95
Dividend yield	0.0%	0.0%
Expected volatility	84.7%	84.7%
Risk free interest rate	0.5%	0.5%

Number of shares	1,821,514	1,714,005
Value (per share)	$2.66	$3.00

Subsequent measurement

The following table presents the changes in fair value of the warrant liabilities:

	January Warrants	February Warrants	Total Warrant Liability
Fair value as of December 31, 2020	$-	$-	$-
Initial value of warrant liability	4,846,000	5,135,000	9,981,000
Change in fair value	(1,682,000)	(2,131,000)	(3,813,000)

Fair value as of March 31, 2021	$3,164,000	$3,004,000	$6,168,000

The key inputs into the Black Scholes valuation model for the Level 3 valuations as of March 31, 2021 are below:

	January Warrants	February Warrants
Term (years)	4.8	4.9
Stock price	$3.07	$3.07
Exercise price	$4.95	$4.95
Dividend yield	0.0%	0.0%
Expected volatility	84.7%	84.7%
Risk free interest rate	0.9%	0.9%

Number of shares	1,821,514	1,714,005
Value (per share)	$1.74	$1.75

F-26

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – SUMMARY OF Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Income Taxes (Topic 740: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740. ASU 2019-12 is effective for the fiscal years beginning after December 15, 2020, with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The new accounting rules were effective for the Company in the first quarter of 2021. The adoption of the new accounting rules did not have a material impact on the Company’s financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments in ASU No. 2021-04 provides guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this ASU No. 2021-04 are effective for all entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, including interim periods within those fiscal years. As a result, the Company will not be required to adopt ASU 2021-04 until October 1, 2022. The Company is currently evaluating the impact of the adoption of this principle on the Company’s condensed consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements.

NOTE 3 – INTANGIBLE ASSETS

As of March 31, 2021, the Company’s intangible assets consisted of:

	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net

Skincare Assets and License Agreements	4 years	$1,944,689	$(257,512)	$1,687,177
Diverse Bio License Agreement	4 years	675,000	-	675,000
Total		$2,619,689	$(257,512)	$2,362,177

During the three months ended March 31, 2021 and 2020, the Company recognized amortization expense of $136,640 and $0, respectively.

Acquisition of Diverse Bio License Agreement

On March 5, 2021, the Company entered into an Exclusive License Agreement (the “DB Agreement”) with Diverse Biotech, Inc. (“Diverse”), pursuant to which the Company acquired an exclusive, perpetual license to develop five therapeutic candidates (collectively, the “Agents”) with the goal of alleviating the side effects that cancer patients experience. Under the terms of the DB Agreement, Diverse has granted the Company an exclusive license to its intellectual property rights covering the Agents and its products. In exchange, the Company has granted Diverse the right to information relating to the Agents developed for the express purpose of using such information to obtain patent rights, which right terminates upon the issuance or denial of the patent rights.

Under the DB Agreement, the Company will maintain sole responsibility and ownership of the development and commercialization of the Agents and its products. Diverse has agreed not to develop or commercialize any agent or product that would compete with the Agents, or its products containing the Agents, at any time during or after the term of the DB Agreement. If Diverse intends to license, sell, or transfer any other molecules linked with cannabinoids not granted to the Company under the terms of the DB Agreement, the Company will have the first right, but not the obligation, to negotiate an agreement with Diverse for such cannabinoids. The Company has also agreed to pay Diverse an up-front investment payment in the amount of $675,000, as well as a running royalty starting with the first commercial sale by the Company to a third party in an arms’-length transaction.

The term of the DB Agreement shall continue for as long as the Company intends to develop or commercialize the new drugs, unless earlier terminated by either Party. The Agreement may be terminated by either party upon ninety (90) days written notice of an uncured material breach or in the event of bankruptcy or insolvency. In addition, the Company has the right to terminate the DB Agreement at any time upon sixty (60) days’ prior written notice to Diverse.

F-27

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

Stockholder Demand Letter

On January 21, 2021, the Company received a stockholder litigation demand letter from the law firm of Purcell Julie & Lefkowitz LLP, on behalf of James Self, a purported stockholder of the Company. The letter demands that the Company (i) deem ineffective the December 30, 2020 amendment to our Amended and Restated Certificate of Incorporation in which the Company effected a one-for-four reverse stock split of its common stock due to the manner in which non-votes by brokers were tabulated, (ii) seek appropriate relief for damages allegedly suffered by the company and its stockholders or seek a valid stockholder approval of the amendment and reverse stock split, and (iii) adopt adequate internal controls to prevent a recurrence of the alleged misconduct. The Company disputes that the amendment was ineffective or that there were any inadequate internal controls related to the same. However, to eliminate any questions about the amendment, the Company ratified the amendment at a special stockholders’ meeting pursuant to Section 204 of the Delaware General Corporation Law. This special stockholders’ meeting occurred on May 14, 2021. On May 14, 2021, the Company filed a certificate of validation with the State of Delaware to ratify the reverse stock split on December 30, 2020.

Development and Clinical Supply Agreement

On February 22, 2021, the Company entered into a Development and Clinical Supply Agreement (the “PureForm Agreement”) with PureForm Global, Inc. (“PureForm”), pursuant to which PureForm will be the exclusive provider of synthetic cannabidiol (“API”) for the Company’s development plans for cancer treatment and supportive care. Under the terms of the PureForm Agreement, PureForm has granted the Company the exclusive right to purchase API and related product for cancer treatment and supportive care during the term of the Agreement (contingent upon an initial minimum order volume during the first thirty (30) days from the effective date) and has agreed to manufacture, package and test the API and related product in accordance with specifications established by the parties. All inventions that are developed jointly by the parties in the course of performing activities under the PureForm Agreement will be owned jointly by the parties in accordance with applicable law; however, if the Company funds additional research and development efforts by PureForm, the parties may enter into a further agreement whereby PureForm would assign any resulting inventions or technical information to the Company.

The initial term of the PureForm Agreement is three (3) years commencing on the effective date of the Agreement, subject to extension by mutual agreement of the parties. The PureForm Agreement may be terminated by either party upon thirty (30) days written notice of an uncured material breach or immediately in the event of bankruptcy or insolvency. The Agreement contains, among other provisions, representation and warranties, indemnification obligations and confidentiality provisions in favor of each party that are customary for an agreement of this nature.

Appointment of Chief Financial Officer

On April 9, 2021, John M. Van Buiten resigned from his position as the Company’s chief financial officer, effective May 15, 2021. Mr. Van Buiten’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On April 9, 2021, Carter J. Ward, 56, was appointed as the Company’s chief financial officer, effective May 15, 2021 (the “Effective Date”).

In connection with Mr. Ward’s appointment as chief financial officer, Mr. Ward entered into an employment agreement with the Company on April 9, 2021 (the “Ward Employment Agreement”), effective as of May 15, 2021, pursuant to which Mr. Ward will receive a base salary of $295,000 (“Base Salary”) and is eligible to receive annual performance bonuses of up to 50% of his Base Salary, as determined from time-to-time by the Company’s board of directors.

NOTE 5 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share rateably in all assets of the Company that are legally available for distribution. As of December 31, 2020, 100,000,000 shares of common stock and 20,000,000 shares of Series B Preferred Stock were authorized under the Company’s articles of incorporation. The Company’s Series B preferred stock is convertible by the holder at any time into common stock at a rate of one to one.

Conversion of Series B Preferred Stock

During the three months ended March 31, 2021, holders of an aggregate of 3,275,407 shares of Series B Preferred Stock converted their shares into 3,275,407 shares of common stock. Following those conversions, no Series B Preferred stock shares remain outstanding.

F-28

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Offerings

On January 14, 2021, the Company completed an offering of 2,221,458 shares of Common Stock and pre-funded warrants at approximately $4.50 per share and a concurrent private placement of warrants to purchase 1,666,019 shares of Common Stock at $4.9519 per share, exercisable immediately and terminating five years after the date of issuance for gross proceeds of approximately $10,000,000. The net proceeds to the Company after deducting financial advisory fees and other costs and expenses were approximately $8,806,087.

On February 11, 2021, the Company completed an offering of 3,007,026 shares of Common Stock and a concurrent private placement of warrants to purchase 1,503,513 shares of Common Stock at $4.90 per share, exercisable immediately and terminating five year from the date of issuance for gross proceeds of approximately $12,800,000. The net proceeds to Enveric from the offering after deducting financial advisory fees and other costs and expenses were approximately $11,624,401.

Stock Options

	Number of Shares	Weighted Average Exercise Price (USD)	Weighted Average Grant Date Fair Value (USD)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (USD)

Outstanding – January 1, 2021	929,765	$1.53	$2.50
Expired forfeited, or cancelled	(560,404)	$1.65	$1.66
Outstanding – December 31, 2020	369,361	$1.35	$3.80	5.2	$636,156

Exercisable at December 31, 2020	369,361	$1.35	$3.80	5.2	$636,156

The Company’s stock based compensation expense related to stock options for the three months ended March 31, 2021 and 2020 was $0 and $0, respectively. As of March 31, 2021, the Company had $0 in unamortized stock option expense.

During the three months ended March 31, 2021, the Company exchanged options to purchase 560,404 shares of common stock for 325,410 restricted stock units and 42,125 restricted stock awards. In connection with this exchange, the Company recognized $298,714 in inducement expense related to the increase in fair value of the new awards over the old awards, which is included in general and administrative expenses on the Company’s statement of operations and comprehensive loss.

Restricted Stock Awards

The Company’s activity in restricted common stock was as follows for the three months ended March 31, 2021:

	Number of shares	Weighted average grant date fair value
Non–vested at January 1, 2021	-	$-
Granted	70,986	$4.16
Vested	(44,390)	$4.49
Non–vested at March 31, 2021	26,596	$3.61

For the three months ended March 31, 2021 and 2020, the Company recorded $32,112 and $0, in stock-based compensation expense related to restricted stock awards. As of March 31, 2021, unamortized stock-based compensation costs related to restricted share awards was $72,009, which will be recognized over a weighted average period of 0.47 years.

F-29

ENVERIC BIOSCIENCES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS, CONTINUED

Issuance of Restricted Stock Units

The Company’s activity in restricted stock units was as follows for the three months ended March 31, 2021:

	Number of shares	Weighted average grant date fair value
Non–vested at January 1, 2021	-	$-
Granted	3,279,284	$4.41
Vested	(1,207,825)	$4.46
Non–vested at March 31, 2021	2,071,459	$4.38

For the three months ended March 31, 2021 and 2020, the Company recorded $3,559,453 and $0, respectively, in stock-based compensation expense related to restricted stock units, which is a component of general and administrative expenses in the condensed consolidated statement of operations. As of March 31, 2021, unamortized stock-based compensation costs related to restricted stock units was $9,416,205 and will be recognized over a weighted average period of 1.93 years.

Warrants

The following table summarizes information about shares issuable under warrants outstanding at March 31, 2021:

	Warrant shares outstanding	Weighted average exercise price (USD)	Weighted average remaining life	Intrinsic value
Outstanding at January 1, 2021	3,661,178	$1.98
Issued	3,535,519	$4.93
Exercised	(851,099)	$4.17
Outstanding at March 31, 2021	6,345,598	$3.33	4.9	$6,049,152

Exercisable at March 31, 2021	6,345,598	$3.33	4.9	$6,049,152

F-30

Financial Statements

MagicMed Industries Inc.

For the period from incorporation May 26, 2020 to June 30, 2020

(Stated in Canadian Dollars)

F-31

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of MagicMed Industries Inc.

Opinion

We have audited the financial statements of MagicMed Industries Inc. (the “Corporation”), which comprise the statement of financial position as at June 30, 2020, and the statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the period from incorporation May 26, 2020 to June 30, 2020, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Corporation as at June 30, 2020 and its financial performance and its cash flows for the period from incorporation May 26, 2020 to June 30, 2020 in accordance with International Financial Reporting Standards (“IFRSs”).

Basis for Opinion

We have conducted our audit in accordance with Canadian generally accepted auditing standards (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Corporation in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the financial statements which indicates that as at June 30, 2020 the Corporation has no revenue generating activity. As stated in Note 1, this event or condition, indicates that a material uncertainty exists that may cast significant doubt on the Corporation’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Corporation’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Corporation or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Corporation’s financial reporting process.

F-32

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Corporation’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of the auditors’ report. However, future events or conditions may cause the Corporation to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable related safeguards.

Toronto, Ontario	Chartered Professional Accountants
September 29, 2020	Licensed Public Accountants

F-33

MagicMed Industries Inc.

Statement of Financial Position

As at June 30, 2020
(Expressed in Canadian dollars)

	Note

Assets

Current assets
Cash	5	$544,977
Prepaid expenses		4,843
Government remittances recoverable		1,422
		551,242
Non-current assets
Patents	6	5,285
Total Assets		$556,527

Liabilities

Current liabilities
Accounts payable and accrued liabilities	5, 11	$51,217
Total liabilities		51,217

Shareholders’ Equity

Share capital	7	396,590
Equity reserve	8	151,196
Deficit		(42,476)
Total Shareholders’ Equity		505,310

Total Liabilities & Shareholders’ Equity		$556,527

Subsequent Events	13

Approved and authorized for issue by the Board of Directors on September 29, 2020.

“signed”
Director

“signed”
Director

The accompanying notes are an integral part of these financial statements

F-34

MagicMed Industries Inc.

Statement of Loss and Comprehensive Loss

For the Period from Incorporation May 26, 2020 to June 30, 2020

(Expressed in Canadian dollars)

	Note
Revenue		$-

Expenses
Professional fees		24,190
Marketing fees		15,500
Share-based compensation	8	2,786
		42,476

Net loss and comprehensive loss		$42,476

Basic and diluted loss per share for the period attributable to common shareholders		$0.005

Weighted average number of common shares outstanding – basic and diluted		8,701,389

The accompanying notes are an integral part of these financial statements

F-35

MagicMed Industries Inc.

Statement of Changes in Shareholders’ Equity

For the Period from Incorporation May 26, 2020 to June 30, 2020

(Expressed in Canadian dollars)

	Note	Number of Shares	Share Capital	Equity reserve	Retained Earnings (Deficit)	Total Shareholders’Equity
Balances at May 26, 2020		-	$-	$-	$-	$-
Shares issued for cash	7	8,000,000	40,000	-	-	40,000
Shares and warrants issued for cash	7	5,050,000	356,590	148,410	-	505,000
Share-based compensation	8	-	-	2,786	-	2,786
Net loss and comprehensive loss		-	-	-	(42,476)	(42,476)
Balances at June 30, 2020		13,050,000	$396,590	$151,196	$(42,476)	$505,310

The accompanying notes are an integral part of these financial statements

F-36

MagicMed Industries Inc.

Statement of Cash Flows

For the Period from Incorporation May 26, 2020 to June 30, 2020

(Expressed in Canadian dollars)

	Note

Net loss		$(42,476)
Adjustments for non-cash items:
Share-based compensation	8	2,786
		(39,690)
Changes in non-cash working capital:
Prepaid expenses		(4,843)
Government remittances recoverable		(1,422)
Accounts payable and accrued liabilities	5, 11	51,217
Cash flows from operating activities		5,262

Investing Activities
Acquisition of patents	6	(5,285)
Cash flows from investing activities		(5,285)

Financing Activities
Proceeds from issuance of shares	7	40,000
Proceeds from issuance of shares and warrants	7, 8	505,000
Cash flows from financing activities		545,000

Net increase in cash for the period		544,977
Cash - beginning of period		-
Cash - end of period		$544,977

The accompanying notes are an integral part of these financial statements

F-37

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

1. Nature of operations and formation of the Corporation

MagicMed Industries Inc. (the “Corporation”) was incorporated under the laws of British Columbia on May 26, 2020.

The Corporation is building its molecular derivatives library, the Psybrary™, which is a library of novel, patentable pharmaceutical candidate molecules derived from the structures of known psychedelic agents, starting with psilocybin.

The Corporation’s registered office is located at 777 Hornby Street, Suite 600, Vancouver, BC V6Z 1S4.

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payments of liabilities in the ordinary course of business. Should the Corporation be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

As at June 30, 2020 the Corporation has no revenue generating activity. This condition indicates the existence of material uncertainty that casts significant doubt about the Corporation’s ability to continue as a going concern.

The Corporation’s ability to continue as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and to continue to obtain financing sufficient to meet current and future obligations. During the period from July 1, 2020 and September 29, 2020, the date of issuance of these financial statements, the Corporation has raised $1,677,880 through a private placement financing (see note 13). These financial statements do not reflect the adjustments or reclassification of assets and liabilities which would be necessary if the Corporation were unable to continue as a going concern.

2. Basis of presentation

a) Statement of compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee.

The policies in these financial statements are based on IFRS issued and outstanding as of September 29, 2020, the date the Board of Directors approved the financial statements.

b) Basis of measurement

The Corporation’s financial statements have been prepared on the historical cost basis, except for certain financial instruments classified at fair value upon initial recognition.

c) Functional and presentation currency

These financial statements are presented in Canadian dollars, which is the Corporation’s functional and presentational currency.

F-38

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.       Significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements, unless otherwise indicated.

a)	Financial instruments

i)	Recognition and initial measurement

The Corporation initially recognizes financial instruments on the trade date, which is the date on which the Corporation becomes a party to the contractual provisions of the instrument.

A financial asset is or financial liability is measured initially at fair value plus/minus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or use.

ii)	Classification

Financial asset

On initial recognition, a financial asset is classified as measured at: amortized cost, fair value through other comprehensive income (“FVOCI”), or FVTPL.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and
●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Corporation currently does not measure any of its financial assets at amortized cost.

A debt instrument is measured at FVOCI only if it meets both of the following conditions and is not designated as at FVTPL:

●	The asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Corporation may irrevocably elect to present subsequent changes in FVOCI. This election is made on an investment-by-investment basis. The Corporation has not elected to present any assets as FVOCI.

Cash is measured at FVTPL.

In addition, on initial recognition, the Corporation may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost as at FVOCI or FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

F-39

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.       Significant accounting policies (continued)

Business model assessment

The Corporation makes an assessment of the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;
●	how the performance of the portfolio is evaluated and reported to the Corporation’s management;
●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;
●	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and
●	the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of the Corporation’s stated objective for managing the financial assets is achieved and how cash flows are realized.

Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Corporation considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of the contractual cash flows such that it would not meet this condition. In making the assessment, the Corporation considers:

●	contingent events that would change the amount and timing of cash flows;
●	leverage features;
●	prepayment and extension terms;
●	terms that limit the Corporation’s claim to cash flows from specified assets (e.g. non-recourse asset arrangements); and
●	features that modify consideration of the time value of money – e.g. periodical rest of interest rates

Reclassifications

The Corporation would only reclassify a financial asset when the Corporation changes its business model for managing the financial asset. All reclassifications are recorded at fair value at the date of reclassification, which becomes the new carrying value.

Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Corporation changes its business model for managing financial assets.

F-40

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Financial liabilities

The Corporation classifies its financial liabilities as measured at amortized cost or FVTPL.

iii)	Derecognition

Financial assets

The Corporation derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Corporation neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

On derecognition of a financial asset, the difference between the carrying amount of the asset (or the carrying amount allocated to the portion of the asset derecognized) and the sum of (i) the consideration received (including any new asset obtained less any new liability assumed) and (ii) cumulative gain or loss that had been recognized in other comprehensive income (“OCI”) is recognized in profit or loss.

Financial liabilities

The Corporation derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

iv)	Modifications of financial assets and financial liabilities

Financial assets

If the terms of a financial asset are modified, the Corporation evaluates whether the cash flows of the modified asset are substantially different. If the cash flows are substantially different, then the contractual rights to cash flows from the original financial asset are deemed to have expired. In this case, the original financial asset is derecognized and a new financial asset is recognized at fair value.

If the cash flows of the modified asset carried at amortized cost are not substantially different, then the modification does not result in derecognition of the financial asset. In this case, the Corporation recalculates the gross carrying amount of the financial asset and recognizes the amount arising from adjusting the gross carrying amount as a modification gain or loss in profit or loss. If such a modification is carried out because of financial difficulties of the borrower, then the gain or loss is presented together with impairment losses. In other cases, it is presented as interest income.

Financial liabilities

The Corporation derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different. In this case, a new financial liability based on the modified terms is recognized at fair value. The difference between the carrying amount of the financial liability extinguished and the new financial liability with modified terms is recognized in profit or loss.

v)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Corporation currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

F-41

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Income and expenses are presented on a net basis only when permitted under IFRS, or for gains and losses arising from a group of similar transactions.

vi)	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Corporation has access at that date. The fair value of a liability reflects its non-performance risk.

When one is available, the Corporation measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Corporation uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price – i.e. the fair value of the consideration given or received. If the Corporation determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any observable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

If an asset or a liability measured at fair value has a bid price and an ask price, then the Corporation measures assets and long positions at a bid price and liabilities and short positions at an ask price.

Portfolio of financial assets and financial liabilities that are exposed to market risk and credit risk that are managed by the Corporation on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received to sell a net long position (or paid to transfer a net short position) for the particular risk exposure. Portfolio-level adjustment –e.g. bid-ask adjustment or credit risk adjustments that reflect the measurement on the basis of the net exposure – are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio.

The fair value of a financial liability with a demand feature is not less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid. The Corporation recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred.

F-42

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

vii)	Impairment

Credit-impaired financial assets

At each reporting date, the Corporation assesses whether financial assets carried at amortized costs and debt financial assets carried at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

●	Significant financial difficulty of the borrower or issuer;
●	A breach of contract such as a default of past due event;
●	The restructuring of a loan or advance by the Corporation on terms that the Corporation would not consider otherwise;
●	It is becoming probable that the borrower will enter bankruptcy or other financial reorganization; or
●	The disappearance of an active market for a security because of financial difficulties.

A loan that has been renegotiated due to a deterioration in the borrower’s condition is usually considered to be credit-impaired unless there is evidence that the risk of not receiving contractual cash flows has reduced significantly and there are no other indicators of impairment.

Recognition of allowance of expected credit losses (“ECL”) in the statement of financial position

The Corporation recognizes a loss allowance for ECL on trade receivables that are measured at amortized cost. The Corporation’s applied the simplified approach for trade receivables and recognizes the lifetime ECL for these assets. The ECL on trade receivables is estimated using a provision matrix based on the Corporation’s historical credit loss experience, adjusted for factors that are specific to the customers, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

For all other financial assets measured at amortized cost or FVOCI, the Corporation recognizes lifetime ECL only when there has been a significant increase in credit risk since initial recognition. If the credit risk on such financial instruments has not increased significantly since initial recognition, the Corporation measures the loss allowance on those financial instruments at an amount equal to 12-months ECL.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of a financial asset. In contrast, 12-month ECL represents the portion of lifetime ECL that is expected to result from default events on a financial asset that are possible within 12 months after the reporting date. In assessing whether the credit risk on a financial asset has increased significantly since initial recognition, the Corporation compares the risk of default occurring on the financial asset at the reporting date with the risk of default occurring at the initial recognition. The Corporation considers both quantitative and qualitative factors that are supportable, including historical experience and forward-looking information that is available without undue cost or effort.

Irrespective of the above assessment, the Corporation presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Corporation has reasonable and supportable information that demonstrates otherwise. Despite the foregoing, the Corporation presumes that the credit risk on a financial asset has not increased significantly since initial recognition if the financial asset is determined to have low credit risk at the reporting date.

F-43

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

The Corporation regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

Definition of default:

For internal credit risk management purposes, the Corporation considers a financial asset not recoverable if the customer balance owing is 180 days past due and information obtained from the customer and other external factors indicate that the customer is unlikely to pay its creditors in full.

Write-off

Loans and debt securities are written off (either partially or in full) when there is no realistic prospect of recovery. This is generally the case when the Corporation determines that the borrower does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Corporation’s procedures for recovery of amounts due.

b)    Cash and cash equivalents

Cash and cash equivalents include all cash on demand and all highly liquid investments with a maturity of three months or less, at the time of purchase.

c)    Income taxes

Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income (loss), in which case it is recognized in equity or other comprehensive income (loss).

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to taxes payable with regards to previous years.

Deferred tax is recorded using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences do not result in deferred tax assets or liabilities: the initial recognition of assets or liabilities that affect neither accounting nor taxable loss; differences relating to investment in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Corporation intends to settle its correct tax assets and liabilities on a net basis.

F-44

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

e)      Intangible assets

Intangible assets include expenditures related to obtaining patents and technology rights associated with patents. The amortization of patent costs commences when the associated products are available for commercial sale and is amortized on a straight line basis over its respective legal life or economic life, if shorter. Amortization methods, useful lives, and residual values are reviewed at each reporting date and adjusted if appropriate. Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in operations as incurred.

Development activities involve a plan or design for the production of new, or substantially improved, products or processes related to the Corporation’s Psybrary™. Development expenditures are capitalized only if the relevant IFRS criteria are met. Capitalized development expenditures are amortized from the beginning of commercial production and sales and are amortized on a straight-line basis over the remaining useful life of the related patent(s). Development expenditures, in relation to the Corporation’s Psybrary™, have not satisfied the above criteria and are recognized in operations as incurred.

f)      Impairment of intangible assets

As of the end of each reporting period, the Corporation reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Intangible assets with indefinite useful life, or those not yet available for use, are tested for impairment annually. When it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash generating unity (“CGU”) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

g)     Warrants

The Corporation follows the relative fair value method with respect to the measurement of common shares and warrants issued as units. The proceeds from the issuance of units are allocated between share capital and warrants. The warrant component is recorded in equity reserve. Unit proceeds are allocated to common shares and warrants using the Black-Scholes option pricing model and the share price at the time of financing. If and when the warrants are exercised, consideration paid by the warrant holder, together with the amount previously recognized in equity reserve, is recorded as an increase to share capital. A forfeiture rate is estimated on the grant date and is adjusted to reflect the actual number of warrants that vest. When stock options or warrants are cancelled, they are treated as if they have vested on the date of cancellation and any cost not yet recognized in profit or loss is immediately expensed. Upon expiration of warrants, the amount applicable to expired warrants is moved to contributed surplus.

F-45

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

h)	Earnings (loss) per share, basic and diluted

Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding for the period for the effects of all potential dilutive shares, which comprise warrants. The calculation of diluted earnings per share assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price for the period. However, the calculation of diluted earnings per share excludes the exercise of warrants that would be anti-dilutive.

i)	Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing at the statement of financial position date. Non-monetary items are translated at rates of exchange in effect when the amounts were acquired or obligations incurred. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency translation gains and losses resulting from these translation adjustments are included in the determination of profit or loss in the statement of loss and comprehensive loss.

j)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective at June 30, 2020, and have not been applied in preparing these financial statements. Management has determined that none of these will have a significant effect on the financial statements of the Corporation.

4.       Critical accounting estimates and judgements

The preparation of these financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year. Actual outcomes could differ from these estimates. These financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the year in which the estimate is revised and future years if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant judgements, estimates and assumptions that have the most significant effect on the amounts recognized in the financial statements include the fair value of financial instruments (note 5), warrants and fair value of share-based payments (note 7), and intangible assets (note 8).

Share based payments

The fair value of share-based compensation expenses are estimated using the Black-Scholes option pricing model and rely on a number of estimates, such as the expected life of the option, the volatility of the underlying share price, the risk free rate of return, and the estimated rate of forfeiture of options or warrants granted.

Intangible assets valuation

The Corporation’s intangible assets valuation requires management to use judgment in estimating the fair value of its patents. The fair value of patents are estimated on the basis of costs incurred.

F-46

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

Estimated useful lives, impairment considerations and amortization of intangible assets

Amortization of property, plant and equipment, and intangible assets is dependent upon estimates of useful lives based on management’s judgment.

Impairment of definite long-lived assets is influenced by judgment in defining a CGU and determining the indicators of impairment, and estimates used to measure impairment losses.

5.       Financial instruments

The Corporation has classified its financial instruments as at June 30, 2020 as follows:

FVTPL, measured at fair value:
Cash	$544,977
Financial liabilities, measured at amortized cost:
Accounts payable and accrued liabilities	$51,217

The carrying value of the Corporation’s financial instruments approximates their fair value.

Fair Value Hierarchy of Financial Instruments

The Corporation has categorized its financial instruments that are carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three level fair value hierarchy as follows:

●	Level 1 – fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 include cash.

●	Level 2 – fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. Currently, the Corporation has no financial instruments that would be classified as Level 2.

●	Level 3 – fair value is based on valuation techniques that requires one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect the Corporation’s assumptions about the assumptions market participants would use in pricing the asset or liability. Currently, the Corporation has no financial instruments that would be classified as Level 3.

The Corporation did not transfer any financial instruments between Level 1, 2 or 3 during the period from incorporation May 26, 2020 to June 30, 2020.

6.       Intangible assets

During the period from incorporation May 26, 2020 to June 30, 2020, the Corporation incurred costs of $5,285 relating to obtaining patents. There was $nil amortization recognized during the period, as the patents had not met the criteria of being available for use.

F-47

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

7.       Share capital

a)	Authorized:

Unlimited common shares without nominal or par value issuable in series.

b)	Issued and outstanding common shares as follows:

	Number	Amount
Balance – May 26, 2020	-	$-
Shares issued – Founders’ round (i)	8,000,000	40,000
Shares and warrants issued for cash (ii)	5,050,000	356,590
Balance – June 30, 2020	13,050,000	$396,590

i)	On May 26, 2020, the Corporation issued 8,000,000 common shares for gross proceeds of $40,000 to directors and officers of the Corporation.

ii)	On June 26, 2020, the Corporation completed a non-brokered private placement offering issuing an aggregate of 5,050,000 units at a price of $0.10 per unit for gross proceeds of $505,000, each unit consisting of one common share and one share purchase warrant. Each warrant, which vests immediately, entitles the holder to acquire a common share for $0.25 until May 26, 2025. The fair value of these units is allocated as follows: shares - $356,590, warrants - $148,410 (see note 8). 2,800,000 of these units were issued to directors and officers of the Corporation. An additional $64,000, for 640,000 units under this offering, was received in July 2020 (note 13). The issuance of these additional units is not reflected in these financial statements as it occurred after the statement of financial position date.

8.       Warrants

The continuity of outstanding warrants for the period from incorporation May 26, 2020 to June 30, 2020 is as follows:

	Number of warrants	Amount	Weighted average exercise price per share
Number outstanding, May 26, 2020	-	$-	$-
Warrants issued (a)	8,000,000	2,786	0.25
Warrants issued for cash [note 7 (b)(ii)]	5,050,000	148,410	0.25
Balance – June 30, 2020	13,050,000	$151,196	$0.25

(a)	On May 26, 2020, the Corporation issued 8,000,000 warrants to directors and officers of the Corporation. Each warrant, which vests immediately, entitles the holder to acquire one common share for $0.25 for a period of five years. The fair value of the warrants was determined to be $2,786.

F-48

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

8.       Warrants (continued)

The estimated fair value of the warrants was determined using the Black-Scholes valuation model with the following assumptions. Expected volatility was determined on historical volatility of peer companies.

	Warrants issued (a)	Warrants issued for cash [note 7 (b)(ii)]
Risk-free interest rate	0.40%	0.36%
Expected annual volatility	85.00%	85.00%
Expected life (in years)	5.00	4.92
Expected dividend yield	0.00%	0.00%
Expected forfeiture rate	0.00%	0.00%
Share price	$0.005	$0.07
Exercises price	$0.25	$0.25

The 13,050,000 warrants outstanding at June 30, 2020 have an exercise price of $0.25, expire on May 26, 2025 and have a weighted average remaining contractual life of 4.91 years.

9.       Income Taxes

The recovery of income taxes differs from the result that would have been obtained by applying the combined federal and provincial tax rate of 27% to the loss before income taxes. The difference results from the following items:

Loss before taxes	$42,476
Statutory income tax rate (%)	27.00%
Expected recovery at statutory rate	11,469
Changes in taxes resulting from:
Share-based compensation	752
Deferred tax assets not recognized	(10,717)
Income tax expense (recovery)	$-

Deferred taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As at June 30, 2020, the Corporation’s deferred income tax asset is $nil, as a valuation allowance of $10,717 has been applied to eliminate the potential value of non-capital loss carryforwards. Deferred tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Corporation will be able to use these benefits.

The Corporation has non-capital loss carryforwards of $39,691 which are available for deduction against future taxable income and expire in the year ending June 30, 2040.

F-49

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

10.       Financial risk management

In the normal course of business, the Corporation is exposed to a variety of financial risks. The Corporation has a risk management framework to monitor, evaluate and manage the principal risk assumed with its financial instruments. The potential risks that may arise form transacting in financial instruments include credit risk, liquidity risk and market risk.

a)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Credit risk is managed by dealing only with counterparties the Corporation believes to be creditworthy. The Corporation is subject to credit risk through its cash. The Corporation does not believe that it is exposed to an unusual level of credit risk. The Corporation’s cash is held at one financial institution. The Corporation limits its cash holdings to high-quality financial institutions in order to minimize its credit risk.

b)	Liquidity Risk

Liquidity risk refers to the risk that the Corporation will have insufficient cash resources to meet its financial obligations when they become due. The Corporation manages liquidity risk by reviewing resources to ensure that it will have sufficient liquidity to meet liabilities as they become due and to support business strategies.

The Corporation generates cash flow from raising equity and it aims to partner with firms who will fund the development and testing of its novel, patentable and licit molecules in exchange for exclusive rights per a negotiated arrangement.

As at June 30, 2020, the Corporation’s contractual cash flows, which were presented under liabilities in these financial statements, consisted of accounts payable and accrued liabilities, with payments due in less than one year. All of the Corporation’s financial assets as reported on the June 30, 2020 statement of financial position are considered liquid and convertible into cash in less than one year.

c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting similar financial instruments traded in the market. Market risk is the predominant risk as the Corporation is in the process of raising equity. The Corporation is exposed to the following market risks:

i) Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate due to changes in market interest rates. The Corporation’s exposure to interest rate risk relates to its ability to earn interest income on cash and cash equivalents.

Fair value of the Corporation’s cash affected by changes of interest rates is minimal.

F-50

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

10.       Financial risk management (continued)

ii)	Currency risk

Currency risk is the risk that the value of a financial instrument fluctuates as a result of changes in foreign currency exchange rates, which can be caused by market, political and/or other factors which may be subject to intervention by sovereign governments.

The Corporation holds liabilities denominated in currencies other than its functional currency. The Corporation is therefore exposed to currency risk as the value of the liabilities denominated in other currencies fluctuates due to change in exchange rates.

As at June 30, 2020, the Corporation was exposed to currency risk in U.S. dollars in the manner of accounts payable and accrued liabilities of US$1,937.

Currency sensitivity

As at June 30, 2020, had the Canadian dollar weakened or strengthened by 10% in relation to the U.S. dollar, with all other variables remaining constant, net income and comprehensive income for the year would have decreased or increased, respectively, by approximately $194. This analysis only addresses the impact on the financial instruments with respect to currency movement, and excludes any other economic or geo-political implications of such currency fluctuation.

11.       Related party transactions and balances (see also notes 7 and 8)

Key management personnel includes persons having the authority and responsibility for planning, directing, and controlling the activities of the Corporation as a whole. The Corporation has determined its key management personnel to the executive officers and directors of the Corporation.

Included in accounts payable and accrued liabilities as at June 30, 2020 is a reimbursable amount of $12,029 payable to directors and officers of the Corporation. Certain expenses reimbursable to directors and officers amounting to $6,500 were included in marketing fees and $119 were included in professional fees.

12.	Capital management

The Corporation’s business requires capital for funding current and future operations. The Corporation defines capital to include shareholders’ equity, which is comprised of share capital and retained earnings.

The Corporation’s objectives when managing capital are to safeguard the Corporation’s ability to continue as a going concern in order to pursue business opportunities and to maintain a flexible capital structure that optimizes the costs of capital at an acceptable risk.

The Corporation manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Corporation may issue new shares, acquire or dispose of assets, or adjust the amount of cash. In order to maximize ongoing development efforts, the Corporation does not anticipate the payment of dividends for the foreseeable future. The Corporation is not subject to any externally imposed capital requirements.

F-51

MagicMed Industries Inc.

Notes to the Financial Statements

June 30, 2020
(Expressed in Canadian dollars)

13.	Subsequent events

The Corporation has evaluated all subsequent events through September 29, 2020, which is the date the financial statements were available to be issued. Management has determined that except as noted below, no events or transactions occurring after the statement of financial position date substantially affect the amounts, presentation, and disclosure of the accompanying financial statements:

a)	On July 7, 2020, in connection with the June 26, 2020 non-brokered private placement offering, the Corporation issued an additional 640,000 units for gross proceeds of $64,000.

b)	On July 15, 2020, the Corporation incorporated a wholly-owned subsidiary, MagicMed USA, Inc.

c)	As of September 25, 2020, the Corporation raised $1,677,880 by way of a brokered private placement offering of 6,711,520 units at an offering price of $0.25 per unit. Each unit consists of one common share and one common share purchase warrant. Each warrant entitles the holder to acquire one common share of $0.25 for a period of five years.

F-52

Interim Condensed Consolidated Financial Statements

MagicMed Industries Inc.

As at and for the Three and Nine-Month Periods Ended

March 31, 2021

(Unaudited - Stated in Canadian Dollars)

F-53

MagicMed Industries Inc.

Interim Condensed Consolidated Statement of Financial Position

As at March 31, 2021

(with comparative figures for June 30, 2020)
(Unaudited - Expressed in Canadian dollars)

	Note	March 31, 2021	June 30, 2020
		(Unaudited)
Assets

Current assets
Cash	5	$6,953,091	$544,977
Prepaid expenses		193,304	4,843
Government remittances recoverable		90,554	1,422
		7,236,949	551,242
Non-current assets
Equipment	6	16,336	-
Intangible assets	7	130,037	5,285
Total Assets		$7,383,322	$556,527

Liabilities

Current liabilities
Accounts payable and accrued liabilities	5	$380,046	$51,217
Total liabilities		380,046	51,217

Shareholders’ Equity
Share capital	8	7,627,596	396,590
Warrants reserve	9	1,738,015	151,196
Options reserve	10	61,824	-
Other comprehensive income (loss)		(2,314)	-
Deficit		(2,421,845)	(42,476)
Total Shareholders’ Equity		7,003,276	505,310
Total Liabilities & Shareholders’ Equity		$7,383,322	$556,527

Subsequent Events	16

Approved and authorized for issue by the Board of Directors on June 1, 2021

“signed”
Director

“signed”
Director

The accompanying notes are an integral part of these financial statements

F-54

MagicMed Industries Inc.

Interim Condensed Consolidated Statement of Loss and Comprehensive Loss

For the Three and Nine Month Periods Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

	Note	Three Months Ended March 31, 2021	Nine Months Ended March 31, 2021

Revenue		$-	$-

Expenses
Salaries and benefits		347,682	672,240
Professional fees		329,282	541,258
Marketing fees		272,319	553,726
Research and development costs		211,975	340,747
Consulting services		94,194	156,592
General and administrative		30,248	45,194
Depreciation		741	1,325
Foreign currency translation loss		5,461	6,463
Share-based compensation	10	23,314	61,824
		1,315,216	2,379,369

Net loss and comprehensive loss before tax		(1,315,216)	(2,379,369)

Other comprehensive loss
Loss on translation of foreign operations		(2,314)	(2,314)

Net loss and comprehensive loss after tax		$(1,317,530)	$(2,381,683)

Loss per share attributable to common shareholders: – basic		$(0.035)	$(0.093)
Weighted average number of common shares outstanding: – basic		37,403,860	25,609,298

The accompanying notes are an integral part of these financial statements

F-55

MagicMed Industries Inc.

Interim Condensed Consolidated Statement of Shareholders’ Equity

For the Nine Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

	Note	Number of shares	Share capital	Warrants reserve	Options reserve	Other comprehensive loss	Deficit	Total shareholders’ equity
Balances at June 30, 2020		13,050,000	$396,590	$151,196	$-	$-	$(42,476)	$505,310
Shares issued for cash	8	7,251,520	1,698,072	-	-	-	-	1,698,072
Shares and warrants issued for cash	8, 9	16,302,966	6,945,259	1,215,432	-	-	-	8,160,691
Share issuance costs	8	809,187	(1,421,924)	371,386	-	-	-	(1,050,538)
Exercise of agents’ units purchase warrants	8	-	12,106	(2,506)	-	-	-	9,600
Share-based compensation	10		-	-	61,824	-	-	61,824
Other comprehensive loss			-	-	-	(2,314)	-	(2,314)
Net loss and comprehensive loss			-	-	-	-	(2,379,369)	(2,379,369)
Balances at March 31, 2021		37,413,673	$7,630,103	$1,735,508	$61,824	$(2,314)	$(2,421,845)	$7,003,276

The accompanying notes are an integral part of these financial statements

F-56

MagicMed Industries Inc.

Interim Condensed Consolidated Statement of Cash Flows

For the Nine-Month Period Ended March 31, 2021

(Unaudited - Expressed in Canadian dollars)

	Note

Net loss		$(2,379,369)
Adjustments for non-cash items:
Share-based compensation	9, 10	61,824
Depreciation		1,325
		(2,316,220)
Changes in non-cash working capital:
Prepaid expenses		(188,461)
Government remittances recoverable		(89,132)
Accounts payable and accrued liabilities	5	328,828
Cash flows from operating activities		(2,264,985)

Investing Activities
Acquisition of intangible assets	6	(124,752)
Acquisition of equipment	7	(17,660)
Cash flows from investing activities		(142,412)

Financing Activities
Proceeds from issuance of shares	8	1,698,072
Proceeds from issuance of shares and warrants	8, 9	8,160,691
Proceeds from the exercise of agents’ unit purchase warrants	8	9,600
Share issuance costs	8	(1,050,538)
Cash flows from financing activities		8,817,825

Net increase in cash for the period		6,410,428
Effects of foreign exchange currency translation on cash		(2,314)
Cash - beginning of period		544,977
Cash - end of period		$6,953,091

The accompanying notes are an integral part of these financial statements

F-57

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

1.	Nature of operations and going concern

These financial statements include the accounts of MagicMed Industries Inc. (the “Corporation”) and its wholly-owned subsidiary MagicMed USA Inc. (“MagicMed USA”) (together, the “Company”). The Corporation was incorporated under the laws of British Columbia on May 26, 2020. MagicMed USA was incorporated on July 15, 2020 in the State of Delaware.

The Company is building its molecular derivatives library, the Psybrary™, which is a library of novel, patentable pharmaceutical candidate molecules derived from the structures of known psychedelic agents, starting with psilocybin.

The Company’s registered office is located at 595 Howe Street, 10th Floor, Vancouver BC, V6C 2T5.

Going concern

The interim condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payments of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company’s ability to continue as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and to continue to obtain financing sufficient to meet current and future obligations. The Company incurred a net loss for the nine months ended March 31, 2021 of $2,379,369 and at March 31, 2021, the company had a cumulative deficit of $2,421,845 and working capital of $6,856,903. These interim condensed consolidated financial statements do not reflect the adjustments or reclassification of assets and liabilities which would be necessary if the Company were unable to continue as a going concern.

COVID-19

In March 2020, the World Health Organization declared a global pandemic related to COVID-19. Its impact on global economies has been far-reaching and businesses around the world have had to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and significant declines. Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of the government and central bank responses, remains unclear at this time. Although there have not been any significant impacts to the Company’s operations it is not possible to reliably estimate the duration and severity of the COVID-19 pandemic, nor its impact on the financial position and results of the Company in future periods.

These interim condensed consolidated financial statements as at, and for the nine months ended March 31, 2021 were approved and authorized for issue by the Board of Directors on June 1, 2021.

2.	Basis of presentation

a)	Statement of compliance

The Company’s interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting. These interim condensed consolidated financial statements do not include all notes of the type normally included within the annual financial statements and should be read in conjunction with the consolidated financial statements of the Company as at, and for the period from incorporation May 26, 2020 to, June 30, 2020, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and Interpretations of the IFRS Interpretations Committee.

F-58

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

2.	Basis of presentation (continued)

b)	Basis of measurement

The Company’s interim condensed consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments classified at fair value upon initial recognition.

c)	Functional and presentation currency

These condensed interim condensed consolidated financial statements are presented in Canadian dollars, which is the Company’s presentational currency, unless otherwise indicated.

The Company’s functional currency, as determined by management is the Canadian dollar. Management has determined that the functional Currency of the Corporation is the Canadian dollar and that the functional currency of its US subsidiary is the US dollar.

d)	Basis of consolidation

These interim condensed consolidated statements comprise the accounts of the Corporation and its wholly-owned subsidiary MagicMed USA. Control exists when the Corporation has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Inter-company balances and transactions, and any unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the interim condensed consolidated financial statements.

3.	Significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these interim condensed consolidated financial statements, unless otherwise indicated.

a)	Financial instruments

i)	Recognition and initial measurement

The Company initially recognizes financial instruments on the trade date, which is the date on which the Company becomes a party to the contractual provisions of the instrument.

A financial asset or financial liability is measured initially at fair value plus/minus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or use.

ii)	Classification

Financial assets

On initial recognition, a financial asset is classified as measured at: amortized cost, fair value through other comprehensive income (“FVOCI”), or FVTPL.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and
●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

F-59

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

The Company currently does not measure any of its financial assets at amortized cost.

A debt instrument is measured at FVOCI only if it meets both of the following conditions and is not designated as at FVTPL:

●	The asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in FVOCI. This election is made on an investment-by-investment basis. The Company has not elected to present any assets as FVOCI.

Cash is measured at FVTPL.

In addition, on initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost as at FVOCI or FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Business model assessment

The Company makes an assessment of the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;
●	how the performance of the portfolio is evaluated and reported to the Company’s management;
●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;
●	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and
●	the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of the Company’s stated objective for managing the financial assets is achieved and how cash flows are realized.

Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

F-60

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of the contractual cash flows such that it would not meet this condition. In making the assessment, the Company considers:

●	contingent events that would change the amount and timing of cash flows;
●	leverage features;
●	prepayment and extension terms;
●	terms that limit the Company’s claim to cash flows from specified assets (e.g. non-recourse asset arrangements); and
●	features that modify consideration of the time value of money – e.g. periodical rest of interest rates

Reclassifications

The Company would only reclassify a financial asset when the Company changes its business model for managing the financial asset. All reclassifications are recorded at fair value at the date of reclassification, which becomes the new carrying value.

Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Company changes its business model for managing financial assets.

Financial liabilities

The Company classifies its financial liabilities as measured at amortized cost.

iii)	Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

On derecognition of a financial asset, the difference between the carrying amount of the asset (or the carrying amount allocated to the portion of the asset derecognized) and the sum of (i) the consideration received (including any new asset obtained less any new liability assumed) and (ii) cumulative gain or loss that had been recognized in other comprehensive income (“OCI”) is recognized in profit or loss.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

F-61

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

iv)	Modifications of financial assets and financial liabilities

Financial assets

If the terms of a financial asset are modified, the Company evaluates whether the cash flows of the modified asset are substantially different. If the cash flows are substantially different, then the contractual rights to cash flows from the original financial asset are deemed to have expired. In this case, the original financial asset is derecognized, and a new financial asset is recognized at fair value.

If the cash flows of the modified asset carried at amortized cost are not substantially different, then the modification does not result in derecognition of the financial asset. In this case, the Company recalculates the gross carrying amount of the financial asset and recognizes the amount arising from adjusting the gross carrying amount as a modification gain or loss in profit or loss. If such a modification is carried out because of financial difficulties of the borrower, then the gain or loss is presented together with impairment losses. In other cases, it is presented as interest income.

Financial liabilities

The Company derecognizes a financial liability when its terms are modified, and the cash flows of the modified liability are substantially different. In this case, a new financial liability based on the modified terms is recognized at fair value. The difference between the carrying amount of the financial liability extinguished and the new financial liability with modified terms is recognized in profit or loss.

v)	Offsetting

Financial assets and financial liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. Significant accounting policies (continued)

Income and expenses are presented on a net basis only when permitted under IFRS, or for gains and losses arising from a group of similar transactions.

vi)	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

F-62

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price – i.e. the fair value of the consideration given or received. If the Company determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any observable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

If an asset or a liability measured at fair value has a bid price and an ask price, then the Company measures assets and long positions at a bid price and liabilities and short positions at an ask price.

Portfolio of financial assets and financial liabilities that are exposed to market risk and credit risk that are managed by the Company on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received to sell a net long position (or paid to transfer a net short position) for the particular risk exposure. Portfolio-level adjustment –e.g. bid-ask adjustment or credit risk adjustments that reflect the measurement on the basis of the net exposure – are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio.

The fair value of a financial liability with a demand feature is not less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred.

vii)	Impairment

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized costs and debt financial assets carried at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

●	Significant financial difficulty of the borrower or issuer;
●	A breach of contract such as a default of past due event;
●	The restructuring of a loan or advance by the Company on terms that the Company would not consider otherwise;
●	It is becoming probable that the borrower will enter bankruptcy or other financial reorganization; or
●	The disappearance of an active market for a security because of financial difficulties.

A loan that has been renegotiated due to a deterioration in the borrower’s condition is usually considered to be credit-impaired unless there is evidence that the risk of not receiving contractual cash flows has reduced significantly and there are no other indicators of impairment.

F-63

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Recognition of allowance of expected credit losses (“ECL”) in the consolidated statement of financial position

The Company recognizes a loss allowance for ECL on trade receivables that are measured at amortized cost. The Company’s applied the simplified approach for trade receivables and recognizes the lifetime ECL for these assets. The ECL on trade receivables is estimated using a provision matrix based on the Company’s historical credit loss experience, adjusted for factors that are specific to the customers, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

For all other financial assets measured at amortized cost or FVOCI, the Company recognizes lifetime ECL only when there has been a significant increase in credit risk since initial recognition. If the credit risk on such financial instruments has not increased significantly since initial recognition, the Company measures the loss allowance on those financial instruments at an amount equal to 12-months ECL.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of a financial asset. In contrast, 12-month ECL represents the portion of lifetime ECL that is expected to result from default events on a financial asset that are possible within 12 months after the reporting date. In assessing whether the credit risk on a financial asset has increased significantly since initial recognition, the Company compares the risk of default occurring on the financial asset at the reporting date with the risk of default occurring at the initial recognition. The Company considers both quantitative and qualitative factors that are supportable, including historical experience and forward-looking information that is available without undue cost or effort.

Irrespective of the above assessment, the Company presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Company has reasonable and supportable information that demonstrates otherwise. Despite the foregoing, the Company presumes that the credit risk on a financial asset has not increased significantly since initial recognition if the financial asset is determined to have low credit risk at the reporting date.

The Company regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

Definition of default:

For internal credit risk management purposes, the Company considers a financial asset not recoverable if the customer balance owing is 180 days past due and information obtained from the customer and other external factors indicate that the customer is unlikely to pay its creditors in full.

Write-off

Loans and debt securities are written off (either partially or in full) when there is no realistic prospect of recovery. This is generally the case when the Company determines that the borrower does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

F-64

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

b)	Cash and cash equivalents

Cash and cash equivalents include all cash on demand and all highly liquid investments with a maturity of three months or less, at the time of purchase.

c)	Income taxes

Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income (loss), in which case it is recognized in equity or other comprehensive income (loss).

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to taxes payable with regards to previous years.

Deferred tax is recorded using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences do not result in deferred tax assets or liabilities: the initial recognition of assets or liabilities that affect neither accounting nor taxable loss; differences relating to investment in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

d)	Equipment

Equipment is stated at cost less accumulated depreciation. Lab equipment is depreciated at a rate of 20% on a declining balance basis from the date the asset is available for use as intended until the date of disposition.

The Company regularly reviews its equipment to eliminate obsolete items.

An item of equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of loss and comprehensive loss when the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date and adjusted prospectively if appropriate.

F-65

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

e)	Intangible assets

Intangible assets include expenditures related to website development, obtaining patents and technology rights associated with patents. Websites have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the websites’ estimated useful lives of 3 years. The amortization of patent costs commences when they are available for use as intended and they are amortized on a straight-line basis over the patent’s legal life or economic life, if shorter. Amortization methods, useful lives, and residual values are reviewed at each reporting date and adjusted if appropriate. Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in operations as incurred.

Development activities involve a plan or design for the production of new, or substantially improved, products or processes related to the Company’s Psybrary™. Development expenditures are capitalized only if the relevant IFRS criteria are met. Capitalized development expenditures are amortized from the beginning of commercial production and sales and are amortized on a straight-line basis over the remaining useful life of the related patent(s). Development expenditures, in relation to the Company’s Psybrary™, have not satisfied the above criteria and are recognized in operations as incurred.

f)       Impairment of long-lived assets

As of the end of each reporting period, the Company reviews the carrying amounts of its equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Long-lived assets with indefinite useful life, or those not yet available for use, are tested for impairment annually. When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unity (“CGU”) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

F-66

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

g)       Warrants

The Company follows the relative fair value method with respect to the measurement of common shares and warrants issued as units. The proceeds from the issuance of units are allocated between share capital and warrants. The warrant component is recorded in warrant reserve. Unit proceeds are allocated to common shares and warrants using the Black-Scholes option pricing model and the share price at the time of financing. If and when the warrants are exercised, consideration paid by the warrant holder, together with the amount previously recognized in warrant reserve, is recorded as an increase to share capital. For any warrants that do not vest upon issuance, a forfeiture rate is estimated on the grant date and is adjusted to reflect the actual number of warrants that vest. Upon expiration of warrants, the amount applicable to expired warrants is moved to contributed surplus.

h)	Stock Options

Under the Company’s stock option plan, all stock options granted have graded vesting periods and are exercisable up to a maximum of 10 years from the date of grant. Each tranche of an award with graded vesting periods is considered a separate grant at each grant date for the calculation of fair value, and the resulting fair value is amortized over the vesting period of the respective tranches. The fair value of the options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted, the estimated volatility, estimated risk-free rate and estimated forfeitures. The value of the options granted is recognized over the vesting period in share-based compensation expense in the statement of loss and comprehensive loss, and in options reserve. Upon exercise, shares are issued from treasury and the amount reflected in options reserve is credited to share capital, along with any consideration paid. Upon expiration of options, the amount applicable to expired options is moved from options reserve to contributed surplus.

If a grant of the share-based payments is cancelled or settled during the vesting period (other than a grant cancelled by forfeiture when the vesting conditions are not satisfied), the Company accounts for the cancellation or settlement as an acceleration of vesting and recognizes immediately the amount that otherwise would have been recognized for services over the remainder of the vesting period.

The amount recognized for goods or services received during the vesting period are based on the best available estimate of the number of equity instruments anticipated to vest. The Company revises that estimate, if necessary, if subsequent information indicates that the number of share options anticipated to vest differs from previous estimates. On vesting date, the Company revises the estimate to equal the number of equity instruments that ultimately vested. After vesting date, the Company makes no subsequent adjustment to total equity for goods or services received if the share options are later forfeited or they expire at the end of the share options’ life.

If a grant of the share-based payment is modified during the vesting period (other than a grant cancelled by forfeiture when the vesting conditions are not satisfied) and the fair value of the new instruments is higher than the fair value of the original instrument, the incremental fair value granted is included in the measurement of the amount recognized for services received over the period form modification date until the date when the modified equity instruments vests, in addition to the amount based on the grant date fair value of the original equity instruments, which is recognized over the remainder of the original vesting period of the original instrument.

F-67

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

i)	Stock Appreciation Rights Plan

Shares issued under the Company’s Stock Appreciation Rights (“SAR”) long-term incentive plan are initially measured based on the fair value when granted. The fair value of outstanding units is re-measured at each reporting date. The associated expense is recognized in general and administrative expense over the vesting periods of the SARs. Vesting of the SARs occurs over a period of time determined at the date of the grant, taking into consideration the separate tranches issued. SARs are cash-settled awards, and therefore the expense is offset to accounts payable and accrued liabilities. Fair value of the SARs is calculated based on the spread of the grant price and Company’s closing stock price at the date of valuation.

j)	Earnings (loss) per share, basic and diluted

Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding for the period for the effects of all potential dilutive shares, which comprise outstanding warrants and options. The calculation of diluted earnings per share assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price for the period. However, the calculation of diluted earnings per share excludes the exercise of warrants and options that would be anti-dilutive.

k)	Foreign currency translation

All figures presented in the condensed interim financial statements are reflected in Canadian dollars unless otherwise noted.

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable as at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss.

The assets and liabilities of foreign operations are translated into Canadian dollars at period-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income (loss) and accumulated in shareholders’ equity.

Foreign currency translation gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which is substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income (loss) in the translation reserve.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the functional currency spot rate of exchange at the reporting date.

Foreign currency translation gains and losses resulting from the settlement of such transactions as well as from the translation of monetary assets and liabilities not denominated in the functional currency of the subsidiary are recognized in the consolidated statement of loss and comprehensive loss.

F-68

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

l)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective at March 31, 2021 and have not been applied in preparing these interim condensed consolidated financial statements. Management has determined that none of these will have a significant effect on the interim condensed consolidated financial statements of the Company.

4.       Critical accounting estimates and judgements

The preparation of these interim condensed consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. These interim condensed consolidated financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the interim condensed consolidated financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future years if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant judgements, estimates and assumptions that have the most significant effect on the amounts recognized in the interim condensed consolidated financial statements include the fair value of financial instruments (note 5), warrants and fair value of share-based payments (note 10), and intangible assets (note 7).

Share based payments

The fair value of share-based compensation expenses are estimated using the Black-Scholes option pricing model and rely on a number of estimates, such as the expected life of the option, the volatility of the underlying share price, the risk free rate of return, and the estimated rate of forfeiture of options or warrants granted.

Intangible assets valuation

The Company’s intangible assets valuation requires management to use judgment in estimating the fair value of its patents. The fair value of patents is estimated on the basis of costs incurred.

Estimated useful lives, impairment considerations and amortization of capital assets and intangible assets

Amortization of capital assets and intangible assets is dependent upon estimates of useful lives based on management’s judgment.

Impairment of definite long-lived assets is influenced by judgment in defining a CGU and determining the indicators of impairment, and estimates used to measure impairment losses.

F-69

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

5.       Financial instruments

The Company has classified its financial instruments as at March 31, 2021 as follows:

FVTPL, measured at fair value:
Cash	$6,953,091
Financial liabilities, measured at amortized cost:
Accounts payable and accrued liabilities	$380,046

The carrying value of the Company’s financial instruments approximates their fair value.

Fair Value Hierarchy of Financial Instruments

The Company has categorized its financial instruments that are carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three-level fair value hierarchy as follows:

●	Level 1 – fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 include cash.

●	Level 2 – fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. Currently, the Company has no financial instruments that would be classified as Level 2.

●	Level 3 – fair value is based on valuation techniques that requires one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability. Currently, the Company has no financial instruments that would be classified as Level 3.

The Company did not transfer any financial instruments between Level 1, 2 or 3 during the three and nine months ended March 31, 2021.

6.	Equipment

Lab equipment consists of the following:

Cost
Balance, June 30, 2020	$-
Additions	17,660
Balance, March 31, 2021	17,660

Accumulated depreciation
Balance, June 30, 2020	-
Change for the period	1,324
Balance, March 31, 2021	1,324

Net book value
Balance, March 31, 2021	$16,336

F-70

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

7.       Intangible assets

Intangible assets consist of the following:

	Patents	Website development	Total
Cost
Balance, June 30, 2020	$5,285	$-	$5,285
Additions	107,336	17,416	124,752
Balance, March 31, 2021	112,621	17,416	130,037

Accumulated amortization
Balance, June 30, 2020	-	-	-
Change for the period	-	-	-
Balance, March 31, 2021	-	-	-

Net book value
Balance, March 31, 2021	$112,621	$17,416	$130,037

F-71

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

8.	Share capital

a)	Authorized:

Unlimited common shares without nominal or par value issuable in series.

b)	Issued and outstanding common shares as follows:

	Number	Amount
Balance - June 30, 2020	13,050,000	$396,590
Shares issued on July 7, 2020 (i)	640,000	45,192
Shares issued on September 3, 2020 (ii)	6,611,520	1,652,880
Shares issued on December 22, 2020 (iii)	16,283,766	6,945,259
Shares issued on exercise on Agents’ unit purchase warrants (iv)	19,200	12,106
Share issuance costs (ii) and (iii)
Cash	-	(1,050,538)
Agents’ units	809,187	(59,831)
Agents’ unit purchase warrants	-	(311,555)

Balance - March 31, 2021	37,413,673	$7,630,103

i)	On July 7, 2020 640,000 units were issued at a price of $0.10 per unit for gross proceeds of $64,000, under a non-brokered private placement. Each unit consisted of one common share and one common share purchase warrant. Each warrant, which vested immediately, entitles the holder to acquire a common share for $0.25 until May 26, 2025. The proceeds on the issuance of these units is allocated as follows: shares - $45,192, warrants - $18,808 (see note 9). 300,000 of these units were issued to directors and officers of the Company.

ii)	On September 3, 2020, the Company completed a brokered private placement offering issuing an aggregate of 6,611,520 common shares at a price of $0.25 per share for gross proceeds of $1,652,880. Share issuance costs of $187,673 were incurred.

iii)	On December 22, 2020, the Company completed a brokered private placement offering issuing an aggregate of 16,283,766 units at a price of $0.50 per unit for gross proceeds of $8,141,883, each unit consisting of one common share and one-half of a common share purchase warrant. All of the common share purchase warrants vest immediately and entitle the holder to acquire a common share for $0.75 for two years from the date of a public listing of the Company’s shares. The fair value of these units is allocated as follows: shares - $6,945,259 warrants - $1,196,624 (see note 9). 130,000 of these units were issued to directors and officers of the Company.

Share issuance costs in cash of $862,865 were incurred. The agents also received 809,187 units, each unit consisting of one common share and one-half of a common share purchase warrant. The fair value of these units is allocated as follows: shares - $347,263 warrants - $59,831 (see note 9). In addition, the agents received 1,302,701 agent unit purchase warrants (“Agent Unit Purchase Warrants”), which each entitle the agents to acquire one unit at $0.50 per unit with each unit comprising of one common share and one-half of a common share purchase warrant, with these common share purchase warrants exercisable at $0.75 per common share for two years from the date of a public listing of the Company’s shares. The fair value of these Agent Unit Purchase Warrants was determined to be $311,555 (see note 9).

iv)	On February 15, 2021, a holder of 19,200 Agent Unit Purchase Warrants, exercisable at $0.50 per unit exercise their Agent Unit Purchase Warrants for aggregate gross proceeds of $9,600. Each Agent Unit Purchase Warrant was exercised for a unit with each unit comprising one common share and one-half of a common share purchase warrant, with these common share purchase warrants exercisable at $0.75 per common share for two years from the date of a public listing of the Company’s shares.

F-72

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

9.	Warrants

The continuity of warrants for the nine-month period ended March 31, 2021 is as follows:

	Number	Amount	Weighted average exercise price
Share purchase warrants
Balance - June 30, 2020	13,050,000	$151,196	$0.25
Warrants issued on July 7, 2020 (note 8(i))	640,000	18,808	0.25
Warrants issued on December 22, 2020 (note 8(iii))	8,141,883	1,196,624	0.75
Agent share purchase warrants (note 8(iii))	404,594	59,831	0.75
Agent share purchase warrants issued on exercise of agent unit purchase warrants (note 8(iv))	9,600	2,086	0.75
Balance - March 31, 2021	22,246,077	1,428,545	0.44

Agent Unit Purchase Warrants
Balance - June 30, 2020	-	-	-
Warrants issued on December 22, 2020 (note 8(iii))	1,302,701	311,555	0.50
Warrants exercised on February 15, 2021 (note 8(iv))	(19,200)	(4,592)	(0.50)
Balance - March 31, 2021	1,283,501	306,963	0.50

Balance - March 31, 2021		$1,735,508

The following summarizes information about warrants outstanding and exercisable as at March 31, 2021:

Expiry date	Warrants outanding	Warrants exercisable	Exercise price	Estimated grant date fair value	Weighted average remaining contractual life (in years)

Share purchase warrants
May 26, 2025	13,690,000	13,690,000	$0.25	$170,004	4.16
2 years from the date of a public listing	8,556,077	8,556,077	0.75	1,258,541	2.00
	22,246,077	22,246,077	$0.44	$1,428,545	3.33

Agent unit purchase warrants
2 years from the date of a public listing	1,283,501	1,283,501	$0.25	$306,963	2.00
	1,283,501	1,283,501	$0.25	$306,963	2.00

The estimated fair value of the warrants was determined using the Black-Scholes valuation model with the following assumptions. Expected volatility was determined on historical volatility of peer companies.

	Warrants issued for cash [note 8 (b)(i)]	Warrants issued for cash [note 8 (b)(iii) and note 8 (b)(iv)]
Risk-free interest rate	0.36%	0.36%
Expected annual volatility	85.00%	85.00%
Expected life (in years)	4.92	2.25
Expected dividend yield	0.00%	0.00%
Share price	$0.07	$0.435
Exercise price	$0.25	$0.75

F-73

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

9.       Warrants (continued)

The estimated fair value of the Agent Unit Purchase warrants was determined using the Black-Scholes valuation model with the following assumptions. Expected volatility was determined on historical volatility of peer companies.

Risk-free interest rate	0.36%
Expected annual volatility	85.00%
Expected life (in years)	2.25
Expected dividend yield	0.00%
Unit Price	$0.50
Exercise price	$0.50

10.	Share-based compensation

Option Plan

On October 5, 2020, a stock option plan was approved by the board of directors of the Corporation. The total common shares to be issued as a result of the plan is not to exceed 10% of the total outstanding common shares at the time of granting of an option.

The continuity of outstanding options is as follows:

	Number outstanding	Weighted average exercise price

Number of options granted, June 30, 2020	-	$-
Granted	679,830	0.25
Balance, March 31, 2021	679,830	$0.25

On October 5, 2020, the Company granted 679,830 stock options under an advisory services agreement with an exercise price of $0.25. These options vest 10% immediately upon issuance and 15% of the remaining will vest every six months thereafter.

The fair value of the stock options was determined using the Black-Scholes valuation model with the following assumptions. Expected volatility was determined on historical volatility of peer companies.

Risk-free interest rate	0.10%
Expected annual volatility	85.00%
Expected life (in years)	10
Expected dividend yield	0.00%
Expected forfeiture rate	0.00%
Share price	$0.25
Exercises price	$0.25

F-74

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

10.	Stock options (continued)

The following summarizes information about stock options outstanding and exercisable as at March 31, 2021:

Expiry date	Options outstanding	Options exercisable	Exercise price	Estimated grant date fair value	Weighted average remaining contractual life (in years)

October 5, 2030	679,830	67,983	$0.25	$139,694	9.77
	679,830	67,983	$0.25	$139,694	9.77

Stock Appreciation Rights Plan

On January 22, 2021, the Company established the SAR plan to promote a proprietary interest in the Company by qualified service providers and to promote further alignment of interests between such qualified service providers and shareholders. Each SAR granted permits the holder to receive a cash payment equal to the spread of the closing sales price of the stock and the grant price for all vested SARs. The SARs generally vest either immediately or vest a portion on the first, second and third anniversary of the grant date, and must be exercised within 5 years from the grant date. The aggregate number of common shares in respect of with SARs have been granted and not yet exercised shall not at any time exceed 5% of the aggregate number of common shares that are then issued and outstanding. As of March 31, 2021 no SARs have been issued.

11.	Income taxes

The recovery of income taxes differs from the result that would have been obtained by applying the combined federal and provincial tax rate of 23% to the loss before income taxes. The difference results from the following items:

F-75

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

	For the three months ended March 31, 2021	For the nine months ended March 31, 2021
Net loss and comprehensive loss before income taxes	$1,317,530	$2,381,683
Statutory income tax rate	23%	23%

Expected recovery at statutory rate	$303,032	$547,787
Changes in taxes resulting from:
Share-based compensation	-	(14,220)
Change in unrecognized deferred tax asset related to operations	(303,032)	(530,554)
Other	-	(2,119)
Income tax recovery	$-	$-

11.	Income taxes (continued)

The significant components of the Company’s temporary differences and unused tax losses that have not been included in the interim condensed consolidated statement of financial position are as follows:

Non-capital loss carryforwards	$579,051
Share issuance costs	205,347
Other	(610)
783,788
Valuation allowance	(783,788)
$-

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable income will be available against which the Company will be able to use these benefits.

As at March 31, 2021, the Company has non-capital losses in Canada, which under certain circumstance can be used to reduce the taxable income of future years. The non-capital losses expire as follows:

Year of expiration
2020	39,690
2021	2,477,922
2,517,612

12.	Financial risk management

In the normal course of business, the Company is exposed to a variety of financial risks. The Company has a risk management framework to monitor, evaluate and manage the principal risk assumed with its financial instruments. The potential risks that may arise form transacting in financial instruments include credit risk, liquidity risk and market risk.

F-76

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

a)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Credit risk is managed by dealing only with counterparties the Company believes to be creditworthy. The Company is subject to credit risk through its cash. The Company does not believe that it is exposed to an unusual level of credit risk. The Company cash is held at one financial institution. The Company limits its cash holdings to high-quality financial institutions in order to minimize its credit risk.

b)	Liquidity risk

Liquidity risk refers to the risk that the Company will have insufficient cash resources to meet its financial obligations when they become due. The Company manages liquidity risk by reviewing resources to ensure that it will have sufficient liquidity to meet liabilities as they become due and to support business strategies.

The Company generates cash flow from raising equity and it aims to partner with firms who will fund the development and testing of its novel, patentable and licit molecules in exchange for exclusive rights per a negotiated arrangement.

12.	Financial risk management (continued)

As at March 31, 2021, the Company had cash of $6,953,091 in order to meet current liabilities. Accounts payable and accrued liabilities include trade payables and other obligations of $380,046.

c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting similar financial instruments traded in the market. Market risk is the predominant risk as the Company is in the process of raising equity. The Company is exposed to the following market risks:

i) Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate due to changes in market interest rates. The Company’s exposure to interest rate risk relates to its ability to earn interest income on cash and cash equivalents.

Fair value of the Company cash affected by changes of interest rates is minimal.

ii)	Currency risk

Currency risk is the risk that the value of a financial instrument fluctuates as a result of changes in foreign currency exchange rates, which can be caused by market, political and/or other factors which may be subject to intervention by sovereign governments.

The Company holds liabilities denominated in currencies other than its functional currency. The Company is therefore exposed to currency risk as the value of the liabilities denominated in other currencies fluctuates due to change in exchange rates.

As at March 31, 2021, the Company was exposed to currency risk in U.S. dollars in the manner of its cash balance of US$291,883 and accounts payable and accrued liabilities of US$92,172.

Currency sensitivity

As at March 31, 2021, had the Canadian dollar weakened or strengthened by 10% in relation to the U.S. dollar, with all other variables remaining constant, net income and comprehensive income for the period would have decreased or increased, respectively, by approximately $19,971 This analysis only addresses the impact on the financial instruments with respect to currency movement and excludes any other economic or geo-political implications of such currency fluctuation.

13.	Related party transactions and balances (see also notes 8 and 9)

Key management personnel include persons having the authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined its key management personnel to be the executive officers and directors of the Company.

For the three and nine months ended March 31, 2021, respectively, professional fee expense of $52,660 and $99,471 was incurred with a company owned by an officer of the Company. Included in accounts payable and accrued liabilities as at March 31, 2021 is $18,412 (June 30, 2020 – $nil) payable to this company.

The remuneration of key management personnel included in salaries and benefits expense for the three and nine months ended March 31, 2021 was $162,994 and $345,657, respectively.

F-77

MagicMed Industries Inc.

Notes to the Interim Condensed Consolidated Financial Statements

For Nine-Month Period Ended March 31, 2021
(Unaudited - Expressed in Canadian dollars)

14.	Capital management

The Company’s business requires capital for funding current and future operations. The Company defines capital to include shareholders’ equity, which is comprised of share capital, warrant reserve, option reserve, net of deficit.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue business opportunities and to maintain a flexible capital structure that optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets, or adjust the amount of cash. In order to maximize ongoing development efforts, the Company does not anticipate the payment of dividends for the foreseeable future. The Company is not subject to any externally imposed capital requirements.

15.	Commitments

The Company has a remaining research commitment to the University of Calgary of $399,436. Quarterly payments range from $62,875 to $73,968 through June 2022. This agreement provides for research personnel, supplies, equipment and overhead to develop synthetic methods for novel, patentable drugs using controlled substances.

The Company also has an agreement with the University of Calgary which permits the Company to use certain facilities without charge including specific labs and equipment.

The Company has also committed to additional development costs of US$150,000.

16.	Subsequent events

On April 5, 2021, the Company granted 3,004,000 stock options with an exercise price of $0.50. These options vest immediately upon issuance, with expiry April 5, 2026. 2,625,000 of these options were issued to directors and officers of the Company.

On May 24, 2021, the Company entered into a definitive agreement to be acquired by Enveric Biosciences, Inc., a NASDAQ-listed US company developing cannabinoid medicines to improve the quality of life for cancer patients.

F-78

Annex A

Execution Version

ENVERIC BIOSCIENCES, INC.

and

1306432 B.C. LTD.

and

1306436 B.C. LTD.

and

MAGICMED INDUSTRIES INC.

AMALGAMATION AGREEMENT

Dated effective as of May 24, 2021

A-1

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made effective as of May 24, 2021 (the “Execution Date”)

AMONG:

ENVERIC BIOSCIENCES, INC., a corporation existing under the laws of the State of Delaware

(“Parent”)

AND:

1306432 B.C. LTD., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of Parent

(“HoldCo”)

AND:

1306436 B.C. LTD., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of HoldCo

(“Purchaser”)

AND:

MAGICMED INDUSTRIES INC., a corporation existing under the laws of the Province of British Columbia

(“Company”)

WHEREAS:

A.	HoldCo is a wholly-owned subsidiary of Parent and Purchaser is a wholly-owned subsidiary of HoldCo;

B.	Parent, indirectly through Purchaser, wishes to acquire all of the outstanding securities of Company in exchange for securities of Parent by way of an amalgamation under the BCBCA (as defined herein), upon the terms and conditions set forth herein such that, upon completion of the Amalgamation (as defined herein), the amalgamated corporation will be an indirect wholly-owned subsidiary of Parent; and

C.	The Parties (as defined herein) wish to enter into this Agreement (as defined herein) to set out the terms and conditions of the Amalgamation and matters related thereto.

A-2

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

Article 1

INTERPRETATION

1.1 Defined Terms

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following terms will have the following meanings:

“1933 Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parties after the date of this Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the revenue of (as applicable) the Parent, Company or their respective Subsidiaries (in each case, on a consolidated basis) or of 20% or more of the voting, equity or other securities of (as applicable) the Parent or Company (or rights or interests therein or thereto); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance (excluding treasury issuances resulting from the exercise or conversion of currently outstanding securities) or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of (as applicable) the Parent or Company; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Parent, Company or their respective Subsidiaries; (d) any other similar transaction or series of transactions involving the Parent, Company or their respective Subsidiaries; or (e) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement, including the Amalgamation.

“Affiliate” with respect to any specified Person at any time, means each Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such specified Person at such time.

“Agreement” means this amalgamation agreement, the Company Disclosure Statement and the Parent Disclosure Statement, each as may be supplemented, amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Common Shares” means common shares in the capital of Amalco.

“Amalco Options” has the meaning specified in Section 2.5(a).

“Amalco Redeemable Preferred Shares” means the Class A Preferred Shares in the capital of Amalco having the terms set forth in the Articles.

A-3

“Amalco Redemption Consideration” means 0.000001 of a share of Parent Common Stock per Amalco Redeemable Preferred Share, being the consideration payable to holders of Amalco Redeemable Preferred Shares upon the redemption of the Amalco Redeemable Preferred Shares immediately following the completion of the Amalgamation.

“Amalgamation” means the amalgamation of Company and Purchaser pursuant to Section 269 of the BCBCA as of the Closing Date on the terms and conditions set forth in this Agreement.

“Amalgamation Application” means the amalgamation application in respect of the Amalgamation to be completed and filed with the Registrar pursuant to Section 275(1)(a) of the BCBCA substantially in the form attached as Schedule “A” to this Agreement, subject to any amendments or variations made in accordance with this Agreement with the prior written consent of the Parties, each acting reasonably.

“Amalgamation Resolution” means the special resolution of the Company Shareholders with respect to the approval of the Amalgamation, this Agreement and the transactions contemplated thereby and hereby, to be considered by the Company Shareholders at the Company Meeting.

“Applicable Laws” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have (or are applied as if they have) the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

“Articles” means the articles of Amalco substantially in the form attached hereto as Schedule “B” and signed by a director of Amalco, subject to any amendments or variations made in accordance with this Agreement with the prior written consent of the Parties, each acting reasonably.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, registration, qualification, certificate or other similar authorization of or from any Governmental Authority having jurisdiction over the Person.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1(d).

“BCBCA” means the Business Corporations Act (British Columbia).

“Breaching Party” has the meaning specified in Section 7.9(c).

“Business Day” means any day other than a Saturday, Sunday or a day observed as a holiday in the Provinces of British Columbia or Alberta.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued under the BCBCA to Amalco pursuant to Section 281 of the BCBCA.

“Closing” means the closing of the Transaction.

“Closing Date” means the date of the completion of the Amalgamation.

A-4

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards).

“Company” has the meaning set forth on the first page of this Agreement.

“Company Board” means the board of directors of Company.

“Company Board Approval” has the meaning set forth in Section 4.1(r).

“Company Broker Warrants” means the outstanding warrants of the Company to purchase a unit of the Company at an exercise price of C$0.50 per unit, each unit comprised of one Company Common Share and one half of one (1/2) Company Warrant, each whole Company Warrant entitling the holders thereof to one Company Common Share upon payment of the exercise price of C$0.75 per share.

“Company Change in Recommendation” has the meaning set forth in Section 9.2(a)(iv)(C)(1).

“Company Circular” means the notice of meeting and information circular and proxy statement of the Company and all related materials at the time required to be mailed to the Company Shareholders in connection with the Company Meeting and all amendments or supplements thereto, if any.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Statement” means the disclosure statement of the Company to be delivered by Company to Parent on or prior to the Execution Date.

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Financial Statements” means the (a) audited consolidated financial statements of the Company for the period from incorporation on May 26, 2020 to June 30, 2020, and the notes thereto; and (b) unaudited consolidated interim financial statements of the Company for the three and six month periods ended December 31, 2020, consisting of the consolidated statements of financial position as at the period end and the accompanying consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows, and all notes in respect thereof.

“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Amalgamation Resolution and for any other purpose as may be set out in the notice of the Company Meeting and, other than any annual business proposed to be conducted at the Company Meeting that is unrelated to the Transaction, agreed to in writing by the Parent, HoldCo and the Purchaser.

A-5

“Company Option Plan” means the MagicMed Industries Inc. Stock Option Plan dated January 22, 2021 governing the Company Options.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options of the Company to purchase Company Common Shares issued pursuant to the Company Option Plan.

“Company Related Persons” has the meaning set forth in Section 4.2.

“Company SARs” means the stock appreciation rights issued pursuant to the Company SARs Plan.

“Company SARs Plan” means the MagicMed Industries Inc. Stock Appreciation Rights Plan dated January 22, 2021 governing the Company SARs.

“Company SARs Holders” means the holders of Company SARs.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, Company SARs Holders, and the Company Warrantholders.

“Company Shareholders” means holders of Company Common Shares.

“Company Shareholder Approval” means the approval by the Company Shareholders of the Amalgamation Resolution.

“Company Support Agreements” means the voting agreements between the Parent and each of the directors and executive officers of the Company dated as of the Execution Date setting forth the terms and conditions upon which such Persons have agreed, among other things, to vote their Company Common Shares in favor of the Amalgamation Resolution.

“Company Termination Payment Event” has the meaning set forth in Section 10.1(b).

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the outstanding common share purchase warrants of the Company to purchase Company Common Shares, as represented by stand-alone warrant certificates or as set forth and provided for in the warrant indenture between the Company and Capital Transfer Agency ULC dated as of December 16, 2020, as supplemented by a supplemental indenture dated April 1, 2021 between the Company and Olympia Trust Company, as successor warrant agent to Capital Transfer Agency ULC.

“Confidentiality Agreement” means the confidentiality agreement dated April 19, 2021 between the Parent and the Company.

“Consideration” means the aggregate number shares of Parent Common Stock to be issued or issuable (a) as Consideration Shares, (b) in respect of the Amalco Options and (c) in respect of the Company Warrants and the Company Broker Warrants, in each case pursuant to, or following the consummation of, the Amalgamation.

A-6

“Consideration Shares” means the shares of Parent Common Stock to be issuable at the Effective Time pursuant to the Amalgamation.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, instrument, license, sublicense, franchise, lease, arrangement, commitment, understanding or other right or obligation, whether written or oral, to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Dissent Rights” means the rights of dissent available under and incompliance with Section 242 of the BCBCA in respect of the Amalgamation.

“Dissenting Shareholders” means any Company Shareholder who validly exercises, and does not withdraw prior to the Effective Time, Dissent Rights.

“Effective Time” means the time of completion of the Amalgamation.

“Employee Plans” has the meaning set forth in Section 4.1(bb)(i).

“End Date” means December 31, 2021.

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health and as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, Hazardous Substances, and those Laws relating to the Release, reporting, discharge, investigation, or remediation of waste materials and Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means an amount equal to .2658.

“Execution Date” has the meaning set forth on the first page of this Agreement.

“Founder Lock-Up Agreement” has the meaning set forth in Section 7.3(h).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, tribunal, official, minister, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing, including the Securities Authorities; or (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange.

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“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapor that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety.

“HoldCo” has the meaning set forth on the first page of this Agreement.

“IFRS” means International Financial Reporting Standards.

“In the Money Amount” means in respect of an option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option.

“Insider Lock-Up Agreement” has the meaning set forth in Section 7.3(i).

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (e) copyrights in writings, designs, mask works, software, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) data and database rights; (g) internet websites, domain names and registrations pertaining thereto; (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) any other intellectual property or proprietary rights of any kind, nature or description; and (j) any tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Rights” has the meaning set forth in Section 4.1(v).

“IRS” means the United States Internal Revenue Service.

“Leased Properties” has the meaning set forth in Section 4.1(t)(ii).

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

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“Lock-Up Agreements” has the meaning set forth in Section 7.3(i).

“Material Adverse Effect” when used in connection with a Party means any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Party and its Subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay either Party from consummating the transactions contemplated by this Agreement by the End Date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in Applicable Laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which such Party operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of this Agreement or the transactions contemplated hereby; (f) any action taken (or omitted to be taken) by a Party or its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement; (g) any change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by a Party to the other Party as of the Execution Date and such other Party has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which such Party operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and provided further, however, that unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means each of the following Contracts to which a Party is a party or by which a such Party’s assets or properties are bound:

(a) Contracts with its security holders, any of its Affiliates or any current or former officer, director, employee, any member of his or her immediate family or any Affiliate of any of the foregoing (collectively, “Related Parties”);

(b) Contracts with any labor union or association representing any employee;

(c) Contracts for the sale of any of the assets of such Party other than in the Ordinary Course or for the grant to any Person of any preferential rights to purchase any of its assets;

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(d) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(e) Licenses for Intellectual Property, except standard end user licenses to the proprietary software and except licenses of commercial off-the-shelf software available on reasonable terms for a license fee of no more than $10,000;

(f) Contracts containing covenants of the not to compete with any Person in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person or otherwise restricting the operation of a Party’s business;

(g) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) of any operating business, material assets or capital stock of any other Person;

(h) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets;

(i) Contracts giving rise to material Liabilities;

(j) all Contracts obligating a Party to provide or obtain products or services for a period of one (1) year or more or requiring a Party to purchase or sell a stated portion of its requirements or outputs;

(k) Contracts (i) relating to the employment of, or the performance of services by, any Person, including any current or former employee or independent contractor, (ii) pursuant to which a Party are or may become obligated to make any severance, retention, change of control, termination or similar payment to any current or former employee, independent contractor or director, or (C) pursuant to which a Party is or may become obligated to make any bonus, sales compensation, or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary);

(l) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by a Party;

(m) Contracts (or group of related Contracts) which involve the expenditure or receipt of more than $25,000 annually or $50,000 in the aggregate or require performance by any party more than one (1) year from the Execution Date;

(n) Contracts with a Governmental Body;

(o) Contracts (A) imposing any confidentiality obligation on a Party or on any other Person (other than routine nondisclosure agreements or routine confidentiality provisions contained in agreements entered into by a Party or its Subsidiaries in the Ordinary Course), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any other Person;

(p) Contracts related to any broker, distributor, dealer, manufacturer’s representative, franchise, agency (foreign or domestic), continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising;

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(q) Contracts containing a provision which provides exclusivity to any other Person, that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person;

(r) Contracts containing an obligation to indemnify any current or former officer or director of a Party and its Subsidiaries or to indemnify any other Person in connection with the acquisition (whether by means or merger, stock sale or asset sale) of any Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(s) settlement document or Contract with respect to any Proceeding involving a Party (but only to the extent such documents contain any unfulfilled or continuing obligations of a Party);

(t) Contracts under which a Party (A) collects or processes personally identifiable information, or (B) transfers personally identifiable information to a third party for that third party’s processing or use;

(u) real property leases; and

(t) Contracts that are otherwise material to a Party.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Listing Application” has the meaning set forth in Section 3.1.

“Notice of Articles” means the notice of articles to be issued by the Registrar in respect of Amalco in the form contained in the Amalgamation Application.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Organizational Documents” means, with respect to a Person, (a) the certificate or articles of incorporation, amalgamation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Laws.

“Other Filings” has the meaning set forth in Section 7.12(a).

“Owned Properties” has the meaning set forth in Section 4.1(t)(i).

“Parent” has the meaning set forth on the first page of this Agreement.

“Parent Board” means the board of directors of the Parent.

“Parent Board Approval” has the meaning set forth in Section 5.1(v).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

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“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Statement” means the disclosure statement of the Parent to be delivered by Parent to Company: (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

“Parent Employees” means the officers and employees of the Parent and its Subsidiaries.

“Parent Fairness Opinion” means an opinion of Gemini Partners to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be issued by the Parent pursuant to this Agreement and the Exchange Ratio are fair, from a financial point of view, to the Parent.

“Parent Financial Statements” means the (a) audited condensed consolidated financial statements of the Parent as at, and for the year ended, December 31, 2020, including the notes thereto, and (b) unaudited condensed consolidated financial statements of the Parent as at, and for the three months ended March 30, 2021, consisting of the unaudited condensed consolidated balance sheets, the unaudited condensed consolidated statements of operations and comprehensive loss, the unaudited condensed consolidated statements of cash flows and the unaudited condensed consolidated statement of changes in shareholders’ equity (deficit), including all notes in respect thereof, in each case as contained or incorporated by reference in the Parent SEC Documents.

“Parent Intellectual Property Rights” has the meaning set forth in Section 5.1(w).

“Parent Leased Properties” has the meaning set forth in Section 5.1(u)(ii).

“Parent Meeting” means the meeting of the Parent Stockholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Parent Stockholder Approval Resolutions.

“Parent Options” means the outstanding options to purchase Parent Common Stock issued pursuant to the Parent Stock Incentive Plan.

“Parent Owned Properties” has the meaning set forth in Section 5.1(x)(i).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Related Persons” has the meaning set forth in Section 5.2.

“Parent SEC Documents” has the meaning set forth in Section 5.1(g)(i).

“Parent Stock Incentive Plan” means that certain 2020 Long Term Equity Incentive Plan, as amended by that certain First Amendment to the Enveric Biosciences, Inc. 2020 Long Term Equity Incentive Plan.

“Parent Stockholder Approval” means the approval by the Parent Stockholders of the Parent Stockholder Approval Resolution.

“Parent Stockholder Approval Resolution” means the special resolution of the Parent Stockholders approving the Amalgamation and the related issuance of the Consideration Shares.

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“Parent Stockholders” means holders of Parent Common Stock.

“Parent Subsidiaries” has the meaning set forth in Section 5.1(k)(i).

“Parent Support Agreements” means the voting agreements between the Company and each of the directors and executive officers of the Parent dated as of the Execution Date setting forth the terms and conditions upon which such Persons have agreed, among other things, to vote their Parent Capital Stock in favor of the Parent Stockholder Approval Resolution.

“Parent Technology” has the meaning set forth in Section 5.1(w).

“Parent Termination Payment Event” has the meaning set forth in Section 10.1(a).

“Parent Warrants” means the outstanding common stock purchase warrants of the Parent to purchase Parent Common Stock.

“Parties” means, collectively, the Parent, the Company, HoldCo and the Purchaser, and “Party” means any one of them.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)	Statutory Liens for current Taxes which are not delinquent or that are being disputed in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Company Financial Statements or Parent Financial Statements, as applicable;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising in the Ordinary Course, provided that such Liens are related to obligations not due or delinquent and that are not resulting from a breach, default or violation by a Party of any Contract or Applicable Law, and are not registered against title to any assets of such Party or its Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Law and under U.S. GAAP or IFRS, as applicable;

(c)	the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Party or its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)	easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar services and any registered restrictions or covenants that run with the land and are shown on a current survey, provided that there has been compliance with the material provisions thereof and that they do not, individually or in the aggregate, detract from the ability to use any leased properties and would not reasonably be expected to materially and adversely affect the ability of such Party to carry on its business in the Ordinary Course; and

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(e)	in the case of the Company, the Parent or their respective Subsidiaries, Liens listed and described in the Company Disclosure Statement or the Parent Disclosure Statement, as applicable.

“Person” is to be construed broadly and includes any natural person, estate, partnership, limited partnership, limited liability partnership, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, investigation, claims, inquiries, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.12(a).

“Purchaser” has the meaning set forth on the first page of this Agreement.

“Purchaser Shares” means all of the common shares in the capital of Purchaser.

“Registered Intellectual Property” means all patents, all copyrights, marks and Internet domain name registrations and applications for registration that, in each case, are owned by the Company or its Subsidiaries.

“Registrar” means the Registrar of Companies or a Deputy Registrar of Companies for the Province of British Columbia duly appointed under Section 400 of the BCBCA.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Applicable Law or a Governmental Authority, in each case that is required in connection with the Amalgamation.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representatives” has the meaning set forth in Section 6.1(a).

“S-4 Registration Statement” has the meaning set forth in Section 7.12(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Acts” means, collectively, the Securities Act (British Columbia), the 1933 Act, and the U.S. Exchange Act.

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“Securities Authorities” means the British Columbia Securities Commission, the applicable securities commissions and other securities regulatory authorities in each of the other Provinces of Canada, the SEC and the applicable securities commissions in each of the states of the United States.

“Securities Laws” means the Securities Acts, all other applicable Canadian provincial securities laws, all other applicable United States state securities or “blue sky” laws, and the rules and regulations and published policies under the foregoing securities laws and applicable exchange rules and listing standards.

“Source Code” means, collectively, any software source code, including any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, including related documentation.

“Subsidiary” means, with respect to a Person, any entity in which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the Execution Date by a third party to (as applicable): (a) the Company or the Company Shareholders, to acquire all of the issued and outstanding Company Common Shares (other than Company Common Shares owned by the Person making the Superior Proposal, if any); (b) the Parent or the Parent Shareholders, to acquire all of the Parent Common Shares (other than Parent Common Shares owned by the Person making the Superior Proposal, if any); (c) the Company, to acquire all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole; or (d) the Parent, to acquire all or substantially all of the consolidated assets of the Parent and its Subsidiaries taken as a whole; provided, however, in the case of the immediately preceding clauses (a) through (d), (i) such Acquisition Proposal is reasonably likely to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; (ii) any required financing to complete such Acquisition Proposal is available to the satisfaction of the Company Board or Parent Board, as the case may be, acting reasonably; (iii) such Acquisition Proposal did not result from a breach of Section 6.1 by (as applicable) the Company, the Parent or their applicable Representatives; (iv) the proceeds of such Acquisition Proposal are made available to all Company Shareholders or the Parent Shareholders, as the case may be, on the same terms and conditions; and (v) the Company Board or the Parent Board, as the case may be, determines in good faith (after receipt of advice from its financial advisors) that such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favorable to the Company Shareholders or the Parent Shareholders, as the case may be, from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by the Purchaser and/or the Parent pursuant to Section 6.1(f));

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

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“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (b) all interest, penalties, fines, additions or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described herein, (c) any Liability for the payment of any amounts of the type described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any Liability for the payment of any amounts of the type described herein as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning set forth in Section 4.1(v).

“Terminating Party” has the meaning set forth in Section 7.9(c).

“Termination Fee” means $4,500,000.

“Termination Notice” has the meaning set forth in Section 7.9(c).

“Transaction” means, collectively, the Amalgamation and all transactions undertaken by the Parties in connection therewith.

“Transaction Documents” means this Agreement, the Amalgamation Application, the Company Disclosure Statement, the Parent Disclosure Statement and all such further documents, agreements and instruments required to be executed or filed by any Party or any Affiliate thereof to effect the consummation of the Amalgamation (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws relating to the Amalgamation, or by any other Governmental Authority having jurisdiction, in order to carry out the terms and objectives of this Agreement, including those required by the Securities Authorities.

“Treasury Regulations” has the meaning set forth in Section 2.12.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“U.S. GAAP” means United States Generally Accepted Accounting Principles.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and subsections, and the insertion of headings herein, are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The terms “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof, and include any agreement, schedule or instrument supplementary or ancillary hereto.

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1.3 Meaning of “including”

The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 Extended Meanings

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the use of either gender include both genders and neuter, and a reference to a Person includes any successor to that Person.

1.5 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken by the applicable Party on the next succeeding Business Day.

1.6 Statutory References

Unless otherwise expressly stated, any reference in this Agreement to a statute includes each regulation and rule made thereunder, all amendments to such statute, regulation or rule in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.7 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States of America. “C$” refers to Canadian dollars.

1.8 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

1.9 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement with respect to the Purchaser, HoldCo and Parent have the meaning attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made hereunder with respect to the Purchaser and Parent will be made in a manner consistent with U.S. GAAP. Unless otherwise stated, all accounting terms used in this Agreement with respect to the Company have the meaning attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder with respect to the Company will be made in a manner consistent with IFRS.

1.10 Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

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1.11 Made Available

The phrase “Made Available” means that an accurate and complete copy of the information or documents (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for a Party to download in reviewable format in the project folder for the Transaction on the electronic documentation site established by Egnyte, Inc. on behalf of the Company and the Purchaser and Parent, as applicable, at least one (1) day prior to the date of the execution of this Agreement.

1.12 Company Disclosure Statement

For the purposes of the representations and warranties in Article 4, Company will deliver the Company Disclosure Statement, arranged in sections corresponding with the sections of Article 4, to Parent. The disclosure in any section of the Company Disclosure Statement will qualify the corresponding section of Article 4. Each section of the Company Disclosure Statement shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Statement as though fully set forth in such section of the Company Disclosure Statement for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Company Disclosure Statement: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Company or its Subsidiaries contained in this Agreement; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Statement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Statement is or is not material for purposes of this Agreement.

1.13 Parent Disclosure Statement

For the purposes of the representations and warranties in Article 5, Parent will deliver the Parent Disclosure Statement, arranged in sections corresponding with the sections of Article 5, to Company. The disclosure in any section of the Parent Disclosure Statement will qualify the corresponding section of Article 5. Each section of the Parent Disclosure Statement shall be deemed to be disclosed and incorporated by reference in any other section of the Parent Disclosure Statement as though fully set forth in such section of the Parent Disclosure Statement for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Parent Disclosure Statement: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Parent, HoldCo, the Purchaser or their respective Subsidiaries contained in this Agreement; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Parent Disclosure Statement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Parent Disclosure Statement is or is not material for purposes of this Agreement.

1.14 Knowledge

Where any representations or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the senior officers of the Party after due inquiry.

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Article 2

THE AMALGAMATION

2.1 Amalgamation

As soon as reasonably practicable after all requisite approvals of the Company Shareholders and each applicable Governmental Authority with respect to the Transaction are obtained, and the other the conditions set forth herein have been satisfied, waived or released, each of the Parties covenants to take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Amalgamation as set forth in this Article 2 and otherwise on the terms, and subject to the conditions, set forth in this Agreement.

2.2 Amalco

(a) Name. The name of Amalco shall be “Enveric Biosciences Canada Inc.” or such other name as to be determined by the Purchaser.

(b) Registered and Records Office. The registered and records office of Amalco shall be 666 Burrard Street, Suite 1700, Vancouver, British Columbia, V6C 2X8.

(c) Authorized Capital and Rights Attaching to Shares. The authorized capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares, which shall have the rights, privileges, restrictions and conditions set out in the Articles of Amalco. No shares of Amalco may be transferred except in compliance with the restrictions set out in its Articles.

(d) Number of Directors. The number of directors of Amalco shall, until otherwise changed in accordance with the BCBCA, be a minimum of one (1) and a maximum of five (5).

(e) First Directors. The first directors of Amalco shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

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David Johnson	4851 Tamiami Trail N, Suite 200, Naples, FL 34103
Avani Kanubaddi	4851 Tamiami Trail N, Suite 200, Naples, FL 34103

The first directors shall hold office until the first annual meeting of the shareholders of Amalco, or until their successors are duly appointed or elected. The subsequent directors shall be elected each year thereafter in accordance with the Organizational Documents of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors of Amalco as it is constituted from time to time.

(f) Initial Officers. The first officers of Amalco shall be appointed by the board of directors of Amalco in accordance with the Articles of Amalco.

(g) Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on or on the powers it may exercise.

(h) Fiscal Year End. The fiscal year end of Amalco shall be December 31 of each calendar year.

(i) First Auditor. The first auditor of Amalco shall be appointed by the board of directors of Amalco in accordance with the Articles of Amalco, which such auditor shall hold such office until the first annual meeting of shareholders of Amalco following the Amalgamation, or until their successor is appointed.

(j) Articles, Notice of Articles and Amalgamation Application. The Notice of Articles shall be in the form of the notice of articles forming part of the the Amalgamation Application and the Articles shall be in the form set out in Schedule “B” hereto until repealed or amended in the normal manner provided for in the BCBCA, and such Articles shall have been signed by one of the first directors of Amalco referred to in Section 2.2(e).

(k) Filings with Registrar. The Company and the Purchaser shall, on or prior to the Effective Time, cause the Amalgamation Application and any other documents that may be required to give effect to the Amalgamation to be filed with the Registrar.

2.3 Effect of Amalgamation

At the Effective Time, subject to the BCBCA:

(a) The Company and the Purchaser will be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement and with the effect set out in Section 282 of the BCBCA;

(b) each of the Company and the Purchaser shall cease to exist as entities separate from Amalco;

(c) the property of each of the Company and the Purchaser will continue to be the property of Amalco;

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(d) Amalco will continue to be liable for the obligations of each of the Company and the Purchaser;

(e) any existing cause of action, claim or liability to prosecution with respect to the Company and the Purchaser will be unaffected;

(f) any civil, criminal or administrative action or Proceeding pending by or against the Company or the Purchaser may be continued to be prosecuted by or against Amalco;

(g) any conviction against, or ruling, order or judgment in favor of or against, the Company or the Purchaser may be enforced by or against Amalco; and

(h) following the redemption of the Amalco Redeemable Preferred Shares as contemplated in Section 2.4(a) of this Agreement, Amalco shall be a wholly-owned subsidiary of HoldCo.

2.4 Treatment of Issued Capital

Upon the terms and subject to the conditions set forth in this Agreement, the following shall occur at the Effective Time (unless otherwise specified):

(a) each Company Common Share (other than those held by Dissenting Shareholders) shall be converted into one (1) fully paid and non-assessable Amalco Redeemable Preferred Share, which Amalco Redeemable Preferred Share shall, immediately following the Amalgamation, be redeemed by Amalco for the Amalco Redemption Consideration in accordance with the terms of the Amalco Redeemable Preferred Shares;

(b) immediately following the redemption of the Amalco Redeemable Preferred Shares, the Company Shareholders (other than Dissenting Shareholders) shall each receive from Parent, as additional consideration for the disposition of their Company Common Shares, that number of Consideration Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares held by such Company Shareholder, together with the Amalco Redemption Consideration, and all such Company Common Shares shall be cancelled;

(c) each Purchaser Share issued and outstanding immediately prior to the Effective Time shall be converted into one (1) Amalco Common Share;

(d) as consideration for Parent issuing the Consideration Shares and the Amalco Redemption Consideration to the Company Shareholders pursuant to Section 2.4(b) hereof, Holdco shall issue to Parent one common share of Holdco for each such share issued by Parent, and Holdco shall add to its stated capital an amount equal to the aggregate fair market value of all such shares issued by Parent;

(e) each Company Common Share held by a Dissenting Shareholder shall be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such Company Common Share in accordance with the BCBCA; and

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(f) upon completion of the Amalgamation:

(i)	the stated capital of the Amalco Redeemable Preferred Shares shall be equal to the value of the aggregate Amalco Redemption Consideration; and

(ii)	the stated capital of the Amalco Common Shares shall be equal to the aggregate paid up capital for purposes of the Tax Act of the Purchaser Shares and the Company Common Shares immediately prior to the Amalgamation, less the amount of the stated capital added to the Amalco Redeemable Preferred Shares.

The stated capital accounts shall be adjusted to recognize payments that may be made to Dissenting Shareholders.

2.5 Company Options

(a) The Company covenants and agrees in favor of the Purchaser that it shall amend the terms of the Company Options in accordance section 2.2(b) of the Company Option Plan such that, as at the Effective Time, the Company Optionholders shall be entitled to receive, for each Company Option held, that number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Option (such amended Company Option, an “Amalco Option”), provided that the aggregate number of shares of Parent Common Stock issuable to a holder of Company Options shall be rounded down to the nearest whole number of shares of Parent Common Stock. Such Amalco Options shall have an exercise price per share of Parent Common Stock equal to the exercise price per Company Common Share of such Company Option (for any options with an exercise price set in Canadian dollars, as converted to United States dollars based on the exchange rate quoted by the Bank of Canada on the Effective Date) immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent, provided that the exercise price of such Amalco Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Amalco Option does not exceed the In the Money Amount of such Company Option before the amendment. All other terms and conditions of such Amalco Option will be the same as the Company Option prior to such amendment, and any document or agreement previously evidencing such Company Option shall thereafter evidence and be deemed to evidence such Amalco Option.

(b) Upon the request of a holder of Company Options, the Company and the Parent shall enter into an agreement with the applicable holder of Company Options (in form and substance satisfactory to Company and Parent, each acting reasonably) whereby such Company Optionholders would agree to the exchange of all of their Amalco Options immediately following the Effective Time for Parent Options to purchase the same number of shares of Parent Common Stock subject to such Amalco Option in accordance with Section 2.5(a) (and otherwise on the same terms and conditions as the Amalco Options). For greater certainty, the Parties intend that the foregoing exchange of Amalco Options for Parent Options would occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act (to the extent available) and that any relevant adjustments to the exercise price of the Parent Options shall be made to reflect this intention.

(c) The Parent covenants and agrees that upon any exercise of a Company Option following the Effective Time, the Parent shall promptly issue and cause the delivery to the holder thereof the necessary number of shares of Parent Common Stock necessary to settle such exercises in accordance with the terms of the Company Options (as amended as set forth above).

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(d) The Parent and the Purchaser covenant and agree that any Company Options that may expire in accordance with the terms of (a) the Company Option Plan or (b) the Parent Stock Incentive Plan, as applicable, as a result of the holder thereof ceasing to be a service provider to the Company or Parent (or any affiliate thereof) after the Closing Date shall be confirmed to expire on their normal expiry date (and the Parent and the Purchaser shall not revoke, and will cause Amalco not to revoke, any authority or approval taken by the Company prior to the Closing Date in this regard).

2.6 Company Warrants and Company Broker Warrants

(a) Following the Effective Time, the Parties acknowledge and agree that, in accordance with the terms of the Company Warrants and Company Broker Warrants, each holder of a Company Warrant or Company Broker Warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s Company Warrant and Company Broker Warrant, in lieu of Company Common Shares to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of Parent Common Stock which the holder would have been entitled to receive as a result of the Amalgamation contemplated by this Agreement if, immediately prior to the Effective Date, such holder had been the registered holder of the number of Company Common Shares to which such holder would have been entitled if such holder had exercised such holder’s Company Warrants or Company Broker Warrants immediately prior to the Effective Time.

(b) Each Company Warrant and Company Broker Warrant shall continue to be governed by and be subject to the terms of the applicable Company Warrant and Company Broker Warrant following the Effective Time.

(c) Upon any exercise of a Company Warrant and Company Broker Warrant following the Effective Time, the Parent shall promptly issue and cause the delivery to the holder thereof the necessary number of shares of Parent Common Stock necessary to settle such exercise in accordance with the terms of the Company Warrant and Company Broker Warrant.

(d) Parent shall at the Effective Time, or as soon as practicable thereafter following the Effective Date, enter into, as successor to the Company, any supplemental indenture(s) or similar agreement(s) as may be necessary or desirable to give effect to this Section 2.6.

2.7 Fractional Shares

No fractional Parent Common Stock will be issued to Company Shareholders. In lieu of such fractional shares, (a) the number of shares of Parent Common Stock to be received by a Company Shareholder will be rounded up to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing one-half (1/2) or more of a share of Parent Common Stock, or (b) the number of shares of Company Common Stock to be received by a Company Shareholder will be rounded down to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing less than one-half (1/2) of share of Common Stock.

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2.8 Exchange of Certificates

At the Effective Time and subject to Section 2.9:

(a) no share certificates representing Amalco Redeemable Preferred Shares shall be issued to Company Shareholders upon completion of the Amalgamation, and certificates representing Company Common Shares shall be deemed to represent Amalco Redeemable Preferred Shares and the register of Company Common Shareholders shall be deemed to be the register of holders of Amalco Redeemable Preferred Shares;

(b) upon the delivery and surrender by the holder thereof to the Parent of certificates representing, or evidence of ownership on the Company’s share or securities register of, Company Common Shares, the Parent shall cause HoldCo at the Effective Time, or as soon as practicable thereafter following the date of receipt by the Parent or HoldCo of the certificates referred to above, deliver to each such holder certificates representing the Consideration Shares to which such holder is entitled;

(c) the original share certificate of the Purchaser registered in the name of HoldCo shall be cancelled and HoldCo shall be issued a share certificate for the number of Amalco Common Shares to be issued to HoldCo as provided in Section 2.4(c); and

(d) certificates or other evidence representing the Company Common Shares shall cease to represent any claim upon or interest in Company other than the right of the holder to receive, pursuant to the terms hereof, the Consideration in accordance with Section 2.4.

2.9 Dissenting Shareholders

Company Shareholders entitled to vote at the Company Meeting will be entitled to exercise Dissent Rights with respect to their Company Common Shares in connection with the Amalgamation. The Company shall give the Parent notice of any written notice of dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company and shall provide the Parent with copies of such notices and written objections. If a Dissenting Shareholder is ultimately entitled to be paid fair value for his, her or its Company Common Shares, such shares shall be deemed to have been surrendered to the Company for cancellation immediately prior to the Effective Time. If a Dissenting Shareholder is ultimately determined not to be entitled, for any reason, to be paid fair value for his, her or its Company Common Shares, such Dissenting Shareholder shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a holder of Company Common Shares who did not exercise Dissent Rights in respect of the Amalgamation.

2.10 Completion of the Amalgamation and Effective Time

Upon the satisfaction or waiver of the conditions herein contained in favor of each Party, the Company and the Purchaser shall immediately deliver the Amalgamation Application and such other documents as may be required under the BCBCA to give effect to the Amalgamation. The Amalgamation shall become effective at the Effective Time.

2.11 Parent Guarantee

The Parent hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser and HoldCo of each and every covenant and obligation of the Purchaser and HoldCo arising under the Amalgamation. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser and/or HoldCo before exercising its rights under this guarantee against the Parent.

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2.12 Intended U.S. Tax Consequences

The Parties shall prior to the Closing Date, cause Holdco (as formed in accordance with Section 7.14) to file an election on Form 8832 to be classified as a disregarded entity with the earliest possible effective date and shall be treated as a disregarded entity as of its date of formation. The Parties intend for the Amalgamation and the other transactions set forth in Sections 2.1, 2.2, 2.3 and 2.4, including the receipt of Parent Common Stock by the Company Shareholders (the “Amalgamation Transactions”), to constitute a single integrated transaction qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the rules and regulations promulgated thereunder (the “Treasury Regulations”) under which Company Shareholders (other than Dissenting Shareholders) shall receive solely Parent Common Stock in exchange for their Company Common Shares. The Parties shall adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each Party agrees to treat: (a) the Parent Common Stock as voting shares of the Parent for all United States federal income tax purposes; and (b) the Amalgamation Transactions as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code for all purposes to which such treatment is pertinent, including for the purpose of reporting on any United States Tax Return that such Party may be required to file. Each Party agrees to act in a manner that is consistent with the Parties’ intention that the Amalgamation Transactions be treated as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code for all United States federal income tax purposes. The Parties shall cause the Company to provide the Company Shareholders that are United States residents or citizens with a “PFIC Annual Information Statement” (as described in Treasury Regulations Section 1.1295-1(g)) for its tax year ended December 31, 2020 and for its short tax year ending on the Closing Date. Within forty-five (45) days after the Closing Date, Parent shall provide the Company Shareholders with a completed Form 8937 reporting the Amalgamation Transactions as a single integrated transaction qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the Treasury Regulations under which Company Shareholders (other than Dissenting Shareholders) receive solely Parent Common Stock in exchange for their Company Common Shares.

2.13 Registration of the Parent Capital Stock

The shares of Parent Common Stock will be registered under the 1933 Act pursuant to an S-4 Registration Statement and with respect to the Company Stock Option Plan that is assumed, a newly filed Registration Statement on Form S-8.

2.14 Closing Date

The Closing Date will be the date shown on the Certificate of Amalgamation giving effect to the Amalgamation upon the occurrence of the Company Shareholder Approval and Parent Stockholder Approval and the satisfaction (or waiver) of the other conditions to Closing as set forth herein, which will be such date as is mutually agreed on by Parent and Company, but not later than the End Date.

2.15 Closing

The Closing will take place electronically (or at such other place as may be mutually agreed to by the Parties), at a time to be mutually agreed on by the Parties.

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Article 3

SHAREHOLDER INFORMATION, LISTING APPLICATION AND MEETING

3.1 Listing Application

The Parent shall use commercially reasonable efforts, (a) to the extent required by the rules and regulations of NASDAQ, to prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on NASDAQ (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Parent agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. The Company and its Subsidiaries will cooperate with the Parent as reasonably requested by the Parent with respect to the NASDAQ Listing Application and promptly furnish to the Parent all information concerning the Company, its Subsidiaries and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 3.1.

3.2 Company Meeting

The Company will convene and conduct the Company Meeting on or before the date of the Parent Meeting, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the Parent Meeting or if reasonably required to solicit proxies in support of the Amalgamation Resolution.

3.3 Parent Meeting

The Parent will convene and conduct the Parent Meeting on or before sixty-five (65) days after the SEC has declared the S-4 Registration Statement effective, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the Company Meeting or if reasonably required to solicit proxies in support of the Parent Stockholder Approval Resolution.

3.4 Preparation of Filings

The Parties will co-operate in the preparation of any application for any required Authorization and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals, and in the preparation of any documents, reasonably deemed by any of the Parties to be necessary to discharge its respective obligations under this Agreement or otherwise advisable under Applicable Laws, including in connection with the preparation of the S-4 Registration Statement as provided in Section 7.12 and the Company Circular as provided in Section 7.13.

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Article 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Representations and Warranties of Company

The Company represents and warrants to the Parent, HoldCo and the Purchaser as follows:

(a) Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia, and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company:

(i)	has all Authorizations necessary to conduct its business as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate be material to the Company; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not be material the Company. The Company is qualified to do business in each jurisdiction set forth on Section 4.1(a)(ii) of the Company Disclosure Statement.

(b) Authorized and Issued Capital.

(i)	The authorized capital of Company consists of an unlimited number of Company Common Shares. As of the close of business on the date of this Agreement, there were (A) 37,418,673 Company Common Shares issued and outstanding, (B) outstanding Company Options to purchase 3,683,830 Company Common Shares, (C) outstanding Company Warrants to purchase 22,248,577 Company Common Shares, and (D) 1,283,501 Company Broker Warrants. Section 4.1(b)(i) of the Company Disclosure Statement sets forth the authorized, issued and outstanding Company Common Shares, Company Options, Company Warrants, Company SARs and Company Broker Warrants.

(ii)	All outstanding Company Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)	All of the Company Common Shares issuable upon the exercise of rights under the Company Option Plan, including outstanding Company Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Options have been granted in violation of Applicable Laws.

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(iv)	All of the Company Common Shares issuable upon the exercise of rights under the Company Warrants and Company Broker Warrants, as the case may be, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Warrants or Company Broker Warrants have been granted in violation of Applicable Laws.

(v)	No Company SARs are issued and outstanding.

(vi)	Except as set forth on Section 4.1(b)(vi) of the Company Disclosure Statement, there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company, or (B) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company and its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Company Shareholders (or other equity holders) of the Company may vote.

(c) Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, the Company of this Agreement, the Parent Support Agreement and Transaction Document which the Company is a party and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of the Company and, subject to obtaining the approval of the Amalgamation Resolution, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

(d) Execution and Binding Obligation. This Agreement and the Parent Support Agreements have been and the Transaction Documents which the Company is a party, will be, duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(e) No Conflict. The execution and delivery of, and performance by the Company of its obligations under, this Agreement, the Transaction Documents to which it is a party, and subject to the receipt of the Company Shareholder Approval, the completion of the transactions contemplated hereby and thereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

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(ii)	except as disclosed in Section 4.1(e) of Company Disclosure Statement, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Company or its Subsidiaries area party or pursuant to which any of its assets or properties may be affected;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by the Company or its Subsidiaries, or necessary to the ownership of the Company Common Shares or the operation of the business of Company or its Subsidiaries; or

(iv)	result in the violation of any Applicable Law,

except in the case of clause (e)(ii) above, as would not, individually or in the aggregate, be material to the Company.

(f) Financial Statements. The Company Financial Statements Made Available to Parent are, or will when completed be, prepared in accordance with IFRS, consistently applied, and fairly present in all material respects the financial condition of the Company at the respective dates indicated and for the periods covered. The Company Financial Statements are complete and correct in all material respects, has been prepared in accordance with IFRS consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents the combined and consolidated financial position, results of income, and cash flows, as applicable, of the Company and its Subsidiaries as of the dates and for the periods indicated therein. All books, records and accounts of the Company and its Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(g) Compliance with Laws. The Company and its Subsidiaries are, and since May 26, 2020, have been, in compliance in all material respects with Applicable Laws. Since May 26, 2020, neither the Company, its Subsidiaries nor, to the Company’s knowledge, any officer, director or manager of the Company or its Subsidiaries is, nor has been, under any investigation with respect to, is not nor has been charged or threatened to be charged with, nor has received notice of, any violation or potential violation of any Applicable Laws or disqualification by a Governmental Authority.

(h) Shareholders’ and Similar Agreements. Except as disclosed in Section 4.1(h) of the Company Disclosure Statement, the Company is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Company or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company.

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(i) Subsidiaries and Affiliates. Section 4.1(i) of the Disclosure Statement sets forth the name of each Subsidiary of the Company, with respect to each such listed Subsidiary, the jurisdiction in which it is organized, and the jurisdictions, if any, in which it is qualified to do business. Each Subsidiary is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction and is duly qualified or authorized to do business and is in good standing under the Applicable Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be material to the Company and its Subsidiaries (taken as a whole). Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. All of the issued and outstanding equity interests of the Company’s Subsidiaries (the “Subsidiary Interests”) are held beneficially and of record by the Company as set forth on Section 4.1(i) of the Disclosure Statement, free and clear of any and all Liens (other than arising pursuant to the applicable Organizational Documents). None of the issued Subsidiary Interests were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and are otherwise duly authorized, validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any other equity interests of any Subsidiary or other securities convertible into equity interests of any Subsidiary. Except as set forth on Section 4.1(i) of the Disclosure Statement, the Company does not have, and has never had, any Subsidiaries or Affiliates and, except for such Subsidiary, the Company does not own, directly or indirectly, any equity securities of any Person.

(j) Internal Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k) Auditors. The Company Financial Statements in respect of the period from incorporation on May 26, 2020 to June 30, 2020 have been audited in accordance with Canadian generally accepted auditing standards by independent public accountants as required by applicable Securities Laws.

(l) No Undisclosed Liabilities. Except as disclosed in Section 4.1(l) of the Company Disclosure Statement, neither the Company nor its Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Company Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2020, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, be material to the Company and its Subsidiaries. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Company (and all accrued interest thereon) as of the Execution Date, including capital leases, is disclosed in Section 4.1(l) of the Company Disclosure Statement.

(m) Absence of Certain Changes or Events. Since December 31, 2020, other than the transactions contemplated in this Agreement and as disclosed in Section 4.1(m) of the Company Disclosure Statement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has been or would be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(n) Ordinary Course. Since December 31, 2020, other than as disclosed in Section 4.1(n) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course;

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(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has been, or is reasonably likely to be material with respect to the Company or its Subsidiaries, has been incurred by the Company or its Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Company or its Subsidiaries;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of the Company or its Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of Company Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Company Common Shares;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Company or its Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Company nor its Subsidiaries have entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Company or its Subsidiaries that were not reflected in the Company’s Financial Statements, other than the payment or settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer or director of the Company or its Subsidiaries.

(o) Related Party Transactions. Except as disclosed in Section 4.1(o) of the Company Disclosure Statement, neither the Company nor its Subsidiaries are indebted to any director, officer, employee or agent of, or independent contractor to, the Company (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in Section 4.1(o) of the Company Disclosure Statement, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or its Subsidiaries.

(p) Authorizations and Licenses.

(i)	The Company and its Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Company and its Subsidiaries (taken as a whole) as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Company and its Subsidiaries.

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(ii)	The Company and its Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course without the need for the Company and its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(iii)	No Proceeding is pending in respect of or regarding any such Authorization and neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(iv)	Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors, own or have any proprietary, financial or other interests (direct or indirect) in any such Authorization.

(q) Finders’ Fees. Except as disclosed in Section 4.1(q) of the Company Disclosure Statement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company, its Subsidiaries or any of their officers, directors or employees, or is entitled to any fee, commission or other payment from the Company, the Subsidiaries, or any of their officers, directors or employees, in connection with this Agreement.

(r) Company Board Approval. The Company Board, after consultation with its financial and legal advisors, has unanimously (i) determined that the Consideration to be received by the Company Securityholders pursuant to the Amalgamation and this Agreement is fair to such holders and that the Amalgamation is in the best interests of the Company and the Company Shareholders; (ii) resolved to unanimously recommend that the Company Securityholders vote in favor of the Amalgamation Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company and its Subsidiaries of their respective obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Company Board Approval”).

(s) Material Contracts.

(i)	Section 4.1(s) of the the Company Disclosure Statement sets out a complete and accurate list of all Material Contracts of the Company and its Subsidiaries. True and complete copies of the Material Contracts of the Company and its Subsidiaries have been Made Available to the Parent and no such Contract has been modified, rescinded or terminated.

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(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by it to date under the Material Contracts and the Company and its Subsidiaries are not in breach or default under any Material Contract, nor does the Company have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	To the knowledge of the Company, neither the Company nor its Subsidiaries have received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(t) Real Property. Section 4.1(t) of the Company Disclosure Statement lists all Owned Properties and all Leased Properties. Except as set forth on Section 4.1(t) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries (as applicable) have valid, good and marketable title to all of the real or immovable property owned by it (the “Owned Properties”) free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein; in addition, all buildings, structures, fixtures, building systems, and equipment located on the Owned Properties are in good condition and repair, and the Owned Properties are in compliance with applicable legal requirements in all material respects;

(ii)	each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices or ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Company or its Subsidiaries (the “Leased Properties”) is valid, legally binding and enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been Made Available to the Parent, and neither the Company nor any of its Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by the Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder; Section 4.1(t)(ii) of the Disclosure Statement contains a list of all Owned Properties and Leased Properties; no other party to any of the Leased Properties is a Related Persons and, otherwise, does not have an economic interest in any Owned Properties or Leased Properties; neither the Company no any of its Subsidiaries has not collaterally assigned or granted any other security interest in any of the Leased Properties;

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(iii)	no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with Applicable Laws or a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)	none of the leases, subleases, licenses or occupancy agreements has been assigned by the Company or any of its Subsidiaries in favor of any Person or sublet or sublicensed.

(u) Personal Property; Condition of Personal Property. The Company and its Subsidiaries have good title to all material personal or movable property of any kind or nature which the Company and the Subsidiaries purport to own, free and clear of all Liens (other than Permitted Liens). The Company or its Subsidiaries, as lessee, has the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to the Company or its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries. All real and tangible personal property of the Company and its Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(v) Intellectual Property. Section 4.1(v) of the Company Disclosure Statement sets forth a true and complete list of all of the Company’s Registered Intellectual Property. As to each item, Section 4.1(v) of the Company Disclosure Statement specifies, as applicable, the jurisdiction in which such item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration and/or application numbers and dates with respect to such item. Except as would not and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries : (i) the Company and its Subsidiaries own all right, title and interest, or have valid licenses (and is not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company and its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; (iii) to the knowledge of the Company, all Intellectual Property Rights owned or leased by the Company and its Subsidiaries are valid and enforceable, and the carrying on of the business of the Company and its Subsidiaries and the use by the Company and its Subsidiaries of any of the Intellectual Property Rights or Technology (as defined below) owned by or licensed to the Company or its Subsidiaries does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Company or its Subsidiaries, and no Proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; and (vi) the Company and its Subsidiaries own, or has validly licensed or leased (and is not in material breach of such licenses or leases), such Technology.

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(w) Restrictions on Conduct of Business. The Company and its Subsidiaries are not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company and its Subsidiaries is conducted; (ii) limit any business practice of the Company and its Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company and its Subsidiaries in any material respect. Neither the Company, any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would be or would be reasonably expected to be, individually or in the aggregate, material to the Company or its Subsidiaries or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(x) Litigation. Except as set out in Section 4.1(x) of the Company Disclosure Statement, there are no Proceedings pending, or, to the knowledge of the Company, threatened against or relating to the Company, its Subsidiaries, the business of the Company and its Subsidiaries or affecting any of its current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Company and its Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Purchaser’s ability to own or operate the business of the Company and its Subsidiaries, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such Proceeding. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or its Subsidiaries before any Governmental Authority.

(y) Corrupt Practices Legislation. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors or employees acting on behalf of the Company or its Subsidiaries, has taken, committed to take or been alleged to have taken any action which would cause the Company to be in violation of the Corruption of Foreign Public Officials Act (Canada) or or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption laws or any law of similar effect of any other jurisdiction, and to the knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries.

(z) Environmental Matters.

(i)	No written notice, order, complaint or penalty has been received by the Company or its Subsidiaries alleging that the Company or its Subsidiaries is in violation of, or has any liability or potential liability under, any applicable Environmental Law, including any health and safety requirements applicable thereto, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries which allege a violation of, or any liability or potential liability under, any applicable Environmental Laws, including any health and safety requirements applicable thereto, and, to the knowledge of the Company, no fact or circumstance exists that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

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(ii)	The Company and its Subsidiaries has all environmental permits necessary for the operation of their respective businesses and to comply in all material respects with all applicable Environmental Laws, including any health and safety requirements applicable thereto.

(iii)	The operations of the Company and its Subsidiaries are, and since May 26, 2020, have been, in compliance in all material respects with applicable Environmental Laws, including any health and safety requirements applicable thereto.

(aa) Employment Matters. Except as disclosed in Section 4.1(aa) of the Company Disclosure Statement:

(i)	(A) neither the Company nor any of its Subsidiaries has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director or Company Employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company or its Subsidiaries (including as a result of the Amalgamation), and (B) no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Laws from the employment of an employee without an agreement as to notice or severance;

(ii)	(A) neither the Company nor any of its Subsidiaries is a party to any Collective Agreement with respect to any Company Employees, (B) no Person holds bargaining rights with respect to any Company Employees and (C) to the knowledge of the Company, no Person has applied or threatened to be certified as the bargaining agent of any Company Employees;

(iii)	no trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to Applicable Laws;

(iv)	the Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Company and its Subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)	the Company and its Subsidiaries have not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries;

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(vii)	no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Company, threatened against or directly affecting the Company or its Subsidiaries and no such event has occurred in the last two years;

(viii)	each independent contractor and consultant has been properly classified by the Company or its Subsidiaries as an independent contractor and the Company and its Subsidiaries have not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Company’s or its Subsidiaries’ businesses as an independent contractor or consultant; and

(ix)	there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Company or its Subsidiaries which are currently outstanding.

(bb) Employee Plans.

(i)	Section 4.1(bb) of the Company Disclosure Statement lists and describes all the pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former Company Employee or director, or under which the Company or its Subsidiaries have or may have any Liability, contingent or otherwise (collectively, the “Employee Plans”). The Company and the Subsidiaries have furnished to the Purchaser true, correct and complete copies of all the Employee Plans as of the Execution Date, together with all related documentation. Since December 31, 2020, no changes have occurred or are expected to occur which would materially affect the information required to be provided to the Purchaser pursuant to this provision.

(ii)	No Employee Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” or a “tax-free savings account” as such terms are defined in the Tax Act.

(iii)	Each Employee Plan is and has been operated in accordance with Applicable Laws, in all material respects. The Company and the Subsidiaries have made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with Applicable Laws and the terms of each Employee Plan.

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(iv)	Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income Taxes, interest, penalties, fines or excise Taxes) or any other proceeding initiated by any Person, and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(v)	No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(vi)	None of the Employee Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees, except as required by Applicable Laws.

(vii)	Subject to the requirements of Applicable Laws, no provision of any Employee Plan or of any agreement, and no act or omission of the Company or its Subsidiaries in any way limits, impairs, modifies or otherwise affects the right of the Company or its Subsidiaries to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(viii)	No advance tax rulings have been sought or received in respect of any Employee Plan.

(ix)	Except as set forth in Section 4.1(bb)(ix) of the Company Disclosure Statement, neither the Execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (A) entitle any employee or officer of the Company or its Subsidiaries to severance pay, or any other payment that will result in a material Liability to the Company, Parent or Purchaser, (B) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such employee or officer or trigger any other obligation pursuant to, any of the Employee Plans; or (C) result in any breach or violation of, or a default under, any of the Employee Plans. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) result in any payment that could individually or in combination with any other such payment constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

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(cc) Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company and its Subsidiaries is set forth in Section 4.1(cc) of the Company Disclosure Statement, including the policy name, description, insurer and policy number. Each such material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claim. All material Proceedings covered by any insurance policy of the Company and its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(dd) Taxes. The Company has Made Available to the Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed in Section 4.1(dd) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed prior to the Execution Date and all such Tax Returns are complete and correct in al material respects;

(ii)	the Company and its Subsidiaries have has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by the Company or its Subsidiaries on or before the Execution Date, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Company Financial Statements;

(iii)	the Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the Company Financial Statements for any Taxes of the Company or its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)	since December 31, 2019, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Company or any of its Subsidiaries, other than in the Ordinary Course;

(v)	to the knowledge of the Company, neither the Company nor any of its Subsidiaries have received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or its Subsidiaries, and the Company and its Subsidiaries are not a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any of its assets;

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(vii)	no claim has been made by any Government Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or its Subsidiaries;

(ix)	the Company and its Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Laws to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)	the terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or its Subsidiaries, on the one hand, and any Person, on the other hand, that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company or its Subsidiaries, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act, and all documentation or records as required by Applicable Law has been made or obtained in respect of such transactions (or series of transactions);

(xii)	there are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Applicable Law, to the Company or its Subsidiaries;

(xiii)	the Company and its Subsidiaries have not received or claimed any credits, subsidies or refunds of Taxes to which they were not entitled, including any subsidies under section 125.7 of the Tax Act or any other governmental programs related to COVID-19;

(xiv)	the Company Common Shares are not “taxable Canadian property” within the meaning of the Tax Act;

(xv)	the Company and its Subsidiaries have not participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

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(xvi)	the Company and its Subsidiaries have not taken or agreed to take any action that would prevent the Amalgamation Transactions from constituting a reorganization qualifying under Section 368 of the Code; and

(xvii)	the Company and its Subsidiaries are not aware of any agreement, plan or other circumstance that would prevent the Amalgamation Transactions from qualifying as a reorganization under Section 368 of the Code.

(ee) Accounts and Notes Receivable and Payable.

(i)	The accounts receivable of the Company and its Subsidiaries reflected on the books and records of the Company and its Subsidiaries (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements) represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Subject to such reserves, each account receivable either has been or are reasonably expected to be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. To the knowledge of the Company, there are no material disputes with respect to any of the accounts receivable reflected on the Financial Statements that have not been reserved for on the Financial Statements.

(ii)	All accounts payable of the Company and its Subsidiaries as of the Closing Date will be reflected in the books and records of the Company or its Subsidiaries. There are no accounts payable of the Company and its Subsidiaries (i) for purchases in material excess of usual requirements, (ii) that did not arise in the Ordinary Course, or (iii) that are materially past due. All accounts payable of the Company and its Subsidiaries are appropriately reserved for and recorded in accordance with IFRS and reflected in the Financial Statements.

(ff) Disclosure. The information relating to Company and its Subsidiaries to be supplied by or on behalf of Company and its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

4.2 No Survival of Representations and Warranties

The representations and warranties of the Parent in this Agreement (including any representations and warranties incorporated herein by reference) or in any other Transaction Document shall not survive the Closing. The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 5 of this Agreement, none of Parent, HoldCo, Purchaser, any of their Affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its Subsidiaries, Affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Amalgamation or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent, HoldCo, Purchaser or any of their Affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent, HoldCo and Purchaser expressly set forth in Article 5 of this Agreement.

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Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND PURCHASER

5.1 Representations and Warranties of Parent, HoldCo and Purchaser

The Parent, HoldCo and the Purchaser jointly and severally represent and warrant to the Company as follows:

(a) Organization and Qualification. Each of the Parent, HoldCo and the Purchaser is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own its property and assets as now owned and to conduct its affairs as now conducted. Each of the Parent, HoldCo and the Purchaser:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate be material to the Parent, HoldCo and Purchaser (taken as a whole); and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent, HoldCo and Purchaser (taken as a whole).

(b) Authorized and Issued Capital.

(i)	The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock. As of the close of business on the date of this Agreement, 21,390,290 shares of Parent Common Stock were issued and outstanding and 3,275,407 shares of Parent Preferred Stock were issued and outstanding. The shares of the Parent Common Stock trade on the NASDAQ.

(ii)	The authorized capital of HoldCo consists of an unlimited number of common shares in the capital of HoldCo. As of the close of business on the date of this Agreement, there is one (1) common share in the capital of HoldCo issued and outstanding. The authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares. As of the close of business on the date of this Agreement, there is one (1) Purchaser Share issued and outstanding.

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(iii)	All Parent Capital Stock, common shares in the capital of HoldCo, and all Purchaser Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iv)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Stock Incentive Plan, including outstanding Parent Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(v)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Parent Warrants have been granted in violation of Applicable Laws.

(vi)	Except for rights under the Parent Stock Incentive Plan, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent, HoldCo the Purchaser or any of their respective Subsidiaries, as applicable, to, directly or indirectly, issue or sell any securities of the Parent, HoldCo the Purchaser or of any of their respective Subsidiaries, as applicable, or give any Person a right to subscribe for or acquire, any securities of the Parent, HoldCo the Purchaser or any of their respective Subsidiaries.

(vii)	The authorized and unissued Parent Capital Stock is sufficient to consummate the Amalgamation and the other transactions contemplated by this Agreement and a sufficient number of shares of Parent Capital Stock have been reserved for issuance to the Company Shareholders, holders of Company Options and holders of Company Warrants in accordance with the terms of this Agreement, and when issued in accordance with the terms of this Agreement (or the Parent Options and Parent Warrants, as applicable), such Purchaser Shares will have been duly authorized and validly issued as fully paid and non-assessable and will not have been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(c) Corporate Authorization. Each of the Parent, HoldCo and the Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Company Support Agreements (as applicable). The execution and delivery of, and performance by, each of the Parent, HoldCo and the Purchaser of this Agreement and the Parent of the Company Support Agreements and the consummation of the Amalgamation and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of each of the Parent HoldCo, and the Purchaser and, subject to obtaining the Parent Stockholder Approval, no other corporate actions on the part of each of the Parent, HoldCo and the Purchaser are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

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(d) HoldCo and Purchaser. Each of HoldCo and the Purchaser was incorporated solely to effect the Amalgamation and neither of them has carried on any business.

(e) Execution and Binding Obligation. This Agreement and the Company Support Agreements has been duly executed and delivered by each of the Parent, HoldCo and the Purchaser (as applicable), and constitutes a legal, valid and binding agreement of the Parent, HoldCo and the Purchaser (as applicable), enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

(f) No Conflict. The execution and delivery of, and the performance by each of the Parent, HoldCo and the Purchaser of its respective obligations under, this Agreement, and subject to the receipt of the Parent Stockholder Approval, the completion of the transactions contemplated hereby, and the performance of their respective obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of their respective Organizational Documents;

(ii)	except as disclosed in Section 5.1(f) of the Parent Disclosure Statement, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Parent, HoldCo, the Purchaser or any of their Subsidiaries is a party or pursuant to which any of their respective assets or properties may be affected;

(iii)	except as disclosed in Section 5.1(f) of the Parent Disclosure Statement, result in a breach of, or cause the termination or revocation of, any Authorization held by the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries, or necessary to the ownership of the Parent Capital Stock or the Purchaser Shares, or the operation of the businesses of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, including the Purchaser (taken as a whole).

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(g) U.S. Securities Matters and Financial Statements.

(i)	Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the 1933 Act, the U.S. Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)	The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (A) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (B) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (C) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (D) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end adjustments), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(iii)	The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the U.S. Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the U.S. Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the U.S. Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

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(iv)	Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP including policies and procedures that: (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of the Parent’s management and the Parent Board; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries that would materially affect Parent’s financial statements. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (I) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of Parent’s financial statements or Parent’s internal control over financial reporting.

(v)	Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

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(vi)	As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. None of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2021 through the date of this Agreement.

(vii)	Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the U.S. Exchange Act)).

(viii)	Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to Parent.

(ix)	No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(h) Compliance with Laws. Each of the Parent, HoldCo, the Purchaser and their respective Subsidiaries are, and since January 1, 2021, has been, in compliance in all material respects with Applicable Laws. Since January 1, 2021, neither the Parent, HoldCo, the Purchaser nor any of its or their respective Subsidiaries is or has been under any investigation with respect to, is or has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Applicable Law or disqualification by a Governmental Authority.

(i) Governmental Authorization. The execution, delivery and performance by each of the Parent, HoldCo and the Purchaser of their respective obligations under this Agreement and the consummation by the Parent, HoldCo and the Purchaser of the Amalgamation and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority by the Parent, HoldCo, the Purchaser or any of their Subsidiaries other than filings with the Securities Authorities and NASDAQ.

(j) Shareholders’ and Similar Agreements. Except as disclosed in Section 5.1(j) of the Parent Disclosure Statement and in the Parent SEC Documents, neither the Parent, HoldCo nor the Purchaser is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Parent, HoldCo, the Purchaser or of any of their respective Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Parent, HoldCo, the Purchaser or in any of their respective Subsidiaries.

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(k) Subsidiaries and Affiliates.

(i)	Other than the Purchaser, HoldCo and those Subsidiaries and other Affiliates disclosed in the Parent SEC Documents (the “Parent Subsidiaries”), the Parent has no Subsidiaries or other Affiliates.

(ii)	Each Parent Subsidiary is a corporation, partnership, trust, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Parent.

(iii)	The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each Parent Subsidiary, free and clear of any Liens. All such common shares or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights or in violation of Applicable Laws.

(l) Auditors. The audited Parent Financial Statements have been audited by a Marcum LLP registered accounting firm in accordance with U.S. GAAP as required by applicable Securities Laws.

(m) No Undisclosed Liabilities. Except disclosed in Section 5.1(m) of the Parent Disclosure Statement, none of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Parent Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2020, in the Ordinary Course consistent with past practices or (iii) that would not be, individually or in the aggregate, material to the Parent. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Parent, HoldCo, the Purchaser and any of their respective Subsidiaries (and all accrued interest thereon) as of the Execution Date, including capital leases, is disclosed in Section 5.1(m) of the Parent Disclosure Statement or the Parent SEC Documents.

(n) Absence of Certain Changes or Events. Since December 31, 2020, other than the transactions contemplated in this Agreement and as disclosed in Section 5.1(n) of the Parent Disclosure Statement or the Parent SEC Documents, the business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to be, individually or in the aggregate, material to the Parent.

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(o) Ordinary Course. Since December 31, 2020, other than the transactions contemplated in this Agreement or as disclosed in Section 5.1(o) of the Parent Disclosure Statement or the Parent SEC Documents:

(i)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have conducted their respective businesses only in the Ordinary Course;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has been, or is reasonably likely to be material to the Parent, has been incurred by the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of Parent Common Stock by the Parent, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Parent Common Stock;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Parent nor any Parent Subsidiary has entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Parent, HoldCo, the Purchaser or their respective Subsidiaries that were not reflected in the Parent Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or, any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Parent or any Parent Subsidiary.

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(p) Related Party Transactions. Except as disclosed in Section 5.1(p) of the Parent Disclosure Statement or the Parent SEC Documents, neither the Parent nor any Parent Subsidiary is indebted to any director, officer, employee or agent of, or independent contractor to, the Parent or any Parent Subsidiary (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in Section 5.1(p) of the Parent Disclosure Statement or the Parent SEC Documents, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Parent or any Parent Subsidiary.

(q) Authorizations and Licenses.

(i)	The Parent, HoldCo, the Purchaser and their respective Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries.

(ii)	The Parent, HoldCo, the Purchaser and their respective Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course.

(iii)	No Proceeding is pending in respect of or regarding any such Authorization and neither the Parent, HoldCo, the Purchaser, their respective Subsidiaries nor, to the knowledge of the Parent, any of their respective officers or directors has received written notice of revocation, non-renewal or material amendments of any such Authorization, or written notice of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(r) Finders’ Fees. Except Section 5.1(r) of the Parent Disclosure Statement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement.

(s) Parent Board Approval. The Parent Board, after consultation with its financial and legal advisors, has (i) determined that the Amalgamation, this Agreement the issuance of the Consideration Shares are fair to the Parent Stockholders and in the best interests of the Parent, HoldCo, the Purchaser, their respective Subsidiaries and the Parent Stockholders; (ii) resolved to recommend that the Parent Stockholders vote in favor of the Parent Stockholder Approval Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Parent Board Approval”).

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(t) Material Contracts.

(i)	Section 5.1(t) of the Parent Disclosure Statement and the Parent SEC Documents set out a complete and accurate list of all Material Contracts of the Parent, HoldCo, the Purchaser and their respective Subsidiaries. True and complete copies of the Material Contracts of the Parent, HoldCo, the Purchaser and their respective Subsidiaries have been Made Available to the Company and no such Contract has been modified, rescinded or terminated.

(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	Each of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Parent, HoldCo, Purchaser nor any of their respective Subsidiaries is in breach or default under any Material Contract, nor does the Parent have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	None of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries has received any written notice, that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries, as applicable, and, to the knowledge of the Parent, no such action has been threatened.

(u) Real Property. Except as disclosed in Section 5.1(w) of the Parent Disclosure Statement:

(i)	the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, have valid, good and marketable title to all of the real or immovable property owned by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Owned Properties”), free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Parent Owned Properties, or any portion thereof or interest therein;

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(ii)	each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices and ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Leased Properties”), is valid, legally binding and enforceable against the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been Made Available to the Company, and none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Parent, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, or permit termination, modification or acceleration by any third party thereunder;

(iii)	no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)	none of the leases, subleases, licenses or occupancy agreements has been assigned by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in favor of any Person or sublet or sublicensed.

(v) Personal Property; Condition of Personal Property. The Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, have good title to all material personal or movable property of any kind or nature which the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, purport to own, free and clear of all Liens (other than Permitted Liens). The Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, as lessee, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by, and material to, the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, as used, possessed and controlled by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable. All real and tangible personal property of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(w) Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent: (i) the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, own all right, title and interest, or have valid licenses (and are not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Intellectual Property Rights”); (ii) all such Parent Intellectual Property Rights that are owned by or licensed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable; (iii) to the knowledge of the Parent, all Parent Intellectual Property Rights owned or leased by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, are valid and enforceable, and, to the knowledge of the Parent, the carrying on of the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, and the use by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, of any of the Parent Intellectual Property Rights or Parent Technology (as defined below) owned by or licensed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Parent, no third party is infringing upon the Parent Intellectual Property Rights owned or licensed by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, and no Proceeding is currently pending or threatened with respect to the foregoing;; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Technology”), are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable; and (vi) the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable own, or have validly licensed or leased (and are not in material breach of such licenses or leases), such Parent Technology.

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(x) Restrictions on Conduct of Business. Neither the Parent, HoldCo, the Purchaser nor any of their respective Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries are conducted; (ii) limit any business practice of the Parent, HoldCo, the Purchaser or their respective Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Parent, HoldCo, the Purchaser or their respective Subsidiaries in any material respect. Neither the Parent, HoldCo, the Purchaser nor any of their respective Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent, or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(y) Litigation. Except as set out in Section 5.1(aa) of the Parent Disclosure Statement or in the Parent SEC Documents, there are no Proceedings pending, or, to the knowledge of the Parent threatened, against or relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Parent’s ability to own or operate the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, nor, to the knowledge of the Parent, are there any events or circumstances which could reasonably be expected to give rise to any such Proceeding. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries before any Governmental Authority.

(z) Corrupt Practices Legislation. Neither the Parent, HoldCo, the Purchaser, their respective Subsidiaries nor any of their respective officers, directors or employees acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause the Parent or any of its Subsidiaries to be in violation of 18 U.S. Code §201, the Foreign Corrupt Practices Act, or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption laws or any law of similar or any law of similar effect of any other jurisdiction, and to the knowledge of the Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Parent, HoldCo, the Purchaser or their respective Subsidiaries.

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(aa) Taxes. The Parent, HoldCo, the Purchaser and their respective Subsidiaries have Made Available to the Company true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed on Section 5.1(dd) of the Parent Disclosure Statement or the Parent SEC Documents:

(i)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have duly and timely filed all Tax Returns required to be filed by them prior to the Execution Date and all such Tax Returns are complete and correct in all material respects;

(ii)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the Execution Date, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Parent Financial Statements;

(iii)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have provided adequate accruals in accordance with U.S. GAAP in the Parent Financial Statements for any Taxes of the Parent, HoldCo, the Purchaser and their respective Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)	since December 31, 2020, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Parent, HoldCo, the Purchaser and their respective Subsidiaries, other than in the Ordinary Course;

(v)	none of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, and neither the Parent, HoldCo, the Purchaser nor their respective Subsidiaries are a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Parent, threatened against the Parent, HoldCo, the Purchaser or their respective Subsidiaries or any of their respective assets;

(vii)	no claim has been made by any Government Authority in a jurisdiction where the Parent, HoldCo, the Purchaser and their respective Subsidiaries do not file Tax Returns that the Parent, HoldCo, the Purchaser or their respective Subsidiaries are or may be subject to Tax by that jurisdiction;

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(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(ix)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Law to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Parent, HoldCo, the Purchaser or their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)	no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by the Parent, HoldCo, the Purchaser or their respective Subsidiaries with any taxing authority or issued by any taxing authority to the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(xii)	there are no outstanding rulings of, or request for rulings with, any Governmental Authority addressed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries that are, or if issued would be, binding on the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(xiii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the Ordinary Course);

(xiv)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries has any liability for the Taxes of any third party under Section 1.1502-6 of the Treasury Regulations (or any similar provision under Applicable Laws) as a transferee or successor or otherwise by operation of Applicable Laws;

(xv)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries have participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xvi)	the Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

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(xvii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries are (and have not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;

(xviii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries have distributed stock of another Person, or have had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xix)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries has taken or agreed to take any action that would prevent the Amalgamation Transactions from constituting a reorganization qualifying under Section 368 of the Code; and

(xx)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Amalgamation Transactions from qualifying as a reorganization under Section 368 of the Code.

(bb) Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has been Made Available to the Company. To the knowledge of the Parent, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Parent or its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(cc) Disclosure. The information relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the its filed with the SEC or the date it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the U.S. Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Parent or the Purchaser with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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5.2 No Survival of Representations and Warranties

The representations and warranties of the Company in this Agreement (including any representations and warranties incorporated herein by reference) or in any other Transaction Document shall not survive the Closing. Parent represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 4 of this Agreement, none of the Company, its Subsidiaries, any of its Affiliates or stockholders or any of its Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or Made Available to the Purchaser or any of its Subsidiaries, Affiliates or stockholders or any of their respective Representatives (collectively, “Parent Related Persons”) or any other person in connection with this Agreement, the Amalgamation, the Transaction or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of the Company, its Subsidiaries or any of its Affiliates, and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than the representations and warranties of the Company expressly set forth in Article 4 of this Agreement.

Article 6
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

6.1 Non-Solicitation

(a) Except as expressly provided in this Article 6, the Company, the Parent and their respective Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or other agent of the Company, the Parent and their respective Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(i)	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company, the Parent and their respective Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parties) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, provided that, for greater certainty, the Company or the Parent, as applicable, may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Company Board or the Parent Board, as applicable, has so determined;

(iii)	make a Company Change in Recommendation or Parent Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for the Company or Parent; or

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(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Company or Parent,

provided, however, that nothing contained in this Section 6.1(a) or any other provision of this Agreement shall prevent the Company Board or the Parent Board, as the case may be, from engaging in discussions or negotiations with, or responding to enquiries from any Person that has made an unsolicited written Acquisition Proposal that the Company Board or the Parent Board, as the case may be, has determined constitutes a Superior Proposal, or providing information pursuant to Section 6.1(d) to any Person where the requirements of that section are met.

(b) The Company and Parent shall, and shall cause their Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Parties) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, and in connection therewith the Company and the Parent shall:

(i)	immediately discontinue access to and disclosure of all information, including any data room, and any confidential information, properties, facilities, books and records of the Company, the Parent or any of their respective Subsidiaries; and

(ii)	promptly request, and exercise all rights either has to require: (i) the return or destruction of all copies of any confidential information regarding the Company, the Parent and their respective Subsidiaries provided to any Person other than the Parent and the Purchaser, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company, the Parent and their respective Subsidiaries, using their commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c) The Company and the Parent represent and warrant that, since January 1, 2021, neither the Company nor the Parent has waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party, and further covenant and agree that (i) the Company and the Parent shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which they or any of their respective Subsidiaries is a party, and (ii) neither the Company, the Parent nor any of their respective Subsidiaries, nor any of their respective Representatives have or will, without the prior written consent of the Parties (which may be withheld or delayed in the Parties sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, the Parent, or any of their respective Subsidiaries under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party (it being acknowledged by the Parties that the automatic termination or release of any standstill restrictions of any such agreement as the result of entering into of this Agreement will not constitute a breach of this Section 6.1(c)).

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(d) If the Company or the Parent (as applicable, the “Receiving Party”) receives a request for material non-public information from a Person who proposes to the Receiving Party an unsolicited bona fide written Acquisition Proposal and the board of directors of the Receiving Party determines, in good faith, that such Acquisition Proposal constitutes a Superior Proposal, then the Receiving Party may consider such Acquisition Proposal and/or participate and/or engage in discussions and negotiations with the Person making the Acquisition Proposal and its Representatives and potential financing sources and provide such Persons with access to information regarding the Receiving Party, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favorable to Receiving Party than the Confidentiality Agreement; provided that the Receiving Party sends a copy of any such confidentiality and standstill agreement to the Parent or the Company, as applicable, not later than the next Business Day following its execution and such other Party (as applicable, the “Responding Party”) is provided with the terms and conditions of the Superior Proposal, and a list of, and, at the request of the Responding Party, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided. For greater certainty, notwithstanding any other provision of this Agreement, if a Person proposes to a Receiving Party an unsolicited bona fide written Acquisition Proposal, the Receiving Party may (directly or through its advisors or Representatives) contact the Person proposing such Acquisition Proposal and its Representatives to clarify the terms and conditions of such Acquisition Proposal so as to determine whether such proposal is, or would reasonably be expected to lead to, a Superior Proposal.

(e) The Receiving Party agrees that it will not accept, approve or enter into any agreement, other than a confidentiality and standstill agreement as contemplated by Section 6.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the board of directors of the Receiving Party determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	in respect of the Company, the Company Meeting has not occurred;

(iii)	in respect of the Parent, the Parent Meeting has not occurred;

(iv)	the Receiving Party has provided the Responding Party with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal;

(v)	ten Business Days (the “Matching Period”) shall have elapsed from the date the Responding Party received the notice and documentation referred to in Section 6.1(e)(iv) above from Receiving Party and, if the Responding Party has proposed to amend the terms of this Agreement and the Transaction in accordance with Section 6.1(f), the board of directors of the Receiving Party shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Transaction by the Responding Party;

(vi)	the Receiving Party concurrently terminates this Agreement pursuant to Section 9.2(a)(iii)(B) or 9.2(a)(iv)(B), as applicable; and

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(vii)	the Receiving Party has previously, or concurrently will have, paid to the Responding Party the amount required in accordance with Section 10.1(b)(ii) or 10.1(d)(ii), as applicable, if such payment is payable in the circumstances.

(f) The Receiving Party acknowledges and agrees that, during the Matching Period or such longer period as the Receiving Party may approve for such purpose (in its sole and absolute discretion), the Responding Party shall have the right, but not the obligation, to propose to amend the terms of this Agreement and the Transaction. The board of directors of the Receiving Party will review any proposal by the Responding Party to amend the terms of this Agreement and the Transaction in order to determine, in good faith in the exercise of its fiduciary duties, whether the Responding Party’s proposal to amend this Agreement and the Transaction would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Transaction. If the board of directors of the Receiving Party determines that an Acquisition Proposal is not a Superior Proposal as compared to the proposed amendment to the terms of this Agreement and the Transaction, it will promptly enter into the proposed amendment to this Agreement and the Transaction and immediately terminate all discussions with the Person that proposed the Superior Proposal. If the board of directors of the Receiving Party determines that an Acquisition Proposal is a Superior Proposal as compared to the proposed amendment to the terms of this Agreement and the Transaction, the Receiving Party may approve, recommend and/or enter into an agreement to proceed with the Superior Proposal.

(g) The board of directors of the Receiving Party shall reaffirm its recommendation of the Transaction (as set forth in the Parent Board Approval or the Company Board Approval, as applicable) by press release within five Business Days after: (i) any Acquisition Proposal which the board of directors of the Receiving Party determines not to be a Superior Proposal is proposed announced or made; or (ii) the board of directors of the Receiving Party determines that a proposed amendment to the terms of this Agreement and the Transaction would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal.

(h) Nothing in this Agreement shall prevent the board of directors of the Receiving Party from responding through a directors’ circular or otherwise, only to the extent required by Applicable Laws, to an Acquisition Proposal that it determines is not a Superior Proposal solely to inform such Peron making the Acquisition Proposal that such proposal has been rejected; provided that the board of directors of the Receiving Party shall not be permitted to make a Company Change in Recommendation or Parent Change in Recommendation, as applicable, other than in connection with Section 6.1(e) or in the event that one of the Closing conditions set forth in Article 8 has not been, and will not be, achieved with respect to a Party and the board of directors of the other Party determines, acting in good faith and upon the reasonable advice of its legal counsel, that it is necessary to communicate that fact to its shareholders in order for such board of directors to comply with its fiduciary duties or Applicable Law.

(i) Each successive material modification of or amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 6.1; provided that the Matching Period in respect of such new Acquisition Proposal shall extend by an additional five (5) Business Days from the Parent’s receipt of the notice thereof.

(j) Notwithstanding the foregoing, nothing in this Agreement (including this Section 6.1) shall prohibit Parent or its Subsidiaries from discussing and/or negotiating any (i) Acquisition Proposal involving the Parent following the Closing, or (ii) equity or convertible or exchangeable security financing prior to Closing, in each case, so long as such Acquisition Proposal does not adversely impact the Transaction and the Company is advised of the same.

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6.2 Breach by Representatives

Without limiting the generality of the foregoing, the Company or the Parent, as the case may be, shall advise their respective Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by the Company, the Parent or their respective Representatives is deemed to be a breach of this Article 6 by the Company or by the Parent, as the case may be.

Article 7
OTHER COVENANTS

7.1 Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders and the Parent Stockholders regarding the Amalgamation. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Amalgamation without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and neither Party may make any filing with any Governmental Authority with respect to this Agreement or the Amalgamation without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the reasonable opinion of its outside legal counsel, is required to make disclosure by Applicable Law may make such disclosure provided it shall use its commercially efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

7.2 Covenants of the Company Regarding the Conduct of Business

(a) The Company covenants and agrees that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent and the Purchaser or as required or permitted by this Agreement or required by Applicable Law, the Company shall, and shall cause its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Applicable Law.

(b) Without limiting the generality of Section 7.2(a), subject to Applicable Law, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent or as required or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to maintain and preserve intact the current business organization, assets, properties and business of the Company and its Subsidiaries, maintain in effect all Authorizations of the Company and its Subsidiaries, keep available the services of the present employees and agents of the Company and its Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Company and its Subsidiaries and, except with the prior written consent of the Parent, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)	make any change in its Organizational Documents;

(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

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(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Company Common Shares or any other shares of the Company or its Subsidiaries;

(iv)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company and its Subsidiaries, except for the issuance of Company Common Shares (A) issuable upon the exercise of the currently outstanding Company Options or (B) pursuant to outstanding Company Warrants;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Company or its Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or its Subsidiaries;

(viii)	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Company or its Subsidiaries or any interest in any assets of the Company or its Subsidiaries, other than the sale of inventory in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course in accordance with the 2021 fiscal year budget Made Available to Parent;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

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(xi)	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or its Subsidiaries becomes liable in accordance with the any of the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind;

(xiv)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees;

(xv)	make any change in the Company’s or its Subsidiaries’ methods of accounting (except as required by IFRS);

(xvi)	make any Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any Company Employee, director or executive officer of the Company or its Subsidiaries or change the benefits payable under any existing severance or termination pay policies with any Company Employee, director or executive officer of the Company or its Subsidiaries;

(xviii)	except as required by Applicable Law: (A) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Company Employee who was not employed by the Company or its Subsidiaries on the date of this Agreement); (B) pay any benefit to any director or officer of the Company or its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or its Subsidiaries or to any Company Employee; (D) make any material determination under any Employee Plan; or (E) take or propose any action to effect any of the foregoing;

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(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any Proceedings or governmental investigations;

(xxi)	amend, modify, terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the Execution Date;

(xxii)	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or its Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)	in respect of any assets of the Company or its Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) Authorization or (ii) right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xxiv)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(xxv)	enter into or amend any Contract with any broker, finder or investment banker (excluding for greater certainty such agreement noted in Section 4.1(q) of the Company Disclosure Statement); or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.3 Covenants of the Company in Connection with the Transaction

The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Parent and the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a) carry out this Agreement in accordance with and subject to the terms hereof, and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

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(b) use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Parent and the Purchaser, and without paying, and without committing itself or the Parent or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent and the Purchaser;

(c) use reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company relating to the Amalgamation;

(d) use reasonable best efforts to, on prior written approval of the Parent and the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

(e) not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(f) use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use its reasonable best efforts to obtain and maintain all Regulatory Approvals;

(g) use all commercially reasonable efforts to cooperate with the Parent and the Purchaser in connection with obtaining any Regulatory Approvals including providing the Parent and the Purchaser with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority;

(h) concurrently with the Closing, use its reasonable best efforts to cause each of shareholders set forth on Schedule 7.3(h) to execute a lock-up agreement substantially in the form attached hereto as Schedule “D” (the “Lock-Up Agreements”);

(i) solicit proxies to be voted at the Company Meeting in favor of the matters to be considered at such meeting, including the Amalgamation Resolution and against any resolution submitted by any Person that is inconsistent with such resolution and the completion of the Transaction;

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(j) promptly notify the Parent and the Purchaser in writing of:

(i)	any Material Adverse Effect with respect to the Company or its Subsidiaries (taken as a whole) or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries (taken as a whole);

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or its Subsidiaries as a result of this Agreement or the Amalgamation;

(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(v)	any filing, actions, suits, claims, investigations or Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its assets or properties;

(k) conduct itself, in all material respects, subject to Applicable Law, so as to keep the Parent and the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business; and

(l) use reasonable best efforts to provide (and use reasonable best efforts to cause its Representatives to provide) Parent with all cooperation requested by Parent that is customary to assist it in connection with the consummation of any equity or convertible or exchangeable security financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries).

7.4 Covenants of the Parent and the Purchaser Regarding the Conduct of Business

(a) The Parent and the Purchaser covenant and agree that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, conduct their business in the Ordinary Course and in accordance with Applicable Law.

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(b) Without limiting the generality of Section 7.4(a), subject to Applicable Law, the Parent and the Purchaser covenant and agree that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries, maintain in effect all material Authorizations of the Parent, HoldCo, the Purchaser and their respective Subsidiaries, keep available the services of the present employees and agents of the Parent, HoldCo, the Purchaser and their respective Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Parent, HoldCo, the Purchaser and their respective Subsidiaries and, except as set forth in Section 7.4(b) of the Parent Disclosure Statement or with the prior written consent of the Company, the Parent and the Purchaser shall not, directly or indirectly, and shall cause their respective Subsidiaries not to:

(i)	make any change in its Organizational Documents, other than the Parent Charter Amendment;

(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Parent Common Stock or any other shares of the Parent, HoldCo, the Purchaser and their respective Subsidiaries;

(iv)	except in connection with an equity or convertible or exchangeable security financing, issue, grant, deliver, sell, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, except for the issuance of Parent Capital Stock (A) issuable upon the exercise of the currently outstanding Parent Options, or (B) pursuant to outstanding Parent Warrants;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Parent, HoldCo, the Purchaser or their respective Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

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(viii)	sell, lease, dispose of, surrender, lose the right to use, license or otherwise dispose of or transfer any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or any interest in any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, other than in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(xi)	prepay any long-term indebtedness before its scheduled maturity;

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any change in the Parent’s or its Subsidiaries’ methods of accounting (except as required by U.S. GAAP);

(xiv)	make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xv)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xvi)	amend or modify or terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the Execution Date;

(xvii)	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Parent, HoldCo, the Purchaser or their respective Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

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(xviii)	in respect of any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) Authorization or (ii) right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xix)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations; or

(xx)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.5 Covenants of the Parent and the Purchaser in Connection with the Transaction

Each of the Parent and the Purchaser shall use commercially reasonable efforts to perform, and shall cause their respective Subsidiaries to perform, all obligations required or desirable to be performed by each of the Parent and the Purchaser or any of their respective Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be reasonably necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Parent and the Purchaser shall and, where appropriate, shall cause each of their respective Subsidiaries to:

(a) carry out in accordance with and subject to the terms of this Agreement and comply promptly as practicable with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

(b) use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Company, and without paying, and without committing itself or the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

(c) use all commercially reasonable efforts to effect all reasonably necessary registrations, filings and submissions of information required by Governmental Authorities from each of the Parent and the Purchaser relating to the Amalgamation;

(d) prepare and submit the NASDAQ Listing Application and use commercially reasonably efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time;

(e) use all commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

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(f) use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g) not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(h) use all commercially reasonable efforts to cooperate with the Company in connection with obtaining any Regulatory Approvals including providing the Company with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority (provided that, notwithstanding anything to the contrary set forth in this Agreement, each of the Parent and the Purchaser are under no obligation to take any steps or actions that would, in their sole discretion, affect the Parent or the Purchaser’s right to own, use or exploit its business, operations or assets or those of the Company);

(i) solicit proxies to be voted at the Parent Meeting in favor of the matters to be considered at such meeting and against any resolution submitted by any Person that is inconsistent with the completion of the Transaction;

(j) promptly notify the Company of:

(i)	any Material Adverse Effect with respect to the Parent or the Purchaser (taken as a whole) or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Parent or the Purchaser (taken as a whole);

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Parent, HoldCo, the Purchaser or any of their Subsidiaries as a result of this Agreement or the Amalgamation;

(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Parent or the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); or

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(v)	any filing, actions, suits, claims, investigations or Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its assets or properties; and

(k) conduct itself, in all material respects, subject to Applicable Law, so as to keep the Company fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.6 Investment Canada Act

The Parent will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the Effective Date.

7.7 Directors and Officers of the Parent

The Parent will take all actions necessary to cause the number of directors of the Parent to be a minimum of seven (7), of which two (2) director shall be a designee of the Company and the remaining five (5) of which shall be designated by the Parent. The composition of the board of directors of the Parent shall satisfy all NASDAQ and SEC requirements. At closing of the Transaction, unless otherwise agreed to by the Parties, the board of directors of the Parent shall be comprised of the following individuals.

(a)	Dave Johnson, Executive Chairman and Chairman of the Board
(b)	Dr. Doug Lind, MD
(c)	Dr. Marcus Schabacker, MD, PhD
(d)	Mr. George Kegler
(e)	Mr. Sol Myer
(f)	Dr. Joseph Tucker (Company Nominee)
(g)	Brad Thompson (Company Nominee)

In addition to the foregoing, upon closing of the Transaction, Dr. Joseph Tucker shall be appointed as Chief Executive Officer of the Parent; Dr. Jillian Hagel shall be appointed as Chief Technical Officer of the Parent; Dr. Peter Facchini shall be appointed as Chief Scientific Officer of the Parent; and all other executive officers of the Parent shall remain in their respective positions. The Parent (and, if applicable, any Subsidiary thereof) shall each enter into an employment agreement with the individuals set forth in the immediately prior sentence pursuant to which such persons shall serve in their respective capacities, such employment agreements to be in the forms substantially set forth herein as Schedule “C”.

7.8 Actions to Satisfy Conditions

(a) The Company shall, and shall cause its Subsidiaries to, take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favor of the Parent as set forth in this Agreement.

(b) The Parent shall, and shall cause its Subsidiaries (including the Purchaser), to take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favor of the Company as set forth in this Agreement.

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7.9 Notice and Cure Provisions

(a) Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(ii)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(b) Notification provided under this Section 7.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c) The Parent and the Purchaser may not elect to exercise their right to terminate this Agreement pursuant to Section 9.2 and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2, unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the End Date, the Terminating Party may not exercise such termination right until the earlier of (a) the End Date, and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting or the Parent Meeting, if necessary, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting, and the Parent shall postpone or adjourn the Parent Meeting, if necessary, to the earlier of (a) five (5) Business Days prior to the End Date and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party.

7.10 Access to Information; Confidentiality

(a) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws, each Party will, and will direct its respective Subsidiaries, its Affiliates and its and its Representatives, as applicable, to:

(i)	give the other Party and their respective Representatives reasonable access to the offices, properties, books and records of such Party; and

(ii)	furnish to the other Party and their Representatives such financial and operating data and other information as such Person may reasonably request.

(b) Any investigation pursuant to this Section 7.10 will be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other Party or any Affiliate thereof, as the case may be.

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(c) The Parties acknowledge and agree that information and access furnished pursuant to this Section 7.10 shall be subject to all applicable antitrust and competition laws and the terms and conditions of the Confidentiality Agreement, which shall continue to apply in full force and effect notwithstanding the execution of this Agreement by the Parties or the announcement of this Agreement.

7.11 Insurance and Indemnity Agreements.

Prior to the Closing Date, the Company shall purchase, at the Company’s sole expense, the insurance policy set forth in Section 7.11 of the Company Disclosure Statement and a customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date and Purchaser and Parent agree to not take or permit any action to be taken by or on behalf of Company (including Amalco as successor thereto) following the Closing Date to terminate or adversely affect such directors’ and officers’ insurance.

Purchaser and Parent agree that, after the Effective Time, Purchaser and Parent and their successors (including Amalco) will not take any action to terminate or materially adversely affect, and will fulfill its obligations pursuant to, indemnities provided or available to or in favor of past and present officers and directors of Company pursuant to the provisions of the articles, by-laws or other constating documents of the Company, applicable corporate legislation and any written indemnity agreements (and each of them), which have been entered into between the Company and its past or current officers or directors effective on or prior to the date hereof.

7.12 Proxy Statement/Prospectus

(a) As promptly as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Parent relating to the meeting of the Parent Stockholders and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Capital Stock (and, with respect to the Company Stock Option Plan that is assumed, a newly filed Registration Statement on Form S-8, as applicable), of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and the Company shall, or shall cause its Affiliates to, prepare and file with the SEC all other documents to be filed by the Parent with the SEC in connection with the Amalgamation and the other transactions contemplated hereby (the “Other Filings”) as required by the 1933 Act or the U.S. Exchange Act. The Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. The Parent and the Company shall also use their reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all applicable Securities Laws or “blue sky” notice requirements in connection with the Amalgamation and to consummate the other transactions contemplated hereby.

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(b) The Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the Parent Stockholders, at the time of the Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company and its Subsidiaries to the Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by the Company or its Subsidiaries specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent Stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.15. If any event relating to the Parent or the Company occurs, or if the Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then the Parent or the Company, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent Stockholders.

(c) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts cooperate with the Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company and its Subsidiaries that is required by Applicable Law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from the Parent to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company and its Subsidiaries to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.13 Company Circular

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Company Circular together with any other documents required by Applicable Laws in connection with the Company Meeting and cause the Company Circular and such other documents to be mailed to the Company Shareholders and such other Persons as required by Applicable Laws and filed with applicable securities regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed and convene and conduct the Company Meeting at which Company Meeting the Amalgamation Resolution shall be submitted to the Company Shareholders entitled to vote upon such resolution for approval.

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(b) The Company covenants and agrees that the Company Circular will not, at the date of the Company Circular contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent covenants and agrees that the information provided by the Parent and its Subsidiaries (including the Purchaser) to the Company for inclusion in the Company Circular (including the Purchaser Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Company Circular based on information furnished in writing by the Parent, its Subsidiaries or its Representatives specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Company Circular to comply with the applicable Canadian Securities Laws and the BCBCA. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.13. If any event relating to the Company or the Parent occurs, or if the Company or the Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Company Circular, then the Company or the Parent, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement and, if appropriate or required under Applicable Law, in mailing such amendment or supplement to the Company Shareholders.

(c) The Parent and the Purchaser shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts cooperate with the Company and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Company and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Parent, HoldCo, the Purchaser and their Subsidiaries that is required by Applicable Law to be included in the Company Circular or reasonably requested from the Parent to be included in the Company Circular The information provided by the Parent, HoldCo, the Purchaser and their Subsidiaries to be included in the Company Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.14 Conversion of Holdco to ULC

Notwithstanding anything to the contrary in this Agreement, on or before the Closing Date, the Parent shall cause Holdco to become an unlimited liability company pursuant to, and in accordance with, the provisions of the BCBCA and shall cause Holdco to make all required filings with the Registrar to effect the same.

Article 8
CONDITIONS

8.1 Mutual Conditions Precedent

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

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(b) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation will be in effect, nor will any Proceeding brought by any administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal.

(d) Regulatory Approvals. Each required Regulatory Approval has been made, given or obtained and each such Regulatory Approval is in force and has not been modified. Any waiting period applicable to the consummation of the Amalgamation under any Regulatory Approval will have expired or been terminated.

(e) NASDAQ Listing Application. The NASDAQ Listing Application shall have been approved, if such approval is required to maintain such listing following the consummation of the Amalgamation.

(f) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order.

8.2 Additional Conditions Precedent to the Obligations of the Parent and the Purchaser

The Purchaser is not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article 4 qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date).

(b) Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Company that has not been disclosed by the Company prior to the Execution Date.

(d) Certificate. The Company shall have delivered a certificate signed by an executive officer of the Company (without personal liability), in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.2(a) – (c) have been satisfied in all respects.

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(e) Fairness Opinion. The Company shall have delivered to the Parent a fairness opinion for the Transactions, in form and substance reasonably satisfactory to the Parent.

(f) Financial Statements. The Company shall have delivered audited financial statements for fiscal year 2020 and year-to-date 2021 in accordance with U.S. GAAP to the Parent as required by the SEC rules, as well as any other financial statements as may be required by the rules and regulations of the 1933 Act and the U.S. Exchange Act.

(g) No Legal Action. There is no Proceeding (whether, for greater certainty, by a Governmental Authority or any other Person), excluding any Proceeding initiated by the Parent or the Purchaser, pending or threatened in any jurisdiction to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Common Shares, including the right to vote the Company Common Shares;

(ii)	prohibit, restrict or impose terms or conditions on, the Amalgamation, or the ownership or operation by the Parent and the Purchaser of the business or assets of the Parent, HoldCo, the Purchaser, the Company or their respective Subsidiaries, or compel the Parent or the Purchaser to dispose of or hold separate any of the business or assets of the Parent, HoldCo, the Purchaser, the Company or their respective Subsidiaries as a result of the Amalgamation; or

(iii)	prevent or materially delay the consummation of the Amalgamation, or if the Amalgamation were to be consummated, have a Material Adverse Effect with respect to the Company or its Subsidiaries.

(h) Officer’s Certificate. The Parent shall have received a certificate in form and substance reasonably satisfactory to the Parent executed by an officer of the Company (without personal liability) certifying as to (i) an attached copy of each of the Amalgamation Resolution and the Company Board Approval and stating neither the Amalgamation Resolution nor the Company Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Company and its Subsidiaries.

(i) Certified Company Securityholder Lists. An officer of the Company will have executed and delivered to Parent at least two (2) Business Days prior to the Closing Date a certificate in a form and substance reasonably satisfactory to the Parent which sets forth (i) a true and complete list of the Company Securityholders immediately prior to the Effective Time and the number and type of Company Common Shares, Company Options, Company SARs or Company Warrants owned by each such Company Securityholder and (ii) each Company Securityholder’s pro rata share of the Consideration.

(j) Certificate of Good Standing. The Company shall have provided the Parent a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation of the Company and its Subsidiaries.

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(k) Consents. Evidence in form and substance reasonably satisfactory to the Parent that (i) the Company shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Company shall have obtained all consents, waivers and approvals set forth on Schedule 8.2(l) hereof in a form and substance reasonably satisfactory to the Parent and copies thereof shall have been delivered to the Parent.

(l) Net Cash. Immediately prior to the Effective Time, the Company shall have unencumbered, unrestricted cash on hand of at least C$4,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the Transaction.

(m) Option Plan Amendment. Evidence reasonably satisfactory to the Parent of the amendment to the Company Option Plan described in Section 2.5(a).

8.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Amalgamation unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date), and the Parent has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(b) Performance of Covenants. Each of the Parent and the Purchaser has fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(c) Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the Execution Date.

(d) Certificate. The Parent shall have delivered a certificate signed by an executive officer of the Parent (without personal liability), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.3(a) – (c) have been satisfied in all respects.

(e) Fairness Opinion. The Parent shall have delivered to the Company a fairness opinion for the Transactions, in form and substance reasonably satisfactory to the Company.

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(f) Consents. Evidence in form and substance reasonably satisfactory to the Company that (i) the Parent shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Parent shall have obtained all consents, waivers and approvals set forth on Schedule 8.3(f) hereof in a form and substance reasonably satisfactory to the Parent and copies thereof shall have been delivered to the Parent.

(g) Officer’s Certificate. The Company shall have received a certificate executed by an officer of the Parent (without personal liability) certifying as to (i) an attached copy of each of the Parent Stockholder Approval Resolution and the Parent Board Approval and stating neither the Parent Stockholder Approval Resolution nor the Parent Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Parent executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Parent and the Purchaser.

(h) Certificate of Good Standing. The Parent and the Purchaser shall have provided the Company a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation or formation of the Parent and the Purchaser.

(i) Closing Cash. Immediately prior to the Effective Time, the Parent shall have unencumbered, unrestricted cash on hand of at least $15,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the Transaction.

(j) Form 8-K. Parent shall have prepared a Form 8-K as required by the SEC rules and regulations, in a form and substance reasonably satisfactory to the Company.

(k) Directors and Officers. The Parent shall have provided the Company evidence satisfactory to the Company, acting reasonably, that the appointments and elections contemplated by Section 7.7 will become effective as of the Closing.

8.4 Satisfaction of Conditions

The conditions precedent set out in this Article 8 are inserted for the benefit of the respective Parties. Any Party may refuse to proceed with the Closing if the conditions precedent inserted for its benefit are not fulfilled to its reasonable satisfaction at or prior to the Closing, and it will incur no liability to any other Party by reason of such refusal.

8.5 Right of Waiver

The conditions precedent set out in this Article 8 may be waived in whole or in part by the Party for whose benefit they are inserted, in such Party’s absolute discretion. No such waiver will be of any effect unless it is in writing signed by the Party granting the waiver or if such Party determines to proceed with the Closing.

Article 9
TERM AND TERMINATION

9.1 Term

This Agreement shall be effective from the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

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9.2 Termination

(a) This Agreement may be terminated prior to the Effective Time by:

(i)	the mutual written agreement of the Parties; or

(ii)	either the Company or the Purchaser if:

	(A)	the Parent Stockholder Approval Resolution is not approved by the requisite vote at the Parent Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(A) if the failure to obtain the Parent Stockholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

	(B)	the Amalgamation Resolution is not approved by the necessary Company Securityholders at the Company Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(B) if the failure to obtain the approval of the necessary Company Securityholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

	(C)	after the date of this Agreement, any Applicable Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Amalgamation, and such Applicable Law has, if applicable, become final and non-appealable;

	(D)	if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 9.2(a)(ii)(D) shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

	(E)	the Effective Time does not occur on or prior to the End Date, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(E) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement, provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either of Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days by providing written notice to the other party;

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(iii)	the Company if:

	(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Company is not then in breach of this Agreement so as to cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied;

	(B)	the Company wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)), in compliance with Section 6.1 and provided that no termination under this Section 9.2(a)(iii)(B) shall be effective unless and until the Company shall have paid to the Purchaser the Termination Fee required to be paid pursuant to Section 10.1(a);

	(C)	(1) the Parent Board or any committee of the Parent Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Parent Board Approval, or publicly proposes or states its intention to do so (a “Parent Change in Recommendation”) (2) the Parent Board or a committee thereof shall have approved or recommended any Acquisition Proposal or authorized the Parent to enter into binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)); or (3) the Parent breaches Article 6 in any material respect, provided, however, no termination pursuant to this Section 9.2(a)(iii)(C) shall be effective unless and until the Company shall have paid to the Purchaser the Termination Fee required to be paid pursuant to Section 10.1; or

	(D)	there has occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the Execution Date;

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(iv)	the Parent (on its own behalf and on behalf of the Purchaser) if:

	(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Parent is not then in breach of this Agreement so as to cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied;

	(B)	the Parent wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)), subject to compliance with Section 6.1 and provided that no termination under this Section 9.2(a)(iv)(B) shall be effective unless and until the Parent shall have paid to the Company the Termination Fee required to be paid pursuant to Section 10.1(b);

	(C)	(1) the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Company Board Approval, or publicly proposes or states its intention to do so (a “Company Change in Recommendation”) (2) the Company Board or a committee thereof shall have approved or recommended any Acquisition Proposal or authorized the Company to enter into binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)); or (3) the Company breaches Article 6 in any material respect; provided, however, no termination pursuant to this Section 9.2(a)(iv)(C) shall be effective unless and until the Parent shall have paid to the Company the Termination Fee required to be paid pursuant to Section 10.1; or

	(D)	there has occurred a Material Adverse Effect with respect to the Company that has not been publicly disclosed by the Company prior to the Execution Date.

(b) The Party desiring to terminate this Agreement pursuant to this Section 9.2 shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

9.3 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except (a) as set forth in Section 11.6, (b) Article 10, and (c) provided further that no Party shall be relieved of any liability for any fraud or willful breach by it of this Agreement. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Section 9.3, Article 10, Article 11 (other than Section 11.6) and the defined terms used in such Section and Article set forth or referenced in Section 1.1 hereof, survive termination of this Agreement in accordance with their respective terms.

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Article 10

TERMINATION AMOUNTS AND OTHER ARRANGEMENTS

10.1 Termination Fee

(a) The Company shall pay to Parent and Parent shall be entitled to the Termination Fee (on its own behalf and on behalf of the Purchaser) upon the occurrence of any of the following events (each a “Parent Termination Payment Event”) which shall be paid by Company within the time specified in respect of each such Parent Termination Payment Event:

(i)	by the Parent pursuant to Section 9.2(a)(iv)(C) [Company Change in Recommendation, Agreement with Respect to an Acquisition Proposal or Breach of Non-Solicit]; or

(ii)	by the Company pursuant to Section 9.2(a)(iii)(B) [Superior Proposal];

provided that the Termination Fee shall not be payable pursuant to this Section 10.1(a) if Parent or Purchaser are then in breach of any of their respective representations and warranties or any of their covenants or agreements under this Agreement.

(b) If a Parent Termination Payment Event occurs, the Company shall pay the Termination Fee to the Parent, or as the Parent may direct, as liquidated damages in consideration for the loss of the Parent’s and Purchaser’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(iii)	if the Termination Fee is payable pursuant to Section 10.1(a)(i), the Termination Fee shall be payable within three (3) Business Days following such termination; or

(iv)	if the Termination Fee is payable pursuant to Section 10.1(a)(ii), the Termination Fee shall be payable concurrently with the execution of the definitive agreement with respect to the Superior Proposal referred to in Section 9.2(a)(iii)(B);

(c) Parent shall pay to the Company and Company shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “Company Termination Fee Event”) which shall be paid by Parent within the time specified in respect of each such Company Termination Payment Event:

(v)	by the Company pursuant to Section 9.2(a)(iii)(C) [Parent Change in Recommendation, Agreement with Respect to an Acquisition Proposal or Breach of Non-Solicit]; or

(vi)	by the Parent pursuant to Section 9.2(a)(iv)(B) [Superior Proposal];

provided that the Termination Fee shall not be payable pursuant to this Section 10.1(c) if Company is then in breach of any of its representations and warranties or any of its covenants or agreements under this Agreement.

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(d) If a Parent Termination Payment Event occurs, the Company shall pay the Termination Fee to the Parent, or as the Parent may direct, as liquidated damages in consideration for the loss of the Parent’s and Purchaser’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(vii)	if the Termination Fee is payable pursuant to Section 10.1(c)(i), the Termination Fee shall be payable within three (3) Business Days following such termination; or

(viii)	if the Parent Termination Payment is payable pursuant to Section 10.1(c)(ii), the Termination Fee shall be payable concurrently with the execution of the definitive agreement with respect to the Superior Proposal referred to in Section 9.2(a)(iv)(B);

(e) The Termination Fee shall be payable by a Party by wire transfer in immediately available funds to an account specified by the other Party. For greater certainty, in no event shall a Party be obligated to pay the Termination Fee on more than one occasion.

(f) Each of the Parties acknowledges that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 10.1 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and that such payments are intended to be proceeds for the disposition of the applicable Party’s rights under this Agreement. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to a Termination Fee is paid in full, such Party shall be precluded from any other remedy against the other Party under Applicable Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Other Party, its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or its Representatives in connection with this Agreement or the transactions contemplated hereby.

(g) Nothing in this Section 10.1 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of fraud or an intentional or wilful breach of this Agreement by such Party. Nothing in this Section 10.1 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of fraud or an intentional or wilful breach of this Agreement by such Party.

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Article 11
GENERAL PROVISIONS

11.1 Amendments

This Agreement and the Amalgamation may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Securityholders, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d) modify any mutual conditions contained in this Agreement.

11.2 Notices

Any notice, direction or other communication regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, or facsimile (but not by electronic mail) and addressed:

(a)	to Parent and the Purchaser at:

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Attention: David Johnson

Email: djohnson@enveric.com

with copies to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Rick Werner

E-Mail: Rick.Werner@haynesboone.com

Haynes and Boone, LLP

1050 17th Street

Suite 1800

Denver, CO 80265

Attention: Dan Malone

Email: Dan.Malone@haynesboone.com

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(b)	to the Company at:

MagicMed Industries Inc.

c/o 120-4838 Richard Rd SW

Calgary, Alberta T3E 6L1

Attention: Dr. Joseph Tucker

E-Mail: jtucker@magicmedindustries.com

with copies to:

Greenfield Law

120-4838 Richard Rd SW

Calgary, Alberta T3E 6L1

Attention: Mike Flach

E-Mail: michael@greenfields-law.com

Burnet, Duckworth & Palmer LLP

Suite 2400, 525-8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Syd S. Abougoush

E-Mail: sabougoush@bdplaw.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted, (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted, (iv) if sent by overnight courier, on the next Business Day, or (v) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

11.3 Further Assurances

Each Party will execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.4 Time of the Essence

Time is of the essence to this Agreement.

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11.5 Expenses

Each of the Parties shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein, including all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein.

11.6 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

11.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.8 No Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favor of, any Person, other than the Parties and no Person, other than the Parties to this Agreement, is entitled to rely on the provisions of this Agreement in any Proceeding or other forum.

11.9 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

11.10 Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

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11.11 Successors and Assigns

(a) This Agreement becomes effective only when executed by the Company, the Parent and the Purchaser. After that time, it will be binding upon and inure to the benefit of the Company, the Parent and the Purchaser and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

11.12 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.13 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of competent jurisdiction of the Province of British Columbia in any Proceeding hereunder, and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.

11.14 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

11.15 Electronic Execution

Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

11.16 Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

11.17 No Liability

No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF the Parties have executed this Amalgamation Agreement as of the date first written above.

ENVERIC BIOSCIENCES, INC.

By:	/s/ David Johnson
Title:	Chief Executive Officer

Print Name:	David Johnson

1306432 B.C. LTD.

By:	/s/ David Johnson
Title:	President

Print Name:	David Johnson

1306436 B.C. LTD.

By:	/s/ David Johnson
Title:	President

Print Name:	David Johnson

MAGICMED INDUSTRIES INC.

By:	/s/ Joseph Tucker
Title:	Chief Executive Officer

Print Name:	Joseph Tucker

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Annex B-1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made as of this _____ day of May, 2021.

AMONG:

______________________________________________ (the “Shareholder”)

– and –

Enveric Biosciences, Inc., a corporation existing under the laws of the State of Delaware (the “Parent”)

– and –

1306436 B.C. LTD. , a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”)

WHEREAS the Shareholder is the registered and/or beneficial owner of that number of issued and outstanding common shares (the “Common Shares”) in the capital of MagicMed Industries Inc. (the “Company”), a corporation existing under the laws of the Province of British Columbia, set forth on Schedule “A” attached to this Agreement;

AND WHEREAS the Shareholder is the holder of that number of securities to purchase Common Shares (the “Securities”) set forth on Schedule “A” attached to this Agreement;

AND WHEREAS the Parent, 1306432 B.C. Ltd. (“HoldCo”), the Purchaser and the Company have entered into an amalgamation agreement concurrently with the entering into of this Agreement (the “Amalgamation Agreement”) and propose, subject to the terms and conditions of the Amalgamation Agreement, to consummate an amalgamation as set forth in the Amalgamation Agreement (the “Amalgamation”);

AND WHEREAS the Shareholder acknowledges that the Parent, HoldCo and the Purchaser would not enter into the Amalgamation Agreement but for the execution and delivery of this Agreement by the Shareholder;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

Section 1.1	Definitions

All terms used in this Agreement that are not defined herein and that are defined in the Amalgamation Agreement shall have the respective meanings ascribed to them in the Amalgamation Agreement. For the purposes of this Agreement:

“Subject Shares” means that number of Common Shares set forth on Schedule “A” to this Agreement, being all of the Common Shares owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly, and shall further include any Common Shares issued upon the exercise by the Shareholder of Securities, and any Common Shares otherwise acquired by the Shareholder after the date hereof.

B-1-1

“Subject Securities” means, the Subject Shares and that number of Securities set forth on Schedule “A” attached to this Agreement, being all of the securities owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction.

Article 2
COVENANTS

Section 2.1	General Covenants of the Shareholder

The Shareholder hereby covenants and agrees in favour of the Parent and the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)	at any meeting of shareholders of the Company called to vote upon the Amalgamation Agreement or the transactions contemplated by the Amalgamation Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Amalgamation Agreement or the transactions contemplated by the Amalgamation Agreement is sought, the Shareholder shall cause its Subject Securities that have the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities that have the right to vote at such meeting in favour of the approval of the Amalgamation, any other transactions contemplated in the Amalgamation Agreement and any other matter necessary for the consummation of the Amalgamation. If the Shareholder is the beneficial owner, but not the registered holder, of any of its Subject Securities, the Shareholder agrees to take all actions necessary to cause the registered holder and any nominees to vote all of its Subject Securities that have the right to vote at such meeting in accordance with this Section 2.1(a);

(b)	at any meeting of securityholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the holders of Subject Securities is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Securities that have the right to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities that have the right to vote in respect of such matter against (i) any Acquisition Proposal for the Company, (ii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Amalgamation Agreement or of the Shareholder under this Agreement, and/or (iii) any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Amalgamation or any of the transactions contemplated by the Amalgamation Agreement. If the Shareholder is the beneficial owner, but not the registered holder, of any of its Subject Securities, the Shareholder agrees to take all actions necessary to cause the registered holder and any nominees to vote all of its Subject Securities in accordance with this Section 2.1(b);

(c)	subject to section 5.1, the Shareholder agrees not to, directly or indirectly:

(i)	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company;

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(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parent, the Purchaser and their respective Affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company; or

(iii)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Company,

(d)	subject to section 5.1, the Shareholder shall promptly notify the Purchaser, at first orally, and then as soon as practicable and in any event within one (1) business day, if the Shareholder (i) receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal for the Company, or (ii) any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal for the Company, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any of its Subsidiaries. Such notice shall include a description of the material terms and conditions of any such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all Persons making the Acquisition Proposal (the “Offeror”), inquiry, proposal, offer or request, and shall attach copies of all written documents, material or substantive correspondence or other material received in respect of, from or on behalf of the Offeror.

(e)	the Shareholder shall not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Amalgamation Agreement;

(f)	the Shareholder shall, with respect to such matters as may reasonably be in the Shareholder’s power or control, cooperate with the Company, the Parent and the Purchaser, each acting reasonably, to successfully complete the Amalgamation and the other transactions contemplated by the Amalgamation Agreement and this Agreement and to oppose any of the matters listed in Section 2.1(b);

(g)	the Shareholder shall not exercise any rights of appraisal or rights of dissent provided under any Applicable Laws or otherwise in connection with the Amalgamation or the transactions contemplated by the Amalgamation Agreement that the Shareholder may have; and

(h)	no later than five (5) Business Days prior to the date of the Company Meeting: (i) with respect to any Subject Securities that are entitled to vote at the Company Meeting that are in registered form, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Company Circular and with a copy to the Purchaser concurrently with such delivery, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Amalgamation; and (ii) with respect to any Subject Securities that are entitled to vote at the Company Meeting and that are held beneficially, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Company Circular and with a copy to the Purchaser concurrently with such delivery, a duly executed voting instruction form to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Securities, instructing that the Shareholder’s Subject Securities be voted at the Company Meeting in favour of the Amalgamation. Such proxy or proxies shall name those individuals as may be designated by the Company in the Company Circular and such proxy or proxies or voting instructions shall not be revoked without the written consent of the Purchaser or upon termination of this Agreement. The Shareholder hereby agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy deposited by the Shareholder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have unless this Agreement is terminated in accordance with its terms.

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Section 2.2	Covenants of the Parent and the Purchaser

Each of the Parent and the Purchaser agree to comply with its obligations under the Amalgamation Agreement. Each of the Parent and the Purchaser hereby agree and confirm to the Shareholder that it shall take all steps required of it to consummate the Amalgamation and cause the Consideration to be made available to exchange for the Subject Shares, in each case in accordance with and subject to the terms and conditions of the Amalgamation Agreement and the Amalgamation.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with each of the Parent and the Purchaser as follows, and acknowledges that the Parent and the Purchaser are relying upon such representations, warranties and covenants in entering into this Agreement and the Amalgamation Agreement:

(a)	Incorporation; Capacity; Authorization. Where the Shareholder is a corporation or other entity, it is a corporation or other entity duly incorporated, amalgamated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation as applicable, and has all requisite power, capacity and authority and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Shareholder is an individual, he or she has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his or her obligations hereunder.

(b)	Enforceable. This Agreement has been duly executed and delivered by the Shareholder, and constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	Ownership of Subject Securities. The Shareholder is the sole registered and/or beneficial owner of the Subject Securities. The Shareholder does not directly or indirectly control or direct, or own or have any registered or beneficial interest in, any other securities of the Company. The Shareholder or any Person named in Schedule “A” is and will be immediately prior to the Effective Time, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all Liens.

(d)	No Breach. Neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)	contravene, conflict with, or result in any violation or breach of, allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Shareholder is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under the certificate of incorporation, articles, by-laws or any other constating documents of the Shareholder, as applicable, or any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Subject Securities) may be bound;

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(ii)	require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Shareholder will undertake)) or permit, authorization, consent or approval of, any Governmental Authority or any other Person; or

(iii)	subject to compliance with any approval or Applicable Laws contemplated by the Amalgamation Agreement, contravene, conflict with or result in a violation or breach of any Applicable Laws;

in each case other than as would not be reasonably expected to have a materially adverse effect on the Shareholder’s ability to perform its obligations hereunder.

(e)	No Proceedings. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Shareholder, threatened against the Shareholder that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to perform its obligations hereunder. The Shareholder is not subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to perform its obligations hereunder.

(f)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Amalgamation Agreement.

(g)	Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities as contemplated herein. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(h)	Consents. Subject to compliance with any approval or Applicable Laws contemplated by the Amalgamation Agreement, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.

Section 3.2	Representations and Warranties of the Parent and the Purchaser

Each of the Parent and the Purchaser hereby represent and warrant and covenant to the Shareholder, acknowledging that the Shareholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Incorporation; Capacity; Authorization. Each of the Parent and the Purchaser is a corporation or other entity duly incorporated, amalgamated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation as applicable, and has all requisite power, capacity and authority and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder.

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(b)	Enforceable. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes a legal, valid and binding agreement of each of the Parent and the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	No Breach. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the consummation by each of the Parent and the Purchaser of the transactions contemplated hereby, and the compliance by each of the Parent and the Purchaser with any of the provisions hereof, will not constitute a violation of or default under, or conflict with, any restriction of any kind or any contract, commitment, agreement, understanding or arrangement to which it is a party or by which it is bound, other than as would not be reasonably expected to have a materially adverse effect on the Parent and the Purchaser’s ability to perform its respective obligations hereunder.

Article 4
TERMINATION

Section 4.1	Termination

This Agreement may be terminated:

(a)	at any time upon the written agreement of the Purchaser and the Shareholder;

(b)	by the Shareholder: (i) if any of the representations and warranties of the Parent and the Purchaser in this Agreement shall not be true and correct in all material respects; or (ii) if the Parent and the Purchaser shall not have complied with the covenants to the Shareholder contained in this Agreement; provided that the Shareholder has notified the Purchaser in writing of any of the foregoing events and the same has not been cured within 5 Business Days of the date such notice was received by the Purchaser; or

(c)	by the Purchaser if: (i) any of the representations and warranties of the Shareholder in this Agreement shall not be true and correct in all material respects; or (ii) the Shareholder shall not have complied with its covenants to the Parent and the Purchaser contained in this Agreement, provided that the Purchaser has notified the Shareholder in writing of any of the foregoing events and the same has not been cured within 5 Business Days of the date such notice was received by the Shareholder.

Section 4.2	Automatic Termination

This Agreement shall automatically terminate:

(a)	at the Effective Time; or

(b)	the date on which the Amalgamation Agreement is terminated in accordance with its terms (other than and excluding any termination pursuant to Section 9.2(a)(iii)(B) thereof).

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Section 4.3	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party and the Shareholder shall be entitled to withdraw any form of proxy, voting instruction form or power of attorney which it may have given with respect of the Subject Securities; provided that neither the termination of this Agreement nor anything contained in Article 4 will relieve any party from any liability for any breach by it of this Agreement prior to such termination.

Article 5
GENERAL

Section 5.1	Fiduciary Obligations

The Purchaser agrees and acknowledges that the Shareholder is bound hereunder solely in his or her capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers or principal shareholder in his or her capacity as a director or officer of the Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of the Company. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall prevent a Shareholder who is a member of the board of directors or an officer of the Company from engaging, in such Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries, in discussion or negotiations with a person in response to any bona fide Acquisition Proposal or Superior Proposal in accordance with the terms of the Amalgamation Agreement.

Section 5.2	Further Assurances

Each of the Shareholder, the Parent and the Purchaser will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.3	Disclosure

Each of the Shareholder, the Parent and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release or any Company Circular or any other documents required to be filed under Securities Laws relating to the Company Meeting or Parent Meeting and the filing of a copy thereof by the Company on SEDAR or Parent on EDGAR.

Except as set forth above or as required by Applicable Laws or by any Governmental Authority or in accordance with the requirements of any stock exchange, the Shareholder shall make no public announcement or statement with respect to this Agreement without the approval of the Parent, which shall not be unreasonably withheld or delayed. The Shareholder agrees to consult with the Parent prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Applicable Laws.

Section 5.4	Time of the Essence

Time is of the essence in this Agreement.

Section 5.5	Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)	Each party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

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Section 5.6	Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Amalgamation Agreement incorporated herein by reference, or that are for the benefit of a party pursuant to the Amalgamation Agreement, constitutes the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 5.7	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.8	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.9	Assignment

This Agreement becomes effective only when executed by the Shareholder, the Parent and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Shareholder, the Parent and the Purchaser and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any party without the prior written consent of the other parties.

Section 5.10	Survival

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 5.11	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	to the Parent and the Purchaser, addressed as follows:

Enveric Biosciences, Inc.
4851 Tamiami Trail N, Suite 200
Naples, FL 34103

Attention:	David Johnson
Email:	djohnson@enveric.com

with copies (which shall not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attention:	Rick Werner
E-Mail:	Rick.Werner@haynesboone.com

Haynes and Boone, LLP
1050 17th Street, Suite 1800
Denver, CO 80265
Attention:	Dan Malone
Email:	Dan.Malone@haynesboone.com

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(b)	to the Shareholder, as set forth on the signature page to this Agreement.

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by email, on the Business Day following the date of email. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 5.12	Specific Performance and other Equitable Rights

The parties agree that irreparable harm would occur, for which money damages would not be an adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to interlocutory, preliminary and permanent injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without the proof of actual damages and without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

Section 5.13	Expenses

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

ENVERIC BIOSCIENCES, INC.

By:
Authorized Signing Officer

1306436 B.C. LTD.

By:
Authorized Signing Officer

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(Print Name of Shareholder)

(Signature of Shareholder or Authorized Signatory)

(Place of Residency)

(Print Name and Title)

Address:

Telephone:
Email:

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Schedule “A”

Security	Number
Common Shares
Company Options
Company SARs
Company Warrants

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Annex B-2

Voting Agreement

This Voting Agreement (this “Agreement”) is made and entered into as of [_____], 2021, by and among MagicMed Industries Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”) and each of the undersigned Stockholders of the Parent (as defined below) (the “Stockholders”). The Company and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.       WHEREAS, concurrently with the execution of this Agreement, the Company, Enveric Biosciences, Inc., a corporation existing under the laws of the State of Delaware (“Parent”) 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a subsidiary of Parent, and 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a subsidiary of Parent (“Merger Sub”) are entering into an Amalgamation Agreement of even date herewith (the “Amalgamation Agreement”); providing for, among other things, the amalgamation (the “Amalgamation”) of Merger Sub and the Company pursuant to the terms and conditions of the Amalgamation Agreement;

B.       WHEREAS, as an inducement to enter into the Amalgamation Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Amalgamation Agreement, the Stockholders have agreed to enter into this Agreement; and

C.       WHEREAS, each Stockholder agrees to vote the shares of Parent Capital Stock (as defined in the Amalgamation Agreement) over which such Stockholder has voting power (the “Shares”) as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Agreement to Vote Shares.

(a)       From the date hereof until the Expiration Date (as defined below), at every meeting of the stockholders of Parent, and at every adjournment or postponement thereof, and on any action or approval by written consent of the stockholders of Parent, in each case, each Stockholder (in its capacity as a stockholder) shall appear at the meeting or otherwise cause such Stockholder’s Shares to be present for purposes of establishing a quorum and shall vote such Shares in favor of (1) the Amalgamation Agreement and the Amalgamation and the other transactions contemplated by the Amalgamation Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Amalgamation.

(b)       If a Stockholder is the beneficial owner, but not the record holder, of the Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of such Stockholder’s Shares in the manner provided in Section 1(a).

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2.       Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to the Company:

(a)       Such Stockholder has, or will have, full legal power, authority and right to vote or to direct the voting of all such Stockholder’s Shares then owned of record or beneficially by such Stockholder as described in this Agreement, without the consent or approval of, or any other action on the part of, any other person. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of such Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of such Stockholder’s Shares, deposited any of such Stockholder’s Shares in a voting trust, or entered into any arrangement or agreement with any person limiting or affecting his legal power, authority or right to vote such Stockholder’s Shares on any matter.

(b)       The execution and delivery of this Agreement and the performance by such Stockholder of the covenants and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

4.       Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Amalgamation Agreement is terminated in accordance with its terms; and (c) the termination of this Agreement by mutual written consent of the Parties. Nothing in this Section 4 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

5.       Miscellaneous Provisions.

(a)       Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by the Stockholders and the Company.

(b)       Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(c)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of the state and federal courts located in Delaware for any action, dispute or proceeding arising out of this Agreement.

(d)       Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. This Agreement and all the provisions hereof may not be assigned by any Stockholder or the Company without the prior written consent of the other party. The Stockholder is free to transfer its Shares, but any transferee of a Stockholder’s Shares must enter into a joinder to this Agreement (no joinder is required if such Shares are transferred in anonymous open market trading in ordinary brokerage transactions that are not pre-arranged or pre-solicited).

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(e)       No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(h)       Specific Performance; Injunctive Relief. Each Stockholder acknowledges that the Company may be irreparably harmed and that there may be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholders set forth in this Agreement. Therefore, each Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such breach, the Company shall have the right to seek specific performance, injunctive relief or any other remedies available to such party at law or in equity.

(i)       Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a):

If to the Company:

MagicMed Industries Inc.
c/o 120-4838 Richard Rd SW
Calgary, Alberta T3E 6L1Attention: Dr. Joseph Tucker
E-Mail: jtucker@magicmedindustries.com

with a copy (which shall not constitute notice) to:

Greenfield Law
120-4838 Richard Rd SW
Calgary, Alberta T3E 6L1
Attention: Mike Flach
E-Mail: michael@greenfields-law.com

Burnet, Duckworth & Palmer LLP
Suite 2400, 525-8th Ave SW
Calgary, Alberta T2P 1G1
Attention: Syd S. Abougoush
E-Mail: sabougoush@bdplaw.com

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If to a Stockholder:

As set forth on such Stockholders signature page

with a copy (which shall not constitute notice) to:

Enveric Biosciences, Inc.
4851 Tamiami Trail N, Suite 200
Naples, FL 34103
Attention: David Johnson
and a copy (which shall not constitute notice) to:

Haynes and Boone LLP
30 Rockefeller Plaza, 26th
New York, NY 10012
Attention: Rick Werner, Esq. and Dan Malone, Esq.
E-mail: rick.werner@haynesboone.com and
dan.malone@haynesboone.com

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 6(i). Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(j)       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(k)       Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signatures on the Following Pages]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

MagicMed Industries, Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

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STOCKHOLDER SIGNATURE

Signature block for individuals
Printed Name of Individual

Signature of Individual

Contact information for notice:

Signature block for entities:
Printed Name of Entity

By:

Name:
Title:

Contact information for notice:

[Signature Page to Support Agreement]

B-2-6

Annex C-1

Enveric Biosciences, Inc.

Lock-Up Agreement

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Amalgamation Agreement (the “Amalgamation Agreement”), by and among Enveric Biosciences, Inc., a corporation existing under the laws of the State of Delaware (“Parent”), 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia, 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of Parent, and MagicMed Industries Inc., a corporation existing under the laws of the Province of British Columbia (“Company”), dated as of [_____], 2021. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Amalgamation Agreement.

In connection with, and as an inducement to, the parties entering into the Amalgamation Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of the Parent, during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), the undersigned will not, except as otherwise provided in this Agreement: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired as a result of securities owned or held by the undersigned (including such securities deemed to be owned or held by the undersigned as set forth above) at the Effective Date (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; or (3) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the terms of the foregoing paragraph, the Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to one sixth (1/6) of the Securities at the Effective Time, (ii) with respect to each additional one sixth (1/6) of the Securities, on each of the following monthly anniversaries of the Effective Time, and (iii) with respect to the balance of the Securities, on the date that is the five (5) month anniversary of the Effective Time. The period during which the Lock-Up Restrictions apply to the Securities shall be deemed the “Lock-Up Period” with respect thereto.

The undersigned agrees that the Lock-Up Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities in violation of the Lock-Up Restrictions (during the Lock-Up Period) even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

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Notwithstanding the foregoing, the undersigned may transfer any of the Securities, whether or not during the Lock-Up Period (1) as a bona fide gift or gifts or charitable contribution(s), (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (3) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (A) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (B) as distributions of Securities to limited partners, limited liability company members, stockholders or trust beneficiaries of the undersigned or holders of similar equity interests in the undersigned, (4) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, (5) by will, other testamentary document or intestate succession, (6) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (7) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (6) or (8) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement; provided, in the case of clauses (1)–(7), that (A) such transfer shall not involve a disposition for value, (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement and (C) no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to: (1) the vesting, settlement, or cash exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time; provided that it shall apply to any of the Securities issued upon such exercise; or (2) the vesting, settlement, or cash exercise of warrants into Parent Common Stock or the conversion of any other security convertible into Parent Common Stock that are outstanding as of the Effective Time; provided, in each case, that it shall apply to any of the Securities issued upon such conversion or exercise. The undersigned agrees that, to the extent that the undersigned is a holder of any options or warrants to purchase shares of Parent Common Stock, that during the period commencing at the Effective Time and ending on the two (2) year anniversary thereof, the undersigned may only exercise such options and warrants for cash and will not seek to effect any “cashless exercise” or “net exercise” of such warrants and/or options (provided that nothing shall prevent the undersigned from paying the exercise price of options through a “same day sale” process in which the undersigned elects to sell through a broker a sufficient number of shares of Parent Common Stock issuable upon the exercise of such options to fund the exercise price of the options).

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Amalgamation Agreement is terminated pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent and the Company are entering into the Amalgamation Agreement in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

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Annex C-2

Enveric Biosciences, Inc.

Lock-Up/Leak-Out Agreement

This Lock-Up/Leak-Out Agreement (this “Agreement”) is executed in connection with the Amalgamation Agreement (the “Amalgamation Agreement”), by and among Enveric Biosciences, Inc., a corporation existing under the laws of the State of Delaware (“Parent”), 1306432 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia, 1306436 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia, and MagicMed Industries Inc., a corporation existing under the laws of the Province of British Columbia (“Company”), dated as of [_____], 2021. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Amalgamation Agreement.

In connection with, and as an inducement to, the parties entering into the Amalgamation Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of the Parent, during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; or (4) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the terms of the foregoing paragraph, the Lock-Up Restrictions shall automatically terminate and cease to be effective (i) with respect to twenty-eight (28) percent of the Securities, at the Effective time, (ii) with respect to fifty (50) percent of the Securities, on the date that is the eighteen (18) month anniversary of the Effective Time, (iii) with respect to seventy-five (75)) percent of the Securities, on the date that is the nineteen (19) month anniversary of the Effective Time, (iii) with respect to the balance of the Securities, on the date that is the twenty (20) month anniversary of the Effective Time. The period during which the Lock-Up Restrictions apply to the Securities shall be deemed the “Lock-Up Period” with respect thereto. In addition, beginning on the date that is the eighteen (18) month anniversary of the Effective Time and ending on the date that is the twenty-one (21) month anniversary of the Effective Time (the “Leak-Out Period”), the undersigned may dispose any Securities not subject to the Lock-Up Restrictions only in accordance with the volume limitations set forth in paragraph (e) of Rule 144 promulgated under the U.S. Securities Act of1933, as amended (even if the undersigned is not then subject to the requirements of paragraph (e) of such Rule 144 pursuant to the provisions of Rule 144) (“Leak Out Restrictions”); provided that with respect to any shares of Parent Common Stock issued upon the exercise of options and warrants, the Leak-Out Period shall be deemed to be the period commencing one-hundred and eighty (180) days after the Effective Time and ending on the date that is three-hundred and sixty (360) days after such date

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The undersigned agrees that the Lock-Up Restrictions and Leak-Out Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities in violation of the Lock-Up Restrictions (during the Lock-Up Period) or Leak-Out Restrictions (during the Leak-Out Period) even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

Notwithstanding the foregoing, the undersigned may transfer any of the Securities, whether or not during the Lock-Up Period (1) as a bona fide gift or gifts or charitable contribution(s), (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (3) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (A) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (B) as distributions of Securities to limited partners, limited liability company members, stockholders or trust beneficiaries of the undersigned or holders of similar equity interests in the undersigned, (4) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, (5) by will, other testamentary document or intestate succession, (6) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (7) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (6) or (8) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement; provided, in the case of clauses (1)–(7), that (A) such transfer shall not involve a disposition for value, (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement and (C) no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to: (1) the vesting, settlement, or cash exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time; provided that it shall apply to any of the Securities issued upon such exercise; or (2) the vesting, settlement, or cash exercise of warrants into Parent Common Stock or the conversion of any other security convertible into Parent Common Stock that are outstanding as of the Effective Time; provided, in each case, that it shall apply to any of the Securities issued upon such conversion or exercise. The undersigned agrees that, to the extent that the undersigned is a holder of any options or warrants to purchase shares of Parent Common Stock, that during the period commencing at the Effective Time and ending on the two (2) year anniversary thereof, the undersigned may only exercise such options and warrants for cash and will not seek to effect any “cashless exercise” or “net exercise” of such warrants and/or options (provided that during the Leak-Out Period nothing shall prevent the undersigned from paying the exercise price of options through a “same day sale” process in which the undersigned elects to sell through a broker a sufficient number of shares of Parent Common Stock issuable upon the exercise of such options to fund the exercise price of the options).

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Amalgamation Agreement is terminated prior to the Effective Time pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent and the Company are entering into the Amalgamation Agreement in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if
signing as custodian, trustee, or on behalf of an entity)

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Annex D

GEMINI
VALUATION SERVICES

1100 Glendon Ave, 905
Los Angeles, CA 90024

T: 310-696-4001
F: 310-696-4007

Strictly Confidential

The Board of Directors:

You have requested the opinion (the "Opinion") of Gemini Valuation Services, LLC ("GVS" and, for the avoidance of doubt, all references to pronouns such as "we" and "our"), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the "Shareholders") without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Enveric Biosciences, Inc. (the "Company" or "ENVB").

As per the draft "Amalgamation Agreement" dated May 19, 2021 between, ENVB, MagicMed Industries Inc., ("MagicMed" or the "Target"), a Corporation existing under the laws of the Province of British Columbia, and Merger Sub, a Florida Corporation, are contemplating a Merger ("Transaction") and:

Based on the overall Transaction structure, MagicMed shareholders are estimated to own 30.7% of the outstanding common stocks of ENVB (38.7% on a fully dilutive basis after adjusting for MagicMed warrants conversion to ENVB warrants and issuance of ENVB RSUs to certain MagicMed management team members).

Our Opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been

CONFIDENTIAL

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authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements of MagicMed; (ii) reviewed certain internal information relating to the business, assets, liabilities and prospects of the Target furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Target concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of the Target that we deemed relevant; (v) reviewed the draft Amalgamation Agreement, dated May 19, 2021; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or MagicMed, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of MagicMed and the Company for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

GEMINI VALUATION SERVICES

By: [signature]

Its: Managing Director

Date: 5/21/2021

CONFIDENTIAL

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